SECURITIES AND EXCHANGE COMMISSION

                          Washington D.C. 20549

                                FORM 11-K

              FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
                 AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     (Mark One)

        [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
            EXCHANGE ACT OF 1934

      For the fiscal year ended November 30, 1998

                                  OR

        [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
            EXCHANGE ACT OF 1934

      For the transition period from ___ to ___

      Commission File No. 1 - 6033

              A.  United Air Lines, Inc.
                  Pilots'Directed Account Retirement Income Plan
                  ----------------------------------------------
                  (Full title of the Plan)

                  United Air Lines, Inc.
                  ----------------------
                  (Employer sponsoring the Plan)


               B. UAL Corporation
                  ---------------
                  (Issuer of the shares held pursuant to the Plan)

                  1200 Algonquin Road, Elk Grove Township, Illinois Mailing Address: P.O. Box 66100, Chicago,Illinois 60666
                  --------------------------------------------------------
                  (Address of principal executive offices)





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


       To the Board of Directors
       of United Air Lines, Inc.:


       We have audited the accompanying statements of net assets available for plan benefits of the United
       Air Lines, Inc. Pilots' Directed Account Retirement
       Income Plan as of November 30, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements and supplementary schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and supplementary schedules based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan
       Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the United Air Lines, Inc. Pilots' Directed Account
       Retirement Income Plan as of November 30, 1998 and
       1997, and the changes in its net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

       Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule of reportable transactions or series of transactions and the supplemental schedule of plan assets are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for
       Reporting and Disclosure under the Employee
       Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.




                               ARTHUR ANDERSEN LLP


       Chicago, Illinois
       May 26, 1999







Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the United Air Lines, Inc. Pension and Welfare Plans
Administration Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.






                                       United Air Lines, Inc.
                                       Pilots' Directed Account
                                       Retirement Income Plan





Dated May 27, 1999                     By  /s/ Douglas A. Hacker
                                           ---------------------
                                           Douglas A. Hacker
                                           Member, United Air
                                           Lines, Inc. Pension
                                           and Welfare Plans
                                           Administration Committee



                     UNITED AIR LINES, INC.
                     ----------------------
         PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
         -----------------------------------------------
       STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
       ---------------------------------------------------
                         (In Thousands)



                                           November 30
                                    ---------------------
                                       1998        1997
                                    ---------------------
INVESTMENTS, at fair value

  Money Market Fund                 $ 463,277   $ 479,902

  UAL Stock Fund                      168,612     158,049

  Short-Term Securities Fund           94,435      90,689

  Diversified Bond Fund               110,935      98,057

  Government Bond Fund                 61,359      59,912

  Income/Value Equity Fund            161,333     184,543

  Growth Equity Fund                  364,349     281,629

  Small Cap Equity Fund               232,453     320,969

  International Equity Fund           126,292     133,590

  S & P 500 Index Fund                377,500     346,384

  Individual Brokerage Account        108,092      88,043
  Option

  Mutual Fund Option                   47,363      56,713

  Participant Loan Fund                23,593      19,129
                                    ---------   ---------

NET ASSETS AVAILABLE FOR PLAN      $2,339,593  $2,317,609
BENEFITS                            =========  ==========






       The accompanying notes to financial statements are an integral part of these statements.



                     UNITED AIR LINES, INC.
                     ----------------------
         PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
         -----------------------------------------------
   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
   --------------------------------------------------------------
                         (In Thousands)



                                        Year Ended November 30
                                     ----------------------------
                                         1998            1997
                                     ----------------------------
NET ASSETS AVAILABLE FOR PLAN
 BENEFITS,
 beginning of year                   $2,317,609        $2,142,484

CONTRIBUTIONS
  Employer                               10,430            10,223
  Employee                                3,645             2,136
                                     ----------        ----------

                                         14,075            12,359
                                     ----------        ----------
TRANSFERS BETWEEN FUNDS                    -                 -

RESULTS OF INVESTMENT ACTIVITY
  Dividends                              14,972            14,917
  Interest                               50,275            50,550
  Other income (expense), net             (487)                23
  Net appreciation
   in value of investments              140,176           301,254
                                     ----------        ----------

                                        204,936           366,744
                                     ----------        ----------

BENEFIT PAYMENTS                       (183,462)         (190,457)
                                     ----------        ----------

ADMINISTRATIVE EXPENSES                 (13,565)          (13,521)
                                     ----------        ----------


NET ASSETS AVAILABLE FOR PLAN
BENEFITS,
  end of year                        $2,339,593        $2,317,609
                                     ==========        ==========


       The accompanying notes to financial statements are an integral part of these statements.



                     UNITED AIR LINES, INC.
                     ----------------------
         PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
         -----------------------------------------------
                  NOTES TO FINANCIAL STATEMENTS
                  -----------------------------

1.   DESCRIPTION OF THE PLAN
     -----------------------
     This description is for general information purposes only.
     Participants should refer to their summary plan description for detailed benefit information.

     a. General and Plan Participants
        -----------------------------
        United Air Lines, Inc. ("United") established the Pilots' Variable Benefit Retirement Income Plan ("Variable Plan") in 1955 to provide retirement income and other benefits for the pilots of United. On September 1, 1982 the Variable Plan was amended and restructured, retroactive to February 1, 1981, and for active participants is now known as the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan (the "Directed Account Plan" or "Plan"). All active participants in the Variable Plan automatically became participants in the Directed Account Plan. Therefore, after these actions, the Variable Plan covered essentially only retired participants and the Directed Account Plan covered only active participants. The transition from the Variable Plan to the Directed Account Plan did not constitute a termination of the Variable Plan. The Plan is a defined contribution plan and is subject to the Employee Retirement Income Security Act of 1974, as amended.

        United pilots are eligible to become participants in the Plan on the first anniversary of their initial employment.

     b. Directed Account Plan Investment Options
        ----------------------------------------
        Participants are able to individually allocate their account balances among twelve different investment options. The investment funds consist of the Money Market Fund, the UAL Stock Fund, the Short-Term Government Securities Fund, the Intermediate/Long-Term Bond Fund, the Government Bond Fund, the Income/Value Equity Fund, the Growth Equity Fund, the Small Cap Equity Fund, the International Equity Fund, the S&P 500 Index Fund, the Individual Brokerage Account Option and the Mutual Fund Option. If a participant does not allocate his account balance among the investment funds, his balance will be invested in the Money Market Fund. Participants may reallocate their fund balances or change their future contribution allocation daily. Automatic daily reallocation is accomplished in three Balanced Funds that invest in the other investment funds in predetermined portions.

        Participants may invest in the UAL Stock Fund only through transfers from the Money Market Fund. Existing balances from Company contributions, 401(k) contributions, after-tax contributions, rollover contributions from qualified defined contribution plans and earnings from all money types may be invested in the UAL Stock Fund.


     c. Contributions and Vesting
        -------------------------
        United makes a contribution in an amount equivalent to 1%
        of a pilot's earnings to the Plan. Company contributions on behalf of a participant are allocated directly to each participant's account. Pilots may also elect to voluntarily contribute, in multiples of 1%, any percentage, up to 50% (subject to the 25% overall limit discussed below) of
        each paycheck received.   Pilots immediately vest in
        company and voluntary contributions. In 2000, the company contribution to the plan will increase from the current rate of 1% to 9%.

        Pilot pre-tax election deferrals to the Plan can be made, subject to a maximum of $9,500 in 1997 and $10,000 in 1998, on a pretax basis as permitted by Section 401(k) of the Internal Revenue Code. Lower limits may apply to certain highly compensated participants if the Plan does not pass certain nondiscrimination tests required by law. Based on expectations that no pilot would pass this test for the plan years ending November 30, 1998 and 1997, pre-tax and post-tax salary deferrals were prohibited for those years. During each calendar year a pilot's pre-tax election deferrals will be changed from a pretax basis to an after tax basis if the pilot elects and if the legal limit for pretax contributions is exceeded. Section 415 of the Internal Revenue Code limits the total amount of contributions from all qualified defined contribution retirement plans to the lesser of 25% of annual taxable earnings or $30,000.

        Contributions to the Plan include $3,646,097 and $2,135,432 for 1998 and 1997, respectively, which were transferred from other qualified plans as rollovers under Internal Revenue Code Section 402(c) and 408(d).

     d. Withdrawals
        -----------
        Withdrawals from the Plan may be made as follows, as applicable to the participant's eligibility, amount requested, and existing balances:

           Participants who have separated from service (for reasons other than death) may elect payment in the form of a lump sum, periodic distributions, irregular partial distributions, or through the purchase of an annuity. Taxable or taxable portions of distributions may also be directly rolled over into an IRA or qualified plan (with the exception of periodic distributions of 10 years or more duration).

           Withdrawals are normally made in the form of a fixed life annuity, if the participant is unmarried, or a 50% contingent annuity with the spouse as the contingent annuitant, if the participant is married. Spousal consent is required if the participant elects to take a distribution in the form of a lump sum payment, periodic distributions, irregular partial distributions, and other forms of annuities. Participants who have terminated employment are able to defer the distribution of the account until April 1 of the next calendar year after reaching age 70-1/2.

           Distributions of accounts due to the death of a participant may be taken by the participant's beneficiary in the form of a lump sum payment or through the purchase of an annuity. The participant's surviving spouse, if any, is automatically the beneficiary of half of the account, unless the spouse waives this right.
           In-service withdrawals for participants who are actively employed or are absent due to reasons of illness (other than grounded status), or approved leave of absence and maintain an employer-employee relationship with United Air Lines, Inc. are permitted as follows:
            - Discretionary withdrawals of post-tax contributions
              and earnings
            - Hardship withdrawals from 401(k) account, subject
              to restrictions described in the Plan
            - After reaching age 59-1/2, subject to certain
              requirements specified in the Plan, all or a portion of the participant's 401(k) account may be withdrawn
            - Upon reaching age 70-1/2, minimum distributions
              required under Internal Revenue Code
              401(a)(9) must be taken no later than April 1 following the calendar year that the participant has reached age 70-1/2. Effective January 1, 1997, active participants that have reached age
              70-1/2 may choose to defer distribution.

           If a participant's account has never exceeded $3,500, total distribution of the account will be made in a lump sum payment upon termination of employment or death.

           Generally, withdrawals are allocated pro-rata to the balances of each of the investment funds in the participant's account, according to a money-type
           hierarchy.   Distributions from the UAL Stock Fund,
           may be made in cash.

     e. Plan Termination Provisions
        ---------------------------
        If the Plan is terminated, all amounts credited to a participant's account at the time of termination shall be retained in the Trust and will be distributed in accordance with the normal distribution rules of the Plan.

     f. Trustee
        -------
        The Frank Russell Trust Company serves as Plan trustee.


2.   SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------
     a. Basis of Accounting
        -------------------
        The financial statements are presented on the accrual basis.

     b. Investments
        -----------
        Domestic investments are stated at fair value, generally, as determined by market prices quoted on U.S. securities exchanges. The fair value of foreign securities and foreign currency deposits is based on market prices quoted on foreign securities exchanges and this value is converted to U.S. dollars using the exchange rate in effect at plan year-end. Assets in the UAL Stock Fund are invested in UAL Corporation common stock and are valued at market prices quoted on the New York Stock Exchange ("NYSE"). Transfers into the UAL Stock Fund are made as of the close of the NYSE on a daily basis.

     c. Net Appreciation (Depreciation) in Value of Investments
        -------------------------------------------------------
        Net appreciation or depreciation in value of investments includes realized and unrealized gains and losses. Realized and unrealized gains and losses are calculated as the difference between fair value at December 1, or date of purchase if subsequent to December 1, and fair value at date of sale or the current year-end. The unrealized gain or loss on investments in the International Fund represents the difference between fair value at December 1, or date of purchase, and the fair value at the date of sale or the current year-end plus, where applicable, the change in the exchange rate between the U.S. dollar and the foreign currency in which the assets are denominated from December 1, or the date of purchase, to the date of sale or the current year-end.

     d. Plan Expenses
        -------------
        Management fees are paid to the trustee based upon investment fund balances. Brokerage and other investment fees are included in the cost of the related security.
        United performs certain administrative functions for the Plan without charge.

     e. Participant Loans
        -----------------
        Effective April 1, 1997, the Pilots' Directed Account Retirement Income Plan was amended to allow participants to obtain loans from the total vested balance of their account. Participants may borrow up to fifty percent of their total vested account balance, not to exceed $50,000. The minimum that may be borrowed is $1,000. Loans will be funded by charging the participant's interest in the Money Market Fund. No loan will be funded from any investment fund other than the Money Market Fund and applications which designate an amount which cannot be fully funded from this fund will be denied. Generally, loan repayments will be made through payroll deductions on an after-tax basis for the term of the loan, which is a minimum of six months to a maximum of sixty months. The term of the loan may be extended to a period longer than sixty months if the loan is used to acquire a principal residence. Prepayment of the full balance of the loan is allowed after six months from the date of the loan without penalty. Participants may only have one loan outstanding at any time and are able to take out another loan after twelve months from the date the old loan is retired. An administrative fee of $90 is charged to each participant taking a loan and is automatically deducted from the participant's account.

3.   INVESTMENT ADMINISTRATION
     -------------------------
     Plan assets are invested by a group of investment managers. The investment managers buy or sell securities on behalf of the Plan, in accordance with the investment objectives and guidelines established for each of the first ten different investment funds.

     As of November 30, 1998, the investment managers were as follows:

     Money Market Fund Company            - Frank Russell Trust Company
     -------------------------

     UAL Stock Fund                       - Frank Russell Trust Company
     --------------

     Short-Term Securities Fund           - Pacific Investment Management
     --------------------------
     (Formerly Known as the Short           Company
      Term Government Fund)

     Diversified Bond Fund (Formerly      - Western Asset Management Company
     ---------------------
     Known as the Intermediate/Long
     Term Bond Fund)


     Government Bond Fund                 - Frank Russell Trust Company
     --------------------

     Income/Value Equity Fund             - Brandywine Asset Management
     ------------------------             - Dodge & Cox, Inc.
                                          - Frank Russell Trust Company

     Growth Equity Fund                   - Alliance Capital Management
     ------------------                   - Lincoln Capital Management
                                            Company
                                          - Suffolk Investment Partners
                                          - Frank Russell Trust Company

     Small Cap Equity Fund                - Jacobs Levy Equity
     ---------------------                  Management, Inc.
                                          - Peregrine Capital Management
                                          - Turner Investment Partners, Inc.
                                          - Frank Russell Trust Company

     International Equity Fund            - Capital Guardian Trust Company
     -------------------------            - Rowe Price-Fleming
                                            International, Inc.
                                          - The Boston Company Asset
                                            Management, Inc.

     S & P 500 Index Fund                 - PanAgora Asset Management
     --------------------


     Individual Brokerage Account         - Self-Directed Account
     Option                                 with Charles Schwab
     ----------------------------

     Mutual Fund Option                   - Self-Directed Account
     ------------------

4.   TAX STATUS
     ----------
     The Plan obtained its latest determination letter on June
     18, 1996. The Internal Revenue Service has determined that the Plan, as written, is designed in accordance with applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code.



5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

    Components of funds as of November 30, 1998 were:




                Money        UAL     Short-Term    Diversified   Government
                Market      Stock    Securities      Bond           Bond
                 Fund        Fund     Fund           Fund           Fund
                 ----        ----     ----           ----           ----

                                 (In Thousands)

Investments,
 at fair value
 Short-term
  securities    $464,284       -         -              -            -
 Notes and
  bonds             -          -      112,845         99,228       57,881
 Common stock
  and common
  stock funds       -       166,703      -              -            -
 Preferred
  securities        -          -         -              -            -
 Mutual funds       -          -         -              -            -
                --------    -------   -------       --------      -------
                 464,284    166,703   112,845         99,228       57,881


Miscellaneous
 assets,
 primarily
 pending
 foreign
 exchange
 purchases          -         -         -              -             -

Due from
 brokers for
 securities
 sold               -           118     3,144         10,467          -

Cash and cash
 equivalents         868      1,802      -            31,658         3,607

Miscellaneous
 liabilities,
 primarily
 Pending
 foreign
 Exchange
 sales           (1,875)       (11)   (14,090)          (21)          (128)

Due to
 brokers for
 Securities
 purchased          -          -       (7,464)       (30,398)         -
                --------    -------   --------       --------      -------

                $463,277   $168,612   $ 94,435       $110,935      $61,359
                ========   ========   ========       ========      =======


5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

    Components of funds as of November 30, 1998 were:


                Income/               Small                        S & P
                 Value     Growth      Cap        International     500
                Equity     Equity     Equity          Equity       Index
                 Fund       Fund       Fund           Fund         Fund
                 ----       ----       ----           ----         ----

                                (In Thousands)

Investments,
 at fair value
 Short-term
  securities    $ 5,337    $ 37,845   $ 25,340    $   -            $   -
 Notes and
  bonds           1,016       1,524      1,524       3,124              969
 Common stock
  and common
  stock funds   147,921     308,887     98,508     106,543          365,722
 Preferred
 securities       1,755         811       -          2,624             -
 Mutual funds      -           -          -           -                -
               --------    --------    -------     -------         --------

                156,029     349,067    225,372     112,291          366,691

Miscellaneous
 Assets,
 primarily
 Pending
 foreign
 Exchange
 purchases            -        -          -         30,082             -

Due from
 brokers for
 securities
 sold                62       1,567      1,070         284             -

Cash and cash
 equivalents      6,022      15,330      7,537      13,787           11,165

Miscellaneous
 liabilities,
 primarily
 pending
 foreign
 exchange
 sales             (163)       (837)      (545)    (29,780)            (356)

Due to
 brokers for
 Securities
 purchased         (617)       (778)      (981)       (372)            -
               --------    --------   --------    --------         --------
               $161,333    $364,349   $232,453    $126,292         $377,500
               ========    ========   ========    ========         ========



5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

    Components of funds as of November 30, 1998 were:




                Individual
                 Brokerage      Mutual      Participant
                  Account        Fund          Loan
                  Option        Option         Fund         Total
                  ------        ------         ----          -----

                              (In thousands)


Investments,
 at fair value
 Short-term
  securities    $ 11,808        $   -       $   -           $ 544,614
 Notes and
  bonds              544            -           -             278,655
 Common stock
  and common
  stock funds     42,690            -           -           1,336,974
 Preferred
  securities        -               -           -               5,190
 Mutual funds     52,435          47,363        -              99,798
                 -------        --------    --------        ---------
                 107,477          47,363        -           2,265,231

Miscellaneous
 assets,
 primarily
 pending
 foreign
 exchange
 purchases         -                -         23,593           53,675

Due from
 brokers for
 securities
 sold              -                -           -              16,712

Cash and cash
 equivalents        615             -           -              92,390


Miscellaneous
 liabilities,
 primarily
 pending
 foreign
 exchange
 sales             -                -           -            (47,805)

Due to
 brokers for
 Securities
 purchased         -                -           -            (40,610)
                -------         --------    --------        ---------

               $108,092         $ 47,363    $ 23,593       $2,339,593
               ========         ========    ========       ==========




5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1997 were:



                Money        UAL     Short-Term    Diversified   Government
                Market      Stock     Securities      Bond         Bond
                 Fund        Fund       Fund          Fund         Fund
                 ----        ----       ----          ----         ----

                                  (In Thousands)


Investments,
 at fair value
 Short-Term
  securities    $479,493    $   -    $   -        $   -          $   -
 Notes and
  bonds             -           -     124,027      106,924         56,436
 Common
  stock and
  common stock
  funds             -        158,006     -            -              -
 Preferred
  securities        -           -        -            -              -
 Mutual
  funds             -           -        -            -              -
                --------    --------  -------      -------        -------
                 479,493     158,006  124,027      106,924         56,436

Miscellaneous
 assets,
 primarily
 pending
 foreign
 exchange
 purchases           162        -        -            -               (57)

Due from
 brokers for
 securities
 sold               -            102   23,000           520          -

Cash and cash
 equivalents         254         (41)   2,211         2,229         3,540

Miscellaneous
 liabilities,
 primarily
 pending
 foreign
 exchange
 sales                (7)        (18)     (13)          (15)           (7)

Due to
 brokers for
 securities
 purchased          -           -     (58,536)      (11,601)         -
                 -------     -------   ------      --------      --------
                $479,902    $158,049  $90,689      $ 98,057      $ 59,912
                ========    ========  =======      ========      ========



5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1997 were:


               Income/                Small                  S & P
                Value     Growth       Cap     International  500
               Equity     Equity     Equity        Equity    Index
                Fund       Fund       Fund          Fund      Fund
                ----       ----       ----          ----      ----

                                 (In Thousands)


Investments,
 at fair
 value Short-
 term
 securities     $8,377     $37,885   $25,671       $  -     $  -
 Notes and
  bonds          1,003       1,704     1,604         3,133      669
 Common stock
  and common
  stock funds   166,891    233,270   283,357       117,439  331,498
 Preferred
  securities      1,664        -         -           2,468      -
 Mutual funds       -          -         -             -        -
                -------    -------   -------      --------  -------
                177,935    272,859   310,632       123,040  332,167

Miscellaneous
 assets,
 primarily
 pending
 foreign
 exchange            35        126       192        35,484        4
 purchases

Due from
 brokers
 for                145      1,961     7,053           239      -
 securities
 sold

Cash and cash
 equivalents      6,823      7,660     9,321        10,219   14,248

Miscellaneous
 liabilities,
 primarily
 pending
 foreign
 exchange          (32)       (44)      (72)      (35,392)     (35)
 sales

Due to brokers
 for securities   (363)      (933)   (6,157)         -         -
 purchased      -------    -------   -------      --------  -------
               $184,543   $281,629  $320,969      $133,590 $346,384
               ========   ========  ========     ========= ========






5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1997 were:


                   Individual
                   Brokerage    Mutual     Participant
                    Account      Fund         Loan
                    Option      Option        Fund      Total
                    ------      ------        ----      -----


Investments,
 at fair value
 Short-term
 securities        $ 10,018     $   -       $   -       $ 561,444
 Notes and
  bonds                 148         -           -         295,648
 Common stock
  and common
  stock funds        33,663         -           -       1,324,124
 Preferred
  securities             10         -           -           4,142
 Mutual funds        43,870      56,713         -         100,583
                   --------     -------      -------    ---------
                     87,709      56,713         -       2,285,941


Miscellaneous
 assets,
 primarily
 pending
 foreign
 exchange              -           -          19,129       55,075
 purchases

Due from
 brokers for           -           -            -          33,020
 securities sold

Cash and cash
 equivalents            334        -            -          56,798


Miscellaneous
 liabilities,
 primarily
 pending
 foreign
 exchange              -           -            -         (35,635)
 sales

Due to brokers
for securities         -           -            -         (77,590)
purchased
                  ---------    --------    ---------   ----------
                  $  88,043    $ 56,713    $  19,129   $2,317,609
                   ========    ========    =========   ==========






6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1998 were:



                    Money     UAL     Short-Term  Diversified Government
                   Market    Stock    Securities    Bond      Bond
                    Fund      Fund       Fund       Fund      Fund
                    ----      ----       ----       ----      ----

                                  (In Thousands)


Net assets at
 beginning       $479,902  $158,049   $ 90,699    $ 98,057    $ 59,912
 of year
Contributions
   Employer         3,175      -           225         458         124
   Employee         2,371      -            53          46           1
                 --------  --------   --------    --------     -------
                    5,546      -           278         504         125


Transfers
 between
 funds             67,288    56,222      7,274      11,361     (3,655)


Investment
 activity
 Dividends           -         -          -           -           -
 Interest          28,318     1,677      7,060       6,000         914
 Other income
 (Expense),net        298   (2,205)        236         328         100
 Net appreciation
  (depreciation)
  in value of
  investments        -     (44,276)    (1,182)       2,034       7,715

Benefit         (106,211)       -      (9,361)     (6,683)     (3,422)
payments

Participant
loans             (9,941)       -         -           -           -

Administrative
expenses          (1,923)     (855)      (559)       (666)       (330)
                 --------  --------  ---------  ---------    ---------
Net assets at
end of year      $463,277  $168,612   $ 94,435   $110,935     $ 61,359
                  =======  ========   ========   ========     ========






6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1998 were:


                  Income/            Small                   S & P
                   Value   Growth     Cap     International   500
                  Equity   Equity    Equity     Equity       Index
                   Fund     Fund      Fund       Fund         Fund
                   ----     ----      ----       ----         ----

                              (In Thousands)


Net assets at
 beginning       $184,543  $281,629  $320,969   $133,590    $346,384
 of year
Contributions
 Employer             779     1,483     1,723        845       1,618
 Employee              72       418       258        102         324
                 --------  --------  --------   --------    --------
                      851     1,901     1,981        947       1,942

Transfers
 between
 funds           (27,622)    17,117  (74,159)   (17,547)    (26,597)


Investment
 activity
   Dividends        3,292     2,465     1,504      2,014       5,337
   Interest           866     1,074       769        838          65
   Other
   income
   (expense),net      292   (2,566)     2,750      1,472     (1,876)
   Net
   appreciation
   (depreciation)
   in value of
   investments     10,866    78,542   (8,221)     13,023      70,342

Benefit
 payments        (10,463)  (13,714)  (10,523)    (6,448)    (16,637)


Participant
 loans               -         -          -         -           -

Administrative
 expenses         (1,292)   (2,099)   (2,617)    (1,597)     (1,460)
                 --------  --------  --------   --------    --------

Net assets at
 end of year     $161,333  $364,349  $232,453   $126,292    $377,500
                 ========  ========  ========   ========    ========






6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1998 were:



                 Individual  Mutual    Participant
                  Brokerage   Fund       Loan
                  Account    Option      Fund         Total
                  -------    ------      ----         -----

                           (In Thousands)

Net assets at
 beginning of
 year            $ 88,043    $ 56,713  $ 19,129      $2,317,609

Contributions
 Employer            -           -         -             10,430
 Employee            -           -         -              3,645
                 --------    --------   -------      ----------
                     -           -         -             14,075

Transfers
 between funds      9,199    (10,613)   (8,268)            -



Investment
 activity
 Dividends            360        -         -             14,972
 Interest             587        -        2,107          50,275
 Other income
  (expense), net     -           -          684           (487)
 Net appreciation
  (depreciation)
  in value of
  investments       9,903     1,430        -            140,176

Benefit
 payments            -         -           -          (183,462)

Participant          -         -          9,941            -
 loans

Administrative
 expenses            -        (167)        -           (13,565)

                 --------   --------   --------      ----------
Net assets at
 end of year     $108,092   $ 47,363   $ 23,593      $2,339,593
                 ========   ========   ========      ==========






6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1997 were:



                    Money     UAL     Short-Term  Diversified Government
                   Market    Stock     Securities    Bond        Bond
                    Fund      Fund       Fund        Fund        Fund
                    ----      ----       ----        ----        ----

                                  (In Thousands)

Net assets at
 beginning
 of year           $496,528  $174,307 $ 91,701    $ 93,333    $ 76,246

Contributions
 Employer             3,030      -         229         425         141
 Employee               892      -         169          51           3
                   --------  -------- --------    --------    --------
                      3,922      -         398         476         144

Transfers
 between
 funds               90,752  (74,488)    1,526       6,693    (18,300)

Investment
 activity
 Dividends             -        -          -          -          -
 Interest            29,724        95    6,763       5,419       1,331
 Other income
  (expense),net       (138)       (7)     (32)        (34)       (153)
 Net
  appreciation
  (depreciation)
  in value of
  investments          -       58,901      316       1,093       3,606


Benefit
 payments         (118,402)       (1)  (8,816)     (8,335)     (2,620)


Participant        (20,272)      -        -           -           -
 loans

Administrative
 expenses           (2,212)     (758)    (535)       (588)       (342)
                   --------  -------- --------    --------    --------

Net assets at
 end of year       $479,902  $158,049 $ 90,689    $ 98,057    $ 59,912
                   ========  ======== ========    ========    ========



6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1997 were:


                  Income/             Small                  S & P
                   Value   Growth      Cap     International  500
                  Equity   Equity    Equity      Equity      Index
                   Fund     Fund      Fund        Fund       Fund
                   ----     ----      ----        ----       ----

                             (In Thousands)


Net assets at
 beginning        $165,529 $226,295  $287,355   $163,422     $265,822
 of year
Contributions
 Employer              799    1,300     1,969        939        1,391
 Employee              190      192       252         80          307
                  -------- --------  --------   --------     --------
                       989    1,492     2,221      1,019        1,698

Transfers
 between
 funds            (14,690)    7,815   (9,140)   (30,294)       18,148


Investment
 activity
 Dividends           3,509    2,081     1,451      2,369        5,283
 Interest            1,038    1,576     1,881      1,235          382
 Other income
  (expense),net         59       42        41         55           25
 Net
  appreciation
  (depreciation)
  in value of
  investments       36,346   53,539    53,955      7,497       68,275


Benefit            (6,965)  (9,564)  (13,971)    (9,770)     (12,013)
 payments

Participant
 loans                -        -         -          -            -

Administrative
 expenses          (1,272)  (1,647)   (2,824)    (1,943)      (1,236)
                  -------- --------  --------   --------     --------

Net assets at
 end of year      $184,543 $281,629  $320,969   $133,590     $346,384
                  ======== ========  ========   ========     ========






6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1997 were:



                   Individual   Mutual    Participant
                   Brokerage     Fund       Loan
                    Account     Option      Fund       Total
                    -------     ------      ----       -----

                                (In Thousands)



Net assets at
 beginning of      $ 60,135    $ 41,811   $   -      $2,142,484
 year
Contributions          -           -          -          10,223
 Employer
 Employee              -           -          -           2,136
                    -------    --------   --------    ---------
                        -          -          -          12,359

Transfers
 between
 funds               17,229       6,643    (1,894)          -


Investment
 activity
 Dividends              224        -          -          14,917
 Interest               520        -           586       50,550
 Other income
 (expense),net          -          -           165           23
 Net
 appreciation
 (depreciation)
 in value of
 investments          9,935       8,423       -         301,254


Benefit
 payments               -          -          -        (190,457)

Participant
 loans                  -          -        20,272          -

Administrative
 expenses               -          164)       -         (13,521)
                     ------     -------   --------    ----------

Net assets at
 end of year       $ 88,043    $ 56,713   $ 19,129    $2,317,609
                   ========    ========   ========    ==========

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                    11-28-97 THROUGH 11-30-98
             *************************************

THIS REPORT IS COMPRISED OF FOUR SECTIONS OF REPORTABLE TRANSACTIONS AS REQUIRED BY THE ERISA REGULATIONS. THE 5% VALUE IS DETERMINED BY COMPARING THE CURRENT VALUE (MARKET VALUE) OF THE TRANSACTION WITH THE CURRENT VALUE (MARKET VALUE) OF THE PLAN ASSET AT THE BEGINNING OF THE PLAN YEAR. CERTAIN SECTIONS OF THE REPORT WILL PROVIDE MORE INFORMATION THAN IS REQUIRED. WE SUGGEST THAT YOU REVIEW THESE REPORTS WITH YOUR AUDITOR OR TAX ADVISOR TO DETERMINE WHETHER ANY OF THE TRANSACTIONS LISTED SHOULD BE EXCLUDED FROM YOUR FORM 5500 FILING. TRANSACTIONS MAY BE REFLECTED ON MORE THAN ONE REPORTABLE TRANSACTIONS REPORT.

                    SINGLE TRANSACTIONS IN EXCESS OF 5%
THIS REPORT INCLUDES SINGLE TRANSACTIONS WITHIN THE PLAN YEAR THAT ARE IN EXCESS OF 5% OF THE CURRENT VALUE OF PLAN ASSETS.

    SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% THIS REPORT REFLECTS ANY SERIES OF TRANSACTIONS WITH THE SAME PARTY, INVOLVING PROPERTY OTHER THAN SECURITIES, WHICH AMOUNT IN THE AGGREGATE WITHIN THE PLAN YEAR TO MORE THAN 5% OF THE CURRENT VALUE OF THE PLAN ASSETS. THE TYPICAL TRANSACTIONS EXCLUDED FROM THIS REPORT ARE PREFERRED STOCK, COMMON STOCK, GOVERNMENT BONDS, MUNICIPAL AND CORPORATE BONDS, AND COMMON, COLLECTIVE AND MUTUAL FUNDS.

              SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5%
THIS REPORT REFLECTS A SERIES OF TRANSACTIONS OF THE SAME ISSUE IF WHEN AGGREGATED THE SERIES EXCEEDS 5% OF THE CURRENT VALUE OF THE PLAN ASSETS. THE SINGLE TRANSACTIONS THAT EXCEED 5% OF THE CURRENT VALUE OF PLAN ASSETS HAVE BEEN FLAGGED ON THIS REPORT WITH AN ASTERISK.

           SERIES OF TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5%
THIS REPORT INCLUDES ANY TRANSACTION WITHIN THE PLAN YEAR WITH A PARTY IF ANY PRIOR OR SUBSEQUENT SINGLE TRANSACTION WITHIN THE PLAN YEAR WITH THE SAME PARTY EXCEEDS 5% OF THE CURRENT VALUE OF PLAN ASSETS. THIS REPORT INCLUDES ALL TRANSACTIONS WITH ALL PARTIES. THE SINGLE TRANSACTIONS THAT EXCEED 5% OF THE CURRENT VALUE OF PLAN ASSETS HAVE BEEN FLAGGED ON THIS REPORT WITH AN ASTERISK.

NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                      EXPENSES                CURRENT VALUE
                                          PURCHASE  SELLING  LEASE  INCURRED WITH   COST OF    OF ASSET ON     NET GAIN
          DESCRIPTION OF ASSET             PRICE     PRICE   RENTAL  TRANSACTION     ASSET   TRANSACTION DATE  OR (LOSS)
          --------------------             ------    ------  ------  -----------     -----   ----------------  --------
                                            ($)       ($)     ($)      ($)            ($)           ($)           ($)

SINGLE TRANSACTION IN EXCESS OF 5% - ITEM 27D-A
-----------------------------------------------
                                                   THERE ARE NO REPORTABLE SINGLE TRANSACTIONS



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)

SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
 ***** PRUDENTIAL SECURITIES NEW YORK

 FOREIGN EXCHANGE
 JPY

5,000,000.00 PAR BOUGHT ON 12-19-97                                            4,230,118.44  3,894,535.97
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97        5,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

42,301.18 PAR SOLD   ON 12-19-97                                               4,230,118.44  4,230,118.44          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           42,301.18         n/a


 FOREIGN EXCHANGE
 STG

12,000.00 PAR BOUGHT ON 12-19-97                                               1,932,000.00  1,992,825.83
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           12,000.00         n/a


 FOREIGN EXCHANGE
 USD

19,320.00 PAR SOLD   ON 12-19-97                                               1,932,000.00  1,932,000.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97           19,320.00         n/a


 FOREIGN EXCHANGE
 FRF

67,500.00 PAR BOUGHT ON 12-19-97                                               1,139,817.83  1,137,416.80
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           67,500.00         n/a


 FOREIGN EXCHANGE
 USD

11,398.18 PAR SOLD   ON 12-19-97                                               1,139,817.83  1,139,817.83          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           11,398.18         n/a


 FOREIGN EXCHANGE
 DEM

16,000.00 PAR BOUGHT ON 12-19-97                                                 908,059.02    902,679.83
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           16,000.00         n/a


 FOREIGN EXCHANGE
 USD

9,080.59 PAR SOLD   ON 12-19-97                                                  908,059.02    908,059.02          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            9,080.59         n/a


 FOREIGN EXCHANGE
 AUD

8,750.00 PAR BOUGHT ON 12-19-97                                                  632,450.00    576,055.83
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            8,750.00         n/a


 FOREIGN EXCHANGE
 USD

6,324.50 PAR SOLD   ON 12-19-97                                                  632,450.00    632,450.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            6,324.50         n/a


 FOREIGN EXCHANGE
 FRF

10,000.00 PAR BOUGHT ON 12-19-97                                                 170,285.23    168,506.19
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           10,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,702.85 PAR SOLD   ON 12-19-97                                                  170,285.23    170,285.23          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND
PENDING TRANSACTIONS) OF $2,347,678,916.00.
                                   -344-

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            1,702.85         n/a


 FOREIGN EXCHANGE
 STG

2,500.00 PAR BOUGHT ON 12-19-97                                                  402,550.00    415,172.05
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,500.00         n/a


 FOREIGN EXCHANGE
 USD

4,025.50 PAR SOLD   ON 12-19-97                                                  402,550.00    402,550.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            4,025.50         n/a


 FOREIGN EXCHANGE
 DEM

4,000.00 PAR BOUGHT ON 12-19-97                                                  228,362.64    225,669.96
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,283.63 PAR SOLD   ON 12-19-97                                                  228,362.64    228,362.64          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            2,283.63         n/a


 FOREIGN EXCHANGE
 AUD

2,000.00 PAR BOUGHT ON 12-19-97                                                  145,420.00    131,669.90
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,454.20 PAR SOLD   ON 12-19-97                                                  145,420.00    145,420.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            1,454.20         n/a


 FOREIGN EXCHANGE
 FRF

42,500.00 PAR BOUGHT ON 12-19-97                                                 716,876.11    716,151.32
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           42,500.00         n/a


 FOREIGN EXCHANGE
 USD

7,168.76 PAR SOLD   ON 12-19-97                                                  716,876.11    716,876.11          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            7,168.76         n/a


 FOREIGN EXCHANGE
 DEM

9,000.00 PAR BOUGHT ON 12-19-97                                                  510,233.01    507,757.41
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            9,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,102.33 PAR SOLD   ON 12-19-97                                                  510,233.01    510,233.01          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            5,102.33         n/a


 FOREIGN EXCHANGE
 STG

7,000.00 PAR BOUGHT ON 12-19-97                                                1,127,000.00  1,162,481.73
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            7,000.00         n/a


 FOREIGN EXCHANGE
 USD

11,270.00 PAR SOLD   ON 12-19-97                                               1,127,000.00  1,127,000.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97           11,270.00         n/a


 FOREIGN EXCHANGE
 AUD

5,000.00 PAR BOUGHT ON 12-19-97                                                  365,550.00    329,174.76
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,655.50 PAR SOLD   ON 12-19-97                                                  365,550.00    365,550.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,655.50         n/a


 FOREIGN EXCHANGE
 JPY

3,250,000.00 PAR BOUGHT ON 12-19-97                                            2,698,775.17  2,531,448.38
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97        3,250,000.00         n/a


 FOREIGN EXCHANGE
 USD

26,987.75 PAR SOLD   ON 12-19-97                                               2,698,775.17  2,698,775.17          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97           26,987.75         n/a


 FOREIGN EXCHANGE
 JPY

750,000.00 PAR BOUGHT ON 12-19-97                                                627,825.21    584,180.40
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97          750,000.00         n/a


 FOREIGN EXCHANGE
 USD

6,278.25 PAR SOLD   ON 12-19-97                                                  627,825.21    627,825.21          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            6,278.25         n/a


 FOREIGN EXCHANGE
 AUD

3,000.00 PAR BOUGHT ON 12-19-97                                                  212,730.00    197,504.86
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,127.30 PAR SOLD   ON 12-19-97                                                  212,730.00    212,730.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            2,127.30         n/a


 FOREIGN EXCHANGE
 JPY

1,300,000.00 PAR SOLD   ON 12-19-97                                            1,080,766.51  1,148,953.67    (68,187.16)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97        1,300,000.00         n/a


 FOREIGN EXCHANGE
 USD

10,807.67 PAR BOUGHT ON 12-19-97                                               1,080,766.51  1,080,766.51
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           10,807.67         n/a


 FOREIGN EXCHANGE
 STG

4,000.00 PAR SOLD   ON 12-19-97                                                  650,920.00    637,564.72     13,355.28
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

6,509.20 PAR BOUGHT ON 12-19-97                                                  650,920.00    650,920.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            6,509.20         n/a


 FOREIGN EXCHANGE
 FRF

17,000.00 PAR SOLD   ON 12-19-97                                                 286,944.05    287,427.57       (483.52)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           17,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,869.44 PAR BOUGHT ON 12-19-97                                                  286,944.05    286,944.05
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,869.44         n/a


 FOREIGN EXCHANGE
 DEM

4,250.00 PAR SOLD   ON 12-19-97                                                  240,466.22    241,158.11       (691.89)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            4,250.00         n/a


 FOREIGN EXCHANGE
 USD

2,404.66 PAR BOUGHT ON 12-19-97                                                  240,466.22    240,466.22
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            2,404.66         n/a


 FOREIGN EXCHANGE
 AUD

2,500.00 PAR SOLD   ON 12-19-97                                                  182,412.50    200,237.62    (17,825.12)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,500.00         n/a


 FOREIGN EXCHANGE
 USD

1,824.13 PAR BOUGHT ON 12-19-97                                                  182,412.50    182,412.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            1,824.13         n/a


 FOREIGN EXCHANGE
 FRF

30,000.00 PAR SOLD   ON 12-19-97                                                 505,885.13    506,251.68       (366.55)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           30,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,058.85 PAR BOUGHT ON 12-19-97                                                  505,885.13    505,885.13
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            5,058.85         n/a


 FOREIGN EXCHANGE
 AUD

3,000.00 PAR SOLD   ON 12-19-97                                                  207,885.00    218,265.14    (10,380.14)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,078.85 PAR BOUGHT ON 12-19-97                                                  207,885.00    207,885.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,078.85         n/a


 FOREIGN EXCHANGE
 DEM

7,500.00 PAR SOLD   ON 12-19-97                                                  423,920.42    424,709.67       (789.25)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            7,500.00         n/a


 FOREIGN EXCHANGE
 USD

4,239.20 PAR BOUGHT ON 12-19-97                                                  423,920.42    423,920.42
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            4,239.20         n/a


 FOREIGN EXCHANGE
 STG

3,500.00 PAR SOLD   ON 12-19-97                                                  578,515.00    575,789.13      2,725.87
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,500.00         n/a


 FOREIGN EXCHANGE
 USD

5,785.15 PAR BOUGHT ON 12-19-97                                                  578,515.00    578,515.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            5,785.15         n/a


 FOREIGN EXCHANGE
 JPY

1,500,000.00 PAR SOLD   ON 12-19-97                                            1,239,157.37  1,309,953.95    (70,796.58)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97        1,500,000.00         n/a


 FOREIGN EXCHANGE
 USD

12,391.57 PAR BOUGHT ON 12-19-97                                               1,239,157.37  1,239,157.37
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97           12,391.57         n/a


 FOREIGN EXCHANGE
 DEM

5,000.00 PAR BOUGHT ON 12-19-97                                                  281,388.94    282,087.45
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,813.89 PAR SOLD   ON 12-19-97                                                  281,388.94    281,388.94          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,813.89         n/a


 FOREIGN EXCHANGE
 FRF

20,000.00 PAR BOUGHT ON 12-19-97                                                 335,688.75    337,012.39
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           20,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,356.89 PAR SOLD   ON 12-19-97                                                  335,688.75    335,688.75          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            3,356.89         n/a


 FOREIGN EXCHANGE
 JPY

1,200,000.00 PAR SOLD   ON 12-19-97                                            1,016,432.32  1,098,176.01    (81,743.69)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97        1,200,000.00         n/a


 FOREIGN EXCHANGE
 USD

10,164.32 PAR BOUGHT ON 12-19-97                                               1,016,432.32  1,016,432.32
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           10,164.32         n/a


 FOREIGN EXCHANGE
 FRF

27,000.00 PAR SOLD   ON 12-19-97                                                 468,099.86    481,233.00    (13,133.14)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           27,000.00         n/a


 FOREIGN EXCHANGE
 USD

4,681.00 PAR BOUGHT ON 12-19-97                                                  468,099.86    468,099.86
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            4,681.00         n/a


 FOREIGN EXCHANGE
 DEM

6,500.00 PAR SOLD   ON 12-19-97                                                  377,731.29    388,748.90    (11,017.61)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            6,500.00         n/a


 FOREIGN EXCHANGE
 USD

3,777.31 PAR BOUGHT ON 12-19-97                                                  377,731.29    377,731.29
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,777.31         n/a


 FOREIGN EXCHANGE
 AUD

4,000.00 PAR SOLD   ON 12-19-97                                                  279,160.00    294,980.19    (15,820.19)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,791.60 PAR BOUGHT ON 12-19-97                                                  279,160.00    279,160.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            2,791.60         n/a


 FOREIGN EXCHANGE
 STG

2,500.00 PAR SOLD   ON 12-19-97                                                  418,650.00    422,127.95     (3,477.95)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,500.00         n/a


 FOREIGN EXCHANGE
 USD

4,186.50 PAR BOUGHT ON 12-19-97                                                  418,650.00    418,650.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            4,186.50         n/a


 FOREIGN EXCHANGE
 DEM

7,500.00 PAR BOUGHT ON 03-20-98                                                  415,006.64    410,452.87
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            7,500.00         n/a


 FOREIGN EXCHANGE
 USD

4,150.07 PAR SOLD   ON 03-20-98                                                  415,006.64    415,006.64          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            4,150.07         n/a


 FOREIGN EXCHANGE
 FRF

25,000.00 PAR BOUGHT ON 03-20-98                                                 413,059.28    408,063.33
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           25,000.00         n/a


 FOREIGN EXCHANGE
 USD

4,130.59 PAR SOLD   ON 03-20-98                                                  413,059.28    413,059.28          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            4,130.59         n/a


 FOREIGN EXCHANGE
 AUD

3,000.00 PAR SOLD   ON 03-20-98                                                  195,180.00    191,564.70      3,615.30
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,951.80 PAR BOUGHT ON 03-20-98                                                  195,180.00    195,180.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            1,951.80         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR SOLD   ON 03-20-98                                              773,275.60    779,621.22     (6,345.62)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,732.76 PAR BOUGHT ON 03-20-98                                                  773,275.60    773,275.60
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            7,732.76         n/a


 FOREIGN EXCHANGE
 AUD

2,000.00 PAR SOLD   ON 03-20-98                                                  128,380.00    124,229.80      4,150.20
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            2,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,283.80 PAR BOUGHT ON 03-20-98                                                  128,380.00    128,380.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            1,283.80         n/a


 FOREIGN EXCHANGE
 DEM

5,000.00 PAR SOLD   ON 03-20-98                                                  283,671.85    293,708.46    (10,036.61)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,836.72 PAR BOUGHT ON 03-20-98                                                  283,671.85    283,671.85
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            2,836.72         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR BOUGHT ON 03-20-98                                              794,659.89    766,929.98
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,946.60 PAR SOLD   ON 03-20-98                                                  794,659.89    794,659.89          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            7,946.60         n/a


 FOREIGN EXCHANGE
 STG

4,000.00 PAR BOUGHT ON 03-20-98                                                  652,960.00    667,000.17
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

6,529.60 PAR SOLD   ON 03-20-98                                                  652,960.00    652,960.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            6,529.60         n/a


 FOREIGN EXCHANGE
 STG

18,500.00 PAR SOLD   ON 03-20-98                                               3,092,090.00  3,099,304.23     (7,214.23)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           18,500.00         n/a


 FOREIGN EXCHANGE
 USD

30,920.90 PAR BOUGHT ON 03-20-98                                               3,092,090.00  3,092,090.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98           30,920.90         n/a


 FOREIGN EXCHANGE
 FRF

93,000.00 PAR SOLD   ON 03-20-98                                               1,519,235.48  1,520,475.37     (1,239.89)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           93,000.00         n/a


 FOREIGN EXCHANGE
 USD

15,192.35 PAR BOUGHT ON 03-20-98                                               1,519,235.48  1,519,235.48
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           15,192.35         n/a


 FOREIGN EXCHANGE
 DEM

27,250.00 PAR SOLD   ON 03-20-98                                               1,492,659.95  1,494,007.82     (1,347.87)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           27,250.00         n/a


 FOREIGN EXCHANGE
 USD

14,926.60 PAR BOUGHT ON 03-20-98                                               1,492,659.95  1,492,659.95
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98           14,926.60         n/a


 FOREIGN EXCHANGE
 JPY

5,900,000.00 PAR SOLD   ON 03-20-98                                            4,525,928.20  4,526,969.52     (1,041.32)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98        5,900,000.00         n/a


 FOREIGN EXCHANGE
 USD

45,259.28 PAR BOUGHT ON 03-20-98                                               4,525,928.20  4,525,928.20
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           45,259.28         n/a


 FOREIGN EXCHANGE
 JPY

5,900,000.00 PAR BOUGHT ON 06-26-98                                            4,590,475.15  4,177,286.89
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98        5,900,000.00         n/a


 FOREIGN EXCHANGE
 USD

45,904.75 PAR SOLD   ON 06-26-98                                               4,590,475.15  4,590,475.15          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           45,904.75         n/a


 FOREIGN EXCHANGE
 STG

18,500.00 PAR BOUGHT ON 06-26-98                                               3,078,585.00  3,090,802.77
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           18,500.00         n/a


 FOREIGN EXCHANGE
 USD

30,785.85 PAR SOLD   ON 06-26-98                                               3,078,585.00  3,078,585.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           30,785.85         n/a


 FOREIGN EXCHANGE
 FRF

93,000.00 PAR BOUGHT ON 06-26-98                                               1,528,298.17  1,544,722.20
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           93,000.00         n/a


 FOREIGN EXCHANGE
 USD

15,282.98 PAR SOLD   ON 06-26-98                                               1,528,298.17  1,528,298.17          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           15,282.98         n/a


 FOREIGN EXCHANGE
 DEM

27,250.00 PAR BOUGHT ON 06-26-98                                               1,501,687.68  1,517,725.36
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           27,250.00         n/a


 FOREIGN EXCHANGE
 USD

15,016.88 PAR SOLD   ON 06-26-98                                               1,501,687.68  1,501,687.68          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           15,016.88         n/a


 FOREIGN EXCHANGE
 AUD

8,550.00 PAR SOLD   ON 03-24-98                                                  568,062.00    569,557.39     (1,495.39)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-24-98            8,550.00         n/a


 FOREIGN EXCHANGE
 USD

5,680.62 PAR BOUGHT ON 03-24-98                                                  568,062.00    568,062.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-24-98            5,680.62         n/a


 FOREIGN EXCHANGE
 AUD

8,550.00 PAR BOUGHT ON 06-26-98                                                  569,259.00    518,345.18
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            8,550.00         n/a


 FOREIGN EXCHANGE
 USD

5,692.59 PAR SOLD   ON 06-26-98                                                  569,259.00    569,259.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            5,692.59         n/a


 FOREIGN EXCHANGE
 STG

4,000.00 PAR SOLD   ON 06-26-98                                                  668,400.00    668,518.32       (118.32)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

6,684.00 PAR BOUGHT ON 06-26-98                                                  668,400.00    668,400.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            6,684.00         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR SOLD   ON 06-26-98                                                392,418.48    430,829.60    (38,411.12)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,924.18 PAR BOUGHT ON 06-26-98                                                  392,418.48    392,418.48
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            3,924.18         n/a


 FOREIGN EXCHANGE
 FRF

12,000.00 PAR SOLD   ON 06-26-98                                                 195,248.94    191,178.89      4,070.05
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           12,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,952.49 PAR BOUGHT ON 06-26-98                                                  195,248.94    195,248.94
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            1,952.49         n/a


 FOREIGN EXCHANGE
 DEM

4,000.00 PAR SOLD   ON 06-26-98                                                  218,114.40    213,443.43      4,670.97
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,181.14 PAR BOUGHT ON 06-26-98                                                  218,114.40    218,114.40
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            2,181.14         n/a


 FOREIGN EXCHANGE
 STG

2,500.00 PAR SOLD   ON 06-26-98                                                  415,025.00    412,373.95      2,651.05
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            2,500.00         n/a


 FOREIGN EXCHANGE
 USD

4,150.25 PAR BOUGHT ON 06-26-98                                                  415,025.00    415,025.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            4,150.25         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR BOUGHT ON 06-26-98                                              750,271.97    708,014.73
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,502.72 PAR SOLD   ON 06-26-98                                                  750,271.97    750,271.97          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            7,502.72         n/a


 FOREIGN EXCHANGE
 STG

4,000.00 PAR BOUGHT ON 06-26-98                                                  662,160.00    668,281.68
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

6,621.60 PAR SOLD   ON 06-26-98                                                  662,160.00    662,160.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            6,621.60         n/a


 FOREIGN EXCHANGE
 JPY

750,000.00 PAR SOLD   ON 06-26-98                                                569,216.76    607,422.47    (38,205.71)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98          750,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,692.17 PAR BOUGHT ON 06-26-98                                                  569,216.76    569,216.76
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            5,692.17         n/a


 FOREIGN EXCHANGE
 JPY

750,000.00 PAR SOLD   ON 06-26-98                                                589,367.80    647,724.55    (58,356.75)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98          750,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,893.68 PAR BOUGHT ON 06-26-98                                                  589,367.80    589,367.80
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            5,893.68         n/a


 FOREIGN EXCHANGE
 DEM

4,000.00 PAR SOLD   ON 06-26-98                                                  221,582.10    220,378.83      1,203.27
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,215.82 PAR BOUGHT ON 06-26-98                                                  221,582.10    221,582.10
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            2,215.82         n/a


 FOREIGN EXCHANGE
 FRF

12,000.00 PAR SOLD   ON 06-26-98                                                 198,166.96    197,014.93      1,152.03
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           12,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,981.67 PAR BOUGHT ON 06-26-98                                                  198,166.96    198,166.96
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            1,981.67         n/a


 FOREIGN EXCHANGE
 AUD

2,000.00 PAR BOUGHT ON 06-26-98                                                  130,720.00    121,250.33
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            2,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,307.20 PAR SOLD   ON 06-26-98                                                  130,720.00    130,720.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            1,307.20         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR SOLD   ON 06-26-98                                              776,699.03    845,383.33    (68,684.30)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,766.99 PAR BOUGHT ON 06-26-98                                                  776,699.03    776,699.03
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            7,766.99         n/a


 FOREIGN EXCHANGE
 AUD

5,000.00 PAR BOUGHT ON 06-26-98                                                  312,700.00    303,125.83
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,127.00 PAR SOLD   ON 06-26-98                                                  312,700.00    312,700.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            3,127.00         n/a


 FOREIGN EXCHANGE
 JPY

2,000,000.00 PAR BOUGHT ON 06-26-98                                            1,446,340.76  1,416,029.45
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98        2,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

14,463.41 PAR SOLD   ON 06-26-98                                               1,446,340.76  1,446,340.76          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           14,463.41         n/a


 FOREIGN EXCHANGE
 STG

10,000.00 PAR BOUGHT ON 06-26-98                                               1,631,600.00  1,670,704.20
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           10,000.00         n/a


 FOREIGN EXCHANGE
 USD

16,316.00 PAR SOLD   ON 06-26-98                                               1,631,600.00  1,631,600.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           16,316.00         n/a


 FOREIGN EXCHANGE
 FRF

70,000.00 PAR BOUGHT ON 06-26-98                                               1,171,489.30  1,162,694.13
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           70,000.00         n/a


 FOREIGN EXCHANGE
 USD

11,714.89 PAR SOLD   ON 06-26-98                                               1,171,489.30  1,171,489.30          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           11,714.89         n/a


 FOREIGN EXCHANGE
 DEM

20,000.00 PAR BOUGHT ON 06-26-98                                               1,122,271.48  1,113,926.87
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           20,000.00         n/a


 FOREIGN EXCHANGE
 USD

11,222.71 PAR SOLD   ON 06-26-98                                               1,122,271.48  1,122,271.48          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           11,222.71         n/a


 FOREIGN EXCHANGE
 JPY

800,000.00 PAR SOLD   ON 06-26-98                                                574,960.47    583,509.16     (8,548.69)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98          800,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,749.60 PAR BOUGHT ON 06-26-98                                                  574,960.47    574,960.47
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            5,749.60         n/a


 FOREIGN EXCHANGE
 STG

3,000.00 PAR SOLD   ON 06-26-98                                                  491,820.00    482,428.74      9,391.26
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

4,918.20 PAR BOUGHT ON 06-26-98                                                  491,820.00    491,820.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            4,918.20         n/a


 FOREIGN EXCHANGE
 FRF

16,000.00 PAR SOLD   ON 06-26-98                                                 268,632.16    271,505.66     (2,873.50)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           16,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,686.32 PAR BOUGHT ON 06-26-98                                                  268,632.16    268,632.16
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            2,686.32         n/a


 FOREIGN EXCHANGE
 STG

3,000.00 PAR SOLD   ON 06-26-98                                                  499,230.00    497,248.74      1,981.26
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

4,992.30 PAR BOUGHT ON 06-26-98                                                  499,230.00    499,230.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            4,992.30         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR SOLD   ON 06-26-98                                              726,686.09    745,357.45    (18,671.36)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,266.86 PAR BOUGHT ON 06-26-98                                                  726,686.09    726,686.09
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            7,266.86         n/a


 FOREIGN EXCHANGE
 AUD

2,000.00 PAR SOLD   ON 06-26-98                                                  123,200.00    125,149.67     (1,949.67)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            2,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,232.00 PAR BOUGHT ON 06-26-98                                                  123,200.00    123,200.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98            1,232.00         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR BOUGHT ON 09-18-98                                                359,195.40    378,057.54
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,591.95 PAR SOLD   ON 09-18-98                                                  359,195.40    359,195.40          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            3,591.95         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR BOUGHT ON 09-18-98                                                362,844.70    378,057.54
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,628.45 PAR SOLD   ON 09-18-98                                                  362,844.70    362,844.70          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            3,628.45         n/a


 FOREIGN EXCHANGE
 AUD

13,550.00 PAR SOLD   ON 06-26-98                                                 830,208.50    838,945.99     (8,737.49)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           13,550.00         n/a


 FOREIGN EXCHANGE
 USD

8,302.09 PAR BOUGHT ON 06-26-98                                                  830,208.50    830,208.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98            8,302.09         n/a


 FOREIGN EXCHANGE
 AUD

13,550.00 PAR BOUGHT ON 09-18-98                                                 831,157.00    804,531.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           13,550.00         n/a


 FOREIGN EXCHANGE
 USD

8,311.57 PAR SOLD   ON 09-18-98                                                  831,157.00    831,157.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            8,311.57         n/a


 FOREIGN EXCHANGE
 DEM

39,250.00 PAR SOLD   ON 06-26-98                                               2,179,223.81  2,172,366.14      6,857.67
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           39,250.00         n/a


 FOREIGN EXCHANGE
 USD

21,792.24 PAR BOUGHT ON 06-26-98                                               2,179,223.81  2,179,223.81
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           21,792.24         n/a


 FOREIGN EXCHANGE
 DEM

39,250.00 PAR BOUGHT ON 09-18-98                                               2,190,290.18  2,334,919.69
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           39,250.00         n/a


 FOREIGN EXCHANGE
 USD

21,902.90 PAR SOLD   ON 09-18-98                                               2,190,290.18  2,190,290.18          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           21,902.90         n/a


 FOREIGN EXCHANGE
 FRF

123,000.00 PAR SOLD   ON 06-26-98                                              2,036,255.28  2,029,490.88      6,764.40
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98          123,000.00         n/a


 FOREIGN EXCHANGE
 USD

20,362.55 PAR BOUGHT ON 06-26-98                                               2,036,255.28  2,036,255.28
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           20,362.55         n/a


 FOREIGN EXCHANGE
 FRF

123,000.00 PAR BOUGHT ON 09-18-98                                              2,046,589.02  2,181,353.86
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98          123,000.00         n/a


 FOREIGN EXCHANGE
 USD

20,465.89 PAR SOLD   ON 09-18-98                                               2,046,589.02  2,046,589.02          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           20,465.89         n/a


 FOREIGN EXCHANGE
 STG

20,000.00 PAR SOLD   ON 06-26-98                                               3,340,200.00  3,338,991.60      1,208.40
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98           20,000.00         n/a


 FOREIGN EXCHANGE
 USD

33,402.00 PAR BOUGHT ON 06-26-98                                               3,340,200.00  3,340,200.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           33,402.00         n/a


 FOREIGN EXCHANGE
 STG

20,000.00 PAR BOUGHT ON 09-18-98                                               3,326,000.00  3,375,413.49
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           20,000.00         n/a


 FOREIGN EXCHANGE
 USD

33,260.00 PAR SOLD   ON 09-18-98                                               3,326,000.00  3,326,000.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           33,260.00         n/a


 FOREIGN EXCHANGE
 JPY

4,100,000.00 PAR SOLD   ON 06-26-98                                            2,927,734.93  2,952,609.48    (24,874.55)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
06-26-98        4,100,000.00         n/a


 FOREIGN EXCHANGE
 USD

29,277.35 PAR BOUGHT ON 06-26-98                                               2,927,734.93  2,927,734.93
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
06-26-98           29,277.35         n/a


 FOREIGN EXCHANGE
 JPY

4,100,000.00 PAR BOUGHT ON 09-18-98                                            2,964,569.78  3,100,071.83
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98        4,100,000.00         n/a


 FOREIGN EXCHANGE
 USD

29,645.70 PAR SOLD   ON 09-18-98                                               2,964,569.78  2,964,569.78          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           29,645.70         n/a


 FOREIGN EXCHANGE
 DEM

4,000.00 PAR BOUGHT ON 12-19-97                                                  232,778.06    225,669.96
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,327.78 PAR SOLD   ON 12-19-97                                                  232,778.06    232,778.06          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            2,327.78         n/a


 FOREIGN EXCHANGE
 STG

3,000.00 PAR BOUGHT ON 12-19-97                                                  506,100.00    498,206.46
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,061.00 PAR SOLD   ON 12-19-97                                                  506,100.00    506,100.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            5,061.00         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR BOUGHT ON 12-19-97                                              792,939.67    778,907.19
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,929.40 PAR SOLD   ON 12-19-97                                                  792,939.67    792,939.67          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            7,929.40         n/a


 FOREIGN EXCHANGE
 FRF

18,000.00 PAR BOUGHT ON 12-19-97                                                 310,580.44    303,311.15
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           18,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,105.80 PAR SOLD   ON 12-19-97                                                  310,580.44    310,580.44          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,105.80         n/a


 FOREIGN EXCHANGE
 STG

3,000.00 PAR BOUGHT ON 12-19-97                                                  506,268.00    498,206.46
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,062.68 PAR SOLD   ON 12-19-97                                                  506,268.00    506,268.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            5,062.68         n/a


 FOREIGN EXCHANGE
 DEM

5,000.00 PAR BOUGHT ON 12-19-97                                                  288,775.30    282,087.45
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,887.75 PAR SOLD   ON 12-19-97                                                  288,775.30    288,775.30          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,887.75         n/a


 FOREIGN EXCHANGE
 STG

2,000.00 PAR SOLD   ON 12-19-97                                                  335,600.00    339,062.36     (3,462.36)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,356.00 PAR BOUGHT ON 12-19-97                                                  335,600.00    335,600.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            3,356.00         n/a


 FOREIGN EXCHANGE
 STG

2,000.00 PAR SOLD   ON 12-19-97                                                  337,200.00    342,262.36     (5,062.36)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            2,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,372.00 PAR BOUGHT ON 12-19-97                                                  337,200.00    337,200.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            3,372.00         n/a


 FOREIGN EXCHANGE
 JPY

600,000.00 PAR SOLD   ON 12-19-97                                                467,269.72    467,195.12         74.60
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97          600,000.00         n/a


 FOREIGN EXCHANGE
 USD

4,672.70 PAR BOUGHT ON 12-19-97                                                  467,269.72    467,269.72
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            4,672.70         n/a


 FOREIGN EXCHANGE
 JPY

4,900,000.00 PAR SOLD   ON 12-19-97                                            3,858,267.72  3,899,890.19    (41,622.47)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97        4,900,000.00         n/a


 FOREIGN EXCHANGE
 USD

38,582.68 PAR BOUGHT ON 12-19-97                                               3,858,267.72  3,858,267.72
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           38,582.68         n/a


 FOREIGN EXCHANGE
 STG

13,500.00 PAR SOLD   ON 12-19-97                                               2,223,720.00  2,205,510.94     18,209.06
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           13,500.00         n/a


 FOREIGN EXCHANGE
 USD

22,237.20 PAR BOUGHT ON 12-19-97                                               2,223,720.00  2,223,720.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97           22,237.20         n/a


 FOREIGN EXCHANGE
 FRF

84,000.00 PAR SOLD   ON 12-19-97                                               1,418,439.72  1,421,427.42     (2,987.70)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           84,000.00         n/a


 FOREIGN EXCHANGE
 USD

14,184.40 PAR BOUGHT ON 12-19-97                                               1,418,439.72  1,418,439.72
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           14,184.40         n/a


 FOREIGN EXCHANGE
 DEM

24,750.00 PAR SOLD   ON 12-19-97                                               1,400,045.25  1,403,757.64     (3,712.39)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97           24,750.00         n/a


 FOREIGN EXCHANGE
 USD

14,000.45 PAR BOUGHT ON 12-19-97                                               1,400,045.25  1,400,045.25
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97           14,000.45         n/a


 FOREIGN EXCHANGE
 AUD

9,250.00 PAR SOLD   ON 12-19-97                                                  610,037.50    611,101.70     (1,064.20)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            9,250.00         n/a


 FOREIGN EXCHANGE
 USD

6,100.38 PAR BOUGHT ON 12-19-97                                                  610,037.50    610,037.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97            6,100.38         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR SOLD   ON 12-19-97                                                394,477.32    399,501.04     (5,023.72)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
12-19-97          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,944.77 PAR BOUGHT ON 12-19-97                                                  394,477.32    394,477.32
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
12-19-97            3,944.77         n/a


 FOREIGN EXCHANGE
 FRF

84,000.00 PAR BOUGHT ON 03-20-98                                               1,426,800.06  1,371,092.79
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           84,000.00         n/a


 FOREIGN EXCHANGE
 USD

14,268.00 PAR SOLD   ON 03-20-98                                               1,426,800.06  1,426,800.06          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           14,268.00         n/a


 FOREIGN EXCHANGE
 STG

13,500.00 PAR BOUGHT ON 03-20-98                                               2,215,350.00  2,251,125.56
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           13,500.00         n/a


 FOREIGN EXCHANGE
 USD

22,153.50 PAR SOLD   ON 03-20-98                                               2,215,350.00  2,215,350.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98           22,153.50         n/a


 FOREIGN EXCHANGE
 JPY

4,900,000.00 PAR BOUGHT ON 03-20-98                                            3,913,738.02  3,757,956.90
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98        4,900,000.00         n/a


 FOREIGN EXCHANGE
 USD

39,137.38 PAR SOLD   ON 03-20-98                                               3,913,738.02  3,913,738.02          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           39,137.38         n/a


 FOREIGN EXCHANGE
 FRF

16,000.00 PAR SOLD   ON 03-20-98                                                 270,888.00    280,615.47     (9,727.47)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           16,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,708.88 PAR BOUGHT ON 03-20-98                                                  270,888.00    270,888.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            2,708.88         n/a


 FOREIGN EXCHANGE
 AUD

700.00 PAR SOLD   ON 03-20-98                                                     45,780.00     45,174.43        605.57
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98              700.00         n/a


 FOREIGN EXCHANGE
 USD

457.80 PAR BOUGHT ON 03-20-98                                                     45,780.00     45,780.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98              457.80         n/a


 FOREIGN EXCHANGE
 AUD

9,250.00 PAR BOUGHT ON 03-20-98                                                  611,702.50    612,952.18
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            9,250.00         n/a


 FOREIGN EXCHANGE
 USD

6,117.03 PAR SOLD   ON 03-20-98                                                  611,702.50    611,702.50          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            6,117.03         n/a


 FOREIGN EXCHANGE
 DEM

24,750.00 PAR BOUGHT ON 03-20-98                                               1,408,090.12  1,354,494.46
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           24,750.00         n/a


 FOREIGN EXCHANGE
 USD

14,080.90 PAR SOLD   ON 03-20-98                                               1,408,090.12  1,408,090.12          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98           14,080.90         n/a


 FOREIGN EXCHANGE
 STG

4,000.00 PAR SOLD   ON 03-20-98                                                  668,280.00    669,559.83     (1,279.83)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            4,000.00         n/a


 FOREIGN EXCHANGE
 USD

6,682.80 PAR BOUGHT ON 03-20-98                                                  668,280.00    668,280.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            6,682.80         n/a


 FOREIGN EXCHANGE
 JPY

1,100,000.00 PAR SOLD   ON 03-20-98                                              858,268.64    872,914.30    (14,645.66)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98        1,100,000.00         n/a


 FOREIGN EXCHANGE
 USD

8,582.69 PAR BOUGHT ON 03-20-98                                                  858,268.64    858,268.64
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            8,582.69         n/a


 FOREIGN EXCHANGE
 STG

5,000.00 PAR BOUGHT ON 03-20-98                                                  805,100.00    833,750.21
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

8,051.00 PAR SOLD   ON 03-20-98                                                  805,100.00    805,100.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            8,051.00         n/a


 FOREIGN EXCHANGE
 JPY

1,100,000.00 PAR BOUGHT ON 03-20-98                                              841,091.12    843,622.98
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98        1,100,000.00         n/a


 FOREIGN EXCHANGE
 USD

8,410.91 PAR SOLD   ON 03-20-98                                                  841,091.12    841,091.12          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            8,410.91         n/a


 FOREIGN EXCHANGE
 AUD

5,000.00 PAR BOUGHT ON 03-20-98                                                  321,250.00    331,325.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,212.50 PAR SOLD   ON 03-20-98                                                  321,250.00    321,250.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
03-20-98            3,212.50         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR BOUGHT ON 03-20-98                                              760,282.83    766,929.98
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,602.83 PAR SOLD   ON 03-20-98                                                  760,282.83    760,282.83          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
03-20-98            7,602.83         n/a


 FOREIGN EXCHANGE
 DEM

10,000.00 PAR SOLD   ON 09-18-98                                                 559,096.50    523,309.00     35,787.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           10,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,590.97 PAR BOUGHT ON 09-18-98                                                  559,096.50    559,096.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            5,590.97         n/a


 FOREIGN EXCHANGE
 STG

5,000.00 PAR BOUGHT ON 09-18-98                                                  818,900.00    843,853.37
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

8,189.00 PAR SOLD   ON 09-18-98                                                  818,900.00    818,900.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            8,189.00         n/a


 FOREIGN EXCHANGE
 DEM

15,000.00 PAR BOUGHT ON 09-18-98                                                 838,949.64    892,326.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           15,000.00         n/a


 FOREIGN EXCHANGE
 USD

8,389.50 PAR SOLD   ON 09-18-98                                                  838,949.64    838,949.64          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            8,389.50         n/a


 FOREIGN EXCHANGE
 AUD

5,000.00 PAR BOUGHT ON 09-18-98                                                  313,500.00    296,875.09
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,135.00 PAR SOLD   ON 09-18-98                                                  313,500.00    313,500.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            3,135.00         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR BOUGHT ON 09-18-98                                                360,913.11    378,057.54
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,609.13 PAR SOLD   ON 09-18-98                                                  360,913.11    360,913.11          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            3,609.13         n/a


 FOREIGN EXCHANGE
 AUD

2,000.00 PAR SOLD   ON 09-18-98                                                  124,920.00    131,089.96     (6,169.96)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            2,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,249.20 PAR BOUGHT ON 09-18-98                                                  124,920.00    124,920.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            1,249.20         n/a


 FOREIGN EXCHANGE
 DEM

10,000.00 PAR SOLD   ON 09-18-98                                                 568,052.72    541,221.44     26,831.28
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           10,000.00         n/a


 FOREIGN EXCHANGE
 USD

5,680.53 PAR BOUGHT ON 09-18-98                                                  568,052.72    568,052.72
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            5,680.53         n/a


 FOREIGN EXCHANGE
 JPY

1,500,000.00 PAR SOLD   ON 09-18-98                                            1,028,594.94    923,017.26    105,577.68
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98        1,500,000.00         n/a


 FOREIGN EXCHANGE
 USD

10,285.95 PAR BOUGHT ON 09-18-98                                               1,028,594.94  1,028,594.94
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           10,285.95         n/a


 FOREIGN EXCHANGE
 STG

10,000.00 PAR SOLD   ON 09-18-98                                               1,627,800.00  1,567,893.26     59,906.74
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           10,000.00         n/a


 FOREIGN EXCHANGE
 USD

16,278.00 PAR BOUGHT ON 09-18-98                                               1,627,800.00  1,627,800.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.
                                   -403-
00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98           16,278.00         n/a


 FOREIGN EXCHANGE
 FRF

40,000.00 PAR SOLD   ON 09-18-98                                                 671,366.23    633,349.09     38,017.14
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           40,000.00         n/a


 FOREIGN EXCHANGE
 USD

6,713.66 PAR BOUGHT ON 09-18-98                                                  671,366.23    671,366.23
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            6,713.66         n/a


 FOREIGN EXCHANGE
 AUD

5,000.00 PAR SOLD   ON 09-18-98                                                  299,075.00    301,274.91     (2,199.91)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,990.75 PAR BOUGHT ON 09-18-98                                                  299,075.00    299,075.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            2,990.75         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR SOLD   ON 09-18-98                                                345,793.42    313,529.30     32,264.12
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,457.93 PAR BOUGHT ON 09-18-98                                                  345,793.42    345,793.42
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            3,457.93         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR SOLD   ON 09-18-98                                                347,656.79    317,256.04     30,400.75
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,476.57 PAR BOUGHT ON 09-18-98                                                  347,656.79    347,656.79
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            3,476.57         n/a


 FOREIGN EXCHANGE
 FRF

10,000.00 PAR SOLD   ON 09-18-98                                                 165,324.78    153,303.72     12,021.06
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           10,000.00         n/a


 FOREIGN EXCHANGE
 USD

1,653.25 PAR BOUGHT ON 09-18-98                                                  165,324.78    165,324.78
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            1,653.25         n/a


 FOREIGN EXCHANGE
 STG

3,000.00 PAR SOLD   ON 09-18-98                                                  490,740.00    475,167.98     15,572.02
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            3,000.00         n/a


 FOREIGN EXCHANGE
 USD

4,907.40 PAR BOUGHT ON 09-18-98                                                  490,740.00    490,740.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            4,907.40         n/a


 FOREIGN EXCHANGE
 DEM

5,000.00 PAR SOLD   ON 09-18-98                                                  277,100.42    256,758.84     20,341.58
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

2,771.00 PAR BOUGHT ON 09-18-98                                                  277,100.42    277,100.42
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            2,771.00         n/a


 FOREIGN EXCHANGE
 STG

5,000.00 PAR BOUGHT ON 09-18-98                                                  832,800.00    843,853.37
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            5,000.00         n/a


 FOREIGN EXCHANGE
 USD

8,328.00 PAR SOLD   ON 09-18-98                                                  832,800.00    832,800.00          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            8,328.00         n/a


 FOREIGN EXCHANGE
 DEM

8,000.00 PAR SOLD   ON 09-18-98                                                  450,349.02    424,790.84     25,558.18
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            8,000.00         n/a


 FOREIGN EXCHANGE
 USD

4,503.49 PAR BOUGHT ON 09-18-98                                                  450,349.02    450,349.02
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            4,503.49         n/a


 FOREIGN EXCHANGE
 STG

2,500.00 PAR SOLD   ON 09-18-98                                                  423,093.75    424,260.81     (1,167.06)
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            2,500.00         n/a


 FOREIGN EXCHANGE
 USD

4,230.94 PAR BOUGHT ON 09-18-98                                                  423,093.75    423,093.75
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            4,230.94         n/a


 FOREIGN EXCHANGE
 JPY

1,000,000.00 PAR BOUGHT ON 09-18-98                                              731,716.24    756,115.08
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98        1,000,000.00         n/a


 FOREIGN EXCHANGE
 USD

7,317.16 PAR SOLD   ON 09-18-98                                                  731,716.24    731,716.24          0.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            7,317.16         n/a


 FOREIGN EXCHANGE
 JPY

500,000.00 PAR SOLD   ON 09-18-98                                                372,273.10    366,488.66      5,784.44
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98          500,000.00         n/a


 FOREIGN EXCHANGE
 USD

3,722.73 PAR BOUGHT ON 09-18-98                                                  372,273.10    372,273.10
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98            3,722.73         n/a


 FOREIGN EXCHANGE
 JPY

3,600,000.00 PAR SOLD   ON 09-18-98                                            2,656,042.50  2,590,070.71     65,971.79
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98        3,600,000.00         n/a


 FOREIGN EXCHANGE
 USD

26,560.43 PAR BOUGHT ON 09-18-98                                               2,656,042.50  2,656,042.50
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           26,560.43         n/a


 FOREIGN EXCHANGE
 STG

14,500.00 PAR SOLD   ON 09-18-98                                               2,426,140.00  2,405,105.22     21,034.78
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           14,500.00         n/a


 FOREIGN EXCHANGE
 USD

24,261.40 PAR BOUGHT ON 09-18-98                                               2,426,140.00  2,426,140.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98           24,261.40         n/a


 FOREIGN EXCHANGE
 AUD

11,550.00 PAR SOLD   ON 09-18-98                                                 685,608.00    685,434.54        173.46
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           11,550.00         n/a


 FOREIGN EXCHANGE
 USD

6,856.08 PAR BOUGHT ON 09-18-98                                                  685,608.00    685,608.00
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98            6,856.08         n/a


 FOREIGN EXCHANGE
 DEM

21,250.00 PAR SOLD   ON 09-18-98                                               1,258,066.43  1,252,004.36      6,062.07
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           21,250.00         n/a


 FOREIGN EXCHANGE
 USD

12,580.66 PAR BOUGHT ON 09-18-98                                               1,258,066.43  1,258,066.43
DATE              SHARES/PAR    PRICE
-------- ------------------- --------



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                   11-28-97 THROUGH 11-30-98
             **************************************

                                                                     EXPENSES               CURRENT VALUE
                                         PURCHASE  SELLING  LEASE  INCURRED WITH  COST OF    OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET            PRICE     PRICE   RENTAL  TRANSACTION    ASSET   TRANSACTION DATE   OR (LOSS)
          --------------------            ------    ------  ------  -----------    -----   ----------------   --------
                                           ($)       ($)     ($)      ($)           ($)           ($)            ($)
 SERIES OF NON-SECURITY TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-B
 --------------------------------------------------------------------------------
09-18-98           12,580.66         n/a


 FOREIGN EXCHANGE
 FRF

73,000.00 PAR SOLD   ON 09-18-98                                               1,289,183.22  1,283,741.79      5,441.43
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           73,000.00         n/a


 FOREIGN EXCHANGE
 USD

12,891.83 PAR BOUGHT ON 09-18-98                                                             1,289,183.22  1,289,183.22
DATE              SHARES/PAR    PRICE
-------- ------------------- --------
09-18-98           12,891.83         n/a

                                                                                           --------------  ------------
                                                                                           272,174,632.02   (101,558.01)
                                                                                           ==============  ============



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)

 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------

 UAL CORP COM STK PAR $0.01

1,630,376.00 SHR BOUGHT IN
  298 TRANS                     76.6753                      86,808.71   125,096,539.82    125,096,539.82
DATE        SHARES/PAR   PRICE
-------- ------------- -------
12-03-97      3,200.00   88.38
12-04-97        100.00   87.06
12-04-97     13,500.00   87.87
12-05-97        200.00   89.63
12-08-97      4,800.00   91.06
12-09-97      1,750.00   93.00
12-12-97        100.00   84.06
12-12-97        100.00   84.25
12-16-97      2,400.00   89.50
12-17-97      6,100.00   88.75
12-23-97      1,150.00   88.00
12-24-97      5,900.00   88.13
12-24-97      6,125.00   87.69
12-30-97        500.00   90.00
12-31-97      4,700.00   91.75
01-02-98        216.00   92.06
01-05-98      1,800.00   92.25
01-07-98      3,000.00   91.69
01-09-98      1,000.00   88.88
01-12-98         80.00   90.00
01-12-98      4,900.00   92.65
01-12-98      6,800.00   88.81
01-12-98     72,000.00   92.23
01-15-98        600.00   87.19
01-15-98      1,400.00   87.25
01-15-98     11,250.00   88.13
01-20-98      4,000.00   89.19
01-20-98      7,400.00   89.17
01-21-98     10,800.00   92.38
01-22-98        100.00   91.25
01-23-98        500.00   87.63


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-23-98      4,750.00   91.31
01-26-98        300.00   87.63
01-27-98        300.00   85.25
01-28-98         80.00   89.50
01-29-98      2,600.00   86.38
02-02-98      3,200.00   89.13
02-04-98      6,600.00   88.75
02-10-98        100.00   85.00
02-10-98      1,900.00   87.75
02-10-98     12,900.00   84.82
02-11-98      4,700.00   88.69
02-13-98      1,800.00   90.06
02-13-98      2,600.00   86.81
02-19-98        360.00   88.88
02-19-98      5,500.00   92.31
02-20-98        100.00   85.00
02-20-98        100.00   85.50
02-20-98        100.00   85.25
02-20-98        428.00   87.00
02-24-98      5,350.00   89.00
02-26-98      2,850.00   86.06
02-26-98      8,100.00   87.50
02-27-98      8,550.00   86.69
03-02-98         85.00   87.50
03-03-98      5,750.00   85.13
03-04-98        200.00   87.75
03-04-98      5,550.00   87.44
03-05-98        400.00   84.94
03-06-98        100.00   84.63
03-09-98        100.00   85.00
03-09-98        100.00   84.00
03-09-98        200.00   83.00
03-17-98      2,000.00   89.75
03-25-98        400.00   90.69
04-03-98        378.00   90.00
04-08-98        385.00   92.13
04-16-98     10,000.00   93.25
04-20-98        100.00   91.50
04-20-98        400.00   91.13


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-20-98        450.00   92.31
04-20-98      5,100.00   92.34
04-21-98         50.00   92.50
04-21-98        130.00   91.06
04-21-98        400.00   91.25
04-21-98     12,725.00   90.81
04-22-98         65.00   90.75
04-22-98        200.00   90.88
04-22-98        200.00   90.25
04-27-98        200.00   87.63
04-29-98        100.00   87.50
04-29-98      8,500.00   87.06
04-30-98        100.00   88.00
04-30-98     11,600.00   87.31
05-01-98      1,000.00   85.50
05-01-98      2,260.00   87.06
05-01-98      6,700.00   87.19
05-04-98      9,100.00   84.94
05-05-98        100.00   83.63
05-05-98        100.00   83.00
05-05-98        200.00   83.63
05-05-98        300.00   84.31
05-05-98        415.00   83.25
05-05-98        486.00   83.25
05-06-98         75.00   82.81
05-06-98      6,900.00   83.00
05-06-98      7,700.00   85.00
05-07-98        200.00   81.88
05-07-98     32,200.00   82.97
05-08-98     24,000.00   82.45
05-11-98        100.00   81.94
05-11-98        300.00   83.00
05-12-98        100.00   80.63
05-12-98        100.00   80.63
05-12-98        100.00   80.94
05-12-98        538.00   80.75
05-12-98     17,500.00   81.61
05-12-98     31,300.00   81.84
05-13-98        200.00   80.94

NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-15-98      9,365.00   80.88
05-15-98     10,300.00   81.53
05-15-98     27,700.00   82.67
05-18-98     13,700.00   82.12
05-20-98     14,650.00   79.99
05-21-98     14,300.00   80.78
05-21-98     31,600.00   80.93
05-22-98        400.00   80.69
05-22-98      4,775.00   80.19
05-26-98     19,950.00   80.65
05-27-98         47.00   78.00
05-28-98      2,740.00   79.94
05-28-98     11,300.00   81.87
05-29-98        100.00   80.00
05-29-98     10,800.00   80.13
06-02-98        150.00   76.75
06-04-98        177.00   76.31
06-04-98      9,550.00   77.81
06-08-98      7,680.00   77.63
06-08-98      9,500.00   79.19
06-09-98     12,680.00   80.69
06-10-98      7,490.00   82.19
06-12-98         30.00   79.88
06-12-98        245.00   78.13
06-12-98      1,000.00   79.50
06-12-98     12,300.00   80.84
06-15-98         50.00   78.38
06-15-98        200.00   79.00
06-16-98     26,300.00   79.57
06-17-98        700.00   78.94
06-17-98      2,260.00   78.56
06-18-98      5,680.00   78.94
06-19-98      1,140.00   78.81
06-19-98     17,100.00   78.27
06-23-98        400.00   78.88
06-23-98      3,770.00   77.50
06-24-98        100.00   76.50
06-24-98        200.00   76.31
06-25-98        100.00   78.50


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-25-98        100.00   76.31
06-29-98        100.00   78.00
06-29-98        188.00   79.44
06-29-98        400.00   78.00
07-01-98      6,800.00   78.06
07-02-98      3,070.00   78.00
07-02-98     16,400.00   80.98
07-03-98        970.00   81.31
07-06-98         25.00   81.31
07-06-98        600.00   80.50
07-08-98      2,935.00   88.75
07-08-98      6,700.00   84.44
07-10-98     36,300.00   89.46
07-15-98        333.00   92.31
07-15-98        490.00   91.31
07-23-98        100.00   84.94
07-23-98        150.00   84.63
07-24-98        280.00   84.31
07-27-98         85.00   82.00
07-27-98        100.00   82.31
07-27-98        100.00   81.50
07-27-98      1,100.00   82.00
07-27-98     10,300.00   81.86
07-29-98        100.00   79.44
07-29-98        120.00   79.94
07-29-98        150.00   77.06
07-29-98        200.00   81.38
07-29-98        200.00   79.88
07-29-98        250.00   79.63
07-29-98        300.00   78.44
07-29-98        500.00   77.56
07-29-98        900.00   79.50
07-29-98      9,100.00   79.26
07-30-98        840.00   79.38
07-31-98     25,530.00   79.90
08-03-98     10,300.00   77.86
08-04-98        300.00   78.00
08-04-98     10,700.00   77.25
08-05-98         30.00   76.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-05-98      4,850.00   74.81
08-06-98     13,100.00   74.88
08-07-98        300.00   74.75
08-07-98      4,700.00   73.19
08-10-98        260.00   75.00
08-10-98        400.00   74.25
08-10-98        700.00   75.25
08-11-98        300.00   70.00
08-11-98     29,400.00   72.63
08-12-98     23,600.00   70.28
08-12-98     25,200.00   73.70
08-13-98      1,700.00   69.50
08-17-98      8,300.00   65.44
08-18-98        100.00   68.00
08-18-98        200.00   67.31
08-18-98        300.00   67.31
08-18-98        450.00   67.25
08-18-98      1,000.00   67.50
08-18-98     22,800.00   68.97
08-18-98     27,200.00   71.45
08-19-98        300.00   68.63
08-19-98      1,000.00   70.13
08-19-98     23,200.00   73.39
08-19-98     41,500.00   73.87
08-20-98     14,000.00   70.63
08-20-98     21,900.00   70.74
08-21-98         50.00   67.63
08-21-98        100.00   66.50
08-21-98        150.00   72.94
08-21-98        205.00   72.50
08-21-98        269.00   73.63
08-21-98        300.00   69.00
08-21-98        300.00   72.88
08-21-98      2,750.00   65.88
08-24-98          5.00   66.50
08-24-98         25.00   66.19
08-24-98        752.00   66.50
08-24-98      5,500.00   67.00
08-25-98        100.00   68.50


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-26-98         75.00   66.50
08-27-98        300.00   65.38
08-27-98        500.00   61.13
08-27-98      1,900.00   67.88
08-28-98        400.00   63.44
08-28-98      1,500.00   62.88
08-28-98     12,700.00   61.33
08-31-98         50.00   64.00
08-31-98        300.00   60.50
08-31-98        325.00   61.38
08-31-98     11,200.00   66.59
08-31-98     23,800.00   66.80
09-01-98     21,100.00   60.09
09-02-98     23,900.00   62.94
09-03-98        295.00   63.25
09-03-98     26,000.00   61.22
09-03-98     48,200.00   61.19
09-04-98      1,000.00   56.13
09-04-98      8,300.00   58.75
09-08-98        100.00   60.25
09-08-98      1,000.00   60.50
09-08-98      2,000.00   60.50
09-08-98     15,800.00   56.50
09-09-98        200.00   62.56
09-09-98     12,100.00   62.24
09-10-98      8,000.00   62.13
09-14-98         30.00   63.31
09-14-98      7,800.00   63.75
09-14-98     11,200.00   60.97
09-17-98     12,300.00   71.99
09-17-98     20,000.00   72.15
09-17-98     34,000.00   72.31
09-18-98      6,200.00   69.94
09-21-98      1,400.00   69.25
09-21-98      1,690.00   69.25
09-21-98      7,000.00   69.50
09-22-98      1,400.00   68.25
09-23-98      5,100.00   70.25
09-24-98     13,500.00   70.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-25-98        130.00   68.81
09-25-98      2,500.00   68.75
09-29-98        800.00   69.25
09-30-98        400.00   67.69
10-01-98      6,200.00   64.81
10-02-98        100.00   65.88
10-02-98        100.00   65.00
10-08-98      1,500.00   60.75
10-09-98        100.00   61.00
10-09-98        300.00   60.63
10-12-98        100.00   58.31
10-12-98        165.00   58.25
10-15-98      4,400.00   60.25
10-15-98     30,800.00   58.97
10-20-98     11,700.00   69.84
10-28-98      1,400.00   60.75
11-03-98     17,800.00   65.85
11-04-98      3,500.00   64.25
11-10-98      9,190.00   62.91
11-11-98         50.00   70.38
11-11-98        154.00   65.00
11-11-98        200.00   63.31
11-11-98      3,100.00   64.00
11-12-98        100.00   60.00
11-12-98      1,000.00   63.13
11-16-98      3,180.00   63.44
11-18-98     10,300.00   66.48
11-20-98        200.00   62.75
11-20-98        500.00   64.69
11-20-98        500.00   62.19
11-20-98      2,600.00   64.06
11-25-98      2,000.00   65.31
11-27-98         20.00   65.44

854,711.00 SHR SOLD IN
  200 TRANS                              83.0406             48,170.24    55,094,488.11     70,975,758.75  15,833,100.40
DATE        SHARES/PAR   PRICE
-------- ------------- -------
12-01-97     10,000.00   84.06


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-01-97     10,000.00   84.50
12-03-97      1,000.00   85.00
12-10-97      1,700.00   91.50
12-11-97        200.00   86.24
12-11-97      2,400.00   90.37
12-12-97      3,400.00   86.06
12-15-97     10,500.00   84.12
12-18-97      3,400.00   92.06
12-19-97      1,250.00   90.81
12-22-97      1,500.00   89.56
12-23-97         52.00   88.05
12-26-97      2,800.00   87.31
12-31-97         80.00   92.49
01-06-98     13,700.00   91.70
01-07-98      4,900.00   91.50
01-08-98      6,400.00   92.50
01-09-98        100.00   89.62
01-13-98        168.00   89.80
01-13-98      4,000.00   90.00
01-14-98      9,000.00   90.43
01-16-98        100.00   89.24
01-16-98      6,700.00   87.50
01-21-98         80.00   91.99
01-21-98        180.00   90.99
01-26-98      7,300.00   87.50
01-27-98     30,000.00   87.87
01-27-98     43,300.00   87.07
01-30-98        100.00   88.49
01-30-98      2,500.00   88.25
02-02-98     19,000.00   89.07
02-03-98      6,900.00   89.06
02-09-98      5,250.00   85.00
02-12-98         70.00   88.37
02-12-98        420.00   89.49
02-13-98         80.00   92.55
02-13-98        349.00   92.37
02-13-98        770.00   93.99
02-18-98     14,000.00   90.85
02-19-98     20,500.00   88.91


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-20-98      3,800.00   88.37
02-21-98        200.00   85.00
03-02-98        200.00   84.99
03-03-98     12,150.00   83.63
03-06-98        400.00   86.99
03-06-98      1,500.00   86.31
03-06-98      3,550.00   83.50
03-10-98      4,700.00   85.62
03-11-98      1,550.00   85.50
03-12-98      3,100.00   86.00
03-13-98        428.00   89.87
03-16-98        100.00   92.37
03-16-98        200.00   93.24
03-16-98        300.00   92.49
03-16-98      1,500.00   93.24
03-17-98         85.00   92.99
03-17-98        100.00   92.99
03-17-98        360.00   93.99
03-18-98     11,200.00   92.47
03-18-98     17,700.00   93.28
03-19-98        200.00   91.62
03-19-98        800.00   91.62
03-20-98        200.00   89.99
03-20-98        400.00   91.12
03-20-98      3,500.00   91.87
03-20-98      8,200.00   91.62
03-21-98        200.00   85.00
03-23-98      8,700.00   89.87
03-25-98        100.00   93.49
03-26-98      4,100.00   90.12
03-26-98      6,550.00   90.06
03-27-98      5,600.00   89.75
03-27-98     12,700.00   89.56
03-30-98      3,700.00   90.75
04-01-98      4,300.00   89.75
04-02-98      4,100.00   92.93
04-03-98     20,600.00   90.50
04-06-98     11,700.00   93.50
04-07-98        378.00   93.99


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-07-98      1,000.00   93.99
04-07-98     11,300.00   95.62
04-08-98        200.00   92.99
04-08-98      9,900.00   91.87
04-08-98     11,200.00   94.43
04-15-98     14,000.00   92.29
04-18-98        200.00   90.00
04-20-98      6,700.00   93.18
04-22-98        130.00   90.12
04-22-98      3,800.00   91.50
04-23-98      1,000.00   90.49
04-23-98      4,300.00   90.62
04-24-98     10,200.00   92.56
04-28-98      3,175.00   87.31
04-28-98      7,350.00   89.62
05-06-98        500.00   83.62
05-07-98        500.00   83.37
05-07-98      1,400.00   83.30
05-20-98      4,700.00   79.25
06-02-98      1,390.00   79.43
06-02-98      9,485.00   76.37
06-03-98     10,075.00   76.06
06-15-98      1,000.00   77.12
06-16-98      8,170.00   78.12
06-22-98      2,310.00   77.75
06-24-98        175.00   75.87
06-29-98      2,360.00   78.56
06-30-98        240.00   79.56
07-06-98         30.00   81.30
07-06-98        385.00   80.68
07-08-98        100.00   87.99
07-08-98        150.00   88.99
07-08-98        400.00   87.99
07-09-98        400.00   88.87
07-09-98      9,400.00   89.12
07-10-98        200.00   88.37
07-10-98        200.00   89.24
07-10-98        700.00   89.74
07-13-98        100.00   89.49


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-13-98        538.00   89.37
07-13-98        600.00   89.18
07-13-98      2,400.00   89.50
07-14-98     13,600.00   91.14
07-15-98         35.00   90.87
07-15-98         75.00   93.99
07-15-98        490.00   95.99
07-15-98      8,525.00   93.12
07-16-98         25.00   86.99
07-16-98     16,690.00   88.50
07-17-98     18,500.00   87.79
07-21-98        100.00   86.24
07-21-98      1,200.00   85.12
07-21-98      6,000.00   85.00
07-22-98     15,200.00   84.73
07-22-98     25,900.00   84.20
07-23-98      5,400.00   83.13
07-23-98     10,300.00   84.23
07-30-98      2,900.00   77.62
07-31-98        840.00   79.87
08-04-98        150.00   77.87
08-04-98        260.00   78.12
08-04-98        400.00   77.80
08-04-98        400.00   77.80
08-04-98      1,200.00   78.05
08-07-98        142.00   74.24
08-24-98        200.00   66.43
08-24-98        300.00   65.81
08-24-98      2,500.00   66.43
08-24-98      4,200.00   66.06
08-26-98        100.00   66.62
08-27-98      1,000.00   64.74
09-01-98     11,100.00   62.00
09-03-98         50.00   59.49
09-14-98        300.00   67.37
09-15-98        300.00   72.31
09-15-98        500.00   70.99
09-17-98        400.00   70.37
09-17-98      1,000.00   70.12


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-17-98      3,050.00   69.99
09-25-98        100.00   68.37
09-28-98      5,400.00   68.43
09-30-98        100.00   67.74
10-02-98        400.00   62.56
10-02-98      8,800.00   62.68
10-05-98      6,600.00   64.06
10-06-98      1,100.00   62.56
10-07-98      3,090.00   64.31
10-07-98     22,700.00   64.70
10-12-98        180.00   57.06
10-12-98      1,100.00   58.24
10-13-98      6,400.00   60.62
10-23-98     15,800.00   63.03
10-23-98     37,100.00   63.02
10-29-98      9,500.00   60.10
10-30-98      6,200.00   61.93
11-11-98        100.00   63.56
11-11-98        100.00   67.99
11-11-98        165.00   61.49
11-11-98        290.00   69.06
11-11-98        300.00   67.74
11-11-98        500.00   62.87
11-11-98        700.00   66.74
11-13-98      3,980.00   61.81
11-19-98          7.00   60.87
11-19-98        200.00   64.24
11-19-98        500.00   64.99
11-19-98      4,000.00   68.12
11-20-98        100.00   61.99
11-20-98        100.00   67.49
11-20-98        154.00   66.24
11-20-98        300.00   65.87
11-20-98        300.00   66.12
11-20-98        500.00   62.81
11-20-98        500.00   67.49
11-20-98      1,000.00   62.18
11-20-98      1,300.00   65.74
11-20-98      1,500.00   65.68


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-23-98        250.00   63.43
11-24-98     12,000.00   63.42
11-30-98        500.00   64.74
11-30-98      1,800.00   65.50

                                                                                         ----------------  -------------
                                                                                           196,072,298.57  15,833,100.40
                                                                                         ================  =============

US TREAS 6.75 NT DUE 4-30-2000

64,400,000.00 PAR BOUGHT IN
  19 TRANS                     102.4261                                   65,962,412.80     65,962,412.80
DATE        SHARES/PAR   PRICE
-------- ------------- -------
01-23-98  1,000,000.00  102.71
02-12-98  1,000,000.00  102.68
02-13-98  1,800,000.00  102.72
03-23-98  3,800,000.00  102.34
04-17-98  2,800,000.00  102.23
04-22-98  4,800,000.00  102.12
04-23-98  4,800,000.00  102.09
05-15-98  8,600,000.00  101.96
06-19-98  8,600,000.00  102.02
07-17-98  8,600,000.00  102.03
08-21-98  3,000,000.00  102.18
08-31-98  1,600,000.00  102.63
09-11-98  1,000,000.00  103.18
09-18-98    800,000.00  102.95
09-21-98  2,200,000.00  102.96
09-22-98  1,600,000.00  102.93
09-24-98  1,400,000.00  103.00
10-12-98  1,000,000.00  103.47
10-16-98  6,000,000.00  103.94

68,200,000.00 PAR SOLD IN
  21 TRANS                              102.6678                          69,824,352.96     70,019,480.00     195,127.04
DATE        SHARES/PAR   PRICE
-------- ------------- -------

NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-23-98  1,000,000.00  102.87
02-12-98  1,000,000.00  102.78
02-13-98  1,800,000.00  102.81
03-23-98  3,800,000.00  102.40
04-17-98  2,800,000.00  102.31
04-23-98  4,800,000.00  102.15
05-15-98  8,600,000.00  102.06
06-22-98  8,600,000.00  102.09
07-17-98  8,600,000.00  102.12
08-21-98  3,000,000.00  102.25
08-31-98  1,600,000.00  102.71
09-11-98  1,000,000.00  103.25
09-18-98    800,000.00  103.03
09-21-98  2,200,000.00  103.03
09-22-98  1,600,000.00  103.00
09-24-98  1,400,000.00  103.06
10-14-98  1,000,000.00  103.59
10-15-98  1,600,000.00  103.64
10-16-98  6,000,000.00  103.82
10-19-98  6,000,000.00  103.90
11-19-98  1,000,000.00  102.87

                                                                                         ----------------  -------------
                                                                                           135,981,892.80     195,127.04
                                                                                         ================  =============

 COLTV SHORT TERM INVT FD

1,592,826,687.58 INCREASES IN
  3282  TRAN                                                           1,592,826,687.58  1,592,826,687.58
DATE        SHARES/PAR   PRICE
-------- ------------- -------
12-01-97         43.20    1.00
12-01-97         44.02    1.00
12-01-97         99.81    1.00
12-01-97        208.80    1.00
12-01-97        212.05    1.00
12-01-97        217.08    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-01-97        223.57    1.00
12-01-97        240.08    1.00
12-01-97        401.02    1.00
12-01-97        812.39    1.00
12-01-97      1,056.45    1.00
12-01-97     60,098.14    1.00
12-01-97     82,780.00    1.00
12-01-97    113,590.58    1.00
12-01-97    263,312.45    1.00
12-01-97    486,179.73    1.00
12-01-97    528,068.19    1.00
12-01-97    706,596.00    1.00
12-01-97  1,755,129.62    1.00
12-02-97          1.00    1.00
12-02-97          1.00    1.00
12-02-97          1.00    1.00
12-02-97          1.00    1.00
12-02-97          3.00    1.00
12-02-97          6.00    1.00
12-02-97          6.00    1.00
12-02-97      2,709.18    1.00
12-02-97     34,126.86    1.00
12-02-97    272,056.61    1.00
12-02-97    327,083.71    1.00
12-02-97    404,932.57    1.00
12-02-97    509,138.94    1.00
12-02-97  1,305,165.68    1.00
12-03-97          0.31    1.00
12-03-97          1.00    1.00
12-03-97          2.36    1.00
12-03-97          3.00    1.00
12-03-97          3.62    1.00
12-03-97         16.44    1.00
12-03-97         28.04    1.00
12-03-97         59.77    1.00
12-03-97         65.93    1.00
12-03-97        121.00    1.00
12-03-97        128.13    1.00
12-03-97        133.32    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-03-97        154.01    1.00
12-03-97        734.10    1.00
12-03-97     10,028.55    1.00
12-03-97     10,048.24    1.00
12-03-97     16,370.10    1.00
12-03-97     17,373.69    1.00
12-03-97     98,518.46    1.00
12-03-97    152,554.53    1.00
12-03-97    430,580.78    1.00
12-03-97    512,969.85    1.00
12-03-97    525,577.66    1.00
12-03-97    770,099.40    1.00
12-04-97          1.00    1.00
12-04-97          1.00    1.00
12-04-97          1.00    1.00
12-04-97          2.00    1.00
12-04-97          5.00    1.00
12-04-97          6.00    1.00
12-04-97      2,364.47    1.00
12-04-97     15,198.34    1.00
12-04-97     37,674.40    1.00
12-04-97    100,424.01    1.00
12-04-97    122,083.14    1.00
12-04-97    169,566.96    1.00
12-04-97    308,933.58    1.00
12-04-97    484,242.70    1.00
12-04-97    750,891.80    1.00
12-04-97    770,505.14    1.00
12-04-97  1,117,379.20    1.00
12-05-97          1.00    1.00
12-05-97          1.00    1.00
12-05-97          1.00    1.00
12-05-97          6.00    1.00
12-05-97          6.00    1.00
12-05-97         55.84    1.00
12-05-97      7,852.50    1.00
12-05-97    158,414.40    1.00
12-05-97    169,850.65    1.00
12-05-97    273,491.28    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-05-97    338,449.79    1.00
12-05-97    399,949.51    1.00
12-05-97    471,583.01    1.00
12-05-97    760,799.12    1.00
12-08-97          0.19    1.00
12-08-97     87,343.84    1.00
12-08-97    104,873.58    1.00
12-08-97    125,620.82    1.00
12-08-97    165,406.17    1.00
12-08-97    627,174.37    1.00
12-08-97  1,403,809.17    1.00
12-09-97          1.00    1.00
12-09-97          1.00    1.00
12-09-97          1.00    1.00
12-09-97          1.00    1.00
12-09-97          3.00    1.00
12-09-97          6.00    1.00
12-09-97     13,259.13    1.00
12-09-97     59,525.59    1.00
12-09-97     98,627.89    1.00
12-09-97    138,913.47    1.00
12-09-97    156,990.17    1.00
12-09-97    183,517.54    1.00
12-09-97    298,192.44    1.00
12-09-97    355,393.01    1.00
12-09-97    554,132.30    1.00
12-09-97  1,280,800.35    1.00
12-09-97  2,449,184.84    1.00
12-09-97  3,304,446.36    1.00
12-10-97          1.00    1.00
12-10-97          1.00    1.00
12-10-97          1.00    1.00
12-10-97          1.00    1.00
12-10-97          3.00    1.00
12-10-97          6.00    1.00
12-10-97     54,052.50    1.00
12-10-97     66,913.06    1.00
12-10-97    165,952.20    1.00
12-10-97    181,428.75    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-10-97    410,409.78    1.00
12-10-97  1,040,795.11    1.00
12-11-97          1.00    1.00
12-11-97          1.00    1.00
12-11-97          1.00    1.00
12-11-97          3.00    1.00
12-11-97          6.00    1.00
12-11-97         12.00    1.00
12-11-97      1,249.98    1.00
12-11-97      2,230.00    1.00
12-11-97     46,140.60    1.00
12-11-97     72,827.84    1.00
12-11-97    140,198.61    1.00
12-11-97    171,808.39    1.00
12-11-97    275,860.80    1.00
12-11-97    483,427.85    1.00
12-11-97  1,201,600.05    1.00
12-11-97  1,440,235.19    1.00
12-12-97          0.12    1.00
12-12-97          0.67    1.00
12-12-97          1.00    1.00
12-12-97          1.00    1.00
12-12-97          1.00    1.00
12-12-97          1.00    1.00
12-12-97          1.00    1.00
12-12-97          3.00    1.00
12-12-97          6.00    1.00
12-12-97         12.00    1.00
12-12-97      6,222.00    1.00
12-12-97     13,795.00    1.00
12-12-97    127,199.25    1.00
12-12-97    181,316.22    1.00
12-12-97    352,501.59    1.00
12-12-97    525,589.11    1.00
12-12-97  2,930,012.79    1.00
12-15-97      5,471.59    1.00
12-15-97      7,926.58    1.00
12-15-97     23,372.88    1.00
12-15-97     49,816.86    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-15-97    155,542.11    1.00
12-15-97    199,896.82    1.00
12-15-97    252,327.79    1.00
12-15-97    299,341.66    1.00
12-15-97    306,074.85    1.00
12-15-97    762,735.66    1.00
12-15-97    857,684.68    1.00
12-15-97  1,175,561.79    1.00
12-15-97  1,387,320.20    1.00
12-15-97  2,648,277.19    1.00
12-16-97          1.00    1.00
12-16-97          1.00    1.00
12-16-97          1.00    1.00
12-16-97          1.00    1.00
12-16-97          1.00    1.00
12-16-97          3.00    1.00
12-16-97         12.00    1.00
12-16-97      3,112.75    1.00
12-16-97     29,850.48    1.00
12-16-97     76,580.21    1.00
12-16-97    346,292.81    1.00
12-16-97    360,297.57    1.00
12-16-97    404,978.66    1.00
12-16-97    412,655.39    1.00
12-16-97    461,913.88    1.00
12-16-97  1,012,961.74    1.00
12-16-97  1,151,602.35    1.00
12-16-97  3,074,236.01    1.00
12-17-97          1.00    1.00
12-17-97          7.87    1.00
12-17-97         12.00    1.00
12-17-97         14.09    1.00
12-17-97         52.43    1.00
12-17-97         55.44    1.00
12-17-97         58.56    1.00
12-17-97         63.90    1.00
12-17-97         71.53    1.00
12-17-97         94.35    1.00
12-17-97        131.06    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-17-97        137.27    1.00
12-17-97        141.36    1.00
12-17-97        221.18    1.00
12-17-97        752.22    1.00
12-17-97      6,141.00    1.00
12-17-97    129,914.59    1.00
12-17-97    943,975.23    1.00
12-17-97    967,189.95    1.00
12-17-97  1,364,322.95    1.00
12-17-97  2,373,119.17    1.00
12-17-97  3,080,962.25    1.00
12-18-97          1.00    1.00
12-18-97          1.00    1.00
12-18-97          1.00    1.00
12-18-97          1.00    1.00
12-18-97          1.00    1.00
12-18-97          3.00    1.00
12-18-97          6.00    1.00
12-18-97        463.84    1.00
12-18-97      4,187.50    1.00
12-18-97     24,956.25    1.00
12-18-97    168,881.47    1.00
12-18-97    176,481.25    1.00
12-18-97    404,918.92    1.00
12-18-97    934,214.81    1.00
12-18-97  1,399,672.35    1.00
12-19-97          0.41    1.00
12-19-97          1.00    1.00
12-19-97          1.00    1.00
12-19-97          1.00    1.00
12-19-97          3.00    1.00
12-19-97      1,033.48    1.00
12-19-97      1,867.21    1.00
12-19-97     13,279.92    1.00
12-19-97     16,179.00    1.00
12-19-97    446,935.35    1.00
12-19-97    933,848.70    1.00
12-22-97     86,713.10    1.00
12-22-97    113,165.61    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-22-97    279,584.30    1.00
12-22-97    342,804.56    1.00
12-22-97    397,765.23    1.00
12-22-97    501,253.85    1.00
12-22-97    511,834.70    1.00
12-22-97  1,068,738.76    1.00
12-22-97  1,305,531.09    1.00
12-23-97          1.00    1.00
12-23-97          1.00    1.00
12-23-97          1.00    1.00
12-23-97          1.00    1.00
12-23-97          3.00    1.00
12-23-97          3.00    1.00
12-23-97          5.00    1.00
12-23-97         13.00    1.00
12-23-97      1,535.87    1.00
12-23-97     21,740.73    1.00
12-23-97    145,478.43    1.00
12-23-97    151,753.25    1.00
12-23-97    168,163.04    1.00
12-23-97    194,856.24    1.00
12-23-97    229,986.74    1.00
12-23-97    322,309.37    1.00
12-23-97    510,154.91    1.00
12-23-97    518,873.76    1.00
12-23-97    921,744.13    1.00
12-23-97  2,309,890.13    1.00
12-24-97          1.00    1.00
12-24-97          1.00    1.00
12-24-97          1.00    1.00
12-24-97          1.00    1.00
12-24-97          3.00    1.00
12-24-97          3.00    1.00
12-24-97         13.00    1.00
12-24-97     10,573.51    1.00
12-24-97     12,455.60    1.00
12-24-97    270,336.35    1.00
12-24-97    513,178.62    1.00
12-24-97  1,329,089.97    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-26-97          1.00    1.00
12-26-97          1.00    1.00
12-26-97          2.00    1.00
12-26-97          5.00    1.00
12-26-97          5.00    1.00
12-26-97          9.00    1.00
12-26-97         26.00    1.00
12-26-97    142,598.22    1.00
12-26-97    204,317.58    1.00
12-26-97    300,116.63    1.00
12-26-97    724,900.00    1.00
12-26-97  2,025,211.68    1.00
12-29-97          0.15    1.00
12-29-97        674.45    1.00
12-29-97    127,526.99    1.00
12-29-97    131,640.04    1.00
12-29-97    333,988.79    1.00
12-29-97  1,142,880.57    1.00
12-29-97  1,491,767.44    1.00
12-30-97          1.00    1.00
12-30-97          1.00    1.00
12-30-97          2.00    1.00
12-30-97          3.00    1.00
12-30-97          3.00    1.00
12-30-97          4.00    1.00
12-30-97         13.00    1.00
12-30-97    195,519.83    1.00
12-30-97    328,699.37    1.00
12-30-97    431,635.75    1.00
12-30-97  2,594,070.25    1.00
12-30-97  7,678,214.99    1.00
12-30-97  9,132,536.83    1.00
12-31-97          1.00    1.00
12-31-97          1.00    1.00
12-31-97          1.00    1.00
12-31-97          2.00    1.00
12-31-97          3.00    1.00
12-31-97          3.00    1.00
12-31-97          5.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-31-97        653.63    1.00
12-31-97      9,999.63    1.00
12-31-97     19,001.68    1.00
12-31-97     40,006.59    1.00
12-31-97     53,962.91    1.00
12-31-97     63,833.90    1.00
12-31-97    131,263.55    1.00
12-31-97    209,243.37    1.00
12-31-97    582,713.56    1.00
12-31-97    591,895.42    1.00
12-31-97    620,379.32    1.00
12-31-97    648,725.83    1.00
12-31-97  1,084,049.45    1.00
12-31-97  1,185,872.76    1.00
12-31-97  1,781,506.99    1.00
01-02-98        173.70    1.00
01-02-98        242.33    1.00
01-02-98        253.92    1.00
01-02-98        387.05    1.00
01-02-98        405.03    1.00
01-02-98        442.91    1.00
01-02-98        456.18    1.00
01-02-98        559.51    1.00
01-02-98        564.66    1.00
01-02-98        644.97    1.00
01-02-98        680.68    1.00
01-02-98        706.77    1.00
01-02-98        727.02    1.00
01-02-98        813.62    1.00
01-02-98        853.28    1.00
01-02-98        933.18    1.00
01-02-98      1,142.31    1.00
01-02-98     41,845.96    1.00
01-02-98    123,985.56    1.00
01-02-98    173,581.94    1.00
01-02-98    252,749.93    1.00
01-02-98  8,675,007.91    1.00
01-05-98      1,710.85    1.00
01-05-98      1,908.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-05-98     32,821.40    1.00
01-05-98     55,884.48    1.00
01-05-98     61,103.47    1.00
01-05-98    139,495.65    1.00
01-05-98    180,564.09    1.00
01-05-98    204,219.44    1.00
01-05-98    271,097.43    1.00
01-05-98    337,824.94    1.00
01-05-98    373,232.35    1.00
01-05-98    442,487.63    1.00
01-05-98    637,960.73    1.00
01-06-98          0.98    1.00
01-06-98          1.00    1.00
01-06-98          5.41    1.00
01-06-98          6.71    1.00
01-06-98         15.92    1.00
01-06-98         36.23    1.00
01-06-98         37.85    1.00
01-06-98         38.08    1.00
01-06-98         51.91    1.00
01-06-98         78.75    1.00
01-06-98         90.94    1.00
01-06-98        134.08    1.00
01-06-98        183.92    1.00
01-06-98        245.83    1.00
01-06-98        462.78    1.00
01-06-98        855.13    1.00
01-06-98      8,831.86    1.00
01-06-98     13,396.51    1.00
01-06-98     14,408.52    1.00
01-06-98     25,738.22    1.00
01-06-98     30,040.55    1.00
01-06-98     63,820.72    1.00
01-06-98     72,730.13    1.00
01-06-98     98,620.97    1.00
01-06-98    323,195.88    1.00
01-06-98    577,469.93    1.00
01-07-98          1.00    1.00
01-07-98          1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-07-98          2.00    1.00
01-07-98          3.00    1.00
01-07-98         14.00    1.00
01-07-98     27,760.75    1.00
01-07-98    121,739.44    1.00
01-07-98    205,611.53    1.00
01-07-98    317,201.14    1.00
01-07-98    568,011.44    1.00
01-07-98    876,965.68    1.00
01-08-98          1.00    1.00
01-08-98      1,083.94    1.00
01-08-98     36,087.44    1.00
01-08-98     99,985.27    1.00
01-08-98    120,683.22    1.00
01-08-98    353,669.48    1.00
01-08-98    524,310.11    1.00
01-08-98  1,131,882.40    1.00
01-08-98  2,294,077.96    1.00
01-09-98          1.00    1.00
01-09-98          1.00    1.00
01-09-98          1.00    1.00
01-09-98          2.00    1.00
01-09-98         16.00    1.00
01-09-98      9,854.19    1.00
01-09-98     81,847.82    1.00
01-09-98     93,256.25    1.00
01-09-98    111,080.61    1.00
01-09-98    176,025.51    1.00
01-09-98    181,740.85    1.00
01-09-98    236,055.26    1.00
01-09-98  1,901,083.08    1.00
01-09-98  5,187,538.33    1.00
01-12-98     26,883.82    1.00
01-12-98     32,133.39    1.00
01-12-98     38,082.71    1.00
01-12-98    746,646.52    1.00
01-12-98  1,565,781.36    1.00
01-12-98  1,739,005.55    1.00
01-12-98  1,836,905.86    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-12-98  3,356,382.67    1.00
01-13-98          1.00    1.00
01-13-98          1.00    1.00
01-13-98          1.00    1.00
01-13-98          1.00    1.00
01-13-98          2.00    1.00
01-13-98         12.00    1.00
01-13-98        183.92    1.00
01-13-98     10,000.00    1.00
01-13-98     18,796.53    1.00
01-13-98     30,249.78    1.00
01-13-98     60,924.87    1.00
01-13-98    136,593.49    1.00
01-13-98    148,525.49    1.00
01-13-98    279,415.67    1.00
01-13-98    341,320.36    1.00
01-13-98    369,265.31    1.00
01-13-98  2,099,054.59    1.00
01-13-98  2,239,519.15    1.00
01-13-98  2,651,116.72    1.00
01-13-98  9,953,279.94    1.00
01-14-98          1.00    1.00
01-14-98          1.00    1.00
01-14-98          1.00    1.00
01-14-98          1.00    1.00
01-14-98          1.00    1.00
01-14-98          1.00    1.00
01-14-98          2.00    1.00
01-14-98         13.00    1.00
01-14-98    249,403.49    1.00
01-14-98    264,549.60    1.00
01-14-98    456,930.63    1.00
01-14-98    798,012.30    1.00
01-14-98  2,902,314.35    1.00
01-14-98 10,185,606.38    1.00
01-15-98          1.00    1.00
01-15-98          1.00    1.00
01-15-98          1.00    1.00
01-15-98          1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-15-98          1.00    1.00
01-15-98        941.16    1.00
01-15-98      1,285.00    1.00
01-15-98      2,428.64    1.00
01-15-98      7,496.52    1.00
01-15-98     14,573.88    1.00
01-15-98     29,148.68    1.00
01-15-98     60,000.00    1.00
01-15-98     89,944.65    1.00
01-15-98     93,635.05    1.00
01-15-98    153,177.43    1.00
01-15-98    929,312.13    1.00
01-15-98  1,470,520.56    1.00
01-15-98  2,862,037.47    1.00
01-16-98          1.00    1.00
01-16-98          1.00    1.00
01-16-98          1.00    1.00
01-16-98          1.00    1.00
01-16-98     20,000.00    1.00
01-16-98     41,022.49    1.00
01-16-98     42,417.24    1.00
01-16-98     67,277.04    1.00
01-16-98    244,756.17    1.00
01-16-98    307,282.32    1.00
01-16-98    338,772.93    1.00
01-16-98    387,024.44    1.00
01-16-98    424,255.28    1.00
01-16-98    873,585.87    1.00
01-16-98    963,728.71    1.00
01-16-98  6,065,465.27    1.00
01-20-98         29.22    1.00
01-20-98        716.12    1.00
01-20-98      3,109.50    1.00
01-20-98      4,548.21    1.00
01-20-98     15,951.05    1.00
01-20-98     56,023.13    1.00
01-20-98    179,401.51    1.00
01-20-98    237,545.70    1.00
01-20-98    256,725.50    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-20-98    882,586.32    1.00
01-21-98          1.00    1.00
01-21-98          1.00    1.00
01-21-98          1.00    1.00
01-21-98          1.00    1.00
01-21-98          2.00    1.00
01-21-98          2.00    1.00
01-21-98         11.00    1.00
01-21-98      5,170.17    1.00
01-21-98     18,528.93    1.00
01-21-98     28,209.89    1.00
01-21-98    165,208.80    1.00
01-21-98    219,979.69    1.00
01-21-98    888,757.67    1.00
01-21-98  1,029,420.42    1.00
01-21-98  2,594,863.69    1.00
01-21-98  2,726,070.56    1.00
01-21-98  3,312,334.66    1.00
01-22-98          1.00    1.00
01-22-98          1.00    1.00
01-22-98          1.00    1.00
01-22-98          1.00    1.00
01-22-98          2.00    1.00
01-22-98     35,633.46    1.00
01-22-98     99,570.03    1.00
01-22-98    249,463.00    1.00
01-22-98    495,126.56    1.00
01-22-98  1,669,694.13    1.00
01-23-98          0.08    1.00
01-23-98          0.58    1.00
01-23-98          1.00    1.00
01-23-98          1.00    1.00
01-23-98          1.00    1.00
01-23-98          1.00    1.00
01-23-98     64,264.43    1.00
01-23-98     94,559.59    1.00
01-23-98    473,116.61    1.00
01-23-98    497,756.39    1.00
01-23-98  2,361,617.71    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-26-98          0.31    1.00
01-26-98          0.47    1.00
01-26-98          0.74    1.00
01-26-98        296.47    1.00
01-26-98      8,661.80    1.00
01-26-98    189,183.96    1.00
01-26-98    196,565.63    1.00
01-26-98    199,255.66    1.00
01-26-98    209,464.01    1.00
01-26-98    262,292.23    1.00
01-26-98    758,927.07    1.00
01-26-98    988,123.10    1.00
01-26-98  1,627,909.74    1.00
01-26-98  2,431,677.93    1.00
01-26-98  2,545,864.84    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98          1.00    1.00
01-27-98      1,026.60    1.00
01-27-98     35,093.20    1.00
01-27-98    115,063.34    1.00
01-27-98    445,763.85    1.00
01-27-98  1,400,235.97    1.00
01-27-98  5,364,474.48    1.00
01-28-98          1.00    1.00
01-28-98          1.00    1.00
01-28-98          1.00    1.00
01-28-98          1.00    1.00
01-28-98          1.00    1.00
01-28-98          1.00    1.00
01-28-98          1.00    1.00
01-28-98          1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-28-98         23.47    1.00
01-28-98      2,554.00    1.00
01-28-98     11,834.60    1.00
01-28-98    162,728.25    1.00
01-28-98    190,539.94    1.00
01-28-98    284,594.21    1.00
01-28-98    372,043.87    1.00
01-28-98    484,927.08    1.00
01-28-98    659,104.53    1.00
01-28-98  1,074,712.82    1.00
01-28-98  1,150,879.77    1.00
01-28-98  1,522,354.71    1.00
01-28-98  1,932,469.73    1.00
01-29-98          1.00    1.00
01-29-98        242.34    1.00
01-29-98     25,000.00    1.00
01-29-98    115,768.20    1.00
01-29-98    137,365.01    1.00
01-29-98    179,745.99    1.00
01-29-98    234,424.75    1.00
01-29-98    269,064.97    1.00
01-29-98    381,266.62    1.00
01-29-98  1,645,099.76    1.00
01-29-98  1,964,945.67    1.00
01-29-98  6,152,869.61    1.00
01-30-98          0.23    1.00
01-30-98          1.00    1.00
01-30-98          1.00    1.00
01-30-98          1.00    1.00
01-30-98          1.00    1.00
01-30-98          1.00    1.00
01-30-98          1.00    1.00
01-30-98          1.00    1.00
01-30-98          2.00    1.00
01-30-98          3.00    1.00
01-30-98     10,000.00    1.00
01-30-98     11,991.28    1.00
01-30-98    493,290.39    1.00
01-30-98    555,101.07    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-30-98  3,648,514.58    1.00
01-30-98  5,526,959.91    1.00
02-02-98         51.47    1.00
02-02-98         57.75    1.00
02-02-98        128.78    1.00
02-02-98        142.37    1.00
02-02-98        184.41    1.00
02-02-98        193.51    1.00
02-02-98        207.55    1.00
02-02-98        282.28    1.00
02-02-98        285.19    1.00
02-02-98        333.73    1.00
02-02-98        353.62    1.00
02-02-98        359.69    1.00
02-02-98        391.26    1.00
02-02-98        415.39    1.00
02-02-98        451.99    1.00
02-02-98        499.40    1.00
02-02-98        550.24    1.00
02-02-98        932.27    1.00
02-02-98      1,041.77    1.00
02-02-98      1,166.69    1.00
02-02-98     72,988.49    1.00
02-02-98    149,891.28    1.00
02-02-98    257,080.08    1.00
02-02-98    334,631.56    1.00
02-02-98    395,600.26    1.00
02-02-98    442,368.15    1.00
02-02-98    714,809.30    1.00
02-02-98  4,553,082.48    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00
02-03-98          1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-03-98          1.00    1.00
02-03-98     78,724.15    1.00
02-03-98    153,625.62    1.00
02-03-98    531,807.47    1.00
02-03-98  1,514,081.97    1.00
02-04-98          0.84    1.00
02-04-98          1.13    1.00
02-04-98          2.61    1.00
02-04-98          5.70    1.00
02-04-98         17.92    1.00
02-04-98         18.51    1.00
02-04-98         20.29    1.00
02-04-98         21.37    1.00
02-04-98         23.27    1.00
02-04-98         25.80    1.00
02-04-98         36.93    1.00
02-04-98         40.35    1.00
02-04-98         46.16    1.00
02-04-98         88.38    1.00
02-04-98        107.22    1.00
02-04-98        133.74    1.00
02-04-98        146.17    1.00
02-04-98        216.34    1.00
02-04-98        811.11    1.00
02-04-98      4,046.43    1.00
02-04-98     18,394.58    1.00
02-04-98     22,267.29    1.00
02-04-98     28,311.00    1.00
02-04-98     62,270.26    1.00
02-04-98    100,504.00    1.00
02-04-98    160,881.81    1.00
02-04-98    276,045.66    1.00
02-04-98    427,647.79    1.00
02-04-98  2,367,036.36    1.00
02-04-98  2,530,901.85    1.00
02-04-98  5,815,705.86    1.00
02-05-98          1.00    1.00
02-05-98          1.00    1.00
02-05-98          1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-05-98          1.00    1.00
02-05-98          1.00    1.00
02-05-98          1.00    1.00
02-05-98          1.00    1.00
02-05-98          2.00    1.00
02-05-98         22.00    1.00
02-05-98     70,636.46    1.00
02-05-98     77,696.07    1.00
02-05-98    199,587.49    1.00
02-05-98    335,023.62    1.00
02-05-98    467,822.60    1.00
02-05-98    626,703.89    1.00
02-05-98  5,244,806.06    1.00
02-06-98          1.00    1.00
02-06-98          1.00    1.00
02-06-98          1.00    1.00
02-06-98          1.00    1.00
02-06-98          1.00    1.00
02-06-98          1.00    1.00
02-06-98          1.00    1.00
02-06-98          2.00    1.00
02-06-98          3.00    1.00
02-06-98         21.00    1.00
02-06-98     12,151.82    1.00
02-06-98     55,721.16    1.00
02-06-98    210,000.00    1.00
02-06-98    296,274.00    1.00
02-06-98    627,391.02    1.00
02-09-98     39,929.90    1.00
02-09-98     46,157.39    1.00
02-09-98     99,891.41    1.00
02-09-98    420,945.87    1.00
02-09-98    437,799.59    1.00
02-09-98    793,890.30    1.00
02-09-98  1,265,839.15    1.00
02-10-98          1.00    1.00
02-10-98          1.00    1.00
02-10-98          1.00    1.00
02-10-98          1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-10-98          1.00    1.00
02-10-98          2.00    1.00
02-10-98      4,130.50    1.00
02-10-98      5,356.36    1.00
02-10-98     10,000.00    1.00
02-10-98     15,636.36    1.00
02-10-98     41,534.42    1.00
02-10-98     81,894.25    1.00
02-10-98     85,979.40    1.00
02-10-98    131,459.34    1.00
02-10-98    194,488.23    1.00
02-10-98    264,690.12    1.00
02-10-98    541,204.92    1.00
02-10-98    547,145.48    1.00
02-10-98    717,908.47    1.00
02-10-98  3,988,848.67    1.00
02-11-98          0.39    1.00
02-11-98          1.00    1.00
02-11-98          1.00    1.00
02-11-98          1.00    1.00
02-11-98          1.00    1.00
02-11-98          1.00    1.00
02-11-98          1.00    1.00
02-11-98          1.00    1.00
02-11-98          2.00    1.00
02-11-98        363.14    1.00
02-11-98     67,604.27    1.00
02-11-98    247,755.96    1.00
02-11-98    250,184.45    1.00
02-11-98    656,714.00    1.00
02-11-98  1,114,074.95    1.00
02-11-98  1,431,969.38    1.00
02-11-98  1,670,312.60    1.00
02-12-98          1.00    1.00
02-12-98          1.00    1.00
02-12-98          1.00    1.00
02-12-98          1.00    1.00
02-12-98          1.00    1.00
02-12-98          1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-12-98          1.00    1.00
02-12-98          1.00    1.00
02-12-98          2.00    1.00
02-12-98         10.00    1.00
02-12-98         32.00    1.00
02-12-98      7,747.47    1.00
02-12-98     25,596.24    1.00
02-12-98    210,231.12    1.00
02-12-98    248,990.74    1.00
02-12-98    394,879.04    1.00
02-12-98    437,413.98    1.00
02-12-98    876,799.75    1.00
02-12-98  1,017,623.64    1.00
02-12-98  1,464,075.46    1.00
02-13-98          1.00    1.00
02-13-98     38,539.69    1.00
02-13-98     57,942.63    1.00
02-13-98    159,081.42    1.00
02-13-98    162,649.28    1.00
02-13-98    253,531.87    1.00
02-13-98    524,811.58    1.00
02-13-98    761,379.84    1.00
02-17-98          0.11    1.00
02-17-98          0.37    1.00
02-17-98          0.39    1.00
02-17-98          0.71    1.00
02-17-98        716.73    1.00
02-17-98      5,166.74    1.00
02-17-98      6,080.00    1.00
02-17-98     10,874.86    1.00
02-17-98     14,499.53    1.00
02-17-98     24,396.62    1.00
02-17-98     38,486.93    1.00
02-17-98     70,653.50    1.00
02-17-98    105,138.02    1.00
02-17-98    221,039.68    1.00
02-17-98    287,826.79    1.00
02-17-98    349,819.27    1.00
02-17-98    629,940.38    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-17-98    668,864.83    1.00
02-17-98    673,384.38    1.00
02-17-98  1,640,505.00    1.00
02-18-98      5,104.22    1.00
02-18-98     22,937.99    1.00
02-18-98    177,917.16    1.00
02-18-98    194,010.99    1.00
02-18-98    220,000.00    1.00
02-18-98    342,904.24    1.00
02-18-98    384,479.17    1.00
02-18-98    825,347.08    1.00
02-18-98  1,199,460.81    1.00
02-19-98      9,142.50    1.00
02-19-98     10,875.00    1.00
02-19-98     14,500.00    1.00
02-19-98     34,566.77    1.00
02-19-98     35,337.38    1.00
02-19-98    126,444.83    1.00
02-19-98    160,930.59    1.00
02-19-98    266,279.62    1.00
02-19-98    285,941.55    1.00
02-19-98    311,268.03    1.00
02-19-98    598,072.44    1.00
02-19-98    715,973.30    1.00
02-20-98      5,665.00    1.00
02-20-98      7,938.00    1.00
02-20-98     76,714.39    1.00
02-20-98    183,052.06    1.00
02-20-98    206,877.05    1.00
02-20-98    360,957.87    1.00
02-20-98    523,437.47    1.00
02-20-98    685,406.46    1.00
02-20-98  1,123,067.27    1.00
02-20-98  1,723,717.93    1.00
02-20-98  2,094,997.02    1.00
02-23-98          0.03    1.00
02-23-98          0.23    1.00
02-23-98          0.35    1.00
02-23-98          0.50    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-23-98          0.77    1.00
02-23-98          0.83    1.00
02-23-98     91,357.22    1.00
02-23-98     93,620.08    1.00
02-23-98    105,086.15    1.00
02-23-98    284,078.23    1.00
02-23-98    289,109.73    1.00
02-23-98    403,405.41    1.00
02-23-98    597,534.97    1.00
02-23-98    896,096.68    1.00
02-23-98    932,690.10    1.00
02-24-98          0.01    1.00
02-24-98    103,999.73    1.00
02-24-98    167,349.05    1.00
02-24-98    525,519.23    1.00
02-24-98    886,514.66    1.00
02-24-98  1,376,971.92    1.00
02-24-98  3,239,742.04    1.00
02-25-98          0.56    1.00
02-25-98          0.95    1.00
02-25-98      5,663.58    1.00
02-25-98      9,750.00    1.00
02-25-98     35,460.33    1.00
02-25-98    101,289.79    1.00
02-25-98    139,329.90    1.00
02-25-98    588,105.70    1.00
02-25-98    595,179.34    1.00
02-26-98          0.28    1.00
02-26-98          0.34    1.00
02-26-98         55.48    1.00
02-26-98     11,415.76    1.00
02-26-98     25,520.57    1.00
02-26-98     28,143.68    1.00
02-26-98     63,563.28    1.00
02-26-98     84,420.00    1.00
02-26-98    153,753.01    1.00
02-26-98    248,110.00    1.00
02-26-98    324,644.04    1.00
02-26-98    410,712.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-26-98    734,648.41    1.00
02-26-98    910,803.58    1.00
02-26-98  1,343,887.07    1.00
02-26-98  2,735,208.80    1.00
02-27-98          0.30    1.00
02-27-98          0.54    1.00
02-27-98          0.73    1.00
02-27-98          0.84    1.00
02-27-98          0.91    1.00
02-27-98     17,835.00    1.00
02-27-98     62,827.38    1.00
02-27-98    154,921.80    1.00
02-27-98    210,720.66    1.00
02-27-98    275,444.08    1.00
02-27-98    463,995.08    1.00
02-27-98    708,251.85    1.00
02-27-98    962,956.34    1.00
02-27-98  1,187,715.99    1.00
02-27-98  1,414,752.43    1.00
03-02-98          0.18    1.00
03-02-98          0.58    1.00
03-02-98          0.70    1.00
03-02-98         34.24    1.00
03-02-98         48.44    1.00
03-02-98        175.75    1.00
03-02-98        175.81    1.00
03-02-98        189.68    1.00
03-02-98        218.82    1.00
03-02-98        241.68    1.00
03-02-98        269.56    1.00
03-02-98        417.51    1.00
03-02-98        431.06    1.00
03-02-98        616.46    1.00
03-02-98      1,042.88    1.00
03-02-98     25,088.68    1.00
03-02-98    404,886.70    1.00
03-02-98    619,418.74    1.00
03-02-98    856,773.65    1.00
03-02-98  2,050,309.74    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-03-98          0.24    1.00
03-03-98      2,340.00    1.00
03-03-98      2,956.96    1.00
03-03-98     79,370.49    1.00
03-03-98    138,821.38    1.00
03-03-98    234,444.79    1.00
03-03-98    359,579.01    1.00
03-03-98    645,500.34    1.00
03-03-98  1,311,347.43    1.00
03-03-98  2,168,239.88    1.00
03-04-98          0.07    1.00
03-04-98          0.09    1.00
03-04-98          0.56    1.00
03-04-98          0.85    1.00
03-04-98          1.00    1.00
03-04-98          1.42    1.00
03-04-98          3.70    1.00
03-04-98          9.07    1.00
03-04-98         31.44    1.00
03-04-98         48.69    1.00
03-04-98         63.91    1.00
03-04-98        169.99    1.00
03-04-98        202.96    1.00
03-04-98        268.75    1.00
03-04-98        460.52    1.00
03-04-98     10,001.12    1.00
03-04-98     10,425.39    1.00
03-04-98     73,667.65    1.00
03-04-98     87,066.58    1.00
03-04-98    467,104.97    1.00
03-04-98    689,932.47    1.00
03-04-98    913,314.92    1.00
03-04-98  1,566,512.70    1.00
03-05-98          0.03    1.00
03-05-98          0.59    1.00
03-05-98          0.82    1.00
03-05-98          0.83    1.00
03-05-98         90.00    1.00
03-05-98      2,636.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-05-98     40,462.13    1.00
03-05-98     40,532.78    1.00
03-05-98    117,688.89    1.00
03-05-98    302,885.09    1.00
03-05-98    320,899.47    1.00
03-05-98  1,292,967.28    1.00
03-05-98  1,731,456.27    1.00
03-05-98  1,768,160.08    1.00
03-06-98          0.19    1.00
03-06-98          0.40    1.00
03-06-98        647.59    1.00
03-06-98    128,368.78    1.00
03-06-98    878,070.22    1.00
03-09-98          0.08    1.00
03-09-98          0.64    1.00
03-09-98          0.64    1.00
03-09-98      1,287.00    1.00
03-09-98     41,043.30    1.00
03-09-98    233,741.24    1.00
03-09-98    353,816.91    1.00
03-09-98    383,269.88    1.00
03-09-98    555,650.17    1.00
03-09-98  1,721,050.60    1.00
03-09-98  1,869,244.23    1.00
03-10-98          0.14    1.00
03-10-98          0.32    1.00
03-10-98          0.59    1.00
03-10-98     20,017.50    1.00
03-10-98     21,691.00    1.00
03-10-98     30,921.00    1.00
03-10-98     53,242.50    1.00
03-10-98    145,766.91    1.00
03-10-98    174,586.67    1.00
03-10-98    174,790.16    1.00
03-10-98    426,919.02    1.00
03-10-98  3,062,751.61    1.00
03-10-98  8,735,640.58    1.00
03-11-98          0.05    1.00
03-11-98          0.59    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-11-98          0.86    1.00
03-11-98     24,150.00    1.00
03-11-98     94,861.60    1.00
03-11-98    216,571.80    1.00
03-11-98    311,305.80    1.00
03-11-98    389,359.43    1.00
03-11-98    710,685.20    1.00
03-11-98  1,199,815.69    1.00
03-11-98  1,404,799.06    1.00
03-11-98  1,629,251.74    1.00
03-12-98          0.17    1.00
03-12-98          0.60    1.00
03-12-98          0.70    1.00
03-12-98      8,552.70    1.00
03-12-98     18,268.00    1.00
03-12-98     34,008.04    1.00
03-12-98    191,335.16    1.00
03-12-98    203,568.42    1.00
03-12-98    309,553.43    1.00
03-12-98    398,040.62    1.00
03-12-98    455,209.54    1.00
03-12-98    669,102.79    1.00
03-13-98          0.58    1.00
03-13-98          0.75    1.00
03-13-98          0.78    1.00
03-13-98     23,258.00    1.00
03-13-98    107,619.15    1.00
03-13-98    227,804.20    1.00
03-13-98    242,938.78    1.00
03-13-98    433,804.27    1.00
03-13-98    458,114.18    1.00
03-13-98    823,306.15    1.00
03-13-98    965,506.72    1.00
03-16-98          0.08    1.00
03-16-98          0.20    1.00
03-16-98          0.43    1.00
03-16-98         60.37    1.00
03-16-98        716.73    1.00
03-16-98     96,344.68    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-16-98    177,957.47    1.00
03-16-98    397,774.50    1.00
03-16-98    429,451.25    1.00
03-16-98    434,834.61    1.00
03-16-98    468,137.65    1.00
03-16-98    479,272.55    1.00
03-16-98  1,360,268.61    1.00
03-16-98  1,512,015.11    1.00
03-16-98  1,993,042.93    1.00
03-17-98          0.58    1.00
03-17-98          0.75    1.00
03-17-98     43,976.41    1.00
03-17-98    196,100.97    1.00
03-17-98  3,505,265.06    1.00
03-18-98          0.29    1.00
03-18-98          0.57    1.00
03-18-98          0.93    1.00
03-18-98      1,947.92    1.00
03-18-98      2,630.22    1.00
03-18-98     42,786.97    1.00
03-18-98     43,340.01    1.00
03-18-98     94,068.35    1.00
03-18-98    141,768.35    1.00
03-18-98    165,339.84    1.00
03-18-98    243,242.99    1.00
03-18-98    369,628.73    1.00
03-19-98          0.72    1.00
03-19-98      1,600.00    1.00
03-19-98     14,870.60    1.00
03-19-98     15,800.00    1.00
03-19-98     20,000.00    1.00
03-19-98     33,943.76    1.00
03-19-98     67,188.59    1.00
03-19-98    292,118.38    1.00
03-19-98    683,774.57    1.00
03-19-98  1,352,928.64    1.00
03-20-98          0.44    1.00
03-20-98          0.54    1.00
03-20-98          0.58    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-20-98          0.86    1.00
03-20-98         14.39    1.00
03-20-98      1,747.50    1.00
03-20-98    354,197.60    1.00
03-20-98    438,171.78    1.00
03-20-98    454,073.36    1.00
03-20-98    482,029.88    1.00
03-20-98  1,094,323.00    1.00
03-20-98  1,723,764.96    1.00
03-23-98          0.02    1.00
03-23-98          0.11    1.00
03-23-98          0.11    1.00
03-23-98          0.13    1.00
03-23-98          0.24    1.00
03-23-98          0.25    1.00
03-23-98          0.68    1.00
03-23-98     21,632.20    1.00
03-23-98     27,165.24    1.00
03-23-98     32,710.19    1.00
03-23-98    196,860.63    1.00
03-23-98    336,538.45    1.00
03-23-98  1,812,402.78    1.00
03-23-98  1,977,494.23    1.00
03-24-98          0.09    1.00
03-24-98          0.09    1.00
03-24-98          0.24    1.00
03-24-98          0.52    1.00
03-24-98          0.90    1.00
03-24-98     71,988.96    1.00
03-24-98     88,893.13    1.00
03-24-98    246,588.87    1.00
03-24-98    365,474.06    1.00
03-24-98    441,820.33    1.00
03-24-98    655,534.92    1.00
03-24-98    835,058.28    1.00
03-24-98  1,048,122.76    1.00
03-24-98  1,936,656.18    1.00
03-25-98          0.28    1.00
03-25-98          0.30    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-25-98          0.61    1.00
03-25-98          0.63    1.00
03-25-98          0.75    1.00
03-25-98          0.77    1.00
03-25-98     14,111.00    1.00
03-25-98    155,298.58    1.00
03-25-98    185,701.22    1.00
03-25-98    366,600.56    1.00
03-25-98    462,858.15    1.00
03-25-98    632,644.89    1.00
03-25-98  1,427,525.44    1.00
03-25-98  1,439,115.86    1.00
03-26-98          0.03    1.00
03-26-98          0.30    1.00
03-26-98          0.89    1.00
03-26-98     46,209.37    1.00
03-26-98     67,025.60    1.00
03-26-98    298,826.03    1.00
03-26-98    310,740.48    1.00
03-26-98    402,758.02    1.00
03-26-98  1,029,921.42    1.00
03-26-98  2,054,215.09    1.00
03-27-98          0.02    1.00
03-27-98          0.44    1.00
03-27-98          0.66    1.00
03-27-98          0.75    1.00
03-27-98          0.96    1.00
03-27-98    108,192.17    1.00
03-27-98    173,924.92    1.00
03-27-98    251,998.04    1.00
03-27-98    404,233.97    1.00
03-27-98    906,403.44    1.00
03-27-98  1,199,057.51    1.00
03-27-98  1,390,628.53    1.00
03-30-98          0.19    1.00
03-30-98          0.44    1.00
03-30-98          0.51    1.00
03-30-98          0.75    1.00
03-30-98          0.88    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-30-98     11,186.70    1.00
03-30-98     15,046.87    1.00
03-30-98     36,424.73    1.00
03-30-98     74,619.46    1.00
03-30-98     81,986.07    1.00
03-30-98    314,778.68    1.00
03-30-98    386,702.93    1.00
03-30-98    593,171.78    1.00
03-30-98    962,497.85    1.00
03-31-98          0.13    1.00
03-31-98          0.37    1.00
03-31-98          0.57    1.00
03-31-98          0.77    1.00
03-31-98          0.88    1.00
03-31-98     12,150.00    1.00
03-31-98     67,857.84    1.00
03-31-98    277,824.71    1.00
03-31-98    428,537.81    1.00
03-31-98    658,196.88    1.00
03-31-98    882,230.98    1.00
03-31-98  1,197,488.76    1.00
03-31-98  1,399,448.97    1.00
04-01-98          0.06    1.00
04-01-98          0.11    1.00
04-01-98          0.22    1.00
04-01-98          0.53    1.00
04-01-98          0.65    1.00
04-01-98        256.33    1.00
04-01-98        365.36    1.00
04-01-98        438.08    1.00
04-01-98        455.57    1.00
04-01-98        522.71    1.00
04-01-98        610.65    1.00
04-01-98        610.89    1.00
04-01-98        610.97    1.00
04-01-98        661.66    1.00
04-01-98      1,087.63    1.00
04-01-98      1,365.97    1.00
04-01-98      9,863.80    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-01-98     51,260.00    1.00
04-01-98    188,793.70    1.00
04-01-98    205,494.09    1.00
04-01-98    691,852.10    1.00
04-01-98  2,380,698.84    1.00
04-01-98  2,625,761.74    1.00
04-01-98  3,368,241.00    1.00
04-02-98          0.14    1.00
04-02-98          0.67    1.00
04-02-98          0.82    1.00
04-02-98      2,759.77    1.00
04-02-98     50,878.30    1.00
04-02-98     53,502.72    1.00
04-02-98    158,511.65    1.00
04-02-98    165,485.47    1.00
04-02-98    261,471.84    1.00
04-02-98    298,524.53    1.00
04-02-98  1,278,612.38    1.00
04-03-98          0.02    1.00
04-03-98          0.38    1.00
04-03-98          0.62    1.00
04-03-98          0.92    1.00
04-03-98          6.73    1.00
04-03-98          7.73    1.00
04-03-98         25.96    1.00
04-03-98         44.54    1.00
04-03-98         54.56    1.00
04-03-98         57.59    1.00
04-03-98         62.02    1.00
04-03-98        123.04    1.00
04-03-98        252.34    1.00
04-03-98      1,027.10    1.00
04-03-98      2,076.71    1.00
04-03-98      6,164.18    1.00
04-03-98     30,157.07    1.00
04-03-98     88,507.22    1.00
04-03-98     99,985.95    1.00
04-03-98    233,998.26    1.00
04-03-98    285,925.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-03-98    598,072.32    1.00
04-03-98    633,697.56    1.00
04-06-98          0.02    1.00
04-06-98          0.02    1.00
04-06-98          0.10    1.00
04-06-98          0.14    1.00
04-06-98          0.25    1.00
04-06-98        524.24    1.00
04-06-98      7,181.31    1.00
04-06-98     34,358.57    1.00
04-06-98     96,539.42    1.00
04-06-98    173,686.04    1.00
04-06-98    244,217.60    1.00
04-06-98    467,280.03    1.00
04-06-98  1,776,497.12    1.00
04-07-98          0.61    1.00
04-07-98          0.84    1.00
04-07-98      4,154.00    1.00
04-07-98      8,087.61    1.00
04-07-98    131,144.44    1.00
04-07-98    154,115.23    1.00
04-07-98    375,317.00    1.00
04-07-98    633,509.15    1.00
04-07-98  1,126,630.13    1.00
04-07-98  1,297,317.92    1.00
04-07-98  2,963,599.61    1.00
04-08-98          0.77    1.00
04-08-98          0.88    1.00
04-08-98          0.89    1.00
04-08-98      3,105.13    1.00
04-08-98    222,783.86    1.00
04-08-98    274,434.50    1.00
04-08-98    599,785.64    1.00
04-08-98  1,149,864.96    1.00
04-09-98          0.27    1.00
04-09-98          0.39    1.00
04-09-98          0.62    1.00
04-09-98        941.65    1.00
04-09-98      1,409.74    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-09-98     11,843.88    1.00
04-09-98     20,346.12    1.00
04-09-98     68,694.72    1.00
04-09-98    100,600.48    1.00
04-09-98    133,558.40    1.00
04-09-98    143,403.71    1.00
04-09-98    159,761.14    1.00
04-09-98    169,971.55    1.00
04-09-98    657,645.62    1.00
04-13-98          0.16    1.00
04-13-98          0.23    1.00
04-13-98          0.77    1.00
04-13-98     39,331.93    1.00
04-13-98    321,010.45    1.00
04-13-98    564,339.46    1.00
04-13-98    694,349.15    1.00
04-13-98  1,236,798.35    1.00
04-13-98  3,160,144.70    1.00
04-13-98  7,663,464.16    1.00
04-14-98          0.29    1.00
04-14-98          0.43    1.00
04-14-98     36,027.64    1.00
04-14-98     46,894.13    1.00
04-14-98    156,440.34    1.00
04-14-98    248,214.09    1.00
04-14-98    538,146.15    1.00
04-14-98    553,241.88    1.00
04-14-98    563,125.85    1.00
04-14-98  1,058,719.15    1.00
04-14-98  9,422,784.80    1.00
04-15-98          0.25    1.00
04-15-98         52.43    1.00
04-15-98         52.44    1.00
04-15-98         65.53    1.00
04-15-98         69.20    1.00
04-15-98         94.35    1.00
04-15-98        752.22    1.00
04-15-98      8,852.36    1.00
04-15-98     19,124.62    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-15-98     28,856.20    1.00
04-15-98    127,737.50    1.00
04-15-98    171,425.27    1.00
04-15-98    197,664.49    1.00
04-15-98    702,436.54    1.00
04-15-98  1,032,881.06    1.00
04-15-98  1,059,526.29    1.00
04-15-98  1,863,695.32    1.00
04-15-98 12,284,001.64    1.00
04-16-98          0.14    1.00
04-16-98          0.52    1.00
04-16-98          0.55    1.00
04-16-98      7,924.52    1.00
04-16-98      9,061.74    1.00
04-16-98     55,772.22    1.00
04-16-98    388,146.16    1.00
04-16-98    711,788.19    1.00
04-16-98  1,058,248.36    1.00
04-16-98 19,260,029.33    1.00
04-17-98          0.52    1.00
04-17-98          0.53    1.00
04-17-98          0.85    1.00
04-17-98          0.86    1.00
04-17-98         22.71    1.00
04-17-98      7,484.75    1.00
04-17-98     10,000.00    1.00
04-17-98    134,305.29    1.00
04-17-98    200,250.08    1.00
04-17-98    289,536.91    1.00
04-17-98    353,614.01    1.00
04-17-98  1,318,319.32    1.00
04-17-98  1,348,254.38    1.00
04-17-98  4,737,896.06    1.00
04-20-98          0.07    1.00
04-20-98          0.24    1.00
04-20-98          0.38    1.00
04-20-98      1,881.14    1.00
04-20-98     57,671.85    1.00
04-20-98    389,745.23    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-20-98    553,069.05    1.00
04-20-98    701,352.08    1.00
04-20-98    739,514.80    1.00
04-20-98  1,670,709.43    1.00
04-20-98  1,813,563.46    1.00
04-20-98  2,813,701.19    1.00
04-21-98          0.57    1.00
04-21-98          0.59    1.00
04-21-98          0.93    1.00
04-21-98      6,582.02    1.00
04-21-98     25,907.92    1.00
04-21-98     33,919.09    1.00
04-21-98     85,389.97    1.00
04-21-98    300,000.00    1.00
04-21-98  1,469,244.01    1.00
04-21-98  1,954,807.68    1.00
04-21-98  4,655,861.17    1.00
04-22-98          0.57    1.00
04-22-98          0.81    1.00
04-22-98        339.60    1.00
04-22-98     21,306.71    1.00
04-22-98     27,180.00    1.00
04-22-98     62,026.98    1.00
04-22-98     75,946.84    1.00
04-22-98     91,407.44    1.00
04-22-98    117,037.85    1.00
04-22-98    268,804.27    1.00
04-22-98    273,911.01    1.00
04-22-98    341,222.93    1.00
04-22-98    436,543.38    1.00
04-22-98  1,124,675.79    1.00
04-23-98          0.47    1.00
04-23-98          0.53    1.00
04-23-98          0.86    1.00
04-23-98          8.06    1.00
04-23-98        961.20    1.00
04-23-98      1,485.64    1.00
04-23-98     67,372.80    1.00
04-23-98    139,864.39    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-23-98    477,718.58    1.00
04-23-98  1,083,304.60    1.00
04-24-98          0.27    1.00
04-24-98          0.37    1.00
04-24-98          0.51    1.00
04-24-98          0.83    1.00
04-24-98      1,200.00    1.00
04-24-98      2,412.00    1.00
04-24-98     31,522.76    1.00
04-24-98     57,552.70    1.00
04-24-98     99,964.03    1.00
04-24-98    125,139.88    1.00
04-24-98    592,684.64    1.00
04-24-98    961,651.80    1.00
04-24-98  1,203,016.09    1.00
04-27-98          0.03    1.00
04-27-98          0.15    1.00
04-27-98     19,895.30    1.00
04-27-98     85,035.36    1.00
04-27-98    187,222.98    1.00
04-27-98    804,333.19    1.00
04-27-98  1,449,546.67    1.00
04-27-98  1,819,647.39    1.00
04-27-98  2,286,344.96    1.00
04-27-98  6,310,058.78    1.00
04-28-98          0.35    1.00
04-28-98          0.40    1.00
04-28-98          0.49    1.00
04-28-98          0.67    1.00
04-28-98          0.85    1.00
04-28-98      3,341.20    1.00
04-28-98     90,238.28    1.00
04-28-98     92,521.58    1.00
04-28-98    723,188.23    1.00
04-28-98  2,113,830.48    1.00
04-29-98          0.71    1.00
04-29-98          0.83    1.00
04-29-98      2,775.41    1.00
04-29-98      7,480.82    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-29-98     20,623.10    1.00
04-29-98    333,325.08    1.00
04-29-98    391,957.35    1.00
04-29-98  1,198,792.24    1.00
04-29-98  1,902,737.43    1.00
04-30-98          0.47    1.00
04-30-98          0.51    1.00
04-30-98     14,062.50    1.00
04-30-98     23,337.62    1.00
04-30-98     26,301.58    1.00
04-30-98     53,794.24    1.00
04-30-98     78,510.86    1.00
04-30-98     80,000.00    1.00
04-30-98    123,287.11    1.00
04-30-98    279,850.18    1.00
04-30-98    405,159.55    1.00
04-30-98  1,279,529.37    1.00
04-30-98  5,020,921.84    1.00
04-30-98  5,754,984.74    1.00
04-30-98  6,234,354.94    1.00
05-01-98          0.04    1.00
05-01-98          0.29    1.00
05-01-98          0.35    1.00
05-01-98        214.56    1.00
05-01-98        258.17    1.00
05-01-98        435.88    1.00
05-01-98        456.79    1.00
05-01-98        524.56    1.00
05-01-98        563.25    1.00
05-01-98        565.90    1.00
05-01-98        712.57    1.00
05-01-98        904.11    1.00
05-01-98      1,079.36    1.00
05-01-98      1,185.01    1.00
05-01-98      7,349.62    1.00
05-01-98     12,596.66    1.00
05-01-98     70,880.69    1.00
05-01-98     73,637.02    1.00
05-01-98    247,221.93    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-01-98    374,740.84    1.00
05-01-98    523,825.53    1.00
05-01-98    970,746.48    1.00
05-01-98  2,116,312.34    1.00
05-01-98  8,603,702.13    1.00
05-01-98 11,428,783.06    1.00
05-04-98          0.42    1.00
05-04-98          0.42    1.00
05-04-98          0.45    1.00
05-04-98          0.71    1.00
05-04-98     10,225.11    1.00
05-04-98     15,464.67    1.00
05-04-98     74,372.49    1.00
05-04-98    159,687.01    1.00
05-04-98    204,205.38    1.00
05-04-98    341,234.76    1.00
05-04-98    864,400.91    1.00
05-05-98          0.15    1.00
05-05-98          3.07    1.00
05-05-98         10.04    1.00
05-05-98         27.06    1.00
05-05-98         57.53    1.00
05-05-98         68.10    1.00
05-05-98         69.63    1.00
05-05-98         88.17    1.00
05-05-98        101.90    1.00
05-05-98        119.21    1.00
05-05-98      1,631.40    1.00
05-05-98     10,950.27    1.00
05-05-98     48,711.22    1.00
05-05-98    127,301.43    1.00
05-05-98    165,970.50    1.00
05-05-98    549,568.93    1.00
05-05-98    689,526.84    1.00
05-05-98    921,303.58    1.00
05-05-98  1,561,968.74    1.00
05-05-98 22,573,936.91    1.00
05-06-98          0.76    1.00
05-06-98          0.80    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-06-98         89.58    1.00
05-06-98      9,423.71    1.00
05-06-98     18,147.66    1.00
05-06-98    151,025.25    1.00
05-06-98    153,111.41    1.00
05-06-98    456,661.67    1.00
05-06-98    627,854.06    1.00
05-06-98  1,198,591.63    1.00
05-07-98          0.42    1.00
05-07-98          0.47    1.00
05-07-98          0.56    1.00
05-07-98          0.57    1.00
05-07-98          0.95    1.00
05-07-98      8,137.50    1.00
05-07-98     45,073.88    1.00
05-07-98    194,267.23    1.00
05-07-98  1,688,767.77    1.00
05-07-98  2,133,288.65    1.00
05-08-98          0.41    1.00
05-08-98      2,327.68    1.00
05-08-98      4,612.50    1.00
05-08-98      6,293.77    1.00
05-08-98    129,995.66    1.00
05-08-98    311,493.02    1.00
05-08-98    381,265.33    1.00
05-08-98  2,390,900.14    1.00
05-11-98          0.13    1.00
05-11-98          0.52    1.00
05-11-98     55,922.10    1.00
05-11-98    134,300.35    1.00
05-11-98    183,411.87    1.00
05-11-98    450,938.16    1.00
05-11-98    621,461.68    1.00
05-11-98    645,292.77    1.00
05-11-98    884,414.77    1.00
05-11-98  1,987,658.76    1.00
05-11-98  3,614,570.29    1.00
05-12-98          0.29    1.00
05-12-98          0.43    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-12-98          0.55    1.00
05-12-98     16,743.75    1.00
05-12-98    137,671.55    1.00
05-12-98    189,316.60    1.00
05-12-98    377,233.69    1.00
05-12-98    610,642.39    1.00
05-12-98    692,722.06    1.00
05-13-98          0.16    1.00
05-13-98          0.49    1.00
05-13-98      3,604.87    1.00
05-13-98     46,861.05    1.00
05-13-98    222,155.72    1.00
05-13-98    309,485.67    1.00
05-13-98    390,588.54    1.00
05-13-98    609,340.88    1.00
05-13-98  1,165,953.48    1.00
05-14-98          0.32    1.00
05-14-98          0.56    1.00
05-14-98         55.00    1.00
05-14-98      1,953.55    1.00
05-14-98     80,767.36    1.00
05-14-98    116,307.13    1.00
05-14-98    289,956.82    1.00
05-14-98    290,180.49    1.00
05-14-98    857,935.87    1.00
05-14-98  1,348,853.18    1.00
05-14-98  1,378,611.11    1.00
05-14-98  8,468,790.51    1.00
05-15-98          0.52    1.00
05-15-98          0.61    1.00
05-15-98          0.70    1.00
05-15-98          0.99    1.00
05-15-98      1,400.00    1.00
05-15-98     19,065.63    1.00
05-15-98     27,900.01    1.00
05-15-98    205,033.12    1.00
05-15-98    226,562.40    1.00
05-15-98    396,514.72    1.00
05-15-98  1,321,660.86    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-15-98  1,530,349.97    1.00
05-18-98          0.06    1.00
05-18-98          0.37    1.00
05-18-98          0.49    1.00
05-18-98          0.50    1.00
05-18-98         20.65    1.00
05-18-98         85.37    1.00
05-18-98        908.40    1.00
05-18-98     27,994.28    1.00
05-18-98    214,708.50    1.00
05-18-98    251,098.07    1.00
05-18-98    301,493.09    1.00
05-18-98    447,187.39    1.00
05-18-98    665,777.68    1.00
05-18-98  1,218,337.67    1.00
05-18-98  1,972,983.40    1.00
05-19-98          0.21    1.00
05-19-98          0.22    1.00
05-19-98          0.34    1.00
05-19-98          0.35    1.00
05-19-98      3,507.40    1.00
05-19-98      9,142.50    1.00
05-19-98    200,215.36    1.00
05-19-98  1,772,814.70    1.00
05-20-98          0.36    1.00
05-20-98          0.57    1.00
05-20-98          0.96    1.00
05-20-98          1.48    1.00
05-20-98     17,546.48    1.00
05-20-98     18,575.76    1.00
05-20-98     40,946.76    1.00
05-20-98    163,685.47    1.00
05-20-98    198,751.62    1.00
05-20-98    249,311.05    1.00
05-20-98    348,284.97    1.00
05-20-98  2,137,643.55    1.00
05-21-98          0.38    1.00
05-21-98          0.41    1.00
05-21-98    203,100.32    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-21-98    442,480.74    1.00
05-21-98    702,352.50    1.00
05-21-98    751,671.75    1.00
05-21-98  1,258,287.12    1.00
05-21-98  4,183,382.71    1.00
05-22-98          0.03    1.00
05-22-98          0.46    1.00
05-22-98          0.85    1.00
05-22-98      5,685.75    1.00
05-22-98     16,855.06    1.00
05-22-98     23,805.64    1.00
05-22-98     27,629.59    1.00
05-22-98     39,143.53    1.00
05-22-98    114,622.48    1.00
05-22-98  2,039,134.20    1.00
05-22-98  2,975,458.98    1.00
05-26-98          0.02    1.00
05-26-98          0.30    1.00
05-26-98      2,989.08    1.00
05-26-98    102,532.79    1.00
05-26-98    182,228.39    1.00
05-26-98    364,670.69    1.00
05-26-98  2,328,828.23    1.00
05-26-98  7,176,626.07    1.00
05-27-98          0.28    1.00
05-27-98          0.36    1.00
05-27-98          0.42    1.00
05-27-98          0.54    1.00
05-27-98    231,333.81    1.00
05-27-98    348,459.78    1.00
05-27-98    406,542.29    1.00
05-27-98    437,348.07    1.00
05-27-98    745,163.17    1.00
05-27-98    844,371.75    1.00
05-28-98          0.06    1.00
05-28-98          0.34    1.00
05-28-98          0.38    1.00
05-28-98          0.89    1.00
05-28-98     12,776.12    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-28-98     47,698.41    1.00
05-28-98    630,570.45    1.00
05-28-98    656,441.85    1.00
05-28-98    823,290.62    1.00
05-28-98  1,358,147.24    1.00
05-29-98          0.19    1.00
05-29-98          0.53    1.00
05-29-98      3,909.00    1.00
05-29-98     76,699.70    1.00
05-29-98     97,026.13    1.00
05-29-98    138,573.26    1.00
05-29-98    512,835.98    1.00
05-29-98    753,090.24    1.00
05-29-98    977,965.37    1.00
05-29-98  1,315,208.62    1.00
06-01-98          0.21    1.00
06-01-98          0.31    1.00
06-01-98         89.17    1.00
06-01-98        145.36    1.00
06-01-98        174.58    1.00
06-01-98        192.09    1.00
06-01-98        227.98    1.00
06-01-98        290.99    1.00
06-01-98        292.98    1.00
06-01-98        329.09    1.00
06-01-98        393.74    1.00
06-01-98        425.18    1.00
06-01-98        430.43    1.00
06-01-98        449.52    1.00
06-01-98      1,048.77    1.00
06-01-98     64,615.06    1.00
06-01-98     66,096.35    1.00
06-01-98     69,491.46    1.00
06-01-98     80,970.34    1.00
06-01-98    623,515.95    1.00
06-02-98          0.02    1.00
06-02-98          0.35    1.00
06-02-98          0.47    1.00
06-02-98          0.60    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-02-98          0.95    1.00
06-02-98        319.20    1.00
06-02-98      7,900.00    1.00
06-02-98     10,000.00    1.00
06-02-98     35,044.09    1.00
06-02-98    151,316.44    1.00
06-02-98    271,098.90    1.00
06-02-98    355,815.88    1.00
06-02-98    395,884.98    1.00
06-02-98    523,707.05    1.00
06-02-98    635,575.25    1.00
06-02-98  1,009,957.53    1.00
06-02-98  1,159,717.36    1.00
06-03-98          0.26    1.00
06-03-98          3.14    1.00
06-03-98          5.20    1.00
06-03-98          5.20    1.00
06-03-98         10.59    1.00
06-03-98         14.02    1.00
06-03-98         46.32    1.00
06-03-98         73.28    1.00
06-03-98         79.45    1.00
06-03-98         97.63    1.00
06-03-98        106.77    1.00
06-03-98        210.39    1.00
06-03-98        266.25    1.00
06-03-98        317.41    1.00
06-03-98        434.71    1.00
06-03-98      2,090.61    1.00
06-03-98     18,611.10    1.00
06-03-98     41,414.93    1.00
06-03-98    116,967.20    1.00
06-03-98    139,479.27    1.00
06-03-98    233,821.14    1.00
06-03-98    330,059.40    1.00
06-03-98    471,158.92    1.00
06-04-98          0.33    1.00
06-04-98          0.45    1.00
06-04-98          0.52    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-04-98          0.60    1.00
06-04-98        586.18    1.00
06-04-98      5,290.29    1.00
06-04-98     48,087.74    1.00
06-04-98  1,179,993.02    1.00
06-04-98  6,951,035.33    1.00
06-05-98          0.02    1.00
06-05-98          0.36    1.00
06-05-98      7,497.00    1.00
06-05-98     69,743.00    1.00
06-05-98    253,756.95    1.00
06-05-98    274,468.13    1.00
06-05-98    360,764.28    1.00
06-05-98    493,116.71    1.00
06-05-98    586,879.19    1.00
06-05-98    619,145.96    1.00
06-05-98    759,713.68    1.00
06-05-98    799,201.59    1.00
06-08-98          0.15    1.00
06-08-98          0.16    1.00
06-08-98          0.19    1.00
06-08-98          0.26    1.00
06-08-98          0.30    1.00
06-08-98     80,471.25    1.00
06-08-98    144,716.85    1.00
06-08-98    161,983.56    1.00
06-08-98    360,961.75    1.00
06-08-98    517,804.16    1.00
06-09-98          0.36    1.00
06-09-98          2.83    1.00
06-09-98      3,557.55    1.00
06-09-98     10,227.18    1.00
06-09-98     87,454.82    1.00
06-09-98    154,597.56    1.00
06-09-98    245,708.67    1.00
06-09-98    288,894.64    1.00
06-09-98    553,304.17    1.00
06-09-98    569,210.90    1.00
06-09-98    946,322.72    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-09-98  1,125,260.94    1.00
06-10-98          0.33    1.00
06-10-98          0.39    1.00
06-10-98          0.57    1.00
06-10-98        565.40    1.00
06-10-98      9,693.75    1.00
06-10-98     13,058.28    1.00
06-10-98     15,174.00    1.00
06-10-98     32,834.53    1.00
06-10-98    116,391.65    1.00
06-10-98    234,365.59    1.00
06-10-98    294,530.82    1.00
06-10-98    470,283.78    1.00
06-10-98    735,599.56    1.00
06-10-98  1,902,534.98    1.00
06-10-98  2,332,094.22    1.00
06-11-98          0.21    1.00
06-11-98     93,604.94    1.00
06-11-98    150,000.00    1.00
06-11-98    247,879.60    1.00
06-11-98    255,250.94    1.00
06-11-98    581,233.79    1.00
06-11-98    601,578.25    1.00
06-11-98    642,302.96    1.00
06-11-98    775,003.50    1.00
06-11-98  1,353,077.70    1.00
06-12-98          0.56    1.00
06-12-98        962.56    1.00
06-12-98     20,025.00    1.00
06-12-98     24,671.02    1.00
06-12-98     70,786.27    1.00
06-12-98    208,757.43    1.00
06-12-98    222,512.75    1.00
06-12-98    228,343.51    1.00
06-12-98    263,582.30    1.00
06-12-98  1,477,318.31    1.00
06-15-98          0.93    1.00
06-15-98     19,964.90    1.00
06-15-98     29,906.88    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-15-98     42,943.74    1.00
06-15-98     77,496.07    1.00
06-15-98    280,474.16    1.00
06-15-98    288,953.50    1.00
06-15-98  1,226,074.13    1.00
06-15-98  3,642,211.20    1.00
06-16-98          0.18    1.00
06-16-98          0.33    1.00
06-16-98          0.40    1.00
06-16-98          7.87    1.00
06-16-98         52.43    1.00
06-16-98         52.44    1.00
06-16-98         62.90    1.00
06-16-98         94.35    1.00
06-16-98        125.41    1.00
06-16-98        131.06    1.00
06-16-98        141.36    1.00
06-16-98        752.22    1.00
06-16-98     12,182.78    1.00
06-16-98     52,361.14    1.00
06-16-98     62,013.09    1.00
06-16-98    106,251.14    1.00
06-16-98    169,683.88    1.00
06-16-98    289,229.87    1.00
06-16-98    351,552.54    1.00
06-16-98    653,195.79    1.00
06-16-98  1,562,354.58    1.00
06-17-98          0.34    1.00
06-17-98     35,519.44    1.00
06-17-98     44,269.32    1.00
06-17-98     50,000.00    1.00
06-17-98     50,000.00    1.00
06-17-98     84,331.40    1.00
06-17-98    113,955.46    1.00
06-17-98    262,095.57    1.00
06-17-98    298,776.39    1.00
06-17-98    611,526.91    1.00
06-17-98    991,767.73    1.00
06-17-98  1,035,248.99    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-17-98  1,086,853.75    1.00
06-18-98          0.31    1.00
06-18-98          0.65    1.00
06-18-98      3,715.07    1.00
06-18-98     17,585.72    1.00
06-18-98     24,956.25    1.00
06-18-98    342,835.67    1.00
06-18-98    420,815.85    1.00
06-18-98    670,061.66    1.00
06-18-98    675,540.53    1.00
06-19-98      9,627.20    1.00
06-19-98    310,007.94    1.00
06-19-98    360,274.98    1.00
06-19-98    387,314.80    1.00
06-19-98    422,680.33    1.00
06-19-98    572,003.09    1.00
06-22-98          0.16    1.00
06-22-98          0.38    1.00
06-22-98          0.45    1.00
06-22-98          0.49    1.00
06-22-98     34,056.63    1.00
06-22-98    127,868.65    1.00
06-22-98    216,920.29    1.00
06-22-98    230,848.38    1.00
06-22-98    274,981.91    1.00
06-22-98    849,125.96    1.00
06-22-98 25,775,905.55    1.00
06-23-98          0.05    1.00
06-23-98      9,887.99    1.00
06-23-98     77,286.19    1.00
06-23-98     99,414.26    1.00
06-23-98    150,111.51    1.00
06-23-98    176,484.40    1.00
06-23-98    400,393.03    1.00
06-23-98    493,111.45    1.00
06-23-98    652,977.11    1.00
06-23-98  1,494,328.83    1.00
06-24-98          0.26    1.00
06-24-98          0.38    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-24-98          0.74    1.00
06-24-98          0.88    1.00
06-24-98      1,383.45    1.00
06-24-98      6,333.03    1.00
06-24-98    164,535.72    1.00
06-24-98    243,534.03    1.00
06-24-98    247,272.30    1.00
06-24-98    249,192.93    1.00
06-24-98    296,222.48    1.00
06-24-98    409,427.17    1.00
06-24-98    817,468.38    1.00
06-24-98  1,198,806.69    1.00
06-25-98          0.48    1.00
06-25-98      7,532.37    1.00
06-25-98    234,717.46    1.00
06-25-98    301,828.00    1.00
06-25-98    302,491.87    1.00
06-25-98    383,102.16    1.00
06-25-98    418,641.84    1.00
06-25-98    706,701.03    1.00
06-25-98  1,199,696.69    1.00
06-25-98  2,665,496.59    1.00
06-25-98  5,213,068.97    1.00
06-26-98          0.34    1.00
06-26-98      4,194.88    1.00
06-26-98      5,000.00    1.00
06-26-98      5,000.00    1.00
06-26-98      5,000.00    1.00
06-26-98     56,959.37    1.00
06-26-98    266,499.24    1.00
06-26-98    298,954.07    1.00
06-26-98    350,837.96    1.00
06-26-98    466,167.53    1.00
06-26-98    529,743.79    1.00
06-26-98    573,749.12    1.00
06-26-98    715,452.53    1.00
06-26-98  2,617,109.75    1.00
06-26-98 30,000,000.00    1.00
06-29-98          0.15    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-29-98          0.68    1.00
06-29-98     16,783.69    1.00
06-29-98     29,492.66    1.00
06-29-98     57,850.19    1.00
06-29-98    133,689.94    1.00
06-29-98    385,261.32    1.00
06-29-98    554,176.22    1.00
06-29-98    599,800.72    1.00
06-29-98    871,053.14    1.00
06-30-98          0.08    1.00
06-30-98          0.89    1.00
06-30-98      4,531.25    1.00
06-30-98     19,481.50    1.00
06-30-98     21,309.79    1.00
06-30-98     83,509.45    1.00
06-30-98    102,834.24    1.00
06-30-98    110,788.76    1.00
06-30-98    356,769.96    1.00
06-30-98    941,573.14    1.00
06-30-98  1,155,363.57    1.00
06-30-98  1,657,695.83    1.00
06-30-98  4,391,884.21    1.00
07-01-98          0.13    1.00
07-01-98          0.20    1.00
07-01-98          0.20    1.00
07-01-98          0.31    1.00
07-01-98        160.70    1.00
07-01-98        219.00    1.00
07-01-98        247.86    1.00
07-01-98        308.90    1.00
07-01-98        388.16    1.00
07-01-98        410.36    1.00
07-01-98        440.13    1.00
07-01-98        443.60    1.00
07-01-98        537.27    1.00
07-01-98        567.16    1.00
07-01-98        574.86    1.00
07-01-98        611.71    1.00
07-01-98        856.87    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-01-98        892.49    1.00
07-01-98      1,077.62    1.00
07-01-98     50,240.00    1.00
07-01-98     54,007.62    1.00
07-01-98    192,863.58    1.00
07-01-98    256,451.41    1.00
07-01-98    330,313.88    1.00
07-01-98    364,635.32    1.00
07-01-98    556,485.00    1.00
07-01-98  1,652,114.65    1.00
07-02-98          0.14    1.00
07-02-98          0.33    1.00
07-02-98     93,263.44    1.00
07-02-98    149,044.17    1.00
07-02-98    249,615.13    1.00
07-02-98    267,922.32    1.00
07-02-98    284,417.31    1.00
07-02-98    361,921.51    1.00
07-02-98    539,595.23    1.00
07-02-98    835,448.91    1.00
07-02-98  1,020,165.74    1.00
07-02-98  1,218,033.43    1.00
07-06-98          0.02    1.00
07-06-98          0.21    1.00
07-06-98          0.24    1.00
07-06-98          0.30    1.00
07-06-98         35.56    1.00
07-06-98         78.23    1.00
07-06-98     10,463.53    1.00
07-06-98     24,325.70    1.00
07-06-98    109,435.39    1.00
07-06-98    123,174.65    1.00
07-06-98    258,366.99    1.00
07-06-98    436,516.65    1.00
07-07-98          0.12    1.00
07-07-98          0.19    1.00
07-07-98          0.25    1.00
07-07-98          0.42    1.00
07-07-98          0.75    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-07-98        234.96    1.00
07-07-98      4,134.90    1.00
07-07-98      5,017.05    1.00
07-07-98      5,017.05    1.00
07-07-98      5,017.05    1.00
07-07-98      5,017.05    1.00
07-07-98      5,017.05    1.00
07-07-98      5,017.05    1.00
07-07-98     24,206.23    1.00
07-07-98    143,466.46    1.00
07-07-98    198,082.88    1.00
07-07-98    311,652.46    1.00
07-07-98    591,191.17    1.00
07-07-98    681,058.57    1.00
07-07-98  1,233,194.01    1.00
07-07-98  3,265,834.69    1.00
07-08-98          0.09    1.00
07-08-98          0.39    1.00
07-08-98     21,041.45    1.00
07-08-98     37,019.35    1.00
07-08-98     88,519.06    1.00
07-08-98    145,271.96    1.00
07-08-98    182,440.28    1.00
07-08-98    194,712.37    1.00
07-08-98    235,328.01    1.00
07-09-98          0.09    1.00
07-09-98          0.44    1.00
07-09-98          0.61    1.00
07-09-98      9,609.60    1.00
07-09-98     13,596.27    1.00
07-09-98    135,301.41    1.00
07-09-98    153,900.25    1.00
07-09-98    369,523.64    1.00
07-09-98    394,441.80    1.00
07-09-98    427,271.81    1.00
07-09-98    534,271.64    1.00
07-09-98  3,032,964.97    1.00
07-10-98          0.06    1.00
07-10-98          0.73    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-10-98     44,984.65    1.00
07-10-98    144,582.28    1.00
07-10-98    170,869.28    1.00
07-10-98    190,927.43    1.00
07-10-98    240,306.48    1.00
07-10-98    261,275.21    1.00
07-10-98  4,001,372.00    1.00
07-13-98          0.14    1.00
07-13-98          0.65    1.00
07-13-98        219.26    1.00
07-13-98        857.62    1.00
07-13-98     59,008.59    1.00
07-13-98    119,993.80    1.00
07-13-98    176,537.52    1.00
07-13-98    288,983.05    1.00
07-13-98    308,890.74    1.00
07-13-98    997,341.48    1.00
07-14-98          0.07    1.00
07-14-98      7,410.00    1.00
07-14-98     60,823.64    1.00
07-14-98    156,222.99    1.00
07-14-98    497,812.38    1.00
07-14-98  1,848,395.49    1.00
07-14-98  2,273,241.33    1.00
07-14-98  3,520,564.61    1.00
07-15-98          0.80    1.00
07-15-98      3,187.50    1.00
07-15-98     34,615.00    1.00
07-15-98     76,879.11    1.00
07-15-98     94,295.85    1.00
07-15-98    173,600.71    1.00
07-15-98    290,223.12    1.00
07-15-98    372,694.14    1.00
07-15-98    445,321.61    1.00
07-15-98    473,129.78    1.00
07-15-98    565,836.03    1.00
07-16-98          0.22    1.00
07-16-98          0.59    1.00
07-16-98          0.76    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-16-98         52.43    1.00
07-16-98         59.47    1.00
07-16-98         62.90    1.00
07-16-98         65.53    1.00
07-16-98         69.20    1.00
07-16-98        125.41    1.00
07-16-98        141.36    1.00
07-16-98        209.69    1.00
07-16-98        752.22    1.00
07-16-98    101,018.91    1.00
07-16-98    152,001.18    1.00
07-16-98    306,676.43    1.00
07-16-98    319,773.84    1.00
07-16-98  1,028,705.86    1.00
07-16-98  1,134,972.80    1.00
07-16-98  1,676,601.88    1.00
07-16-98  1,997,268.18    1.00
07-17-98          0.64    1.00
07-17-98          0.65    1.00
07-17-98      6,950.00    1.00
07-17-98     13,834.58    1.00
07-17-98     28,018.72    1.00
07-17-98     63,359.97    1.00
07-17-98     63,360.42    1.00
07-17-98    298,675.38    1.00
07-17-98    423,537.31    1.00
07-17-98    488,487.17    1.00
07-17-98    839,709.09    1.00
07-17-98  1,428,616.03    1.00
07-20-98          0.90    1.00
07-20-98        500.00    1.00
07-20-98        675.00    1.00
07-20-98     46,430.48    1.00
07-20-98     49,904.85    1.00
07-20-98    309,506.33    1.00
07-20-98    405,930.13    1.00
07-20-98  1,651,749.52    1.00
07-21-98          0.56    1.00
07-21-98          0.68    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-21-98      9,855.74    1.00
07-21-98     25,000.00    1.00
07-21-98     25,000.00    1.00
07-21-98     25,000.00    1.00
07-21-98    220,061.58    1.00
07-21-98    240,184.26    1.00
07-21-98    290,444.36    1.00
07-21-98    511,498.39    1.00
07-21-98    599,593.64    1.00
07-21-98    718,545.86    1.00
07-21-98    939,357.84    1.00
07-21-98  1,312,435.97    1.00
07-22-98          0.41    1.00
07-22-98     12,012.68    1.00
07-22-98     13,334.11    1.00
07-22-98     25,000.00    1.00
07-22-98     50,000.00    1.00
07-22-98     57,281.62    1.00
07-22-98    181,409.30    1.00
07-22-98    342,585.77    1.00
07-22-98  1,063,994.32    1.00
07-22-98  1,583,201.29    1.00
07-23-98          0.44    1.00
07-23-98          0.51    1.00
07-23-98          0.59    1.00
07-23-98          0.95    1.00
07-23-98         79.03    1.00
07-23-98     60,000.00    1.00
07-23-98    332,477.70    1.00
07-23-98    355,973.47    1.00
07-23-98    801,420.34    1.00
07-23-98  1,444,953.12    1.00
07-23-98 11,590,633.37    1.00
07-24-98     13,137.56    1.00
07-24-98     70,557.72    1.00
07-24-98    106,301.51    1.00
07-24-98    116,666.91    1.00
07-24-98    120,336.27    1.00
07-24-98    944,465.57    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-24-98    966,709.15    1.00
07-24-98  4,896,932.03    1.00
07-24-98  5,476,007.18    1.00
07-27-98      9,521.31    1.00
07-27-98      9,860.42    1.00
07-27-98      9,894.44    1.00
07-27-98      9,899.88    1.00
07-27-98      9,902.15    1.00
07-27-98    253,755.24    1.00
07-27-98    426,895.98    1.00
07-27-98    727,960.64    1.00
07-27-98    991,364.53    1.00
07-27-98  2,998,816.75    1.00
07-27-98  6,110,888.01    1.00
07-28-98          0.08    1.00
07-28-98          0.36    1.00
07-28-98          0.41    1.00
07-28-98          0.44    1.00
07-28-98      3,080.88    1.00
07-28-98     29,892.73    1.00
07-28-98    151,695.01    1.00
07-28-98    925,776.72    1.00
07-28-98  1,092,450.08    1.00
07-28-98  1,097,431.98    1.00
07-28-98  2,886,128.18    1.00
07-28-98  3,258,675.87    1.00
07-29-98          0.37    1.00
07-29-98          0.39    1.00
07-29-98          0.55    1.00
07-29-98        998.05    1.00
07-29-98     19,573.67    1.00
07-29-98    113,967.58    1.00
07-29-98    187,188.90    1.00
07-29-98    268,242.02    1.00
07-29-98    324,818.35    1.00
07-29-98    472,606.87    1.00
07-29-98    474,092.15    1.00
07-29-98    636,164.26    1.00
07-29-98  2,171,499.66    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-30-98          0.36    1.00
07-30-98          0.91    1.00
07-30-98     14,720.29    1.00
07-30-98     15,413.13    1.00
07-30-98     33,279.10    1.00
07-30-98    273,690.58    1.00
07-30-98    432,899.17    1.00
07-30-98    550,274.74    1.00
07-30-98  1,043,576.21    1.00
07-31-98          0.37    1.00
07-31-98     23,288.39    1.00
07-31-98     62,641.65    1.00
07-31-98     81,984.09    1.00
07-31-98    332,452.62    1.00
07-31-98    537,035.66    1.00
07-31-98  1,238,799.47    1.00
07-31-98  1,274,531.31    1.00
07-31-98  1,324,883.82    1.00
07-31-98  2,134,552.20    1.00
07-31-98  2,238,479.62    1.00
08-03-98          0.53    1.00
08-03-98          0.94    1.00
08-03-98        122.87    1.00
08-03-98        133.76    1.00
08-03-98        159.26    1.00
08-03-98        180.52    1.00
08-03-98        197.17    1.00
08-03-98        216.68    1.00
08-03-98        291.22    1.00
08-03-98        320.63    1.00
08-03-98        325.77    1.00
08-03-98        338.92    1.00
08-03-98        347.95    1.00
08-03-98        381.96    1.00
08-03-98        394.91    1.00
08-03-98        415.58    1.00
08-03-98        433.01    1.00
08-03-98        542.46    1.00
08-03-98      1,047.93    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-03-98     17,920.00    1.00
08-03-98     18,591.00    1.00
08-03-98     36,176.41    1.00
08-03-98    105,163.66    1.00
08-03-98    191,196.23    1.00
08-03-98    320,603.96    1.00
08-03-98    552,645.75    1.00
08-03-98    801,176.61    1.00
08-04-98          0.76    1.00
08-04-98    190,363.76    1.00
08-04-98    347,333.84    1.00
08-04-98    634,091.28    1.00
08-04-98    845,462.94    1.00
08-04-98    926,008.32    1.00
08-04-98  1,107,728.85    1.00
08-05-98          0.50    1.00
08-05-98          5.00    1.00
08-05-98         22.05    1.00
08-05-98         24.65    1.00
08-05-98         25.63    1.00
08-05-98         27.24    1.00
08-05-98         46.63    1.00
08-05-98         50.75    1.00
08-05-98         51.89    1.00
08-05-98         62.47    1.00
08-05-98         81.53    1.00
08-05-98         81.61    1.00
08-05-98         84.39    1.00
08-05-98         87.08    1.00
08-05-98         99.09    1.00
08-05-98        107.10    1.00
08-05-98        166.17    1.00
08-05-98        224.77    1.00
08-05-98      3,269.62    1.00
08-05-98     11,306.92    1.00
08-05-98     65,600.66    1.00
08-05-98    104,418.57    1.00
08-05-98    139,450.15    1.00
08-05-98    148,046.11    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-05-98    151,700.73    1.00
08-05-98    267,980.30    1.00
08-05-98    294,535.12    1.00
08-05-98    435,954.67    1.00
08-05-98    879,895.23    1.00
08-05-98  1,215,609.57    1.00
08-06-98          0.56    1.00
08-06-98      9,301.21    1.00
08-06-98     12,328.18    1.00
08-06-98    146,038.42    1.00
08-06-98    688,862.70    1.00
08-06-98    784,531.86    1.00
08-06-98  1,319,539.67    1.00
08-07-98          0.35    1.00
08-07-98      8,647.88    1.00
08-07-98     25,108.03    1.00
08-07-98    170,903.53    1.00
08-07-98    274,122.98    1.00
08-07-98    307,684.74    1.00
08-07-98    482,104.23    1.00
08-07-98    533,786.80    1.00
08-07-98    543,124.92    1.00
08-07-98  1,332,501.00    1.00
08-07-98  4,578,126.99    1.00
08-10-98          0.16    1.00
08-10-98      3,288.48    1.00
08-10-98      8,360.00    1.00
08-10-98     17,577.22    1.00
08-10-98     32,463.01    1.00
08-10-98     34,681.60    1.00
08-10-98     37,684.57    1.00
08-10-98    655,479.95    1.00
08-10-98    854,927.25    1.00
08-10-98    998,125.79    1.00
08-10-98  1,190,146.79    1.00
08-10-98  1,251,133.12    1.00
08-11-98          0.32    1.00
08-11-98          0.33    1.00
08-11-98          3.84    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-11-98          9.47    1.00
08-11-98         21.31    1.00
08-11-98      1,870.58    1.00
08-11-98    127,770.35    1.00
08-11-98    146,619.51    1.00
08-11-98    415,383.43    1.00
08-11-98    480,081.63    1.00
08-11-98    555,447.49    1.00
08-11-98  2,082,287.59    1.00
08-12-98          0.34    1.00
08-12-98          0.56    1.00
08-12-98     21,445.50    1.00
08-12-98     91,242.25    1.00
08-12-98    119,922.76    1.00
08-12-98    178,402.95    1.00
08-12-98    249,391.31    1.00
08-12-98    342,374.01    1.00
08-13-98      5,120.27    1.00
08-13-98    233,635.00    1.00
08-13-98    370,535.07    1.00
08-13-98    607,159.23    1.00
08-13-98  1,618,585.39    1.00
08-14-98          0.28    1.00
08-14-98          0.29    1.00
08-14-98      6,965.79    1.00
08-14-98     70,032.25    1.00
08-14-98    146,921.01    1.00
08-14-98    376,434.74    1.00
08-14-98  1,163,279.26    1.00
08-14-98  1,202,452.99    1.00
08-14-98  1,733,534.23    1.00
08-17-98         14.76    1.00
08-17-98        191.37    1.00
08-17-98        713.47    1.00
08-17-98      2,440.00    1.00
08-17-98     26,200.24    1.00
08-17-98     28,831.85    1.00
08-17-98     63,563.97    1.00
08-17-98     65,355.49    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-17-98    100,033.30    1.00
08-17-98    145,429.22    1.00
08-17-98    186,352.92    1.00
08-17-98    285,816.10    1.00
08-17-98    295,230.91    1.00
08-17-98    306,286.97    1.00
08-17-98    349,251.49    1.00
08-17-98  1,055,879.70    1.00
08-17-98  2,222,138.10    1.00
08-17-98  2,307,113.44    1.00
08-17-98  5,151,189.81    1.00
08-18-98     17,371.53    1.00
08-18-98     38,742.00    1.00
08-18-98     43,668.51    1.00
08-18-98     96,020.60    1.00
08-18-98    321,207.08    1.00
08-18-98    585,695.25    1.00
08-18-98    623,157.83    1.00
08-18-98    686,423.18    1.00
08-18-98    938,485.93    1.00
08-18-98  1,081,772.04    1.00
08-18-98  1,212,963.05    1.00
08-19-98      3,052.43    1.00
08-19-98      3,785.00    1.00
08-19-98      8,625.00    1.00
08-19-98     75,679.82    1.00
08-19-98    999,372.74    1.00
08-19-98  1,054,138.59    1.00
08-19-98  2,023,194.45    1.00
08-19-98  4,807,368.12    1.00
08-19-98  5,984,526.35    1.00
08-20-98        323.00    1.00
08-20-98      5,700.00    1.00
08-20-98      6,258.00    1.00
08-20-98     20,880.55    1.00
08-20-98     35,000.00    1.00
08-20-98    113,345.04    1.00
08-20-98    142,634.20    1.00
08-20-98    153,780.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-20-98    343,465.18    1.00
08-20-98    555,457.11    1.00
08-20-98  1,341,750.37    1.00
08-21-98      3,102.75    1.00
08-21-98     50,404.24    1.00
08-21-98     83,710.22    1.00
08-21-98     86,884.76    1.00
08-21-98    700,387.34    1.00
08-21-98  7,079,082.79    1.00
08-24-98          0.57    1.00
08-24-98     62,717.07    1.00
08-24-98    142,726.96    1.00
08-24-98    279,078.30    1.00
08-24-98    975,945.08    1.00
08-24-98    978,793.37    1.00
08-24-98  5,420,849.35    1.00
08-24-98 10,088,770.98    1.00
08-24-98 10,404,373.16    1.00
08-25-98      1,028.48    1.00
08-25-98      8,550.00    1.00
08-25-98     10,500.00    1.00
08-25-98     17,130.42    1.00
08-25-98     34,335.43    1.00
08-25-98     55,274.13    1.00
08-25-98    233,694.92    1.00
08-25-98    372,784.31    1.00
08-25-98    462,139.81    1.00
08-25-98    648,679.00    1.00
08-25-98  1,100,970.03    1.00
08-25-98  1,320,647.56    1.00
08-25-98  1,728,360.28    1.00
08-26-98      3,792.03    1.00
08-26-98     13,559.13    1.00
08-26-98     21,464.01    1.00
08-26-98    110,889.87    1.00
08-26-98    115,293.11    1.00
08-26-98    118,859.68    1.00
08-26-98  1,780,701.00    1.00
08-27-98     10,618.97    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-27-98     31,108.43    1.00
08-27-98     35,000.00    1.00
08-27-98     68,005.32    1.00
08-27-98     73,655.29    1.00
08-27-98    100,000.00    1.00
08-27-98    171,703.60    1.00
08-27-98  1,131,140.76    1.00
08-27-98  1,743,807.26    1.00
08-28-98          0.29    1.00
08-28-98     11,917.00    1.00
08-28-98     13,694.25    1.00
08-28-98    114,901.61    1.00
08-28-98    155,965.68    1.00
08-28-98    165,445.36    1.00
08-28-98    368,895.41    1.00
08-28-98    512,801.21    1.00
08-28-98    538,027.44    1.00
08-28-98  8,570,509.42    1.00
08-31-98      4,308.88    1.00
08-31-98     17,253.68    1.00
08-31-98     31,185.00    1.00
08-31-98     48,090.67    1.00
08-31-98    147,112.42    1.00
08-31-98    242,341.30    1.00
08-31-98    476,163.20    1.00
08-31-98  1,254,033.98    1.00
08-31-98  2,104,584.12    1.00
08-31-98  2,876,453.04    1.00
09-01-98          0.30    1.00
09-01-98        225.87    1.00
09-01-98        245.53    1.00
09-01-98        316.90    1.00
09-01-98        380.51    1.00
09-01-98        445.11    1.00
09-01-98        455.59    1.00
09-01-98        517.86    1.00
09-01-98        573.02    1.00
09-01-98        611.59    1.00
09-01-98        923.39    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-01-98      1,101.86    1.00
09-01-98      1,247.98    1.00
09-01-98     10,098.45    1.00
09-01-98     10,270.57    1.00
09-01-98    108,428.29    1.00
09-01-98    254,574.36    1.00
09-01-98    291,398.66    1.00
09-01-98    340,975.37    1.00
09-01-98    360,631.63    1.00
09-01-98    423,009.65    1.00
09-01-98    503,193.76    1.00
09-01-98    560,429.19    1.00
09-01-98  1,124,903.42    1.00
09-01-98  1,281,061.24    1.00
09-02-98          0.23    1.00
09-02-98          0.39    1.00
09-02-98    102,446.18    1.00
09-02-98    778,351.05    1.00
09-02-98  1,478,376.40    1.00
09-02-98  2,344,794.47    1.00
09-02-98  4,070,018.58    1.00
09-02-98 11,313,412.35    1.00
09-03-98          0.14    1.00
09-03-98         16.23    1.00
09-03-98         22.41    1.00
09-03-98         27.16    1.00
09-03-98         30.15    1.00
09-03-98         39.26    1.00
09-03-98         54.66    1.00
09-03-98         78.73    1.00
09-03-98         88.18    1.00
09-03-98         92.21    1.00
09-03-98         99.29    1.00
09-03-98        102.65    1.00
09-03-98        129.62    1.00
09-03-98        133.46    1.00
09-03-98        227.14    1.00
09-03-98        390.53    1.00
09-03-98        613.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-03-98      2,617.99    1.00
09-03-98      7,196.31    1.00
09-03-98     17,088.06    1.00
09-03-98     33,018.25    1.00
09-03-98    238,618.47    1.00
09-03-98    278,946.48    1.00
09-03-98    473,939.90    1.00
09-03-98  1,052,177.10    1.00
09-03-98  1,140,428.23    1.00
09-03-98  2,312,332.95    1.00
09-03-98  2,395,227.86    1.00
09-03-98  2,584,770.98    1.00
09-04-98        401.08    1.00
09-04-98      9,147.86    1.00
09-04-98     19,868.24    1.00
09-04-98     25,000.00    1.00
09-04-98     25,000.00    1.00
09-04-98     31,073.28    1.00
09-04-98     41,033.30    1.00
09-04-98     47,731.18    1.00
09-04-98     49,742.87    1.00
09-04-98     66,940.48    1.00
09-04-98    256,673.38    1.00
09-04-98    333,146.22    1.00
09-04-98    356,748.35    1.00
09-04-98    844,069.07    1.00
09-04-98  1,497,995.33    1.00
09-04-98  3,003,078.80    1.00
09-08-98      3,534.64    1.00
09-08-98      3,757.34    1.00
09-08-98      4,844.31    1.00
09-08-98      6,387.89    1.00
09-08-98      9,729.05    1.00
09-08-98     13,256.05    1.00
09-08-98    140,652.05    1.00
09-08-98    193,721.60    1.00
09-08-98    207,624.92    1.00
09-08-98    457,593.28    1.00
09-08-98    708,886.75    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-08-98  5,149,545.85    1.00
09-09-98          0.19    1.00
09-09-98          0.34    1.00
09-09-98        142.22    1.00
09-09-98      1,440.00    1.00
09-09-98      2,164.89    1.00
09-09-98      2,282.61    1.00
09-09-98      4,907.92    1.00
09-09-98     45,358.53    1.00
09-09-98    100,000.00    1.00
09-09-98    100,000.00    1.00
09-09-98    100,000.00    1.00
09-09-98    100,000.00    1.00
09-09-98    128,207.19    1.00
09-09-98    200,227.15    1.00
09-09-98    753,620.93    1.00
09-09-98    823,725.70    1.00
09-09-98  1,575,573.42    1.00
09-09-98  4,007,485.14    1.00
09-10-98          0.39    1.00
09-10-98          0.66    1.00
09-10-98        764.63    1.00
09-10-98      8,406.50    1.00
09-10-98     46,818.50    1.00
09-10-98     79,416.55    1.00
09-10-98    100,229.93    1.00
09-10-98    111,039.56    1.00
09-10-98    135,106.13    1.00
09-10-98    322,167.50    1.00
09-10-98    333,862.40    1.00
09-10-98    526,555.25    1.00
09-10-98    694,276.60    1.00
09-10-98  2,464,357.02    1.00
09-11-98          0.08    1.00
09-11-98          0.42    1.00
09-11-98          0.75    1.00
09-11-98      5,692.50    1.00
09-11-98    115,745.74    1.00
09-11-98    520,251.55    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-11-98    560,691.92    1.00
09-11-98  1,003,158.12    1.00
09-11-98  1,146,873.83    1.00
09-11-98  1,815,941.48    1.00
09-11-98  1,874,778.18    1.00
09-14-98          0.05    1.00
09-14-98      5,637.83    1.00
09-14-98     70,803.65    1.00
09-14-98     86,829.50    1.00
09-14-98     94,454.66    1.00
09-14-98    120,983.67    1.00
09-14-98    346,783.74    1.00
09-14-98    564,310.75    1.00
09-14-98    748,150.55    1.00
09-14-98  1,021,166.94    1.00
09-14-98  1,258,707.94    1.00
09-14-98  1,547,318.83    1.00
09-15-98          0.83    1.00
09-15-98         13.32    1.00
09-15-98         19.15    1.00
09-15-98         24.05    1.00
09-15-98         60.03    1.00
09-15-98      7,372.41    1.00
09-15-98     55,082.65    1.00
09-15-98     65,147.91    1.00
09-15-98    106,685.33    1.00
09-15-98    165,647.80    1.00
09-15-98    297,978.06    1.00
09-15-98    415,659.89    1.00
09-15-98    720,590.04    1.00
09-15-98    735,323.38    1.00
09-15-98  4,204,658.28    1.00
09-16-98          0.11    1.00
09-16-98         13.09    1.00
09-16-98         52.43    1.00
09-16-98         52.44    1.00
09-16-98         57.56    1.00
09-16-98         62.90    1.00
09-16-98         65.53    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-16-98        125.41    1.00
09-16-98        141.36    1.00
09-16-98        752.22    1.00
09-16-98      4,157.24    1.00
09-16-98     40,074.06    1.00
09-16-98    244,647.25    1.00
09-16-98    333,395.21    1.00
09-16-98    359,649.05    1.00
09-16-98    426,009.03    1.00
09-16-98    509,625.26    1.00
09-16-98    985,366.96    1.00
09-16-98  3,123,237.70    1.00
09-17-98      6,148.17    1.00
09-17-98     25,534.99    1.00
09-17-98     30,657.06    1.00
09-17-98     33,255.75    1.00
09-17-98     49,538.40    1.00
09-17-98    172,372.48    1.00
09-17-98    339,033.73    1.00
09-17-98    646,680.23    1.00
09-17-98    761,062.79    1.00
09-17-98    873,380.13    1.00
09-17-98  1,175,964.91    1.00
09-17-98  1,263,219.91    1.00
09-17-98  2,106,804.79    1.00
09-18-98          0.09    1.00
09-18-98          0.37    1.00
09-18-98     25,000.00    1.00
09-18-98     25,000.00    1.00
09-18-98     68,546.88    1.00
09-18-98     81,452.51    1.00
09-18-98     99,880.98    1.00
09-18-98    252,055.71    1.00
09-18-98    530,269.38    1.00
09-18-98    706,104.16    1.00
09-18-98  2,045,053.75    1.00
09-18-98 18,590,489.78    1.00
09-21-98          0.02    1.00
09-21-98      3,827.84    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-21-98     10,335.78    1.00
09-21-98     45,656.70    1.00
09-21-98     48,019.84    1.00
09-21-98     61,800.53    1.00
09-21-98    342,440.51    1.00
09-21-98    368,872.58    1.00
09-21-98    537,564.74    1.00
09-21-98    564,530.66    1.00
09-21-98    589,830.72    1.00
09-21-98  1,562,577.04    1.00
09-21-98  1,838,533.62    1.00
09-22-98          0.06    1.00
09-22-98      3,915.84    1.00
09-22-98      4,012.58    1.00
09-22-98     19,066.38    1.00
09-22-98     25,000.00    1.00
09-22-98     28,415.33    1.00
09-22-98     38,665.89    1.00
09-22-98    263,794.00    1.00
09-22-98    354,498.14    1.00
09-22-98    538,940.04    1.00
09-23-98          0.34    1.00
09-23-98          0.47    1.00
09-23-98     15,000.00    1.00
09-23-98     15,000.00    1.00
09-23-98     15,000.00    1.00
09-23-98     15,000.00    1.00
09-23-98     30,772.08    1.00
09-23-98    123,921.40    1.00
09-23-98    158,370.07    1.00
09-23-98    206,170.14    1.00
09-23-98    222,675.78    1.00
09-23-98    264,358.61    1.00
09-23-98  1,653,950.64    1.00
09-24-98      1,600.00    1.00
09-24-98      2,656.92    1.00
09-24-98      2,980.00    1.00
09-24-98      3,923.42    1.00
09-24-98     15,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-24-98     15,000.00    1.00
09-24-98     15,000.00    1.00
09-24-98     15,000.00    1.00
09-24-98     15,000.00    1.00
09-24-98     15,000.00    1.00
09-24-98     15,000.00    1.00
09-24-98     15,000.00    1.00
09-24-98     15,000.00    1.00
09-24-98     46,593.68    1.00
09-24-98     86,210.36    1.00
09-24-98     97,375.59    1.00
09-24-98    337,727.66    1.00
09-24-98    498,507.61    1.00
09-24-98    744,468.05    1.00
09-24-98  1,602,302.79    1.00
09-24-98  2,165,032.51    1.00
09-25-98      9,364.11    1.00
09-25-98     25,000.00    1.00
09-25-98     25,000.00    1.00
09-25-98     38,866.67    1.00
09-25-98     84,667.79    1.00
09-25-98    113,770.03    1.00
09-25-98    119,154.08    1.00
09-25-98    126,247.81    1.00
09-25-98    133,439.01    1.00
09-25-98    161,430.74    1.00
09-25-98    613,899.29    1.00
09-25-98    677,247.20    1.00
09-28-98     53,806.20    1.00
09-28-98     65,066.29    1.00
09-28-98     84,371.82    1.00
09-28-98    114,764.93    1.00
09-28-98    144,723.17    1.00
09-28-98    151,915.64    1.00
09-28-98    423,599.38    1.00
09-28-98    482,328.67    1.00
09-28-98  1,055,712.18    1.00
09-28-98  1,245,503.74    1.00
09-28-98  1,281,737.66    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-28-98  2,138,676.83    1.00
09-28-98  4,471,471.50    1.00
09-29-98        108.12    1.00
09-29-98      6,573.22    1.00
09-29-98      9,970.99    1.00
09-29-98    162,217.40    1.00
09-29-98    286,568.75    1.00
09-29-98    423,150.94    1.00
09-29-98    589,694.79    1.00
09-29-98    833,774.01    1.00
09-29-98  2,038,096.22    1.00
09-29-98  8,826,050.83    1.00
09-30-98      5,521.88    1.00
09-30-98     24,125.05    1.00
09-30-98     31,109.38    1.00
09-30-98     81,153.50    1.00
09-30-98    300,000.00    1.00
09-30-98    717,668.18    1.00
09-30-98    733,324.29    1.00
09-30-98    926,762.60    1.00
09-30-98    960,279.19    1.00
09-30-98  1,329,840.41    1.00
09-30-98  1,542,318.52    1.00
09-30-98  2,188,137.42    1.00
10-01-98         38.54    1.00
10-01-98         98.32    1.00
10-01-98        163.81    1.00
10-01-98        223.70    1.00
10-01-98        242.46    1.00
10-01-98        379.85    1.00
10-01-98        425.09    1.00
10-01-98        438.83    1.00
10-01-98        465.48    1.00
10-01-98        517.91    1.00
10-01-98        573.94    1.00
10-01-98        591.12    1.00
10-01-98        617.36    1.00
10-01-98        627.94    1.00
10-01-98        753.89    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-01-98        911.88    1.00
10-01-98        943.68    1.00
10-01-98      1,186.99    1.00
10-01-98      1,329.24    1.00
10-01-98     63,894.34    1.00
10-01-98    265,691.32    1.00
10-01-98    404,185.06    1.00
10-01-98    467,720.46    1.00
10-01-98    495,359.75    1.00
10-01-98    508,929.17    1.00
10-01-98  2,657,751.82    1.00
10-02-98      1,534.59    1.00
10-02-98     64,569.30    1.00
10-02-98    218,894.76    1.00
10-02-98    234,022.39    1.00
10-02-98    277,595.64    1.00
10-02-98    353,873.73    1.00
10-02-98    534,144.28    1.00
10-02-98    645,507.02    1.00
10-02-98  1,223,465.95    1.00
10-02-98  2,485,598.49    1.00
10-05-98          6.04    1.00
10-05-98         16.82    1.00
10-05-98         34.56    1.00
10-05-98         41.23    1.00
10-05-98      1,519.97    1.00
10-05-98      8,217.90    1.00
10-05-98     17,439.61    1.00
10-05-98     35,313.73    1.00
10-05-98     57,360.15    1.00
10-05-98     67,961.56    1.00
10-05-98    148,049.59    1.00
10-05-98    273,894.58    1.00
10-05-98  1,032,070.74    1.00
10-05-98  1,534,731.47    1.00
10-05-98  2,721,682.94    1.00
10-06-98     30,090.83    1.00
10-06-98     59,309.56    1.00
10-06-98    118,134.03    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-06-98    202,489.10    1.00
10-06-98    500,660.00    1.00
10-06-98    552,554.84    1.00
10-07-98          0.65    1.00
10-07-98     20,831.95    1.00
10-07-98     41,530.28    1.00
10-07-98     50,000.00    1.00
10-07-98     71,026.65    1.00
10-07-98    115,057.19    1.00
10-07-98    155,348.05    1.00
10-07-98    196,139.28    1.00
10-07-98    322,507.78    1.00
10-07-98    330,641.09    1.00
10-07-98    614,083.61    1.00
10-07-98    638,624.88    1.00
10-07-98    717,579.64    1.00
10-07-98    828,003.85    1.00
10-07-98  1,057,985.52    1.00
10-07-98 14,453,692.95    1.00
10-08-98     24,132.24    1.00
10-08-98     45,139.71    1.00
10-08-98    100,000.00    1.00
10-08-98    118,452.78    1.00
10-08-98    185,363.54    1.00
10-08-98    248,343.04    1.00
10-08-98    365,978.65    1.00
10-08-98    445,991.34    1.00
10-08-98  1,047,875.17    1.00
10-09-98          0.63    1.00
10-09-98    226,611.00    1.00
10-09-98    279,126.42    1.00
10-09-98    386,389.14    1.00
10-09-98    566,277.66    1.00
10-09-98  1,382,939.02    1.00
10-09-98  7,924,143.65    1.00
10-12-98     14,212.20    1.00
10-13-98          0.07    1.00
10-13-98          0.33    1.00
10-13-98     13,693.41    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-13-98     57,160.25    1.00
10-13-98    239,908.79    1.00
10-13-98    505,054.30    1.00
10-13-98    946,762.25    1.00
10-13-98  1,248,326.05    1.00
10-13-98  4,502,511.85    1.00
10-14-98      8,075.47    1.00
10-14-98     15,205.13    1.00
10-14-98     35,529.21    1.00
10-14-98     50,262.38    1.00
10-14-98     51,212.64    1.00
10-14-98    102,113.04    1.00
10-14-98    115,270.69    1.00
10-14-98    146,679.99    1.00
10-14-98    179,924.34    1.00
10-14-98    204,563.81    1.00
10-14-98    212,794.76    1.00
10-14-98    226,579.61    1.00
10-14-98    236,286.91    1.00
10-14-98    249,204.17    1.00
10-14-98    262,810.56    1.00
10-14-98    339,250.14    1.00
10-14-98    753,304.96    1.00
10-14-98  1,880,105.37    1.00
10-14-98  8,330,624.97    1.00
10-14-98 11,882,297.64    1.00
10-15-98          0.84    1.00
10-15-98      1,036.13    1.00
10-15-98      1,736.58    1.00
10-15-98     18,407.10    1.00
10-15-98    137,123.10    1.00
10-15-98    281,885.35    1.00
10-15-98    405,254.70    1.00
10-15-98    435,205.41    1.00
10-15-98    543,655.52    1.00
10-15-98  1,278,205.64    1.00
10-15-98  2,191,478.54    1.00
10-15-98  3,211,841.24    1.00
10-16-98          0.98    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-16-98      8,450.00    1.00
10-16-98     22,437.58    1.00
10-16-98     80,749.27    1.00
10-16-98    124,339.51    1.00
10-16-98    244,329.00    1.00
10-16-98    577,646.79    1.00
10-16-98    665,518.15    1.00
10-16-98    851,939.57    1.00
10-19-98          0.11    1.00
10-19-98          0.25    1.00
10-19-98         25.88    1.00
10-19-98        710.20    1.00
10-19-98     17,427.38    1.00
10-19-98     92,094.98    1.00
10-19-98    310,988.10    1.00
10-19-98    478,079.49    1.00
10-19-98    481,999.26    1.00
10-19-98    619,065.38    1.00
10-19-98    782,233.24    1.00
10-19-98  1,105,434.37    1.00
10-19-98  2,117,693.33    1.00
10-20-98          0.36    1.00
10-20-98     25,767.09    1.00
10-20-98    102,987.81    1.00
10-20-98    340,547.32    1.00
10-20-98    431,007.74    1.00
10-20-98    508,792.80    1.00
10-20-98    638,664.16    1.00
10-20-98    784,852.04    1.00
10-20-98  1,025,472.00    1.00
10-20-98  2,056,774.95    1.00
10-20-98  2,242,748.00    1.00
10-21-98          0.97    1.00
10-21-98      6,914.07    1.00
10-21-98     35,025.21    1.00
10-21-98     43,090.36    1.00
10-21-98    113,387.35    1.00
10-21-98    129,675.80    1.00
10-21-98    162,028.47    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-21-98    456,752.47    1.00
10-21-98    973,589.76    1.00
10-21-98  5,803,127.68    1.00
10-22-98      1,227.64    1.00
10-22-98      6,644.79    1.00
10-22-98     26,214.86    1.00
10-22-98     50,830.22    1.00
10-22-98     96,592.74    1.00
10-22-98    213,474.85    1.00
10-22-98    784,295.65    1.00
10-23-98          0.29    1.00
10-23-98      2,865.00    1.00
10-23-98     51,427.98    1.00
10-23-98    130,777.82    1.00
10-23-98    153,834.13    1.00
10-23-98    249,899.97    1.00
10-23-98    405,141.87    1.00
10-23-98    438,087.50    1.00
10-23-98    849,686.95    1.00
10-26-98          0.15    1.00
10-26-98          0.55    1.00
10-26-98          7.49    1.00
10-26-98      4,677.73    1.00
10-26-98     11,015.74    1.00
10-26-98     13,306.23    1.00
10-26-98     15,625.69    1.00
10-26-98     35,706.95    1.00
10-26-98     43,526.45    1.00
10-26-98    143,588.54    1.00
11-30-98  1,092,815.04    1.00

1,596,170,840.08 DECREASES IN
  3431 TRANS                                                           1,596,170,840.08  1,596,170,840.08           0.00
DATE        SHARES/PAR   PRICE
-------- ------------- -------
12-01-97          2.92    1.00
12-01-97          2.94    1.00
12-01-97          3.13    1.00
12-01-97          3.31    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-01-97          3.46    1.00
12-01-97         10.88    1.00
12-01-97        160.08    1.00
12-01-97        229.05    1.00
12-01-97        284.97    1.00
12-01-97        436.28    1.00
12-01-97     52,541.20    1.00
12-01-97    382,480.47    1.00
12-01-97    518,844.71    1.00
12-01-97    707,995.42    1.00
12-01-97    883,544.30    1.00
12-01-97  1,356,852.49    1.00
12-02-97     95,058.23    1.00
12-02-97    248,437.80    1.00
12-02-97    450,289.61    1.00
12-02-97    548,937.35    1.00
12-02-97    575,472.96    1.00
12-02-97    823,936.60    1.00
12-02-97  1,039,420.01    1.00
12-03-97         38.56    1.00
12-03-97         94.09    1.00
12-03-97        129.00    1.00
12-03-97        823.08    1.00
12-03-97      1,009.93    1.00
12-03-97      1,106.58    1.00
12-03-97     93,205.12    1.00
12-03-97    422,808.85    1.00
12-03-97    423,992.86    1.00
12-03-97  1,194,496.25    1.00
12-03-97  1,398,167.99    1.00
12-03-97  2,288,247.23    1.00
12-04-97      3,349.51    1.00
12-04-97     98,518.80    1.00
12-04-97    225,065.26    1.00
12-04-97    285,550.27    1.00
12-04-97    303,892.42    1.00
12-05-97          8.00    1.00
12-05-97     20,509.18    1.00
12-05-97     68,944.44    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-05-97    215,960.00    1.00
12-05-97    310,025.00    1.00
12-05-97    346,140.34    1.00
12-05-97    430,264.54    1.00
12-08-97          0.75    1.00
12-08-97          4.39    1.00
12-08-97          6.90    1.00
12-08-97         10.27    1.00
12-08-97         18.19    1.00
12-08-97         19.25    1.00
12-08-97         33.99    1.00
12-08-97         39.63    1.00
12-08-97         81.48    1.00
12-08-97        103.41    1.00
12-08-97        184.03    1.00
12-08-97        280.40    1.00
12-08-97        352.32    1.00
12-08-97        366.05    1.00
12-08-97        525.35    1.00
12-08-97        683.38    1.00
12-08-97        882.76    1.00
12-08-97     39,449.74    1.00
12-08-97     73,930.94    1.00
12-08-97    109,554.17    1.00
12-08-97    120,083.93    1.00
12-08-97    146,682.75    1.00
12-08-97    205,441.37    1.00
12-08-97    557,629.83    1.00
12-08-97    793,951.64    1.00
12-08-97  1,564,346.06    1.00
12-08-97  3,173,892.15    1.00
12-09-97      3,632.54    1.00
12-09-97     37,996.31    1.00
12-09-97    160,889.73    1.00
12-09-97    165,552.20    1.00
12-09-97    188,436.27    1.00
12-09-97    532,498.01    1.00
12-09-97    678,304.15    1.00
12-09-97    766,629.18    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-10-97     14,509.11    1.00
12-10-97    123,513.08    1.00
12-10-97    156,220.33    1.00
12-10-97    295,890.76    1.00
12-10-97    324,823.92    1.00
12-10-97    400,763.28    1.00
12-10-97    401,654.53    1.00
12-10-97    419,371.57    1.00
12-10-97    697,202.87    1.00
12-10-97    867,504.38    1.00
12-10-97    930,942.49    1.00
12-10-97  1,024,625.12    1.00
12-10-97  1,082,049.32    1.00
12-11-97          1.11    1.00
12-11-97     12,303.94    1.00
12-11-97    121,987.78    1.00
12-11-97    165,952.50    1.00
12-11-97    244,979.02    1.00
12-11-97    742,129.87    1.00
12-11-97    782,763.19    1.00
12-11-97  1,396,507.00    1.00
12-11-97  2,384,355.42    1.00
12-12-97     39,664.65    1.00
12-12-97     59,507.80    1.00
12-12-97    168,997.90    1.00
12-12-97    197,046.61    1.00
12-12-97    304,552.81    1.00
12-12-97    307,775.11    1.00
12-12-97    583,034.97    1.00
12-12-97  1,619,769.17    1.00
12-12-97 10,718,571.53    1.00
12-15-97          0.47    1.00
12-15-97          1.15    1.00
12-15-97          3.26    1.00
12-15-97          3.71    1.00
12-15-97          3.88    1.00
12-15-97         12.49    1.00
12-15-97         18.01    1.00
12-15-97         23.68    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-15-97         23.96    1.00
12-15-97         33.82    1.00
12-15-97         39.36    1.00
12-15-97         80.88    1.00
12-15-97        366.04    1.00
12-15-97        615.11    1.00
12-15-97        743.21    1.00
12-15-97        883.31    1.00
12-15-97    217,936.21    1.00
12-15-97    226,594.07    1.00
12-15-97    431,330.65    1.00
12-15-97    539,936.81    1.00
12-15-97  1,709,453.62    1.00
12-16-97     13,825.76    1.00
12-16-97     47,179.00    1.00
12-16-97    115,409.00    1.00
12-16-97    172,172.00    1.00
12-16-97    199,535.80    1.00
12-16-97    211,307.56    1.00
12-16-97    275,010.00    1.00
12-16-97    378,008.15    1.00
12-16-97    424,452.10    1.00
12-16-97  1,291,968.33    1.00
12-17-97      1,203.53    1.00
12-17-97     29,111.40    1.00
12-17-97     31,065.02    1.00
12-17-97    366,063.17    1.00
12-17-97    398,398.84    1.00
12-17-97    535,576.07    1.00
12-17-97    624,802.43    1.00
12-17-97    649,682.56    1.00
12-17-97    963,351.65    1.00
12-18-97         24.07    1.00
12-18-97    263,904.45    1.00
12-18-97    312,444.12    1.00
12-18-97    392,748.15    1.00
12-18-97    452,039.90    1.00
12-18-97    475,350.61    1.00
12-18-97  1,214,843.96    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-18-97  1,466,823.68    1.00
12-18-97  2,234,010.51    1.00
12-19-97         15.77    1.00
12-19-97        223.45    1.00
12-19-97      3,190.37    1.00
12-19-97      3,440.13    1.00
12-19-97    119,667.00    1.00
12-19-97    153,796.98    1.00
12-19-97    250,074.87    1.00
12-19-97    589,163.00    1.00
12-19-97    748,473.04    1.00
12-19-97    801,314.79    1.00
12-19-97    991,423.65    1.00
12-19-97  1,638,027.46    1.00
12-19-97  2,027,711.83    1.00
12-22-97          0.08    1.00
12-22-97          0.30    1.00
12-22-97          0.36    1.00
12-22-97          0.37    1.00
12-22-97          4.34    1.00
12-22-97         18.37    1.00
12-22-97         34.56    1.00
12-22-97         40.23    1.00
12-22-97         61.90    1.00
12-22-97         63.60    1.00
12-22-97         67.13    1.00
12-22-97         84.25    1.00
12-22-97        103.71    1.00
12-22-97        116.16    1.00
12-22-97        189.60    1.00
12-22-97        270.21    1.00
12-22-97        368.13    1.00
12-22-97        528.87    1.00
12-22-97        704.58    1.00
12-22-97        885.48    1.00
12-22-97      8,079.20    1.00
12-22-97     36,006.48    1.00
12-22-97    430,953.70    1.00
12-22-97    495,306.42    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-22-97    637,422.86    1.00
12-23-97    116,323.66    1.00
12-23-97    139,910.11    1.00
12-23-97    203,577.10    1.00
12-23-97    220,280.78    1.00
12-23-97    510,130.50    1.00
12-23-97  1,810,519.60    1.00
12-24-97          4.85    1.00
12-24-97        648.78    1.00
12-24-97     37,983.12    1.00
12-24-97    144,803.98    1.00
12-24-97    185,061.57    1.00
12-24-97    276,654.66    1.00
12-24-97    425,966.53    1.00
12-24-97    509,991.34    1.00
12-24-97    945,432.05    1.00
12-24-97  1,443,028.53    1.00
12-24-97  2,291,383.09    1.00
12-26-97          2.44    1.00
12-26-97    158,802.19    1.00
12-26-97    210,729.37    1.00
12-26-97    288,719.00    1.00
12-26-97    315,068.63    1.00
12-26-97    376,949.16    1.00
12-26-97    492,494.86    1.00
12-26-97    684,085.31    1.00
12-26-97  1,052,355.52    1.00
12-26-97  1,904,765.69    1.00
12-29-97          2.20    1.00
12-29-97          2.61    1.00
12-29-97          3.38    1.00
12-29-97          9.31    1.00
12-29-97         10.88    1.00
12-29-97         11.91    1.00
12-29-97         26.85    1.00
12-29-97         34.94    1.00
12-29-97         40.61    1.00
12-29-97         51.64    1.00
12-29-97         86.85    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-29-97        104.71    1.00
12-29-97        125.31    1.00
12-29-97        193.09    1.00
12-29-97        368.75    1.00
12-29-97        530.05    1.00
12-29-97        711.82    1.00
12-29-97        886.05    1.00
12-29-97      1,054.44    1.00
12-29-97      6,806.35    1.00
12-29-97     22,310.68    1.00
12-29-97     32,757.31    1.00
12-29-97    197,149.38    1.00
12-29-97    263,763.63    1.00
12-29-97    365,939.82    1.00
12-29-97    391,012.57    1.00
12-29-97    527,065.48    1.00
12-29-97    597,713.96    1.00
12-29-97    685,805.27    1.00
12-30-97      1,348.90    1.00
12-30-97    108,478.03    1.00
12-30-97    130,712.63    1.00
12-30-97    230,882.69    1.00
12-30-97    241,485.42    1.00
12-30-97    250,249.04    1.00
12-30-97    330,127.13    1.00
12-30-97    568,949.56    1.00
12-30-97  1,555,598.06    1.00
12-31-97          0.09    1.00
12-31-97    164,127.85    1.00
12-31-97    194,682.40    1.00
12-31-97    323,478.94    1.00
12-31-97    845,860.00    1.00
01-02-98        958.28    1.00
01-02-98      7,183.14    1.00
01-02-98     49,008.43    1.00
01-02-98    156,275.12    1.00
01-02-98    242,181.39    1.00
01-02-98    634,676.95    1.00
01-02-98    732,219.54    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-02-98    801,861.48    1.00
01-02-98  1,185,693.61    1.00
01-02-98  1,444,384.07    1.00
01-02-98  1,500,565.25    1.00
01-02-98  1,532,026.14    1.00
01-02-98  2,221,678.81    1.00
01-02-98  8,587,908.64    1.00
01-05-98         21.55    1.00
01-05-98         34.85    1.00
01-05-98         37.98    1.00
01-05-98         40.54    1.00
01-05-98         72.82    1.00
01-05-98         86.65    1.00
01-05-98        104.54    1.00
01-05-98        125.10    1.00
01-05-98        167.03    1.00
01-05-98        192.54    1.00
01-05-98        238.52    1.00
01-05-98        274.01    1.00
01-05-98        368.72    1.00
01-05-98        442.45    1.00
01-05-98        529.80    1.00
01-05-98        712.19    1.00
01-05-98     64,221.80    1.00
01-05-98     67,275.91    1.00
01-05-98    122,590.71    1.00
01-05-98    132,503.62    1.00
01-05-98    280,587.41    1.00
01-06-98      2,533.68    1.00
01-06-98     23,826.84    1.00
01-06-98     81,299.28    1.00
01-06-98    115,254.64    1.00
01-06-98    128,719.70    1.00
01-06-98    138,660.58    1.00
01-06-98    505,534.28    1.00
01-06-98    887,982.22    1.00
01-06-98    930,034.59    1.00
01-06-98  5,765,457.19    1.00
01-07-98     19,578.33    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-07-98     25,604.40    1.00
01-07-98     35,100.09    1.00
01-07-98     68,152.86    1.00
01-07-98     98,947.20    1.00
01-07-98    428,080.69    1.00
01-07-98    482,554.57    1.00
01-07-98    845,448.98    1.00
01-07-98    945,927.57    1.00
01-07-98  1,788,557.70    1.00
01-07-98  7,473,189.50    1.00
01-08-98        156.18    1.00
01-08-98        498.32    1.00
01-08-98        520.18    1.00
01-08-98      1,597.00    1.00
01-08-98     42,968.68    1.00
01-08-98    121,971.55    1.00
01-08-98    233,000.00    1.00
01-08-98    245,892.93    1.00
01-08-98    304,851.53    1.00
01-08-98    476,679.29    1.00
01-08-98    927,345.99    1.00
01-08-98  1,339,649.96    1.00
01-09-98        987.35    1.00
01-09-98    146,424.71    1.00
01-09-98    248,010.52    1.00
01-09-98    363,063.29    1.00
01-09-98  1,018,208.29    1.00
01-09-98  1,298,806.46    1.00
01-09-98  3,292,011.47    1.00
01-12-98          0.78    1.00
01-12-98          1.17    1.00
01-12-98          1.78    1.00
01-12-98          2.83    1.00
01-12-98         15.75    1.00
01-12-98         35.61    1.00
01-12-98         38.82    1.00
01-12-98         45.59    1.00
01-12-98         83.90    1.00
01-12-98         88.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-12-98         91.26    1.00
01-12-98        106.39    1.00
01-12-98        183.92    1.00
01-12-98        222.22    1.00
01-12-98        371.42    1.00
01-12-98        455.41    1.00
01-12-98        461.63    1.00
01-12-98        535.06    1.00
01-12-98        878.16    1.00
01-12-98     21,250.00    1.00
01-12-98     96,319.04    1.00
01-12-98    326,129.77    1.00
01-12-98    621,216.30    1.00
01-12-98    946,431.28    1.00
01-12-98  1,605,433.81    1.00
01-12-98  1,855,576.24    1.00
01-13-98        369.69    1.00
01-13-98     33,374.68    1.00
01-13-98    100,826.35    1.00
01-13-98    115,279.40    1.00
01-13-98  8,070,383.60    1.00
01-14-98     47,953.18    1.00
01-14-98     75,735.05    1.00
01-14-98     87,628.37    1.00
01-14-98    105,984.00    1.00
01-14-98    443,688.80    1.00
01-14-98    450,476.91    1.00
01-14-98    625,994.91    1.00
01-14-98  2,152,729.65    1.00
01-14-98 11,497,462.49    1.00
01-15-98          0.90    1.00
01-15-98        183.92    1.00
01-15-98    265,614.91    1.00
01-15-98    293,256.34    1.00
01-15-98    366,528.18    1.00
01-15-98    462,310.58    1.00
01-15-98  2,930,246.29    1.00
01-15-98  6,951,954.36    1.00
01-16-98          5.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-16-98     16,882.81    1.00
01-16-98     98,910.70    1.00
01-16-98    148,887.19    1.00
01-16-98    515,804.46    1.00
01-16-98  2,363,127.95    1.00
01-16-98  5,129,735.44    1.00
01-20-98          0.26    1.00
01-20-98          0.70    1.00
01-20-98          2.94    1.00
01-20-98          3.55    1.00
01-20-98          3.61    1.00
01-20-98          4.47    1.00
01-20-98         21.03    1.00
01-20-98         39.33    1.00
01-20-98         51.83    1.00
01-20-98         92.51    1.00
01-20-98        312.35    1.00
01-20-98        366.90    1.00
01-20-98        406.78    1.00
01-20-98        613.18    1.00
01-20-98        696.21    1.00
01-20-98     28,161.89    1.00
01-20-98     47,396.60    1.00
01-20-98     58,693.76    1.00
01-20-98    230,375.65    1.00
01-20-98    307,550.90    1.00
01-20-98    524,081.43    1.00
01-20-98    636,130.36    1.00
01-20-98    684,250.17    1.00
01-20-98    885,707.74    1.00
01-21-98      5,170.17    1.00
01-21-98     49,479.71    1.00
01-21-98    252,846.93    1.00
01-21-98    511,505.50    1.00
01-21-98    531,687.00    1.00
01-21-98    839,132.08    1.00
01-21-98  1,795,404.77    1.00
01-21-98  8,566,379.93    1.00
01-22-98      9,864.60    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-22-98     18,529.08    1.00
01-22-98     37,122.36    1.00
01-22-98     79,117.69    1.00
01-22-98    152,582.67    1.00
01-22-98    184,427.20    1.00
01-22-98    255,833.61    1.00
01-22-98    400,099.14    1.00
01-22-98    561,917.17    1.00
01-22-98  1,010,078.95    1.00
01-22-98  1,139,626.08    1.00
01-22-98  1,534,988.26    1.00
01-22-98  1,561,982.75    1.00
01-22-98  3,050,017.01    1.00
01-23-98          4.00    1.00
01-23-98        314.11    1.00
01-23-98     13,047.70    1.00
01-23-98     20,965.97    1.00
01-23-98    115,039.14    1.00
01-23-98    254,293.59    1.00
01-23-98    437,361.30    1.00
01-23-98    819,936.86    1.00
01-23-98    823,490.01    1.00
01-23-98    920,297.74    1.00
01-23-98  2,248,800.31    1.00
01-23-98  2,384,738.07    1.00
01-23-98  6,418,324.05    1.00
01-26-98          0.09    1.00
01-26-98          3.11    1.00
01-26-98          3.28    1.00
01-26-98          3.38    1.00
01-26-98         35.66    1.00
01-26-98         38.83    1.00
01-26-98         46.10    1.00
01-26-98         89.23    1.00
01-26-98        307.41    1.00
01-26-98        330.30    1.00
01-26-98        373.64    1.00
01-26-98        466.85    1.00
01-26-98        529.88    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-26-98        905.46    1.00
01-26-98      2,459.21    1.00
01-26-98     64,264.43    1.00
01-26-98    406,679.50    1.00
01-26-98    473,116.61    1.00
01-26-98    635,222.61    1.00
01-26-98    653,495.79    1.00
01-26-98    887,320.59    1.00
01-27-98     77,717.60    1.00
01-27-98     85,994.26    1.00
01-27-98    112,900.53    1.00
01-27-98    285,343.72    1.00
01-27-98    300,129.28    1.00
01-27-98    394,382.50    1.00
01-27-98    399,193.45    1.00
01-27-98    525,945.48    1.00
01-27-98    661,789.99    1.00
01-27-98    776,011.30    1.00
01-28-98          1.00    1.00
01-28-98        300.10    1.00
01-28-98     45,983.50    1.00
01-28-98     82,496.69    1.00
01-28-98    182,373.43    1.00
01-28-98    378,285.67    1.00
01-29-98          2.00    1.00
01-29-98          2.00    1.00
01-29-98          2.00    1.00
01-29-98          2.00    1.00
01-29-98          2.00    1.00
01-29-98          2.00    1.00
01-29-98          2.00    1.00
01-29-98     29,360.93    1.00
01-29-98    105,431.38    1.00
01-29-98    157,976.73    1.00
01-29-98    855,218.80    1.00
01-29-98  1,541,701.58    1.00
01-30-98     14,139.19    1.00
01-30-98     76,492.52    1.00
01-30-98    140,616.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-30-98    248,319.73    1.00
01-30-98    297,326.69    1.00
01-30-98    447,217.32    1.00
01-30-98    696,908.68    1.00
01-30-98  1,088,992.77    1.00
01-30-98  1,979,226.76    1.00
01-30-98  3,087,322.51    1.00
01-30-98  3,389,659.42    1.00
01-30-98  6,112,188.59    1.00
02-02-98        254.52    1.00
02-02-98     29,034.57    1.00
02-02-98    211,160.10    1.00
02-02-98    469,068.99    1.00
02-02-98  1,308,246.03    1.00
02-02-98  2,903,212.64    1.00
02-02-98  3,658,966.81    1.00
02-03-98      8,068.22    1.00
02-03-98     28,180.31    1.00
02-03-98     28,311.00    1.00
02-03-98     73,009.39    1.00
02-03-98    128,487.22    1.00
02-03-98    135,115.91    1.00
02-03-98    152,778.87    1.00
02-03-98    217,596.56    1.00
02-03-98    299,453.82    1.00
02-03-98    363,277.74    1.00
02-03-98    660,184.37    1.00
02-03-98  3,048,726.35    1.00
02-03-98  5,869,836.77    1.00
02-04-98        906.10    1.00
02-04-98    160,621.51    1.00
02-04-98    164,905.29    1.00
02-04-98    166,742.06    1.00
02-04-98    984,902.55    1.00
02-04-98  1,173,317.23    1.00
02-05-98        208.21    1.00
02-05-98     25,932.10    1.00
02-05-98     27,214.71    1.00
02-05-98     47,451.91    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-05-98    177,884.62    1.00
02-05-98    239,800.10    1.00
02-05-98    256,980.06    1.00
02-05-98    913,101.40    1.00
02-05-98  1,782,989.41    1.00
02-05-98  1,955,384.29    1.00
02-05-98  5,435,811.89    1.00
02-06-98        750.00    1.00
02-06-98      6,919.14    1.00
02-06-98     66,085.31    1.00
02-06-98    251,541.34    1.00
02-06-98    645,098.47    1.00
02-06-98    691,420.37    1.00
02-06-98  1,000,356.15    1.00
02-06-98  1,016,731.45    1.00
02-06-98  1,029,208.54    1.00
02-06-98  1,958,795.25    1.00
02-06-98  2,125,526.47    1.00
02-06-98  2,948,832.61    1.00
02-09-98          2.76    1.00
02-09-98         20.90    1.00
02-09-98         25.99    1.00
02-09-98         35.67    1.00
02-09-98         52.74    1.00
02-09-98         82.87    1.00
02-09-98         83.64    1.00
02-09-98         87.92    1.00
02-09-98         91.60    1.00
02-09-98        107.14    1.00
02-09-98        168.65    1.00
02-09-98        184.69    1.00
02-09-98        217.80    1.00
02-09-98        291.58    1.00
02-09-98        464.19    1.00
02-09-98        467.26    1.00
02-09-98      4,260.58    1.00
02-09-98     12,151.82    1.00
02-09-98     21,528.79    1.00
02-09-98     24,995.10    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-09-98    218,681.34    1.00
02-09-98    280,197.15    1.00
02-09-98    303,312.69    1.00
02-09-98    391,368.47    1.00
02-09-98    718,807.83    1.00
02-09-98  1,010,626.02    1.00
02-09-98  1,248,550.18    1.00
02-10-98          0.55    1.00
02-10-98     24,759.94    1.00
02-10-98    100,058.30    1.00
02-10-98    294,111.90    1.00
02-11-98      4,130.48    1.00
02-11-98      7,747.47    1.00
02-11-98     13,744.84    1.00
02-11-98     50,992.35    1.00
02-11-98    256,752.53    1.00
02-11-98    539,044.05    1.00
02-11-98    668,436.81    1.00
02-11-98  1,096,780.00    1.00
02-11-98  1,264,817.14    1.00
02-12-98     50,195.62    1.00
02-12-98    265,088.32    1.00
02-12-98    396,973.46    1.00
02-12-98    426,998.60    1.00
02-12-98    795,401.07    1.00
02-12-98  3,653,084.35    1.00
02-13-98          2.00    1.00
02-13-98          2.00    1.00
02-13-98          3.00    1.00
02-13-98          3.00    1.00
02-13-98          3.00    1.00
02-13-98         10.00    1.00
02-13-98         32.00    1.00
02-13-98        108.00    1.00
02-13-98        208.00    1.00
02-13-98        436.01    1.00
02-13-98        780.00    1.00
02-13-98     15,264.78    1.00
02-13-98     40,382.59    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-13-98    120,032.57    1.00
02-13-98    145,011.92    1.00
02-13-98    182,283.61    1.00
02-13-98    221,490.42    1.00
02-13-98    399,717.17    1.00
02-13-98    434,316.25    1.00
02-13-98    669,435.58    1.00
02-13-98  1,043,679.17    1.00
02-17-98          0.02    1.00
02-17-98          0.13    1.00
02-17-98          0.34    1.00
02-17-98          0.41    1.00
02-17-98         17.90    1.00
02-17-98         19.75    1.00
02-17-98         39.47    1.00
02-17-98         52.38    1.00
02-17-98         91.28    1.00
02-17-98        403.52    1.00
02-17-98     37,271.59    1.00
02-17-98     65,798.98    1.00
02-17-98    185,116.19    1.00
02-17-98    253,531.87    1.00
02-17-98    261,499.23    1.00
02-17-98    349,935.79    1.00
02-18-98      1,620.00    1.00
02-18-98     10,875.00    1.00
02-18-98     14,500.00    1.00
02-18-98     60,759.96    1.00
02-18-98    175,187.56    1.00
02-18-98    292,936.67    1.00
02-18-98    997,906.34    1.00
02-18-98  1,087,898.32    1.00
02-18-98  1,463,284.18    1.00
02-18-98  1,478,225.52    1.00
02-19-98     28,197.40    1.00
02-19-98    204,350.25    1.00
02-19-98    213,780.00    1.00
02-19-98    401,131.53    1.00
02-19-98    495,238.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-19-98    662,226.24    1.00
02-20-98      1,257.76    1.00
02-20-98     10,875.00    1.00
02-20-98     14,500.00    1.00
02-20-98     93,000.18    1.00
02-20-98    136,832.59    1.00
02-20-98    348,333.68    1.00
02-20-98    441,664.08    1.00
02-20-98    879,810.07    1.00
02-20-98  2,015,471.94    1.00
02-23-98          0.15    1.00
02-23-98          0.17    1.00
02-23-98          0.19    1.00
02-23-98          0.47    1.00
02-23-98          0.64    1.00
02-23-98         35.94    1.00
02-23-98         38.02    1.00
02-23-98         52.96    1.00
02-23-98         91.97    1.00
02-23-98        121.50    1.00
02-23-98        286.51    1.00
02-23-98        361.08    1.00
02-23-98        468.25    1.00
02-23-98        708.82    1.00
02-23-98     26,036.15    1.00
02-23-98     83,506.93    1.00
02-23-98    152,184.79    1.00
02-23-98    183,052.06    1.00
02-23-98    273,329.21    1.00
02-23-98    645,383.08    1.00
02-24-98    273,230.21    1.00
02-24-98    278,954.05    1.00
02-24-98    285,087.54    1.00
02-24-98    330,894.71    1.00
02-24-98    342,931.31    1.00
02-24-98    381,694.05    1.00
02-24-98    843,898.86    1.00
02-24-98  2,046,045.88    1.00
02-24-98  2,358,902.17    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-25-98          0.09    1.00
02-25-98          0.15    1.00
02-25-98          0.17    1.00
02-25-98          0.20    1.00
02-25-98          0.24    1.00
02-25-98          0.25    1.00
02-25-98          0.28    1.00
02-25-98          0.66    1.00
02-25-98    122,964.69    1.00
02-25-98    139,316.75    1.00
02-25-98    161,026.84    1.00
02-25-98    337,553.66    1.00
02-25-98    353,587.65    1.00
02-25-98    466,105.69    1.00
02-25-98    869,260.03    1.00
02-25-98    999,838.04    1.00
02-25-98  1,246,553.37    1.00
02-25-98  1,412,500.53    1.00
02-25-98  2,954,104.93    1.00
02-26-98          0.09    1.00
02-26-98          0.15    1.00
02-26-98          0.17    1.00
02-26-98          0.21    1.00
02-26-98          0.26    1.00
02-26-98          0.44    1.00
02-26-98          1.05    1.00
02-26-98     22,067.60    1.00
02-26-98     27,320.22    1.00
02-26-98    107,112.23    1.00
02-26-98    223,305.18    1.00
02-26-98    595,826.00    1.00
02-26-98    644,273.68    1.00
02-27-98          0.05    1.00
02-27-98          0.18    1.00
02-27-98          0.23    1.00
02-27-98          0.27    1.00
02-27-98          0.81    1.00
02-27-98    132,874.43    1.00
02-27-98    161,699.88    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-27-98    250,918.16    1.00
02-27-98    610,695.55    1.00
02-27-98  1,045,933.45    1.00
02-27-98  1,143,147.50    1.00
03-02-98          0.11    1.00
03-02-98          0.15    1.00
03-02-98          0.33    1.00
03-02-98          0.38    1.00
03-02-98          0.45    1.00
03-02-98     95,965.17    1.00
03-02-98    149,755.71    1.00
03-02-98    174,584.88    1.00
03-02-98    214,256.63    1.00
03-02-98    234,503.06    1.00
03-02-98    306,439.14    1.00
03-02-98    325,658.49    1.00
03-02-98    488,104.93    1.00
03-02-98  1,202,077.14    1.00
03-02-98  2,472,234.93    1.00
03-03-98          0.14    1.00
03-03-98          0.19    1.00
03-03-98          0.19    1.00
03-03-98          0.20    1.00
03-03-98          0.22    1.00
03-03-98          0.32    1.00
03-03-98          0.64    1.00
03-03-98     42,586.62    1.00
03-03-98    116,813.10    1.00
03-03-98    172,361.88    1.00
03-03-98    183,212.48    1.00
03-03-98    260,208.14    1.00
03-03-98    719,610.36    1.00
03-03-98  1,897,010.09    1.00
03-04-98          0.11    1.00
03-04-98          0.31    1.00
03-04-98          0.37    1.00
03-04-98          0.67    1.00
03-04-98        296.80    1.00
03-04-98      8,210.76    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-04-98     24,313.71    1.00
03-04-98     30,398.22    1.00
03-04-98    110,819.78    1.00
03-04-98    121,177.77    1.00
03-04-98    425,904.41    1.00
03-04-98    716,422.11    1.00
03-04-98    888,925.46    1.00
03-05-98          0.05    1.00
03-05-98          0.13    1.00
03-05-98          0.16    1.00
03-05-98          0.17    1.00
03-05-98          0.63    1.00
03-05-98      8,462.14    1.00
03-05-98     29,021.36    1.00
03-05-98    120,170.60    1.00
03-05-98    401,461.11    1.00
03-05-98    409,877.22    1.00
03-05-98    885,052.88    1.00
03-05-98  1,473,188.41    1.00
03-06-98          0.10    1.00
03-06-98          0.11    1.00
03-06-98          0.13    1.00
03-06-98          0.16    1.00
03-06-98          0.17    1.00
03-06-98          0.20    1.00
03-06-98          0.39    1.00
03-06-98        460.52    1.00
03-06-98     35,070.88    1.00
03-06-98     40,251.35    1.00
03-06-98     41,757.53    1.00
03-06-98    259,665.79    1.00
03-06-98    283,592.81    1.00
03-06-98    315,094.37    1.00
03-06-98    458,257.50    1.00
03-06-98  1,432,312.15    1.00
03-06-98  1,434,774.55    1.00
03-06-98  1,909,563.77    1.00
03-06-98  3,098,080.15    1.00
03-09-98          0.03    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-09-98          0.08    1.00
03-09-98          0.09    1.00
03-09-98          0.24    1.00
03-09-98          0.28    1.00
03-09-98          0.33    1.00
03-09-98         35.31    1.00
03-09-98         37.22    1.00
03-09-98         83.30    1.00
03-09-98         86.27    1.00
03-09-98         90.91    1.00
03-09-98        154.98    1.00
03-09-98        175.00    1.00
03-09-98        244.83    1.00
03-09-98        287.00    1.00
03-09-98        351.87    1.00
03-09-98        464.05    1.00
03-09-98        699.29    1.00
03-09-98     10,430.47    1.00
03-09-98    639,063.84    1.00
03-09-98    642,782.09    1.00
03-09-98    671,081.00    1.00
03-09-98  1,374,444.27    1.00
03-10-98          0.13    1.00
03-10-98          0.15    1.00
03-10-98          0.17    1.00
03-10-98          0.18    1.00
03-10-98          0.30    1.00
03-10-98      4,624.71    1.00
03-10-98     41,856.46    1.00
03-10-98    149,585.28    1.00
03-10-98    545,510.55    1.00
03-10-98    905,284.28    1.00
03-11-98          0.17    1.00
03-11-98          0.18    1.00
03-11-98          0.22    1.00
03-11-98          0.31    1.00
03-11-98          0.42    1.00
03-11-98    187,580.20    1.00
03-11-98    323,933.84    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-11-98    452,876.41    1.00
03-11-98    645,892.54    1.00
03-11-98  2,656,635.39    1.00
03-12-98          0.13    1.00
03-12-98          0.13    1.00
03-12-98          0.16    1.00
03-12-98          0.23    1.00
03-12-98      3,296.46    1.00
03-12-98     22,701.32    1.00
03-12-98     67,725.32    1.00
03-12-98    100,611.40    1.00
03-12-98    280,800.86    1.00
03-12-98    389,023.36    1.00
03-12-98    674,158.61    1.00
03-13-98          0.08    1.00
03-13-98          0.14    1.00
03-13-98          0.25    1.00
03-13-98          0.32    1.00
03-13-98          0.43    1.00
03-13-98     16,156.98    1.00
03-13-98     41,257.53    1.00
03-13-98     60,592.63    1.00
03-13-98     66,566.74    1.00
03-13-98    211,492.75    1.00
03-13-98    622,046.15    1.00
03-13-98  1,325,682.27    1.00
03-13-98  1,481,041.63    1.00
03-16-98          0.03    1.00
03-16-98          0.07    1.00
03-16-98          0.30    1.00
03-16-98          0.55    1.00
03-16-98          0.65    1.00
03-16-98         37.00    1.00
03-16-98         37.35    1.00
03-16-98         91.94    1.00
03-16-98        179.92    1.00
03-16-98        287.41    1.00
03-16-98        336.34    1.00
03-16-98        344.73    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-16-98        606.22    1.00
03-16-98    124,768.39    1.00
03-16-98    217,340.68    1.00
03-16-98    377,063.85    1.00
03-16-98    433,804.27    1.00
03-16-98    614,916.40    1.00
03-16-98    677,698.50    1.00
03-16-98  1,475,993.31    1.00
03-16-98  3,198,163.91    1.00
03-17-98          0.01    1.00
03-17-98          0.02    1.00
03-17-98          0.08    1.00
03-17-98          0.09    1.00
03-17-98          0.14    1.00
03-17-98          0.19    1.00
03-17-98          0.31    1.00
03-17-98          0.44    1.00
03-17-98         62.27    1.00
03-17-98      1,031.67    1.00
03-17-98     47,324.81    1.00
03-17-98     96,344.84    1.00
03-17-98    124,721.29    1.00
03-17-98    149,665.75    1.00
03-17-98    156,927.07    1.00
03-17-98    219,709.32    1.00
03-17-98    260,752.29    1.00
03-17-98    392,153.37    1.00
03-17-98    409,820.29    1.00
03-17-98    428,978.78    1.00
03-17-98    525,481.93    1.00
03-17-98    739,176.80    1.00
03-17-98  1,416,884.17    1.00
03-18-98          0.01    1.00
03-18-98          0.09    1.00
03-18-98          0.12    1.00
03-18-98          0.14    1.00
03-18-98          0.18    1.00
03-18-98          0.18    1.00
03-18-98          0.25    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-18-98          0.29    1.00
03-18-98     36,390.17    1.00
03-18-98     43,976.41    1.00
03-18-98    161,571.09    1.00
03-18-98    267,544.43    1.00
03-18-98    353,027.40    1.00
03-18-98    425,191.53    1.00
03-18-98    848,647.88    1.00
03-18-98    935,908.97    1.00
03-19-98          0.01    1.00
03-19-98          0.01    1.00
03-19-98          0.09    1.00
03-19-98          0.14    1.00
03-19-98          0.16    1.00
03-19-98          0.17    1.00
03-19-98          0.25    1.00
03-19-98          0.28    1.00
03-19-98          0.43    1.00
03-19-98          0.57    1.00
03-19-98      1,653.14    1.00
03-19-98     11,556.06    1.00
03-19-98     15,000.00    1.00
03-19-98    214,370.94    1.00
03-19-98    243,243.59    1.00
03-19-98    403,223.95    1.00
03-19-98    492,612.86    1.00
03-19-98    576,138.29    1.00
03-19-98    668,674.62    1.00
03-20-98          0.01    1.00
03-20-98          0.01    1.00
03-20-98          0.09    1.00
03-20-98          0.10    1.00
03-20-98          0.10    1.00
03-20-98          0.24    1.00
03-20-98          0.25    1.00
03-20-98          0.27    1.00
03-20-98     71,585.04    1.00
03-20-98    157,586.50    1.00
03-20-98    417,685.36    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-20-98    859,800.19    1.00
03-20-98  1,764,189.02    1.00
03-20-98  1,965,587.16    1.00
03-23-98          0.19    1.00
03-23-98          0.23    1.00
03-23-98          0.35    1.00
03-23-98          0.54    1.00
03-23-98          0.55    1.00
03-23-98          0.57    1.00
03-23-98         36.03    1.00
03-23-98         37.98    1.00
03-23-98         53.85    1.00
03-23-98         90.26    1.00
03-23-98         92.84    1.00
03-23-98        247.04    1.00
03-23-98        287.76    1.00
03-23-98        353.52    1.00
03-23-98        701.66    1.00
03-23-98    132,494.83    1.00
03-23-98    348,636.98    1.00
03-23-98  1,167,974.72    1.00
03-23-98  1,317,233.17    1.00
03-23-98  1,497,891.06    1.00
03-23-98  3,826,613.92    1.00
03-24-98          0.04    1.00
03-24-98          0.06    1.00
03-24-98          0.12    1.00
03-24-98          0.28    1.00
03-24-98          0.30    1.00
03-24-98          0.38    1.00
03-24-98          0.39    1.00
03-24-98          0.47    1.00
03-24-98      7,192.82    1.00
03-24-98     34,934.71    1.00
03-24-98    634,746.44    1.00
03-24-98  1,435,847.67    1.00
03-24-98  1,567,672.93    1.00
03-25-98          0.04    1.00
03-25-98          0.09    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-25-98          0.11    1.00
03-25-98          0.26    1.00
03-25-98          0.46    1.00
03-25-98    112,118.57    1.00
03-25-98    199,126.00    1.00
03-25-98    204,872.50    1.00
03-25-98    261,764.98    1.00
03-25-98    420,233.99    1.00
03-25-98    521,304.20    1.00
03-25-98  1,040,830.20    1.00
03-26-98          0.03    1.00
03-26-98          0.09    1.00
03-26-98          0.18    1.00
03-26-98          0.19    1.00
03-26-98          0.25    1.00
03-26-98          0.35    1.00
03-26-98          0.35    1.00
03-26-98          0.44    1.00
03-26-98          0.58    1.00
03-26-98    174,808.80    1.00
03-26-98    192,503.58    1.00
03-26-98    289,331.52    1.00
03-26-98    794,389.54    1.00
03-26-98    867,774.44    1.00
03-26-98    977,650.51    1.00
03-26-98  1,051,229.93    1.00
03-27-98          0.03    1.00
03-27-98          0.09    1.00
03-27-98          0.11    1.00
03-27-98          0.16    1.00
03-27-98          0.18    1.00
03-27-98          0.35    1.00
03-27-98          0.69    1.00
03-27-98     40,790.83    1.00
03-27-98     83,367.72    1.00
03-27-98    101,284.50    1.00
03-27-98    217,809.57    1.00
03-27-98    277,977.43    1.00
03-27-98    629,788.21    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-27-98  1,258,064.98    1.00
03-30-98          0.36    1.00
03-30-98          0.54    1.00
03-30-98          0.55    1.00
03-30-98          0.73    1.00
03-30-98          0.78    1.00
03-30-98          0.81    1.00
03-30-98         36.04    1.00
03-30-98         38.14    1.00
03-30-98         48.74    1.00
03-30-98         68.16    1.00
03-30-98         92.73    1.00
03-30-98        246.86    1.00
03-30-98        288.08    1.00
03-30-98      6,077.69    1.00
03-30-98    115,101.00    1.00
03-30-98    219,920.50    1.00
03-30-98    261,872.29    1.00
03-30-98    345,470.84    1.00
03-30-98    517,878.20    1.00
03-30-98    520,292.42    1.00
03-30-98    988,117.40    1.00
03-31-98          0.01    1.00
03-31-98          0.18    1.00
03-31-98          0.23    1.00
03-31-98          0.26    1.00
03-31-98          0.79    1.00
03-31-98          1.17    1.00
03-31-98      1,568.90    1.00
03-31-98      4,676.86    1.00
03-31-98     11,186.77    1.00
03-31-98     36,950.59    1.00
03-31-98     38,618.99    1.00
03-31-98     54,098.80    1.00
03-31-98    238,863.38    1.00
03-31-98    241,675.56    1.00
04-01-98          0.04    1.00
04-01-98          0.37    1.00
04-01-98          0.40    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-01-98          0.60    1.00
04-01-98          0.94    1.00
04-01-98     56,379.82    1.00
04-01-98    326,955.97    1.00
04-01-98    532,153.94    1.00
04-01-98    557,505.01    1.00
04-01-98  1,048,926.89    1.00
04-01-98  1,399,238.74    1.00
04-01-98  4,422,990.62    1.00
04-02-98          0.04    1.00
04-02-98          0.12    1.00
04-02-98          0.14    1.00
04-02-98          0.16    1.00
04-02-98          0.23    1.00
04-02-98          0.67    1.00
04-02-98     48,580.01    1.00
04-02-98     52,988.02    1.00
04-02-98    175,328.20    1.00
04-02-98    204,396.42    1.00
04-02-98    902,472.93    1.00
04-02-98  2,034,627.53    1.00
04-02-98  3,512,323.10    1.00
04-03-98          0.05    1.00
04-03-98          0.10    1.00
04-03-98          0.15    1.00
04-03-98          0.23    1.00
04-03-98          0.41    1.00
04-03-98          0.79    1.00
04-03-98          0.95    1.00
04-03-98     64,725.51    1.00
04-03-98    158,740.96    1.00
04-03-98    396,099.03    1.00
04-03-98    456,505.95    1.00
04-03-98    598,190.78    1.00
04-03-98  2,253,951.53    1.00
04-06-98          0.07    1.00
04-06-98          0.19    1.00
04-06-98          0.23    1.00
04-06-98          0.26    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-06-98          0.67    1.00
04-06-98         35.97    1.00
04-06-98         38.04    1.00
04-06-98         48.64    1.00
04-06-98         89.94    1.00
04-06-98         92.47    1.00
04-06-98        246.20    1.00
04-06-98        288.36    1.00
04-06-98        352.93    1.00
04-06-98        700.83    1.00
04-06-98        867.96    1.00
04-06-98     28,354.93    1.00
04-06-98     34,271.87    1.00
04-06-98    138,047.84    1.00
04-06-98    235,211.72    1.00
04-06-98    592,126.77    1.00
04-06-98  1,362,357.41    1.00
04-06-98  4,139,676.83    1.00
04-06-98  5,461,332.94    1.00
04-07-98          0.04    1.00
04-07-98          0.05    1.00
04-07-98          0.08    1.00
04-07-98          0.10    1.00
04-07-98          0.14    1.00
04-07-98          0.22    1.00
04-07-98          0.29    1.00
04-07-98     39,169.78    1.00
04-07-98     82,157.40    1.00
04-07-98    157,077.63    1.00
04-07-98    243,283.75    1.00
04-07-98    822,114.50    1.00
04-07-98  2,812,256.41    1.00
04-08-98          0.06    1.00
04-08-98          0.12    1.00
04-08-98          0.17    1.00
04-08-98          0.34    1.00
04-08-98          0.49    1.00
04-08-98          0.52    1.00
04-08-98        726.20    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-08-98      4,005.88    1.00
04-08-98    110,619.11    1.00
04-08-98    116,486.10    1.00
04-08-98    282,777.00    1.00
04-08-98    349,880.33    1.00
04-08-98    396,363.39    1.00
04-08-98    444,570.35    1.00
04-08-98    841,183.96    1.00
04-08-98  1,073,418.03    1.00
04-08-98  1,454,238.03    1.00
04-09-98          0.11    1.00
04-09-98          0.15    1.00
04-09-98          0.17    1.00
04-09-98          0.17    1.00
04-09-98        137.04    1.00
04-09-98     36,493.08    1.00
04-09-98    140,910.00    1.00
04-09-98    875,656.31    1.00
04-09-98  1,899,726.29    1.00
04-09-98  2,240,005.16    1.00
04-09-98  2,475,516.89    1.00
04-13-98          0.01    1.00
04-13-98          0.22    1.00
04-13-98          0.24    1.00
04-13-98          0.65    1.00
04-13-98         36.68    1.00
04-13-98         38.78    1.00
04-13-98         49.63    1.00
04-13-98         91.10    1.00
04-13-98         93.75    1.00
04-13-98        107.40    1.00
04-13-98        248.55    1.00
04-13-98        288.73    1.00
04-13-98        355.32    1.00
04-13-98        360.27    1.00
04-13-98        704.41    1.00
04-13-98        919.75    1.00
04-13-98      2,253.77    1.00
04-13-98     45,632.42    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-13-98    139,500.45    1.00
04-13-98    143,404.45    1.00
04-13-98    219,622.56    1.00
04-13-98    232,614.00    1.00
04-13-98    418,633.07    1.00
04-13-98    542,259.53    1.00
04-13-98    828,076.78    1.00
04-14-98          0.07    1.00
04-14-98          0.16    1.00
04-14-98          0.18    1.00
04-14-98          0.19    1.00
04-14-98      3,853.00    1.00
04-14-98    195,723.37    1.00
04-14-98    320,268.00    1.00
04-14-98    348,597.10    1.00
04-14-98    376,162.02    1.00
04-14-98    435,020.98    1.00
04-14-98    650,215.97    1.00
04-14-98    716,373.11    1.00
04-15-98          0.08    1.00
04-15-98          0.52    1.00
04-15-98          0.55    1.00
04-15-98          0.62    1.00
04-15-98          0.66    1.00
04-15-98      1,874.59    1.00
04-15-98     64,357.52    1.00
04-15-98    115,563.45    1.00
04-15-98    283,081.93    1.00
04-15-98    393,336.88    1.00
04-15-98    900,043.09    1.00
04-15-98  1,180,942.91    1.00
04-15-98  1,237,095.87    1.00
04-15-98  2,543,086.49    1.00
04-16-98          0.06    1.00
04-16-98          0.09    1.00
04-16-98          0.13    1.00
04-16-98          0.39    1.00
04-16-98     17,659.17    1.00
04-16-98    145,544.41    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-16-98    161,272.10    1.00
04-16-98    593,266.00    1.00
04-16-98    644,531.69    1.00
04-16-98  1,032,708.34    1.00
04-16-98  1,241,758.88    1.00
04-16-98 12,122,065.78    1.00
04-17-98          0.46    1.00
04-17-98          0.66    1.00
04-17-98        243.34    1.00
04-17-98      7,899.19    1.00
04-17-98     18,855.36    1.00
04-17-98    195,589.39    1.00
04-17-98    524,704.80    1.00
04-17-98    665,839.58    1.00
04-17-98    744,460.32    1.00
04-17-98  1,050,635.72    1.00
04-17-98  2,329,148.47    1.00
04-17-98 18,215,564.87    1.00
04-20-98          0.48    1.00
04-20-98          0.68    1.00
04-20-98          0.72    1.00
04-20-98         23.34    1.00
04-20-98         25.34    1.00
04-20-98         36.37    1.00
04-20-98         49.14    1.00
04-20-98         93.20    1.00
04-20-98        104.93    1.00
04-20-98        249.60    1.00
04-20-98        286.59    1.00
04-20-98        344.60    1.00
04-20-98        549.32    1.00
04-20-98      2,688.95    1.00
04-20-98    232,428.12    1.00
04-20-98    280,017.04    1.00
04-20-98    300,131.52    1.00
04-20-98    344,768.47    1.00
04-20-98    396,969.29    1.00
04-20-98    510,743.86    1.00
04-20-98    623,645.18    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-20-98    750,450.45    1.00
04-20-98  1,747,109.31    1.00
04-21-98          0.05    1.00
04-21-98          0.08    1.00
04-21-98          0.13    1.00
04-21-98          0.37    1.00
04-21-98          0.45    1.00
04-21-98      7,508.52    1.00
04-21-98    100,456.13    1.00
04-21-98    107,662.58    1.00
04-21-98    149,534.64    1.00
04-21-98    164,672.04    1.00
04-21-98  1,876,043.46    1.00
04-21-98  4,557,099.61    1.00
04-22-98          0.03    1.00
04-22-98          0.06    1.00
04-22-98          0.12    1.00
04-22-98          0.34    1.00
04-22-98          0.41    1.00
04-22-98     20,285.29    1.00
04-22-98     39,155.05    1.00
04-22-98    293,948.06    1.00
04-22-98    338,178.08    1.00
04-22-98    866,321.83    1.00
04-22-98  1,058,513.11    1.00
04-23-98          0.07    1.00
04-23-98          0.17    1.00
04-23-98          0.49    1.00
04-23-98          0.65    1.00
04-23-98      5,748.00    1.00
04-23-98    150,184.43    1.00
04-23-98    257,680.68    1.00
04-23-98    347,667.03    1.00
04-23-98    772,188.52    1.00
04-23-98    824,571.73    1.00
04-23-98  1,067,256.50    1.00
04-23-98  1,587,022.90    1.00
04-23-98  2,134,464.50    1.00
04-23-98  4,400,726.08    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-24-98          0.07    1.00
04-24-98          0.14    1.00
04-24-98          0.46    1.00
04-24-98          0.52    1.00
04-24-98     74,800.48    1.00
04-24-98    178,073.92    1.00
04-24-98    241,593.81    1.00
04-24-98    636,934.37    1.00
04-24-98  1,294,526.48    1.00
04-24-98  1,383,097.77    1.00
04-24-98  2,725,888.00    1.00
04-27-98          0.30    1.00
04-27-98          0.31    1.00
04-27-98          0.42    1.00
04-27-98          0.55    1.00
04-27-98          0.60    1.00
04-27-98          0.62    1.00
04-27-98         36.34    1.00
04-27-98         38.14    1.00
04-27-98         48.88    1.00
04-27-98         88.07    1.00
04-27-98         94.09    1.00
04-27-98        166.72    1.00
04-27-98        252.15    1.00
04-27-98        253.57    1.00
04-27-98        374.71    1.00
04-27-98        550.09    1.00
04-27-98        855.98    1.00
04-27-98      9,840.80    1.00
04-27-98     15,752.81    1.00
04-27-98     87,027.26    1.00
04-27-98    106,631.01    1.00
04-27-98    417,309.86    1.00
04-27-98    591,772.98    1.00
04-27-98  2,979,301.50    1.00
04-27-98  6,626,223.93    1.00
04-28-98          0.13    1.00
04-28-98          0.20    1.00
04-28-98          0.30    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-28-98          0.54    1.00
04-28-98     43,995.60    1.00
04-28-98    407,635.59    1.00
04-28-98    511,675.00    1.00
04-28-98    535,452.34    1.00
04-28-98    579,088.43    1.00
04-28-98    987,146.80    1.00
04-28-98  2,658,897.90    1.00
04-28-98  5,299,730.48    1.00
04-29-98          0.13    1.00
04-29-98          0.20    1.00
04-29-98          0.49    1.00
04-29-98          0.57    1.00
04-29-98          0.58    1.00
04-29-98      5,045.03    1.00
04-29-98     33,389.87    1.00
04-29-98    159,620.21    1.00
04-29-98    240,515.71    1.00
04-29-98    247,591.01    1.00
04-29-98  1,024,262.45    1.00
04-29-98  1,042,364.69    1.00
04-29-98  1,097,072.01    1.00
04-29-98  1,802,799.31    1.00
04-29-98  2,108,948.96    1.00
04-30-98          0.05    1.00
04-30-98          0.13    1.00
04-30-98          0.15    1.00
04-30-98          0.29    1.00
04-30-98          0.48    1.00
04-30-98      6,661.83    1.00
04-30-98     21,923.44    1.00
04-30-98     96,362.69    1.00
04-30-98    210,168.92    1.00
04-30-98    462,675.08    1.00
05-01-98          0.03    1.00
05-01-98          0.48    1.00
05-01-98          0.62    1.00
05-01-98          0.73    1.00
05-01-98     99,369.02    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-01-98    112,969.61    1.00
05-01-98    239,528.96    1.00
05-01-98    617,166.26    1.00
05-01-98  7,342,487.86    1.00
05-04-98          0.02    1.00
05-04-98          0.12    1.00
05-04-98          0.50    1.00
05-04-98         35.92    1.00
05-04-98         37.56    1.00
05-04-98         48.22    1.00
05-04-98         48.54    1.00
05-04-98         93.36    1.00
05-04-98        106.10    1.00
05-04-98        157.85    1.00
05-04-98        246.35    1.00
05-04-98        251.08    1.00
05-04-98        361.81    1.00
05-04-98        548.67    1.00
05-04-98        856.49    1.00
05-04-98      6,723.47    1.00
05-04-98     75,451.66    1.00
05-04-98    123,534.06    1.00
05-04-98    987,465.32    1.00
05-04-98    996,997.86    1.00
05-04-98  3,811,787.70    1.00
05-04-98  6,572,571.02    1.00
05-04-98 17,487,071.15    1.00
05-05-98          0.28    1.00
05-05-98          0.42    1.00
05-05-98        102.78    1.00
05-05-98     20,223.54    1.00
05-05-98     52,002.87    1.00
05-05-98    110,941.17    1.00
05-05-98    180,886.53    1.00
05-05-98    188,383.80    1.00
05-05-98    273,398.48    1.00
05-05-98    290,156.22    1.00
05-05-98  1,284,354.76    1.00
05-06-98          0.05    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-06-98          0.06    1.00
05-06-98          0.43    1.00
05-06-98          0.43    1.00
05-06-98          0.52    1.00
05-06-98     38,847.62    1.00
05-06-98    100,073.20    1.00
05-06-98    283,679.69    1.00
05-06-98    452,586.34    1.00
05-06-98    455,535.00    1.00
05-06-98    512,453.99    1.00
05-06-98    843,671.66    1.00
05-06-98  2,263,277.12    1.00
05-06-98  6,304,297.31    1.00
05-07-98          0.06    1.00
05-07-98          0.21    1.00
05-07-98          0.24    1.00
05-07-98      2,125.58    1.00
05-07-98     11,924.81    1.00
05-07-98     57,878.79    1.00
05-07-98     68,616.98    1.00
05-07-98     75,114.78    1.00
05-07-98     88,551.39    1.00
05-07-98    103,826.75    1.00
05-07-98    115,827.22    1.00
05-07-98    285,417.96    1.00
05-07-98    481,659.96    1.00
05-07-98    718,341.09    1.00
05-07-98 15,751,401.58    1.00
05-08-98          0.01    1.00
05-08-98          0.05    1.00
05-08-98          0.05    1.00
05-08-98          0.23    1.00
05-08-98          0.36    1.00
05-08-98          0.37    1.00
05-08-98          0.41    1.00
05-08-98    133,526.51    1.00
05-08-98    167,289.60    1.00
05-08-98    176,994.56    1.00
05-08-98    193,544.90    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-08-98    258,057.36    1.00
05-08-98    408,802.97    1.00
05-08-98    467,076.77    1.00
05-08-98    867,900.24    1.00
05-08-98  2,598,079.11    1.00
05-11-98          0.03    1.00
05-11-98          0.07    1.00
05-11-98          0.16    1.00
05-11-98          0.20    1.00
05-11-98          0.23    1.00
05-11-98          0.46    1.00
05-11-98         36.38    1.00
05-11-98         37.97    1.00
05-11-98         38.69    1.00
05-11-98         48.80    1.00
05-11-98         94.01    1.00
05-11-98        114.63    1.00
05-11-98        188.30    1.00
05-11-98        362.84    1.00
05-11-98        550.59    1.00
05-11-98        711.46    1.00
05-11-98      1,006.09    1.00
05-11-98     89,806.52    1.00
05-11-98    282,404.66    1.00
05-11-98    433,397.93    1.00
05-11-98    519,145.90    1.00
05-11-98    717,649.28    1.00
05-11-98    770,827.97    1.00
05-12-98          0.01    1.00
05-12-98          0.10    1.00
05-12-98          0.12    1.00
05-12-98          0.25    1.00
05-12-98          0.25    1.00
05-12-98          0.52    1.00
05-12-98     30,077.78    1.00
05-12-98     78,485.60    1.00
05-12-98    276,051.39    1.00
05-12-98    570,388.28    1.00
05-12-98  1,017,882.37    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-12-98  1,205,274.99    1.00
05-12-98  1,441,332.53    1.00
05-12-98  1,753,491.09    1.00
05-13-98          0.01    1.00
05-13-98          0.09    1.00
05-13-98          0.11    1.00
05-13-98          0.25    1.00
05-13-98          0.44    1.00
05-13-98          0.69    1.00
05-13-98     53,554.85    1.00
05-13-98     58,807.17    1.00
05-13-98    169,507.51    1.00
05-13-98    275,493.47    1.00
05-13-98    725,701.60    1.00
05-13-98    933,700.00    1.00
05-13-98  1,845,681.98    1.00
05-13-98  2,815,990.68    1.00
05-14-98          0.01    1.00
05-14-98          0.08    1.00
05-14-98          0.11    1.00
05-14-98          0.50    1.00
05-14-98          0.56    1.00
05-14-98      8,864.15    1.00
05-14-98    161,113.97    1.00
05-14-98    174,301.73    1.00
05-14-98    223,477.00    1.00
05-14-98    450,054.80    1.00
05-14-98    515,393.25    1.00
05-14-98    570,915.40    1.00
05-14-98  1,356,228.51    1.00
05-15-98          0.01    1.00
05-15-98          0.11    1.00
05-15-98          0.41    1.00
05-15-98          0.56    1.00
05-15-98     11,178.89    1.00
05-15-98    154,894.91    1.00
05-15-98    175,431.57    1.00
05-15-98    443,520.78    1.00
05-15-98    522,993.01    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-15-98    926,823.72    1.00
05-15-98  1,238,487.21    1.00
05-15-98  1,487,666.79    1.00
05-15-98  1,927,548.20    1.00
05-15-98  2,184,775.58    1.00
05-18-98          0.17    1.00
05-18-98          0.21    1.00
05-18-98          0.42    1.00
05-18-98          0.43    1.00
05-18-98         37.23    1.00
05-18-98         37.27    1.00
05-18-98         38.62    1.00
05-18-98         62.01    1.00
05-18-98         93.87    1.00
05-18-98        239.38    1.00
05-18-98        354.98    1.00
05-18-98        409.23    1.00
05-18-98        613.94    1.00
05-18-98        648.81    1.00
05-18-98      1,483.93    1.00
05-18-98    125,879.94    1.00
05-18-98    131,338.28    1.00
05-18-98    134,784.40    1.00
05-18-98    483,700.58    1.00
05-18-98    998,672.32    1.00
05-18-98  1,085,573.59    1.00
05-19-98          0.04    1.00
05-19-98          0.13    1.00
05-19-98          0.17    1.00
05-19-98          0.47    1.00
05-19-98      1,132.98    1.00
05-19-98     23,098.82    1.00
05-19-98    126,810.18    1.00
05-19-98    144,416.55    1.00
05-19-98    158,748.10    1.00
05-19-98    223,523.24    1.00
05-19-98    278,832.74    1.00
05-19-98    627,277.29    1.00
05-19-98    736,097.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-19-98  1,232,698.98    1.00
05-19-98  1,838,797.35    1.00
05-20-98          0.04    1.00
05-20-98          0.16    1.00
05-20-98          0.47    1.00
05-20-98          0.60    1.00
05-20-98          0.73    1.00
05-20-98     32,474.18    1.00
05-20-98     93,523.53    1.00
05-20-98    104,563.00    1.00
05-20-98    138,298.53    1.00
05-20-98    158,143.70    1.00
05-20-98    337,870.00    1.00
05-20-98    352,991.56    1.00
05-21-98          0.04    1.00
05-21-98          0.08    1.00
05-21-98          0.16    1.00
05-21-98          0.45    1.00
05-21-98          0.70    1.00
05-21-98          1.58    1.00
05-21-98        174.85    1.00
05-21-98     15,589.00    1.00
05-21-98     49,994.99    1.00
05-21-98     73,529.34    1.00
05-21-98    120,153.25    1.00
05-21-98    225,517.80    1.00
05-21-98  1,089,513.69    1.00
05-21-98  1,656,431.65    1.00
05-21-98  3,018,589.23    1.00
05-22-98          0.03    1.00
05-22-98          0.24    1.00
05-22-98          0.41    1.00
05-22-98          0.42    1.00
05-22-98          0.56    1.00
05-22-98      2,552.28    1.00
05-22-98    183,511.90    1.00
05-22-98    333,959.18    1.00
05-22-98    506,960.70    1.00
05-22-98    585,838.90    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-22-98    866,189.75    1.00
05-22-98  1,651,605.47    1.00
05-22-98  2,023,958.07    1.00
05-26-98          0.21    1.00
05-26-98          0.29    1.00
05-26-98          0.47    1.00
05-26-98          0.61    1.00
05-26-98          0.74    1.00
05-26-98         17.37    1.00
05-26-98         34.06    1.00
05-26-98         36.38    1.00
05-26-98         38.83    1.00
05-26-98         48.90    1.00
05-26-98         87.57    1.00
05-26-98         94.23    1.00
05-26-98        114.90    1.00
05-26-98        239.60    1.00
05-26-98        363.29    1.00
05-26-98        551.40    1.00
05-26-98        709.14    1.00
05-26-98        859.42    1.00
05-26-98     82,365.50    1.00
05-26-98    194,028.11    1.00
05-26-98    363,205.36    1.00
05-26-98    685,197.30    1.00
05-26-98    740,201.50    1.00
05-26-98    819,712.87    1.00
05-26-98  1,067,417.78    1.00
05-26-98  1,075,924.90    1.00
05-26-98  2,099,424.93    1.00
05-27-98          0.07    1.00
05-27-98          0.10    1.00
05-27-98     53,071.23    1.00
05-27-98    119,295.99    1.00
05-27-98    181,790.40    1.00
05-27-98    291,297.79    1.00
05-27-98    326,358.51    1.00
05-27-98    403,964.41    1.00
05-27-98    562,595.71    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-27-98  1,023,330.85    1.00
05-27-98  3,140,954.94    1.00
05-28-98          0.08    1.00
05-28-98          0.47    1.00
05-28-98    174,856.62    1.00
05-28-98    281,631.44    1.00
05-28-98    282,583.89    1.00
05-28-98    628,961.02    1.00
05-28-98  1,199,171.45    1.00
05-28-98  1,308,333.55    1.00
05-28-98  2,593,366.31    1.00
05-29-98          0.08    1.00
05-29-98          0.13    1.00
05-29-98          0.67    1.00
05-29-98          0.68    1.00
05-29-98     53,701.29    1.00
05-29-98    456,689.33    1.00
05-29-98    736,610.51    1.00
05-29-98  1,397,068.06    1.00
05-29-98  2,751,194.33    1.00
05-29-98  3,918,224.74    1.00
06-01-98          0.06    1.00
06-01-98          0.37    1.00
06-01-98          0.45    1.00
06-01-98          0.65    1.00
06-01-98        107.62    1.00
06-01-98      8,440.33    1.00
06-01-98     78,763.46    1.00
06-01-98     91,005.71    1.00
06-01-98     98,778.79    1.00
06-01-98    112,670.08    1.00
06-01-98    359,856.16    1.00
06-01-98    368,111.04    1.00
06-01-98    573,979.96    1.00
06-01-98    894,385.76    1.00
06-01-98    954,367.88    1.00
06-02-98          0.43    1.00
06-02-98     12,214.08    1.00
06-02-98    373,762.54    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-02-98    430,444.36    1.00
06-02-98    689,795.16    1.00
06-02-98  1,329,216.60    1.00
06-03-98          0.07    1.00
06-03-98          0.33    1.00
06-03-98          0.43    1.00
06-03-98          0.67    1.00
06-03-98          0.79    1.00
06-03-98        722.95    1.00
06-03-98     10,811.66    1.00
06-03-98     32,243.87    1.00
06-03-98     55,379.54    1.00
06-03-98    117,956.43    1.00
06-03-98    237,470.66    1.00
06-03-98    238,892.33    1.00
06-03-98    444,066.66    1.00
06-04-98          0.04    1.00
06-04-98      3,732.06    1.00
06-04-98     13,164.98    1.00
06-04-98     47,336.09    1.00
06-04-98    125,850.48    1.00
06-04-98    194,753.90    1.00
06-04-98    392,743.72    1.00
06-04-98    526,617.35    1.00
06-04-98    629,433.12    1.00
06-04-98    662,080.23    1.00
06-04-98  2,320,471.91    1.00
06-04-98  3,924,536.81    1.00
06-05-98          0.04    1.00
06-05-98          0.40    1.00
06-05-98          0.41    1.00
06-05-98          0.52    1.00
06-05-98     79,970.61    1.00
06-05-98    383,469.15    1.00
06-05-98    511,045.70    1.00
06-05-98  7,220,449.84    1.00
06-08-98         17.88    1.00
06-08-98         34.84    1.00
06-08-98         37.07    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-08-98         39.50    1.00
06-08-98         50.26    1.00
06-08-98         88.46    1.00
06-08-98         95.31    1.00
06-08-98        116.78    1.00
06-08-98        364.95    1.00
06-08-98        553.38    1.00
06-08-98        711.43    1.00
06-08-98        861.58    1.00
06-08-98      1,180.46    1.00
06-08-98     10,107.58    1.00
06-08-98     57,156.02    1.00
06-08-98     61,568.93    1.00
06-08-98     77,367.50    1.00
06-08-98    101,795.78    1.00
06-08-98    107,161.22    1.00
06-08-98    177,591.01    1.00
06-08-98    263,125.21    1.00
06-08-98    350,197.82    1.00
06-08-98    593,493.65    1.00
06-08-98    765,048.01    1.00
06-08-98    783,242.33    1.00
06-09-98          0.04    1.00
06-09-98          0.08    1.00
06-09-98          0.42    1.00
06-09-98          0.54    1.00
06-09-98          0.77    1.00
06-09-98     31,707.45    1.00
06-09-98     41,562.85    1.00
06-09-98     52,103.32    1.00
06-09-98     75,342.27    1.00
06-09-98     83,639.90    1.00
06-09-98    216,376.18    1.00
06-09-98    236,843.62    1.00
06-10-98          0.06    1.00
06-10-98          0.08    1.00
06-10-98     17,289.34    1.00
06-10-98     24,163.50    1.00
06-10-98    137,489.08    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-10-98    146,969.19    1.00
06-10-98    397,771.45    1.00
06-10-98    791,559.70    1.00
06-11-98          0.08    1.00
06-11-98          0.11    1.00
06-11-98          0.45    1.00
06-11-98          0.76    1.00
06-11-98        565.40    1.00
06-11-98     23,112.60    1.00
06-11-98     37,273.29    1.00
06-11-98     55,499.90    1.00
06-11-98     75,313.50    1.00
06-11-98    259,966.25    1.00
06-11-98    293,068.51    1.00
06-11-98    298,118.40    1.00
06-11-98    760,704.33    1.00
06-12-98          0.05    1.00
06-12-98          0.08    1.00
06-12-98          0.08    1.00
06-12-98          0.67    1.00
06-12-98        344.11    1.00
06-12-98        618.75    1.00
06-12-98     83,072.00    1.00
06-12-98    151,645.00    1.00
06-12-98    402,382.93    1.00
06-12-98    568,978.88    1.00
06-12-98    591,492.32    1.00
06-12-98    598,466.43    1.00
06-12-98  1,225,714.90    1.00
06-12-98  3,166,599.77    1.00
06-15-98          0.14    1.00
06-15-98          0.35    1.00
06-15-98          0.37    1.00
06-15-98          0.39    1.00
06-15-98         18.10    1.00
06-15-98         37.34    1.00
06-15-98         41.87    1.00
06-15-98         88.67    1.00
06-15-98        117.82    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-15-98        163.15    1.00
06-15-98        176.68    1.00
06-15-98        365.19    1.00
06-15-98        411.67    1.00
06-15-98        547.72    1.00
06-15-98        711.86    1.00
06-15-98     17,233.90    1.00
06-15-98     20,095.57    1.00
06-15-98     51,560.47    1.00
06-15-98     54,071.09    1.00
06-15-98     96,652.31    1.00
06-15-98    207,374.12    1.00
06-15-98    210,355.90    1.00
06-15-98    260,967.77    1.00
06-15-98    396,625.33    1.00
06-15-98    415,215.75    1.00
06-15-98    491,557.25    1.00
06-15-98    573,517.80    1.00
06-16-98          0.22    1.00
06-16-98     18,866.70    1.00
06-16-98     42,184.00    1.00
06-16-98    178,859.58    1.00
06-16-98    256,174.67    1.00
06-16-98    280,380.45    1.00
06-16-98    290,152.79    1.00
06-16-98    322,180.12    1.00
06-16-98    520,999.46    1.00
06-16-98    811,560.42    1.00
06-16-98    857,650.08    1.00
06-16-98  2,156,632.78    1.00
06-17-98          0.01    1.00
06-17-98          0.13    1.00
06-17-98        926.00    1.00
06-17-98     52,361.56    1.00
06-17-98    170,170.69    1.00
06-17-98    216,660.00    1.00
06-17-98    229,506.47    1.00
06-17-98    291,492.52    1.00
06-17-98    424,771.10    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-17-98    765,897.45    1.00
06-17-98  1,050,852.67    1.00
06-18-98          0.04    1.00
06-18-98          0.06    1.00
06-18-98          0.19    1.00
06-18-98     13,386.16    1.00
06-18-98     34,173.08    1.00
06-18-98     89,069.25    1.00
06-18-98    117,907.06    1.00
06-18-98    129,377.23    1.00
06-18-98    197,786.30    1.00
06-18-98    249,414.61    1.00
06-18-98    294,149.83    1.00
06-18-98    965,165.76    1.00
06-18-98  1,220,314.02    1.00
06-19-98          0.04    1.00
06-19-98          0.08    1.00
06-19-98          0.16    1.00
06-19-98          0.29    1.00
06-19-98          0.32    1.00
06-19-98     13,741.37    1.00
06-19-98     19,914.81    1.00
06-19-98     43,762.13    1.00
06-19-98     57,652.43    1.00
06-19-98     62,400.43    1.00
06-19-98     69,681.72    1.00
06-19-98     79,581.31    1.00
06-19-98    563,441.69    1.00
06-19-98  1,061,726.23    1.00
06-19-98  1,591,192.17    1.00
06-22-98          0.06    1.00
06-22-98          0.26    1.00
06-22-98         18.38    1.00
06-22-98         25.90    1.00
06-22-98         34.96    1.00
06-22-98         37.87    1.00
06-22-98         51.34    1.00
06-22-98         55.28    1.00
06-22-98         89.52    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-22-98        119.05    1.00
06-22-98        168.42    1.00
06-22-98        363.77    1.00
06-22-98        415.59    1.00
06-22-98        508.04    1.00
06-22-98        544.18    1.00
06-22-98        713.77    1.00
06-22-98      1,764.00    1.00
06-22-98    112,165.42    1.00
06-22-98    228,061.46    1.00
06-22-98    288,616.80    1.00
06-22-98    309,218.16    1.00
06-22-98    351,254.47    1.00
06-22-98    406,743.63    1.00
06-22-98  1,290,158.72    1.00
06-22-98  1,456,102.63    1.00
06-23-98          0.02    1.00
06-23-98          0.10    1.00
06-23-98          0.15    1.00
06-23-98          0.85    1.00
06-23-98        351.61    1.00
06-23-98     11,440.75    1.00
06-23-98     27,043.85    1.00
06-23-98     66,133.92    1.00
06-23-98    629,104.49    1.00
06-23-98  1,137,007.23    1.00
06-24-98          0.02    1.00
06-24-98          0.21    1.00
06-24-98     23,493.24    1.00
06-24-98     40,848.51    1.00
06-24-98    291,599.55    1.00
06-24-98    349,222.54    1.00
06-24-98    553,783.67    1.00
06-25-98          0.08    1.00
06-25-98          0.12    1.00
06-25-98          0.19    1.00
06-25-98          0.32    1.00
06-25-98          0.65    1.00
06-25-98     27,645.96    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-25-98    227,519.28    1.00
06-25-98    298,689.64    1.00
06-25-98    465,313.21    1.00
06-25-98 13,126,365.08    1.00
06-26-98          0.08    1.00
06-26-98          0.19    1.00
06-26-98          0.34    1.00
06-26-98          0.54    1.00
06-26-98     62,342.86    1.00
06-26-98     75,497.76    1.00
06-26-98    128,510.34    1.00
06-26-98    304,650.65    1.00
06-26-98    359,996.36    1.00
06-26-98  1,649,650.97    1.00
06-26-98  4,778,412.66    1.00
06-29-98          0.69    1.00
06-29-98         18.43    1.00
06-29-98         25.22    1.00
06-29-98         35.83    1.00
06-29-98         37.91    1.00
06-29-98         53.50    1.00
06-29-98         55.28    1.00
06-29-98         89.44    1.00
06-29-98        119.00    1.00
06-29-98        168.42    1.00
06-29-98        266.54    1.00
06-29-98        356.58    1.00
06-29-98        418.91    1.00
06-29-98        511.34    1.00
06-29-98        547.54    1.00
06-29-98      3,510.07    1.00
06-29-98     51,927.80    1.00
06-29-98     72,037.54    1.00
06-29-98    168,478.02    1.00
06-29-98    323,119.34    1.00
06-29-98    429,335.64    1.00
06-29-98    436,203.03    1.00
06-29-98    618,414.68    1.00
06-29-98 10,867,748.66    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-30-98          0.20    1.00
06-30-98          0.38    1.00
06-30-98          0.41    1.00
06-30-98     32,465.12    1.00
06-30-98     59,700.28    1.00
06-30-98    320,234.55    1.00
06-30-98    323,686.50    1.00
06-30-98    659,982.66    1.00
06-30-98    956,703.27    1.00
07-01-98          0.21    1.00
07-01-98          0.59    1.00
07-01-98     75,891.83    1.00
07-01-98    138,815.93    1.00
07-01-98    328,503.82    1.00
07-01-98    652,942.44    1.00
07-01-98    996,308.77    1.00
07-01-98  1,102,886.34    1.00
07-01-98  1,155,102.75    1.00
07-02-98          0.01    1.00
07-02-98          0.12    1.00
07-02-98          0.27    1.00
07-02-98          0.39    1.00
07-02-98      2,066.36    1.00
07-02-98     11,061.13    1.00
07-02-98     44,620.35    1.00
07-02-98     50,146.51    1.00
07-02-98     50,195.39    1.00
07-02-98     51,800.85    1.00
07-02-98    173,737.88    1.00
07-02-98    186,624.31    1.00
07-02-98    581,039.62    1.00
07-02-98  6,569,015.66    1.00
07-02-98 17,969,851.94    1.00
07-06-98          0.17    1.00
07-06-98          0.28    1.00
07-06-98          0.29    1.00
07-06-98          0.91    1.00
07-06-98         10.56    1.00
07-06-98         17.43    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-06-98         23.75    1.00
07-06-98         24.97    1.00
07-06-98         69.82    1.00
07-06-98         80.62    1.00
07-06-98         98.42    1.00
07-06-98        241.26    1.00
07-06-98        255.92    1.00
07-06-98        365.82    1.00
07-06-98        467.34    1.00
07-06-98     42,622.38    1.00
07-06-98    123,135.27    1.00
07-06-98    191,972.23    1.00
07-06-98    453,388.41    1.00
07-06-98    803,301.17    1.00
07-06-98  1,233,149.81    1.00
07-06-98  1,728,344.66    1.00
07-06-98  7,089,459.13    1.00
07-06-98  7,296,180.01    1.00
07-07-98          0.19    1.00
07-07-98      1,642.93    1.00
07-07-98     43,583.04    1.00
07-07-98     80,799.56    1.00
07-07-98    204,456.79    1.00
07-07-98    502,580.49    1.00
07-07-98    765,904.84    1.00
07-07-98  1,390,131.26    1.00
07-08-98          0.03    1.00
07-08-98          0.14    1.00
07-08-98          0.38    1.00
07-08-98          0.55    1.00
07-08-98      1,573.46    1.00
07-08-98      6,948.44    1.00
07-08-98     40,192.27    1.00
07-08-98    342,493.02    1.00
07-08-98    384,164.00    1.00
07-08-98    646,832.67    1.00
07-08-98  1,413,573.80    1.00
07-08-98  2,424,505.68    1.00
07-09-98          0.03    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)

 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-09-98          0.14    1.00
07-09-98     75,575.46    1.00
07-09-98     96,040.75    1.00
07-09-98    122,110.29    1.00
07-09-98    132,043.64    1.00
07-09-98    136,953.48    1.00
07-09-98    256,857.09    1.00
07-09-98    262,651.60    1.00
07-09-98    285,481.33    1.00
07-09-98    561,662.30    1.00
07-10-98          0.06    1.00
07-10-98          0.44    1.00
07-10-98      1,279.84    1.00
07-10-98      5,000.00    1.00
07-10-98     47,348.24    1.00
07-10-98     55,280.89    1.00
07-10-98     88,536.46    1.00
07-10-98    119,856.82    1.00
07-10-98    212,973.76    1.00
07-10-98    787,639.94    1.00
07-10-98  1,271,550.93    1.00
07-10-98  1,537,674.20    1.00
07-13-98          0.08    1.00
07-13-98          0.55    1.00
07-13-98         25.79    1.00
07-13-98         36.47    1.00
07-13-98         38.39    1.00
07-13-98         54.26    1.00
07-13-98         55.99    1.00
07-13-98         90.07    1.00
07-13-98         95.16    1.00
07-13-98        105.35    1.00
07-13-98        263.52    1.00
07-13-98        417.73    1.00
07-13-98        482.04    1.00
07-13-98        537.68    1.00
07-13-98        716.70    1.00
07-13-98     66,207.79    1.00
07-13-98    157,304.83    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-13-98    165,694.18    1.00
07-13-98    209,208.32    1.00
07-13-98    229,700.33    1.00
07-13-98    279,811.19    1.00
07-13-98    634,365.49    1.00
07-13-98    779,736.27    1.00
07-13-98  1,379,908.72    1.00
07-13-98  1,688,664.59    1.00
07-14-98          0.08    1.00
07-14-98          0.31    1.00
07-14-98          0.46    1.00
07-14-98      2,570.94    1.00
07-14-98     22,319.98    1.00
07-14-98     74,349.85    1.00
07-14-98    195,874.00    1.00
07-14-98    255,245.72    1.00
07-14-98    265,002.66    1.00
07-14-98    299,350.00    1.00
07-14-98    322,487.01    1.00
07-14-98    508,380.88    1.00
07-14-98    776,051.77    1.00
07-14-98  3,935,843.63    1.00
07-15-98          0.06    1.00
07-15-98          0.41    1.00
07-15-98          0.62    1.00
07-15-98        565.25    1.00
07-15-98    115,160.50    1.00
07-15-98    239,299.03    1.00
07-15-98    445,381.81    1.00
07-15-98    538,320.58    1.00
07-15-98    579,172.38    1.00
07-15-98    613,910.34    1.00
07-15-98    642,928.90    1.00
07-15-98    797,873.06    1.00
07-15-98    898,491.60    1.00
07-16-98          0.04    1.00
07-16-98      2,033.66    1.00
07-16-98     11,957.99    1.00
07-16-98     24,589.16    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-16-98     77,015.42    1.00
07-16-98     80,907.56    1.00
07-16-98    182,109.55    1.00
07-16-98    182,536.34    1.00
07-16-98    272,925.45    1.00
07-16-98    397,533.43    1.00
07-16-98    485,012.80    1.00
07-16-98    964,266.55    1.00
07-17-98          0.01    1.00
07-17-98          0.11    1.00
07-17-98          0.13    1.00
07-17-98          0.36    1.00
07-17-98    413,114.56    1.00
07-17-98    564,990.08    1.00
07-17-98    635,694.75    1.00
07-17-98    926,871.87    1.00
07-17-98  1,330,445.62    1.00
07-20-98          0.27    1.00
07-20-98          0.32    1.00
07-20-98          0.39    1.00
07-20-98          0.74    1.00
07-20-98          0.88    1.00
07-20-98         25.74    1.00
07-20-98         30.97    1.00
07-20-98         36.36    1.00
07-20-98         38.07    1.00
07-20-98         53.52    1.00
07-20-98         55.82    1.00
07-20-98         92.52    1.00
07-20-98        105.10    1.00
07-20-98        136.39    1.00
07-20-98        263.20    1.00
07-20-98        419.12    1.00
07-20-98        527.12    1.00
07-20-98        835.22    1.00
07-20-98      4,000.00    1.00
07-20-98     11,620.39    1.00
07-20-98    193,987.71    1.00
07-20-98    312,472.26    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-20-98    467,058.35    1.00
07-20-98    751,447.02    1.00
07-20-98    754,284.16    1.00
07-20-98    907,488.85    1.00
07-20-98  1,152,502.39    1.00
07-20-98  1,336,517.82    1.00
07-20-98  1,376,668.81    1.00
07-21-98          0.06    1.00
07-21-98          0.52    1.00
07-21-98      4,616.53    1.00
07-21-98     51,894.20    1.00
07-21-98     60,143.12    1.00
07-21-98     75,758.40    1.00
07-21-98    206,410.00    1.00
07-21-98    212,473.34    1.00
07-21-98    252,576.77    1.00
07-21-98  1,221,191.04    1.00
07-21-98  3,048,158.68    1.00
07-22-98          0.09    1.00
07-22-98          0.51    1.00
07-22-98          0.66    1.00
07-22-98         37.86    1.00
07-22-98     21,231.36    1.00
07-22-98     24,018.72    1.00
07-22-98     38,967.00    1.00
07-22-98    279,718.51    1.00
07-22-98    304,382.92    1.00
07-22-98    333,906.87    1.00
07-22-98    511,498.32    1.00
07-22-98    516,755.80    1.00
07-22-98  1,139,537.88    1.00
07-22-98  1,866,691.03    1.00
07-23-98          0.08    1.00
07-23-98     25,022.83    1.00
07-23-98     28,607.58    1.00
07-23-98     42,244.80    1.00
07-23-98     76,893.00    1.00
07-23-98    167,991.60    1.00
07-23-98    245,946.67    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-23-98    338,152.30    1.00
07-23-98    341,259.08    1.00
07-23-98    495,554.57    1.00
07-24-98          0.04    1.00
07-24-98          0.07    1.00
07-24-98          0.39    1.00
07-24-98          0.46    1.00
07-24-98          0.53    1.00
07-24-98     64,782.92    1.00
07-24-98     69,505.20    1.00
07-24-98    116,907.19    1.00
07-24-98    153,623.59    1.00
07-24-98    162,863.37    1.00
07-24-98    665,986.31    1.00
07-27-98          0.02    1.00
07-27-98          0.19    1.00
07-27-98          0.39    1.00
07-27-98          0.49    1.00
07-27-98         25.60    1.00
07-27-98         35.98    1.00
07-27-98         37.95    1.00
07-27-98         42.99    1.00
07-27-98         53.18    1.00
07-27-98         55.55    1.00
07-27-98        264.11    1.00
07-27-98        420.10    1.00
07-27-98        836.68    1.00
07-27-98      1,689.41    1.00
07-27-98      1,923.71    1.00
07-27-98     23,116.33    1.00
07-27-98     59,741.06    1.00
07-27-98    287,518.86    1.00
07-27-98    494,860.21    1.00
07-27-98    578,408.96    1.00
07-27-98  2,597,410.78    1.00
07-27-98  2,618,003.43    1.00
07-27-98  3,322,241.23    1.00
07-28-98          0.78    1.00
07-28-98        551.80    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-28-98      2,307.68    1.00
07-28-98     28,870.75    1.00
07-28-98     58,922.52    1.00
07-28-98    362,534.28    1.00
07-28-98    585,238.51    1.00
07-28-98  1,056,671.74    1.00
07-28-98  6,048,395.59    1.00
07-29-98          0.08    1.00
07-29-98          0.11    1.00
07-29-98     40,644.10    1.00
07-29-98    646,057.24    1.00
07-29-98    796,847.21    1.00
07-29-98    924,998.10    1.00
07-29-98  1,194,149.31    1.00
07-30-98          0.12    1.00
07-30-98          0.48    1.00
07-30-98          0.66    1.00
07-30-98        428.66    1.00
07-30-98     57,407.94    1.00
07-30-98    116,759.51    1.00
07-30-98    271,671.73    1.00
07-30-98    313,922.00    1.00
07-30-98    798,747.76    1.00
07-30-98    927,744.99    1.00
07-30-98  1,072,450.22    1.00
07-30-98  1,596,024.49    1.00
07-30-98  6,333,797.28    1.00
07-31-98          0.45    1.00
07-31-98          0.61    1.00
07-31-98    132,385.55    1.00
07-31-98    158,208.48    1.00
07-31-98    641,987.87    1.00
07-31-98    948,077.31    1.00
07-31-98  1,096,227.50    1.00
07-31-98  1,399,672.58    1.00
08-03-98          0.09    1.00
08-03-98        160.40    1.00
08-03-98    161,103.11    1.00
08-03-98    241,423.15    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-03-98  1,126,506.30    1.00
08-03-98  1,229,350.12    1.00
08-03-98  1,238,875.48    1.00
08-03-98  1,291,759.82    1.00
08-03-98  1,832,137.98    1.00
08-03-98  2,617,986.61    1.00
08-04-98          0.57    1.00
08-04-98          0.76    1.00
08-04-98     34,910.79    1.00
08-04-98    161,693.48    1.00
08-04-98    321,944.28    1.00
08-04-98    329,576.00    1.00
08-04-98    461,647.51    1.00
08-04-98    737,292.33    1.00
08-04-98    813,590.41    1.00
08-04-98    884,399.98    1.00
08-04-98  1,096,785.69    1.00
08-04-98  1,175,546.16    1.00
08-04-98  2,548,826.09    1.00
08-05-98          0.03    1.00
08-05-98    589,403.50    1.00
08-05-98  1,752,956.52    1.00
08-05-98  2,149,441.32    1.00
08-05-98  2,323,530.46    1.00
08-05-98  2,447,306.18    1.00
08-06-98          0.28    1.00
08-06-98          0.29    1.00
08-06-98     17,045.98    1.00
08-06-98     27,852.39    1.00
08-06-98     87,149.66    1.00
08-06-98    150,428.28    1.00
08-06-98    222,710.04    1.00
08-06-98    258,593.91    1.00
08-06-98    413,660.74    1.00
08-06-98    445,935.78    1.00
08-06-98    484,732.37    1.00
08-06-98    696,546.44    1.00
08-06-98  1,229,204.00    1.00
08-07-98          0.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-07-98      7,222.94    1.00
08-07-98     11,604.40    1.00
08-07-98     20,967.34    1.00
08-07-98    224,023.14    1.00
08-07-98    389,726.02    1.00
08-07-98    484,200.03    1.00
08-07-98    686,558.27    1.00
08-07-98  2,847,672.48    1.00
08-10-98          0.01    1.00
08-10-98          0.81    1.00
08-10-98         25.87    1.00
08-10-98         36.34    1.00
08-10-98         38.36    1.00
08-10-98         43.43    1.00
08-10-98         53.78    1.00
08-10-98         56.06    1.00
08-10-98         80.52    1.00
08-10-98        101.52    1.00
08-10-98        108.98    1.00
08-10-98        124.79    1.00
08-10-98        146.41    1.00
08-10-98        266.25    1.00
08-10-98        424.77    1.00
08-10-98        483.02    1.00
08-10-98        528.62    1.00
08-10-98     64,783.90    1.00
08-10-98    100,463.44    1.00
08-10-98    289,288.50    1.00
08-10-98    603,817.31    1.00
08-10-98    950,358.60    1.00
08-10-98  1,267,214.57    1.00
08-11-98     50,067.20    1.00
08-11-98     79,240.00    1.00
08-11-98     99,644.34    1.00
08-11-98    116,987.90    1.00
08-11-98    334,078.80    1.00
08-11-98    607,060.23    1.00
08-11-98    652,119.59    1.00
08-11-98  1,374,769.03    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-11-98  3,343,709.50    1.00
08-12-98     56,648.57    1.00
08-12-98     90,543.95    1.00
08-12-98    205,075.00    1.00
08-12-98    488,208.08    1.00
08-12-98    587,384.54    1.00
08-12-98    603,933.10    1.00
08-12-98    661,463.13    1.00
08-12-98    838,930.86    1.00
08-12-98  1,201,324.00    1.00
08-12-98  2,063,291.16    1.00
08-13-98          0.57    1.00
08-13-98          0.58    1.00
08-13-98     91,493.94    1.00
08-13-98    105,018.99    1.00
08-13-98    201,112.00    1.00
08-13-98    325,019.13    1.00
08-13-98    391,638.79    1.00
08-13-98    449,307.38    1.00
08-13-98    581,929.12    1.00
08-13-98    726,780.13    1.00
08-13-98  1,212,433.82    1.00
08-13-98  1,499,423.96    1.00
08-13-98  3,600,033.25    1.00
08-14-98        541.45    1.00
08-14-98      2,741.76    1.00
08-14-98     36,018.09    1.00
08-14-98    218,492.37    1.00
08-14-98    262,973.85    1.00
08-14-98    584,455.39    1.00
08-14-98    877,329.29    1.00
08-14-98  1,016,961.16    1.00
08-14-98  1,318,321.82    1.00
08-17-98         29.91    1.00
08-17-98         36.67    1.00
08-17-98         47.68    1.00
08-17-98         52.32    1.00
08-17-98         56.57    1.00
08-17-98         95.10    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-17-98        102.22    1.00
08-17-98        124.92    1.00
08-17-98      1,525.61    1.00
08-17-98     76,735.40    1.00
08-17-98    311,610.93    1.00
08-17-98    344,003.78    1.00
08-17-98    371,002.97    1.00
08-17-98    385,630.61    1.00
08-17-98    501,156.65    1.00
08-17-98  1,370,801.59    1.00
08-17-98  1,388,621.10    1.00
08-18-98     40,238.40    1.00
08-18-98     42,565.59    1.00
08-18-98     51,505.95    1.00
08-18-98     68,958.94    1.00
08-18-98    105,086.92    1.00
08-18-98    113,012.97    1.00
08-18-98    120,091.70    1.00
08-18-98    140,091.96    1.00
08-18-98    196,323.27    1.00
08-18-98    244,791.98    1.00
08-18-98    283,878.15    1.00
08-18-98    296,067.14    1.00
08-18-98    337,860.96    1.00
08-19-98      2,497.50    1.00
08-19-98      9,964.99    1.00
08-19-98     38,652.75    1.00
08-19-98     43,879.52    1.00
08-19-98     70,545.62    1.00
08-19-98     79,039.56    1.00
08-19-98    169,301.66    1.00
08-19-98    171,750.86    1.00
08-19-98    175,771.70    1.00
08-19-98    358,473.42    1.00
08-19-98  1,504,348.72    1.00
08-19-98  4,030,011.83    1.00
08-20-98          0.05    1.00
08-20-98     42,093.91    1.00
08-20-98     47,357.67    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-20-98    239,469.10    1.00
08-20-98    394,928.76    1.00
08-20-98    423,137.78    1.00
08-20-98    815,759.78    1.00
08-20-98    930,718.99    1.00
08-20-98    998,974.35    1.00
08-21-98        625.70    1.00
08-21-98      4,657.22    1.00
08-21-98     13,230.56    1.00
08-21-98     20,871.65    1.00
08-21-98    229,149.96    1.00
08-21-98    304,148.45    1.00
08-21-98    666,712.08    1.00
08-21-98    865,682.91    1.00
08-21-98  1,183,421.52    1.00
08-21-98  1,380,988.25    1.00
08-21-98  1,726,377.51    1.00
08-21-98  2,866,338.91    1.00
08-21-98  4,142,447.13    1.00
08-24-98          0.09    1.00
08-24-98         26.20    1.00
08-24-98         36.83    1.00
08-24-98         38.93    1.00
08-24-98         53.02    1.00
08-24-98         56.80    1.00
08-24-98         81.62    1.00
08-24-98         98.97    1.00
08-24-98        102.40    1.00
08-24-98        110.19    1.00
08-24-98        125.03    1.00
08-24-98        159.46    1.00
08-24-98        273.70    1.00
08-24-98        375.86    1.00
08-24-98        490.04    1.00
08-24-98        555.59    1.00
08-24-98        739.10    1.00
08-24-98        814.03    1.00
08-24-98     79,606.03    1.00
08-24-98    261,308.14    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-24-98    279,610.84    1.00
08-24-98    695,563.49    1.00
08-24-98    990,636.65    1.00
08-24-98  2,251,290.41    1.00
08-24-98 11,218,695.18    1.00
08-25-98          0.70    1.00
08-25-98     20,000.00    1.00
08-25-98     33,133.53    1.00
08-25-98     93,013.62    1.00
08-25-98    391,984.00    1.00
08-25-98  1,291,402.02    1.00
08-25-98  1,343,079.34    1.00
08-25-98  2,381,664.01    1.00
08-26-98          0.23    1.00
08-26-98         12.66    1.00
08-26-98         19.15    1.00
08-26-98         24.28    1.00
08-26-98         59.77    1.00
08-26-98     76,085.90    1.00
08-26-98     76,188.80    1.00
08-26-98    192,091.55    1.00
08-26-98    200,302.49    1.00
08-26-98    286,897.33    1.00
08-26-98    578,482.45    1.00
08-26-98    850,271.89    1.00
08-26-98  1,675,423.46    1.00
08-26-98  3,131,889.55    1.00
08-26-98  3,346,886.65    1.00
08-26-98 11,065,474.12    1.00
08-27-98      3,488.06    1.00
08-27-98      8,124.84    1.00
08-27-98     33,248.22    1.00
08-27-98     80,753.60    1.00
08-27-98    110,380.05    1.00
08-27-98    132,419.49    1.00
08-27-98    336,861.40    1.00
08-27-98    454,809.41    1.00
08-27-98  1,004,478.25    1.00
08-27-98  1,953,258.31    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-28-98      3,845.93    1.00
08-28-98    110,632.00    1.00
08-28-98    130,520.76    1.00
08-28-98    168,461.61    1.00
08-28-98    174,200.00    1.00
08-28-98    418,812.30    1.00
08-28-98    521,822.57    1.00
08-28-98    644,871.39    1.00
08-28-98    978,063.32    1.00
08-28-98  1,790,743.62    1.00
08-28-98  5,532,951.46    1.00
08-31-98          0.60    1.00
08-31-98         26.51    1.00
08-31-98         37.32    1.00
08-31-98         39.46    1.00
08-31-98         44.49    1.00
08-31-98         57.54    1.00
08-31-98        100.17    1.00
08-31-98        113.16    1.00
08-31-98        125.14    1.00
08-31-98        141.32    1.00
08-31-98        158.51    1.00
08-31-98        390.61    1.00
08-31-98        460.94    1.00
08-31-98        496.98    1.00
08-31-98        584.77    1.00
08-31-98        773.95    1.00
08-31-98        804.30    1.00
08-31-98     10,103.71    1.00
08-31-98    127,297.00    1.00
08-31-98    366,047.02    1.00
08-31-98    454,501.48    1.00
08-31-98    470,822.26    1.00
08-31-98    568,239.20    1.00
08-31-98    693,133.23    1.00
08-31-98  1,041,515.10    1.00
08-31-98  1,819,890.58    1.00
08-31-98  2,468,169.12    1.00
09-01-98      2,330.79    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-01-98      6,739.56    1.00
09-01-98     18,196.33    1.00
09-01-98     35,448.46    1.00
09-01-98     35,478.95    1.00
09-01-98     84,374.99    1.00
09-01-98    122,319.48    1.00
09-01-98    229,315.47    1.00
09-01-98    515,849.84    1.00
09-01-98  1,259,727.57    1.00
09-01-98  1,729,567.37    1.00
09-01-98  2,517,720.29    1.00
09-02-98      8,217.00    1.00
09-02-98     23,551.65    1.00
09-02-98    120,161.10    1.00
09-02-98    240,142.15    1.00
09-02-98    273,801.30    1.00
09-02-98    294,346.50    1.00
09-02-98    321,590.61    1.00
09-02-98    482,034.17    1.00
09-02-98    928,725.02    1.00
09-02-98    943,997.23    1.00
09-02-98    957,040.67    1.00
09-02-98  1,348,677.18    1.00
09-02-98  1,708,044.51    1.00
09-02-98  3,851,510.51    1.00
09-02-98  4,798,083.47    1.00
09-03-98          0.16    1.00
09-03-98          0.25    1.00
09-03-98     22,093.75    1.00
09-03-98     48,300.54    1.00
09-03-98    106,860.42    1.00
09-03-98    113,334.69    1.00
09-03-98    160,496.70    1.00
09-03-98    165,596.99    1.00
09-03-98    846,516.34    1.00
09-04-98          0.05    1.00
09-04-98          0.20    1.00
09-04-98          0.40    1.00
09-04-98        284.68    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-04-98        838.88    1.00
09-04-98     13,034.15    1.00
09-04-98     56,442.85    1.00
09-04-98    252,698.14    1.00
09-04-98    415,361.05    1.00
09-04-98    436,640.56    1.00
09-04-98    669,092.23    1.00
09-04-98 10,062,717.51    1.00
09-08-98          0.67    1.00
09-08-98         26.76    1.00
09-08-98         37.99    1.00
09-08-98         40.18    1.00
09-08-98         58.59    1.00
09-08-98        101.67    1.00
09-08-98        125.29    1.00
09-08-98        282.61    1.00
09-08-98        382.27    1.00
09-08-98        503.81    1.00
09-08-98        802.45    1.00
09-08-98      3,107.76    1.00
09-08-98     46,617.50    1.00
09-08-98    184,757.48    1.00
09-08-98    195,748.61    1.00
09-08-98    241,723.68    1.00
09-08-98    624,485.91    1.00
09-08-98    836,020.11    1.00
09-08-98  1,233,808.87    1.00
09-08-98  1,404,991.05    1.00
09-08-98  2,590,148.43    1.00
09-08-98  3,683,326.90    1.00
09-08-98  3,949,226.64    1.00
09-09-98          0.55    1.00
09-09-98     46,635.11    1.00
09-09-98     79,350.17    1.00
09-09-98    233,889.21    1.00
09-09-98    312,458.86    1.00
09-09-98    400,953.33    1.00
09-09-98  1,075,135.48    1.00
09-09-98  1,078,260.84    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-09-98 10,786,916.56    1.00
09-10-98          0.26    1.00
09-10-98      2,348.52    1.00
09-10-98     25,280.40    1.00
09-10-98     44,376.50    1.00
09-10-98     63,382.59    1.00
09-10-98     82,306.54    1.00
09-10-98     96,183.99    1.00
09-10-98     97,530.00    1.00
09-10-98    101,068.50    1.00
09-10-98    160,187.68    1.00
09-10-98    242,369.69    1.00
09-10-98    400,449.70    1.00
09-10-98    601,178.97    1.00
09-10-98  4,492,302.63    1.00
09-11-98          0.09    1.00
09-11-98          0.15    1.00
09-11-98      5,635.65    1.00
09-11-98     13,210.20    1.00
09-11-98     86,634.20    1.00
09-11-98    211,953.00    1.00
09-11-98    278,037.82    1.00
09-11-98    282,208.50    1.00
09-11-98    385,807.70    1.00
09-11-98    407,835.97    1.00
09-11-98    722,213.78    1.00
09-11-98    724,044.05    1.00
09-11-98    816,322.16    1.00
09-14-98          0.27    1.00
09-14-98          0.52    1.00
09-14-98          0.69    1.00
09-14-98          0.83    1.00
09-14-98         29.80    1.00
09-14-98         38.39    1.00
09-14-98         40.62    1.00
09-14-98         44.17    1.00
09-14-98         59.11    1.00
09-14-98        104.95    1.00
09-14-98        125.33    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-14-98        125.41    1.00
09-14-98        159.18    1.00
09-14-98        278.60    1.00
09-14-98        460.24    1.00
09-14-98        505.84    1.00
09-14-98        575.13    1.00
09-14-98        806.79    1.00
09-14-98     10,108.11    1.00
09-14-98     59,791.01    1.00
09-14-98     63,476.94    1.00
09-14-98    166,744.46    1.00
09-14-98    353,076.90    1.00
09-14-98    389,908.95    1.00
09-14-98    428,058.01    1.00
09-14-98    548,057.28    1.00
09-15-98          0.46    1.00
09-15-98     17,604.43    1.00
09-15-98     39,648.90    1.00
09-15-98     61,046.23    1.00
09-15-98     76,492.98    1.00
09-15-98    219,273.01    1.00
09-15-98    303,284.17    1.00
09-15-98    479,715.89    1.00
09-15-98    597,504.49    1.00
09-15-98  1,302,962.79    1.00
09-16-98         12.68    1.00
09-16-98         24.23    1.00
09-16-98         59.84    1.00
09-16-98     19,059.89    1.00
09-16-98     58,430.25    1.00
09-16-98     67,544.40    1.00
09-16-98    150,300.30    1.00
09-16-98    195,201.68    1.00
09-16-98    243,564.28    1.00
09-16-98    289,149.92    1.00
09-16-98    298,025.16    1.00
09-16-98    579,518.34    1.00
09-16-98    729,450.76    1.00
09-17-98          0.01    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-17-98          0.50    1.00
09-17-98          0.56    1.00
09-17-98     74,939.65    1.00
09-17-98     93,872.40    1.00
09-17-98    199,017.71    1.00
09-17-98    353,366.20    1.00
09-17-98  2,190,282.73    1.00
09-18-98          0.40    1.00
09-18-98     18,138.39    1.00
09-18-98     32,220.60    1.00
09-18-98     38,904.27    1.00
09-18-98    397,753.79    1.00
09-18-98    454,169.66    1.00
09-18-98    547,186.18    1.00
09-18-98    955,693.79    1.00
09-18-98  1,428,570.60    1.00
09-18-98  2,352,805.83    1.00
09-18-98  3,397,040.83    1.00
09-18-98  5,210,907.34    1.00
09-21-98          0.01    1.00
09-21-98         37.09    1.00
09-21-98         38.76    1.00
09-21-98         41.05    1.00
09-21-98         50.03    1.00
09-21-98         59.77    1.00
09-21-98        106.09    1.00
09-21-98        124.22    1.00
09-21-98        127.00    1.00
09-21-98        164.23    1.00
09-21-98        298.01    1.00
09-21-98        471.83    1.00
09-21-98        526.68    1.00
09-21-98        580.04    1.00
09-21-98        639.02    1.00
09-21-98     15,435.20    1.00
09-21-98     46,161.39    1.00
09-21-98     60,708.92    1.00
09-21-98     83,468.78    1.00
09-21-98    152,573.33    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-21-98    173,958.73    1.00
09-21-98    255,104.28    1.00
09-21-98    271,388.88    1.00
09-21-98 12,107,708.74    1.00
09-22-98          0.38    1.00
09-22-98        119.02    1.00
09-22-98      3,827.83    1.00
09-22-98     65,124.15    1.00
09-22-98    237,165.53    1.00
09-22-98    253,539.99    1.00
09-22-98    286,744.45    1.00
09-22-98    439,373.88    1.00
09-22-98    500,751.36    1.00
09-22-98    597,122.54    1.00
09-22-98    615,737.81    1.00
09-22-98    706,737.23    1.00
09-22-98  1,004,475.79    1.00
09-23-98          0.54    1.00
09-23-98        979.96    1.00
09-23-98     15,419.90    1.00
09-23-98     27,077.93    1.00
09-23-98     29,536.50    1.00
09-23-98     29,748.30    1.00
09-23-98     46,885.38    1.00
09-23-98     47,311.00    1.00
09-23-98     49,011.51    1.00
09-23-98     65,550.22    1.00
09-23-98     72,992.08    1.00
09-23-98    270,638.05    1.00
09-23-98    545,997.36    1.00
09-24-98          0.07    1.00
09-24-98      8,872.00    1.00
09-24-98     17,851.60    1.00
09-24-98     20,218.00    1.00
09-24-98     22,642.23    1.00
09-24-98     35,596.50    1.00
09-24-98     80,402.34    1.00
09-24-98    142,411.80    1.00
09-24-98    163,888.29    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-24-98    373,230.80    1.00
09-24-98    576,245.36    1.00
09-24-98  1,187,483.87    1.00
09-25-98     10,401.00    1.00
09-25-98     13,903.40    1.00
09-25-98     14,082.00    1.00
09-25-98     18,688.00    1.00
09-25-98     19,324.15    1.00
09-25-98     28,767.00    1.00
09-25-98     67,218.88    1.00
09-25-98    200,743.51    1.00
09-25-98    206,761.36    1.00
09-25-98    317,257.05    1.00
09-25-98    369,641.43    1.00
09-25-98  2,404,772.18    1.00
09-25-98  3,278,745.62    1.00
09-25-98  8,935,914.16    1.00
09-28-98         38.37    1.00
09-28-98         39.34    1.00
09-28-98         41.82    1.00
09-28-98         48.08    1.00
09-28-98         54.35    1.00
09-28-98         84.70    1.00
09-28-98        107.59    1.00
09-28-98        112.68    1.00
09-28-98        116.32    1.00
09-28-98        128.89    1.00
09-28-98        169.50    1.00
09-28-98        170.14    1.00
09-28-98        300.93    1.00
09-28-98        475.57    1.00
09-28-98        582.51    1.00
09-28-98        770.37    1.00
09-28-98        850.34    1.00
09-28-98     38,290.24    1.00
09-28-98     58,198.00    1.00
09-28-98     81,916.77    1.00
09-28-98    122,650.24    1.00
09-28-98    126,247.93    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-28-98    129,272.54    1.00
09-28-98    977,960.02    1.00
09-29-98     11,110.87    1.00
09-29-98    100,605.40    1.00
09-29-98    157,126.17    1.00
09-29-98    173,589.75    1.00
09-29-98    235,564.90    1.00
09-29-98    253,603.73    1.00
09-29-98    306,986.16    1.00
09-29-98    385,253.68    1.00
09-29-98    691,840.17    1.00
09-30-98        700.53    1.00
09-30-98        899.01    1.00
09-30-98      2,245.94    1.00
09-30-98     33,140.46    1.00
09-30-98     42,981.91    1.00
09-30-98    232,009.91    1.00
09-30-98  2,327,663.70    1.00
10-01-98          4.07    1.00
10-01-98    105,105.78    1.00
10-01-98    342,460.63    1.00
10-01-98    373,536.26    1.00
10-01-98    573,027.89    1.00
10-01-98    895,424.82    1.00
10-01-98    942,027.14    1.00
10-01-98  1,280,993.35    1.00
10-01-98  1,328,746.16    1.00
10-01-98  2,150,479.46    1.00
10-01-98  4,073,688.35    1.00
10-02-98     20,857.00    1.00
10-02-98     62,412.12    1.00
10-02-98     65,762.48    1.00
10-02-98    235,170.08    1.00
10-02-98    519,630.00    1.00
10-02-98    819,176.77    1.00
10-02-98  1,700,306.23    1.00
10-02-98  1,786,917.70    1.00
10-05-98          5.21    1.00
10-05-98         12.40    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-05-98         19.53    1.00
10-05-98         34.82    1.00
10-05-98         83.07    1.00
10-05-98         87.83    1.00
10-05-98        147.97    1.00
10-05-98        148.29    1.00
10-05-98        266.14    1.00
10-05-98        386.64    1.00
10-05-98        417.60    1.00
10-05-98        509.25    1.00
10-05-98        669.94    1.00
10-05-98        751.60    1.00
10-05-98    110,513.70    1.00
10-05-98    183,703.33    1.00
10-05-98    271,708.93    1.00
10-05-98    352,145.19    1.00
10-05-98    359,722.99    1.00
10-05-98    395,628.14    1.00
10-05-98    459,922.46    1.00
10-05-98    713,277.44    1.00
10-05-98    813,072.29    1.00
10-06-98     32,872.00    1.00
10-06-98     35,313.28    1.00
10-06-98     39,294.75    1.00
10-06-98     42,348.73    1.00
10-06-98     52,977.33    1.00
10-06-98     57,118.99    1.00
10-06-98    195,159.06    1.00
10-06-98    234,605.10    1.00
10-06-98    286,421.75    1.00
10-06-98    359,963.66    1.00
10-06-98    569,100.09    1.00
10-06-98    912,146.22    1.00
10-06-98    918,896.98    1.00
10-06-98  1,549,652.03    1.00
10-07-98          0.88    1.00
10-07-98      1,735.74    1.00
10-07-98     10,000.00    1.00
10-07-98     90,021.55    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-07-98     93,251.15    1.00
10-07-98    114,067.80    1.00
10-07-98    384,906.08    1.00
10-07-98    497,366.80    1.00
10-07-98    560,551.64    1.00
10-08-98          0.62    1.00
10-08-98        374.75    1.00
10-08-98      1,903.70    1.00
10-08-98     19,450.77    1.00
10-08-98     46,727.94    1.00
10-08-98    105,299.97    1.00
10-08-98    122,753.52    1.00
10-08-98    152,491.68    1.00
10-08-98    334,674.22    1.00
10-08-98    450,077.79    1.00
10-08-98    514,951.70    1.00
10-08-98    551,242.60    1.00
10-08-98  1,420,776.89    1.00
10-09-98          0.15    1.00
10-09-98     15,778.23    1.00
10-09-98     22,822.65    1.00
10-09-98    305,689.95    1.00
10-09-98    477,040.64    1.00
10-09-98    579,438.59    1.00
10-09-98    729,660.54    1.00
10-09-98    775,098.06    1.00
10-09-98  1,203,812.78    1.00
10-09-98  1,328,761.43    1.00
10-09-98  2,423,035.32    1.00
10-09-98  2,875,171.57    1.00
10-13-98         39.87    1.00
10-13-98         44.63    1.00
10-13-98         78.36    1.00
10-13-98         89.53    1.00
10-13-98         97.04    1.00
10-13-98        114.29    1.00
10-13-98        116.57    1.00
10-13-98        117.12    1.00
10-13-98        157.31    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-13-98        188.39    1.00
10-13-98        342.36    1.00
10-13-98        358.84    1.00
10-13-98        481.19    1.00
10-13-98        555.69    1.00
10-13-98        572.61    1.00
10-13-98        812.62    1.00
10-13-98      1,933.95    1.00
10-13-98     29,614.50    1.00
10-13-98     65,489.57    1.00
10-13-98    208,875.76    1.00
10-13-98    283,913.50    1.00
10-13-98    290,751.46    1.00
10-13-98    413,372.34    1.00
10-13-98    449,577.66    1.00
10-13-98    604,823.02    1.00
10-13-98    969,836.94    1.00
10-13-98    984,871.72    1.00
10-13-98  3,793,575.08    1.00
10-14-98          0.17    1.00
10-14-98      1,964.76    1.00
10-14-98      4,847.79    1.00
10-14-98     10,777.70    1.00
10-14-98     11,403.80    1.00
10-14-98     61,886.30    1.00
10-14-98    117,964.26    1.00
10-14-98    130,195.32    1.00
10-14-98    948,517.39    1.00
10-14-98    981,663.63    1.00
10-14-98  2,337,229.27    1.00
10-15-98     10,227.50    1.00
11-30-98  9,814,576.95    1.00
                                                                                         ----------------  -------------
                                                                                         3,188,997,527.66           0.00
                                                                                         ================  =============
MFO FRANK RUSSELL SHORT-TERM
INVT FD FBO UAL-DV
449,494,809.58 UNITS BOUGHT IN
  127 TRANS                      1.0000                                  449,494,809.58    449,494,809.58
DATE        SHARES/PAR   PRICE
-------- ------------- -------

NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-01-97  2,163,831.40    1.00
12-03-97  3,099,340.51    1.00
12-10-97  1,360,607.78    1.00
12-11-97  2,263,228.66    1.00
12-12-97  7,283,734.68    1.00
12-15-97    264,800.48    1.00
12-18-97  3,251,647.88    1.00
12-19-97  3,654,683.56    1.00
12-26-97  1,236,852.78    1.00
01-02-98  2,200,051.49    1.00
01-02-98  5,425,056.06    1.00
01-06-98    840,944.53    1.00
01-07-98 18,402,318.28    1.00
01-15-98  2,137,088.62    1.00
01-16-98  3,598,636.06    1.00
01-22-98  2,206,890.91    1.00
01-23-98  6,011,365.03    1.00
01-26-98  4,367,613.65    1.00
01-27-98  2,366,295.92    1.00
01-30-98  8,640,782.39    1.00
02-02-98  2,190,778.71    1.00
02-02-98  5,674,828.46    1.00
02-05-98  2,671,987.29    1.00
02-06-98  8,604,511.34    1.00
02-09-98    340,199.43    1.00
02-13-98    712,160.84    1.00
02-17-98  3,253,018.33    1.00
02-18-98  3,506,612.66    1.00
02-20-98     33,298.55    1.00
02-20-98  6,053,294.67    1.00
02-23-98  1,429,626.25    1.00
03-02-98  2,009,979.06    1.00
03-02-98  3,278,206.66    1.00
03-05-98 11,167,065.60    1.00
03-06-98  8,452,213.33    1.00
03-13-98    303,124.68    1.00
03-16-98  3,155,969.10    1.00
03-19-98    568,407.44    1.00
03-23-98  2,665,856.10    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-24-98    271,909.25    1.00
03-26-98  1,444,165.70    1.00
03-30-98  1,215,725.44    1.00
03-31-98    105,889.43    1.00
04-01-98  2,243,677.57    1.00
04-03-98    292,928.16    1.00
04-06-98 12,438,936.78    1.00
04-07-98 10,841,267.37    1.00
04-08-98 19,615,320.26    1.00
04-09-98  4,195,231.31    1.00
04-15-98    507,043.37    1.00
04-22-98     99,965.12    1.00
04-24-98  5,184,091.19    1.00
04-27-98 21,209,600.66    1.00
04-28-98  5,307,800.48    1.00
05-01-98  2,270,060.33    1.00
05-04-98  1,682,996.33    1.00
05-06-98 11,664,506.28    1.00
05-12-98    789,672.07    1.00
05-13-98    361,113.99    1.00
05-14-98  1,423,729.76    1.00
05-15-98  2,644,214.87    1.00
05-18-98  1,586,908.19    1.00
05-19-98     73,912.73    1.00
05-22-98  2,425,970.46    1.00
05-28-98  3,054,459.70    1.00
06-01-98  2,431,889.76    1.00
06-01-98  3,372,287.76    1.00
06-02-98  4,148,236.55    1.00
06-03-98    820,630.98    1.00
06-11-98    530,482.87    1.00
06-16-98  1,615,307.57    1.00
06-19-98    646,611.78    1.00
06-22-98  3,713,756.06    1.00
07-01-98     68,898.85    1.00
07-01-98  2,240,597.82    1.00
07-13-98  1,675,295.32    1.00
07-14-98  2,081,269.77    1.00
07-16-98    874,812.53    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.
                                   -583-

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-17-98  1,092,781.91    1.00
07-21-98  4,845,792.40    1.00
07-22-98  9,503,937.65    1.00
07-24-98  3,470,752.70    1.00
07-29-98    215,249.03    1.00
08-03-98  2,177,232.19    1.00
08-03-98  9,365,918.60    1.00
08-04-98  8,425,425.33    1.00
08-05-98  7,429,336.14    1.00
08-06-98  3,089,981.37    1.00
08-11-98    527,175.10    1.00
08-12-98  2,472,734.47    1.00
08-13-98  6,073,620.20    1.00
08-14-98  4,569,677.89    1.00
08-17-98  2,100,080.12    1.00
08-20-98    534,656.61    1.00
08-21-98  4,538,478.97    1.00
08-25-98  2,785,818.26    1.00
08-26-98  2,419,138.90    1.00
08-27-98    766,350.14    1.00
08-28-98  1,859,107.93    1.00
08-31-98  4,300,748.74    1.00
09-01-98  2,239,651.92    1.00
09-01-98  8,727,565.80    1.00
09-08-98  3,068,906.80    1.00
09-10-98  6,978,600.02    1.00
09-15-98  3,083,649.69    1.00
09-18-98  2,234,664.39    1.00
09-23-98    796,385.45    1.00
09-25-98    711,365.02    1.00
10-01-98    414,820.77    1.00
10-01-98  2,186,297.84    1.00
10-02-98  2,862,384.51    1.00
10-06-98  5,676,340.54    1.00
10-07-98  5,507,530.07    1.00
10-08-98  6,484,837.54    1.00
10-09-98  5,292,889.33    1.00
10-15-98  9,377,693.95    1.00
10-19-98  1,153,703.57    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)

 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-21-98  3,519,677.47    1.00
10-22-98    455,591.29    1.00
10-28-98    466,224.37    1.00
10-29-98    176,017.04    1.00
11-02-98  2,259,883.08    1.00
11-04-98  1,728,986.16    1.00
11-09-98  2,290,558.39    1.00
11-13-98  3,013,778.17    1.00
11-16-98    990,218.98    1.00
11-24-98  1,214,509.18    1.00

466,774,674.52 UNITS SOLD IN
  138 TRANS                               1.0000                         466,774,674.52    466,774,674.52           0.00
DATE        SHARES/PAR   PRICE
-------- ------------- -------
12-01-97    319,436.72    1.00
12-02-97  3,583,497.02    1.00
12-04-97  4,197,388.00    1.00
12-05-97  1,560,796.74    1.00
12-08-97  1,509,762.10    1.00
12-09-97  6,884,997.33    1.00
12-16-97  8,155,194.72    1.00
12-17-97  3,754,014.68    1.00
12-22-97    868,310.41    1.00
12-23-97  3,098,009.71    1.00
12-24-97  1,786,446.79    1.00
12-29-97  2,860,222.41    1.00
12-30-97 12,391,071.19    1.00
12-31-97  2,386,403.60    1.00
01-05-98  2,264,961.00    1.00
01-08-98    606,775.76    1.00
01-09-98  2,155,232.56    1.00
01-12-98  1,184,102.45    1.00
01-13-98  1,238,828.20    1.00
01-14-98 12,670,653.28    1.00
01-20-98    178,047.60    1.00
01-21-98    506,669.96    1.00
01-28-98  4,745,809.80    1.00
01-29-98  2,907,902.26    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-03-98  3,108,214.45    1.00
02-04-98  9,176,675.55    1.00
02-10-98    298,887.66    1.00
02-11-98  7,178,202.20    1.00
02-12-98  2,451,377.14    1.00
02-19-98    753,424.43    1.00
02-24-98  2,359,011.90    1.00
02-25-98  4,607,239.60    1.00
02-26-98          1.72    1.00
02-26-98  4,815,818.59    1.00
02-27-98  2,675,520.02    1.00
03-03-98    502,137.38    1.00
03-04-98    318,575.36    1.00
03-09-98    201,761.76    1.00
03-10-98  1,203,056.29    1.00
03-11-98  3,699,718.80    1.00
03-12-98      5,105.80    1.00
03-17-98  1,558,275.96    1.00
03-18-98  3,128,507.81    1.00
03-20-98  1,384,619.92    1.00
03-25-98    997,639.33    1.00
03-27-98  6,896,109.86    1.00
04-01-98  5,306,120.71    1.00
04-02-98  4,282,927.19    1.00
04-13-98  4,369,501.21    1.00
04-14-98     57,382.54    1.00
04-16-98  2,854,523.86    1.00
04-17-98  1,445,193.83    1.00
04-20-98  1,027,266.24    1.00
04-21-98  1,764,431.03    1.00
04-23-98     34,243.59    1.00
04-29-98  1,630,051.75    1.00
04-30-98 11,878,551.09    1.00
05-01-98  3,687,802.37    1.00
05-05-98  1,082,929.75    1.00
05-07-98  1,470,079.63    1.00
05-08-98  2,375,294.94    1.00
05-11-98  7,582,703.88    1.00
05-20-98  2,419,050.06    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-21-98  4,313,374.80    1.00
05-26-98    583,941.17    1.00
05-27-98  3,060,054.12    1.00
05-29-98  7,191,176.54    1.00
06-02-98        258.08    1.00
06-04-98  6,305,204.00    1.00
06-05-98  8,314,950.38    1.00
06-08-98  4,610,697.57    1.00
06-09-98  3,144,900.60    1.00
06-10-98  3,432,977.40    1.00
06-12-98  4,573,637.14    1.00
06-15-98  3,569,168.99    1.00
06-17-98  4,777,661.67    1.00
06-18-98  2,189,847.51    1.00
06-23-98  3,674,810.09    1.00
06-24-98  2,389,562.25    1.00
06-25-98  7,676,830.75    1.00
06-26-98  4,475,505.93    1.00
06-29-98  1,491,577.91    1.00
06-30-98  5,735,893.61    1.00
07-02-98  3,859,202.17    1.00
07-06-98  1,590,462.03    1.00
07-07-98  3,664,271.35    1.00
07-08-98  7,037,191.03    1.00
07-09-98  3,136,640.70    1.00
07-10-98  1,763,917.64    1.00
07-15-98    363,202.47    1.00
07-20-98  1,516,265.14    1.00
07-23-98     24,766.13    1.00
07-27-98  1,043,729.60    1.00
07-28-98  5,015,266.62    1.00
07-30-98  6,717,835.44    1.00
07-31-98  9,010,987.73    1.00
08-07-98  4,496,997.40    1.00
08-10-98  2,023,868.42    1.00
08-18-98  2,311,248.63    1.00
08-19-98 11,463,200.57    1.00
08-24-98  1,133,162.09    1.00
09-02-98  2,467,248.40    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-03-98  6,988,977.45    1.00
09-04-98    403,415.51    1.00
09-09-98  9,926,960.90    1.00
09-11-98    285,313.76    1.00
09-14-98  2,637,952.01    1.00
09-16-98  3,518,610.48    1.00
09-17-98  1,756,918.57    1.00
09-21-98  3,172,933.06    1.00
09-22-98  2,407,879.28    1.00
09-24-98  3,963,329.47    1.00
09-28-98  4,741,828.61    1.00
09-29-98  2,210,775.14    1.00
09-30-98    925,637.91    1.00
10-05-98  1,559,504.25    1.00
10-13-98  2,242,756.05    1.00
10-14-98  1,990,138.41    1.00
10-16-98  4,662,114.37    1.00
10-20-98  6,759,575.87    1.00
10-23-98  3,287,050.11    1.00
10-26-98  3,239,761.13    1.00
10-27-98  2,579,767.05    1.00
10-30-98  3,662,463.87    1.00
11-02-98  3,528,463.68    1.00
11-03-98  6,733,188.31    1.00
11-05-98  5,198,101.64    1.00
11-06-98  4,996,488.70    1.00
11-10-98 12,921,264.51    1.00
11-12-98  4,602,018.63    1.00
11-17-98    200,269.44    1.00
11-18-98  1,117,145.50    1.00
11-19-98  4,535,269.54    1.00
11-20-98  1,728,861.28    1.00
11-23-98    700,875.18    1.00
11-25-98    539,746.46    1.00
11-27-98  4,312,679.40    1.00
11-30-98    182,675.43    1.00
                                                                                         ----------------  -------------
                                                                                           916,269,484.10           0.00
                                                                                         ================  =============
MFO UAL FRANK RUSSELL STIF UNIT
SEC FBO MANAGED A/C

NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
338,768,183.80 UNITS BOUGHT IN
  94 TRANS                       1.0000                                  338,768,183.80    338,768,183.80
DATE        SHARES/PAR   PRICE
-------- ------------- -------
12-02-97  1,000,000.00    1.00
12-02-97  3,000,000.00    1.00
12-03-97     48,231.07    1.00
12-03-97    122,005.54    1.00
12-03-97    177,466.54    1.00
12-24-97  3,000,000.00    1.00
12-30-97  6,000,000.00    1.00
01-02-98    850,000.00    1.00
01-02-98  2,000,000.00    1.00
01-05-98     41,778.90    1.00
01-05-98     90,958.59    1.00
01-05-98    185,569.87    1.00
01-15-98  3,000,000.00    1.00
01-15-98 10,000,000.00    1.00
01-21-98  9,800,000.00    1.00
01-30-98  1,000,000.00    1.00
01-30-98  1,400,000.00    1.00
02-02-98     27,694.80    1.00
02-02-98     88,175.64    1.00
02-02-98    108,255.53    1.00
02-03-98  8,000,000.00    1.00
02-05-98  3,000,000.00    1.00
02-05-98  5,000,000.00    1.00
02-25-98  4,000,000.00    1.00
03-02-98     56,057.25    1.00
03-02-98     82,092.41    1.00
03-02-98     95,345.35    1.00
03-16-98  3,000,000.00    1.00
03-23-98  4,700,000.00    1.00
03-27-98  4,300,000.00    1.00
04-02-98     48,904.60    1.00
04-02-98     65,206.13    1.00
04-02-98     89,658.43    1.00
04-02-98  3,000,000.00    1.00
04-02-98  3,000,000.00    1.00
04-17-98 18,000,000.00    1.00

NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-23-98  1,800,000.00    1.00
04-23-98  4,500,000.00    1.00
04-28-98  3,500,000.00    1.00
05-01-98     28,276.55    1.00
05-01-98     64,093.52    1.00
05-01-98     96,140.27    1.00
05-01-98  3,500,000.00    1.00
05-01-98  8,800,000.00    1.00
05-07-98 14,000,000.00    1.00
05-11-98  4,000,000.00    1.00
05-15-98  4,700,000.00    1.00
05-21-98  2,000,000.00    1.00
05-21-98  3,000,000.00    1.00
05-27-98  6,000,000.00    1.00
05-29-98  4,000,000.00    1.00
05-29-98  9,000,000.00    1.00
06-01-98     57,614.40    1.00
06-01-98     92,684.04    1.00
06-01-98    100,198.96    1.00
06-05-98  7,000,000.00    1.00
06-08-98  4,000,000.00    1.00
06-12-98  4,000,000.00    1.00
06-17-98  5,000,000.00    1.00
06-29-98  2,000,000.00    1.00
06-29-98 11,000,000.00    1.00
07-01-98     86,920.63    1.00
07-01-98    103,636.13    1.00
07-01-98    143,753.35    1.00
07-06-98  7,000,000.00    1.00
07-08-98  4,000,000.00    1.00
07-08-98  5,000,000.00    1.00
07-15-98  4,000,000.00    1.00
07-30-98 13,000,000.00    1.00
07-31-98  8,000,000.00    1.00
08-06-98     71,524.97    1.00
08-06-98    117,371.06    1.00
08-06-98    135,801.95    1.00
08-26-98 14,000,000.00    1.00
08-28-98  5,000,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-01-98     37,349.79    1.00
09-01-98     43,447.67    1.00
09-01-98     86,646.28    1.00
09-04-98 10,000,000.00    1.00
09-09-98 15,000,000.00    1.00
09-25-98  5,000,000.00    1.00
10-01-98     40,657.50    1.00
10-01-98     49,922.35    1.00
10-01-98     91,050.08    1.00
10-23-98  5,000,000.00    1.00
10-23-98  7,000,000.00    1.00
11-02-98     38,768.98    1.00
11-02-98     49,304.72    1.00
11-02-98     55,619.95    1.00
11-02-98  4,000,000.00    1.00
11-02-98  6,000,000.00    1.00
11-10-98  6,000,000.00    1.00
11-10-98  9,000,000.00    1.00
11-30-98 10,000,000.00    1.00

342,100,000.00 UNITS SOLD IN
  77 TRANS                                1.0000                         342,100,000.00    342,100,000.00           0.00
DATE        SHARES/PAR   PRICE
-------- ------------- -------
12-09-97  3,400,000.00    1.00
12-11-97  4,000,000.00    1.00
12-12-97  7,000,000.00    1.00
12-15-97  2,800,000.00    1.00
12-22-97  3,000,000.00    1.00
12-30-97 13,400,000.00    1.00
01-07-98  4,000,000.00    1.00
01-07-98 10,000,000.00    1.00
01-09-98  3,600,000.00    1.00
01-12-98  2,400,000.00    1.00
01-12-98  3,200,000.00    1.00
01-21-98  3,200,000.00    1.00
01-26-98  1,700,000.00    1.00
01-26-98  3,000,000.00    1.00
01-26-98  3,700,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
02-02-98  3,000,000.00    1.00
02-17-98  2,000,000.00    1.00
02-17-98  3,000,000.00    1.00
02-20-98  1,400,000.00    1.00
02-20-98  3,100,000.00    1.00
02-20-98  3,500,000.00    1.00
03-05-98  2,000,000.00    1.00
03-05-98  8,000,000.00    1.00
03-10-98  3,500,000.00    1.00
04-07-98  1,500,000.00    1.00
04-07-98  3,000,000.00    1.00
04-07-98  7,000,000.00    1.00
04-08-98  3,000,000.00    1.00
04-08-98 12,000,000.00    1.00
04-27-98 12,000,000.00    1.00
04-27-98 13,000,000.00    1.00
05-04-98  3,000,000.00    1.00
05-06-98  6,000,000.00    1.00
05-07-98  2,000,000.00    1.00
05-18-98  4,000,000.00    1.00
05-26-98  2,000,000.00    1.00
06-02-98  3,000,000.00    1.00
06-02-98  4,200,000.00    1.00
06-11-98  4,000,000.00    1.00
06-16-98  4,000,000.00    1.00
06-26-98 28,000,000.00    1.00
07-14-98  2,000,000.00    1.00
07-14-98  3,000,000.00    1.00
07-16-98  4,000,000.00    1.00
07-21-98  1,000,000.00    1.00
07-21-98  3,000,000.00    1.00
07-22-98  4,000,000.00    1.00
07-22-98  5,000,000.00    1.00
07-24-98  1,000,000.00    1.00
07-24-98  2,000,000.00    1.00
07-24-98  9,000,000.00    1.00
07-28-98  4,000,000.00    1.00
08-03-98 10,000,000.00    1.00
08-04-98  5,000,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-28-97 THROUGH 11-30-98
                   **************************************

                                                             EXPENSES                    CURRENT VALUE
                               PURCHASE  SELLING   LEASE   INCURRED WITH    COST OF       OF ASSET ON         NET GAIN
      DESCRIPTION OF ASSET      PRICE     PRICE    RENTAL   TRANSACTION      ASSET      TRANSACTION DATE      OR (LOSS)
      --------------------      ------    ------   ------   -----------      -----      ----------------      --------
                                 ($)       ($)      ($)       ($)             ($)              ($)               ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-05-98  2,000,000.00    1.00
08-05-98  8,000,000.00    1.00
08-06-98  2,000,000.00    1.00
08-06-98  3,000,000.00    1.00
08-13-98  3,000,000.00    1.00
08-14-98  3,000,000.00    1.00
08-14-98  4,000,000.00    1.00
08-17-98  4,000,000.00    1.00
08-25-98  2,000,000.00    1.00
08-31-98  3,000,000.00    1.00
09-01-98  3,000,000.00    1.00
09-01-98  7,000,000.00    1.00
09-02-98  3,000,000.00    1.00
09-10-98  5,000,000.00    1.00
09-11-98  3,000,000.00    1.00
10-02-98  2,500,000.00    1.00
10-02-98  3,000,000.00    1.00
10-06-98  4,000,000.00    1.00
10-07-98  3,000,000.00    1.00
10-07-98  4,000,000.00    1.00
10-08-98  2,000,000.00    1.00
10-08-98  4,000,000.00    1.00
11-09-98  2,000,000.00    1.00
                                                                                         ----------------  -------------
                                                                                           680,868,183.80           0.00
                                                                                         ================  =============

 SERIES OF TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-D
  -------------------------------------------------------------------
                                                   THERE ARE NO REPORTABLE TRANSACTIONS WITH SAME PARTY



NOTE: TRANSACTIONS ARE BASED ON THE 11-28-97 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $2,347,678,916.00.

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
#REORG IKON OFFICE SOLUTIONS PFD EXCH
IKON OFFICE SOLUTIONS 2.4972 2409292
                                           FREE REC/DEL            -1,000.00
                                           PURCHASE                 1,000.00           -38,529.95

TCI COMMUNICATIONS INC EXCHANGEABLE PFD
                                           PURCHASE                    15.00            -1,422.82
                                           SALE                       -15.00                                  1,337.13

ATMI INC COM
                                           PURCHASE                22,300.00          -670,614.52
                                           SALE                   -22,300.00                                382,987.75

ACTIVISION INC NEW COM
                                           PURCHASE                 9,500.00          -162,338.45
                                           SALE                    -9,500.00                                126,724.23

ACCEP INS COS INC COM
                                           PURCHASE                 2,300.00           -54,877.23
                                           SALE                    -2,300.00                                 51,341.78

ACCENT COLOR SCI INC COM
                                           PURCHASE                 2,000.00            -4,184.90
                                           SALE                    -2,000.00                                  2,002.33

ACTUATE SOFTWARE CORP COM STK
                                           PURCHASE                 3,000.00           -33,000.00
                                           SALE                    -3,000.00                                 46,498.45

ACXIOM CORP COM
                                           PURCHASE                   100.00            -2,075.31
                                           SALE                      -100.00                                  2,155.86

ACE LTD ORD SH COM
                                           PURCHASE                   175.00            -6,814.58
                                           SALE                      -175.00                                  5,102.43

ADVANCED COMMUNICATIONS GROUP INC COM
STK
                                           PURCHASE                49,680.00          -697,010.40
                                           SALE                   -49,680.00                                733,278.90

ADVANCED COMMUNICATION SYS INC COM STK
                                           PURCHASE                   700.00            -9,903.65
                                           SALE                      -700.00                                  8,121.05

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ADVANCED MATERIALS GROUP INC COM STK
                                           PURCHASE                   500.00            -1,797.86
                                           SALE                      -500.00                                  1,162.64

AEROFLEX INC
                                           PURCHASE                   400.00            -3,729.95
                                           SALE                      -400.00                                  4,019.91

ADVENT SOFTWARE INC COM STK
                                           PURCHASE                 3,200.00          -143,052.75
                                           SALE                    -3,200.00                                123,531.88

AFTERMARKET TECH CORP COM
                                           PURCHASE                   300.00            -7,074.75
                                           SALE                      -300.00                                  5,440.70

AG CHEM EQUIP INC COM STK
                                           PURCHASE                 5,855.00           -91,055.56
                                           SALE                    -5,855.00                                 82,372.05

ALBANY INTL CORP CL A COM NEW
                                           PURCHASE                 6,200.00          -151,453.60
                                           SALE                    -6,200.00                                146,671.60

ALEXANDER & BALDWIN INC COM
                                           PURCHASE                 3,400.00           -81,030.50
                                           SALE                    -3,400.00                                 74,797.50

ALLEGIANT BANCORP INC COM STK
                                           PURCHASE                   936.37           -19,657.95
                                           SALE                      -936.37                                 16,824.13

ALLERGAN SPECIALTY THERAPEUTICS INC CL A
                                           FREE REC/DEL               140.00
                                           SALE                      -140.00                                  1,640.74

ALLIANCE SIMCONDUCTOR CORP COM
                                           PURCHASE                 1,500.00           -11,091.15
                                           SALE                    -1,500.00                                  8,564.81

BANCO LATINOAMERICANO DE EXPORTACIONES
SA CL E
                                           PURCHASE                    50.00            -1,949.50
                                           SALE                       -50.00                                  1,521.57

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
#REORG ALLIED CAP COML CORP EXCHANGED
FOR ALLIED CAP CORP 12/31/97 2011874
                                           FREE REC/DEL            -5,400.00
                                           PURCHASE                 5,400.00          -173,245.68

ALPHARMA INC CL A COM
                                           PURCHASE                 4,700.00          -110,591.00
                                           SALE                    -4,700.00                                105,699.47

#REORG ALTRON INC COM EXCH SANMINA CORP
RT .4545 STK MGR EFF 11-30-98 2798914
                                           PURCHASE                   300.00            -3,929.95
                                           SALE                      -300.00                                  3,738.67

ALYDAAR SOFTWARE CORP COM
                                           PURCHASE                 1,000.00           -11,102.06
                                           SALE                    -1,000.00                                  8,841.45

AMER CHAMPION ENTMT INC 2002 WT EXP
                                           PURCHASE                 2,000.00            -5,104.13
                                           SALE                    -2,000.00                                  5,145.69

AMER CHAMPION ENTMT INC COM
                                           PURCHASE                 2,000.00           -15,862.14
                                           SALE                    -2,000.00                                 17,262.27

##AMER COM SVCS EXCHN FOR E SPIRE COM
INC A RT 1 FOR 1 EFF 4-15-98 SEC 2291383
                                           FREE REC/DEL           -27,200.00
                                           PURCHASE                31,000.00          -573,500.00
                                           SALE                    -3,800.00                                 66,022.79

AMER INTL PETRO CORP NEW COM
                                           PURCHASE                13,600.00           -31,770.40
                                           SALE                   -13,600.00                                 33,734.36

#REORG AMER MAT & TECH EXCH CYTEC INDS
INC RT .3098/STK MGR 10-9-98 2226087
                                           PURCHASE                   800.00            -1,607.67
                                           SALE                      -800.00                                  1,642.27

AMERICAN TOWER CORP
                                           PURCHASE                24,900.00          -449,212.25
                                           SALE                   -24,900.00                                504,720.13

AMER WOODMARK INC COM
                                           PURCHASE                   100.00            -2,544.06
                                           SALE                      -100.00                                  2,519.96

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
AMERISOURCE DISTR CORP CL A COM
                                           PURCHASE                   900.00           -64,327.98
                                           SALE                      -900.00                                 65,942.80

AMETEK INC (NEW) COM STK
                                           PURCHASE                 5,500.00          -165,453.75
                                           SALE                    -5,500.00                                 89,382.01

AMTEC INC COM STK
                                           PURCHASE                 1,200.00            -2,661.00
                                           SALE                    -1,200.00                                  2,063.93

#REORG/ANGLOGOLD LTD ADR EXCHG ANGLOGOLD
LTD ADR RT 0.20/CORP 6-29-98 SEC 2021506
                                           FREE REC/DEL             1,000.00
                                           SALE                    -1,000.00                                  5,219.87

APPLIED EARTH TECHNOLOGIES INC COM STK
                                           FREE REC/DEL            -6,000.00
                                           PURCHASE                 6,000.00            -1,610.54

APPLIED GRAPHICS TECHNOLOGIES INC COM
                                           PURCHASE                 4,500.00          -242,480.70
                                           SALE                    -4,500.00                                228,221.21

APRIA HEALTHCARE GROUP INC COM STK
                                           PURCHASE                 9,610.00           -85,403.89
                                           SALE                    -9,610.00                                 58,091.08

APPLIED MICRO CIRCUITS CORP COM STK
                                           PURCHASE                31,190.00          -681,629.30
                                           SALE                   -31,190.00                                605,807.97

ARK BEST CORP DEL COM
                                           PURCHASE                62,400.00          -728,511.72
                                           SALE                   -62,400.00                                317,970.43

ARTISOFT INC COM
                                           PURCHASE                 3,000.00           -10,184.10
                                           SALE                    -3,000.00                                 12,221.58

ARTESYN TECHNOLOGIES INC COM STK
                                           FREE REC/DEL            48,600.00
                                           SALE                   -48,600.00                                662,236.67

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ASPECT TELECOMMUNICATIONS CORP COM
                                           PURCHASE                29,030.00          -813,123.86
                                           SALE                   -29,030.00                                496,433.30

ASHWORTH INC COM
                                           PURCHASE                   700.00            -4,842.45
                                           SALE                      -700.00                                  4,935.47

ATLC DATA SVCS INC COM
                                           PURCHASE                   100.00            -2,254.95
                                           SALE                      -100.00                                  1,894.98

#REORG ATLC ENERGY INC CM STK EXCH FOR
SEE SEC @2196544 AND SEC #2196545
                                           FREE REC/DEL              -100.00
                                           PURCHASE                   100.00            -2,144.06

ATWOOD OCEANICS INC COM
                                           PURCHASE                   500.00           -11,998.70
                                           SALE                      -500.00                                 14,063.33

AUTOTOTE CORP CL A
                                           FREE REC/DEL             4,438.00
                                           SALE                    -4,438.00                                 11,383.08

AVANT CORP COM
                                           PURCHASE                28,600.00          -702,592.80
                                           SALE                   -28,600.00                                455,071.59

AVIATION SALES CO CO COM
                                           PURCHASE                 3,100.00          -120,349.75
                                           SALE                    -3,100.00                                102,815.82

AVNET INC COM
                                           PURCHASE                 8,300.00          -296,622.08
                                           SALE                    -8,300.00                                401,654.90

AXSYS TECHNOLOGIES INC COM
                                           PURCHASE                   200.00            -3,529.95
                                           SALE                      -200.00                                  3,694.90

AWARE INC COM
                                           PURCHASE                   750.00            -8,701.83
                                           SALE                      -750.00                                 14,125.82

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
AZTAR CORP COM
                                           PURCHASE                 8,200.00           -51,695.42
                                           SALE                    -8,200.00                                 41,012.62

BEC ENERGY COM STK
                                           FREE REC/DEL            12,200.00
                                           SALE                   -12,200.00                                487,409.73

MFO BABSON ENTERPRISE FD II
                                           PURCHASE                    37.67            -1,000.00
                                           SALE                       -37.67                                    798.04

BNK PLUS CORP COM
                                           PURCHASE                 4,900.00           -68,606.37
                                           SALE                    -4,900.00                                 51,448.28

BANTA CORP COMMON STOCK $.10 PAR
                                           PURCHASE                 2,400.00           -55,848.00
                                           SALE                    -2,400.00                                 63,349.87

BARRETT RES CORP COM (NEW)
                                           PURCHASE                27,580.00          -986,963.53
                                           SALE                   -27,580.00                                599,931.73

BEBE STORES INC COM
                                           PURCHASE                27,220.00          -315,794.59
                                           SALE                   -27,220.00                                348,542.55

BECKMAN COULTER INC COM STK
                                           PURCHASE                 3,000.00          -152,310.00
                                           SALE                    -3,000.00                                148,766.53

MFO RBB FD INC NUMERIC GROWTH & VALUE FD
CL HH
                                           PURCHASE                 3,575.50           -63,118.10
                                           SALE                    -3,575.50                                 60,214.04

BENTON OIL & GAS CO COM
                                           PURCHASE                 1,000.00           -12,543.96
                                           SALE                    -1,000.00                                 11,906.93

BERG ELECTRS CORP COM
                                           PURCHASE                12,300.00          -318,833.08
                                           SALE                   -12,300.00                                254,034.51

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
MFO BERGER INVT PORTFOLIO TR BALANCED FD
                                           PURCHASE                 5,867.48           -74,061.94
                                           SALE                    -5,867.48                                 82,539.31

#REORG BERTUCCIS HLDG CORP EXCH FOR CASH
A RATE $10.50/SH EFF 7-21-98
                                           PURCHASE                 1,000.00            -6,279.95
                                           SALE                    -1,000.00                                  7,563.48

BIG FLOWER HLDGS INC COM STK
                                           FREE REC/DEL               300.00
                                           PURCHASE                   600.00           -18,574.50
                                           SALE                      -900.00                                 26,869.41

BINDVIEW DEV CORP COM
                                           PURCHASE                   200.00            -2,479.95
                                           SALE                      -200.00                                  2,543.44

BILLING CONCEPTS STK
                                           FREE REC/DEL             3,000.00
                                           SALE                    -3,000.00                                 81,279.28

BIKERS DREAM INC COM NEW
                                           PURCHASE                 1,300.00            -5,239.00
                                           SALE                    -1,300.00                                  3,535.87

BIO-TECHNOLOGY GEN COM
                                           PURCHASE                   400.00            -4,719.44
                                           SALE                      -400.00                                  2,919.95

BIOLASE TECH INC COM
                                           PURCHASE                 1,000.00            -3,072.00
                                           SALE                    -1,000.00                                  2,610.54

BLACK HILLS CORP COM
                                           PURCHASE                 2,000.00           -46,395.00
                                           SALE                    -2,000.00                                 51,688.27

BLUEFLY INC WT EXP 05-15-02
                                           PURCHASE                 1,500.00            -9,045.00
                                           SALE                    -1,500.00                                 12,642.07

BOOLE & BABBAGE INC COM
                                           PURCHASE                 1,500.00           -45,796.50
                                           SALE                    -1,500.00                                 53,539.06

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
##BORLAND INTL INC N/C INPRISE CORP RT 1
FOR 1 EFF 6-8-98 SEE SEC 2421183
                                           FREE REC/DEL           -92,400.00
                                           PURCHASE                92,400.00          -852,605.96

BSTN LIFE SCI INC NEW COM STK
                                           PURCHASE                16,000.00          -112,255.20
                                           SALE                   -16,000.00                                 63,376.85

BOYD GAMING CORP COM
                                           PURCHASE                 8,300.00           -59,386.50
                                           SALE                    -8,300.00                                 57,968.06

BOYKIN LODGING CO COM
                                           FREE REC/DEL               661.00
                                           SALE                      -661.00                                 13,602.72

#REORG/BRIGHTON TECH CORP EXCHG BRIGHTON
TECH CORP RT 1-1/ACT EFF 5-7-98 2086931
                                           FREE REC/DEL            -1,600.00
                                           PURCHASE                 1,600.00           -16,941.61

BRINKER INTL INC COM
                                           PURCHASE                31,200.00          -577,362.00
                                           SALE                   -31,200.00                                667,226.99

BROADCOM CORP COM STK
                                           PURCHASE                 5,700.00          -247,677.95
                                           SALE                    -5,700.00                                324,886.20

#REORG BRODERBUND SOFTWARE EXCH FOR
LEARNING CO INC A RATE .080000000/S**INC
                                           PURCHASE                 2,000.00           -70,208.80
                                           SALE                    -2,000.00                                 44,362.97

BRUSH WELLMAN INC COM
                                           PURCHASE                 4,800.00          -131,496.00
                                           SALE                    -4,800.00                                 91,820.93

CFM TECHNOLOGIES INC COM
                                           PURCHASE                 1,800.00           -29,381.64
                                           SALE                    -1,800.00                                 27,457.00

##CB COML REAL INC N/C CB RICHARD ELLIS
SVCS INC RT 1 1 EFF 5-20-98 SEC 2096647
                                           FREE REC/DEL              -100.00
                                           PURCHASE                   100.00            -3,568.25

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
CE SOFTWARE HLDG INC COM STK PAR $0.10
                                           PURCHASE                 1,000.00            -2,831.00
                                           SALE                    -1,000.00                                  2,479.32

CABLE DESIGN TECHNOLOGIES CORP COM
                                           FREE REC/DEL             3,650.00
                                           PURCHASE                 7,300.00          -276,648.11
                                           SALE                   -10,950.00                                301,534.11

CD WHSE INC COM
                                           PURCHASE                 2,400.00           -25,264.85
                                           SALE                    -2,400.00                                 31,734.08

CLECO CORP COM
                                           PURCHASE                 3,800.00          -116,439.84
                                           SALE                    -3,800.00                                116,448.11

#REORG CMG INFORMATION SVCS INC COM N/C
CMGI INC EFF 12-21-98 SEE 2096805
                                           FREE REC/DEL               300.00
                                           PURCHASE                   600.00           -46,859.28
                                           SALE                      -900.00                                 50,449.12

CMP GROUP INC COM
                                           FREE REC/DEL             5,000.00
                                           SALE                    -5,000.00                                 90,371.97

C-PHONE CORP COM
                                           PURCHASE                 3,000.00           -30,732.31
                                           SALE                    -3,000.00                                 23,659.25

CTC COMMUNICATIONS CORP COM
                                           PURCHASE                   200.00            -1,829.95
                                           SALE                      -200.00                                  1,807.48

CUNO INC COM
                                           PURCHASE                 5,300.00           -96,018.50
                                           SALE                    -5,300.00                                 90,040.97

CABLEVISION SYS CORP CL A COM
                                           FREE REC/DEL             3,400.00
                                           PURCHASE                 8,800.00          -788,762.14
                                           SALE                   -12,200.00                                966,042.00

CACI INTL INC CL A COM
                                           PURCHASE                 4,300.00           -87,075.00
                                           SALE                    -4,300.00                                 90,779.86

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
#REORG CALMAT CO COM EXCH FOR $31.00
CASH MERGER EFF 1-6-99
                                           PURCHASE                 5,800.00          -125,903.50
                                           SALE                    -5,800.00                                108,367.84

#REORG CAMCO INTL EXCH AT 1.18 PER STOCK
MERGER EFF 8/31/98 SEE SEC #2811640
                                           FREE REC/DEL            -8,700.00
                                           PURCHASE                 8,700.00          -668,227.05

CAMBRIDGE TECH PARTNERS MASS INC COM
                                           PURCHASE                   842.00           -42,138.41
                                           SALE                      -842.00                                 38,142.90

CANDIES INC COM
                                           PURCHASE                 1,000.00            -8,467.45
                                           SALE                    -1,000.00                                  7,094.81

#REORG CAP TR CL A SH BEN INT EXCH CAP
TR INC CL A MD @1.00 1-29-99 2109039
                                           PURCHASE                45,160.00          -498,273.80
                                           SALE                   -45,160.00                                403,253.63

##CARNIVAL CORP CL A N/C CARNIVAL CORP
COM STK EFF 6-15-98 SEC 2109835
                                           FREE REC/DEL           -13,935.05
                                           PURCHASE                36,075.05        -2,170,650.90
                                           SALE                   -22,140.00                              1,021,808.79

&&& CASH AWAITING RT EXERCISE
                                           FREE REC/DEL              -400.00
                                           PURCHASE                   800.00              -800.00
                                           SALE                      -400.00                                    400.00

CATALYST INTL INC COM STK
                                           PURCHASE                 3,000.00           -17,964.85
                                           SALE                    -3,000.00                                 25,784.13

CELERITEK INC COM
                                           PURCHASE                   200.00            -2,429.95
                                           SALE                      -200.00                                  2,069.98

CELESTIAL SEASONINGS INC COM STK
                                           PURCHASE                 2,000.00           -92,810.00
                                           SALE                    -2,000.00                                108,686.37

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
CELLNET DATA SYS INC COM
                                           PURCHASE                 3,800.00           -30,276.00
                                           SALE                    -3,800.00                                 37,760.11

#REORG CENTENNIAL CELLULAR CORP CL A COM
EXCH FOR CASH @41.50 EFF 1-7-99
                                           PURCHASE                   300.00            -6,453.24
                                           SALE                      -300.00                                  7,657.29

CENT PKG CORP COM
                                           PURCHASE                23,420.00        -1,075,519.70
                                           SALE                   -23,420.00                                908,912.78

CENTURY BANCORP INC N C COM
                                           PURCHASE                   475.00           -10,242.45
                                           SALE                      -475.00                                  7,361.99

CERBCO INC COM
                                           PURCHASE                   200.00            -2,057.60
                                           SALE                      -200.00                                  1,776.11

CHAMPION ENTERPRISES INC COM
                                           PURCHASE                25,700.00          -725,737.00
                                           SALE                   -25,700.00                                645,477.51

CHECKFREE HLDG CORP COM
                                           PURCHASE                 1,000.00           -21,092.45
                                           SALE                    -1,000.00                                 22,156.80

CHES ENERGY CORP COM
                                           PURCHASE                20,300.00          -121,736.88
                                           SALE                   -20,300.00                                104,037.75

CHOICE HOTELS INTL INC COM
                                           PURCHASE                 5,600.00           -96,362.00
                                           SALE                    -5,600.00                                 78,229.38

CHOLESTECH CORP COM
                                           PURCHASE                   400.00            -7,029.95
                                           SALE                      -400.00                                  6,469.83

CHRIS-CRAFT IND INC COM
                                           PURCHASE                 2,800.00          -130,578.00
                                           SALE                    -2,800.00                                119,118.86

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
##CHRYSLER CORP DO NOT USE SEE 2194874
                                           FREE REC/DEL              -100.00
                                           PURCHASE                   100.00            -4,799.50

MFC CLEMENTE GLOBAL GROWTH FD COM CLOSED
END FD
                                           PURCHASE                 1,100.00           -13,101.91
                                           SALE                    -1,100.00                                 11,445.87

CLOSURE MED CORP COM STK
                                           PURCHASE                 4,200.00          -106,346.46
                                           SALE                    -4,200.00                                110,556.30

COACHMEN IND INC COM
                                           PURCHASE                 2,900.00           -69,658.00
                                           SALE                    -2,900.00                                 72,439.58

COCENSYS INC COM
                                           PURCHASE                 2,500.00            -9,727.83
                                           SALE                    -2,500.00                                  7,865.64

COGNIZANT TECH SOLUTIONS CORP CL A
                                           PURCHASE                   100.00            -2,373.70
                                           SALE                      -100.00                                  1,869.98

COLE KENNETH PRODTNS INC CL A COM
                                           PURCHASE                   200.00            -4,804.95
                                           SALE                      -200.00                                  4,932.38

COMAIR HLDG INC COM
                                           PURCHASE                 1,134.00           -28,842.43
                                           SALE                    -1,134.00                                 32,571.95

COML INTERTEC CORP COM
                                           PURCHASE                 2,500.00           -47,893.75
                                           SALE                    -2,500.00                                 52,273.85

ARM FINL GROUP INC CL A COM STK
                                           PURCHASE                 9,600.00          -124,165.37
                                           SALE                    -9,600.00                                146,371.10

COMMUNICATION INTELLIGENCE CORP DEL NEW
COM STK
                                           PURCHASE                 1,000.00            -1,154.95
                                           SALE                    -1,000.00                                  1,157.49

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
CMNTY BNK SYS INC COM
                                           PURCHASE                   700.00           -22,020.25
                                           SALE                      -700.00                                 22,450.35

ADR COMPANHIA PARANAENSE DE ENERGIA
COPEL
                                           PURCHASE                 1,000.00           -12,093.56
                                           SALE                    -1,000.00                                  7,906.85

ADR COMPANHIA PARANAENSE DE ENERGIA SER
B COPEL ISIN US20441B4077
                                           PURCHASE                 1,000.00           -14,412.36
                                           SALE                    -1,000.00                                  9,475.26

COMPUTER CONCEPTS CORP COM NEW
                                           PURCHASE                 3,000.00            -8,407.10
                                           SALE                    -3,000.00                                 11,216.26

COMVERSE TECH INC COM PAR $0.10 NEW
                                           PURCHASE                 7,200.00          -381,745.20
                                           SALE                    -7,200.00                                376,398.62

CONCORD COMMUNICATIONS INC COM
                                           PURCHASE                 3,900.00          -136,893.07
                                           SALE                    -3,900.00                                156,132.46

CONOCO INC CL A COM
                                           PURCHASE                13,232.00          -304,648.84
                                           SALE                   -13,232.00                                329,864.26

CONTL AIRL INC CL A
                                           PURCHASE                 1,118.00           -72,112.06
                                           SALE                    -1,118.00                                 52,916.87

CATALINA MARKETING CORP COM
                                           PURCHASE                   120.00            -6,240.37
                                           SALE                      -120.00                                  5,414.44

CATALINA LTG INC COM
                                           PURCHASE                 1,500.00            -6,843.75
                                           SALE                    -1,500.00                                  4,817.32

CORDANT TECHNOLOGIES INC COM STK
                                           PURCHASE                 6,100.00          -273,566.41
                                           SALE                    -6,100.00                                221,315.86

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
##COTELLIGENT GROUP INC COM N/C
COTELLIGENT INC EFF 9-9-98 SEE 2218711
                                           PURCHASE                   100.00            -2,800.31
                                           SALE                      -100.00                                  2,469.96

CORN PRODS INTL INC COM STK
                                           FREE REC/DEL             1,650.00
                                           PURCHASE                11,400.00          -352,942.57
                                           SALE                   -13,050.00                                315,784.60

COVENANT TRANS INC CL A COM STK PAR
$0.01
                                           PURCHASE                   200.00            -3,491.70
                                           SALE                      -200.00                                  2,567.85

CRIIMI MAE INC COM
                                           PURCHASE                12,400.00          -110,298.00
                                           SALE                   -12,400.00                                 27,360.91

CROSS A T CO CL A COM
                                           PURCHASE                 2,500.00           -36,325.00
                                           SALE                    -2,500.00                                 24,917.08

CROWN CRAFTS INC COM STK
                                           PURCHASE                41,000.00          -766,522.65
                                           SALE                   -41,000.00                                665,955.35

C3 INC N C COM STK
                                           PURCHASE                   700.00            -8,396.02
                                           SALE                      -700.00                                  5,164.77

CULP INC COM
                                           PURCHASE                   800.00            -7,129.95
                                           SALE                      -800.00                                  7,969.78

CYTEC IND COM
                                           PURCHASE                24,840.00          -637,029.14
                                           SALE                   -24,840.00                                412,854.30

DPL CO COM
                                           PURCHASE                 2,700.00           -50,004.00
                                           SALE                    -2,700.00                                 47,025.68

#REORG ADR DAIMLER-BENZ MANDATORY EXCH
DAIMLER CHRYSLER AG 1.005 SEE 2-194874
                                           FREE REC/DEL              -100.00
                                           PURCHASE                   100.00           -10,256.56

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
DAISYTEK INTL CORP COM
                                           FREE REC/DEL             1,000.00
                                           PURCHASE                30,700.00          -774,320.00
                                           SALE                   -31,700.00                                486,084.95

DALECO RES CORP COM NEW
                                           FREE REC/DEL             4,000.00
                                           SALE                    -4,000.00                                  5,435.81

DAOU SYS INC COM
                                           PURCHASE                 1,480.00           -12,722.31
                                           SALE                    -1,480.00                                 14,043.97

DATA PROCESSING RES CORP COM STK
                                           PURCHASE                 4,800.00          -135,231.25
                                           SALE                    -4,800.00                                136,541.63

#REORG/DATAFLEX CORP EXCHG FOR CASH RT
$4.10/SHS EFF 6-26-98
                                           PURCHASE                14,000.00           -44,238.61
                                           SALE                   -14,000.00                                 55,469.46

DATASTREAM SYS INC COM
                                           PURCHASE                   500.00           -11,217.45
                                           SALE                      -500.00                                  5,063.62

SANTA FE INTL CORP COM STK
                                           PURCHASE                12,500.00          -459,088.85
                                           SALE                   -12,500.00                                176,532.14

DEPOTECH CORP COM
                                           PURCHASE                 1,000.00            -4,197.09
                                           SALE                    -1,000.00                                  5,469.86

DEVRY INC DEL COM
                                           FREE REC/DEL                80.00
                                           PURCHASE                   180.00            -4,867.40
                                           SALE                      -260.00                                  6,209.84

#REORG DIAGEO PLC SPONSORED ADR EXCH FOR
DIAGEO PLC SPONSORED ADR NEW SEE 2279302
                                           FREE REC/DEL              -100.00
                                           PURCHASE                   100.00            -3,729.95

#REORG DOMINICKS SUPERMARKETS INC COM
EXCH FOR 49.00 PER SHR CASH MGR 11-19-98
                                           PURCHASE                12,860.00          -492,202.35
                                           SALE                   -12,860.00                                538,446.67

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
DOUBLECLICK INC COM STK
                                           PURCHASE                13,780.00          -544,691.41
                                           SALE                   -13,780.00                                385,269.29

#REORG DRAVO CORP COM EX 13.00 PER SHARE
CASH MERGER 10-26-98
                                           PURCHASE                 6,700.00           -78,373.25
                                           SALE                    -6,700.00                                 57,945.31

DSET CORP COM STK
                                           PURCHASE                35,850.00          -680,837.76
                                           SALE                   -35,850.00                                255,318.05

E SPIRE COMMUNICATIONS INC COM STK
                                           FREE REC/DEL            27,200.00
                                           SALE                   -27,200.00                                443,062.08

##EVI WEATHERFORD INC COM STK N/C
WEATHERFORD INTL INC 9-21-98 SEE 2911511
                                           FREE REC/DEL            13,300.00
                                           PURCHASE                 1,600.00           -67,128.91
                                           SALE                   -14,900.00                                513,176.83

EAGLE PT SOFTWARE CORP COM
                                           PURCHASE                 1,000.00            -4,947.09
                                           SALE                    -1,000.00                                  6,234.21

EARTHLINK NETWORK INC COM
                                           FREE REC/DEL                50.00
                                           PURCHASE                    50.00            -3,711.20
                                           SALE                      -100.00                                  5,469.86

##EASTERN ENTERPRISES COM DO NOT USE SEE
2-298030
                                           FREE REC/DEL            -5,930.00
                                           PURCHASE                 5,930.00          -253,122.05

EBAY INC COM
                                           PURCHASE                 3,060.00          -228,020.97
                                           SALE                    -3,060.00                                334,626.20

ELECTRO OPTICAL SYS CORP COM STK
                                           PURCHASE                   300.00            -1,839.31
                                           SALE                      -300.00                                    307.53

ELBIT VISION SYS LTD COM
                                           PURCHASE                   500.00            -3,123.55
                                           SALE                      -500.00                                    845.02

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ENTERACTIVIE INC COM
                                           FREE REC/DEL            -1,000.00
                                           PURCHASE                 2,000.00            -4,465.59
                                           SALE                    -1,000.00                                  1,523.09

ENTREMED INC COM
                                           PURCHASE                    55.00            -2,983.12
                                           SALE                       -55.00                                  1,578.74

ENVOY CORP NEW COM STK PAR $1.00
                                           PURCHASE                 6,000.00          -252,000.00
                                           SALE                    -6,000.00                                237,247.08

EQUINOX SYS INC COM
                                           FREE REC/DEL            16,150.00
                                           PURCHASE                32,300.00          -805,713.00
                                           SALE                   -48,450.00                                377,180.13

ESSEX INTL INC COM STK
                                           PURCHASE                12,200.00          -459,260.51
                                           SALE                   -12,200.00                                274,981.93

CHECK PT SOFTWARE COM
                                           PURCHASE                17,268.00          -691,872.58
                                           SALE                   -17,268.00                                590,444.72

ESG RE LTD COM STK
                                           PURCHASE                23,440.00          -487,065.00
                                           SALE                   -23,440.00                                504,238.29

#REORG EXCEL COMM NEW COM EX TELEGLOBE
PER MGR AT 0.885 8-10-98 SEE #2-856360
                                           FREE REC/DEL              -400.00
                                           PURCHASE                   950.00           -18,731.83
                                           SALE                      -550.00                                 12,619.62

FACTSET RESCH SYS INC COM
                                           PURCHASE                   600.00           -18,612.00
                                           SALE                      -600.00                                 23,164.22

FAIRCHILD CORP CL A
                                           PURCHASE                 3,300.00           -61,116.00
                                           SALE                    -3,300.00                                 72,634.86

FERROFLUIDICS CORP COM (NEW)
                                           PURCHASE                   200.00              -992.45
                                           SALE                      -200.00                                    763.76

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FINISH LINE CO CL A COM
                                           PURCHASE                41,900.00          -965,153.75
                                           SALE                   -41,900.00                                752,898.02

MFO FIDELITY SELECT PORTFOLIOS LEISURE
PORTFOLIO
                                           PURCHASE                   178.47           -12,413.11
                                           SALE                      -178.47                                 11,743.60

FINE HOST CORP COM
                                           PURCHASE                 3,474.00           -22,176.62
                                           SALE                    -3,474.00                                  3,426.73

1ST COMWLTH FNCL CORP COM LM
                                           PURCHASE                 2,500.00           -79,862.50
                                           SALE                    -2,500.00                                 71,572.86

#REORG 1ST PALM BEACH BANCORP INC EXCH
REPUBLIC SECURITY FINL CORP MGR 2758221
                                           PURCHASE                    88.35            -3,928.35
                                           SALE                       -88.35                                  3,161.68

##FIRST SVG BNK N/C EXCH FOR 1ST WASH
BANCORP INC EFF 7-27-98 SEE SEC 2322845
                                           FREE REC/DEL              -900.00
                                           PURCHASE                   900.00           -24,543.00

FISERV INC COM
                                           PURCHASE                14,100.00          -552,291.92
                                           SALE                   -14,100.00                                570,321.41

FLA ROCK IND INC COM
                                           PURCHASE                 1,100.00           -32,709.50
                                           SALE                    -1,100.00                                 31,189.45

4 FRONT TECHNOLOGIES INC
                                           FREE REC/DEL               200.00
                                           PURCHASE                 1,800.00           -20,128.68
                                           SALE                    -2,000.00                                 24,126.77

FREDS INC CL A
                                           PURCHASE                 2,500.00           -60,764.40
                                           SALE                    -2,500.00                                 57,059.88

#REORG FREEPORT MCMORAN EXCH MCMORAN
EXPL STK MGR RT .625 11-17-98 2-546455
                                           FREE REC/DEL                21.00
                                           SALE                       -21.00                                    266.67

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
MFO FREMONT MUT FDS INC EMERGING MKTS
                                           PURCHASE                 1,539.60           -14,179.77
                                           SALE                    -1,539.60                                 13,579.32

FRIEDMAN BILLINGS RAMSEY A COM STK
                                           PURCHASE                11,400.00          -176,990.70
                                           SALE                   -11,400.00                                161,491.57

FRONTIER OIL CORP
                                           FREE REC/DEL               500.00
                                           SALE                      -500.00                                  2,662.65

G & K SERVICES INC COM
                                           PURCHASE                 8,810.00          -402,126.42
                                           SALE                    -8,810.00                                387,242.33

#REORG GALAXY FOODS CO COM EXCH GALAXY
FOODS CO NEW @7 R/SPLIT 2340304
                                           PURCHASE                 3,300.00            -3,501.96
                                           SALE                    -3,300.00                                  3,200.88

GADZOOKS INC COM
                                           PURCHASE                29,390.00          -856,460.90
                                           SALE                   -29,390.00                                624,151.74

GALILEO INTL INC COM STK
                                           PURCHASE                32,800.00        -1,179,625.86
                                           SALE                   -32,800.00                              1,332,869.39

GARDNER DENVER MACHY INC COM
                                           PURCHASE                 2,700.00           -71,716.59
                                           SALE                    -2,700.00                                 66,481.28

GEN STORE INTL CORP COM STK
                                           FREE REC/DEL               650.00
                                           PURCHASE                 3,300.00            -7,908.05
                                           SALE                    -3,950.00                                  3,057.12

GENESYS TELECOMMUNICATIONS LABORTORIES
INC COM
                                           PURCHASE                 5,200.00          -153,959.00
                                           SALE                    -5,200.00                                192,068.59

GENRAD INC COM
                                           PURCHASE                   960.00           -23,060.48
                                           SALE                      -960.00                                 19,357.17

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
GA PAC CORP COM-TIMBER GROUP
                                           FREE REC/DEL             4,200.00
                                           SALE                    -4,200.00                                103,675.21

GA GULF CORP COM (NEW)
                                           PURCHASE                 9,500.00          -287,778.75
                                           SALE                    -9,500.00                                240,842.61

GIBSON GREETINGS INC COM
                                           PURCHASE                 3,200.00           -75,000.00
                                           SALE                    -3,200.00                                 43,453.29

GO2NET INC COM STK
                                           PURCHASE                   500.00           -15,029.95
                                           SALE                      -500.00                                 10,782.18

#REORG GRAND CASINOS INC COM EXCH PARK
PLACE ENTERTAINMENT CORP MGR 2699334
                                           PURCHASE                 9,200.00          -166,359.00
                                           SALE                    -9,200.00                                127,374.34

GREAT PLAINS SOFTWARE INC COM
                                           PURCHASE                 1,900.00           -71,288.00
                                           SALE                    -1,900.00                                 69,906.56

GREAT WHITE MARINE & REC INC COM
                                           PURCHASE                   115.00              -511.51
                                           SALE                      -115.00                                    368.93

STEINER LEISURE LTD COM
                                           FREE REC/DEL             7,200.00
                                           PURCHASE                20,650.00          -840,058.04
                                           SALE                   -27,850.00                                544,758.22

#REORG HFNC FINL CORP COM EXCH FIRST
CHARTER CORP RT .57 MGR 9-30-98 2321206
                                           PURCHASE                 3,400.00           -50,150.00
                                           SALE                    -3,400.00                                 44,530.35

HANOVER COMPRESSOR CO COM
                                           PURCHASE                 2,500.00           -54,112.50
                                           SALE                    -2,500.00                                 53,985.69

#REORG HBR FLA BANCORP INC EXCH FOR HBR
C/STK RT 6.0094 P/PLAN 3-19-98 2372320
                                           FREE REC/DEL            -1,005.00
                                           PURCHASE                 1,005.00           -67,555.83

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
HARVEST RESTAURANT GROUP INC RT EXP
6-11-2002 WT
                                           PURCHASE                 4,000.00            -1,063.28
                                           SALE                    -4,000.00                                  1,662.63

HAWK CORP CL A COM
                                           PURCHASE                38,280.00          -718,831.65
                                           SALE                   -38,280.00                                496,648.45

HEALTHCARE FINL PARTNERS INC COM
                                           PURCHASE                11,290.00          -510,154.84
                                           SALE                   -11,290.00                                392,539.90

HECLA MINING CO COM $.25 PAR
                                           PURCHASE                 8,000.00           -51,818.45
                                           SALE                    -8,000.00                                 42,930.10

HEFTEL BROADCASTING CORP CL A COM
                                           PURCHASE                16,670.00          -701,964.80
                                           SALE                   -16,670.00                                628,303.63

HEILIG-MEYERS CO COM
                                           PURCHASE                   400.00            -4,909.90
                                           SALE                      -400.00                                  4,894.88

HENRY JACK & ASSOC INC COM
                                           PURCHASE                 2,500.00           -69,195.01
                                           SALE                    -2,500.00                                 86,911.06

HERBALIFE INTL INC CL B COM STK
                                           FREE REC/DEL             7,533.33
                                           SALE                    -7,533.33                                155,213.31

HERBALIFE INTL INC CL A COM STK
                                           FREE REC/DEL             3,766.67
                                           SALE                    -3,766.67                                106,030.83

HERLEY MICROWAVE SYS INC COM
                                           PURCHASE                   600.00            -7,514.85
                                           SALE                      -600.00                                  5,857.35

HERTZ CORP CL A COM STK
                                           PURCHASE                 3,800.00          -149,644.00
                                           SALE                    -3,800.00                                166,130.45

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
HIBBETT SPORTING GOODS INC COM
                                           PURCHASE                   200.00            -6,704.95
                                           SALE                      -200.00                                  6,819.82

HILB ROGAL & HAMILTON CO COM
                                           PURCHASE                 1,300.00           -24,544.78
                                           SALE                    -1,300.00                                 23,129.47

HIGHLANDS INS GROUP INC COM
                                           PURCHASE                 4,400.00          -128,238.00
                                           SALE                    -4,400.00                                 90,658.97

HOLOGIC INC COM
                                           PURCHASE                   330.00            -8,279.95
                                           SALE                      -330.00                                  7,848.53

ADR HONDA MOTOR CO. LTD AMER DEPOSITARY
SHARES REPRESENTING 10 SHARES OF COMMON
                                           PURCHASE                   200.00           -13,863.12
                                           SALE                      -200.00                                 14,461.40

HORIZON OFFSHORE INC COM STK
                                           PURCHASE                50,000.00          -725,000.00
                                           SALE                   -50,000.00                                440,573.22

HUNT J.B TRANSN SERVICES INC COM
                                           PURCHASE                16,200.00          -452,657.70
                                           SALE                   -16,200.00                                258,489.60

HYPERCOM CORP COM STK
                                           PURCHASE                   200.00            -2,617.45
                                           SALE                      -200.00                                  1,932.48

ICC TECHNOLOGIES INC COM NEW
                                           PURCHASE                 2,000.00            -6,934.90
                                           SALE                    -2,000.00                                  5,658.45

ICU MED INC COM
                                           PURCHASE                   500.00            -8,092.88
                                           SALE                      -500.00                                  7,470.70

I-STAT CORP COM
                                           PURCHASE                16,000.00          -174,672.00
                                           SALE                   -16,000.00                                181,388.91

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ADR ICON PUB LTD CO
                                           PURCHASE                   200.00            -4,554.95
                                           SALE                      -200.00                                  6,019.84

IMC GLOBAL INC WT EXP 2000
                                           FREE REC/DEL                33.00
                                           SALE                       -33.00                                    155.67

ISS GROUP INC COM STK
                                           PURCHASE                17,680.00          -706,878.32
                                           SALE                   -17,680.00                                578,483.48

ILL SUPERCONDUCTOR CORP COM STK
                                           PURCHASE                 1,000.00            -1,987.20
                                           SALE                    -1,000.00                                  1,793.93

IMPAC MTG HLDGS INC COM STK
                                           FREE REC/DEL            12,800.00
                                           SALE                   -12,800.00                                213,325.87

INHALE THERAPEUTIC SYS COM
                                           PURCHASE                 1,500.00           -45,361.25
                                           SALE                    -1,500.00                                 50,356.17

INNOVEX INC COM
                                           PURCHASE                 1,100.00           -14,814.25
                                           SALE                    -1,100.00                                 15,677.06

#REORG INNOVA CORP WASH COM EXCH DIGITAL
MICROWAVE CORP STK MGR 10-8-98 2279349
                                           FREE REC/DEL              -200.00
                                           PURCHASE                 1,200.00           -22,056.93
                                           SALE                    -1,000.00                                 19,031.91

INTEGRATED CIRCUIT SYS INC COM
                                           PURCHASE                 2,200.00           -54,169.00
                                           SALE                    -2,200.00                                 33,779.87

INTEGRATED PROCESS EQUIP CORP COM
                                           PURCHASE                   400.00            -7,129.95
                                           SALE                      -400.00                                  8,619.76

INTERLINK ELECTRS COM
                                           PURCHASE                   100.00              -534.71
                                           SALE                      -100.00                                    384.02

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
INTL HOME FOODS INC COM STK
                                           PURCHASE                 9,900.00          -266,835.15
                                           SALE                    -9,900.00                                179,320.87

#REORG/INTL SPECIALTY PROD EXCH FOR INTL
SPECIALITY PRODS EFF 7-16-98 SEE 2423484
                                           FREE REC/DEL            -1,100.00
                                           PURCHASE                 4,300.00           -75,798.66
                                           SALE                    -3,200.00                                 61,933.93

#REORG INTERSOLV INC COM EXCH ADR MICRO
FOCUS GROUP STK MGR 9-23-98 2569267
                                           FREE REC/DEL              -500.00
                                           PURCHASE                   500.00            -9,095.94

INTERSTATE ENERGY CORP WISC COM STK
                                           PURCHASE                13,700.00          -423,786.81
                                           SALE                   -13,700.00                                408,275.14

INTEVAC INC COM
                                           PURCHASE                 3,000.00           -27,921.00
                                           SALE                    -3,000.00                                 23,359.20

MFO JAPAN FD INC (SCUDDER) COM OPEN END
FD
                                           PURCHASE                 3,272.25           -25,000.00
                                           SALE                    -3,272.25                                 21,665.52

MFC JAPAN OTC EQTY FD INC COM CLOSED END
FD
                                           PURCHASE                   500.00            -2,966.47
                                           SALE                      -500.00                                  2,690.51

#REORG JETFAX INC COM STK N/C EFAX COM
EFF 2-8-99 SEE 2300450
                                           PURCHASE                 1,000.00            -5,529.95
                                           SALE                    -1,000.00                                  3,251.14

JONES APPAREL GROUP INC COM
                                           FREE REC/DEL             7,600.00
                                           PURCHASE                 7,633.00          -497,086.30
                                           SALE                   -15,233.00                                513,071.14

JONES INTERCABLE INC COM
                                           PURCHASE                 1,100.00           -25,853.41
                                           SALE                    -1,100.00                                 27,741.07

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
K2 DESIGN INC COM STK
                                           PURCHASE                   108.00              -596.95
                                           SALE                      -108.00                                    356.77

K2 INC COM STK PAR $1.00
                                           PURCHASE                 1,000.00            -9,342.46
                                           SALE                    -1,000.00                                 10,469.70

KELLSTROM INDS INC COM
                                           PURCHASE                60,890.00        -1,643,271.97
                                           SALE                   -60,890.00                              1,276,221.18

ADR KONINKLIJKE HOOGOVENS N V
                                           PURCHASE                 1,080.00           -27,008.19
                                           SALE                    -1,080.00                                 16,707.04

#REORG KOO KOO ROO INC COM EXCH KOO KOO
ROO ENT NEW PER STK MGR 11-2-98 2456699
                                           FREE REC/DEL           -72,900.00
                                           PURCHASE               102,408.00          -307,915.28
                                           SALE                   -29,508.00                                 36,311.20

LHS GROUP INC COM
                                           PURCHASE                 6,800.00          -485,936.00
                                           SALE                    -6,800.00                                394,669.64

LAFARGE CORP COM
                                           PURCHASE                 7,000.00          -214,674.28
                                           SALE                    -7,000.00                                258,003.32

LAIDLAW ENVIRONMENTAL SVCS INC COM N/C
SAFETY KLEEN CORP 7-1-98 SEE SEC 2775275
                                           FREE REC/DEL              -300.00
                                           PURCHASE                   300.00            -1,229.95

LAM RESCH CORP COM
                                           PURCHASE                19,400.00          -547,396.09
                                           SALE                   -19,400.00                                447,445.29

NEW DIMENSION SOFTWARE LTD COM
                                           PURCHASE                   300.00            -7,848.70
                                           SALE                      -300.00                                  6,344.83

LASERSIGHT INC COM
                                           PURCHASE                 1,000.00            -4,529.95
                                           SALE                    -1,000.00                                  4,751.09

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
LEARNING TREE INTL INC COM
                                           PURCHASE                   100.00            -1,933.35
                                           SALE                      -100.00                                  1,385.91

LEGG MASON INC COM
                                           PURCHASE                 6,900.00          -327,180.75
                                           SALE                    -6,900.00                                432,681.05

LENNAR CORP COM
                                           PURCHASE                27,800.00          -815,690.19
                                           SALE                   -27,800.00                                772,167.34

LEXFORD INC COM STK
                                           FREE REC/DEL               100.00
                                           SALE                      -100.00                                  2,280.86

#REORG/LEXFORD INC EXCH FOR LEXFORD
RT 2/CORP ACTION 3-18-98 SEC 2473176
                                           FREE REC/DEL               -50.00
                                           PURCHASE                    50.00            -1,994.06

#REORG LIFE REINS CORP COM EXCH 95.00/
SHR/CASH MERGER EFF 12-1-98
                                           PURCHASE                17,250.00        -1,158,866.41
                                           SALE                   -17,250.00                              1,491,505.70

LOEWS CINEPLEX ENTMT CORP
                                           FREE REC/DEL               500.00
                                           SALE                      -500.00                                  5,032.38

##LOMAK PETE INC N/C RANGE RES CORP EFF
8-25-98 SEE SEC 2-755759
                                           PURCHASE                 6,400.00          -104,484.40
                                           SALE                    -6,400.00                                 82,030.79

#REORG/LNG ISL LTG CO INC EXCHG FOR
                                           FREE REC/DEL           -23,300.00
                                           PURCHASE                23,300.00          -703,232.18

MFO MAS MID CAP GROWTH PORTFOLIO
                                           PURCHASE                   659.05           -15,084.00
                                           SALE                      -659.05                                 12,213.57

MGM GRAND INC COM
                                           PURCHASE                    50.00            -1,771.38
                                           SALE                       -50.00                                  1,655.94

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
MTS SYS CORP COM
                                           FREE REC/DEL             1,300.00
                                           PURCHASE                 1,300.00           -49,275.98
                                           SALE                    -2,600.00                                 42,184.09

MMC NETWORKS INC COM
                                           PURCHASE                 4,900.00          -150,648.05
                                           SALE                    -4,900.00                                 82,835.28

MANITOWOC CO INC COM
                                           PURCHASE                 6,600.00          -255,012.60
                                           SALE                    -6,600.00                                255,609.47

MANNING GREG AUCTIONS INC COM
                                           PURCHASE                   625.00            -9,967.45
                                           SALE                      -625.00                                  7,922.90

##MARKETSPAN CORP COM NM CHGD TO KEYSPAN
ENERGY 10-20-98 DO NOT USE SEE #2451966
                                           FREE REC/DEL            25,004.00
                                           SALE                   -25,004.00                                687,086.99

#REORG/MARRIOTT INTL INC EXCHG MARRIOTT
INTL RT 1.00 5-20-98 SEC 2533573
                                           FREE REC/DEL           -11,040.00
                                           PURCHASE                11,440.00          -429,517.95
                                           SALE                      -400.00                                 14,574.51

MARTIN INDS INC DEL COM
                                           PURCHASE                 1,073.93            -6,516.63
                                           SALE                    -1,073.93                                  3,138.01

MGC COMMUNICATIONS INC COM STK
                                           PURCHASE                   500.00            -6,922.40
                                           SALE                      -500.00                                  3,157.44

MAXXIM MED INC COM
                                           PURCHASE                 3,200.00           -71,464.00
                                           SALE                    -3,200.00                                 82,133.26

#REORG MECKLERMEDIA CORP COM EXCH FOR
CASH 29.00 PER SHR PER MGR EFF 11-24-98
                                           PURCHASE                   900.00           -22,981.69
                                           SALE                      -900.00                                 21,945.61

MEDIA GEN INC CL A COM
                                           PURCHASE                 3,000.00          -139,322.50
                                           SALE                    -3,000.00                                134,632.50

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
DECORATOR INDS INC COM STK PAR $0.28
                                           FREE REC/DEL                50.00
                                           PURCHASE                   450.00            -5,178.65
                                           SALE                      -500.00                                  3,438.67

MERCURY COMPUTER SYS INC COM
                                           PURCHASE                   200.00            -2,629.95
                                           SALE                      -200.00                                  2,969.95

MERITOR AUTOMOTIVE INC COM STK
                                           PURCHASE                21,900.00          -466,162.17
                                           SALE                   -21,900.00                                524,881.22

METALS USA INC COM STK
                                           PURCHASE                 8,000.00           -86,043.00
                                           SALE                    -8,000.00                                 83,539.76

METRO INFORMATION SVCS INC COM
                                           PURCHASE                 1,900.00           -58,834.07
                                           SALE                    -1,900.00                                 43,541.79

METROWEST BK MASS COM
                                           PURCHASE                   200.00            -1,620.48
                                           SALE                      -200.00                                  1,480.14

MIAMI COMPUTER SUP CORP COM
                                           PURCHASE                44,400.00          -735,221.25
                                           SALE                   -44,400.00                                793,546.47

MICROPROSE INC NEW COM NEW
                                           FREE REC/DEL               320.00
                                           SALE                      -320.00                                  2,076.86

MICRON ELECTR INC COM
                                           PURCHASE                 3,000.00           -32,964.69
                                           SALE                    -3,000.00                                 35,471.61

MINDSPRING ENTERPRISES INC COM
                                           FREE REC/DEL               200.00
                                           PURCHASE                 5,900.00          -288,463.82
                                           SALE                    -6,100.00                                264,282.17

MINN PWR INC CON STK
                                           FREE REC/DEL             8,400.00
                                           SALE                    -8,400.00                                357,322.32

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
MODTECH INC COM
                                           PURCHASE                   200.00            -4,221.16
                                           SALE                      -200.00                                  3,841.02

MOLECULAR DYNAMICS INC COM
                                           PURCHASE                 1,700.00           -20,633.54
                                           SALE                    -1,700.00                                 31,030.83

MOLEX INC CL A COM
                                           PURCHASE                19,900.00          -478,612.52
                                           SALE                   -19,900.00                                486,862.01

MOTORCAR PTS & ACCESSORIES INC COM
                                           PURCHASE                 1,500.00           -18,860.00
                                           SALE                    -1,500.00                                 18,891.86

MOTIVEPOWER INDS INC COM
                                           FREE REC/DEL             1,271.00
                                           PURCHASE                 3,000.00           -87,010.50
                                           SALE                    -4,271.00                                110,407.07

MYLAN LAB INC COM
                                           PURCHASE                16,100.00          -519,065.00
                                           SALE                   -16,100.00                                497,419.35

MYRIAD GENETICS INC COM
                                           PURCHASE                 6,100.00          -164,700.00
                                           SALE                    -6,100.00                                130,549.87

NBTY INC COM
                                           FREE REC/DEL               400.00
                                           PURCHASE                 3,700.00          -170,042.45
                                           SALE                    -4,100.00                                189,447.01

NABISCO HLDGS CORP CL A COM
                                           PURCHASE                13,400.00          -565,303.58
                                           SALE                   -13,400.00                                632,270.64

NATL BANCORP AK INC COM
                                           FREE REC/DEL               210.00
                                           PURCHASE                    70.00           -10,529.95
                                           SALE                      -280.00                                  8,509.76

NATL MEDIA CORP COM
                                           PURCHASE                   500.00            -4,404.95
                                           SALE                      -500.00                                  5,469.86

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
NEIMAN MARCUS GROUP INC COM
                                           PURCHASE                 1,700.00           -64,071.47
                                           SALE                    -1,700.00                                 63,863.55

NEOPATH INC COM
                                           PURCHASE                 2,000.00           -13,560.00
                                           SALE                    -2,000.00                                 16,567.72

NETWORK PERIPHERALS INC COM
                                           PURCHASE                 3,000.00           -16,954.73
                                           SALE                    -3,000.00                                 10,925.26

N.Y. HLTH CARE INC COM STK
                                           PURCHASE                 1,000.00            -2,831.00
                                           SALE                    -1,000.00                                  1,594.99

NEWPORT CORP COM
                                           PURCHASE                   600.00           -10,149.15
                                           SALE                      -600.00                                  9,651.43

ADR NINTENDO LTD
                                           PURCHASE                   100.00            -1,189.69
                                           SALE                      -100.00                                  1,208.90

#REORG NIELSEN MEDIA RESCH EXCH NIELSEN
MEDIA RESCH MEDIA NEW 8-26-98 2654271
                                           FREE REC/DEL             6,870.00
                                           SALE                    -6,870.00                                 32,528.65

##NOISE CANCELLATION TECHNOLOGIES INC
COM N/C NCT GROUP INC 11-3-98 2597360
                                           FREE REC/DEL            -4,000.00
                                           PURCHASE                 4,000.00            -2,495.39

N E OPTIC NETWORK INC COM
                                           PURCHASE                 2,500.00           -30,000.00
                                           SALE                    -2,500.00                                 28,999.03

OGE ENERGY CORP COM
                                           PURCHASE                10,200.00          -267,418.50
                                           SALE                   -10,200.00                                279,649.17

OHSL FINL CORP COM
                                           PURCHASE                    50.00            -1,931.56
                                           SALE                       -50.00                                  1,580.88

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
OAK INDS INC COM NEW
                                           PURCHASE                19,590.00          -766,066.75
                                           SALE                   -19,590.00                                530,945.86

OLD KENT FNCL CORP COM
                                           PURCHASE                 9,300.00          -359,639.42
                                           SALE                    -9,300.00                                337,446.74

OMEGA PROTEIN CORP COM STK
                                           PURCHASE                 2,860.00           -45,760.00
                                           SALE                    -2,860.00                                 55,596.54

OMNIPOINT CORP COM STK
                                           PURCHASE                   400.00            -6,984.90
                                           SALE                      -400.00                                  3,519.93

ON-POINT TECH SYS INC
                                           PURCHASE                 1,000.00            -2,154.95
                                           SALE                    -1,000.00                                  2,969.95

ONSALE INC COM STK
                                           PURCHASE                 1,200.00           -74,077.35
                                           SALE                    -1,200.00                                 80,864.98

ORGANOGENESIS INC COM
                                           PURCHASE                   200.00            -5,892.45
                                           SALE                      -200.00                                  3,169.94

PAB BANKSHARES INC CDT-CAP STK
                                           PURCHASE                    50.00            -1,681.56
                                           SALE                       -50.00                                  1,743.38

P C QUOTE INC NEW COM
                                           PURCHASE                   660.00            -2,534.90
                                           SALE                      -660.00                                  2,444.96

PSS WORLD MED INC COM STK
                                           FREE REC/DEL            51,800.00
                                           PURCHASE                 1,500.00           -18,599.58
                                           SALE                   -53,300.00                                780,947.87

PK ELECTROCHEMICAL CORP COM
                                           PURCHASE                 4,500.00          -126,933.75
                                           SALE                    -4,500.00                                 92,955.64

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
PARTY CY CORP COM
                                           PURCHASE                   400.00            -7,197.40
                                           SALE                      -400.00                                  7,719.79

PAYLESS SHOESHOURCE INC COM
                                           PURCHASE                 3,100.00          -192,262.00
                                           SALE                    -3,100.00                                143,008.15

PAYMENTECH INC COM STK
                                           PURCHASE                   150.00            -3,051.30
                                           SALE                      -150.00                                  2,789.98

PEDIATRIX MED GROUP INC COM
                                           PURCHASE                 5,800.00          -240,422.48
                                           SALE                    -5,800.00                                248,913.93

PENCORP FINL GROUP INC COM
                                           PURCHASE                 3,500.00            -8,636.25
                                           SALE                    -3,500.00                                  9,300.91

PENTON MEDIA INC COM
                                           FREE REC/DEL               700.00
                                           SALE                      -700.00                                 10,940.92

PEOPLES BNK BRIDGEPORT CONN COM
                                           PURCHASE                 3,500.00          -122,937.50
                                           SALE                    -3,500.00                                 89,383.86

PERCLOSE INC COM
                                           PURCHASE                 3,900.00           -85,473.38
                                           SALE                    -3,900.00                                 93,055.02

PEREGRINE SYS INC COM STK
                                           PURCHASE                   500.00           -12,123.70
                                           SALE                      -500.00                                 12,969.61

PERKIN ELMER CORP CL G WT EXP 06-30-2000
                                           FREE REC/DEL                30.00
                                           SALE                       -30.00                                    106.90

PETCO ANIMAL SUPPLIES INC COM
                                           PURCHASE                   200.00            -4,053.44
                                           SALE                      -200.00                                  1,726.74

PETRO DEV CORP COM
                                           PURCHASE                 2,000.00           -10,737.14
                                           SALE                    -2,000.00                                 10,887.48

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ADR PFEIFFER VACUUM TECH AG SPONSORED
                                           PURCHASE                 5,300.00          -269,834.96
                                           SALE                    -5,300.00                                311,112.33

PHARMERICA INC COM STK
                                           FREE REC/DEL            11,149.95
                                           SALE                   -11,149.95                                138,336.57

PHYSICIANS RELIANCE NETWORK COM
                                           PURCHASE                 5,000.00           -53,958.50
                                           SALE                    -5,000.00                                 43,936.01

PIVOT RULES INC COM STK
                                           PURCHASE                 1,000.00            -4,404.95
                                           SALE                    -1,000.00                                  3,283.73

PLAYTEX PROD INC COM STK
                                           PURCHASE                11,600.00          -142,872.88
                                           SALE                   -11,600.00                                149,984.15

PLAYBOY ENTERPRISES INC CL B
                                           PURCHASE                   300.00            -5,148.70
                                           SALE                      -300.00                                  5,669.86

PLATINUM ENTMT INC COM STK PAR $0.001
                                           PURCHASE                   150.00            -1,079.95
                                           SALE                      -150.00                                    663.77

#REORG POCAHONTAS FED SVS EXCH POCAHONTA
BANCRP RT 4.0245/CORP EFF 4-1-98 2739086
                                           FREE REC/DEL              -390.00
                                           PURCHASE                   390.00           -15,911.73

POLLO TROPICAL INC COM STK
                                           PURCHASE                   400.00            -3,136.11
                                           SALE                      -400.00                                  3,162.98

PRECISION DRILLING CORP COM
                                           PURCHASE                 2,000.00           -38,350.47
                                           SALE                    -2,000.00                                 37,339.17

#REORG PRESTIGE FINL CORP COM EXCH
COMMERCE BANCRP NJ @.397 ST MGR 2194773
                                           PURCHASE                   100.00            -1,694.06
                                           SALE                      -100.00                                  1,605.88

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
PRIMADONNA RESORTS INC COM
                                           PURCHASE                   500.00            -8,709.14
                                           SALE                      -500.00                                  6,876.06

##PROFFITTS INC COM N/C SAKS INC EFF
9-17-98 SEE 2787622
                                           FREE REC/DEL              -200.00
                                           PURCHASE                14,100.00          -557,581.45
                                           SALE                   -13,900.00                                590,614.72

PROJ SOFTWARE & DEV INC COM
                                           PURCHASE                   900.00           -16,229.95
                                           SALE                      -900.00                                 25,225.45

PROVANT INC COM STK
                                           PURCHASE                   200.00            -2,029.95
                                           SALE                      -200.00                                  2,757.45

RSL COMMUNICATIONS LTD CL A COM STK
                                           PURCHASE                32,000.00          -791,884.07
                                           SALE                   -32,000.00                              1,091,771.06

RADIUS INC COM
                                           FREE REC/DEL             2,000.00
                                           SALE                    -2,000.00                                  5,314.81

RADISYS CORP COM STK
                                           PURCHASE                17,400.00          -639,450.00
                                           SALE                   -17,400.00                                427,076.72

RAMTRON INTL CORP COM
                                           PURCHASE                 1,000.00            -4,998.65
                                           SALE                    -1,000.00                                  1,969.98

#REORG R H D CORP COM EXCH FOR R H D
CORP NEW AT .20 EFF 8/24/98 SEE #2755385
                                           FREE REC/DEL             7,100.00
                                           SALE                    -7,100.00                                 22,751.89

RECOTON CORP COM
                                           PURCHASE                   200.00            -2,753.86
                                           SALE                      -200.00                                  4,447.56

REDOX TECH CORP COM STK
                                           PURCHASE                   400.00              -986.97
                                           SALE                      -400.00                                    477.75

                                   -627-
                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
REGAL-BELOIT CORP COM
                                           PURCHASE                 3,000.00           -87,435.00
                                           SALE                    -3,000.00                                 92,936.90

REMEC INC COM STK PAR $0.01
                                           PURCHASE                 8,800.00          -186,161.36
                                           SALE                    -8,800.00                                219,354.68

RENAISSANCE WORLDWIDE INC COM STK
                                           PURCHASE                25,300.00          -672,850.75
                                           SALE                   -25,300.00                                438,833.91

RESTORATION HARDWARE INC DEL COM
                                           PURCHASE                11,610.00          -300,942.89
                                           SALE                   -11,610.00                                200,202.76

RES AMER INC COM NEW
                                           FREE REC/DEL            12,140.00
                                           PURCHASE                12,550.00          -608,986.74
                                           SALE                   -24,690.00                                476,722.19

RIVIERA TOOL CO COM
                                           PURCHASE                   200.00            -2,330.01
                                           SALE                      -200.00                                  2,022.64

ROBBINS & MYERS INC COM
                                           PURCHASE                 3,200.00          -122,826.50
                                           SALE                    -3,200.00                                105,624.31

ROCKWELL MED TECHNOLOGIES INC COM
                                           PURCHASE                 2,000.00            -4,117.00
                                           SALE                    -2,000.00                                  2,632.90

ROCKY MTN INTERNET INC COM STK
                                           PURCHASE                   900.00            -6,103.65
                                           SALE                      -900.00                                  8,182.27

RADICA GAMES LTD ORD ISIN#BMG7342H1079
                                           PURCHASE                    80.00            -1,584.06
                                           SALE                       -80.00                                  1,337.13

ROPER INDS INC COM NEW
                                           PURCHASE                 3,700.00          -100,530.75
                                           SALE                    -3,700.00                                 91,766.18

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ADR ROSTELECOM LONG DISTANCE & INTL
TELCOM OPEN JT STK CO ISIN#US7785291078
                                           PURCHASE                 1,000.00           -21,178.94
                                           SALE                    -1,000.00                                 16,404.34

RUBY TUESDAY INC COM
                                           PURCHASE                 5,700.00           -79,914.00
                                           SALE                    -5,700.00                                 91,141.63

RUSH ENTERPRISES INC COM
                                           PURCHASE                 1,000.00           -14,029.95
                                           SALE                    -1,000.00                                  9,469.73

SCPIE HLDGS INC COM
                                           PURCHASE                   600.00           -20,412.00
                                           SALE                      -600.00                                 17,724.90

SDL INC COM
                                           PURCHASE                31,200.00          -698,615.24
                                           SALE                   -31,200.00                                489,113.22

#REORG SIS BANCORP INC COM STK EXCH
PEOPLE HERITAGE BANK COM 1-1-99 2707358
                                           PURCHASE                 1,200.00           -48,411.50
                                           SALE                    -1,200.00                                 60,873.97

SM&A CORP COM
                                           PURCHASE                 1,400.00           -37,187.50
                                           SALE                    -1,400.00                                 17,660.41

SABRATEK CORP COM
                                           PURCHASE                25,700.00          -828,722.94
                                           SALE                   -25,700.00                                392,054.15

ST JOHN KNITS INC COM
                                           PURCHASE                   200.00            -3,379.95
                                           SALE                      -200.00                                  3,907.41

ST MARY LD & EXPL CO COM
                                           PURCHASE                13,650.00          -479,092.89
                                           SALE                   -13,650.00                                444,873.78

SAKS INC COM
                                           FREE REC/DEL               282.00
                                           SALE                      -282.00                                  7,299.12

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
SANCHEZ COMPUTER ASSOC INC COM STK
                                           PURCHASE                   900.00           -19,864.81
                                           SALE                      -900.00                                 24,170.23

SAPIENT CORP COM
                                           FREE REC/DEL             1,800.00
                                           PURCHASE                 8,300.00          -466,881.88
                                           SALE                   -10,100.00                                339,499.78

#REORG SCUDDER GLOBAL DISCOVERY FD EXCH
GLOBAL INTL FD DISCOVERY SCUDDER 2349244
                                           PURCHASE                   746.46           -16,900.00
                                           SALE                      -746.46                                 16,250.56

#REORG/SEALED ARI CORP EXCHG FOR SEALED
(NEW) RT 1 FOR 1 EFF 3-31-98 SEC 2814349
                                           FREE REC/DEL              -100.00
                                           PURCHASE                   100.00            -6,736.20

##SECURITY CAP PAC TR SBI N/C ARCHSTONE
CMNTY TR EFF 7-6-98 SEC 2023979
                                           PURCHASE                   507.39           -12,608.24
                                           SALE                      -507.39                                 11,515.39

SEGUE SOFTWARE INC COM
                                           PURCHASE                49,400.00          -719,080.96
                                           SALE                   -49,400.00                                796,822.05

SEMICONDUCTOR LASER INTL CORP COM STK
                                           PURCHASE                   900.00            -1,780.46
                                           SALE                      -900.00                                  1,228.82

SEQUUS PHARMACEUTICALS INC COM
                                           PURCHASE                   150.00            -1,717.45
                                           SALE                      -150.00                                  1,610.62

#REORG SERVICO INC FLA COM EXCH LODGIAN
INC AT RT 1.0 STK MGR 12-11-98 #2479151
                                           PURCHASE                 4,300.00           -91,461.00
                                           SALE                    -4,300.00                                 52,458.24

SHOLODGE INC COM
                                           PURCHASE                 1,000.00            -9,962.77
                                           SALE                    -1,000.00                                 10,399.12

SIERRA HEALTH SERVICES INC COM
                                           PURCHASE                 5,000.00          -111,299.00
                                           SALE                    -5,000.00                                 82,037.50

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
SILICON VAL BANCSHARES COM N.P
                                           FREE REC/DEL            10,860.00
                                           PURCHASE                11,860.00          -677,911.91
                                           SALE                   -22,720.00                                429,915.38

SILVER STD RES INC COM
                                           PURCHASE                   500.00            -2,154.95
                                           SALE                      -500.00                                  1,719.99

SITEL CORP COM
                                           PURCHASE                 1,000.00           -13,029.95
                                           SALE                    -1,000.00                                 10,907.17

SMART CHOICE AUTOMOTIVE GROUP INC COM
NEW
                                           FREE REC/DEL                55.00
                                           SALE                       -55.00                                    293.16

SMITH A.O CORP COM
                                           FREE REC/DEL             1,050.00
                                           PURCHASE                 3,200.00          -152,592.23
                                           SALE                    -4,250.00                                116,908.27

SMITH INTL INC COM
                                           PURCHASE                    75.00            -4,492.45
                                           SALE                       -75.00                                  4,244.90

SNYDER OIL CORP COM
                                           PURCHASE                 7,300.00          -150,014.75
                                           SALE                    -7,300.00                                157,328.00

TRITON ENERGY LTD CL A ORD
                                           PURCHASE                   117.00            -3,999.36
                                           SALE                      -117.00                                  1,182.65

SOFTWORKS INC COM
                                           PURCHASE                16,000.00          -112,000.00
                                           SALE                   -16,000.00                                 80,310.11

SONIC CORP COM
                                           FREE REC/DEL             1,100.00
                                           PURCHASE                 2,200.00           -67,144.00
                                           SALE                    -3,300.00                                 70,994.11

#REORG SONASIGHT INC COM STK N/C
SONOSITE INC EFF 11-24-98 SEE 2828415
                                           FREE REC/DEL             8,876.66
                                           SALE                    -8,876.66                                 71,311.43

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
S.WESTN ENERGY CO COM
                                           PURCHASE                 6,800.00           -82,161.00
                                           SALE                    -6,800.00                                 75,530.51

SPATIALIZER AUDIO LABS INC COM
                                           PURCHASE                 5,000.00            -3,578.88
                                           SALE                    -5,000.00                                  3,900.95

SPORTSTAR MARKETING INC COM STK
                                           PURCHASE                 1,000.00            -1,717.45
                                           SALE                    -1,000.00                                    120.04

SPORTSLINE USA INC COM STK
                                           PURCHASE                12,490.00          -469,561.20
                                           SALE                   -12,490.00                                261,450.70

SPORTS AUTH COM
                                           PURCHASE                10,900.00          -213,316.68
                                           SALE                   -10,900.00                                128,586.71

STAFF LEASING INC COM
                                           PURCHASE                22,720.00          -648,380.58
                                           SALE                   -22,720.00                                399,967.00

STAGE STORES INC COM
                                           PURCHASE                 5,800.00          -282,441.50
                                           SALE                    -5,800.00                                133,705.25

STAR TELECOMMUNICATIONS INC COM STK
                                           PURCHASE                 1,000.00           -35,529.95
                                           SALE                    -1,000.00                                 30,969.00

STANLEY FURNITURE CO INC NEW COM
                                           PURCHASE                   550.00           -11,304.95
                                           SALE                      -550.00                                 14,544.56

STARTER CORP COM
                                           PURCHASE                 3,000.00            -7,590.00
                                           SALE                    -3,000.00                                  5,722.30

STRATEGIA CORP COM STK
                                           PURCHASE                 1,000.00            -9,404.95
                                           SALE                    -1,000.00                                  4,657.39

STRUCTURAL DYNAMICS RESCH CORP CL A COM
                                           FREE REC/DEL                62.00
                                           SALE                       -62.00                                  1,518.94

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
SUPERIOR ENERGY SVCS INC COM
                                           PURCHASE                63,600.00          -610,657.06
                                           SALE                   -63,600.00                                344,985.10

#REORG SWISSRAY INTL INC COM EXCH
SWISSRAY INTL INC NEW R/SPLIT 2851371
                                           FREE REC/DEL            -2,000.00
                                           PURCHASE                 2,000.00            -1,708.30

SWIFT TRANSN INC COM
                                           PURCHASE                 9,400.00          -235,819.00
                                           SALE                    -9,400.00                                180,455.96

SYBRON INTL CORP WIS
                                           FREE REC/DEL             4,000.00
                                           PURCHASE                 4,000.00          -207,290.00
                                           SALE                    -8,000.00                                136,495.44

SYS & COMPUTER TECH CORP COM
                                           FREE REC/DEL             7,530.00
                                           PURCHASE                10,730.00          -511,997.13
                                           SALE                   -18,260.00                                537,394.23

TCA CABLE TV INC COM
                                           PURCHASE                13,360.00          -367,750.45
                                           SALE                   -13,360.00                                315,194.32

TALBOTS INC COM
                                           PURCHASE                 5,400.00          -136,154.26
                                           SALE                    -5,400.00                                124,000.35

TECHNICLONE INTL CORP NEW COM
                                           PURCHASE                10,000.00           -14,987.00
                                           SALE                   -10,000.00                                 10,730.72

TECHNITROL INC COM
                                           PURCHASE                 4,200.00          -136,695.03
                                           SALE                    -4,200.00                                 84,125.69

TELEPARTNER A/S SPONSORED ADR COM STK
                                           PURCHASE                 1,000.00            -5,834.56
                                           SALE                    -1,000.00                                  2,969.95

TELEBANC FINL CORP COM
                                           PURCHASE                   200.00            -4,529.95
                                           SALE                      -200.00                                  4,044.91

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
TELEGLOBE INC COM
                                           FREE REC/DEL               400.00
                                           PURCHASE                   300.00            -8,579.95
                                           SALE                      -700.00                                 17,002.02

ADR TELECOMMUNICACOES BRASILEIRAS
SA SPONSORED
                                           PURCHASE                   100.00           -11,861.20
                                           SALE                      -100.00                                 11,863.40

TELESPECTRUM WORLDWIDE INC COM
                                           PURCHASE                 1,325.00            -7,782.65
                                           SALE                    -1,325.00                                  7,578.74

THEGLOBE COM INC COM
                                           PURCHASE                 1,000.00           -88,029.95
                                           SALE                    -1,000.00                                 41,324.90

THERMO BIOANALYSIS CORP COM
                                           PURCHASE                 1,600.00           -24,417.00
                                           SALE                    -1,600.00                                 13,583.54

THINK NEW IDEAS INC COM
                                           PURCHASE                   800.00           -26,772.40
                                           SALE                      -800.00                                 22,169.31

TITAN EXPL INC COM
                                           PURCHASE                16,700.00          -200,688.91
                                           SALE                   -16,700.00                                138,685.40

#REORG TELEDATA COMMUNICATION LTD ORD SH
EXCH FOR CASH 15.75/SHR EFF 11-5-98
                                           PURCHASE                 1,500.00           -24,966.16
                                           SALE                    -1,500.00                                 12,798.32

TOMPKINS CNTY TRUSTCO INC COM STK PAR
$1.666
                                           PURCHASE                    50.00            -2,225.31
                                           SALE                       -50.00                                  2,237.11

TRANS WORLD ENTMT CORP COM
                                           PURCHASE                17,280.00          -461,328.75
                                           SALE                   -17,280.00                                375,932.97

TRANSACTION NETWORK SERVICES
                                           PURCHASE                 4,100.00          -107,112.50
                                           SALE                    -4,100.00                                 90,615.17

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
TRAVEL SVCS INTL INC COM STK
                                           PURCHASE                 2,100.00           -73,477.11
                                           SALE                    -2,100.00                                 21,601.74

#REORG TRIANGLE PAC COM EXCH FOR CASH RT
55.50/SHR EFF 7-24-98
                                           PURCHASE                 1,500.00           -67,312.50
                                           SALE                    -1,500.00                                 82,420.38

24 / 7 MEDIA INC COM STK
                                           PURCHASE                 1,000.00           -14,000.00
                                           SALE                    -1,000.00                                 20,624.31

USN COMMUNICATIONS INC COM
                                           PURCHASE                29,550.00          -476,275.48
                                           SALE                   -29,550.00                                472,784.24

USG CORP COM STK FOR ACCT 22-44131 ONLY
FOR SUPPLEMENTAL PLAN PURPOSES ONLY
                                           FREE REC/DEL           -12,400.00
                                           PURCHASE                12,400.00          -608,535.44

US TR CORP NEW
                                           PURCHASE                 1,000.00           -60,145.00
                                           SALE                    -1,000.00                                 76,164.96

U S CRUDE LTD COM
                                           PURCHASE                   200.00            -1,240.37
                                           SALE                      -200.00                                    515.27

US LEC CORP CL A COM STK
                                           PURCHASE                33,230.00          -599,759.83
                                           SALE                   -33,230.00                                561,238.29

UNITED HERITAGE CORP COM
                                           PURCHASE                   500.00              -386.00
                                           SALE                      -500.00                                    470.03

UNITED RD SVCS INC COM STK
                                           PURCHASE                61,320.00        -1,008,819.40
                                           SALE                   -61,320.00                              1,059,047.27

U S HOME CORP NEW COM
                                           PURCHASE                 3,600.00          -141,456.20
                                           SALE                    -3,600.00                                116,102.41

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
US IND INC NEW COM
                                           PURCHASE                22,800.00          -438,126.05
                                           SALE                   -22,800.00                                313,870.28

UNITED STATIONERS INC COM
                                           PURCHASE                11,100.00          -642,507.95
                                           SALE                   -11,100.00                                657,617.56

#REORG/UNIVIEW TECH CORP CO EXCH UNIVIEW
TECH CORP RT 0.1/REV SP 4-24-98 2884478
                                           FREE REC/DEL            -1,000.00
                                           PURCHASE                 1,000.00              -467.45

URSUS TELECOM CORP COM
                                           PURCHASE                 1,000.00           -11,029.95
                                           SALE                    -1,000.00                                  4,094.91

##ADR/VAAL REEFS EXLORATION & MNG CO
CHGD ANGLOGOLD EFF 3-30-98 SEC 2021507
                                           FREE REC/DEL            -1,000.00
                                           PURCHASE                 1,000.00            -4,447.09

VALUE CY DEPT STORES INC COM
                                           PURCHASE                50,100.00          -669,813.25
                                           SALE                   -50,100.00                                499,191.60

VAL NATL BANCORP COM
                                           PURCHASE                 2,100.00           -61,648.25
                                           SALE                    -2,100.00                                 74,243.02

#REORG VANSTAR CORP COM EXCH INACOM CORP
@.64 MGR 2-17-99 SEE 2-415274
                                           PURCHASE                   700.00            -8,546.10
                                           SALE                      -700.00                                  9,096.04

VERISIGN INC COM STK
                                           PURCHASE                16,140.00          -494,549.48
                                           SALE                   -16,140.00                                521,658.94

VIATEL INC COM
                                           PURCHASE                 1,000.00            -8,521.36
                                           SALE                    -1,000.00                                 14,336.81

VESTCOM INTL INC COM STK
                                           PURCHASE                 1,000.00            -7,017.27
                                           SALE                    -1,000.00                                 10,160.86

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
VISIONEER COMMUNICATIONS INC COM
                                           PURCHASE                 2,100.00            -6,538.58
                                           SALE                    -2,100.00                                  7,176.69

ADR VOLKSWAGEN SPONSORED REPR 1/5 ORD SH
                                           PURCHASE                   300.00           -50,248.50
                                           SALE                      -300.00                                 48,899.86

WEBS INDEX FD INC MALAYSIA SER
                                           PURCHASE                 1,000.00            -4,447.09
                                           SALE                    -1,000.00                                  4,177.76

WABASH NATL CORP COM
                                           PURCHASE                45,870.00        -1,325,898.78
                                           SALE                   -45,870.00                                982,802.82

WADDELL & REED FINL INC CL B COM STK
                                           FREE REC/DEL             1,297.97
                                           SALE                    -1,297.97                                 27,605.16

WALTER INDS INC COM
                                           PURCHASE                34,560.00          -637,259.00
                                           SALE                   -34,560.00                                635,365.22

#REORG WASH WTR PWR CO COM N/C AVISTA
CORP EFF 1-4-99 2042750
                                           PURCHASE                 6,800.00          -151,142.41
                                           SALE                    -6,800.00                                124,856.75

WAUSAU-MOSINEE PAPER CORP COM STK
                                           FREE REC/DEL               420.00
                                           SALE                      -420.00                                  9,655.97

WESTERNBANK P R COM STK
                                           FREE REC/DEL               300.00
                                           PURCHASE                   300.00            -9,029.95
                                           SALE                      -600.00                                  9,232.24

WESTOWER CORP COM STK
                                           PURCHASE                   200.00            -6,189.67
                                           SALE                      -200.00                                  4,744.89

W. PT STEVENS INC COM STK
                                           PURCHASE                24,100.00          -811,618.25
                                           SALE                   -24,100.00                                729,334.96

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
WHITNEY HLDG CORP COM
                                           PURCHASE                 1,000.00           -49,848.10
                                           SALE                    -1,000.00                                 39,228.69

WINFIELD CAP CORP COM STK
                                           PURCHASE                   500.00            -4,529.95
                                           SALE                      -500.00                                  5,913.76

WOLVERINE TUBE INC COM STK
                                           PURCHASE                 7,200.00          -278,279.25
                                           SALE                    -7,200.00                                232,597.57

##WORLD ACCESS INC COM N/C WORLD ACCESS
INC (NEW) 10-28-98 SEE 2945447
                                           PURCHASE                22,000.00          -777,161.22
                                           SALE                   -22,000.00                                356,420.95

##WORLDCOM INC GA WORLDCOM INC GA COM
N/C MCI WORLDCOM INC EFF 9-14-98 2519603
                                           FREE REC/DEL              -685.00
                                           PURCHASE                   685.00           -31,705.55

WORLDPORT COMMUNICATIONS INC COM
                                           PURCHASE                   800.00           -10,359.90
                                           SALE                      -800.00                                 10,769.69

X-RITE INC COM
                                           PURCHASE                   400.00            -6,229.95
                                           SALE                      -400.00                                  6,244.84

XTRA CORP COM
                                           PURCHASE                 4,900.00          -279,105.00
                                           SALE                    -4,900.00                                299,117.02

XYBERNAUT CORP COM STK
                                           PURCHASE                 1,500.00           -15,434.90
                                           SALE                    -1,500.00                                 11,330.30

#REORG XPEDITE SYS INC COM STK EXCH FOR
PREMIERE TECH RT 1.165 SEE SEC #2746723
                                           PURCHASE                   300.00            -9,160.59
                                           SALE                      -300.00                                  7,867.20

YORK RESCH CORP COM $1.00
                                           PURCHASE                 3,100.00           -13,051.90
                                           SALE                    -3,100.00                                 13,960.11

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
YORK INTL CORP NEW COM
                                           PURCHASE                   200.00            -9,042.45
                                           SALE                      -200.00                                  7,969.78

#REORG/YURIE SYS EXCHANGED FOR CASH A
RATE $35.00/SH 5-29-98
                                           PURCHASE                 1,050.00           -27,966.87
                                           SALE                    -1,050.00                                 36,210.86

ZAPATA CORP COM NEW
                                           PURCHASE                 1,490.00           -31,613.85
                                           SALE                    -1,490.00                                 11,870.69

ADR ZENECA GROUP PLC
                                           PURCHASE                   250.00            -9,858.08
                                           SALE                      -250.00                                  9,735.35

ZERO CORP COM
                                           FREE REC/DEL            -1,250.00
                                           PURCHASE                 1,250.00           -36,248.45

ZIFF-DAVIS INC COM STK
                                           PURCHASE                26,210.00          -431,108.83
                                           SALE                   -26,210.00                                393,594.55

USA NETWORKS INC COM STK
                                           PURCHASE                26,500.00          -548,777.51
                                           SALE                   -26,500.00                                684,974.97

##USA WASTE SVCS INC COM STK N/C WASTE
MGMT INC EFF 7-15-98 SEE SEC 2902927
                                           FREE REC/DEL           -31,238.00
                                           PURCHASE                31,238.00        -1,506,276.73

ADVANCE PARADIGM INC COM
                                           PURCHASE                   200.00            -8,029.95
                                           SALE                      -200.00                                  7,169.81

FHLMC MULTICLASS SER 1626 CL PN 5.8 MTG
PARTN CTF DUE 01-15-2006 REG
                                           PURCHASE             1,000,000.00          -998,750.00
                                           SALE                -1,000,000.00                              1,004,687.50

FHLMC GROUP #G00708 8.0 MTG PARTN CTF
DUE 05-01-2027 REG
                                           PURCHASE             4,019,163.16        -4,164,857.81
                                           SALE                -4,019,163.16                              4,160,722.31

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #C80208 8.0 MTG PARTN CTF
DUE 09-01-2024 REG
                                           PURCHASE               163,893.50          -169,834.64
                                           SALE                  -163,893.50                                169,604.16

FHLMC MULTICLASS SER 1920 CL LA 6.5 MTG
PARTN CTF DUE 08-15-2016 REG
                                           PURCHASE             1,000,000.00        -1,000,625.00
                                           SALE                -1,000,000.00                              1,000,000.00

FHLMC GROUP #G0-0286 8.0 MTG PARTN CTF
DUE 02-01-2025 REG
                                           PURCHASE               317,699.27          -329,215.87
                                           SALE                  -317,699.27                                328,769.10

FHLMC GROUP #C80229 8.0 MTG PARTN CTF
DUE 10-01-2024 REG
                                           PURCHASE               476,070.97          -493,328.54
                                           SALE                  -476,070.97                                493,477.31

FHLMC GROUP #G00245 8.0 MTG PARTN CTF
DUE 08-01-2024 REG
                                           PURCHASE               439,446.81          -455,376.76
                                           SALE                  -439,446.81                                454,758.78

FHLMC TBA GOLD POOL #9999999 7.5
11-01-2028
                                           PURCHASE             1,500,000.00        -1,537,500.00
                                           SALE                -1,500,000.00                              1,535,390.63

FHLMC GROUP #790005 5.839 MTG PARTN CTF
DUE 02-01-2018 REG
                                           PURCHASE             1,024,623.20        -1,024,303.01
                                           SALE                -1,024,623.20                              1,027,825.15

FHLMC MULTICLASS SER 1768 CL PG 7.5 MTG
PARTN CTF DUE 03-15-2022 REG
                                           FREE REC/DEL        -7,000,000.00
                                           PURCHASE             7,000,000.00        -7,230,234.38

FHLMC MULTICLASS SER 1513 CL H 6.1 MTG
PARTN CTF DUE 12-15-2004 REG
                                           PURCHASE             1,500,000.00        -1,503,515.63
                                           SALE                -1,500,000.00                              1,503,689.81

FHLMC GROUP #G00289 8.0 MTG PARTN CTF
DUE 01-01-2025 REG
                                           PURCHASE               523,767.65          -542,754.23
                                           SALE                  -523,767.65                                542,917.90

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #G0-0362 8.0 MTG PARTN CTF
DUE 06-01-2025 REG
                                           PURCHASE               344,489.58          -356,977.33
                                           SALE                  -344,489.58                                356,492.89

FHLMC GROUP #C80345 8.0 MTG PARTN CTF
DUE 09-01-2025 REG
                                           PURCHASE               284,745.80          -295,067.84
                                           SALE                  -284,745.80                                294,667.41

FHLMC GROUP #D63508 8.0 MTG PARTN CTF
DUE 09-01-2025 REG
                                           PURCHASE               146,580.16          -151,893.69
                                           SALE                  -146,580.16                                151,687.56

FHLMC GROUP #C00413 8.0 MTG PARTN CTF
DUE 08-01-2025 REG
                                           PURCHASE               668,763.06          -693,005.73
                                           SALE                  -668,763.06                                692,065.27

FHLMC MULTICLASS SER 1971 CL E 7.5 MTG
PARTN CTF DUE 01-20-2024 REG
                                           FREE REC/DEL          -797,183.40
                                           PURCHASE             1,000,000.00        -1,017,031.25
                                           SALE                  -202,816.60                                202,816.60

FHLMC GROUP #C8-0356 8.0 MTG PARTN CTF
DUE 10-01-2025 REG
                                           PURCHASE                30,788.66           -31,904.75
                                           SALE                   -30,788.66                                 31,861.45

FHLMC GROUP #C00431 8.0 MTG PARTN CTF
DUE 11-01-2025 REG
                                           PURCHASE               347,046.83          -359,627.28
                                           SALE                  -347,046.83                                359,139.24

FHLMC GROUP #D6-1504 8.0 MTG PARTN CTF
DUE 07-01-2025 REG
                                           PURCHASE               248,260.31          -257,259.75
                                           SALE                  -248,260.31                                256,910.63

FHLMC GROUP #C0-0442 7.0 MTG PARTN CTF
DUE 01-01-2026 REG
                                           PURCHASE               504,999.68          -517,309.05
                                           SALE                  -504,999.68                                515,573.11

FHLMC GROUP #G0-0405 8.0 MTG PARTN CTF
DUE 09-01-2025 REG
                                           PURCHASE               558,166.90          -578,400.45
                                           SALE                  -558,166.90                                578,574.88

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #D6-6269 8.0 MTG PARTN CTF
DUE 11-01-2025 REG
                                           PURCHASE               415,144.02          -430,192.99
                                           SALE                  -415,144.02                                429,609.19

FHLMC GROUP #G00673 8.0 MTG PARTN CTF
DUE 02-01-2027 REG
                                           PURCHASE               303,127.21          -314,115.57
                                           SALE                  -303,127.21                                313,689.30

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 10-01-2028 REG
                                           PURCHASE             6,500,000.00        -6,682,500.00
                                           SALE                -6,500,000.00                              6,672,265.63

FNMA REMIC TR SER 98-M4 CL C 6.527 MTG
PARTN CTF DUE 05-25-2030 REG
                                           PURCHASE             1,070,000.00        -1,076,185.94
                                           SALE                -1,070,000.00                              1,057,962.50

FHLMC GROUP #D61802 8.0 MTG PARTN CTF
DUE 06-01-2025 REG
                                           PURCHASE               354,856.41          -367,719.95
                                           SALE                  -354,856.41                                367,220.94

FHLMC GROUP #D71726 7.5 MTG PARTN CTF
DUE 06-01-2026 REG
                                           PURCHASE               149,477.64          -153,541.56
                                           SALE                  -149,477.64                                153,471.49

FHLMC TBA GOLD GROUP #9999999 6.5 MTG
PARTN CTF DUE 07-01-2028 REG
                                           PURCHASE             1,060,000.00        -1,052,050.00
                                           SALE                -1,060,000.00                              1,058,343.75

FHLMC TBA GOLD GROUP #9999999 6.5 MTG
PARTN CTF DUE 06-01-2028 REG
                                           PURCHASE             1,060,000.00        -1,050,062.50
                                           SALE                -1,060,000.00                              1,053,043.75

FHLMC TBA GOLD POOL #9999999 6
11-01-2028
                                           PURCHASE             5,000,000.00        -4,948,437.50
                                           SALE                -5,000,000.00                              4,925,000.00

FHLMC MULTICLASS SER 1933 CL PB 6.5 MTG
PARTN CTF DUE 05-15-2016 REG
                                           FREE REC/DEL        -2,000,000.00
                                           PURCHASE             2,000,000.00        -2,014,375.00

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #D86605 7.5 MTG PARTN CTF
DUE 02-01-2028 REG
                                           PURCHASE               479,739.74          -492,782.66
                                           SALE                  -479,739.74                                492,557.78

FHLMC GOLD TBA GROUP #9999999 7.5 MTG
PARTN CTF DUE 12-01-2027 REG
                                           PURCHASE             1,770,000.00        -1,805,400.00
                                           SALE                -1,770,000.00                              1,808,926.17

FHLMC GROUP #G00307 8.0 MTG PARTN CTF
DUE 02-01-2025 REG
                                           PURCHASE               573,939.24          -594,744.54
                                           SALE                  -573,939.24                                594,923.89

FHLMC GROUP #G00416 8.0 MTG PARTN CTF
DUE 10-01-2025 REG
                                           PURCHASE                24,588.63           -25,479.97
                                           SALE                   -24,588.63                                 25,445.39

FHLMC GROUP #G00729 8.0 MTG PARTN CTF
DUE 06-01-2027 REG
                                           PURCHASE               470,142.80          -487,185.48
                                           SALE                  -470,142.80                                487,332.40

FHLMC GROUP #A01779 8.0 MTG PARTN CTF
DUE 05-01-2008 REG
                                           PURCHASE               383,272.95          -397,166.59
                                           SALE                  -383,272.95                                396,627.62

FHLMC GROUP #C00619 7.5 MTG PARTN CTF
DUE 05-01-2028 REG
                                           PURCHASE             1,312,861.00        -1,347,733.87
                                           SALE                -1,312,861.00                              1,343,682.46

FHLMC GROUP #C10079 7.5 MTG PARTN CTF
DUE 05-01-2028 REG
                                           PURCHASE                68,839.00           -70,667.54
                                           SALE                   -68,839.00                                 70,455.10

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 01-01-2028 REG
                                           PURCHASE             2,725,000.00        -2,780,755.47
                                           SALE                -2,725,000.00                              2,807,493.16

FHLMC GROUP #E00518 6.0 MTG PARTN CTF
DUE 11-01-2012 REG
                                           PURCHASE               411,327.38          -405,800.17
                                           SALE                  -411,327.38                                407,422.98

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC MULTICLASS SER J CL J4 10.25 MTG
PARTN CTF DUE 12-31-2014 REG
                                           FREE REC/DEL           441,552.41
                                           SALE                  -441,552.41                                441,552.41

FHLMC GROUP #C80251 8.0 MTG PARTN CTF
DUE 01-01-2025 REG
                                           PURCHASE               174,868.89          -181,207.89
                                           SALE                  -174,868.89                                180,961.98

FHLMC GROUP #D58326 8.0 MTG PARTN CTF
DUE 01-01-2025 REG
                                           PURCHASE               237,994.02          -246,621.30
                                           SALE                  -237,994.02                                246,286.62

FHLMC GROUP #D60690 8.0 MTG PARTN CTF
DUE 06-01-2025 REG
                                           PURCHASE               499,726.64          -517,841.73
                                           SALE                  -499,726.64                                517,997.90

FHLMC GROUP #D84481 7.5 MTG PARTN CTF
DUE 12-01-2027 REG
                                           PURCHASE               925,000.00          -943,500.00
                                           SALE                  -925,000.00                                948,228.26

FHLMC GROUP #E68363 6.0 MTG PARTN CTF
DUE 12-01-2012 REG
                                           PURCHASE               122,619.99          -120,972.28
                                           SALE                  -122,619.99                                121,456.06

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 02-01-2028 REG
                                           PURCHASE             2,725,000.00        -2,805,257.81
                                           SALE                -2,725,000.00                              2,801,192.97

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 02-01-2028 REG
                                           PURCHASE             8,000,000.00        -8,271,250.00
                                           SALE                -8,000,000.00                              8,298,750.00

FHLMC GROUP #G00665 8.0 MTG PARTN CTF
DUE 12-01-2025 REG
                                           PURCHASE               612,370.99          -634,569.44
                                           SALE                  -612,370.99                                634,760.80

FHLMC GROUP #E68807 6.0 MTG PARTN CTF
DUE 01-01-2013 REG
                                           PURCHASE               867,380.31          -855,724.89
                                           SALE                  -867,380.31                                859,146.97

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #G00855 8.0 MTG PARTN CTF
DUE 01-01-2028 REG
                                           PURCHASE               231,702.88          -240,102.11
                                           SALE                  -231,702.88                                239,776.28

FHLMC MULTICLASS SER E3 CL A 6.324 MTG
PARTN CTF DUE 08-15-2032 REG
                                           FREE REC/DEL          -867,296.54
                                           PURCHASE               957,075.20          -958,122.00
                                           SALE                   -89,778.66                                 89,778.66

FHLMC MULTICLASS SER 1433 CL 1433-Z 7
02-15-2022
                                           FREE REC/DEL        -1,511,289.60
                                           PURCHASE             1,511,289.60        -1,536,320.33

FHLMC GROUP #C00586 7.5 MTG PARTN CTF
DUE 02-01-2028 REG
                                           PURCHASE               566,255.96          -580,589.31
                                           SALE                  -566,255.96                                581,474.09

FHLMC GROUP #D83589 7.5 MTG PARTN CTF
DUE 11-01-2027 REG
                                           PURCHASE               438,061.89          -448,876.54
                                           SALE                  -438,061.89                                449,732.13

FHLMC GROUP #D83911 7.5 MTG PARTN CTF
DUE 11-01-2027 REG
                                           PURCHASE                46,358.16           -47,502.63
                                           SALE                   -46,358.16                                 47,593.17

FHLMC GROUP #D83912 7.5 MTG PARTN CTF
DUE 11-01-2027 REG
                                           PURCHASE               203,461.39          -208,484.34
                                           SALE                  -203,461.39                                208,881.73

FHLMC GROUP #D84022 7.5 MTG PARTN CTF
DUE 11-01-2027 REG
                                           PURCHASE               741,790.25          -760,103.20
                                           SALE                  -741,790.25                                761,552.01

FHLMC GROUP #D84110 7.5 MTG PARTN CTF
DUE 11-01-2027 REG
                                           PURCHASE               190,104.54          -194,797.75
                                           SALE                  -190,104.54                                195,169.04

FHLMC GROUP #D84269 7.5 MTG PARTN CTF
DUE 12-01-2027 REG
                                           PURCHASE               756,758.57          -775,441.05
                                           SALE                  -756,758.57                                776,919.09

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #D84483 7.5 MTG PARTN CTF
DUE 12-01-2027 REG
                                           PURCHASE               199,436.74          -204,360.33
                                           SALE                  -199,436.74                                204,749.86

FHLMC GROUP #D84575 7.5 MTG PARTN CTF
DUE 12-01-2027 REG
                                           PURCHASE                26,221.88           -26,869.23
                                           SALE                   -26,221.88                                 26,920.45

FHLMC GROUP #D84604 7.5 MTG PARTN CTF
DUE 12-01-2027 REG
                                           PURCHASE               745,146.72          -763,542.53
                                           SALE                  -745,146.72                                764,997.89

FHLMC GROUP #D84902 7.5 MTG PARTN CTF
DUE 12-01-2027 REG
                                           PURCHASE                45,032.26           -46,143.99
                                           SALE                   -45,032.26                                 46,231.95

FHLMC GROUP #D85245 7.5 MTG PARTN CTF
DUE 01-01-2028 REG
                                           PURCHASE               526,265.45          -539,257.63
                                           SALE                  -526,265.45                                540,285.49

FHLMC GROUP #D86520 7.5 MTG PARTN CTF
DUE 02-01-2028 REG
                                           PURCHASE                46,157.30           -47,296.81
                                           SALE                   -46,157.30                                 47,386.96

FHLMC GROUP #G00694 8.0 MTG PARTN CTF
DUE 03-01-2027 REG
                                           PURCHASE               237,013.32          -245,605.05
                                           SALE                  -237,013.32                                245,271.75

FHLMC GROUP #G00711 8.0 MTG PARTN CTF
DUE 04-01-2027 REG
                                           PURCHASE             3,308,732.19        -3,428,673.72
                                           SALE                -3,308,732.19                              3,426,330.02

FHLMC GROUP #E00543 6.0 MTG PARTN CTF
DUE 04-01-2013 REG
                                           PURCHASE             1,980,000.70        -1,953,394.44
                                           SALE                -1,980,000.70                              1,961,206.16

FHLMC GOLDCONV D6-0516
                                           PURCHASE               287,302.23          -297,716.94
                                           SALE                  -287,302.23                                297,312.92

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #D66376 8.0 MTG PARTN CTF
DUE 06-01-2025 REG
                                           PURCHASE                17,460.81           -18,093.76
                                           SALE                   -17,460.81                                 18,069.21

FHLMC GROUP #D77945 8.0 MTG PARTN CTF
DUE 05-01-2025 REG
                                           PURCHASE               128,987.78          -133,663.59
                                           SALE                  -128,987.78                                133,482.20

FHLMC GROUP #D89486 7.5 MTG PARTN CTF
DUE 05-01-2028 REG
                                           PURCHASE             2,618,300.00        -2,687,848.59
                                           SALE                -2,618,300.00                              2,679,768.68

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 06-01-2028 REG
                                           PURCHASE             4,000,000.00        -4,092,500.00
                                           SALE                -4,000,000.00                              4,111,250.00

FHLMC MULTICLASS SER 2057 CL TA 6.25 MTG
PARTN CTF DUE 11-15-2008 REG
                                           PURCHASE             3,000,000.00        -3,006,562.50
                                           SALE                -3,000,000.00                              3,013,125.00

FHLMC GROUP #E69018 6.0 MTG PARTN CTF
DUE 02-01-2013 REG
                                           PURCHASE               354,064.74          -349,307.00
                                           SALE                  -354,064.74                                350,703.89

FHLMC GROUP #E00553 6.0 MTG PARTN CTF
DUE 06-01-2013 REG
                                           PURCHASE               495,000.00          -488,348.44
                                           SALE                  -495,000.00                                490,301.37

FHLMC GROUP #D75998 7.5 MTG PARTN CTF
DUE 11-01-2026 REG
                                           PURCHASE                28,156.11           -28,868.81
                                           SALE                   -28,156.11                                 28,912.81

FHLMC GROUP #E69126 6.0 MTG PARTN CTF
DUE 03-01-2013 REG
                                           PURCHASE               172,664.15          -170,343.98
                                           SALE                  -172,664.15                                171,025.19

FHLMC GROUP #E70611 6.0 MTG PARTN CTF
DUE 06-01-2013 REG
                                           PURCHASE               696,575.00          -687,214.77
                                           SALE                  -696,575.00                                689,962.98

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC GROUP #E70772 6.0 MTG PARTN CTF
DUE 06-01-2013 REG
                                           PURCHASE               120,764.00          -119,141.23
                                           SALE                  -120,764.00                                119,617.69

FHLMC GROUP #E70865 6.0 MTG PARTN CTF
DUE 07-01-2013 REG
                                           PURCHASE               224,608.00          -221,589.83
                                           SALE                  -224,608.00                                222,475.98

FHLMC TBA GOLD GROUP #9999999 6.0 MTG
PARTN CTF DUE 07-01-2013 REG
                                           PURCHASE             5,500,000.00        -5,445,000.00
                                           SALE                -5,500,000.00                              5,448,222.66

FHLMC TBA GOLD POOL #9999999 7.5
08-01-2028
                                           PURCHASE             4,000,000.00        -4,106,250.00
                                           SALE                -4,000,000.00                              4,110,937.50

FHLMC TBA GOLD POOL #9999999 7.5
09-01-2028
                                           PURCHASE             4,000,000.00        -4,108,750.00
                                           SALE                -4,000,000.00                              4,110,000.00

FHLMC POOL #G00907 ADJ RT 02-01-2028
                                           PURCHASE               970,512.92          -994,169.17
                                           SALE                  -970,512.92                                990,833.04

FHLMC TBA GOLD POOL #9999999 6
08-18-2013
                                           PURCHASE             5,500,000.00        -5,446,718.75
                                           SALE                -5,500,000.00                              5,453,593.75

FHLMC TBA POOL #9999999 6 10-01-2028
                                           PURCHASE             7,000,000.00        -6,920,156.25
                                           SALE                -7,000,000.00                              6,937,031.25

FHLMC MULTICLASS SER 2085 CL PD 6.25
11-15-2026
                                           PURCHASE               835,000.00          -825,736.72
                                           SALE                  -835,000.00                                832,129.69

FHLMC MULTICLASS SER 2082 CL PG 6.25
10-15-2026
                                           PURCHASE             1,055,000.00        -1,043,337.30
                                           SALE                -1,055,000.00                              1,054,835.16

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC TBA GOLD POOL #9999999 7
10-01-2028
                                           PURCHASE             4,000,000.00        -4,072,500.00
                                           SALE                -4,000,000.00                              4,092,500.00

FHLMC POOL #G00888 7.5 03-01-2028
                                           PURCHASE               198,869.95          -204,276.73
                                           SALE                  -198,869.95                                204,183.61

FHLMC POOL #C00650 7 09-01-2028
                                           PURCHASE               975,625.40          -999,406.27
                                           SALE                  -975,625.40                                996,052.56

FHLMC POOL #E72331 6 09-01-2013
                                           PURCHASE               495,000.00          -490,668.75
                                           SALE                  -495,000.00                                494,729.29

FHLMC POOL #E00570 6 09-01-2013
                                           PURCHASE             4,950,000.00        -4,906,687.50
                                           SALE                -4,950,000.00                              4,947,292.95

FHLMC TBA GOLD POOL #9999999 7
10-01-2028
                                           PURCHASE             5,500,000.00        -5,597,539.09
                                           SALE                -5,500,000.00                              5,634,062.50

FHLMC POOL #D78244 7.5 02-01-2027
                                           PURCHASE               185,425.10          -190,466.34
                                           SALE                  -185,425.10                                190,379.46

FHLMC POOL #C80318 ADJ RT 05-01-2025
                                           PURCHASE               238,458.01          -244,941.09
                                           SALE                  -238,458.01                                244,829.31

FHLMC POOL #D83629 ADJ RT 11-01-2027
                                           PURCHASE               129,290.01          -132,805.00
                                           SALE                  -129,290.01                                132,744.48

FHLMC POOL #C12710 7.5 07-01-2028
                                           PURCHASE               414,896.52          -425,398.59
                                           SALE                  -414,896.52                                426,046.86

FHLMC GROUP #D79587 7.5 03-01-2025
                                           PURCHASE               342,158.99          -351,461.44
                                           SALE                  -342,158.99                                351,301.05

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHLMC POOL #D78295 7.5 02-01-2027
                                           PURCHASE               761,357.71          -782,057.12
                                           SALE                  -761,357.71                                781,700.24

FHLMC POOL #D74026 7.5 08-01-2026
                                           PURCHASE               187,585.24          -193,193.25
                                           SALE                  -187,585.24                                193,105.32

FHLMC POOL #C00664 7.5 09-01-2028
                                           PURCHASE                49,239.41           -50,578.11
                                           SALE                   -49,239.41                                 50,555.05

FHLMC POOL #D76855 7.5 12-01-2026
                                           PURCHASE               621,697.23          -638,599.62
                                           SALE                  -621,697.23                                638,308.29

FHLMC POOL #G00596 7.5 12-01-2025
                                           PURCHASE               694,981.00          -713,875.80
                                           SALE                  -694,981.00                                713,550.33

I/O FHLMC MULTICLASS SER 1606 CL IA
11-15-2008
                                           FREE REC/DEL          -666,322.20
                                           PURCHASE               666,322.20          -111,504.86

FHLMC TBA POOL #9999999 7.3 10-01-2028
                                           PURCHASE             1,500,000.00        -1,501,171.88
                                           SALE                -1,500,000.00                              1,505,625.00

FHLMC GROUP #D82854 7 10-01-2027
                                           PURCHASE             3,006,375.60        -3,079,656.00
                                           SALE                -3,006,375.60                              3,069,321.59

FNMA POOL #60679 5.129 GTD MTG PASS THRU
CTF DUE 01-01-2028 REG
                                           PURCHASE               608,691.46          -613,066.43
                                           SALE                  -608,691.46                                612,662.22

FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 04-01-2013 REG
                                           PURCHASE             2,600,000.00        -2,560,391.02
                                           SALE                -2,600,000.00                              2,559,180.07

FNMA POOL #115745 VAR RT GTD MTG PASS
THRU CTF DUE 05-01-2020 REG
                                           PURCHASE                39,024.92           -39,188.03
                                           SALE                   -39,024.92                                 39,287.12

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FNMA POOL #303743 VAR RT GTD MTG PASS
THRU CTF DUE 01-01-2026 REG
                                           PURCHASE               829,864.90          -833,333.48
                                           SALE                  -829,864.90                                835,440.56

FNMA TBA POOL #9999999 6.5 GTD MTG PASS
THRU CTF DUE 04-01-2028 REG
                                           PURCHASE             9,695,000.00        -9,586,638.67
                                           SALE                -9,695,000.00                              9,605,292.38

FNMA POOL #303744 ARMS GTD MTG PASS THRU
CTF DUE 02-01-2031 REG
                                           PURCHASE             1,005,917.98        -1,010,122.41
                                           SALE                -1,005,917.98                              1,012,676.49

FNMA POOL #339016 VAR RT GTD MTG PASS
THRU CTF DUE 11-01-2035 REG
                                           PURCHASE             5,242,619.65        -5,267,194.43
                                           SALE                -5,242,619.65                              5,272,109.38

FNMA TBA POOL #9999999 6.5 GTD MTG PASS
THRU CTF DUE 05-01-2028 REG
                                           PURCHASE            10,860,000.00       -10,756,476.18
                                           SALE               -10,860,000.00                             10,763,716.40

FNMA TBA POOL #9999999 6.5 GTD MTG PASS
THRU CTF DUE 08-01-2028 REG
                                           PURCHASE             5,755,000.00        -5,735,382.80
                                           SALE                -5,755,000.00                              5,734,079.31

FNMA POOL #29134 VAR RATE GTD MTG PASS
THRU CTF DUE 02-01-2026 REG
                                           PURCHASE               203,559.00          -204,831.24
                                           SALE                  -203,559.00                                204,958.47

FNMA POOL #48070 ARMS GTD MTG PASS THRU
CTF DUE 01-01-2026 REG
                                           PURCHASE               563,693.77          -566,864.55
                                           SALE                  -563,693.77                                567,128.78

FNMA POOL #313600 ARMS GTD MTG PASS THRU
CTF DUE 05-01-2036 REG
                                           PURCHASE               990,001.40          -997,117.04
                                           SALE                  -990,001.40                                996,459.62

FNMA TBA POOL#99999999 6.5 DUE
11-01-2028 REG
                                           PURCHASE            14,300,000.00       -14,479,968.75
                                           SALE               -14,300,000.00                             14,394,187.50

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 04-01-2028 REG
                                           PURCHASE               890,000.00          -862,187.50
                                           SALE                  -890,000.00                                865,212.11

FNMA POOL #313783 6.142 GTD MTG PASS
THRU CTF DUE 05-01-2036 REG
                                           PURCHASE             3,040,068.14        -3,059,923.11
                                           SALE                -3,040,068.14                              3,053,462.34

FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 06-01-2028 REG
                                           PURCHASE               890,000.00          -859,927.73
                                           SALE                  -890,000.00                                857,667.97

FNMA POOL #313769 ARMS GTD MTG PASS THRU
CTF DUE 05-01-2036 REG
                                           PURCHASE               893,484.53          -897,219.02
                                           SALE                  -893,484.53                                899,487.63

FNMA POOL #190850 7.5 GTD MTG PASS THRU
CTF DUE 06-01-2001 REG
                                           PURCHASE             1,077,046.00        -1,098,923.50
                                           SALE                -1,077,046.00                              1,087,172.53

FNMA TBA POOL #9999999 6 DUE 11-01-2028
REG
                                           PURCHASE            20,800,000.00       -20,835,500.00
                                           SALE               -20,800,000.00                             20,463,625.00

FNMA POOL #9999999 6.19 GTD MTG PASS
THRU CTF DUE 01-01-2028 REG
                                           PURCHASE             3,000,000.00        -2,993,437.50
                                           SALE                -3,000,000.00                              3,022,265.62

FNMA REMIC TR SER 221 CL A 6.0 GTD MTG
PASS THRU CTF DUE 11-25-2006 REG
                                           FREE REC/DEL          -126,849.10
                                           PURCHASE               184,762.62          -184,647.14
                                           SALE                   -57,913.52                                 57,913.52

FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 03-01-2013 REG
                                           PURCHASE             1,745,000.00        -1,726,752.34
                                           SALE                -1,745,000.00                              1,714,696.29
FNMA POOL #251939 8.5 GTD MTG PASS THRU
CTF DUE 05-01-2027 REG
                                           FREE REC/DEL          -882,004.80
                                           PURCHASE             1,000,000.00        -1,036,093.75
                                           SALE                  -117,995.20                                117,995.20

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 05-01-2013 REG
                                           PURCHASE             2,600,000.00        -2,558,028.12
                                           SALE                -2,600,000.00                              2,557,080.66

FNMA REMIC TR SER 1998-M2 CL B 6.247 GTD
MTG PASS THRU CTF DUE 03-25-2021 REG
                                           PURCHASE               255,000.00          -255,956.25
                                           SALE                  -255,000.00                                251,493.75

FNMA POOL #417805 8.5 GTD MTG PASS THRU
CTF DUE 05-01-2027 REG
                                           FREE REC/DEL        -1,015,991.90
                                           PURCHASE             1,085,552.00        -1,124,564.03
                                           SALE                   -69,560.10                                 69,560.10

FNMA TBA POOL #9999999 VAR GTD MTG PASS
                                           PURCHASE             3,000,000.00        -3,017,812.50
                                           SALE                -3,000,000.00                              3,019,687.50

##FNMA TBA POOL #9999999 6.5 GTD MTG
P-THRU CTF 6-1-28 REG SEE 3321495
                                           PURCHASE             3,960,000.00        -3,920,915.62
                                           SALE                -3,960,000.00                              3,926,813.09

FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 06-01-2013 REG
                                           PURCHASE             5,260,000.00        -5,181,374.99
                                           SALE                -5,260,000.00                              5,192,556.25

FNMA POOL #61669 ARMS GTD MTG PASS THRU
CTF DUE 09-01-2016 REG
                                           PURCHASE               746,092.30          -750,289.07
                                           SALE                  -746,092.30                                750,638.80

FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 05-01-2028 REG
                                           PURCHASE               890,000.00          -864,690.62
                                           SALE                  -890,000.00                                860,240.62

FNMA POOL #415419 8.0 GTD MTG PASS THRU
CTF DUE 12-01-2026 REG
                                           FREE REC/DEL        -1,905,392.48
                                           PURCHASE             2,159,807.16        -2,220,551.74
                                           SALE                  -254,414.68                                254,414.68

FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 07-20-2013 REG\
                                           PURCHASE             6,340,000.00        -6,255,156.24
                                           SALE                -6,340,000.00                              6,274,204.88

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FNMA POOL #411493 6.0 GTD MTG PASS THRU
CTF DUE 04-01-2028 REG
                                           PURCHASE             1,365,000.00        -1,325,116.41
                                           SALE                -1,365,000.00                              1,333,883.58

FNMA POOL #420656 8.0 GTD MTG PASS THRU
CTF DUE 07-01-2017 REG
                                           FREE REC/DEL        -1,006,219.49
                                           PURCHASE             1,104,518.21        -1,136,963.43
                                           SALE                   -98,298.72                                 98,298.72

FNMA POOL #323115 ARMS GTD MTG PASS THRU
CTF DUE 11-01-2027 REG
                                           FREE REC/DEL        -1,763,756.28
                                           PURCHASE             1,803,242.64        -1,820,711.55
                                           SALE                   -39,486.36                                 39,486.36

FNMA POOL #4581 ARMS GTD MTG PASS THRU
CTF DUE 12-01-2023 REG
                                           PURCHASE               798,438.01          -803,428.25
                                           SALE                  -798,438.01                                803,927.27

FNMA POOL #21534 ARMS GTD MTG PASS THRU
CTF DUE 06-01-2024 REG
                                           PURCHASE               203,979.09          -205,253.96
                                           SALE                  -203,979.09                                205,381.45

FNMA POOL #58652 ARMS GTD MTG PASS THRU
CTF DUE 02-01-2017 REG
                                           PURCHASE               786,441.07          -791,356.33
                                           SALE                  -786,441.07                                791,847.85

FNMA POOL #135771 ARMS GTD MTG PASS THRU
CTF DUE 06-01-2021 REG
                                           PURCHASE               932,204.34          -937,567.71
                                           SALE                  -932,204.34                                938,034.62

FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 08-01-2013 REG
                                           PURCHASE             8,370,000.00        -8,281,287.48
                                           SALE                -8,370,000.00                              8,293,278.72

FNMA POOL #86638 VAR GTD MTG PASS THRU
CTF DUE 03-01-2029 REG
                                           PURCHASE               713,037.59          -716,017.86
                                           SALE                  -713,037.59                                717,828.31

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FNMA TBA POOL #9999999 6.0 GTD MTG PASS
THRU CTF DUE 09-01-2013 REG
                                           PURCHASE             8,370,000.00        -8,291,531.24
                                           SALE                -8,370,000.00                              8,315,742.19

FNMA TBA POOL #9999999 5.95 DUE
07-27-2028 REG
                                           PURCHASE             4,090,000.00        -4,115,562.50
                                           SALE                -4,090,000.00                              4,113,325.76

FNMA POOL #029135 ADJ RT DUE 03-01-2026
REG
                                           PURCHASE               808,504.47          -813,052.31
                                           SALE                  -808,504.47                                813,431.29

FNMA POOL #251998 7.5 DUE 05-01-2028 REG
REG
                                           FREE REC/DEL        -1,055,436.06
                                           PURCHASE             1,095,370.00        -1,117,619.70
                                           SALE                   -39,933.94                                 39,933.94

FNMA TBA POOL #9999999 6 DUE 10-01-2028
REG
                                           PURCHASE             2,000,000.00        -1,984,765.63
                                           SALE                -2,000,000.00                              1,984,765.63

FNMA TBA POOL #9999999 6.5 DUE
09-01-2028 REG
                                           PURCHASE             3,135,000.00        -3,123,243.75
                                           SALE                -3,135,000.00                              3,132,807.03

FNMA POOL #440375 8 DUE 06-01-2027 REG
                                           FREE REC/DEL        -1,446,087.25
                                           PURCHASE             1,449,201.00        -1,492,677.03
                                           SALE                    -3,113.75                                  3,113.75

FNMA TBA POOL #9999999 6.5 DUE
10-01-2028 REG
                                           PURCHASE            15,800,000.00       -15,944,906.25
                                           SALE               -15,800,000.00                             16,000,687.50

FNMA POOL #076019 ADJ RT DUE 12-01-2018
REG
                                           PURCHASE               254,890.14          -256,323.90
                                           SALE                  -254,890.14                                256,443.38

FNMA POOL #116915 ADJ RT DUE 01-01-2021
REG
                                           PURCHASE               433,050.35          -435,486.26
                                           SALE                  -433,050.35                                435,689.25

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FNMA POOL #013178 ADJ RT DUE 06-01-2024
REG
                                           PURCHASE               256,532.75          -257,975.75
                                           SALE                  -256,532.75                                258,096.00

FNMA POOL #442644 7.5 DUE 09-01-2027 REG
                                           FREE REC/DEL        -2,400,362.36
                                           PURCHASE             2,407,458.00        -2,456,359.49
                                           SALE                    -7,095.64                                  7,095.64

GNMA REMIC TR 1997-6 CL Z 7.5 04-20-2027
                                           FREE REC/DEL        -1,118,680.54
                                           PURCHASE             1,118,680.54        -1,155,212.45

FNMA POOL #443869 6.5 DUE 09-01-2028 REG
                                           PURCHASE             2,813,997.80        -2,837,740.92
                                           SALE                -2,813,997.80                              2,849,392.61

FNMA POOL #252093 6.5 DUE 11-01-2028 REG
                                           PURCHASE               100,499.09          -101,880.95
                                           SALE                  -100,499.09                                101,472.67

FNMA POOL #447918 6 DUE 10-01-2028 REG
                                           PURCHASE             1,005,000.00          -995,970.70
                                           SALE                -1,005,000.00                                998,718.75

I/O FHLMC MULTICLASS SER 1676 CL 1676-I
04-15-2020
                                           FREE REC/DEL          -970,324.50
                                           PURCHASE               970,324.50           -92,332.44

FNMA POOL #448063 6.5 DUE 11-01-2028 REG
                                           PURCHASE             4,020,000.00        -4,075,275.00
                                           SALE                -4,020,000.00                              4,058,943.76

FNMA REMIC TR 1997-67 CL-GA 4 02-25-2009
                                           PURCHASE               315,000.00          -286,207.03
                                           SALE                  -315,000.00                                292,556.25

FNMA TBA POOL #9999999 6.5 GTD MTG PASS
THRU CTF DUE 07-01-2028 REG
                                           PURCHASE             3,635,000.00        -3,605,553.91
                                           SALE                -3,635,000.00                              3,624,776.55

FNMA POOL #423188 6.0 GTD MTG PASS THRU
CTF DUE 06-01-2013 REG
                                           PURCHASE               855,000.00          -840,304.69
                                           SALE                  -855,000.00                                856,959.08

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FNMA POOL #65179 ARMS GTD MTG PASS THRU
CTF DUE 01-01-2018 REG
                                           PURCHASE               187,270.04          -188,052.77
                                           SALE                  -187,270.04                                188,528.26

FNMA POOL #71200 ARMS GTD MTG PASS THRU
CTF DUE 12-01-2018 REG
                                           PURCHASE                90,000.01           -90,376.18
                                           SALE                   -90,000.01                                 90,604.70

GNMA, POOL # 780622
SERIES 2027 8.0% DUE 08-15-2027
                                           PURCHASE             1,280,000.74        -1,326,800.77
                                           SALE                -1,280,000.74                              1,325,001.86

GNMA TBA POOL #9999999 SER 2028 7.5 DUE
04-15-2028 REG
                                           PURCHASE             2,250,000.00        -2,311,500.00
                                           SALE                -2,250,000.00                              2,310,941.41

##GNMA TBA POOL #9999999 SER 2028 7.5
DUE 2-15-28 REG DO NOT USE SEE #3519540
                                           PURCHASE             1,150,000.00        -1,182,703.12
                                           SALE                -1,150,000.00                              1,183,736.33

C4755824
6.125% DUE 10-20-2022
                                           FREE REC/DEL        -1,291,081.26
                                           PURCHASE             1,327,817.14        -1,351,053.94
                                           SALE                   -36,735.88                                 36,735.88

GNMA POOL #0452872 6.50 DUE 02-15-2001
REG
                                           FREE REC/DEL          -101,533.00
                                           PURCHASE               101,533.00          -103,044.10

GNMA TBA POOL #9999999 SER 2028 7.5 DUE
05-15-2028 REG
                                           PURCHASE             2,250,000.00        -2,309,406.25
                                           SALE                -2,250,000.00                              2,313,699.22

GNMA, POOL # 423840
SERIES 2026 8.0% DUE 07-15-2026
                                           PURCHASE               884,999.42          -918,740.02
                                           SALE                  -884,999.42                                914,954.74
GNMAII POOL #8580 SER 2025 VAR DUE
01-20-25 REG ARMS
                                           FREE REC/DEL           -98,812.44
                                           PURCHASE               106,109.06          -107,501.74
                                           SALE                    -7,296.62                                  7,296.62

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
GNMAII POOL #8597 SER 2025 VAR RATE DUE
02-20-2025 REG
                                           FREE REC/DEL          -377,946.83
                                           PURCHASE               509,751.85          -518,672.51
                                           SALE                  -131,805.02                                131,805.02

GNMAII POOL #8608 SER 2025 6.875 DUE
03-20-2025 REG ARMS
                                           FREE REC/DEL          -816,219.05
                                           PURCHASE             1,125,061.77        -1,146,353.63
                                           SALE                  -308,842.72                                308,842.72

GNMA TBA PL#9999999 SER 2028 7.0 DUE
07-15-2028 REG
                                           PURCHASE             1,355,000.00        -1,378,289.06
                                           SALE                -1,355,000.00                              1,378,183.20

GNMA, POOL # 428537
SERIES 2026 7.5% DUE 08-15-2026
                                           FREE REC/DEL          -268,145.20
                                           PURCHASE               268,382.27          -276,098.26
                                           SALE                      -237.07                                    237.07

GNMA, POOL # 423078
SERIES 2027 7.5% DUE 07-15-2027
                                           PURCHASE                19,923.10           -20,483.44
                                           SALE                   -19,923.10                                 20,545.70

GNMAII POOL #8685 SER 2025 ARMS DUE
08-20-2025 REG
                                           FREE REC/DEL          -182,330.74
                                           PURCHASE               277,742.48          -282,863.35
                                           SALE                   -95,411.74                                 95,411.74

GNMAII POOL #80170 SER 2028 VAR RT DUE
02-20-2028 REG
                                           PURCHASE             7,920,006.08        -8,006,631.12
                                           SALE                -7,920,006.08                              8,016,067.11

GNMA TBA PL #9999999 SER 2028 7.0 DUE
                                           PURCHASE             1,355,000.00        -1,377,018.75
                                           SALE                -1,355,000.00                              1,378,077.34

GNMA, POOL # 423415
SERIES 2025 7.5% DUE 12-15-2025
                                           FREE REC/DEL           -22,469.18
                                           PURCHASE                23,372.24           -24,044.19
                                           SALE                      -903.06                                    903.06

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
GNMA, POOL # 451439
SERIES 2027 7.5% DUE 09-15-2027
                                           FREE REC/DEL           -97,133.68
                                           PURCHASE                99,000.25          -101,846.51
                                           SALE                    -1,866.57                                  1,866.57

GNMA TBA POOL #9999999 SER 2028 7.5 DUE
02-15-2028 REG
                                           PURCHASE             9,160,000.00        -9,427,090.62
                                           SALE                -9,160,000.00                              9,429,525.00

GNMA, POOL # 780618
SERIES 2027 8.0% DUE 08-15-2027
                                           PURCHASE               904,999.16          -939,219.44
                                           SALE                  -904,999.16                                933,763.13

GNMA TBA PL #9999999 SER 2028 7.0 DUE
06-15-2028 REG
                                           PURCHASE             1,355,000.00        -1,368,126.56
                                           SALE                -1,355,000.00                              1,379,876.95

GNMA,TBA POOL #9999999 SER 2028 7.0%
DUE 05-15-2028 REGISTERED
                                           PURCHASE             1,355,000.00        -1,366,856.25
                                           SALE                -1,355,000.00                              1,369,396.87

GNMA TBA PL #9999999 SER 2028 7.5 DUE
                                           PURCHASE             2,250,000.00        -2,312,250.00
                                           SALE                -2,250,000.00                              2,320,683.60

GNMA TBA PL #9999999 SER 2028 7.5 DUE
                                           PURCHASE             2,250,000.00        -2,314,328.13
                                           SALE                -2,250,000.00                              2,315,462.89

GNMA TBA POOL #9999999 SER 2028 7 DUE
09-15-2028 REG
                                           PURCHASE             1,955,000.00        -1,986,956.25
                                           SALE                -1,955,000.00                              1,993,794.53

GNMA POOL #9999999 SER 2028 7 DUE
10-15-2028 REG
                                           PURCHASE             1,475,000.00        -1,496,203.12
                                           SALE                -1,475,000.00                              1,503,117.19

GNMA POOL #457560 SER 2027 7.5 DUE
12-15-2027 REG
                                           FREE REC/DEL          -145,111.84
                                           PURCHASE               148,500.85          -152,677.44
                                           SALE                    -3,389.01                                  3,389.01

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
GNMA POOL #448513 SER 2027 7.5 DUE
04-15-2027 REG
                                           PURCHASE               474,304.22          -487,644.03
                                           SALE                  -474,304.22                                489,126.22

GNMAI TBA PL#9999999 SER 2028 7.0 DUE
04-15-2028 REG
                                           PURCHASE             1,355,000.00        -1,366,115.23
                                           SALE                -1,355,000.00                              1,368,338.28

GNMA TBA PL#9999999 SER 2028 7.5 DUE
03-15-2028 REG
                                           PURCHASE             2,250,000.00        -2,313,281.25
                                           SALE                -2,250,000.00                              2,313,082.03

GNMA TBA PL #9999999 SER 2028 7.5 DUE
07-15-2028 REG
                                           PURCHASE             1,150,000.00        -1,185,218.75
                                           SALE                -1,150,000.00                              1,183,556.64

GNMA POOL #433397 SER 2027 7.5 DUE
01-15-2027 REG
                                           FREE REC/DEL          -200,067.57
                                           PURCHASE               698,565.99          -718,649.76
                                           SALE                  -498,498.42                                513,967.18

GNMA POOL #412490 SER 2026 7.5 DUE
08-15-2026 REG
                                           PURCHASE               496,535.83          -510,500.90
                                           SALE                  -496,535.83                                512,052.57

REPO WITH MERRILL LYNCH P; 6.5% DTD 12-3
1-1997 OPEN ENDED FOR COLLATERAL DATA SE
                                           PURCHASE             4,000,000.00        -4,000,000.00
                                           SALE                -4,000,000.00                              4,000,000.00

GNMA, POOL # 433491
SERIES 2027 7.5% DUE 03-15-2027
                                           PURCHASE               884,999.94          -901,870.26
                                           SALE                  -884,999.94                                908,666.35

U S TREAS BILL DUE 6-11-1998
                                           PURCHASE               770,000.00          -761,748.81
                                           SALE                  -770,000.00                                761,748.81

U S TREAS BILLS DUE 4-16-1998
                                           PURCHASE                20,000.00           -19,792.61
                                           SALE                   -20,000.00                                 20,000.00

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
US TREAS BILLS DUE 3-26-98
                                           PURCHASE               770,000.00          -758,831.46
                                           SALE                  -770,000.00                                758,831.46

U S TREAS BILL DUE 9-10-1998
                                           PURCHASE               770,000.00          -760,268.06
                                           SALE                  -770,000.00                                760,268.06

US TREAS 8.00 BD DUE 11-15-2021 REG
                                           PURCHASE             5,700,000.00        -7,671,022.45
                                           SALE                -5,700,000.00                              7,627,064.40

US TREAS 7.875 BD 2-15-2021 REG
                                           FREE REC/DEL       -10,670,000.00
                                           PURCHASE            13,170,000.00       -17,434,816.41
                                           SALE                -2,500,000.00                              3,311,718.75

U.S. TREAS STRIPPED PRIN PMT 9.125 BD
DUE 5-15-18 REG
                                           PURCHASE             1,000,000.00          -313,922.00
                                           SALE                -1,000,000.00                                338,810.00

US TREAS 12.00 BD DUE 8-15-2013/2008
                                           PURCHASE             6,000,000.00        -9,140,625.00
                                           SALE                -6,000,000.00                              9,159,843.75

US TREAS SER B 5.75 DUE 8-15-2003 REG CV
OVER 1 BILL SEE SEC #3981048
                                           PURCHASE             3,370,000.00        -3,537,446.87
                                           SALE                -3,370,000.00                              3,609,059.38

US TREAS 6.125 NTS DUE 8-15-2007
                                           PURCHASE               850,000.00          -883,360.90
                                           SALE                  -850,000.00                                881,059.41

US TREAS 6.625 NT DUE 03-31-2002
                                           PURCHASE            51,400,000.00       -54,063,529.48
                                           SALE               -51,400,000.00                             54,387,836.33

U.S. TREAS BDS 5.500 DUE 08-15-2028 REG
REG
                                           PURCHASE             3,450,000.00        -3,694,359.37
                                           SALE                -3,450,000.00                              3,687,703.13

US TREAS 6.125 BD DUE 11-15-2027
                                           PURCHASE            27,960,000.00       -31,151,906.25
                                           SALE               -27,960,000.00                             31,588,225.01

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
U.S. TREAS INFLATION INDEX 3.625 NT DUE
04-15-2028 REG
                                           FREE REC/DEL        -1,845,000.00
                                           PURCHASE             2,335,000.00        -2,305,586.64
                                           SALE                  -490,000.00                                489,835.75

US TREAS 14.00 BD DUE 11-15-2011/2006
SUBSEQUENT CPN 5-15-07 THRU 11-15-11 ATT
                                           PURCHASE             4,600,000.00        -7,406,682.50
                                           SALE                -4,600,000.00                              7,400,187.50

U S TREAS 6.00 BD DUE 02-15-2026
                                           PURCHASE             1,000,000.00        -1,006,562.50
                                           SALE                -1,000,000.00                              1,018,437.50

US TREAS 6.625 BD DUE 02-15-2027
                                           PURCHASE             6,760,000.00        -7,387,423.74
                                           SALE                -6,760,000.00                              7,366,627.93

US TREAS 6.00 NT DUE 9-30-1998
                                           PURCHASE             4,300,000.00        -4,305,375.00
                                           SALE                -4,300,000.00                              4,300,000.00

U.S. TREAS 6.25 NT DUE 10-31-2001
                                           PURCHASE            26,700,000.00       -27,376,880.25
                                           SALE               -26,700,000.00                             27,493,398.44

US TREAS 6.875 NT DUE 07-31-1999
                                           PURCHASE            47,700,000.00       -48,441,369.00
                                           SALE               -47,700,000.00                             48,430,671.03

U.S. TREAS INFLATION INDEX 3.625 NT DUE
07-15-2002 REG
                                           FREE REC/DEL         2,000,000.00
                                           PURCHASE            12,019,540.00       -12,028,202.36
                                           SALE               -14,019,540.00                             14,140,692.46

US TREAS 5.625 NT DUE 10-31-1999
                                           PURCHASE             5,330,000.00        -5,352,032.43
                                           SALE                -5,330,000.00                              5,333,032.42

US TREAS 5.75 NT DUE 11-15-2000
                                           PURCHASE            11,700,000.00       -11,731,065.45
                                           SALE               -11,700,000.00                             11,734,637.36

U S TREAS 5.625 NTS DUE 11-30-1999
                                           FREE REC/DEL          -865,000.00
                                           PURCHASE               865,000.00          -869,257.42

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
US TREAS 5.50 NT DUE 02-29-2000
                                           PURCHASE             5,660,000.00        -5,650,714.06
                                           SALE                -5,660,000.00                              5,729,344.14

US TREAS NTS DTD 04/30/1998 5.75 DUE
04-30-2003 REG
                                           PURCHASE             3,060,000.00        -3,247,425.00
                                           SALE                -3,060,000.00                              3,263,681.25

U.S. TREAS NTS 5.250 DUE 08-15-2003 REG
                                           PURCHASE            12,690,000.00       -13,125,016.40
                                           SALE               -12,690,000.00                             13,203,288.29

US TREAS TREAS INFLATION INDEX 3.625 NT
DUE 01-15-2008 REG
                                           FREE REC/DEL       -12,680,000.00
                                           PURCHASE            15,790,000.00       -15,885,135.54
                                           SALE                -3,110,000.00                              3,142,500.86

ARGENTINA REP 11.375 BD DUE 01-30-2017
ISIN #US040114AR16
                                           FREE REC/DEL          -390,000.00
                                           PURCHASE               390,000.00          -378,300.00

BRAZIL-EI FLTG RT EURO-CLEAR BD DUE
4-15-06 REG ISIN#XS0049993636
                                           FREE REC/DEL          -960,000.00
                                           PURCHASE               970,000.00          -618,375.00
                                           SALE                   -10,000.00                                 10,000.00

ADELPHIA COMMUNICATIONS CORP SER B 9.25
SR NT DUE 10-01-2002 BEO
                                           PURCHASE               270,000.00          -280,162.50
                                           SALE                  -270,000.00                                280,125.00

ANHEUSER BUSCH COS INC 6.5 DEB DUE
01-01-2028 BEO CALL
                                           FREE REC/DEL          -535,000.00
                                           PURCHASE               535,000.00          -534,165.40

AMERITECH CAP FDG CORP 6.55 CO GUARNT
DUE 01-15-2028
                                           PURCHASE             1,085,000.00        -1,078,348.95
                                           SALE                -1,085,000.00                              1,079,303.75

AON CAP A 8.205 CAP SECS DUE 1-1-2027
BEO
                                           PURCHASE               410,000.00          -458,531.70
                                           SALE                  -410,000.00                                449,700.30

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ARISTAR INC 7.50 SR SUB NT DUE 7-1-99
REG
                                           PURCHASE               520,000.00          -530,218.00
                                           SALE                  -520,000.00                                528,023.60

ARCHER DANIELS MIDLAND CO 6.75 BD DUE
12-15-2027
                                           FREE REC/DEL          -515,000.00
                                           PURCHASE               515,000.00          -526,221.45

ARGENTINA REP EUROCLEAR VAR RT BD DUE
03-31-2005/96 REG ISIN #XS0043120236
                                           FREE REC/DEL        -1,945,800.00
                                           PURCHASE             1,945,800.00        -1,593,608.21

BRAZIL IDU EUROCLEAR VAR RT BD DUE
1-1-2001 REG ISIN #XS0036226818
                                           FREE REC/DEL          -313,650.00
                                           PURCHASE               313,650.00          -266,978.88

ASSOC CORP N. AMER 5.96 NT DUE 2-15-2037
ANNUAL OPT PUT PAY 5-15 @ PAR
                                           PURCHASE             1,020,000.00        -1,045,260.25
                                           SALE                -1,020,000.00                              1,012,013.40

ASSOC CORP N AMER CPN 10-14-1998
10-14-1998
                                           PURCHASE             2,240,000.00        -2,222,514.93
                                           SALE                -2,240,000.00                              2,222,514.93

BEAR STEARNS MTG SECS INC PASSTHRU CTF
SER 1993-8 CL A-5 6.35 DUE 08-25-202 4
                                           FREE REC/DEL        -2,777,342.64
                                           PURCHASE             2,903,223.00        -2,887,027.37
                                           SALE                  -125,880.36                                125,880.36

BAXTER INTL INC 6.625 BD DUE 02-15-2028
                                           PURCHASE               450,000.00          -448,042.50
                                           SALE                  -450,000.00                                443,830.50

BOEING CO 6.625 DEB DUE 02-15-2038
                                           FREE REC/DEL        -1,560,000.00
                                           PURCHASE             1,560,000.00        -1,536,631.20

##CABLEVISION SYS CORP 7.875 EXCHANGED
FOR CSC HLDG INC A RATE 1/1 EFF 3-4-98
                                           FREE REC/DEL          -185,000.00
                                           PURCHASE               185,000.00          -182,885.45

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
CMO CAPCO AMER SECURITIZATION CORP COML
MTG PASSTHRU 98-D7 A-1A VAR 12-15-07 BEO
                                           FREE REC/DEL        -1,888,921.57
                                           PURCHASE             1,900,000.00        -1,909,334.70
                                           SALE                   -11,078.43                                 11,078.43

CP LTD PARTNERSHIP SR 8.75 MTN DUE
03-02-2000
                                           PURCHASE               505,000.00          -526,917.00
                                           SALE                  -505,000.00                                518,397.65

CASE CR CORP MEDIUM TERM NTS BOOK ENTRY
TRANCHE # TR 00004 5.95 DUE 08-01-2000
                                           PURCHASE             1,215,000.00        -1,213,991.55
                                           SALE                -1,215,000.00                              1,221,184.35

CASE EQUIP RECEIVABLES TR SER 1998-B ABS
NT CL A-3 5.80999 DUE 05-15-2003 BEO
                                           PURCHASE             1,335,000.00        -1,334,826.40
                                           SALE                -1,335,000.00                              1,343,760.94

CENTURY COMMUNICATIONS CORP ZERO CPN SR
NT DUE 3-15-2003 REG
                                           PURCHASE                90,000.00           -62,550.00
                                           SALE                   -90,000.00                                 61,650.00

CENTURY COMMUNICATIONS CORP 9.5 SR NT
DUE 08-15-2000 REG
                                           PURCHASE                45,000.00           -47,306.25
                                           SALE                   -45,000.00                                 46,350.00

CMO CHASE MTG FIN CORP 1998-AS1 MC MTG
CTF CL IA-8 6.75 DUE 08-25-2028 BEO
                                           FREE REC/DEL        -1,000,000.00
                                           PURCHASE             1,000,000.00          -975,625.00

CHASE COML MTG SECS CORP SER 1996-2 CL
2A 6.9 MTG PASSTHRU CTF DUE 09-19-2006
                                           PURCHASE               600,000.00          -619,835.94
                                           SALE                  -600,000.00                                621,562.50

CHASE COML MTG SECS CORP 1996-1 CL A-1
MTG 7.6 PASSTHRU CTF DUE 12-18-2005 REG
                                           FREE REC/DEL          -731,993.61
                                           PURCHASE               747,673.63          -795,071.62
                                           SALE                   -15,680.02                                 15,680.02

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
CHEM MTG SECS INC SER 1996-1 CL A-8 7.25
MO BD 1-25-26 BEO
                                           FREE REC/DEL          -974,278.56
                                           PURCHASE               974,278.56          -989,806.13

CHES ENERGY CORP 9.125 SR NT DUE
04-15-2006 BEO
                                           FREE REC/DEL          -390,000.00
                                           PURCHASE               390,000.00          -376,350.00

##CONTL HOMES HLDG CORP NAME CHANGED D.R
HORTON INC EFF 4-20-98 SEE SEC 4227994
                                           FREE REC/DEL          -120,000.00
                                           PURCHASE               120,000.00          -129,900.00

COPELCO CAP FDG TR 1998-A LEASE BACKED
NT CL A-3 5.78 DUE 08-15-2001 BEO
                                           PURCHASE               340,000.00          -339,974.84
                                           SALE                  -340,000.00                                338,937.50

CR SUISSE 1ST BSTN MTG SECS CORP 97-C2
CL A2 6.52 ABS CTF DUE 1-17-2035
                                           PURCHASE               460,000.00          -462,228.13
                                           SALE                  -460,000.00                                473,799.95

CR SUISSE 1ST BSTN MTG SECS CORP SER
97-C2 CL A1 6.4 PASSTHRU CTF DUE 2-17-04
                                           PURCHASE               590,000.00          -593,042.19
                                           SALE                  -590,000.00                                594,120.66

DLJ MTG ACCEP CORP SER 93-MF12 CL A-1
7.35 MULTIFAM MTG PASSTHRU CTF 9-18-03
                                           PURCHASE               421,930.34          -430,962.29
                                           SALE                  -421,930.34                                429,031.57

D.R HORTON INC 10.0 BD DUE 04-15-2006
                                           FREE REC/DEL           120,000.00
                                           SALE                  -120,000.00                                124,800.00

FHA FIFTY-FIVE INSD PJ MTG SER GREYSTONE
SERVICING CORP INC 7.43 DUE 05-01-23 REG
                                           FREE REC/DEL        -2,571,060.90
                                           PURCHASE             2,571,060.90        -2,673,892.93

FHA 1ST INSD PROJCET GMAC POOL #1 7.483
DUE 03-15-2019 FOR A/C 26-32804 ONLY
                                           FREE REC/DEL           175,225.76
                                           SALE                  -175,225.76                                175,225.76

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
FHA 221D4 P9-00 PROJ GMAC 26 MCP 7.43 BD
DUE 01-01-2021
                                           FREE REC/DEL        -1,226,807.51
                                           PURCHASE             1,237,629.92        -1,264,622.63
                                           SALE                   -10,822.41                                 10,822.41

CMO FDIC REMIC SER 1996-C1 CL IA 6.75
MTG PASSTHRU CTF DUE 05-25-2026 BEO
                                           PURCHASE               640,976.40          -645,383.12
                                           SALE                  -640,976.40                                640,410.30

FHA INSD PROJ #54 GREYSTONE SERV CORP
7.43 GTD MTG CTF DUE 5-1-23 REG
                                           FREE REC/DEL          -582,640.97
                                           PURCHASE               586,419.96          -603,297.13
                                           SALE                    -3,778.99                                  3,778.99

FHA PROJ #075-35261-PM SLEEPY HOLLOW
APTS 7.73 PARTN CTF DUE 05-01-2021
                                           FREE REC/DEL        -2,460,393.70
                                           PURCHASE             2,467,729.27        -2,557,184.46
                                           SALE                    -7,335.57                                  7,335.57

CSC HLDGS INC 7.85 BD DUE 02-15-2018
                                           FREE REC/DEL           185,000.00
                                           SALE                  -185,000.00                                179,875.50

FED RLTY INVT TR 8.875 BD DUE 01-15-2000
                                           PURCHASE               240,000.00          -253,533.60
                                           SALE                  -240,000.00                                246,448.80

FLEMING COS INC 10.625 BD DUE 12-15-2001
                                           PURCHASE               145,000.00          -155,693.75
                                           SALE                  -145,000.00                                145,362.50

FORD MTR CR DEL 7.125 BD DUE 11-15-2025
                                           FREE REC/DEL          -190,000.00
                                           PURCHASE               190,000.00          -199,902.80

FORD MTR CR DEL 7.5 DEB DUE 08-01-2026
BEO
                                           FREE REC/DEL          -670,000.00
                                           PURCHASE               670,000.00          -730,849.40

GE CAP MTG SVCS INC REMIC PASSTHRU CTF
1996-14 CL 1-A8 7.75 DUE 09-25-20 26 BEO
                                           FREE REC/DEL        -2,944,630.57
                                           PURCHASE             2,946,952.00        -3,016,424.44
                                           SALE                    -2,321.43                                  2,321.43

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
GE CAP MTG SVCS INC SER 1996-11 CL-A9
7.5 REMIC MC PASSTHRU CTF 7-25-26 BEO
                                           FREE REC/DEL        -1,956,974.46
                                           PURCHASE             1,958,726.92        -2,007,695.09
                                           SALE                    -1,752.46                                  1,752.46

CMO GE CAP MTG SVCS INC REMIC MC CTF
1993-12 CL 12-A8 6.5 DUE 10-25-2023 BEO
                                           FREE REC/DEL        -2,000,000.00
                                           PURCHASE             2,000,000.00        -1,997,500.00

GEN MTR CORP 8.80 BD DUE 3-1-2021 REG
PUTABLE ON 3-1-98
                                           FREE REC/DEL        -1,500,000.00
                                           PURCHASE             1,500,000.00        -1,839,990.00

GEN MTRS ACCEP CORP ZERO CPN DEF INT DUE
06-15-2015/02-24-97 REG (1 UNIT=10,000)
                                           PURCHASE                    28.00           -91,197.50
                                           SALE                       -28.00                                 89,483.00

##BRAZIL C VAR RT 04-15-2014/97REG
DO NOT USE SEE SEC#4348270
                                           FREE REC/DEL          -942,096.00
                                           PURCHASE               942,096.00          -606,795.31

GTE CORP 6.94 DEB DUE 04-15-2028
                                           FREE REC/DEL        -1,015,000.00
                                           PURCHASE             1,015,000.00        -1,021,759.90

GEN MTRS CORP 6.75 BD DUE 05-01-2028 BEO
                                           FREE REC/DEL        -1,000,000.00
                                           PURCHASE             1,000,000.00        -1,002,790.00

GNMA REMIC TR 1995-4 CL CQ 8 PASS THRU
DUE 6-20-25 REG
                                           PURCHASE               773,747.93          -796,960.37
                                           SALE                  -773,747.93                                795,305.71

GREEN TREE FINL CORP SER 1998-6 CL A8
6.66 DUE 05-01-2028 BEO
                                           PURCHASE               530,000.00          -529,917.19
                                           SALE                  -530,000.00                                534,471.88

GREEN TREE FINL CORP SER 1998-3 6.76 ABS
CTF EXPT MTY 02-01-28 FINAL MTY 3-1-30
                                           PURCHASE               835,000.00          -834,384.76
                                           SALE                  -835,000.00                                845,698.44

                                   -668-
                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
GREEN TREE LEASE FIN SER 1997-1 CL A3
6.17 ABS CTF DUE 09-20-2005 BEO
                                           PURCHASE             1,000,000.00          -999,920.50
                                           SALE                -1,000,000.00                              1,002,500.00

GREEN TREE RECREATIONAL EQUIP & CNSMR TR
SER 1998-A CL A1C 6.18 ABS CTF 6-15-19
                                           PURCHASE               530,000.00          -530,000.00
                                           SALE                  -530,000.00                                534,145.77

GREEN TREE FINL SER 1998 4 CL A7 6.87
ABS DUE 04-01-2030 BEO
                                           PURCHASE               410,000.00          -411,089.06
                                           SALE                  -410,000.00                                410,128.13

HRPT PPTYS TR SR NT 6.875 DUE 08-26-2002
BEO
                                           FREE REC/DEL          -800,000.00
                                           PURCHASE               800,000.00          -797,608.00

PVTPL HADCO CORP 9.5 SR SUB NTS DUE
06-15-2008/03 BEO 144A
                                           PURCHASE               105,000.00          -104,643.00
                                           SALE                  -105,000.00                                 89,250.00

INTERFACE INC 7.3 2008 SR NTS DUE
04-01-2008
                                           PURCHASE               140,000.00          -139,991.60
                                           SALE                  -140,000.00                                137,904.20

INTL BUSINESS MACHS CORP 6.5 DEB DUE
01-15-2028 BEO
                                           FREE REC/DEL          -800,000.00
                                           PURCHASE             1,070,000.00        -1,056,150.90
                                           SALE                  -270,000.00                                267,672.33

INTL BUSINESS MACHS CORP 7.125 DEB DUE
12-01-2096 CALL
                                           PURCHASE               270,000.00          -284,895.90
                                           SALE                  -270,000.00                                289,086.30

JONES INTERCABLE INC 7.625 SR NTS DUE
04-15-2008 BEO
                                           PURCHASE               270,000.00          -266,101.20
                                           SALE                  -270,000.00                                267,300.00

KAUFMAN & BROAD HOME CORP 7.75 SR NTS
DUE 10-15-2004 BEO
                                           PURCHASE               230,000.00          -230,855.60
                                           SALE                  -230,000.00                                223,100.00

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
KOREA DEV BNK 7.375 BD DUE 09-17-2004
BEO
                                           FREE REC/DEL          -560,000.00
                                           PURCHASE               560,000.00          -464,300.80

LB COML CONDUIT MTG TR CL A 1 6.33 CMO
PASSTHRU CTF DUE 11-18-2004
                                           PURCHASE               520,000.00          -522,752.26
                                           SALE                  -520,000.00                                522,499.84

KOREA REP 8.875 UNSUB BD DUE 04-15-2008
                                           FREE REC/DEL          -600,000.00
                                           PURCHASE             1,000,000.00          -896,996.00
                                           SALE                  -400,000.00                                376,708.00

M D C HLDGS INC 8.375 SR NT DUE
02-01-2008/03
                                           PURCHASE               100,000.00           -99,598.00
                                           SALE                  -100,000.00                                 95,000.00

MBNA CORP SR MEDIUM TERM NTS BOOK ENTRY
TRANCHE # SR 00040 5.98 DUE 08-14-2000
                                           PURCHASE             1,115,000.00        -1,115,000.00
                                           SALE                -1,115,000.00                              1,113,327.50

MAN PROV CDA DEB SER EE 9.5 DUE
09-15-2018 BEO
                                           FREE REC/DEL          -520,000.00
                                           PURCHASE               520,000.00          -716,019.20

ASSOCTD ESTATES RLTY CORP 8.375 BD DUE
04-15-2000
                                           FREE REC/DEL          -270,000.00
                                           PURCHASE               270,000.00          -283,570.20

MEDITRUST 7.82 NT DUE 09-10-2026/03
PUTTABLE 9-10-2003 @ PAR HOLDERS MU**PUT
                                           PURCHASE               215,000.00          -220,615.80
                                           SALE                  -215,000.00                                202,538.60

MEDITRUST 7.375 BD DUE 07-15-2000
                                           PURCHASE               745,000.00          -754,524.95
                                           SALE                  -745,000.00                                728,192.80

M.LYNCH MTG INVS INC SER 1998-C1 6.31
ABS CTF DUE 11-15-2026 BEO
                                           FREE REC/DEL          -893,042.57
                                           PURCHASE               925,619.83          -926,166.26
                                           SALE                   -32,577.26                                 32,577.26

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
MEXICO-UNITED MEXICAN STS 11.5 DISC BD
DUE 05-15-2026 BEO
                                           FREE REC/DEL          -700,000.00
                                           PURCHASE               700,000.00          -717,500.00

MORGAN J P COML MTG FIN CORP SER 1996-C2
CL A 6.47 CMO CTF 11-25-27 BEO
                                           PURCHASE               493,578.97          -493,983.87
                                           SALE                  -493,578.97                                500,967.05

MORGAN ST  CAP I INC 5.99 ABS CTF DUE
01-15-2028
                                           PURCHASE               550,000.00          -538,963.15
                                           SALE                  -550,000.00                                546,629.50

MORGAN ST CAP I INC SER 1997-A1A 6.3
ABS CTF DUE 01-15-2028
                                           PURCHASE               655,000.00          -654,959.39
                                           SALE                  -655,000.00                                656,147.92

MORGAN ST CAP I INC SER 1997-A1B 6.44
ABS CTF DUE 01-15-2028
                                           PURCHASE               420,000.00          -422,059.69
                                           SALE                  -420,000.00                                425,250.00

MORGAN J P COML MTG FIN CORP 97-C5 CL A2
7.069 MTG PASSTHRU CTF DUE 9-15-29 BEO
                                           PURCHASE               600,000.00          -623,625.00
                                           SALE                  -600,000.00                                631,875.00

MORGAN J P COML MTG FIN CORP SER 1998-
C6 6.373 ABS CTF DUE 01-15-2030 BEO
                                           FREE REC/DEL          -521,212.33
                                           PURCHASE               555,000.00          -557,775.00
                                           SALE                   -33,787.67                                 33,787.67

MORGAN ST  CAP I INC SER 1998-XL1 CL A1
6.22 MTG PASSTHRU CTF DUE 06-01-2030 BEO
                                           PURCHASE               765,000.00          -770,501.11
                                           SALE                  -765,000.00                                768,302.78

MOTOROLA INC 8.40 BD DUE 8-15-2031 REG
OPT PUT ON 8-15-2001 @PAR DELIVERY **PUT
                                           FREE REC/DEL          -420,000.00
                                           PURCHASE               420,000.00          -516,196.80

NVR INC 8.0 SR NTS DUE 06-01-2005/03 BEO
                                           PURCHASE               150,000.00          -148,863.00
                                           SALE                  -150,000.00                                144,000.00

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
NATIONWIDE HLTH PPTYS INC TRACHE # TR 10
6.9 MTN DUE 11-15-2001 BEO
                                           FREE REC/DEL          -530,000.00
                                           PURCHASE               530,000.00          -536,084.40

NAVISTAR FINL CORP SR SUB 8.875 NT DUE
11-15-1998 REG
                                           FREE REC/DEL          -160,000.00
                                           PURCHASE               160,000.00          -160,576.00

NEWCOURT RECEIVABLES AST TR SER 1997-1
CL A4 6.193 ABS CTF DUE 05-20-2005 BEO
                                           PURCHASE               490,000.00          -490,073.50
                                           SALE                  -490,000.00                                492,450.00

N.Y. ST PWR AUTH REV & GEN PURP SER D
5.875 BD DUE 02-15-1999 TAXABLE
                                           FREE REC/DEL          -490,000.00
                                           PURCHASE               490,000.00          -489,941.20

N.Y. N Y G/O SER F UT 6.35 BD DUE
08-01-2000 BEO N/C OID 6.31
                                           PURCHASE               720,000.00          -720,122.40
                                           SALE                  -720,000.00                                725,824.80

NIAGARA MOHAWK PWR CORP SER B 7.0 SR NT
DUE 10-01-2000
                                           PURCHASE                80,000.00           -79,856.80
                                           SALE                   -80,000.00                                 79,800.00

NIAGARA MOHAWK PWR CORP SER G 7.75 SR NT
DUE 10-01-2008
                                           PURCHASE                75,000.00           -74,809.50
                                           SALE                   -75,000.00                                 79,125.00

NOMURA AST SECS CORP COML MTG PASSTHRU
CTF SER 1995-MD3 CL A1A 8.17 BD 3-4-20
                                           PURCHASE               479,242.81          -500,509.22
                                           SALE                  -479,242.81                                496,962.94

NOMURA AST SECS CORP SER 1996-MD5 CL A1A
7.07 BD DUE 04-13-2036 BEO
                                           FREE REC/DEL        -1,593,128.33
                                           PURCHASE             1,602,513.86        -1,677,882.08
                                           SALE                    -9,385.53                                  9,385.53

CMO NORWEST AST SECS CORP 1998-23 PASS
THRU CTF CL A-13 6.75 DUE 10-25-2028
                                           FREE REC/DEL        -1,000,000.00
                                           PURCHASE             1,000,000.00        -1,015,781.25

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
OMEGA HEALTHCARE INVS INC 6.95 NT DUE
06-15-2002
                                           PURCHASE               520,000.00          -518,377.60
                                           SALE                  -520,000.00                                509,043.60

PVTPL P & L COAL HLDGS CORP 9.625 SR SUB
NT DUE 05-15-2008/03 144A
                                           PURCHASE               105,000.00          -104,699.70
                                           SALE                  -105,000.00                                104,737.50

PNC MTG SECS CORP SER 1998-5 CL 2A5 6.75
PASSTHRU CTF DUE 07-25-2028 BEO
                                           FREE REC/DEL        -3,000,000.00
                                           PURCHASE             3,000,000.00        -2,978,437.50

PETROLEOS MEXICANOS 8.85 GLOBAL GTD NT
DUE 09-15-2007 BEO
                                           FREE REC/DEL        -1,100,000.00
                                           PURCHASE             1,100,000.00          -891,000.00

CMO PRUDENTIAL SECS SECD FING CORP COML
MTG PASS 1998-C1 CL A-1A1 6.105 11-15-02
                                           FREE REC/DEL            -9,111.36
                                           PURCHASE               575,000.00          -577,821.63
                                           SALE                  -565,888.64                                568,010.73

QWEST COMMUNICATIONS STEP UP BD DUE
10-15-2007 RT=0 TILL 10-15-02 THEN 9.47
                                           PURCHASE               270,000.00          -197,100.00
                                           SALE                  -270,000.00                                202,500.00

RAYTHEON CO 6.75 DEB DUE 03-15-2018
                                           FREE REC/DEL        -1,100,000.00
                                           PURCHASE             1,100,000.00        -1,123,595.00

RESOLUTION FDG CORP 0 CPN STRIPS GENERIC
INT PMT DUE 1-15-2028
                                           PURCHASE             1,500,000.00          -258,000.00
                                           SALE                -1,500,000.00                                258,330.00

SLMA SER 1997-1 CL-A1 VAR RT BD DUE
10-25-05 REG
                                           FREE REC/DEL          -670,558.56
                                           PURCHASE               832,180.74          -828,214.88
                                           SALE                  -161,622.18                                161,622.18

SLMA SER 1997-3 CL A1 FLTG RT BD DUE
04-25-2006
                                           FREE REC/DEL           128,792.40
                                           SALE                  -128,792.40                                128,792.40

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
##STUDENT LN TR SER 1997-3 CL A1 VAR
RT CTF 4-25-06 DO NOT USE SEE 4772814
                                           FREE REC/DEL          -947,188.10
                                           PURCHASE               947,188.10          -944,968.14

SEQUA CORP TRANCHE #TR 00005 10.0 MTN
DUE 05-14-2001 BEO
                                           PURCHASE               280,000.00          -297,500.00
                                           SALE                  -280,000.00                                292,950.00

SOUTHTRUST BK N A BIRMINGHAM AL TRANCHE
# SB 5 6.125 SUB MTN DUE 01-09-2028**PUT
                                           PURCHASE             1,020,000.00        -1,013,063.80
                                           SALE                -1,020,000.00                              1,024,049.40

TRW INC 6.65 SR NT DUE 01-15-2028 CALL
                                           PURCHASE               535,000.00          -532,993.75
                                           SALE                  -535,000.00                                536,171.65

SLMA 5.63 MTN NT DUE 6-02-1999 BEO
                                           FREE REC/DEL        -3,910,000.00
                                           PURCHASE             3,910,000.00        -3,909,491.70

TAUBMAN RLTY GROUP LTD PARTNERSHIP 8.0
BD DUE 06-15-1999
                                           PURCHASE               520,000.00          -533,244.40
                                           SALE                  -520,000.00                                517,431.20

TENET HEALTHCARE CORP 8.0 SR NT DUE
01-15-2005 BEO
                                           PURCHASE               155,000.00          -159,113.70
                                           SALE                  -155,000.00                                156,937.50

##TRAVELERS CAP TRUS 7.625 12-1-36 N/C
CITIGROUP INC 7.625 12-1-36 4165751
                                           PURCHASE               365,000.00          -395,492.10
                                           SALE                  -365,000.00                                407,402.05

TRINET CORP RLTY TR INC 6.75 NT DUE
03-01-2003
                                           PURCHASE               475,000.00          -473,603.50
                                           SALE                  -475,000.00                                469,946.00

USAIR SER 1993-A2 9.625 PASS THRU TR CTF
DUE 09-01-2003 REG
                                           PURCHASE                90,000.00           -96,637.50
                                           SALE                   -90,000.00                                 91,800.00

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
UNISYS CORP 10.625 NT DUE 10-1-99 REG
                                           PURCHASE               180,000.00          -183,150.00
                                           SALE                  -180,000.00                                180,672.60

UNUM CORP TRANCHE # TR 15 7.19 MTN DUE
02-01-2028 BEO
                                           PURCHASE               510,000.00          -510,000.00
                                           SALE                  -510,000.00                                513,870.90

VIACOM INC 6.75 CO GUARNT DUE 01-15-2003
                                           FREE REC/DEL        -1,000,000.00
                                           PURCHASE             1,000,000.00        -1,040,140.00

VIR.IS PUB FIN AUTH REV RFDG SR LIEN B
6.28 LN NTS DUE 10-1-98 BEO N/C TAXABLE
                                           PURCHASE               180,000.00          -180,000.00
                                           SALE                  -180,000.00                                180,000.00

FNMA POOL #59101 5.35300 GTD MTG PASS
THRU CTF DUE 12-01-2027 REG
                                           PURCHASE               705,017.77          -710,085.09
                                           SALE                  -705,017.77                                709,616.90

FHLMC-GNMA REMIC TR SER 30 CL E 6.6 GTD
MTG PASS THRU CTF DUE 07-25-2018 REG
                                           FREE REC/DEL        -2,000,000.00
                                           PURCHASE             2,000,000.00        -2,024,658.34

FNMA POOL #59100 5.3 GTD MTG PASS THRU
CTF DUE 11-01-2027 REG
                                           PURCHASE                90,105.98           -90,612.83
                                           SALE                   -90,105.98                                 90,655.06

FNMA POOL #0065583 6.54 GTD MTG PASS
THRU CTF DUE 09-01-28 REG
                                           PURCHASE             4,757,380.59        -4,779,680.82
                                           SALE                -4,757,380.59                              4,784,140.86

FHA USGI PROJ LN #2063P6 7.44 BD DUE
08-01-2022
                                           FREE REC/DEL           864,219.29
                                           SALE                  -864,219.29                                864,219.29

FHLMC MULTICLASS SER 1499 CL PE 6.00000
MTG PARTN CTF DUE 02-15-2019 REG
                                           PURCHASE             6,000,000.00        -6,011,250.00
                                           SALE                -6,000,000.00                              6,001,712.86

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
CAL INFRASTRUCTURE & ECON DEV BK SPL
PURP TR 97-1 CL A6 6.31 ABS CTF 9-25-08
                                           FREE REC/DEL        -3,000,000.00
                                           PURCHASE             3,000,000.00        -3,010,898.43

XEROX CORP TRANCHE # TR 36 SER C 5.875
MTN DUE 06-15-2037 BEO ANNUAL OPT P**PUT
                                           PURCHASE               240,000.00          -243,336.00
                                           SALE                  -240,000.00                                244,800.00

FNMA POOL #86651 ADJ RT GTD PASS THRU
CTF DUE 7-1-2029 REG
                                           PURCHASE               195,415.44          -196,514.65
                                           SALE                  -195,415.44                                196,606.25

FNMA STRIPPED POOL #35453 MTG BCK SEC
SMBS SER K CL K-1 6% DUE 11-1-08 REG
                                           FREE REC/DEL        -1,607,661.90
                                           PURCHASE             1,688,082.50        -1,679,642.09
                                           SALE                   -80,420.60                                 80,420.60

F.N.M.A. POOL #86311 ADJ RT GTD MTG PASS
THRU CTF DUE 10-1-19 REG
                                           PURCHASE               786,020.97          -790,933.60
                                           SALE                  -786,020.97                                791,424.86

UNISYS CORP 11.75 SR NT DUE
10-15-2004/01 BEO
                                           PURCHASE               115,000.00          -132,825.00
                                           SALE                  -115,000.00                                128,800.00

GMAC COML MTG SEC INC SER 1997-C2 CL-A3
6.566 ABS CTF DUE 04-15-2027 BEO
                                           PURCHASE               780,000.00          -783,595.31
                                           SALE                  -780,000.00                                791,700.00

FNMA 6.11 MED TERM NT DUE 9-20-00 REG
                                           PURCHASE               125,000.00          -127,168.75
                                           SALE                  -125,000.00                                127,148.38

F.N.M.A. POOL #62689 FLT RT GTD MTG PASS
THRU CTF DUE 6-1-2028 REG
                                           PURCHASE               666,291.02          -671,079.98
                                           SALE                  -666,291.02                                670,637.53

SEITEL INC COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    215.28

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
BAY NETWORKS INC COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $30.00 PER SHR
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    314.88

IOMEGA CORP COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    214.99

PHILLIP MORRIS COM STK CALL OPTION
EXP 9/19/98 W/STRK PR. $40.00 PER SHR
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    227.39

USA DETERGENTS INC COM STK CALL OPTION
EXP 8/22/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    931.86

NETWORK PERIPHERAL COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $5.00 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    214.99

UAL CORP COM STK CALL OPTION
EXP 8/22/98 W/STRK PR. $85.00 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                    963.91

WALMART STORES COM STK CALL OPTION
EXP 8/22/98 W/STRK PR $60.00 PER SH
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    440.27

TELEDATE COMMUN LTD COM STK CALL OPTION
EXP 7/18/98 W/STRK PR $12.50 PER SH
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    402.77

USX CORP COMMON STOCK CALL OPTION EXP.
7-22-89 WITH STRK PR $35 PER SHR
                                           PURCHASE                     2.00              -610.10
                                           SALE                        -2.00                                    364.88

UAL CORP. COM STK CALL OPTION
EXP 08/22/98 W/STK PR $80.00 PER SH
                                           PURCHASE                     1.00              -239.00
                                           SALE                        -1.00                                    465.27

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
DELL COMPUTER COM STK CALL OPTION
EXP 11/21/98 W/STK PR $100.00 PER SH
                                           PURCHASE                     7.00           -10,832.80
                                           SALE                        -7.00                                  6,465.98

TEXAS INSTRUMENTS COM STK CALL OPTION
EXP 10/17/98 W/STK PR $60.00 PER SH
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    339.88

E-TRADE GROUP COM STK CALL OPTION
EXP 07/18/98 W/STK PR $25.00 PER SH
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    338.13

THREE COM CORP COM STK CALL OPTION
EXP 10/17/98 W/STK PR $30.00 PER SH
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    664.87

BERGEN BRUNSWIG COM STK CALL OPTION
EXP 08/22/98 W/STK PR $50.00 PER SH
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  2,769.60

NETSCAPE COM STK CALL OPTION
EXP 10/17/98 W/STK PR $40.00 PER SH
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    489.88

COMPUTER LEARNING COM STK CALL OPTION
EXP 08/22/98 W/STK PR $30.00 PER SH
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    896.06

EXCITE INC COM STK CALL OPTION
EXP 08/22/98 W/STRK PR $90.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    952.36

ZITEL CORP COM STK CALL OPTION
EXP 08/22/98 W/STRK PR $7.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    246.23

SEVEN SEAS PETROL COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $17.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    588.12

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
SOURCE MEDIA COM STK CALL OPTION
EXP 08/22/98 W/STRK PR $30.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    614.87

NOKIA CORP COM STK CALL OPTION
EXP 08/22/98 W/STRK PR $90.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    665.26

APPLE COMPUTER INC COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $40.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,464.95

UAL CORP COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $65.00 PER SHR
                                           PURCHASE                     6.00            -2,613.56
                                           SALE                        -6.00                                  4,400.83

ULTRATECH STEPPER COM STK CALL OPTION
EXP 11/21/98 W/STRK PR $25.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    227.78

IOMEGA CORP COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $5.00 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    339.98

ZITEL CORP COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $5.00 PER SHR
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    133.74

DELL COMPUTER COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $120.00 PER SHR
                                           PURCHASE                     4.00            -1,294.88
                                           SALE                        -4.00                                  1,651.22

EXCITE INC COM STK CALL OPTION
EXP 11/21/98 W/STRK PR $45.00 PER SHR
                                           PURCHASE                     2.00            -1,643.68
                                           SALE                        -2.00                                  1,064.86

APPLIED MAGNETICS COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $5.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    246.23

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
UNITED AIRLINES COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $60.00 PER SHR
                                           PURCHASE                     2.00            -1,978.82
                                           SALE                        -2.00                                    865.21

PFIZER INC COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $100.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,056.46

HOMESTAKE MINING COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $10.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    963.11

NOKIA CORP COM STK CALL OPTION
EXP 09/19/98 W/STRK PR $80.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    565.27

DELL COMPUTER COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $55.00 PER SHR
                                           PURCHASE                     4.00            -1,129.95
                                           SALE                        -4.00                                  2,339.26

UAL CORP COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $65.00 PER SHR
                                           PURCHASE                     4.00              -635.44
                                           SALE                        -4.00                                  2,537.09

LUCENT TECH COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $75.00 PER SHR
                                           PURCHASE                    20.00                 0.00
                                           SALE                       -20.00                                    465.14

PLC SYSTEMS INC COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $7.50 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                  1,802.99

SEITEL INC COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $12.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    643.61

AT&T COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $60.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    240.28

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
AMR CORP COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $65.00 PER SHR
                                           PURCHASE                     4.00            -1,036.05
                                           SALE                        -4.00                                  1,358.78

NOKIA CORP COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $85.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    565.27

COSTCO CO COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $85.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    275.63

AGRIBIOTECH INC COM STK CALL OPTION
EXP 10/17/98 W/STRK PR $12.50 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                    165.28

ASIA PULP & PAPER COM STK CALL OPTION
EXP 11/21/98 W/STRK PR $7.50 PER SHR
                                           PURCHASE                    10.00            -1,549.28
                                           SALE                       -10.00                                     90.28

INTERNEURON PHARMAC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    302.48

TCSI CORP COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    338.13

PLC SYSTEMS COM STK CALL OTPION
EXP 5/16/98 W/STRK PR. $20.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,087.31

PSINET INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,210.70

IOMEGA CORP COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    20.00            -1,351.50
                                           SALE                       -20.00                                  1,817.06

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
NETWORK PERIPHERAL COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00              -226.50
                                           SALE                       -10.00                                    340.27

CEPHALON INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    400.63

GENOME THERAPEUTICS COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    518.62

ORTHOLOGIC CORP COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    518.62

AMR CORP COM STK CALL OPTION
EXP 8/22/98 W/STRK PR. $150.00 PER SHR
                                           PURCHASE                    12.00            -5,218.27
                                           SALE                       -12.00                                  9,759.42

INTEL CORP COM STK CALL OPTION
EXP 4/18/98 W/STRK PR $80.00 PER SH
                                           PURCHASE                     1.00              -351.50
                                           SALE                        -1.00                                    340.27

AMTEL CORP COM STK CALL OPTION
EXP 2/21/98 W/STRK PR $25.00 PER SH
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,236.65

SEAGATE TECH COM STK CALL OPTION
EXP 1/17/98 W/STRK PR $25.00 PER SH
                                           PURCHASE                    19.00              -752.90
                                           SALE                       -19.00                                  1,836.48

SEAGATE TECH CORP COM STK CALL OPTION
EXP 1/17/98 W/STRK PR $20.00 PER SH
                                           PURCHASE                    19.00                 0.00
                                           SALE                       -19.00                                  2,548.96

TRACOR INC COM STK CALL OPTION
EXP 1/17/98 W/STRK PR $30.00 PER SH
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                    285.96

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
US AIRWAYS GRP COM STK CALL OPTION
EXP 1/17/98 W/STRK PR. $65.00 PER SHR
                                           PURCHASE                     4.00              -164.00
                                           SALE                        -4.00                                    360.15

UAL CORP COM STK CALL OPTION
EXP 1/17/98 W/STRK PR. $100.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    123.49

COMPUTER ASSOC COM STK CALL OPTION
EXP 8/22/98 W/STRK PR. $45.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    713.12

UAL CORP COM STK CALL OPTION
EXP 1/17/98 W/STRK PR $90.00 PER SH
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    415.27

C-CUBE MICROSYSTEMS COM STK CALL OPTION
EXP 2/21/98 W/STRK PR $20.00 PER SH
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    415.27

SEGATE TECH COM STK CALL OPTION
EXP 2/21/98 W/STRK PR. $20.00 PER SHR
                                           PURCHASE                    19.00                 0.00
                                           SALE                       -19.00                                  2,073.97

DIGITAL EQUIPMENT COM STK CALL OPTION
EXP 4/18/98 W/STRK PR $45.00 PER SH
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    265.28

CONSECO INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $45.00 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                  1,704.28

P-COM INC COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    390.27

US AIRWAYS GRP COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $60.00 PER SHR
                                           PURCHASE                     4.00            -5,250.20
                                           SALE                        -4.00                                  1,556.20

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
TCSI CORP COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $7.50
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    377.77

APPLIED MAGNETICS COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    463.13

CATERPILLAR INC COM STK CALL OPTION
EXP 2/21/98 W/STRK PR. $50.00 PER SHR
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    452.77

DURAMED PHARMACEUTIC COM STK CALL OPT
EXP 2/21/98 W/STRK PR. $5.00 PER SHR
                                           PURCHASE                     7.00                 0.00
                                           SALE                        -7.00                                    227.78

PHARMACIA &UPJOHN COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $45.00 PER SHR
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    140.28

UAL CORP COM STK CALL OPTION
EXP 2/21/98 W/STRK PR. $85.00 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                  1,630.46

LORAL
EXP 2/19/98
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    215.28

UAL CORP COM STK CALL OPTION
EXP 2/21/98 W/STRK PR. $90.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    227.78

UAL CORP COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $95.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,021.06

UNION PACIFIC RES COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $25.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    218.06

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
SUNAMERICA INC COM STK CALL OPTION
EXP 2/21/98 W/STRK PR. $40.00 PER SHR
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    264.99

SILICON GRAPHICS COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    713.12

THERMO CARDIOSYSTEM COM STK CALL OPT
EXP 7/18/98 W/STRK PR. $25.00 PER SHR
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                    402.77

PLC SYSTEMS COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                  2,934.20

US AIRWAYS GRP COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $65.00 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                  4,190.09

ADVANCED MICRO DEVICES COM STK CALL OPT
EXP 7/18/98 W/STRK PR. $20.00 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                  1,136.67

IDEC PHARMACEUTICALS COM STK CALL OPT
EXP 2/21/98 W/STRK PR. $45.00 PER SHR
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    209.03

VARCO INTL INC COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $25.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    352.48

TRICO MARINE SERVS COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $20.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    463.13

SYSTEMS SOFTWARE COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00              -414.00
                                           SALE                       -10.00                                    706.10

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ZITEL CORP COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                     5.00            -1,547.70
                                           SALE                        -5.00                                    525.63

NOVELL INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. 12.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    215.28

PLC SYSTEMS INC COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    806.87

ASCEND COMMUNICATION COM STK CALL OPT
EXP 3/21/98 W/STRK PR. $40.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    160.99

POWERWAVE TECH COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    575.69

AMR CORP COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $135.00 PER SHR
                                           PURCHASE                     4.00            -8,779.20
                                           SALE                        -4.00                                  2,345.93

ORACLE CORP COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $27.50 PER SHR
                                           PURCHASE                    16.00            -3,863.60
                                           SALE                       -16.00                                  1,147.69

VERITY INC COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $5.00 PER SHR
                                           PURCHASE                     1.00                 0.00
                                           SALE                        -1.00                                     90.28

NETWORK PERIPHERAL COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    956.10

PLC SYSTEMS INC COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    396.08

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
UAL CORP COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $85.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    765.26

ZITEL CORP COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    838.12

CABLETRON SYSTEMS COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                    264.55

GENOME THERAPEUTIC COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                  1,580.88

TELEDATA COMMUNICATION COM STK CALL OPT
EXP 3/21/98 W/STRK PR. $20.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    869.36

UAL CORP COM STK CALL OPTION
EXP 3/21/98 W/STRK PR. $90.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    590.26

INTEGRATED DEVICES COM STK CALL OPTION
EXP 8/22/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                    10.00            -1,674.50
                                           SALE                       -10.00                                  2,630.93

SYSTEMS SOFTWARE COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    831.10

DURAMED PHARMACEUTICALS COM STK CALL OPT
EXP 4/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                     65.27

ASCEND COMMUNICAITONS COM STK CALL OPT
EXP 4/18/98 W/STRK PR. $35.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    190.28

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
MEDICAL RESOURCES COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    152.78

VARCO INTL INC COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $25.00 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                  1,214.95

BAY NETWORKS INC COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $30.00 PER SHR
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    298.48

IOMEGA CORP COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00              -289.00
                                           SALE                       -10.00                                    465.27

TELEDATA COMMUN COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,334.10

HUMMINGBIRD COMM COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $35.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    210.98

APPLIED MAGNETICS COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    463.13

ALLIANCE SEMICONDUCTOR COM STK CALL OPT
EXP 4/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    465.27

TRANS WORLD AIRLINE COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    956.10

FPA MEDICAL MANAGEMENT COM STK CALL OPT
EXP 5/16/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    290.27

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
MARINE DRILLING COMPANY COM STK CALL OPT
EXP 5/16/98 W/STRK PR. $22.50 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    490.27

ADOBE SYSTEMS INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $50.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    265.28

QUAKER STATE COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $20.00 PER SHR
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    265.28

CEPHALON INC COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    525.63

UAL CORP COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $90.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    810.97

UAL CORP COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $100.00 PER SHT
                                           PURCHASE                     5.00              -164.00
                                           SALE                        -5.00                                  1,056.46

ULTRATECH STEPPER COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $25.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    115.27

POWERWAVE TECH INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                  1,268.59

ARCADIA FINL LTD COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00              -914.00
                                           SALE                       -10.00                                  1,357.04

METRICOM INC COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $10.00 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    465.26

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
PLC SYSTEMS INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,426.65

RAMTRON INTL COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $5.00 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    465.27

SILICON GRAPHICS COM STK CALL OPTION
EXP 4/18/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    338.13

ANALOG DEVICES INC COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $37.50 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    115.28

REVERSE REPO GOLDMAN BB 1,763,756
FNMA #323115 6.58 DUE 11/01/27
                                           PURCHASE             1,781,000.00        -1,781,000.00
                                           SALE                -1,781,000.00                              1,781,000.00

REVERSE REPO GOLDMAN BB 1,915,043
FNMA #66416 6.98 DUE 9/01/28
                                           PURCHASE             1,953,000.00        -1,953,000.00
                                           SALE                -1,953,000.00                              1,953,000.00

TELEDATA COMM COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                    15.00                 0.00
                                           SALE                       -15.00                                  1,261.59

INTEGRATED DEVICES COM STK CALL OPTION
EXP 11/21/98 W/STRK PR. $12.50 PER SHR
                                           PURCHASE                    10.00              -414.00
                                           SALE                       -10.00                                  1,951.07

BOSTON CHICKEN COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $5.00 PER SHR
                                           PURCHASE                    20.00                 0.00
                                           SALE                       -20.00                                    712.12

SYSTEMS SOFTWARE COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                     9.00                 0.00
                                           SALE                        -9.00                                    632.52

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
APPLIED MAGNETICS COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $10.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    244.39

CELEGENE CORP COM STK CALL OPTION
EXP 5/16/98 W/STRK PR. $10.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    215.27

ZITEL CORP COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $10.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    402.48

DURAMED PHARMACEUTICALS COM STK CALL OPT
EXP 6/20/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                     4.00                 0.00
                                           SALE                        -4.00                                    115.27

HEWLETT PACKARD COM STK CALL OPTION
EXP 8/22/98 W/STRK PR. $70.00 PER SHR
                                           PURCHASE                     1.00              -714.00
                                           SALE                        -1.00                                    965.25

ALLIANCE SEMICONDUCTOR COM STK CALL OPT
EXP 6/20/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    246.24

CABLETRON SYSTEMS COM STK CALL OPTION
EXP 10/17/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     4.00              -389.83
                                           SALE                        -4.00                                    664.53

APPLIED MAGNETICS COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    214.99

GENOME THERAPEUTICS COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    464.98

ULTRATECH STEPPER COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. 25.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    127.78

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
PLC SYSTEMS COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    643.61

COMPUCOM SYSTEMS COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $7.50 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    706.10

PRIMADONNA RESORTS COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $17.50 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    650.62

ORTHOLOGIC CORP COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $5.00 PER SHR
                                           PURCHASE                    10.00                 0.00
                                           SALE                       -10.00                                    339.98

TSCI CORP COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $5.00 PER SHR
                                           PURCHASE                     5.00              -382.75
                                           SALE                        -5.00                                    277.48

SEVEN SEAS PETROL COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $22.50
                                           PURCHASE                     5.00            -2,233.58
                                           SALE                        -5.00                                  1,452.25

K MART CORP COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $20.00 PER SHR
                                           PURCHASE                     7.00                 0.00
                                           SALE                        -7.00                                    349.18

SILICON GRAPHIC COM STK CALL OPTION
EXP 11/21/98 W/STRK PR. $15.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    302.33

BAY NETWORKS INC COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $27.50 PER SHR
                                           PURCHASE                     3.00                 0.00
                                           SALE                        -3.00                                    448.47

SEVEN SEAS PETROL COM STK CALL OPTION
EXP 7/18/98 W/STRK PR. $25.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                  1,889.37

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
PFIZER INC COM STK CALL OPTION
EXP 7/18/98 W/STRK PR.$110.00 PER SHR
                                           PURCHASE                     2.00                 0.00
                                           SALE                        -2.00                                    715.26

PSINET INC COM STK CALL OPTION
EXP 6/20/98 W/STRK PR. $10.00 PER SHR
                                           PURCHASE                     5.00                 0.00
                                           SALE                        -5.00                                    338.13

T & N ORD 40P(ASSD FED MOGUL CSH)
                                           FREE REC/DEL            19,000.00
                                           SALE                   -19,000.00                                 81,861.27

COLT TELECOM GROUP ORD GBP0.10
                                           FREE REC/DEL           -15,100.00
                                           PURCHASE                15,100.00          -330,185.94

COURTAULDS ORD 25P
                                           PURCHASE                17,200.00           -97,343.84
                                           SALE                   -17,200.00                                125,974.47

DIAGEO 'B'SHS OF 514 12/17P
                                           FREE REC/DEL             6,628.00
                                           SALE                    -6,628.00                                 56,469.99

ARGOS ORD 10 5/7P(ASSD GUS CASH)
                                           FREE REC/DEL            11,044.00
                                           SALE                   -11,044.00                                117,046.84

BRITISH AEROSPACE ORD GBP0.025
                                           FREE REC/DEL            26,800.00
                                           SALE                   -26,800.00                                230,857.65

THOMSON TRAVEL GP ORD GBP0.25
                                           PURCHASE                34,800.00           -96,815.37
                                           SALE                   -34,800.00                                103,649.91

BTR 'B'RED PRF GBP0.365
                                           FREE REC/DEL           134,313.00
                                           SALE                  -134,313.00                                 79,877.88

GNMA 6.5% PL#452872 15.02.2001
                                           PURCHASE               101,533.00          -103,044.10
                                           SALE                  -101,533.00                                100,454.21

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
BCO BRADESCO SA NEW PREF NPV (S/R 26/2/9
                                           FREE REC/DEL           236,233.00
                                           SALE                  -236,233.00                                    181.42

CIFRA SA DE CV SPON ADR REP 10'V'SHS NPV
                                           FREE REC/DEL               359.10
                                           SALE                      -359.10                                  4,982.92

ARGENTINA(REP OF) 11.375% BDS 30/01/2017
                                           FREE REC/DEL           390,000.00
                                           SALE                  -390,000.00                                383,223.75

USA TREASURY BDS 5.25% BDS 15/11/2028
                                           PURCHASE             1,000,000.00          -992,530.00
                                           SALE                -1,000,000.00                              1,002,012.50

ECI TELECOM ADR ORDINARY SHS
                                           PURCHASE                14,100.00          -369,511.05
                                           SALE                   -14,100.00                                433,727.81

NAVISTAR FINANCIAL 8.875% SNR SUB NTS 15
                                           FREE REC/DEL           160,000.00
                                           SALE                  -160,000.00                                160,000.00

NOKIA (AB) OY SPON ADR-REP 1'A'SHS FIM2.
                                           FREE REC/DEL             1,000.00
                                           PURCHASE                 2,900.00          -220,719.59
                                           SALE                    -3,900.00                                335,598.35

SUNCOR ENERGY INC COM NPV (CAD QUOTE)
                                           PURCHASE                 8,000.00          -265,383.03
                                           SALE                    -8,000.00                                222,165.39

USA TREASURY NTS 5.25% 31/7/98 USD1000
                                           PURCHASE             3,000,000.00        -3,039,073.94
                                           SALE                -3,000,000.00                              3,000,000.00

USA TREASURY NTS 6% NTS 30/09/98 USD(VAR
                                           PURCHASE             3,000,000.00        -3,003,632.81
                                           SALE                -3,000,000.00                              3,000,000.00

VOLVO AB RED RTS FOR ADR B 11.06.97
                                           FREE REC/DEL             3,800.00
                                           SALE                    -3,800.00                                    914.31

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
CALIFORNIA INFRAST 6.31% 1997-1 CL A6 25
                                           FREE REC/DEL         3,000,000.00
                                           SALE                -3,000,000.00                              3,063,632.81

TELESP-TEL SAO PAU RECEIPTS FOR PREF SHS
                                           FREE REC/DEL           -13,220.00
                                           PURCHASE                13,220.00            -2,881.08

BCO FRANCES RIO PL POISION PILL RTS
                                           FREE REC/DEL             1,192.00
                                           SALE                    -1,192.00                                      3.46

BOSS, HUGO NON VTG PRF DM50
                                           PURCHASE                   130.00          -167,972.42
                                           SALE                      -130.00                                288,941.38

KM EUROPA METAL AG DEM50(VAR)
                                           FREE REC/DEL              -700.00
                                           PURCHASE                   700.00           -95,100.07

KM EUROPA METAL AG DEM50(YOUNG)
                                           FREE REC/DEL              -350.00
                                           PURCHASE                   350.00           -43,331.56

BK AUSTRIA AG ATS100
                                           FREE REC/DEL             3,360.00
                                           SALE                    -3,360.00                                158,829.14

FORTIS AG NPV VVPR STRIP
                                           FREE REC/DEL               392.00
                                           SALE                      -392.00                                     10.78

ALITALIA LINEE ITL1000 (POST CONS)
                                           PURCHASE                 5,000.00           -81,129.55
                                           SALE                    -5,000.00                                 17,998.53

ASM LITHOGRAPHY HL NLG0.25
                                           FREE REC/DEL              -350.00
                                           PURCHASE                   350.00           -34,202.23

BERL KRAFT&LICHT DEM5 'A'
                                           PURCHASE                 4,500.00          -113,961.39
                                           SALE                    -4,500.00                                157,300.44

AB INTL CAYMAN TST UTS(1000 MAN CONV PRF
                                           PURCHASE            60,000,000.00          -417,454.16
                                           SALE               -60,000,000.00                                329,696.10

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
SODEXHO ALLIANCE FRF100(RFD 1/9/97)
                                           FREE REC/DEL               -20.00
                                           PURCHASE                    20.00            -8,019.92

NORDBANKEN HOLDING PAID SUBSCR SHS
                                           FREE REC/DEL            -8,613.00
                                           PURCHASE                 8,613.00           -41,209.74

BAAN CO NV NLG0.06
                                           FREE REC/DEL             2,246.00
                                           SALE                    -2,246.00                                102,546.09

LAFARGE FRF25(RFD-1/1/98)
                                           FREE REC/DEL               -39.00
                                           PURCHASE                    39.00            -2,664.40

GERMANY(FED REP) 5.625% BDS 4/1/2028 DEM
                                           PURCHASE             1,500,000.00          -992,224.82
                                           SALE                -1,500,000.00                              1,041,902.43

ALLIANZ AG DEM5 (S/R 01/04/98)
                                           FREE REC/DEL               520.00
                                           SALE                      -520.00                                  2,680.90

ABN-AMRO HLDGS NV NLG1.25 (STOCK DIV 06/
                                           FREE REC/DEL            18,286.00
                                           SALE                   -18,286.00                                     12.16

HUNTER DOUGLAS NV NLG0.50 (ST DIV 02/06/
                                           FREE REC/DEL             8,098.00
                                           SALE                    -8,098.00                                     43.38

HOLLANDSCHE BETON NLG2(STK DIV-25/5/98)
                                           FREE REC/DEL            12,340.00
                                           SALE                   -12,340.00                                      7.21

LAFARGE NEW FRF25 (BR) (S/R 8/4/98)
                                           FREE REC/DEL                 2.00
                                           SALE                        -2.00                                      1.87

VOLKSWAGEN AG NEW DEM50 (S/R 7/4/98)
                                           FREE REC/DEL               416.00
                                           SALE                      -416.00                                  9,171.42

AEGON NV NLG1(STK DIV-22/5/98)
                                           FREE REC/DEL             7,000.00
                                           SALE                    -7,000.00                                      0.00

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
TELEFONICA DE ESPA NEW ESP500(S/R7/5/98)
                                           FREE REC/DEL                10.00
                                           SALE                       -10.00                                      8.40

MANDAMUS FASTIGHET SEK20
                                           FREE REC/DEL               950.00
                                           SALE                      -950.00                                  5,692.56

SAIRGROUP CHF69(REGD)
                                           FREE REC/DEL             1,450.00
                                           SALE                    -1,450.00                                321,011.74

ALITALIA LINEE NEW ITL1000(S/R-16/6/98)
                                           FREE REC/DEL             5,000.00
                                           SALE                    -5,000.00                                 66,548.42

FORTIS AG CERT VALUE GTD 20/7/2001
                                           FREE REC/DEL               392.00
                                           SALE                      -392.00                                  2,380.57

BK AUSTRIA AG NEW ATS100(S/R-13/7/98)
                                           FREE REC/DEL             3,360.00
                                           SALE                    -3,360.00                                  1,008.28

BCO SANTANDER SA NEW ESP115 (B/R15/9/98)
                                           FREE REC/DEL                32.00
                                           SALE                       -32.00                                      9.34

MUNCHENER RUCKVERS DEM10(5 PD)(VK)(S/R11
                                           FREE REC/DEL                15.00
                                           SALE                       -15.00                                    109.78

AEGON NV NLG0.50(STK DIV-98)
                                           FREE REC/DEL             9,100.00
                                           SALE                    -9,100.00                                     71.56

SONERA-YHTYMA OYJ FIM2.50
                                           PURCHASE                   370.00            -3,244.98
                                           SALE                      -370.00                                  4,553.02

UNIONE IMMOBILIARE ITL125
                                           FREE REC/DEL            23,000.00
                                           SALE                   -23,000.00                                 10,964.61

MUENCHN RUECKVERS UNITS (REGD AND WTS)
                                           FREE REC/DEL               -57.00
                                           PURCHASE                    57.00           -19,217.80

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
ABN-AMRO STOCK COUPONS (11/09/1998)
                                           FREE REC/DEL            18,523.00
                                           SALE                   -18,523.00                                      3.91

MICHELIN NEW SHS FROM DIV
                                           FREE REC/DEL               -52.00
                                           PURCHASE                    52.00            -2,824.42

TELSTRA CORP INST RCPTS(17/11/98)(CHESS)
                                           FREE REC/DEL           -31,000.00
                                           PURCHASE                31,000.00           -43,043.60

COLONIAL LTD DEFD OPTIONS 2/2/98
                                           FREE REC/DEL             5,000.00
                                           SALE                    -5,000.00                                    228.13

FXF TRUST UNITS NPV
                                           FREE REC/DEL             8,150.00
                                           SALE                    -8,150.00                                  1,482.18

HONGKONG&CHINA GAS WTS 30/9/99 (SUB FOR
                                           FREE REC/DEL             1,350.00
                                           SALE                    -1,350.00                                     85.89

DEV BK SINGAPORE SGD1'A'(RFD 31/12/97)(A
                                           FREE REC/DEL            -7,400.00
                                           PURCHASE                 7,400.00           -39,547.31

GIO AUSTRALIA HLDG NPV
                                           PURCHASE                 5,000.00           -14,637.11
                                           SALE                    -5,000.00                                 12,090.43

HONG KONG CHIN GAS HK(cent) 0.25
                                           FREE REC/DEL             2,700.00
                                           PURCHASE                27,000.00           -44,791.31
                                           SALE                   -29,700.00                                 29,643.68

MATSUSHITA COMM JPY50
                                           PURCHASE                 9,000.00          -276,760.04
                                           SALE                    -9,000.00                                396,762.26

SINGAPORE TELECOMM SGD0.15
                                           PURCHASE                16,000.00           -29,854.39
                                           SALE                   -16,000.00                                 25,042.23

                  00-01666   PLAN TRUST - SUPERCONSOLIDATED

                   SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
                END OF THE FISCAL YEAR ENDED NOVEMBER 30, 1998

                                                                                     COST              PROCEEDS
                                                                                      OF                  OF
SECURITY DESCRIPTION                       TRANSACTION        SHARES             ACQUISITIONS           SALES
--------------------                       -----------        ------             ------------           -----
SINGAPORE PRESS HD SGD1
                                           FREE REC/DEL             4,000.00
                                           SALE                    -4,000.00                                 31,714.84

THAI FARMERS BANK THB10(ALIEN MKT)
                                           PURCHASE                24,000.00           -55,297.99
                                           SALE                   -24,000.00                                 19,843.11

SAMSUNG ELECTRONIC RTS ISSUE
                                           FREE REC/DEL               742.00
                                           SALE                      -742.00                                  7,654.72

COLONIAL LTD NEW SHS
                                           FREE REC/DEL            -1,000.00
                                           PURCHASE                 1,000.00            -2,766.37

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
NON-INTEREST BEARING CASH
=========================

CASH BALANCE                                                                             31.94                    31.94
AUSTRIAN SCHILLING
CASH BALANCE                                                                         52,392.99                52,392.99
AUSTRAILIAN DOLLAR
CASH BALANCE                                                                              5.87                     5.87
BELGIAN FRANC
CASH BALANCE                                                                          2,933.09                 2,933.09
CANADIAN DOLLAR
CASH BALANCE                                                                            498.78                   498.78
SWISS FRANC
CASH BALANCE                                                                         41,692.40                41,692.40
GERMAN DEUTSCHEMARK
CASH BALANCE                                                                             29.48                    29.48
DANISH KRONER
CASH BALANCE                                                                          1,245.42                 1,245.42
SPANISH PESETA
CASH BALANCE                                                                            147.01                   147.01
FINNISH MARK
CASH BALANCE                                                                        197,819.65               197,819.65
FRENCH FRANC
CASH BALANCE                                                                        270,221.37               270,221.37
BRITISH STERLING
CASH BALANCE                                                                         83,587.13                83,587.13
HONG KONG DOLLAR
CASH BALANCE                                                                              0.10                     0.10
INDONESIAN RUPIAH
CASH BALANCE                                                                             72.36                    72.36
ITALIAN LIRE
CASH BALANCE                                                                        113,657.58               113,657.58
JAPANESE YEN
CASH BALANCE                                                                          1,840.60                 1,840.60
MALAYSIAN RINGGIT
CASH BALANCE                                                                            258.39                   258.39
NETHERLAND GUILDERS
CASH BALANCE                                                                             53.50                    53.50
NORWEGIAN KRONER
CASH BALANCE                                                                            487.61                   487.61
NEW ZEALAND DOLLAR
CASH BALANCE                                                                            331.38                   331.38
PORTUGUESE ESCUDO

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
CASH BALANCE                                                                            116.33                   116.33
SWEDISH KRONER
CASH BALANCE                                                                            809.64                   809.64
SINGAPORE DOLLAR
CASH BALANCE                                                                             23.40                    23.40
MEX NUEVO PESO
CASH                                                                             -6,317,769.21            -6,317,769.21

      TOTAL NON-INTEREST BEARING CASH                                            -5,549,513.19            -5,549,513.19

RECEIVABLES - OTHER
===================

FOREIGN CURRENCY PURCHASE                                                         1,370,370.13             1,424,400.18
AUSTRAILIAN DOLLAR
FOREIGN CURRENCY PURCHASE                                                           485,809.74               491,168.59
SWISS FRANC
FOREIGN CURRENCY PURCHASE                                                         3,961,901.01             3,890,175.88
GERMAN DEUTSCHEMARK
FOREIGN CURRENCY PURCHASE                                                         1,831,370.08             1,817,818.16
FRENCH FRANC
FOREIGN CURRENCY PURCHASE                                                         3,668,870.00             3,629,259.88
BRITISH STERLING
FOREIGN CURRENCY PURCHASE                                                           105,079.93               105,073.14
HONG KONG DOLLAR
FOREIGN CURRENCY PURCHASE                                                            61,369.67                61,858.05
ITALIAN LIRE
FOREIGN CURRENCY PURCHASE                                                         7,869,607.86             8,291,402.78
JAPANESE YEN
FOREIGN CURRENCY PURCHASE                                                            46,917.92                49,471.79
SINGAPORE DOLLAR
FOREIGN CURRENCY PURCHASE                                                        10,204,587.54            10,204,587.54
UNITED STATES DOLLAR
FOREIGN CURRENCY SALE                                                              -433,650.00              -451,463.26
AUSTRAILIAN DOLLAR
FOREIGN CURRENCY SALE                                                              -423,606.98              -425,329.23
CANADIAN DOLLAR
FOREIGN CURRENCY SALE                                                              -476,000.00              -491,168.59
SWISS FRANC
FOREIGN CURRENCY SALE                                                              -304,933.83              -295,972.89
GERMAN DEUTSCHEMARK
FOREIGN CURRENCY SALE                                                               -25,128.01               -25,282.20
FRENCH FRANC

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
FOREIGN CURRENCY SALE                                                            -1,840,977.08            -1,808,394.70
BRITISH STERLING
FOREIGN CURRENCY SALE                                                            -8,417,751.68            -8,555,930.70
JAPANESE YEN
FOREIGN CURRENCY SALE                                                               -50,099.43               -52,582.51
SINGAPORE DOLLAR
FOREIGN CURRENCY SALE                                                           -17,633,736.87           -17,633,736.87
UNITED STATES DOLLAR
PENDING PURCHASE                                                                    -31,514.70               -30,859.07
AUSTRAILIAN DOLLAR
PENDING PURCHASE                                                                    -36,043.39               -35,347.14
FRENCH FRANC
PENDING PURCHASE                                                                    -31,465.61               -31,424.58
BRITISH STERLING
PENDING PURCHASE                                                                   -105,066.36              -105,073.14
HONG KONG DOLLAR
PENDING PURCHASE                                                                    -87,389.66               -88,073.30
ITALIAN LIRE
PENDING PURCHASE                                                                    -37,375.16               -37,241.38
JAPANESE YEN
PENDING PURCHASE                                                                    -26,482.97               -26,682.99
NETHERLAND GUILDERS
PENDING PURCHASE                                                                -31,787,810.44           -31,787,810.44
UNITED STATES DOLLAR
PENDING SALE                                                                         15,179.51                14,972.39
AUSTRAILIAN DOLLAR
PENDING SALE                                                                        176,248.46               175,072.38
BRITISH STERLING
PENDING SALE                                                                         22,839.82                22,758.06
JAPANESE YEN
PENDING SALE                                                                     11,972,399.58            11,972,399.58
UNITED STATES DOLLAR
DUE FROM BROKER ON PENDING TRADES                                                83,250,934.36            83,250,934.36

DUE TO BROKER ON PENDING TRADES                                                 -87,192,631.17           -87,192,631.17

      TOTAL RECEIVABLES - OTHER                                                 -23,898,177.73           -23,673,651.40

INTEREST BEARING CASH
=====================

CASH BALANCE                                                                     35,174,535.99            35,174,535.99
UNITED STATES DOLLAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
CASH ON CALL                                                                              0.00                     0.00
AUSTRIAN SCHILLING
CASH ON CALL                                                                        177,321.69               177,321.69
AUSTRAILIAN DOLLAR
CASH ON CALL                                                                            200.63                   200.63
BELGIAN FRANC
CASH ON CALL                                                                         61,803.81                61,803.81
SWISS FRANC
CASH ON CALL                                                                          2,365.81                 2,365.81
GERMAN DEUTSCHEMARK
CASH ON CALL                                                                         44,481.51                44,481.51
SPANISH PESETA
CASH ON CALL                                                                              0.00                     0.00
FINNISH MARK
CASH ON CALL                                                                        293,588.66               293,588.66
FRENCH FRANC
CASH ON CALL                                                                        178,264.89               178,264.89
BRITISH STERLING
CASH ON CALL                                                                         12,914.89                12,914.89
HONG KONG DOLLAR
CASH ON CALL                                                                              0.00                     0.00
ITALIAN LIRE
CASH ON CALL                                                                          4,067.69                 4,067.69
JAPANESE YEN
CASH ON CALL                                                                         28,323.41                28,323.41
NETHERLAND GUILDERS
CASH ON CALL                                                                          2,110.60                 2,110.60
NEW ZEALAND DOLLAR
CASH ON CALL                                                                            576.68                   576.68
PORTUGUESE ESCUDO
CASH ON CALL                                                                            986.13                   986.13
SWEDISH KRONER
CASH ON CALL                                                                        166,970.24               166,970.24
SINGAPORE DOLLAR
MFO SCHWAB CHARLES FAMILY FDS VALUE                      525,100.32                 525,100.32               525,100.32
ADVANTAGE MONEY FD
MFO SCHWAB FAMILY FD MONEY MARKET FD                  12,439,225.05              12,439,225.05            12,439,225.00
MFO UAL FRANK RUSSELL STIF UNIT SECURITY              68,278,848.29              68,278,848.29            68,278,848.29
FBO MANAGED ACCOUNTS
COLTV SHORT TERM INVT FD                              43,759,929.14              43,759,929.14            43,759,929.14
INVESTED CASH

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
      TOTAL INTEREST BEARING CASH                                               161,151,615.38           161,151,615.38

US GOVERNMENT SECURITIES
========================

BEAR STEARNS MTG 6.35% 93-8 CL A5 25.08.               2,651,891.28               2,637,097.72             2,646,083.64
CAPCO AMERICA SEC 5.86% MTG BDS 15/12/07               1,879,605.25               1,888,839.75             1,862,275.29
CHASE COML MTG SEC 7.6% 1996-1 CL A1 18.                 730,032.96                 776,305.68               788,406.40
CHASE MORTGAGE 6.75% SER 98-AS1 25.08.20               1,000,000.00                 975,625.00               929,680.00
CHEMICAL MTG SEC 7.25 S96-1 CL A9 25.01.                 973,312.54                 988,824.71               973,594.80
COLLATERALIZED MRT 8% 92-3 CL I 20.03.20                 600,000.00                 620,250.00               613,686.00
COUNTRYWIDE FUNDIN 6.625% 1993-12 A11 25                 165,000.00                 125,013.28               157,368.75
CUBES STRIPPED TREASURY COUPON DUE                     2,000,000.00                 536,623.78             1,891,760.00
2-15-2000 BOOK ENTRY ONLY
CUBES STRIPPED TREASURY COUPON DUE                     1,080,625.00                 205,221.49               790,801.38
5-15-2005 BOOK ENTRY ONLY
DLJ ACCEPTANCE TR 6.39%1989-2 CL G 17.10                 833,108.13                 841,699.56               841,439.21
FEDERAL FARM CR BKS CONS SYSTEMWIDE                      170,000.00                 170,425.00               174,489.70
MEDIUM-TERM NTS MTN 5.73% DUE 06-30-2003
REG
FEDERAL HOME LN BKS 5.760% DUE                           225,000.00                 226,001.95               231,363.00
FEDERAL HOME LN BKS BD 5.55% DUE                         280,000.00                 280,043.75               282,055.20
08-17-2000 REG
FEDERAL HOME LN BKS MEDIUM TERM CONS BDS                 425,000.00                 439,747.50               435,956.50
DTD 04/07/1995 7.08% DUE 04-07-2000 REG
FEDERAL HOME LOAN BANK CONSOLIDATED                      180,000.00                 219,937.50               215,100.00
9.50% BD DUE 2-25-04 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                    450,000.00                 513,881.25               475,029.00
RESIDENTIAL 8.90% BD DUE 6-12-2000 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                    525,000.00                 600,593.76               561,256.50
9.20% DEB DUE 9-11-2000 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                    275,000.00                 281,617.19               275,085.25
7.05% BD DUE 12-10-98 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                    720,000.00                 756,320.31               776,138.40
7.55% BD DUE 4-22-02 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                    605,000.00                 682,843.76               642,431.35
8.25% DEB DUE 12-18-00 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                    450,000.00                 513,059.37               457,312.50
8.45% BD DUE 7-12-99 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                  1,170,000.00               1,287,314.33             1,204,550.10
8.35% BD DUE 11-10-99 REG

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
FHA (USGI PROJECT) LOAN #2063P6 01/08/22               1,975,176.90               1,985,052.79             1,999,866.61
FHA FIFTY FIVE INS 7.43% MTG SER 01.05.2               2,562,081.83               2,664,554.74             2,664,308.90
FHA FIFTY FOURTH 7.43% PL#54 01.05.2023                  581,867.37                 598,613.52               598,566.96
FHA INSD MTG 7.43% PL#091 01.07.2023                   1,517,758.20               1,634,721.19             1,634,625.58
FHA 1 HUNDRED 20 9 7.43% BDS P7-01 01.08               1,087,641.13               1,165,475.44             1,166,712.64
FHA 1ST INS 7.483% PL#1 15.03.2019                     4,728,873.88               4,803,446.39             4,803,117.20
FHA 221D4 P9-00 7.43% BD 01.01.2021                    1,224,602.28               1,251,310.85             1,251,298.61
FHA 7.43% PL#075 35261 01.05.21                        2,460,393.70               2,549,582.61             2,549,459.95
FHLB VAR RT BD DUE 08-19-2004                            100,000.00                 109,249.00               111,609.00
FHLB 5.5% BD DUE 07-14-2000 BEO                          175,000.00                 174,835.94               176,559.25
FHLB 7.31% CONS DTD 6-6-94 BD DUE                         85,000.00                  89,356.25                93,566.30
06-16-2004
FHLMC GOLD 6.775% PL# W10002 01.11.03                    440,000.00                 448,694.40               478,464.80
FHLMC GOLD 7.50% TBA PL#999999 1.12.28                 3,400,000.00               3,493,500.00             3,491,358.00
FHLMC GOLD 8.5% PL#B00083 01.11.2002                   1,020,768.05               1,069,254.53             1,042,132.73
FHLMC GOLD 9.0% PL#A00952 01.09.2020                   1,946,839.96               2,069,734.23             2,068,420.12
FHLMC MULTICLASS 0% SER 1750-C PB 15.03.                 215,674.87                 180,021.11               212,843.06
FHLMC MULTICLASS 5.5% SER 1555 PC 15.11.                  71,422.40                  70,864.41                71,265.98
FHLMC MULTICLASS 6.5% SER 1564 CL I 15.0               1,040,254.03                 165,140.33                88,198.98
FHLMC MULTICLASS 6.5% SER 1577 PL 15.07.               3,567,510.21                 494,155.93               181,629.08
FHLMC MULTICLASS 6.5% SER 1933 PB 15.05.               2,000,000.00               2,014,375.00             2,001,860.00
FHLMC MULTICLASS 6.75% SER 1475 H 15.04.                 250,000.00                 252,031.25               253,357.50
FHLMC MULTICLASS 6% SER 1618 CL L 15.10.               3,403,838.31                 506,852.81               237,972.55
FHLMC MULTICLASS 7.25% SER 41 CL E 25.04               1,944,684.76               1,954,712.04             1,945,287.61
FHLMC MULTICLASS 7.5% SER 1768 PG 15.03.               7,000,000.00               7,230,234.38             7,253,750.00
FHLMC MULTICLASS 7.5% SER 1971 CL E 20.0                 729,475.60                 741,899.47               737,222.63
FHLMC MULTICLASS 8% SR 1869 CL J 15.12.2               1,000,000.00               1,032,500.00             1,032,500.00
FHLMC STRUSCTURED 6.324% SER E3 CL A 15.                 848,129.74                 849,057.38               851,810.62
FHLMC 10.25% SER J CL 4 31.12.14                       3,017,668.59               3,304,347.10             2,072,008.20
FHLMC 11.25% PL#306670 01.04.2019                        107,240.09                 117,762.99               119,790.40
FHLMC 6.5% SER 1606 IA 15.11.2008                        664,541.14                 111,206.81               113,223.85
FHLMC 6.5% SER 1676 CL I 15.04.20                        937,633.54                  89,221.69                92,920.42

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
FHLMC 6.6% SER 30 CL E 25.07.2018                      2,000,000.00               2,024,658.34             2,009,360.00
FHLMC 6%1594 CL J 15.10.2008                             190,000.00                 183,350.00               190,237.50
FHLMC 7.0% SER 1433 CL Z 15.02.22                      1,520,105.50               1,545,136.23             1,544,320.78
FHLMC 7.25% SER 1931 CL A 15.6.21                        692,254.00                 699,609.19               693,984.63
FHLMC 7.25% SER 41 CL B 25.04.24                       1,297,420.50               1,303,907.60             1,297,822.70
FHLMC 7.750% DEB DUE 11-7-2001 REG                       210,000.00                 215,484.38               225,453.90
FHLMC 8.5% PL#B00549 01.04.2004                          896,519.10                 921,313.47               910,594.45
FNMA ARMS PL#300309 01.12.2024                           954,653.57                 954,733.62               963,006.79
FNMA ARMS PL#323115 01.11.2027                         1,763,756.28               1,780,842.67             1,777,531.22
FNMA ARMS PL#443624 01.05.2023                           938,660.35                 955,233.57               962,277.04
FNMA ARMS PL#66414 01.09.2028                          1,915,043.95               1,938,981.99             1,940,188.48
FNMA REMIC TR 3% 1993-162 CL C 25.08.202                 713,093.51                 665,851.07               693,925.56
FNMA REMIC TR 5% 1992-103 CL JC 25.11.20               1,347,902.18               1,273,697.36             1,331,889.10
FNMA REMIC TR 6.5% SER 97-35 PL 18.05.13               1,841,669.43               1,846,273.61             1,842,240.35
FNMA REMIC TR 6% 93-221 CL A 25.11.2006                  122,285.90                 122,209.47               122,361.72
FNMA REMIC TR 7.0% 93-131 CL JB 25.05.05               3,818,347.90                 333,717.65               109,777.50
FNMA REMIC TR 8% 93-39 CL H 25.11.2023                 1,175,037.00               1,173,751.82             1,215,423.02
FNMA REMIC TRUST 7% SER 93-147 CLS L 25/               2,411,704.02                 345,983.62               227,303.10
FNMA TBA POOL #99999999 6.5 DUE                        4,400,000.00               4,394,500.00             4,428,864.00
12-01-2028 REG
FNMA 10% PL#67329 01.11.2001                              27,045.88                  28,055.87                27,476.45
FNMA 5.89% MTN DUE 11-06-2002 BEO                        165,000.00                 166,521.09               170,284.95
FNMA 5%93-25 CL C 25.01.2017                             274,817.07                 270,308.36               272,926.33
FNMA 6.16% MTN DUE 03-29-2001 REG                        325,000.00                 326,007.50               332,972.25
FNMA 6.23% MTN DUE 03-01-2002 BEO                        300,000.00                 306,421.88               310,734.00
FNMA 6.35% DEB DUE 8-10-99 REG                           130,000.00                 131,096.88               130,893.10
FNMA 6.69% MTN DUE 08-07-2001 REG                        275,000.00                 283,316.00               285,612.25
FNMA 6.95%90-68 CL J 25.07.2020                        2,500,000.00               2,393,750.00             2,568,750.00
FNMA 6% SER K CL 1 01.11.2008                          1,572,866.40               1,565,002.08             1,582,662.21
FNMA 7.05% DEB DUE 11-12-02 REG                          475,000.00                 509,140.62               509,808.00
FNMA 7.5% PL#251998 01.05.2028                         1,054,158.09               1,075,570.67             1,084,127.80
FNMA 7.5% PL#442644 01.09.2027                         2,285,413.03               2,331,835.48             2,350,387.32

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
FNMA 8.5% PL#251939 01.05.2027                           881,089.64                 912,891.47               923,487.67
FNMA 8.5% PL#417805 01.05.2027                         1,015,039.35               1,051,517.34             1,063,883.04
FNMA 8.875% PL#80323 01.06.2007                          554,391.85                 580,032.47               575,092.84
FNMA 8% PL#415419 01.12.2026                           1,832,334.79               1,883,869.22             1,897,034.53
FNMA 8% PL#420656 01.07.2017                           1,004,122.39               1,033,618.49             1,051,848.33
FNMA 8% PL#440375 01.06.2027                           1,314,306.37               1,353,735.55             1,360,714.53
GE CAP MTG SVCS IN 7.50 96-11 CL A9 25.7               1,955,224.64               2,004,105.25             2,010,352.20
GE CAPITAL MTG SRV 6.5%1993-12 CL A8 25.               2,000,000.00               1,997,500.00             1,960,620.00
GE CAPITAL MTG SRV 7.75%96-14 CL 1A8 25.               2,942,266.39               3,011,628.37             3,023,593.58
GNMA ARM 6.50% POOL#8580 20.01.2025                       95,063.57                  96,311.28                96,162.50
GNMA II ARM 5.5% POOL# 8945 20.08.2026                   758,528.54                 739,328.28               766,235.19
GNMA II ARM 6.875%POOL #8597 20.02.2025                  363,574.99                 369,937.56               368,061.51
GNMA II ARM 7.125 POOL# 8685 20.08.2025                  175,144.06                 180,544.08               177,196.75
GNMA II ARMS  POOL#8781 20.01.2026                       321,134.54                 318,227.88               323,745.36
GNMA II ARMS PL#8682 20.08.2025                          840,838.98                 831,181.89               850,163.88
GNMA POOL#8062 7% SERIES 2022 DUE 20/10/               1,255,847.58               1,277,824.91             1,269,197.24
GNMA TBA 6.5% PL#99999999 15.01.2029                   1,000,000.00               1,010,468.75             1,010,310.00
GNMA 10.5% PL#99264 15.07.2013                             2,755.28                   2,992.91                 3,065.99
GNMA 10.5% PL#99519 15.08.2013                            39,738.11                  43,165.55                44,219.38
GNMA 11% PL#126705 15.10.2000                             13,914.91                  15,080.29                14,256.38
GNMA 11% PL#127644 15.09.2000                              6,040.54                   6,546.43                 6,188.77
GNMA 11% PL#133328 15.09.2000                              4,934.38                   5,347.64                 5,055.47
GNMA 11% PL#134323 15.09.2000                             32,730.18                  35,471.36                33,533.38
GNMA 11% PL#135153 15.09.2000                             16,433.27                  17,809.56                16,836.54
GNMA 11% PL#136150 15.10.2000                             62,916.14                  68,185.38                64,460.10
GNMA 11% PL#136356 15.08.2000                             27,475.41                  29,776.47                28,149.66
GNMA 11% PL#137147 15.10.2000                              8,096.43                   8,774.52                 8,295.12
GNMA 11% PL#137268 15.08.2000                             11,097.76                  12,027.19                11,370.10
GNMA 11% PL#137279 15.10.2000                             32,956.37                  35,716.48                33,765.12
GNMA 11% PL#137395 15.10.2000                              9,518.55                  10,315.72                 9,752.14
GNMA 11% PL#138029 15.10.2000                             32,929.95                  35,687.83                33,738.05
GNMA 11% PL#138389 15.09.2000                             15,343.48                  16,628.50                15,720.01

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
GNMA 11% PL#139503 15.10.2000                             26,261.53                  28,460.90                26,905.99
GNMA 11% PL#139778 15.10.2000                             43,265.95                  46,889.47                44,327.70
GNMA 11% PL#139816 15.08.2000                             31,892.34                  34,563.33                32,674.98
GNMA 11% PL#140090 15.09.2000                             10,074.08                  10,917.80                10,321.30
GNMA 11% PL#140133 15.10.2000                             37,645.05                  40,797.83                38,568.86
GNMA 11% PL#140171 15.10.2000                              7,379.87                   7,997.93                 7,560.97
GNMA 11% PL#140233 15.10.2000                             10,866.66                  11,776.75                11,133.33
GNMA 11% PL#141455 15.10.2000                             10,560.90                  11,445.36                10,820.06
GNMA 11% PL#141635 15.09.2000                             27,358.67                  29,649.97                28,030.05
GNMA 11% PL#141681 15.10.2000                             16,807.05                  18,214.63                17,219.50
GNMA 11% PL#141953 15.10.2000                             14,895.47                  16,142.97                15,261.00
GNMA 11% PL#141965 15.10.2000                             14,947.02                  16,198.83                15,313.82
GNMA 11% PL#90741 15.01.2010                              15,019.33                  16,460.28                16,247.31
GNMA 11% PL#90947 15.01.2010                              41,255.69                  45,213.68                44,628.76
GNMA 11% PL#92213 15.07.2010                              25,954.62                  28,444.62                28,076.67
GNMA 11% PL#92923 15.09.2010                              47,720.80                  52,299.01                51,622.45
GNMA 11% PL#93487 15.09.2010                              69,872.52                  76,575.90                75,585.30
GNMA 11% PL#98572 15.06.2013                             180,820.33                 198,167.78               196,869.94
GNMA 6.50% PL#0452872 15.02.2001                         101,533.00                 103,044.10               102,221.39
GNMA 7.5% PL#312690 15.07.2023                            66,436.81                  66,519.88                68,637.20
GNMA 7.5% PL#342726 15.07.2023                            50,631.85                  50,695.16                52,308.78
GNMA 7.5% PL#344095 15.08.2023                            17,546.31                  17,568.23                18,127.44
GNMA 7.5% PL#344129 15.08.2023                            56,191.02                  56,261.26                58,052.07
GNMA 7.5% PL#349628 15.06.2023                            23,021.19                  23,049.99                23,783.65
GNMA 7.5% PL#423415 15.12.2025                            21,362.13                  21,976.29                22,056.19
GNMA 7.5% PL#428537 15.08.2026                           221,173.11                 227,531.83               228,361.24
GNMA 7.5% PL#433397 15.01.2027                           192,392.42                 197,923.70               198,645.17
GNMA 7.5% PL#451439 15.09.2027                            94,080.36                  96,785.18                97,137.97
GNMA 7.5% PL#457560 15.12.2027                           144,986.76                 149,064.51               149,698.83
GNMA 7% POOL#8608 20/03/2025                             785,419.96                 800,284.09               794,750.75
GNMA, POOL #780772 SERIES 2017 8.0%, DUE                     198.18                     208.75                   208.03
12-15-2017 REGISTERED

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
GNSF 7.50% POOL #343742 15/04/23                          93,358.37                  93,475.09                96,450.40
GOVERNMENT NATL 7.5%1997-6 CL Z 20.04.20               1,125,672.30               1,162,204.21             1,157,945.32
JP MORGAN COML MTG 6.373% 98-C6 CL A1 15                 516,258.90                 518,840.18               527,508.18
MERRILL LYNCH MRTG 6.31% 98-C1 CL A1 15.                 887,188.91                 887,713.48               907,869.28
NOMURA ASSET SECUR 7.07% MTG BDS 13/4/20               1,585,253.81               1,659,810.27             1,666,926.09
NORWEST ASSET SEC 6.75% CL A13 25.10.202                 999,223.29               1,014,992.28             1,008,116.38
PNC MORTGAGE SEC 6.75%98-5 CL 2A5 25.07.               3,000,000.00               2,978,437.50             3,026,751.00
PRUDENTIAL SECURIT 6.105% 98-C1 A1A3 15.                   9,111.36                   9,169.00                 9,185.16
SLM STUDENT LOAN 5.2123% 1997-1 25.10.20                 670,558.56                 667,362.94               663,350.06
SLMA FRN 1997-3 CL A1 25.04.2006                         818,395.70                 816,390.70               806,954.53
TREASURY INVESTMENT GROWTH RECEIPT,                    1,063,000.00                 137,203.54               927,116.71
SERIES 12, REPRESENTING INTEREST PAYMENT
ON THE 11-15-2001 COUPON OF A 13.25% USA


U S TREAS BILL DUE 12-3-1998                             150,000.00                 147,711.74               149,944.21
U S TREAS BILL DUE 12-10-1998                            970,000.00                 959,984.38               968,797.37
U.S TREASURY STRIPPED SECS INT GENERIC                 1,480,000.00                 638,938.08             1,102,910.80
TINT PMT DUE 2-15-05 BEO
U.S TREASURY STRIPPED SECS INT GENERIC                   150,000.00                  50,500.50                74,103.00
TINT PMT DUE 5-15-12 REG
U.S TREASURY STRIPPED SECS INT PMT                       110,000.00                  42,203.70                57,649.90
GENERIC TINT PMT DUE 5-15-11 REG
U.S. TREAS STRIPPED SECS INT PMT                         300,000.00                  83,055.43               135,711.00
GENERIC TINT PMT DUE 11-15-13 REG
U.S. TREASURY SEC STRIPPED IN PMT                      1,440,000.00                 385,640.76               438,364.80
GENERIC TINT PAYMENT DUE 8-15-2020
U.S. TREASURY STRIPPED SECS INT GENERIC                  900,000.00                 386,375.44               493,740.00
TINT PMT DUE 8-15-10 REG
U.S. TREASURY STRIPPED SECS INT PMT                      155,000.00                  42,701.44                61,192.45
GENERIC TINT PMT DUE 2-15-16 REG
U.S. TREASURY STRIPPED SECS INT IMPT                     220,000.00                  56,013.57                85,547.00
GENERIC TINT PMT DUE 5-15-16 REG
U.S. TREASURY STRIPPED SECS INT PMT                       15,000.00                   4,223.72                 7,977.75
GENERIC TINT PMT DUE 2-15-11 BEO
U.S. TREASURY STRIPPED SECS INT GEN INT                  270,000.00                 111,951.52               139,673.70
PMT DUE 8-15-11
U.S. TREASURY STRIPPED SECS INT GEN TINT                 220,000.00                  68,198.31               107,192.80
PMT DUE 8-15-12 BEO

                                   -711-

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
U.S. TREASURY STRIPPED SECS INT PMT GEN                  140,000.00                  41,527.37                64,220.80
TINT PMT DUE 8-15-13 REG
U.S. TREASURY STRIPPED SECS INT PMT                    1,000,000.00                 484,429.39               735,760.00
REPSTG INT PMT ON 5-15-05 CPN GEN TINT
U.S. TREASURY STRIPPED SECS INT PMT                      535,000.00                 210,188.90               298,294.60
GENERIC TINT PMT DUE 5-15-10 REG
U.S. TREASURY STRIPPED SECS INT PMT                      185,000.00                  55,635.23                92,773.80
GEN TINT PMT DUE 2-15-12 REG
U.S. TREASURY STRIPPED SECS INT PMT                      750,000.00                 368,194.29               381,795.00
GENERIC TINT PMT DUE 11-15-11 REG
U.S. TREASURY STRIPPED SECS INT PMT                      210,000.00                  71,953.04                97,757.10
GENERIC TINT PMT DUE 5-15-13 REG
U.S. TREASURY STRIPPED SECS INT PMT                      800,000.00                 329,576.00               356,056.00
GEN TINT PMT DUE 2-15-14 REG
U.S. TREASURY STRIPPED SECS INT PMT                      155,000.00                  64,590.13                87,671.10
GENERIC TINT PMT DUE 2-15-10 REG
U.S. TREASURY STRIPPED SECS INT PMT                      330,000.00                 109,198.13               158,376.90
GENERIC TINT PMT DUE 11-15-12 REG
U.S. TREASURY STRIPPED SECS INT PMT                    1,522,000.00                 700,279.83               822,443.14
GENERIC TINT PMT DUE 11-15-10 REG
U.S. TREASURY STRIPPED SECS INT GENERIC                  180,000.00                  56,329.56                73,126.80
TINT PMT DUE 8-15-15 BEO
U.S.A. TREASURY SECURITIES STRIPPED INT                  335,000.00                 108,516.55               116,131.10
PMT GENERTIC TINT PMT DUE 5-15-2018 REG
UNITED STATES TREAS BD STRIPPED PRIN PMT                 250,000.00                  52,610.00                76,587.50
DUE 8-15-2020 REG (CV OVER 1 BILLION SEE
SR #3977812)
UNITED STATES TREAS SEC STRIPPED NT PMT                  145,000.00                  80,892.01                97,344.30
GENERIC TINT PYMT DUE 2-15-2007 REG
UNITED STATES TREAS SEC STRIPPED INT PMT               1,005,000.00                 365,469.14               402,512.55
GENERIC TINT PMT DUE 11-15-2015 REG
UNITED STATES TREAS SEC STRIPPED INT                      45,000.00                  11,167.28                14,094.00
PMT DUE 2-15-2020 GENERIC INT PMT
UNITED STATES TREAS SEC STRIPPED INT                   2,300,000.00                 523,126.08               666,494.00
GENERIC TINT DUE 8-15-21 REG
UNITED STATES TREAS SEC STRIPPED INT                   1,275,000.00                 691,623.00             1,011,572.25
PYMT GENERIC TINT PYMT DUE 11-15-03 REG
UNITED STATES TREAS SEC STRIPPED INT PMT                 610,000.00                 294,574.24               471,792.30
REP INT GENERIC TINT PMT DUE 5-15-04
UNITED STATES TREAS SEC STRIPPED INT PMT                 890,000.00                 503,670.68               732,016.10
GENERIC TINT PMT REPRESENTING INTEREST
PMT ON THE 2-15-2003 CPN OF A 11.25% USA

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
UNITED STATES TREAS SEC STRIPPED INT PMT               1,305,000.00                 634,384.24             1,093,524.75
GENERIC TINT PMT REPRESENTING INT PMT ON
THE 11-15-2002 CPN OF A 11.625% USA

UNITED STATES TREAS SEC STRIPPED                         440,000.00                 187,000.97               276,342.00
INTEREST PAYMENT GENERIC TINT PAYMENT
DUE 5-15-2008 REG
UNITED STATES TREAS NTS 5.0% DTD 2-15-96                 295,000.00                 287,486.72               295,182.90
DUE 2-15-1999
UNITED STATES TREAS SEC STRIPPED                       2,235,000.00                 728,049.10               753,239.70
INTEREST PAYMENT GENERIC TINT PAYMENT
DUE 11-15-18 REG
UNITED STATES TREAS SEC STRIPPED INT                     400,000.00                 127,452.00               140,428.00
PMT GENERIC TINT PMT ON 2-15-18 REG
UNITED STATES TREAS SEC STRIPPED INT                      75,000.00                  23,064.75                23,960.25
PMT GENERIC TINT PMT DUE 11-15-2019
B/E
UNITED STATES TREAS NTS 4.75% DUE                      3,650,000.00               3,626,869.27             3,655,694.00
11-15-2008 REG
UNITED STATES TREAS NTS DTD 00836 4.25%                2,000,000.00               1,991,980.00             1,978,120.00
DUE 11-15-2003 REG
UNITED STATES TREAS 8.75% NT STRIPPED                    340,000.00                 290,839.02               314,625.80
PRIN PMT DUE 8-15-2000 REG
UNITED STATES TREAS NT STRIPPED PRIN PMT                 330,000.00                 286,890.25               287,951.40
7.75 CPN DUE 11-15-2001 REG
UNITED STATES TREAS BD STRIPPED PRIN                  13,975,000.00               2,933,212.75             4,063,091.50
PMT 0% BD DUE 8-15-2021 REG
UNITED STATES TREAS BD STRIPPED PRIN PMT               2,075,000.00                 429,844.75               511,612.00
DUE 02-15-2025 REG
UNITED STATES TREASURY SECURITIES,                       500,000.00                 352,157.69               478,710.00
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-99 B/E
UNITED STATES TREASURY SECURITIES                        225,000.00                 121,261.85               159,183.00
STRIPPED INTEREST PMT GENERIC TINT PMT
DUE 2-15-06
UNITED STATES TREASURY SECURITIES                        465,000.00                 209,814.48               271,197.30
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2009 B/E
UNITED STATES TREASURY, SECURITIES                       425,000.00                 179,091.13               255,204.00
STRIPPED INTEREST, GENERIC TINT PAYMENT
DUE 2-15-2009
UNITED STATES TREASURY SECURITIES                      2,380,000.00               1,604,671.22             1,913,020.20
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2003 B/E

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
UNITED STATES TREASURY SECURITIES                        120,000.00                  53,604.10                91,927.20
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2004 B/E
UNITED STATES TREASURY SECURITIES                      1,465,000.00                 950,237.96             1,234,599.45
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2002 B/E
UNITED STATES TREASURY SECURITIES                        410,000.00                 199,557.59               362,132.50
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2001 B/E
UNITED STATES TREASURY SECURITIES                        465,000.00                 233,746.49               420,555.30
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2001 B/E
UNITED STATES TREASURY SECURITIES                        700,000.00                 254,568.12               548,492.00
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2004 B/E
UNITED STATES TREASURY SECURITY                          269,000.00                 136,480.99               185,585.79
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2006 B/E
UNITED STATES TREASURY SECURITIES                      1,227,000.00                 495,730.79               891,501.39
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2005 B/E
UNITED STATES TREASURY SECURITIES                        800,000.00                 357,129.47               459,776.00
STRIPPED INTEREST PAYMENT, GENERIC TINT
DUE 11-15-2009
UNITED STATES TREASURY SECURITIES                        100,000.00                  56,519.33                96,825.00
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 8-15-99 REG
UNITED STATES TREASURY SEC STRIPPED INT                  870,000.00                 256,743.19               328,407.60
PYMT GENERIC TINT PYMT DUE 11-15-16 REG
UNITED STATES TREASURY SECURITIES,                       855,000.00                 461,426.67               737,711.10
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2002 B/E
UNITED STATES TREASURY SECURITIES,                     2,080,000.00               1,385,397.86             1,568,548.80
STRIPPED INTEREST PAYMENT, GENERIC TINT
PAYMENT DUE 11-15-2004, REGISTERED.
UNITED STATES TREASURY SECURITIES                        305,000.00                 118,265.80               194,355.15
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2008 B/E
UNITED STATES TREASURY SECURITIES                        483,000.00                 233,021.59               315,944.79
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2007 B/E
UNITED STATES TREASURY SECURITIES                        230,000.00                  98,456.33               142,411.40
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2008 B/E
UNITED STATES TREASURY SECURITIES                        320,000.00                 274,997.83               317,011.20
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-1999 B/E

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
UNITED STATES TREASURY SECURITIES                        205,000.00                 115,722.23               191,826.70
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 5-15-2000 B/E
UNITED STATES TREASURY SECURITIES                        381,000.00                 201,815.61               348,607.38
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2000 B/E
UNITED STATES TREASURY SECURITIES                        660,000.00                 343,933.51               437,395.20
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 5-15-2007 B/E
UNITED STATES TREASURY SECURITIES                        397,000.00                 154,853.25               256,553.31
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2007 B/E
UNITED STATES TREASURY SECURITIES                        235,000.00                 194,907.60               205,145.60
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2001 B/E
UNITED STATES TREASURY SECURITIES                      1,205,000.00                 251,009.59               512,149.10
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 11-15-2014 REG
UNITED STATES TREASURY SECURITIES                      1,935,000.00               1,066,778.70             1,182,304.35
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2008 B/E
UNITED STATES TREASURY SECURITIES                        415,000.00                 119,251.04               245,613.60
STRIPPED INTEREST, GENERIC TINT PAYMENT
DUE 5-15-2009
UNITED STATES TREASURY SECURITIES                        250,000.00                 107,003.96               223,447.50
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 5-15-2001 B/E
UNITED STATES TREASURY SECURITIES                        470,000.00                 253,473.07               319,891.40
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2006 B/E
UNITED STATES TREASURY SECURITIES,                     1,845,000.00                 854,757.87             1,321,997.85
STRIPPED INTEREST GENERIC TINT PMT DUE
11-15-2005 B/E
UNITED STATES TREASURY SECURITIES                        415,000.00                 236,264.95               406,459.30
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 5-15-1999, REG
US TREAS BILL DUE 6-24-1999                               50,000.00                  47,455.50                48,750.00
US TREAS BILLS DUE 3-4-1999                              100,000.00                  97,816.65                98,842.41
US TREAS DET CPN EXCL                                  1,000,000.00                 147,670.00               862,820.00
US TREAS INFL INDX 3.625% NT 15/1/2008 R              14,480,000.00              14,525,277.89            14,543,529.55
US TREAS INFL INDX 3.625% NT 15/4/2028 R               1,845,000.00               1,822,211.44             1,854,480.29
US TREAS INFL INDX 3.375% NT 15/1/2007 R               3,430,000.00               3,423,744.81             3,456,434.50
US TREAS NT SER S-1999 7.125 BD DUE                      155,000.00                 154,772.85               158,002.35
9-30-1999

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
US TREAS SEC STRIPPED INT PMT DUE                      5,390,000.00               1,210,972.40             1,325,562.70
2-15-2025
US TREAS SER AE-1998 5.125% NT DUE                        25,000.00                  24,043.27                25,004.00
12-31-1998 REG
US TREAS STRIPPED PRINC BD DUE                        19,641,000.00               3,866,089.10             4,448,293.68
02-15-2027
US TREAS STRIPPED PRIN PMT BD DUE                        100,000.00                  24,578.20                37,814.00
DUE 11-15-2016 REG
US TREAS 5.5% NT DUE 05-31-2003 REG                       50,000.00                  49,887.00                51,726.50
US TREAS 5.5% NT DUE 05-31-2000                           50,000.00                  50,021.00                50,609.38
US TREAS 6.25% NT DUE 3-31-1999                        4,000,000.00               4,031,562.51             4,021,880.00
US TREAS 6.875 NT DUE 3-31-2000                          905,000.00                 921,403.12               930,448.60
US TREASURY SECURITIES STRIPPED TINT DUE                 160,000.00                  36,672.75                65,992.00
5-15-2015 REG
US TREASURY SER E-2000 6.375% NOTE DUE                   100,000.00                  96,002.45               101,797.00
1-15-2000 REG
US TREASURY SER F-1999 7.00% NT DUE                      555,000.00                 593,925.83               559,767.45
4-15-1999 REG
US TREASURY SERIES B-2001 8.00%                           35,000.00                  38,229.08                37,706.90
NOTES DUE 5-15-2001 REG
US TREASURY SERIES B-1999 9.125%                         495,000.00                 545,918.15               504,820.80
NOTE DUE 5-15-1999 REG
US TREASURY SERIES B-2000 8.875%                         195,000.00                 207,080.16               206,487.45
NOTE DUE 5-15-2000 REG
US TREASURY SERIES D-1999 7.875%                         135,000.00                 146,332.54               138,964.95
NOTE DUE 11-15-1999 REG
US TREASURY 6.25% BD DUE 08-15-2023                       10,000.00                   8,920.88                11,265.63
CV OVER 1 BILLION SEE SEC #3981705
US TREASURY 6.25% NT DUE 06-30-2002                      145,000.00                 148,307.81               152,476.20
US TREASURY 7.25% BOND DUE                                20,000.00                  20,149.00                25,096.80
8-15-2022 REG
US TREASURY 7.5% NT DUE 02-15-2005 REG                   290,000.00                 316,870.96               332,186.30
US TREASURY 7.5% NT DUE 10-31-1999 REG                   375,000.00                 386,425.78               384,198.75
US TREASURY 7.875% NOTES DUE 8-15-2001                    95,000.00                 106,444.33               102,733.95
REG
US TREASURY, SERIES D-2000, 8.50%                        245,000.00                 255,642.19               262,647.35
NOTE DUE 11-15-2000
USA TREAS 4.5% NOTES 30.11.2000                        8,930,000.00               8,932,360.47             8,945,359.60
USA TREASURY BDS 12% 15/8/2013 USD1000                 3,000,000.00               4,584,135.00             4,590,480.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
USA TREASURY BDS 6.375% BDS 15/8/27 USD1               3,020,000.00               3,513,591.10             3,497,069.40
USA TREASURY BDS 7.875% 15/2/21 USD1000               10,670,000.00              14,125,246.10            14,154,395.20
USA TREASURY BILLS 0% 4/3/99 USD1000                   1,980,000.00               1,885,129.72             1,957,447.80
USA TREASURY BONDS COUPONS DUE                           700,000.00                 514,621.82               568,617.00
5-15-2003 STRIPPED FROM 14% USA
TREASURY BONDS DUE 2006-11
USA TREASURY NTS 5.625% 30/11/99 USD(VAR                 865,000.00                 869,257.42               872,836.90
USA TREASURY NTS 6.125% 30/9/00 USD1000                  395,000.00                 392,562.11               405,368.75
USA TREASURY NTS 6.25% 31/10/2001 USD100               2,300,000.00               2,408,085.05             2,398,831.00
USA TREASURY NTS 6.25 NOTES  31.03.1999                3,000,000.00               3,023,437.50             3,016,410.00
USA TREASURY SEC STRIPPED INTEREST                       530,000.00                 273,526.01               370,099.00
PAYMENT DUE 5-15-2006 GENERIC TINT PMT
USA TREASURY SECURITIES STRIPPED                         240,000.00                  73,910.59                89,212.80
INTEREST PAYMENT GENERIC TINT PAYMENT
DUE 2-15-17 REG
USA TREASURY STRIPPED SECS INT GENERIC                   209,000.00                  57,760.30                98,785.94
TINT PMT DUE 2-15-13 BEO
UST SEC STRIPPED INT PMT GENERIC TINT                  1,255,000.00                 434,163.44               447,068.65
PMT DUE 11-15-17 REG
      TOTAL US GOVERNMENT SECURITIES                                            228,271,280.53           239,884,410.58

CORPORATE DEBT INSTRUMENTS - PREFERRED
======================================

ASSET SECURITIZATION CORP SER 96-D3 CL                         0.01                       0.00                     0.00
A-1A 7.01% ABS CTF DUE 10-13-2026 BEO
FEDERAL NATL MTG ASSN DISC NT 05-03-1999               1,000,000.00                 978,711.67               976,443.70
GENERAL MTRS ACCEP CORP 5.625% NT DUE                     25,000.00                  24,720.59                25,121.50
02-15-2001 BEO
RESIDENTIAL ACCREDIT LNS INC MTG SER                   1,000,000.00               1,011,562.50             1,026,810.00
1998-QS2 CL A7 7.0% PASS THRU CTF DUE
02-25-2028
RESIDENTIAL FDG MTG SECS I INC SER                       972,775.42                 982,503.18             1,043,554.56
1996-S6 CL A-10 7.0% MTG PASS THRU CTFS
DUE 03-25-2026 BEO
SPRINT CAP CORP NT 6.125% DUE 11-15-2008                 330,000.00                 329,755.80               335,966.40
BEO
      TOTAL CORPORATE DEBT INSTR. - PREFERRED                                     3,327,253.74             3,407,896.16

CORPORATE DEBT INSTRUMENTS - OTHER
==================================

ANHEUSER-BUSCH COS 6.5% BDS 01/01/28 USD                 535,000.00                 534,165.40               542,992.90

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ARCHER DANIELS MID 6.75% BDS 15/12/27 US                 515,000.00                 526,221.45               529,945.30
ASAHI BREWERIES 1% CNV BDS 26/12/03 JPY(               6,000,000.00                  61,854.55                75,170.84
ASSOCD ESTATES RLT 8.375% SNR NTS 15/4/0                 270,000.00                 283,570.20               272,913.30
AUBURN HILLS TRUST 12.% DEBENTURES 01.05                 330,000.00                 289,384.27               553,670.70
BAYER LANDESB 5.875% SUB NTS 1/12/08USD1               2,230,000.00               2,228,149.00             2,228,149.00
BEAR STEARNS COS 7.625% NOTES 15.09.1999                 225,000.00                 233,754.75               228,786.75
BOEING CO 6.625% DEB 15/2/38  USD1000                  1,560,000.00               1,536,631.20             1,570,592.40
CHESAPEAKE ENERGY 9.125% SNR NTS 15/4/20                 390,000.00                 376,350.00               335,400.00
CMNWLTH EDISON 9.05% MTN15/10/99 USD                     440,000.00                 462,060.28               453,204.40
FEDERAL HOME LN MTG CORP DISC NT DUE                   2,000,000.00               1,969,238.89             1,970,200.00
03-18-1999
FORD MOTOR CO 7.5% DEBS 01.08.2026                       670,000.00                 730,849.40               766,875.30
FORD MOTOR CR 7.125% BD 15.11.2025                       190,000.00                 199,902.80               208,105.10
GEN MOTORS ACC CP 8.8% DEBENTURES 01.03.               1,500,000.00               1,842,315.00             1,929,135.00
GEN MOTORS CORP 6.75% BDS 1/5/2028 USD10               1,000,000.00               1,002,790.00             1,030,380.00
GTE CORP 6.94% DEB 15/4/2028 USD1000                   1,015,000.00               1,021,759.90             1,080,599.45
HRPT PROPERTIES TR 6.875% BDS 26/8/02 US                 800,000.00                 797,608.00               780,576.00
INTL BUSINESS MCHN 6.50% DEB 15.01.2028                  800,000.00                 789,645.53               840,496.00
KOREA DEVEL BANK 6.75% BDS 1/12/05 USD10                 580,000.00                 526,309.40               480,883.80
LEHMAN BROS INC 10% BDS 15.05.1999 USD                   370,000.00                 380,038.10               376,086.50
MERCK & CO INC 5.76% NTS 03/05/37 USD100                 740,000.00                 762,200.00               779,138.60
MEXICO UNITED 11.50% GLOBAL BD 15.05.202                 700,000.00                 717,500.00               749,000.00
MOTOROLA INC 8.4% 15.08.2031                             420,000.00                 516,196.80               532,329.00
NATIONWIDE HEALTH 6.9% NTS 15/11/2000 US                 530,000.00                 536,084.40               538,548.90
OWENS CORNING CORP 7% MTN 15/5/00 USD100                 550,000.00                 550,000.00               562,611.50
PAINE WEBBER 6.50% 01.11.2005                            925,000.00                 738,066.75               918,358.50
PETROLEOS MEXICANO 8.85% CO GTD NTS 15.0               1,100,000.00                 891,000.00             1,012,000.00
RAYTHEON CO 6.75% BEB 15/3/18 USD1000                  1,100,000.00               1,123,595.00             1,125,872.00
RJR NABISCO INC 8.625% NTS 1/12/02 USD10                 220,000.00                 229,301.60               223,594.80
RJR NABISCO INC 8% NTS 15/7/01 USD1000                   225,000.00                 226,239.75               225,621.00
RJR NABISCO INC. GTD SR 8.30% NT DUE                      19,000.00                  19,057.06                19,057.38
4-15-1999 REG
SALOMON INC 6.625% MTN 30.11.2000                        450,000.00                 449,910.00               457,038.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
SLMA 0% NOTES 30.06.2000                               2,000,000.00               1,997,000.00             1,993,960.00
VIACOM INC 6.75% SNR NTS 15/1/2003 USD                 1,000,000.00               1,040,140.00             1,028,280.00
VIACOM INTL INC 7.0% SUB DEB SR BD DUE                    25,000.00                  25,081.25                25,596.18
07-01-2003
      TOTAL CORPORATE DEBT INSTR. - OTHER                                        25,613,970.83            26,445,168.70

CORPORATE STOCKS - PREFERRED
============================

ADR NEWS CORP LTD PFD                                     62,000.00               1,090,250.00             1,561,625.00
AMERICAN WATER WORKS CO., INC., 5.00%                        112.65                   2,244.03                 2,534.63
CUMULATIVE PREFERENCE STOCK, $25 PAR
AMERICAN WTR WKS INC 5.% PFD                                 112.77                   2,169.28                 2,621.90
ASHANTI GSM LIMITED RED PREF SHS A                           288.00                       0.00                     0.00
ISIN# KYG0519Y1026
BCO BRADESCO SA PRF CR(cents)1(REGD)PN                 5,525,256.00                  45,760.67                40,028.08
BCO ITAU SA PREF (REGD)(PN)                               59,000.00                      38.29                32,917.00
BRAHMA (CIA CERVEJ PREF SHS NPV(PN)                       60,530.00                  40,242.17                32,661.70
CEMIG CIA ENERG MG PREF BRL0.01                        1,332,685.00                  44,578.98                33,736.05
CEMIG CIA ENERG MG SPN ADR REP 1000 PF(L                   2,584.00                  61,890.55                67,184.00
CENDANT CORP CONV PFD STK                                    500.00                  19,582.65                16,812.50
CHASE CAPITAL IV PFD STK                                     200.00                   5,158.50                 5,637.50
CIM PORT ITAU CIA PREF SHARES NPV (PN)                    70,000.00                  22,512.00                 9,326.34
COMSAT CAP I L P PFD STOCK                                 2,416.32                  60,736.08                61,012.08
DLJ CAP TRUST I PFD STOCK                                  1,960.00                  49,892.06                51,082.50
ELETROBRAS CENT EL ADR REPR 500 PRF'B'NP                  22,000.00                 296,860.76               321,750.00
ENRON CAP TRUST I PFD STOCK                                  100.00                   2,662.00                 2,600.00
FIELMANN AG NON VTG PRF DEM5                                 392.00                  13,338.96                17,736.51
FRESENIUS AG NON VTG PRF DEM5                                190.00                  40,826.14                37,983.14
GAZPROM ADS-ECH REP 10 RUR10(REG S)                        1,390.00                  24,452.50                14,595.00
GRAND MET DEL L P GTD PFD STOCK                              300.00                   8,601.00                 8,456.25
HORNBACH HLDG AG NON VTG PRF DEM5                            450.00                  46,515.66                32,870.03
HOUSEHOLD CAPITAL PREFERRED STOCK                            100.00                   2,780.75                 2,625.00
KMART FINANCING CONV PREFERRED STOCK                       3,300.00                 165,000.00               193,668.75
LINCOLN NATL CAP PFD STOCK                                   200.00                   5,469.90                 5,331.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MERRILL LYNCH TRUST 8.00% PFD STOCK                          200.00                   5,483.50                 5,425.00
MISSION CAP L P GTD MONTHLY INCOME PFD                       300.00                   7,841.14                 7,800.00
SECS B %
ML CAPITAL TRUST PFD STK                                     200.00                   5,096.00                 5,025.00
NB CAPITAL TR I PFD STOCK                                    200.00                   5,308.50                 5,211.80
NEWS CORPORATION PRF AUD0.50                              47,376.00                 183,043.99               297,900.44
PARTNERRE LTD SER A PFD STK                                  200.00                   5,246.00                 5,100.00
PETROL BRASILEIROS PREF SHARES NPV (PN)                  428,936.00                  77,427.59                61,077.57
PWG CAP TR II PFD STOCK                                      200.00                   5,233.50                 5,087.50
PWG CAP TRUST PFD STOCK                                      154.00                   3,970.16                 3,946.25
RHEINMETALL AG NON VTG PRF DEM5                            5,500.00                  97,658.32               103,770.52
SAMSUNG ELECTRONIC KSWN5000 PRF                           15,000.00                 252,139.28               286,516.85
SANTANDER FIN PFD STOCK 7.35%                                200.00                   5,046.00                 5,025.00
SANWA INTERNL FINA UTS RP1000 PRF REG'S'              39,000,000.00                 303,336.70               297,449.56
SAP AG NON-VTG PRF NPV                                       870.00                 183,321.98               454,360.49
SEALED AIR CORP NEW PFD CONV SER A $2                     17,200.00                 977,977.76               810,550.00
SSBH CAPITAL I PFD STK                                       200.00                   5,121.00                 5,012.50
STAR CITY HLDGS PRF AUD1                                  28,200.00                  30,994.02                21,402.73
TELEBRAS TELEC BRA SPON ADR REP 1000 PRF                   3,822.00                 168,481.01               362,371.46
TELESP CELULAR SA PRF'B'NPV                              281,295.00                  22,470.81                19,793.01
TELESP-TEL SAO PAU PREF CR(cents)(REGD)(PN)              294,515.00                  54,736.79                50,030.03
TRANSCANADA CAP PREFERRED STOCK                              200.00                   5,390.98                 5,212.50
UAL CORP CAP TR I SER T TR ORIGINATED                      3,700.00                 129,265.74               123,025.00
13.25% PFD STOCK
UAL CORP DEPOSITARY SH REPSTG 1/100 PFD                    2,300.00                  77,317.37                81,650.00
SER B
UNIBANCO UNIAO BCO GDR EACH REPR 500 UNI                   1,630.00                  40,856.97                34,026.25
USX MARATHON GROUP 6.50% CONV PFD                            285.00                  12,575.31                13,003.13
      TOTAL CORPORATE STOCKS - PREFERRED                                          4,716,903.35             5,624,567.80

CORPORATE STOCKS - COMMON
=========================

## ADR DISTRIBUIDORA CHILECTRA                             1,137.00                  15,235.80                24,729.75
METROPOLITANA S A SPONSORED 144A NAME
CHANGED TO CHILECTRA S A ADR 144A EFF

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
##CENTURY TECHNOLOGIES INC COLO COM STK                      780.00                     740.77                    10.14
DO NOT USE SEE SEC 2117890
##NOBEL EDUCATION DYNAMICS INC NEW NAME                      200.00                   3,017.92                 1,300.00
CHANGED TO NOBEL LEARNING COMMUNITIES
INC EFF 11-19-98 DO NOT USE SEE SECURITY

##NUMBER NINE VISUAL TECH CORP COM STK                       200.00                     936.29                   281.25
INC DO NOT USE SEE SEC 2-667701
##TEL-SAVE HLDGS INC COM N/C TEL SAVE                     29,730.00                 353,726.12               354,901.88
COM INC EFF 11-16-98 SEE 2856308
##TRAVELERS GROUP INC COM N/C CITIGROUP                       -0.02                       0.00                     0.00
INC EFF 10-8-98 SEE SEC 2-000136
#REORG ADR BRITISH PETROLEUM PLC N/C ADR                     100.00                   8,753.13                 9,212.50
BP AMOCO PLC EFF 12-31-98 SEE 2043009
#REORG ALLEGIANCE CORP COMMON STOCK                          480.00                  14,027.01                19,350.00
EXCH CARDINAL HLTH INC @.6225 STK MGR
EFF 2-3-99 SEE 2019071
#REORG ALUMINUM CO OF AMERICA COM STK                     40,100.00               2,022,988.27             2,972,412.50
N/C ALCOA INC EFF 1-4-99 SEE 2008393
#REORG AMOCO CORP COMMON STOCK EXCH                       47,800.00               1,371,720.89             2,817,212.50
ADR BP AMOCO PLC @ .66166666 STK MGR
EFF 12-31-98 2043009
#REORG ANERGEN INC COM STK EXCH CORIXA                     1,000.00                   5,896.17                   312.50
CORP @.055919 EFF 2-11-99 2219495
#REORG ARTERIAL VASCULAR ENGR INC COM                        700.00                  24,364.85                34,212.50
STK EXCH MEDTRONIC INC @.76726 STK MGR
EFF 1-28-99 2548850
#REORG BRC HLDGS INC COM STK EXCH $19.0                    1,000.00                  18,463.25                19,062.50
CASH MERGER EFF 2-11-99
#REORG CARDIOVASCULAR DYNAMICS INC                            40.00                       0.00                   165.00
COMMON STOCK
N/C RADIANCE MED SYS INC EFF 1-25-99

#REORG CHRYSLER CORP COMMON STOCK                             -0.01                       0.00                     0.00
EXCHANGED FOR DAIMLER CHRYSLER AG ORD
PER STOCK MERGER AT A RATE OF 0.6235

#REORG CITICORP COM EXCH CITIGROUP INC                        -0.04                       0.00                     0.00
COM AT RT 2.50 STK MGR EFF 10-8-98 SEE
2000136
#REORG CLIFFS DRILLING CO. COMMON STOCK                    1,290.00                  38,148.30                20,398.13
EXCHANGED FOR R & B FALCON CORP AT A
RATE OF 1.70 PER STOCK MERGER EFF

#REORG CONS CIGAR HOLDNGS INC COMMON                         445.00                  10,685.24                 5,061.88
STOCK EXCH $17.85 CASH MERGER EFF
1-22-99

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
#REORG COUNTRY STAR RESTURANTS INC COM                       100.00                   4,456.00                   200.00
NEW EXCH COUNTRY STAR RESTAURANTS
REVERSE SPLIT @.0050 EFF 12-15-98 SEE

#REORG CRACKER BARREL OLD COUNTRY STORE                        0.05                       2.34                     1.16
INC.
COMMON STOCK $.50 PAR 1-1 MAND EXCH


#REORG DATAWORKS CORP COMMON STOCK EXCH                      450.00                   2,709.85                 3,543.75
PLATINUM SOFTWARE CORP @ .7940 STK MGR
EFF 12-31-98 2-737172
#REORG DIGITAL SOLUTIONS INC COMMON                        3,000.00                   5,871.60                 4,312.50
STOCK
$0.001 PAR N/C TEAMSTAFF INC EFF 2-16-99

#REORG EASTERN ENVIRONMENTAL SERVICES                     27,780.00                 773,074.55               604,215.00
INC COMMON STOCK $.01 PAR EXCHANGED FOR
WASTE MANAGEMENT INC NEW PER STOCK


#REORG EEX CORP COM STK EXCH EEX CORP                        150.00                   1,097.21                   534.38
NEW AT RT 3.0 REV SPLIT EFF 12-8-98 SEE
2289793
#REORG EXEL LIMITED CL A-ORD N/C XL CAP                   17,384.00                 599,791.79             1,305,973.00
LTD CL A EFF 2-1-99 SEE 2946554
#REORG GALOOB TOYS INC NEW EXCH FOR                          200.00                   2,482.05                     0.00
12.00 CASH MERGER EFF 11-2-98
#REORG GULL LABS INC COM EXCH FOR CASH                       100.00                   1,110.56                     0.00
$2.25 PER MGR EFF 11-5-98
#REORG HBO & CO. COMMON STOCK EXCH                       126,680.16               3,173,752.19             3,159,086.49
MCKESSON HBOC INC @.37 STK MGR EFF
1-12-99 2-545984
#REORG HOME BANCORP ELGIN INC COM EXCH                     9,500.00                 171,344.07               142,500.00
STATE FINANCIAL SVCS CORP CL A @.914
STK MGR EFF 12-15-98 2844809
#REORG HOUSTON INDUSTRIES INC COMMON                      11,569.00                 249,483.68               365,869.63
STOCK N/C RELIANT ENERGY INC EFF 2-2-99
SEE 2757620
#REORG IMP INC COMMON STOCK EXCH FOR                       3,000.00                   7,661.06                 1,687.50
IMP INC NEW @.10 REV SPLIT EFF 1-13-99
2409196
#REORG IMPERIAL HOLLY CORP COMMON STOCK                      307.00                       0.00                 2,647.88
N/C IMPERIAL SUGAR CO EFF 2-2-99 SEE
2415116
#REORG MCKESSON CORP NEW COMMON STOCK                      4,004.40                 297,639.00               285,063.23
N/C MCKESSON HBOC INC EFF 1-12-99
2-545984

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
#REORG NEW PLAN REALTY TRUST SHARES OF                         1.00                       0.00                     0.00
BENEFICIAL INTEREST NO PAR EXCH NEW
PLAN EXCEL REALTY TRUST INC RT 1.0 STK

#REORG NOVA CORP ALTA COM STK (NEW) N/C                    7,800.00                 147,185.57               107,250.00
NOVA CHEMICALS CORP EFF 1-7-99 SEE SEC
2-667564
#REORG PENNZOIL CO. COMMON STOCK $.83                      2,275.00                 131,397.48                84,459.38
1/3 PAR N/C NAME CHANGED TO PENNZENERGY
CO EFF 12-30-98 SEE SECURITY #2-703377
#REORG QUAKER STATE CORP CAP STK EXCH                        300.00                   5,258.08                 4,293.75
PENNZOIL QUAKER ST CO NEW STK MGR
@.82040 EFF 12-30-98 SEE 2703373
#REORG RED BRICK SYS INC COMMON STOCK                        300.00                  16,255.83                   928.13
EXCH INFORMIX CORP @ .60 STK MGR EFF
12-31-98 SEE 2420930
#REORG SAFETY KLEEN CORP COM STK                           1,000.00                   2,842.50                 3,437.50
EXCHANGED FOR SAFETY KLEEN CORP NEW AT A
RATE OF 0.25 PER REVERSE SPLIT EFF

#REORG SAKS HLDGS INC COM EXCH SAKS INC                      200.00                       0.00                     0.00
RT .82 PER STK MGR EFF 9-17-98 SEE
2787622
#REORG SIMON DEBARTOLO GRP REIT EXCH                          -0.02                       0.00                     0.00
SIMON PROPERTY GROUP INC AT RT 1.0 PER
STK MGR EFF 9-24-98 SEE 2825298
#REORG STAR BANC CORP COM EXCH FIRSTSTAR                      -0.01                       0.00                     0.00
CORP WISC NEW FOR 1.0 STK MGR EFF
10-27-98 2322850
#REORG STARWOOD HOTELS & RESORTS TRUST                       248.36                  10,515.00                 7,543.94
1-1 MAND EXCH STARWOOD HOTELS & RESORTS
WORLDWIDE INC EFF 1-6-99 2-843946
#REORG SUNAMERICA INC COM EXCH AMERICA                     8,099.98                 330,675.42               641,923.41
INTL GROUP INC COM @.855 STK MGR EFF
1-1-99 2016430
#REORG TELCO SYS INC COM EXCH WORLD                        2,800.00                  35,333.90                33,600.00
ACCESS INC NEW AT RT .58620 CORP ACTION
EFF 11-30-98 SEE 2945447
#REORG TOTAL WORLD TELECOMMUNICATIONS                        500.00                   4,507.03                     0.50
INC
COM STK N/C WHITEHALL ENTERPRISES INC

#REORG WELLS FARGO & CO COM EXCH WELLS                         0.01                       0.00                     0.00
FARGO & CO (NEW) PER STK MERGER AT RT
10.0 PER SHR EFF 11-2-98 SEE 2912332
#REORG XOMA CORP COM EXHG FOR XOMA                         5,000.00                  27,661.33                16,250.00
CORPORATION DELAWARE PER CORP ACTION
EFF1-4-99 SEE 2946555

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
A S V INC COMMON STOCK                                        50.00                   1,036.20                   943.75
AAR CORP., COMMON STOCK, $1 PAR                           40,300.00                 960,715.38             1,017,575.00
AASCHE TRANS SVCS INC COMMON STOCK                           600.00                   3,355.90                 3,000.00
ABACAN RESOURCE CORP COMMON STOCK                          2,000.00                   6,054.40                   625.00
ABACUS MINERALS CORP COMMON STOCK                          5,000.00                   5,800.00                   815.00
ABB AB SER 'A' SEK5                                       29,500.00                 185,048.20               320,000.00
ABB AG CHF50 (BR)                                             90.00                  81,423.21               112,346.39
ABBEY NATIONAL ORD GBP0.10                                 8,430.00                  62,162.69               170,453.42
ABBOTT LABORATORIES, COMMON STOCK,                        60,598.01               1,041,311.25             2,908,704.48
NO PAR
ABERCROMBIE & FITCH CO CL A COMMON STOCK                  33,100.00               1,343,515.43             1,853,600.00
ABIOMED INC COMMON STOCK                                     200.00                   3,279.95                 2,150.00
ABN-AMRO HLDGS NV NLG1.25                                 21,672.00                 236,404.45               436,498.81
ABR INFORMATION SVCS INC COMMON STOCK                     36,800.00                 652,616.35               625,600.00
ACACIA RESH CORP COM STK                                   1,000.00                   8,208.00                 4,000.00
ACCLAIM ENTMT INC COMMON STOCK NEW                         1,000.00                   4,143.50                 9,562.50
PAR $0.02
ACCOR FF100                                                2,220.00                 391,396.46               489,314.43
ACNIELSEN CORP COM STK                                       100.00                   1,875.86                 2,756.25
ACUSON, COMMON STOCK                                         100.00                   2,819.06                 1,400.00
ADAC LABS COMMON STOCK NEW                                   404.93                   7,578.33                10,528.18
ADAPTEC INC., COMMON STOCK                                65,900.00                 939,521.17             1,070,875.00
ADC TELECOMMUNICATIONS, COMMON STOCK,                      1,700.00                  45,080.90                50,787.50
$.20 PAR
ADE CORP MASS COMMON STOCK                                 1,000.00                  17,029.95                12,875.00
ADECC0 SA CHF10(BR)                                          351.00                  31,228.22               152,860.94
ADELPHIA COMMUNICATIONS CORP., CLASS A                    18,060.00                 734,606.51               630,971.25
COMMON STOCK
ADOBE SYSTEMS INC., COMMON STOCK                          38,400.00               1,287,608.84             1,718,400.00
ADR ABN AMRO HLDG N V                                        250.00                   5,223.70                 5,156.25
ADR AKZO NOBEL NV SPONORED                                   600.00                  19,354.21                24,525.00
ADR ALCATEL ALSTHOM                                          395.00                   8,748.96                10,220.63
ADR ANFLOGOLD LTD SPONSORED ADR                              250.00                   6,509.93                 5,640.63
ADR AO MOSENERGO                                           2,879.00                  23,035.92                 6,507.12

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ADR ASIA PULP & PAPER LTD                                  1,000.00                  11,441.08                 9,125.00
ADR AXA SA                                                   107.00                   3,535.52                 6,861.38
ADR BANCO DE SANTANDER                                     3,385.00                  34,545.15                67,700.00
ADR BANCO FRANCES DEL RIO DE LA PLATA S                      100.00                   2,744.81                 2,418.75
A SPONSORED
ADR BANCO WIESE SPONSORED                                    600.00                   4,454.10                 1,537.50
ADR BASS PUBLIC LTD, CO. SPONSORED                           723.00                  12,675.45                 9,986.44
ADR BRITISH AIRWAYS PLC AMERICAN                             100.00                  11,574.50                 6,962.50
DEPOSITARY RECEIPT 2ND INSTALLMENT
ADR BRITISH STEEL PLC AMERICAN                               700.00                  17,616.77                11,987.50
DEPOSITARY RECEIPT
ADR BUENOS AIRES EMBOTELLADORA S A                         2,000.00                  26,867.53                 2,750.00
ADR C P POKPHAND LTD                                       7,445.00                  48,798.13                 5,480.26
ADR CABLE & WIRELESS PUB LTD CO                            2,313.00                  53,848.17                87,315.75
SPONSORED
ADR CBT GROUP PUB LTD SPONSORED NEW                          500.00                   4,860.05                 5,250.00
ADR CHINA EASTERN AIRPLANES                                  250.00                   7,037.09                 1,906.25
ADR CHINA SOUTHN AIRLS LTD 50 SHS CL H                     1,000.00                  17,135.43                 5,875.00
ISIN US1694091091
ADR CIFRA SA DE CV REPSTG B                                  111.00                   1,241.67                   133.20
ADR CONSORCIO G GRUPO DINA                                   200.00                     560.10                   250.00
ADR DE BEERS CONSOLIDATED MINES LTD.,                     46,300.00               1,112,750.14               691,606.25
AMERICAN DEPOSITARY RECEIPT FOR
DEFERRED SHARE
ADR DIAGEO PLC SPONSORED                                     211.00                   9,603.65                 9,640.06
ADR DRIEFONTEIN CONSOLIDATED LTD                           3,000.00                  26,214.20                15,000.00
SPONSORED
ADR DURBAN ROODERPORT DEEP LTD                                75.00                     283.15                   225.00
ADR ERICSSON L.M. TELEPHONE CO., CLASS B                  20,080.00                 214,805.50               518,797.50
SER 10 NEW
ADR ESPIRITO SANTO FINL GRP                                2,050.00                  38,757.56                37,796.88
ADR FLETCHER CHALLENGE PAPER DIV                             300.00                   5,848.47                 1,912.50
SPONSORED
ADR FLETCHER CHALLENGE LIMITED FOREST                        950.00                   4,252.16                 3,621.88
ADR GLAXO WELLCOME PLC SPONSORED                           1,815.00                  88,597.94               115,252.50
ADR GRUPO INDUSTRIAL MASECA S.A DE C.V.                    1,000.00                  14,487.39                13,437.50
NEW

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ADR GRUPO TELEVISA SA DE CV REP ORD                          100.00                   2,644.06                 2,543.75
PARTN CTF
ADR HITACHI LTD AMERICAN DEPOSITARY                          237.00                  20,338.29                13,983.00
RECEIPT FOR 10 COMMON STOCK
ADR HONG KONG & CHINA GAS LTD                              3,300.00                   6,501.60                 4,389.66
ADR HONG KONG TELECOMMUNICATIONS LTD                         523.00                   9,443.04                 9,969.69
SPONSORED
ADR IMPERIAL CHEMICAL INDUSTRIES PLC.,                    19,400.00                 657,982.90               734,775.00
NEW
ADR INSIGNIA SOLUTIONS PLC SPONSORED                      44,000.00                 113,711.50                46,750.00
ADR KONINKLIJKE AHOLD NV NEW                                 206.00                   5,587.83                 7,145.63
ADR MATSUSHITA ELECTRIC INDUSTRIAL CO.,                    9,000.00               1,388,229.25             1,466,437.50
LTD., AMERICAN DEPOSITARY RECEIPT FOR
DOLLAR VALIDATED COMMON STOCK
ADR MICRO FOCUS GROUP PLC SPONSORED ADR                      275.00                   9,095.94                 2,956.25
ADR MINAS BUENAVENTURA SPON                                1,600.00                  30,638.60                20,137.50
ADR NESTLE SA SPONSORED REPSTG REG SH                        180.00                  10,202.75                18,585.00
ADR NICE SYSTEMS LTD                                         400.00                   8,204.95                 7,525.00
ADR NOKIA CORP SPONSORED FINLAND                          95,485.00               5,953,860.06             9,357,530.00
ADR OIL CO LUKOIL                                            120.00                   9,257.91                 2,395.63
ADR P T TRI POLYTA INDONESIA SPONSORED                     9,800.00                  19,892.88                 6,125.00
ADR
ADR PERUSAHAAN PERSEROAN PERSERO                           5,705.00                  87,605.48                79,870.00
INDONESIAN SATELLITE CORP SPONSORED
ADR PETROLEUM GEO SERVICES                                27,340.00                 458,129.48               384,468.75
ADR PHILIPS ELECTRONICS N.V.                              29,600.00               1,798,777.68             1,874,050.00
ADR POHANG IRON & STL LTD SPON ADR REPR                      200.00                   3,086.51                 3,000.00
1/4 ORD
ADR PT TELEKOMUNIKASI INDONESIA                            5,200.00                  41,142.73                35,100.00
SPONSORED
ADR REPSOL SA                                              8,500.00                 290,299.61               477,062.50
SPONSORED
ADR RHONE POULENC S A SPONSORED REPSTG                     1,610.00                  49,294.40                80,500.00
1/4 SH SER A
ADR RIO TINTO PLC                                         27,200.00               1,439,256.79             1,305,600.00
ADR SAP AKTIENGESELLSCHAFT                                   200.00                   9,078.65                 8,462.50
ADR SAVILLE SYSTEMS PLC PAR $0.0025                        1,000.00                  21,029.96                19,562.50
ADR SMITHKLINE BEECHAM P L C REPSTG ORD                      180.00                  10,269.81                10,968.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ADR SONY CORP ., AMERICAN DEPOSITORY                      18,755.00               1,316,698.26             1,371,459.38
RECEIPT FOR DOLLAR-VALIDATED COMMON
STOCK, BACKED BY ONE SHARE COMMON STOCK
ADR SURGUT NEFTEGAZ                                        3,250.00                  20,715.62                11,652.55
ADR TELECOM ARGENTINA STET FRANCE                            400.00                  13,055.47                12,500.00
TELECOM S A
ADR TELECOMUNICACOES BRASILEIRAS S A                          50.00                   3,725.31                 4,740.63
SPONSORED ADR REPSTG ADR FOR PFD
ADR TELEFONICA DEL                                         2,000.00                  43,793.58                29,750.00
ADR TELEFONOS DE MEX SA                                    9,961.00                 502,706.53               463,804.08
CV SER L REPSTG SH ORD L
ADR TEVA PHARMACEUTICAL INDS LTD.,                        34,300.00               1,390,902.41             1,492,050.00
ADR UNILEVER N V                                          44,300.00               1,906,887.97             3,424,943.75
N.Y. SHARES 4 GUILDERS PAR
ADR VODAFONE GROUP PLC SPONSORED                             255.00                  32,851.59                37,660.31
ADR VOLVO AKTIEBOLAGET, CLASS B                              100.00                   3,248.70                 2,312.50
ADR YPF SOCIEDAD ANONIMA SPONSORED                         1,200.00                  42,745.09                35,400.00
REPSTG CL D SHS
ADR ZINDART LTD SPONSORED                                    500.00                   6,122.40                 3,875.00
ADVANCE TISSUE SCIENCE, INC., COMMON                       6,500.00                  68,628.62                19,093.75
STOCK
ADVANCED DEPOSITION TECHNOLOGIES INC COM                     300.00                   1,506.39                   468.75
ADVANCED DIGITAL INFORMATION CORP COM                      2,000.00                  39,763.40                28,500.00
STK
ADVANCED FIBRE COMMUNICATIONS INC COMMON                   2,550.00                  21,932.09                22,391.55
STOCK
ADVANCED HEALTH CORP COMMON STOCK                          2,400.00                  34,059.50                 3,900.00
ADVANCED MICRO DEVICES, INC., COMMON                       9,080.00                 208,402.21               251,402.50
STOCK, $.01 PAR
ADVANCED PLT PHARMACEUTICALS INC COM STK                  50,000.00                   3,772.38                 1,250.00
ADVANTAGE LEARNING SYS INC COM STK                         2,000.00                  83,602.50               110,500.00
ADVANTEST JPY50                                            5,700.00                 225,593.75               381,174.75
AEGIS COMMUNICATIONS GROUP INC. COM STK                    1,000.00                   2,960.44                 1,187.50
AEGON NV NLG0.50                                           7,146.00                 118,893.52               766,867.69
AEROQUIP VICKERS INC COMMON STOCK                          1,100.00                  33,600.14                40,012.50
AES CORP COMMON STOCK                                      6,800.00                 249,753.88               311,100.00
AETNA INC COM STK                                          5,649.00                 325,871.16               436,738.31

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
AFC CABLE SYS INC COM STOCK                                2,625.00                  62,212.50                77,765.63
AFFILIATED COMPUTER SVCS INC CL A COMMON                  29,700.00               1,011,550.45             1,137,881.25
STOCK
AFFILIATED MANAGERS GROUP INC COM STK                      3,600.00                  75,224.50                96,525.00
AFFYMETRIX INC COMMON STOCK                                  700.00                  14,386.99                17,500.00
AG SERVICES OF AMERICA COMMON STOCK                          200.00                   3,395.15                 2,900.00
AGCO CORP COMMON STOCK                                     1,000.00                   8,059.90                 8,187.50
AGL RES INC COM                                            6,900.00                 130,906.75               148,781.25
AGNICO-EAGLE MINES LTD., CAPITAL STOCK,                    1,000.00                  17,496.57                 4,500.00
NO PAR
AGOURON PHARMACEUTICALS INC COMMON                        15,400.00                 438,714.21               671,825.00
STOCK
AGRIBIOTECH INC COMMON STOCK                                 800.00                  11,954.92                10,400.00
AGRIBRANDS INTL INC COM                                    2,708.00                  68,188.25                82,255.50
AHL SVCS INC COM STK                                       1,100.00                  35,898.50                36,300.00
AHOLD (KON) NV NLG0.50                                     5,499.00                 136,625.60               191,226.93
AIR CDA INC CL A NON VTG                                     500.00                   4,897.92                 1,625.00
AIR LIQUIDE (L') FRF70                                     2,125.00                 290,703.00               362,335.13
AIR NEW ZEALAND 'B'NPV(NON NZ RESIDENTS)                  70,000.00                 199,705.14                90,491.77
AIR PRODUCTS AND CHEMICALS, INC.,                         24,600.00                 798,234.79               937,875.00
COMMON STOCK, $1 PAR
AIRTOUCH COMMUNICATIONS INC COMMON STOCK                 143,110.00               5,793,052.87             8,184,103.13
AIRTRAN HLDGS INC COM STK                                  4,500.00                  38,553.54                18,000.00
AK STL HLDG CORP COM STK PAR $0.01                        32,970.00                 575,799.91               632,611.88
AKORN INC COM STOCK                                        2,000.00                  13,809.90                11,750.00
AKSYS LTD COMMON STOCK                                     5,000.00                  40,865.00                33,437.50
AKZO NOBEL NV NLG5 (NL EXCH)                               1,100.00                  25,265.16                45,233.54
AKZO NOBEL NV SPON ADR-REP 1 NLG5                          6,000.00                 183,450.00               245,250.00
ALADDIN KNOWLEDGE SYSTEMS COMMON STOCK                       100.00                   1,405.08                   706.25
ALANCO ENVIRNMTL RESOURCES (NEW) COM STK                     143.00                   3,215.00                    71.50
ALASKA AIR GROUP INC., COMMON STOCK                       13,415.00                 506,002.59               502,224.06
ALBERTO-CULVER CO., CLASS B COMMON STOCK                   2,200.00                  34,510.17                56,375.00
NO PAR
ALBERTSON'S, INC., COMMON STOCK, $1 PAR                    9,705.00                 241,877.07               553,791.56

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ALCAN ALUM LTD (NEW) COMMON STOCK                          8,850.00                 218,168.29               235,631.25
ALCAN ALUMIN COM STK (CAN QUOTE)                           1,500.00                  36,361.82                40,062.11
ALCATEL FRF40                                                921.00                 102,693.83               122,124.42
ALDIA INC COMMON STOCK                                     1,200.00                   6,935.39                 3,900.00
ALGOS PHARMACEUTICAL CORP COMMON STOCK                       500.00                  14,592.45                13,562.50
ALLEGHENY TELEDYNE INC COM STK                             7,712.00                 144,948.06               158,578.00
ALLENERGY INC COM                                              1.00                       0.00                     0.01
ALLERGAN INC COM STOCK                                     2,600.00                  70,947.09               158,275.00
ALLIANT TECHSYSTEMS INC COMMON STOCK                       2,900.00                 180,764.25               220,943.75
ALLIANZ AG DEM5(REGD)(VINKULIERT) DEM                        420.00                  64,297.42               151,654.59
ALLIED CAPITAL CORP COM                                      101.99                   1,779.06                 1,835.82
ALLIED SIGNAL INC., COMMON STOCK                          38,703.77               1,082,851.43             1,702,965.88
ALLSTATE CORP COMMON STOCK                                33,438.06                 604,332.87             1,362,600.95
ALLTEL CORP., COMMON STOCK                                10,740.75                 389,642.79               569,259.75
ALPHA BETA TECHNOLOGY INC COMMON STOCK                     4,000.00                  25,520.30                 4,500.00
ALPINE GROUP INC., COMMON STOCK,                             200.00                   3,098.41                 3,150.00
$0.10 PAR
ALPS ELECTRIC CO JPY50                                     3,000.00                  35,387.33                46,859.75
ALREF COM STK                                             27,450.00                 526,539.67               696,543.75
ALSTOM ADR EACH RP 1 ORD FRF40                             7,715.00                 264,007.30               181,302.50
ALTA GOLD CO., CAPITAL STOCK                               2,000.00                   7,880.00                 3,438.00
ALTAIR INTL INC NEW COM STK                                5,200.00                  48,252.00                42,250.00
ALTERA CORP COMMON STOCK                                   8,042.00                 277,591.31               394,560.63
ALTERNATIVE LIVING SVCS INC COMMON STOCK                  20,600.00                 307,233.68               553,625.00
ALTERNATIVE RES CORP COMMON STOCK                            750.00                   6,123.70                 7,218.75
ALZA CORP COMMON STOCK                                    31,900.00               1,174,306.37             1,666,775.00
AMADA CO Y50                                               9,000.00                  95,609.99                45,029.29
AMAZON COM INC COM STK                                     1,242.00                 150,853.66               238,464.00
AMBAC FINANCIAL GROUP COMMON STK                          15,100.00                 486,667.81               921,100.00
AMCAST INDUSTRIAL CORP., COMMON STOCK                     27,800.00                 474,563.00               488,237.50
AMERADA HESS CORP., COMMON STOCK, $1 PAR                  24,500.00               1,129,306.20             1,359,750.00
AMEREN CORP COMMON STOCK                                   5,300.00                 201,591.24               218,293.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
AMERICA ON-LINE COMMON STOCK                              17,379.00               1,021,947.00             1,521,748.69
AMERICAN BUSINESS PRODS INC GA COMMON                         -0.01                       0.00                     0.00
STOCK
AMERICAN CAP STRATEGIES LTD COM STK                       40,500.00                 607,500.00               617,625.00
AMERICAN COIN MERCHANDISING INC COMMON                       500.00                   4,623.70                 4,500.00
STOCK
AMERICAN DIGITAL COMMUNICATION INC COM                    25,000.00                   3,868.30                 2,250.00
AMERICAN EAGLE OUTFITTERS INC COM                          9,570.00                 400,387.50               571,807.50
AMERICAN ELECTRIC POWER CO., INC.,                         7,400.00                 257,870.18               343,175.00
COMMON STOCK, $6.50 PAR
AMERICAN EXPRESS CO., COMMON STOCK, $.60                  31,700.23                 922,488.53             3,172,004.26
PAR
AMERICAN GENERAL CORP., COMMON STOCK                       9,815.00                 306,511.51               691,344.06
$1.50 PAR
AMERICAN GREETINGS CORP., CLASS A,                        17,900.00                 758,799.56               757,393.75
COMMON STOCK, $1 PAR
AMERICAN HOME PRODUCTS CORP.,                             97,316.40               3,289,515.79             5,182,098.30
COMMON STOCK, $.33 1/3 PAR
AMERICAN HOMEPATIENT INC COM                               1,000.00                   2,154.95                 2,125.00
AMERICAN INTERNATIONAL GROUP, INC.                        91,916.04               4,776,026.75             8,640,107.76
COMMON STOCK, $2.50 PAR
AMERICAN ITALIAN PASTA CO CL A COM STK                    16,000.00                 303,929.60               404,000.00
AMERICAN MANAGEMENT SYSTEMS, INC.,                        11,700.00                 350,612.79               345,150.00
COMMON STOCK, $.01 PAR
AMERICAN MULTIPLEXER CORP COM STK                         86,900.00                 210,659.29               244,406.25
AMERICAN ONCOLOGY RESOURCES                                  300.00                   4,079.95                 3,356.25
COMMON STOCK
AMERICAN POWER CONVERSION CORP COMMON                     15,800.00                 287,933.12               653,725.00
STOCK
AMERICAN RESIDENTIAL SVCS INC COMMON                         300.00                   2,437.71                 1,050.00
STOCK
AMERICAN RETIREMENT CORP COM STK                          41,100.00                 661,802.75               644,756.25
AMERICAN STD COS INC DEL COMMON STOCK                        100.00                   3,880.75                 3,425.00
AMERICAN STORES CO., COMMON STOCK, $1                     10,700.87                 138,502.13               359,147.95
PAR
AMERICAN SUPERCONDUCTOR CORP COMMON                        1,000.00                  14,154.95                10,000.00
STOCK
AMERICAN WATER WORKS CO., INC., COMMON                       208.01                   4,441.49                 6,435.31
STOCK, $2.50 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
AMERICAN WILD WOODLAND GINSENG CORP                      140,500.00                 281,353.61               140,500.00
AMERIPATH INC COM STK                                     47,200.00                 743,568.41               212,400.00
AMERITECH CORP COMMON STOCK                               43,020.00                 914,318.72             2,328,457.50
AMES DEPT STORES INC COM NEW PAR $0.01                     1,000.00                   7,393.29                23,750.00
AMF BOWLING INC COM STK                                      100.00                     489.00                   543.75
AMGEN INC COMMON STOCK                                    27,820.00               1,365,169.34             2,093,455.00
AMP INC., COMMON STOCK, NO PAR                            25,536.00               1,083,239.11             1,235,304.00
AMP LIMITED NPV                                            2,000.00                  27,253.83                25,930.47
AMPEX CORP                                                 2,000.00                   5,909.23                 2,000.00
AMR CORP., COMMON STOCK,                                  41,000.00               2,213,406.80             2,703,437.50
$1 PAR
AMX CORP COM STK                                             300.00                   2,577.83                 2,362.50
AMYLIN PHARMACEUTICALS INC COMMON STK                     12,000.00                  47,147.13                 7,872.00
ANADARKO PETROLEUM CORP, COMMON STOCK                      4,700.00                 156,592.33               132,481.25
ANALOG DEVICES, INC., COMMON STOCK,                        2,100.00                  59,045.94                42,918.75
$.16 2/3 PAR
ANALOGIC CORP., COMMON STOCK, $.05 PAR                        -0.02                       0.00                     0.00
ANATOLA MINERALS DEV LTD COM                               5,000.00                   1,848.10                   488.50
ANDOVER BANCORP INC., DELAWARE, COMMON                     1,000.00                  32,020.00                32,125.00
STOCK
ANDREW CORP., COMMON STOCK, $1 PAR                         3,350.00                  44,231.37                53,600.00
ANESTA CORP COM STK                                       23,800.00                 529,500.26               464,100.00
ANHEUSER-BUSCH COMPANIES INCORPORATED                     18,800.00                 520,755.08             1,139,750.00
COMMON STOCK $1.00 PAR VALUE
ANICOM INC COMMON STOCK                                      500.00                   8,396.02                 5,125.00
ANIXTER INTL INC COM                                      18,700.00                 354,523.13               308,550.00
ANNTAYLOR STORES CORP COMMON                              19,500.00                 564,144.85               642,281.25
ANTEC CORP COMMON STOCK                                   45,380.00                 925,676.61               839,530.00
AON CORP COMMON STOCK                                      6,600.00                 256,459.42               380,325.00
APACHE CORP., COMMON STOCK, $1.25 PAR                     54,103.71               1,659,942.20             1,244,385.33
APOGEE ENTERPRISES INC., COMMON STOCK                        100.84                   1,453.36                 1,247.90
$.33-1/3 PAR
APPLE COMPUTER, INC., COMMON STOCK                        25,624.00                 867,525.66               818,366.50
APPLEBEES INTL INC COM STOCK                               1,600.00                  34,559.46                32,900.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
APPLIED INDL TECHNOLOGIES INC                                150.00                   1,634.05                 2,100.00
COMMON STOCK
APPLIED MAGNETICS CORP., COMMON STOCK,                    17,500.00                 128,863.79               130,156.25
$.10 PAR
APPLIED MATERIALS, INC., COMMON STOCK,                    17,660.00                 370,491.79               684,325.00
$.01 PAR
APPLIED SCIENCE & TECHNOLOGY INC COMMON                      500.00                   3,529.95                 4,437.50
STOCK
APPLIX INC COMMON STOCK                                    1,400.00                  14,532.04                 5,862.50
APTARGROUP INC COMMON STOCK $0.01 PAR                      7,200.00                 221,283.00               201,150.00
AQUARION COMPANY COMMON STOCK                              1,800.00                  54,936.00                67,612.50
ARAMEX INTERNATIONAL LTD COMMON STOCK                        500.00                   6,327.90                 4,437.50
ARC INTL COMMON STOCK                                        500.00                   2,498.70                   812.50
ARCADIA FINL LTD COMMON STOCK                                100.00                     735.96                   356.25
ARCHER-DANIELS-MIDLAND CO., COMMON STOCK                  70,689.00               1,265,046.95             1,298,910.38
NO PAR
ARGENTARIA CORP BC ESP125(REGD)                            2,620.00                  28,031.05                61,184.32
ARGENTARIA CORP BC SPON ADR REP 2 COM ES                   5,000.00                 103,771.63               230,000.00
ARGUSS HLDGS INC COM STK                                   1,000.00                  14,600.37                20,500.00
ARMCO INC., COMMON STOCK,                                 21,600.00                  85,505.00                85,050.00
$5 PAR
ARMSTRONG WORLD INDUSTRIES, INC.,                          4,600.00                 257,797.26               306,475.00
COMMON STOCK, $1 PAR
ARTESIAN RESOURCES CORP CL A COM STK                         200.00                   4,654.96                 4,600.00
ASA HLDGS INC COMMON STOCK                                14,070.00                 648,586.14               477,500.63
ASAHI BREWERIES Y50                                       51,000.00                 624,232.97               738,529.12
ASANTE TECHNOLOGIES INC COMMON STOCK                       2,000.00                  11,076.49                 4,625.00
ASARCO INC., COMMON STOCK, NO PAR                          3,361.53                  93,208.59                65,129.64
ASCEND COMMUNICATIONS INC COMMON STOCK                    18,840.00                 875,589.88             1,058,572.50
ASCENT ENTMT GROUP INC COMMON STOCK                          500.00                   3,529.95                 4,000.00
ASDA GROUP ORD 25P                                        26,140.00                  22,507.00                67,956.06
ASHANTI GOLDFIELDS CO LTD SHS ISIN#                          177.00                   3,771.08                 1,537.69
GH000890232
ASHANTI GOLDFIELDS-GDR                                       406.00                   5,548.83                 3,527.13
ASHLAND INC COM                                            3,668.00                 138,623.89               178,356.50
ASIA PACIFIC COMMON STOCK                                  1,000.00                   1,884.59                   750.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ASIA PACIFIC FUND INC COMMON STOCK                           300.00                   2,894.31                 2,025.00
ASM LITHOGRAPHY HL NLG0.13                                17,400.00                 182,892.81               492,628.80
ASM LITHOGRAPHY HL NLG0.13                                 2,830.00                 111,043.15                82,678.66
ASSICUR GENERALI ITL2000                                  19,640.00                 610,346.45               735,554.16
ASSOCIATES FIRST CAP CORP CL A COMMON                     54,725.02               3,559,624.90             4,261,710.93
STOCK
ASTEA INTL INC COM STK                                       147.00                   1,319.43                   294.00
ASTEC INDUSTRY INC., COMMON STOCK                            100.00                   5,117.45                 5,187.50
ASTORIA FINL CORP COMMON STOCK                            21,220.00                 673,327.92               954,900.00
ASTRA AB SER 'A' SEK1.25                                  60,333.00                 698,513.26             1,108,119.20
ASTRA AB SER 'B' SEK1.25                                  13,743.00                 134,291.70               246,484.62
ASYST TECHNOLOGIES INC COM STK                             1,865.00                  22,739.45                37,649.69
AT & T CORP COM STK                                       79,944.46               3,160,275.00             4,981,539.16
AT HOME CORP SER A COMMON STOCK                              100.00                   4,756.56                 5,825.00
ATEC GROUP INC COM NEW                                     4,300.00                  40,247.75                30,637.50
ATLANTIC COAST AIRLINES HLDG COM                             400.00                   9,380.78                10,150.00
ATLANTIC RICHFIELD CO., COMMON STOCK                      23,796.94               1,451,313.45             1,582,496.51
$2.50 PAR
ATLAS AIR INC COMMON STOCK                                13,950.00                 480,024.84               645,187.50
ATLAS COPCO AB SER'B'SEK5                                  3,090.00                  36,714.13                67,989.52
ATMEL CORP COMMON STOCK                                      800.00                   9,815.42                 9,700.00
ATMOS ENERGY CORP COMMON STOCK                             3,600.00                 109,445.88               110,250.00
ATRIX LABS INC COMMON STOCK                                5,330.00                  40,804.51                59,962.50
AULT INC COMMON STOCK N.P.                                   300.00                   3,022.02                 1,987.50
AURA SYSTEMS INC COMMON STOCK @ $0.0005                   26,000.00                  81,466.84                34,937.50
AUSPEX SYS INC COMMON STOCK                                  550.00                   2,810.52                 2,062.50
AUST & NZ BANK GRP NPV                                    40,601.00                 254,656.16               268,319.47
AUST GAS LIGHT CO NPV                                      5,517.00                  18,854.90                41,077.51
AUTODESK INC., COMMON STOCK                                9,800.00                 294,608.14               356,475.00
AUTOIMMUNE INC COMMON STOCK                                1,500.00                   7,793.95                 2,859.38
AUTOLIV INC USD1 SDR                                      10,000.00                 318,222.41               361,787.37
AUTOMATIC DATA PROCESSING, INC.,                          45,510.00               2,399,495.71             3,504,270.00
COMMON STOCK, $.10 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
AUTOZONE INC COMMON STOCK                                  5,900.00                 151,838.42               177,737.50
AVADO BRANDS INC COM                                      34,600.00                 470,938.58               265,987.50
AVALONBAY CMNTYS INC COM                                     154.00                   4,974.20                 5,216.75
AVANT IMMUNOTHERAPEUTICS INC COM                           2,000.00                   5,752.87                 2,500.00
AVATEX CORP COMMON STOCK                                     500.00                   8,170.23                   375.00
AVERY DENNISON CORP COMMON STOCK                           4,600.00                 106,139.42               220,512.50
AVI BIOPHARMA INC COM                                        200.00                     961.63                   750.00
AVIS RENT A CAR INC COMMON STOCK                          22,000.00                 507,680.99               463,375.00
AVITAR INC NEW COM                                        10,000.00                   2,003.50                 1,700.00
AVON PRODUCTS, INC., COMMON STOCK,                        27,200.00                 686,954.06             1,105,000.00
$0.50 PAR
AXA UAP FRF60                                              1,676.00                 128,418.60               217,213.29
AZCO MNG INC DEL COMMON STOCK                              9,200.00                  12,543.60                 5,750.00
B A T INTL INC COM STK                                     5,500.00                   2,787.29                 1,540.00
BAKER HUGHES INC., COMMON STOCK                           66,265.26               1,361,249.76             1,213,482.57
BALL CORP., COMMON STOCK, $2.50 PAR                        5,800.00                 234,988.70               247,950.00
BALLARD PWR SYS INC COMMON STOCK                           9,000.00                 345,176.06               324,000.00
BALLY'S TOTAL FITNESS HLDG CORP                              575.00                   8,811.00                13,620.31
BALTIMORE GAS AND ELECTRIC CO.,                            5,750.00                 136,898.53               176,453.13
COMMON STOCK, NO PAR
BANCA QUADRUM S A SPONSORED ADR                            3,000.00                  11,011.17                 8,250.00
BANCORPSOUTH INC COMMON STOCK                                500.00                  10,838.15                 9,562.50
BANCPRO INC COM                                            1,000.00                   1,404.95                   500.00
BANDAG, INC., COMMON STOCK, $1 PAR                         3,200.00                  91,232.00               113,200.00
BANK OF NEW YORK CO., INC., COMMON                        29,100.00                 337,099.45               996,675.00
STOCK, $7.50 PAR
BANK ONE CORP COM                                         92,720.00               3,377,581.18             4,757,695.01
BANK UNITED CORP CL A COMMON STOCK                        16,260.00                 373,001.49               713,407.50
BANKAMERICA CORP NEW COM                                 138,840.00               5,615,789.24             9,050,632.50
BANKBOSTON CORP COM STK                                   21,600.00                 649,371.28               899,100.00
BANKERS TRUST CORPORATION                                  3,803.34                 276,531.93               330,890.58
COM STOCK
BANKNORTH GROUP INC., DELAWARE, COMMON                     1,100.00                  35,222.00                36,712.50
STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
BANYAN SYS INC COMMON STOCK                                1,000.00                   9,279.95                 7,750.00
BARCLAYS ORD GBP1                                         20,000.00                 402,136.17               453,915.23
BARD, C. R., INC., CAPITAL STOCK,                          2,200.00                  57,577.42               100,787.50
$.25 PAR
BARNES & NOBLE COMMON STOCK                                1,000.00                  30,238.46                33,125.00
BARNES GROUP INC., COMMON STOCK, $1 PAR                      100.71                   2,937.06                 3,115.72
BARRICK GOLD CORP                                         19,198.00                 489,982.92               383,960.00
BARRY CALLEBAUT AG CHF100(REGD)                              504.00                 104,563.09               118,620.19
BARRY, R.G. CORP., OHIO, COMMON STOCK,                       300.00                   3,324.60                 3,562.50
$1 PAR
BASIN EXPL INC COMMON STOCK                                  100.00                     652.91                 1,162.50
BATTLE MOUNTAIN GOLD COMPANY                              13,000.00                  97,505.86                60,937.50
COMMON STOCK, $.10 PAR
BAUSCH & LOMB, INC., COMMON STOCK,                        33,600.00               1,258,856.30             1,864,800.00
$1 PAR
BAXTER INTL INC COMMON STOCK                              29,000.00               1,320,392.27             1,843,312.50
BAY HYPO-VEREINS COUPONS                                       0.25                       0.00                    21.71
BAY STATE GAS CO (NEW) COMMON STOCK                        2,100.00                  82,225.50                82,950.00
$3.33 PAR
BAYER AG ORD NPV                                          11,840.00                 281,092.81               487,395.53
BAYER HYPO-VEREINS ORD NPV                                 2,602.00                 167,960.31               263,254.53
BB&T CORP COM STK                                         11,100.00                 354,088.01               410,006.25
BCA COMM ITALIANA ITL1000                                  5,000.00                  10,440.30                34,315.92
BCA DI ROMA ITL500                                        54,000.00                  43,280.00                93,701.28
BCE INC COMMON STOCK                                      74,700.00               1,487,123.64             2,656,518.75
BCO BILBAO VIZCAYA ESP90                                   3,360.00                  22,044.08                53,244.37
BCO DE GALICIA BUE SPON ADR(REP 4 ORD 'B                   1,501.00                  24,923.67                32,271.50
BCO FRANCES RIO PL SPN ADR-REP 3 ORD SHS                   1,192.00                  25,033.80                28,830.90
BCO POPULAR ESP ESP125                                     3,900.00                 250,712.50               287,322.77
BCO SANTANDER SA ESP115(REGD)                              6,713.00                  55,910.21               137,637.96
BE AEROSPACE INC COMMON STOCK                              1,100.00                  25,847.19                26,125.00
BEAR STEARNS & COMPANIES, INC.,                            4,400.00                 248,479.00               184,800.00
COMMON STOCK
BECTON, DICKINSON AND CO., COMMON STOCK,                   9,600.00                 122,644.93               408,000.00
$1 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
BED BATH & BEYOND INC COMMON STOCK                        24,600.00                 610,359.10               767,212.50
BEDFORD PROPERTY INVESTORS                                   101.92                   1,952.06                 1,809.08
BELL & HOWELL CO NEW COM STK                               3,800.00                 103,189.00               128,250.00
BELL ATLANTIC CORP., COMMON STOCK,                        66,947.93               1,969,859.18             3,723,978.61
BELLSOUTH CORP., COMMON STOCK                             38,375.00               1,210,159.51             3,348,218.75
BEMA GOLD CORP., COMMON STOCK                              8,000.00                  44,668.50                 7,500.00
BEMIS CO., INC., COMMON STOCK, $10 PAR                     2,100.00                  51,642.55                79,406.25
BERGEN BRUNSWIG CORP., CLASS A COMMON                        500.00                  25,329.40                31,125.00
STOCK $1.50 PAR
BERGESEN DY ASA 'A'NOK2.50                                 1,240.00                  26,051.21                15,283.01
BERINGER WINE ESTATES HLDGS INC CL B COM                   3,900.00                 168,421.94               142,837.50
STK
BERKSHIRE HATHAWAY INC CL B COMMON STOCK                     122.00                 229,770.58               274,622.00
BERKSHIRE REALTY INC. COMMON STOCK                         1,169.36                  12,945.47                11,108.92
BEST BUY, INC., COMMON STOCK                                 250.00                  12,486.81                14,406.25
BESTFOODS COMMON STOCK                                    13,200.00                 366,015.28               767,250.00
BETHLEHEM STEEL CORP., COMMON STOCK, $8                   48,500.00                 556,619.17               400,125.00
PAR
BEVERLY ENTERPRISES INC COM STK                           23,800.00                 270,510.23               138,337.50
BG ORD GBP0.01133                                         10,473.00                  36,134.11                71,826.41
BINDLEY WESTERN INDUSTRIES, INC.,                         11,400.00                 195,636.12               440,325.00
COMMON STOCK, $1 PAR
BIO-RAD LABS, INC., CLASS A COMMON                         1,700.00                  50,343.46                36,125.00
STOCK, $1 PAR
BIOCONTROL TECHNOLOGY INC COMMON STOCK                    13,445.00                   2,676.01                 1,546.18
BIOFIELD CORP COMMON STOCK                                   300.00                   4,681.65                   525.00
BIOGEN INC., COMMON STOCK                                 11,215.00                 697,584.20               850,938.13
BIOJECT MED TECHNOLOGIES INC COMMON                        7,000.00                   7,482.73                 8,750.00
STOCK
BIOMATRIX, INC., COMMON STOCK                             11,600.00                 430,684.80               563,325.00
BIOMET INC., COMMON STOCK                                  4,400.00                  65,695.90               168,300.00
BIOMIRA INC. COMMON STOCK NO PAR                           3,000.00                   9,808.65                 9,937.50
BIRNER DENTAL MGMT SVC COM STK                             1,500.00                  12,188.61                 7,875.00
BISYS GROUP INC COMMON STOCK                              26,820.00               1,141,556.48             1,290,712.50
BJ SVCS CO COMMON STOCK                                    1,400.00                  54,104.08                19,337.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
BJS WHSL CLUB INC COM STK                                 15,200.00                 605,970.04               586,150.00
BK OF MONTREAL COM NPV                                     7,349.00                 350,889.07               309,912.06
BLACK & DECKER CORP., COMMON STOCK,                        3,702.04                  98,129.33               200,604.29
$.50 PAR
BLANCH E W HLDGS INC COMMON STOCK                          2,300.00                  91,356.23                92,143.75
BLIMPIE INTL INC COM STK                                   3,100.00                  12,179.22                 6,781.25
BLOCK, H. & R., INC., COMMON STOCK, NO                     3,900.00                 120,478.64               175,256.25
PAR
BLONDER TONGUE LABORATORIES INC COM STK                      400.00                   4,989.48                 3,150.00
BLOUNT INTL INC CL A COM                                     204.65                   3,562.44                 4,732.53
BLYTH INDS INC COMMON STOCK                                7,000.00                 207,352.60               237,562.50
BMC INDUSTRIES INC., MINN., COMMON                         1,000.00                   5,092.45                 6,187.50
STOCK
BMC SOFTWARE INC COM STK                                  26,565.00               1,105,233.58             1,356,475.31
BOC GROUP ORD 25P                                         53,815.00                 914,155.39               780,669.11
BOEING CO., CAPITAL STOCK, $5 PAR                         49,926.09               1,460,756.17             2,028,247.41
BOISE CASCADE CORP., COMMON STOCK, $2.50                  39,100.00               1,246,426.66             1,238,981.25
PAR
BOMBARDIER INC CLASS'B'SUB VTG NPV CAD                    34,000.00                 454,988.01               443,478.26
BOMBARDIER INC CLASS'B'SUB VTG NPV USD                    15,200.00                  62,510.10               198,360.00
BONGRAIN SA FRF50                                            411.00                 193,989.63               177,699.96
BONSO ELECTRS INTL INC COMMON STOCK                        1,000.00                   5,592.45                 5,000.00
BOOKS-A-MILLION, INC., COMMON STOCK                       11,811.00                 376,102.32               348,424.50
BORAL NPV                                                132,305.00                 336,509.42               198,000.35
BORDERS GROUP INC COM STK                                 45,950.00                 775,246.78             1,114,287.50
BOSTON ACOUSTICS INC COMMON STOCK $0.01                      250.00                   5,993.56                 6,140.63
PAR
BOSTON BEER INC CL A COMMON STOCK                          6,400.00                  70,922.00                54,400.00
BOSTON CHICKEN INC COM STK                                 3,840.00                   9,156.62                 2,519.04
BOSTON PPTYS INC COM STK                                     300.00                   9,754.20                 9,468.75
BOSTON SCIENTIFIC CORP COMMON STOCK                        8,235.00                 275,936.63               407,632.50
BOWATER INC., COMMON STOCK                                28,000.00               1,192,151.45             1,106,000.00
BPB INDUSTRIES ORD 50P                                    78,160.00                 427,899.73               268,342.80
BRAMBLES INDS LTD A(cents)0.50                             2,000.00                  40,139.18                49,053.97

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
BRE PROPERTIES INC CLASS A COMMON STOCK                      500.00                  12,869.35                12,062.50
BRE-X MINERALS LTD COM STK                                 2,000.00                     175.73                     4.00
BREED TECHNOLOGIES INC COMMON STOCK                          202.54                   4,499.74                 1,367.15
BRIGGS & STRATTON CORP., CAPITAL                             900.00                  25,587.94                45,393.75
STOCK, $3 PAR
BRIGHTON TECH CORP. COM (NEW)                             19,000.00                 132,341.46                66,500.00
BRISTOL MYERS SQUIBB CO COMMON STOCK                      83,485.21               5,242,373.17            10,232,156.05
BRISTOL RETAIL SOLUTIONS INC COM STK                       3,000.00                  15,171.00                 3,000.00
BRIT PETROLEUM CO ORD GBP0.25                              6,760.00                  56,404.98               105,443.68
BRITISH AIRWAYS ADR(CV INTO 10 ORD 25P S                   1,680.00                 178,666.43               116,970.00
BRITISH AIRWAYS ORD 25P                                    7,725.00                  83,181.37                52,278.65
BROADVISION INC COMMON STOCK                               3,000.00                  48,026.05                79,875.00
BROKEN HILL PTY ADR-REP 2 ORD NPV                         10,500.00                 208,647.59               165,375.00
BROKEN HILL PTY NPV                                       54,698.00                 715,955.76               435,085.62
BROWN GROUP, INC., COMMON STOCK,                          26,000.00                 405,449.00               466,375.00
$3.75 PAR
BROWN-FORMAN INC., CLASS B, NON-VOTING                     2,700.00                  80,388.77               196,425.00
COMMON STOCK, $.30 PAR
BROWNING-FERRIS INDUSTRIES, INC.,                          6,800.00                 197,271.31               200,600.00
COMMON STOCK, $.16 2/3 PAR
BRUNSWICK CORP., COMMON STOCK                              3,900.00                  72,525.69                85,800.00
NO PAR
BRYLANE INC COMMON STOCK                                     500.00                  14,306.28                 7,937.50
BTR ORD GBX30.76923                                       44,629.00                 235,774.70                91,344.18
BUCKEYE TECHNOLOGIES INC COM STK                           3,100.00                  60,996.53                60,450.00
BUDERUS AG DEM50                                              55.00                  28,943.12                21,307.11
BUFFETS, INCORPORATED, COMMON STOCK                       62,400.00                 910,618.79               733,200.00
BUHRMANN NV NLG2.50(POST CONS)                            10,800.00                 340,547.85               176,171.62
BUILDING ONE SVCS CORP COM                                 8,700.00                 156,154.25               147,900.00
BUNZL ORD 25P                                             82,935.00                 302,369.67               369,609.96
BURLINGTON NORTHN SANTA FE CORP COM                       18,375.00                 327,268.84               624,750.00
BURLINGTON RESOURCES INC COMMON STOCK                      6,887.00                 278,776.41               245,349.38
BURNHAM PACIFIC PPTYS (STATE OF INCORP                     1,000.00                  10,349.77                12,875.00
CHANGED FROM CALIF TO MARYLND CUSIP WILL
REMAIN THE SAME)

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
BURZYNSKI RESEARCH INSTITUTE INC.,                        10,000.00                   5,239.00                 1,600.00
COMMON STOCK
C H ROBINSON WORLDWIDE INC COM STK                         4,900.00                 107,182.52               110,556.25
C&D TECHNOLOGIES INC COM STK                               2,200.00                  63,340.75                63,800.00
CABLE & WIRELESS ORD GBP0.25                              20,590.00                 164,315.93               261,691.21
CABLETRON SYSTEMS INC COMMON STOCK                        95,051.00               1,271,503.64             1,330,714.00
CADBURY SCHWEPPES ORD GBP0.25                             34,978.00                 318,814.10               525,385.92
CAL DRIVE INTL INC COMMON STOCK                              110.00                   3,109.95                 1,842.50
CALIFORNIA INDPT BANCORP COM                                 212.76                   5,549.85                 4,255.20
CALLAWAY GOLF CO COMMON STOCK                              1,545.50                  33,356.04                20,671.06
CALPINE CORP COMMON STOCK                                  2,700.00                  66,204.00                64,800.00
CAMBREX CORP., COMMON STOCK                               12,370.00                 291,437.20               346,360.00
CAMBRIDGE NEUROSCIENCE RESH INC COMMON                     3,000.00                   7,840.50                 2,156.25
STOCK
CAMDEN PPTY TR SH BEN INT                                 17,334.00                 511,682.18               445,267.13
CAMPBELL SOUP CO COM                                      30,858.05               1,103,145.55             1,762,766.11
CANADIAN PAC LTD NEW COMMON STOCK                         43,300.00                 640,633.15               955,306.25
CANANDAIGUA BRANDS INC CL A                                4,600.00                 219,229.50               228,850.00
CANON INC JPY50                                           26,000.00                 475,940.35               575,333.55
CANYON RESOURCES CORP COMMON STOCK                        11,000.00                  15,435.32                 3,437.50
$0.01 PAR
CAPITAL AUTOMOTIVE REIT COM STK                           24,500.00                 409,456.25               327,687.50
CAPITAL ONE FINANCIAL COMMON STOCK                         2,830.04                 344,093.10               311,304.40
CAPITAL RE CORP COMMON STOCK                               9,300.00                 219,679.83               183,675.00
CAPSTEAD MORTGAGE CORP., COMMON STOCK                        550.00                  10,757.26                 1,821.88
CARADON ORD GBP0.27 7/9                                   18,632.00                 108,822.47                31,676.61
CARDINAL HEALTH INC                                       28,350.00               1,378,787.59             1,945,518.75
CARING PRODS INTL INC COM STK                                125.00                   2,285.40                    70.31
CARLISLE COMPANIES INC COMMON STOCK                          100.00                   3,744.06                 4,431.25
$1.00 PAR
CARMIKE CINEMAS INC., CLASS A, COMMON                      1,200.00                  23,574.00                24,000.00
STOCK
CARNIVAL CORP COM                                         44,070.05               1,225,353.41             1,520,416.73
CAROLINA FIRST CORP COMMON STOCK                           1,800.00                  46,723.50                44,887.50
$1.00 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
CAROLINA POWER & LIGHT CO., COMMON                         5,900.00                 170,064.22               273,612.50
STOCK, NO PAR
CARPENTER TECHNOLOGY CORP., COMMON STOCK                   4,400.00                 206,338.00               155,375.00
$5 PAR
CARREFOUR FF100                                              907.00                 490,363.78               643,721.79
CARRIZO OIL & GAS INC COM STK                              2,000.00                   6,117.00                 4,750.00
CASCADE NATURAL GAS CORP., COMMON                          1,500.00                  23,589.06                27,468.75
STOCK, $1 PAR
CASE CORP COMMON STOCK                                    31,700.00               1,065,927.81               768,725.00
CASELLA WASTE SYS INC CL A COM STK                        23,300.00                 532,377.29               728,125.00
CASMYN CORP COMMON STOCK                                     200.00                   1,443.09                     2.00
CATELLUS DEV CORP COMMON STOCK                               200.00                   3,877.51                 2,812.50
CATERPILLAR INC., COMMON STOCK, NO PAR                    35,897.61                 699,956.19             1,774,688.09
CB RICHARD ELLIS SVCS INC. COM STK                           100.00                   3,568.25                 1,775.00
CBS CORP COM STK                                          29,100.00                 617,228.41               867,543.75
CBT GROUP SPN ADR RP 1 ORD IEP0.09375                      1,062.00                  48,164.35                11,151.00
CEC ENTMT INC COM STK                                     14,100.00                 283,903.50               417,712.50
CELGENE CORP COMMON STOCK                                  2,000.00                  17,530.00                16,500.00
CELL GENESYS INC                                           1,000.00                   4,904.96                 4,937.50
CELLPRO INC COMMON STOCK                                     800.00                   9,458.42                    56.00
CELLSTAR CORP COMMON STOCK                                 4,000.00                  31,276.12                25,750.00
CEMEX S.A. SPON ADR-CNV INTO 2-CPO NPV                     5,000.00                  36,875.00                25,310.00
CEMEX SA 'B'NPV                                            5,075.00                  44,022.66                14,804.94
CEMEX SA PTG CERT NPV (REP 1'A' SHS)                       4,272.00                  22,321.52                10,328.43
CENDANT CORP COM STK                                      41,017.00                 885,586.94               779,323.00
CENTENNIAL TECHNOLOGIES INC COMMON STOCK                   1,750.00                  33,996.37                 1,627.50
CENTEX CONSTR PRODS INC COM STK PAR                       11,870.00                 435,747.66               421,385.00
$0.01
CENTEX CORP. COMMON STOCK, $.25 PAR                        2,300.00                  28,576.04                82,081.25
CENTRAL AND SOUTH WEST CORP., COMMON                      41,800.00                 897,112.63             1,149,500.00
STOCK, $3.50 PAR
CENTRAL GARDEN & PET CO COMMON STOCK                      14,000.00                 352,665.58               225,302.00
CENTRAL HUDSON GAS & ELECTRIC CORP.,                       2,600.00                 105,433.38               105,137.50
COMMON STOCK, NO PAR
CENTRICA ORD GBP0.05                                      11,870.00                  17,681.69                24,637.73

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
CENTURY BUSINESS SERVICE COM STK                           9,200.00                  64,666.80               124,200.00
CENTURY COMMUNICATION CORP., CLASS A,                     18,700.00                 148,944.21               456,981.25
COMMON STOCK
CENTURY TELEPHONE ENTERPRISES, INC.,                         345.13                  17,652.38                19,672.41
COMMON STOCK, $1 PAR
CEPHALON INC COM                                           1,100.00                   7,809.90                 8,181.25
CERIDIAN CORP COMMON STOCK                                 2,800.00                  91,970.96               182,175.00
CERPROBE CORP COMMON STOCK $.05 PAR                          100.00                   2,229.41                 1,462.50
CERVECERIAS UNIDAS ADS(CNV INTO 5 COM SH                     821.00                  19,088.25                17,651.50
CHAMPION INTERNATIONAL CORP.,                             27,700.00               1,189,027.88             1,151,281.25
COMMON STOCK, $.50 PAR
CHAMPIONSHIP AUTO RACING TEAM INC COM                        100.00                   2,069.06                 2,800.00
STK
CHANCELLOR MEDIA CORP CL A COMMON STK                     15,600.00                 522,605.79               587,925.00
CHARTER ONE FINCL INC COMMON STOCK                        44,935.00               1,418,525.20             1,334,007.81
CHASE MANHATTAN CORP NEW COM                             107,075.76               4,497,190.26             6,792,618.53
CHATEAU COMMUNITITIES INC COMMON STK                         350.00                  10,243.18                10,018.75
CHELSEA GCA REALTY INC COM                                14,919.09                 486,243.71               504,451.73
CHESAPEAKE CORP., COMMON STOCK, $1 PAR                     6,900.00                 253,497.72               239,343.75
CHEUNG KONG(HLDGS) HKD0.50                                 3,000.00                  14,139.09                21,600.15
CHEVRON CORP., COMMON STOCK                               40,379.35               1,775,708.31             3,376,723.14
CHILDRENS BEV GROUP                                        6,292.00                  10,408.39                 6,881.88
CHINA CLIPPER GOLD MINES LTD COMMON                        3,000.00                   3,530.00                   270.00
STOCK
CHIQUITA BRANDS INTL INC COMMON STOCK                     53,400.00                 550,104.00               600,750.00
CHOICEPOINT INC COMMON STK                                    10.00                       0.00                   581.25
CHROMAVISION MED SYS INC COMMON STOCK                         60.00                       0.00                   390.00
CHUBB CORP, COMMON STOCK, $1 PAR                          17,400.00                 667,013.13             1,219,087.50
CHUDENKO CORP JPY50                                          600.00                  21,497.56                12,691.18
CIE DE ST-GOBAIN FRF100                                      677.00                  80,608.24               100,275.07
CIENA CORPORATION COMMON STOCK                             4,434.00                  87,039.11                75,378.00
CIFRA SA DE CV 'C'NPV                                    300,000.00                 483,567.41               365,652.63
CIFRA SA DE CV SER'V'NPV                                  82,727.00                  34,177.92               101,822.93
CIGNA CORP., COMMON STOCK,                                28,900.00               1,686,266.68             2,248,781.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
CINCINNATI FINANCIAL CORP., COMMON                         6,500.00                 295,925.00               253,906.25
STOCK, $2 PAR
CINERGY CORP COMMON STOCK                                  6,162.00                 151,306.42               212,974.13
CIRCUIT CITY STORES, INC., COMMON STOCK,                  15,500.20                 455,705.64               560,913.49
$1 PAR
CIRCUS CIRCUS ENTERPRISES INC., COMMON                    29,650.00                 305,239.62               342,828.13
STOCK
CIRRUS LOGIC INC COMMON STOCK                                250.00                   3,061.50                 3,078.13
CISCO SYS INC COMMON STOCK                               250,165.00               8,639,395.95            18,856,186.88
CIT GROUP INC CL A COM STK                                44,700.00               1,221,827.88             1,254,393.75
CITIGROUP INC COM                                        131,730.27               2,312,745.37             6,611,212.93
CITIZEN WATCH CO Y50                                       4,000.00                  33,881.57                25,545.07
CITIZENS UTILS CO DEL SER B COM                              269.87                       0.00                     0.00
CITY NATIONAL CORP., COMMON STOCK,                        30,790.00               1,135,301.19             1,150,776.25
$5 PAR
CITYSCAPE FINANCIAL CORP COMMON STOCK                      1,700.00                   9,974.24                    17.00
CLAIRE TECHNOLOGIES INC COM STK                              500.00                   1,729.00                    40.00
CLAYTON HOMES INC., COMMON STOCK                             351.72                   6,334.93                 5,451.66
CLEAR CHANNEL COMMUNICATIONS, INC.,                        9,700.00                 361,441.36               453,475.00
COMMON STOCK, $.10 PAR
CLEVELAND CLIFFS INC., COMMON STOCK                        4,700.00                 203,644.00               178,893.75
CLOROX CO., COMMON STOCK, $1 PAR                           4,230.81                 136,263.49               469,884.34
CLOTHESTIME INC., COMMON STOCK, $.01 PAR                  10,000.00                   1,079.00                     0.00
FILED CH 11 EFF 12-8-95
CLP HOLDINGS HKD5                                          9,000.00                  42,936.08                47,307.25
CMAC INVT CORP COM                                        11,800.00                 331,074.22               569,350.00
CMNWLTH BK OF AUST NPV                                     4,393.00                  41,485.86                60,632.92
CNB BANCSHARES INC COMMON STOCK NO PAR                     2,800.00                 123,228.00               121,450.00
CNET INC COM STK                                          11,390.00                 475,393.02               604,381.88
CNF TRANSN INC COM STK                                    35,600.00               1,025,010.94             1,270,475.00
COASTAL CORP., COMMON STOCK, $.33 1/3                      8,300.00                 131,548.66               289,462.50
PAR
COASTCAST CORP COMMON STOCK                                  700.00                   9,020.71                 5,512.50
COCA COLA CO., COMMON STOCK, NO PAR                      168,659.55               7,462,412.47            11,816,709.72
COCA COLA ENTERPRISES, INC., COMMON                       26,204.19                 789,082.85               990,845.93
STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
COCA-COLA BEVERAGE ORD GBP0.50                            60,800.00                 171,762.81               127,452.79
COEUR D ALENE MINES CORP IDAHO COM                           700.00                   6,018.44                 3,543.75
STOCK, $1 PAR
COHERENT, INC., COMMON STOCK, $.50 PAR                       700.00                   9,322.99                 8,837.50
COHO ENERGY INC COMMON STOCK                                 500.00                   4,482.82                 2,187.50
COHU INC COMMON STOCK $1.00 PAR                            1,200.00                  20,653.10                27,300.00
COINSTAR INC COM STK                                       1,000.00                   9,095.94                 6,375.00
COLGATE-PALMOLIVE CO., COMMON STOCK,                      43,400.00               2,607,819.64             3,716,125.00
$1 PAR
COLONIAL LTD NPV                                          12,176.00                  36,598.90                41,933.41
COLONIAL PROP TR SH BEN INT                               16,900.00                 428,780.47               457,356.25
COLT TELECOM GROUP ORD GBP0.025                           60,400.00                 330,185.94               789,594.61
COLTEC INDS INC COMMON STOCK                                  40.00                     832.39                   772.50
COLUMBIA / HCA HEALTHCARE CORP COM                        74,538.85               2,090,254.59             1,835,519.18
COLUMBIA BKG SYS INC COM STK                               4,637.00                 111,388.21                90,711.31
COLUMBIA ENERGY GROUP COM                                  3,250.00                  76,904.80               184,437.50
COLUMBIA SPORTSWEAR CO COM STK                             2,800.00                  50,200.37                62,300.00
COLUMBUS ENERGY CORP COMMON STOCK                            220.00                   1,672.86                 1,430.00
$0.20 PAR
COMCAST CORP., CLASS A SPECIAL COMMON                     33,843.00               1,239,077.27             1,641,385.50
STOCK
COMCAST CORP., CLASS A, COMMON STOCK,                      1,000.00                  35,967.45                47,562.50
$1 PAR
COMDIAL CORP COMMON NEW                                      210.00                   3,074.95                 1,876.88
COMDISCO, INC., COMMON STOCK, $0.10 PAR                    1,000.00                  14,926.23                18,250.00
COMERICA, INC., COMMON STOCK, $5 PAR                       6,100.00                 179,960.44               393,450.00
COMFORT SYS USA INC COM STK                                1,300.00                  25,457.25                24,375.00
COMMERCE BANCORP INC N J COMMON STOCK                      2,600.00                  98,852.00               124,150.00
PAR $1.5625
COMMERCE GROUP INC MASS COMMON STOCK                       1,200.00                  30,399.00                41,100.00
COMMERCIAL METALS CO., COMMON STOCK,                       1,200.00                  39,987.00                30,375.00
$5 PAR
COMMSCOPE INC COM STK                                      1,100.00                  14,661.40                16,706.25
COMMUNITY FIRST BANKSHARES INC COMMON                     24,670.00                 585,263.17               525,779.38
STOCK
COMPAQ COMPUTER CORP., COMMON STOCK                      162,379.52               3,952,760.02             5,277,334.40

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
COMPARATOR SYSTEMS CORP NEW                            1,574,662.00                  20,434.70                 4,723.99
COMPASS GROUP ORD GBP0.025                                15,000.00                  43,723.98               158,210.09
COMPUCOM SYS INC COMMON                                      500.00                   3,234.94                 1,937.50
COMPUSA INC COMMON STOCK                                   3,242.00                  57,864.43                48,022.13
COMPUTER ASSOCIATES INTERNATIONAL, INC.,                  23,055.00                 382,459.20             1,020,183.75
COMMON STOCK, $.10 PAR
COMPUTER HORIZONS CORP., COMMON STOCK,                       200.00                   7,589.09                 4,500.00
$.10 PAR
COMPUTER SCIENCES CORP., COMMON STOCK,                     6,100.00                 148,110.80               348,462.50
$1 PAR
COMPUTER TASK GROUP, INC., COMMON STOCK,                     250.00                   7,920.48                 6,750.00
$.01 PAR
COMPUTRON SOFTWARE INC COMMON STOCK                          514.00                   3,734.40                   706.75
COMPUWARE CORP COMMON                                        500.00                  26,463.28                31,125.00
COMSAT CORP SER 1 COMMON STOCK                             2,000.00                  75,008.95                71,250.00
COMSHARE, INC., COMMON STOCK, $1 PAR                       1,140.00                  16,946.92                 4,916.25
CONAGRA INC., COMMON STOCK $5 PAR                         19,000.00                 318,360.04               597,312.50
CONCORD EFS INC COMMON STOCK                              19,000.00                 533,814.00               604,437.50
CONCURRENT COMPUTER CORP NEW COMMON                       18,250.00                  58,873.88                62,734.38
STOCK NEW
CONECTIV INC CL A COM STK                                     12.00                     295.88                   450.00
CONECTIV INC COM STK                                          75.00                   1,848.18                 1,725.00
CONNECTICS CORP. COMMON STK                                2,000.00                  14,149.70                 8,125.00
CONNECTICUT ENERGY CORP., COMMON STOCK,                    1,100.00                  32,747.00                30,731.25
$13.1/3 PAR
CONSECO INC., COMMON STOCK                                44,926.96               2,009,853.79             1,488,205.55
CONSOLIDATED EDISON INC COMMON STOCK                       9,150.00                 266,623.03               464,934.38
CONSOLIDATED NATURAL GAS CO., COMMON                       3,700.00                 162,915.40               200,956.25
STOCK, $8 PAR
CONSOLIDATED STORES CORP., COMMON STOCK                    4,300.00                 182,363.50                92,450.00
CONSUMERS WATER CO., COMMON STOCK,                           228.47                   4,212.93                 7,139.69
$1 PAR
CONTINENTAL AIRLINES INC CL B                             86,100.00               3,742,973.24             3,040,406.25
COOPER CAMERON CORP                                        1,000.00                  25,181.95                24,375.00
COOPER INDUSTRIES, INC., COMMON STOCK                      4,500.00                 191,496.77               221,062.50
$5 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
COOPER TIRE & RUBBER CO., COMMON STOCK,                    3,000.00                  64,774.15                58,687.50
NO PAR
COORS, ADOLPH, CO., CLASS B, NON-VOTING,                   1,400.00                  27,504.42                69,650.00
COMMON STOCK, NO PAR
COPYTELE INC., COMMON STOCK,                                 800.00                   4,299.21                 1,200.00
CORAM HEALTHCARE CORP COM                                 36,887.00                 116,815.12                69,163.13
CORE LABORATORIES COMMON STOCK                            41,331.00                 796,854.26               782,705.81
CORNERSTONE INTERNET                                       1,000.00                   2,232.79                 1,656.25
CORNING INC COMMON STOCK                                  24,100.00                 650,092.99               967,012.50
CORPORATE EXPRESS INC COMMON STOCK                           500.00                   7,219.45                 2,937.50
CORRIENTE RES INC COMMON STOCK N.P.                        1,000.00                  11,996.39                   700.00
COST PLUS INC CALIF COMMON STOCK                          25,800.00                 580,032.92               851,400.00
COSTCO COMPANIES INC COMMON STOCK                         27,982.00               1,178,798.33             1,755,870.50
COTT CORP QUE COMMON STOCK                                   150.00                   1,477.94                   721.88
COTTON VY RES CORP COM STK                                11,000.00                  34,236.00                 2,750.00
COULTER PHARMACEUTICAL INC COMMON STOCK                   58,951.00               1,258,703.42             1,672,734.63
COUNTRYWIDE CREDIT INDUSTRIES, INC.,                       6,007.87                 200,949.32               297,389.57
COMMON STOCK, $.05 PAR
COVANCE INC COMMON STOCK                                  11,900.00                 311,914.54               297,500.00
COVER-ALL TECHNOLOGIES INC COM STK                         2,400.00                  11,066.95                 4,950.00
COX COMMUNICATIONS INC NEW CL A                              300.00                  17,019.44                15,806.25
CRAIG CORP., COMMON STOCK, $.25 PAR                          100.00                   1,165.00                   868.75
CRANE CO., COMMON STOCK, $6.25 PAR                         2,737.00                  35,565.97                88,439.31
CRANEFIELD INTL INC CL C COM STK ISIN                      1,000.00                   1,570.00                     0.00
CA22445R1073
CREATIVE COMPURTERS INC COMMON STOCK                         200.00                   2,620.51                 7,575.00
CREATIVE TECHNOLOGY LTD ORD STOCK                            550.00                  11,056.37                 9,521.88
CREDIT COMMERCIAL FF25                                       949.00                  60,654.28                81,894.59
CREDIT SAISON CO JPY50                                    18,000.00                 363,727.21               411,487.15
CREDIT SUISSE GRP CHF20(REGD)                                670.00                  90,521.08               115,558.75
CREDITO ITALIANO S ITL500                                 30,194.00                  49,110.52               172,148.09
CREE RESH INC COMMON STOCK                                   400.00                  10,729.95                14,900.00
CRESCENT REAL ESTATE EQUITIES TRUST                          724.23                  22,268.02                17,969.96
TEXAS COM STK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
CROSS TIMBERS OIL CO COMMON STOCK                             -0.01                       0.00                    -0.11
CROWN CORK & SEAL CO., INC., COMMON                        5,700.00                 208,231.58               192,375.00
STOCK, $5 PAR
CROWN PAC PARTNERS L P COMMON STOCK                          599.98                  16,418.21                13,162.06
SPECIAL ALLOCATION UNITS
CRYOLIFE INC COMMON STOCK                                    700.00                   8,089.09                 7,962.50
CRYSTALLEX INTL CORP COMMON STOCK N.P                      1,500.00                   1,247.40                   843.75
CSF(THOMSON) FRF20                                         7,515.00                 230,242.87               283,574.90
CSG SYS INTL INC COMMON STOCK                              8,980.00                 400,770.92               563,495.00
CSK AUTO CORP COM STK                                      1,200.00                  25,524.00                33,450.00
CSM NV CVA(NON EXCH)NLG1                                   2,155.00                  87,243.88               117,552.65
CSX CORP., COMMON STOCK, $1 PAR                            8,516.00                 293,321.01               355,010.75
CTS CORP., COMMON STOCK, NO PAR                              600.00                  18,488.11                21,150.00
CUMMINS ENGINE CO., INC., COMMON                           5,600.00                 178,882.32               207,900.00
STOCK, $2.50 PAR
CURATIVE HEALTH SVCS INC COMMON STOCK                     15,700.00                 438,241.59               451,375.00
CUSTOMTRACKS CORP COM                                      1,000.00                   6,901.75                 8,750.00
CVS CORP COM STK                                          67,120.00               2,395,109.04             3,314,050.00
CYBERCASH INC COMMON STOCK                                   500.00                   5,623.70                 8,312.50
CYBERIAN OUTPOST INC OC-COM                                  500.00                  15,547.41                12,750.00
CYBERSHOP INTL INC COM STK                                   400.00                   5,604.95                 7,400.00
CYCLOPSS MED SYS INC COM NEW                               3,000.00                   6,527.90                   810.00
CYMER INC COMMON STOCK                                     1,000.00                  20,679.51                15,000.00
CYPRESS SEMICONDUCTOR CORP., COMMON                          700.00                   9,018.27                 7,131.25
STOCK
CYPRUS AMAX MINERALS CO COM STK                           31,577.14                 434,309.94               359,189.97
CYRK INC COMMON STOCK                                        200.00                   3,279.95                 1,775.00
D R HORTON INC COMMON STOCK                                  200.00                   3,438.12                 3,775.00
DAI-TOKYO FI & MAR Y50                                    75,000.00                 559,904.45               247,722.10
DAIFUKU Y50                                                3,000.00                  37,029.12                15,375.85
DAIICHI PHARM CO JPY50                                     4,000.00                  58,354.83                61,503.42
DAIMLER CHRYSLER AG STK                                    1,511.20                  74,247.18               138,558.16
DAINIPPON SCREEN Y50                                       5,000.00                  33,009.64                14,277.58
DAIWA HOUSE IND CO 50                                      6,000.00                  93,818.19                63,699.97

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
DAIWA SEC CO Y50                                          90,000.00                 384,798.88               321,428.57
DAL-TILE INTL INC COMMON STOCK                            54,300.00                 504,561.03               468,337.50
DALLAS SEMICONDUCTOR COMMON STOCK                            100.00                   3,674.50                 3,775.00
DANA CORP., COMMON STOCK $1 PAR                           21,216.00                 843,951.77               827,424.00
DANAHER CORP., COMMON STOCK, $.01 PAR                      5,200.00                 231,316.80               237,250.00
DANIEL INDUSTRIES, INC. DELAWARE, COMMON                      -0.01                       0.00                     0.00
STOCK, $5 PAR
DANONE (BSN) FRF10                                           400.00                  66,508.56               117,082.80
DARDEN RESTAURANTS INC COM                                34,800.00                 518,300.44               550,275.00
DATA DIMENSIONS INC COM PAR $0.001(NEW)                    5,000.00                  74,469.41                63,750.00
DATA GENERAL CORP., COMMON STOCK, $.01                    80,700.00               1,174,680.35             1,462,687.50
PAR
DATARAM CORP COMMON STOCK NEW $1.00 PAR                      500.00                   4,254.49                10,625.00
DATUM INC., COMMON STOCK, $.25 PAR                           100.00                   3,094.06                   743.75
DAVE & BUSTERS INC COM                                       350.00                   5,042.25                 6,825.00
DAYTON-HUDSON CORP., COMMON STOCK, $1                     73,600.00               2,454,204.81             3,312,000.00
PAR
DBT ONLINE INC COM                                           200.00                   6,338.12                 3,412.50
DCH TECHNOLOGY INC COM STK                                   900.00                   4,754.95                 1,068.75
DDI CORP JPY5000                                              17.00                 124,544.27                55,320.53
DEERE & CO., COMMON STOCK, $1 PAR                         67,708.63               1,702,455.22             2,365,570.26
DELL COMPUTER CORP COMMON STOCK                          246,914.00               8,221,915.97            15,015,457.63
DELPHI FINL GROUP INC CL A                                 3,366.00                 147,799.50               157,150.13
DELTA AIR LINES, INC., COMMON STOCK,                      54,200.00               2,449,560.37             2,909,862.50
$3 PAR
DELTA COMPUTEC INC COM                                    10,000.00                   3,272.60                     0.00
DELUXE CORP., COMMON STOCK                                28,104.61                 957,117.00               976,635.20
DEN DANSKE BANK AS DKK100                                    340.00                  20,296.02                44,800.87
DENDRITE INTERNATIONAL COMMON STOCK                        7,000.00                 161,635.43               134,750.00
DENSO CORP JPY50                                          12,000.00                 228,995.76               232,346.24
DEPARTMENT 56 INC COM                                      4,300.00                 140,099.92               148,081.25
DETROIT DIESEL CORP COMMON STOCK                           2,300.00                  50,335.50                47,581.25
DEUTSCHE BANK AG ORD NPV                                  15,215.00                 916,540.04               942,191.63
DEUTSCHE TELEKOM ORD NPV                                  33,763.00                 788,611.14               950,536.04

                                   -747-
00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
DEV BK SINGAPORE SGD1(ALIEN MKT)                          29,500.00                 252,003.54               223,891.92
DEXIA (CRE CO HLDG NPV                                       184.00                  17,384.50                31,009.46
DEXIA FRANCE FRF100                                        2,025.00                 211,382.83               304,578.39
DEXIA FRANCE FRF100(PRIME FIDEL'99)(REGD                     270.00                  21,978.74                40,610.45
DEXIA FRANCE FRF100(PRIME DE FIDEL)(REG)                     415.00                  35,416.20                62,419.77
DIAGEO ORD GBX28.935185                                   40,111.00                 292,698.16               449,547.22
DIAL CORP (NEW) COM STK                                      200.00                   4,456.87                 5,250.00
DIAMOND MULTIMEDIA SYS INC COMMON STOCK                    1,000.00                  12,394.07                 6,562.50
DIAMOND OFFSHORE DRILLING INC COMMON                         165.00                   4,928.39                 3,671.25
STOCK
DIATECT INTERNATIONAL CORP                                 6,000.00                   1,610.54                   300.00
DIEBOLD INC., COMMON STOCK, $1.25 PAR                     40,900.00               1,199,703.00             1,405,937.50
DIGITAL MICROWAVE CORP COMMON STOCK                          210.00                   3,676.16                 1,233.75
DIGITAL RECORDERS INC COM STK                                600.00                   3,906.25                 1,050.00
DIGITAL RIV INC COM                                           71.00                   1,513.79                 1,624.13
DIGITAL VIDEO SYS INC CL B WT EXP                         13,300.00                   9,330.47                   623.44
5-9-2001
DILLARDS INC CL A COMMON STOCK                            25,800.00                 726,966.91               886,875.00
DIME BANCORP INC NEW COMMON STOCK                          5,700.00                 148,314.00               151,406.25
DIME CMNTY BANCORP INC COMMON STOCK                        2,700.00                  74,979.00                72,900.00
DISCOUNT AUTO COMMON STOCK                                   100.00                   2,454.95                 2,493.75
DISCREET LOGIC INC COMMON STOCK                           17,500.00                 211,915.01               275,625.00
DIVOT                                                         33.00                     603.00                    14.44
 GOLF CORP COM STK
DOCUCORP INC COMMON STOCK                                     80.00                       0.00                   415.00
DOCUMENTUM INC COMMON STOCK                                8,840.00                 307,766.32               371,832.50
DOLE FOOD INC COMMON STOCK                                23,550.00               1,003,775.74               744,768.75
DOLLAR GENERAL CORP., COMMON STOCK,                        9,088.00                 291,679.49               216,408.00
$.50 PAR
DOLLAR THRIFTY AUTOMOTIVE GROUP INC COM                   25,700.00                 457,433.08               321,250.00
STK
DOMINION RESOURCES INC VA COM                              7,750.00                 283,793.33               357,953.13
DONNELLEY, R. R., & SONS CO.,                             33,400.00                 898,082.02             1,417,412.50
COMMON STOCK, $1.25 PAR
DOVER CORP., COMMON STOCK $1 PAR                           8,700.00                 125,467.82               309,937.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
DOVER DOWNS ENTMT INC COMMON STOCK                         3,600.00                  50,373.50                39,600.00
DOW CHEMICAL CO., COMMON STOCK,                           27,250.00               1,735,161.76             2,653,468.75
$2.50 PAR
DOW JONES & CO., INC., COMMON STOCK,                      15,100.00                 560,017.17               721,961.20
$1 PAR
DOWNEY FINL CORP COM                                       4,615.00                 139,756.02               119,990.00
DQE INC., COMMON STOCK                                       200.00                   5,999.04                 8,212.50
DRESDNER BANK AG ORD NPV                                   3,226.00                 160,411.93               145,010.20
DRIL-QUIP INC COMMON STOCK                                22,740.00                 616,236.91               328,308.75
DRY DAIRY INTL INC COM STK                                40,000.00                   2,728.70                   280.00
DSP TECHNOLOGY INC COMMON STOCK NO PAR                       400.00                   4,267.06                 3,150.00
DST SYSTEMS INC COMMON STOCK                               9,900.00                 482,612.52               535,837.50
DTE ENERGY CO COMMON STOCK                                 5,600.00                 157,810.71               244,300.00
DU PONT, E. I. DE NEMOURS & CO., COMMON                   60,444.90               2,469,243.02             3,551,137.88
STOCK, $5 PAR
DUKE ENERGY CORP COMMON STK                               14,097.00                 448,499.67               881,943.56
DUKE RLTY INVTS INC NEW COMMON STOCK                       1,102.55                  24,173.22                25,014.10
DUN & BRADSTREET CORP DEL COM STK (NEW)                    6,900.00                 138,491.19               208,293.75
DURA PHARMACEUTICALS, INC., COMMON STOCK                     600.00                  11,926.63                 7,762.50
DURAMED PHARAMACEUTICALS INC., COMMON                        620.00                   3,752.19                 2,751.25
STOCK
DYCAM INC COM STK                                          5,000.00                   2,964.00                   350.00
DYCOM INDUSTRIES INC, COMMON STOCK,                       13,110.00                 435,198.33               515,393.43
$.33 1/3 PAR
DYNAGEN ICN NEW                                            1,200.00                   1,436.93                   156.00
DYNAMIC MATERIALS CORP (DELAWARE) EFF                        300.00                   2,947.62                 1,631.25
8-15-97
E G & G, INC., COMMON STOCK, $1 PAR                       10,421.00                 273,025.47               291,136.69
E TRADE GROUP INC COMMON STOCK                               800.00                  18,496.31                21,650.00
E'TOWN CORP., COMMON STOCK, NO PAR                         1,000.00                  41,645.00                42,125.00
EAGLE FOOD CTRS INC COMMON STOCK                             300.00                   1,254.56                   975.00
EAGLE HARDWARE & GARDEN INC COMMON STK                    21,320.00                 496,856.16               600,957.50
EAGLE USA AIRFREIGHT INC COMMON STOCK                        500.00                  16,592.45                 9,500.00
EARTH SCIENCES INC COMMON STOCK $0.01                      2,400.00                   4,300.38                 1,800.00
PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
EARTHGRAINS CO COM                                        41,090.00                 991,050.40             1,320,016.25
EARTHSHELL CORP COM STK                                      200.00                   2,185.54                 2,737.50
EARTHWEB INC COM                                             320.00                  23,560.33                12,880.00
EAST JAPAN RAILWAY JPY50000                                   16.00                  80,118.95                93,068.66
EASTERN ENTERPRISES COM STK                                8,200.00                 290,471.41               332,612.50
EASTERN UTILITIES ASSOCIATES, COMMON                       6,800.00                 169,711.00               167,875.00
STOCK, $5 PAR
EASTGROUP PPTYS INC COMMON STK                             2,600.00                  37,877.81                48,262.50
EASTMAN CHEMICAL CO COMMON STOCK                          17,125.00                 931,511.32               992,179.69
EASTMAN KODAK CO., COMMON STOCK,                          14,303.96                 782,821.85             1,037,931.10
$2.50 PAR
EATON CORP., COMMON STOCK,                                 2,800.00                 131,712.95               191,275.00
$.50 PAR
EATON VANCE CORP., NON-VOTING, COMMON                      3,700.00                  82,715.50                89,956.25
STOCK, $.25 PAR
ECHO BAY MINES LTD., COMMON STOCK, $1.20                   3,200.00                  13,619.36                 6,600.00
PAR
ECHOSTAR COMMON STOCK                                      1,942.00                  32,066.73                75,373.88
ECOLAB INC COMMON STOCK                                    5,000.00                  59,779.68               154,687.50
EDAC TECHNOLOGIES CORP COM                                 1,000.00                   7,217.45                 4,750.00
EDELEBROCK CORP COMMON STOCK                                 200.00                   4,225.05                 3,362.50
EDISON INTL COM                                           14,341.31                 286,049.12               394,386.03
EDUCATION MGMT CORP COMMON STOCK                           9,500.00                 260,079.98               434,625.00
EDWARDS J D & CO COMMON STOCK                              3,300.00                 112,255.16               114,675.00
EDWARDS, A.G. INC., COMMON STOCK,                            200.00                   5,922.58                 7,375.00
EGGHEAD COM INC                                            2,500.00                  66,792.66                63,750.00
EINSTEIN NOAH BAGEL CORP COMMON STOCK                      1,000.00                   7,831.98                 2,125.00
EL MISTI GOLD LTD COMMON STOCK                            15,000.00                  21,807.50                 2,850.00
ELBIT COMPUTERS LTD., ORDINARY SHARES                      1,000.00                   2,404.95                 3,031.25
ELBIT MEDICAL IMAGING LTD COM STK                          1,000.00                   8,029.95                10,125.00
ELDER BEERMAN STORES CORP NEW COM STK                      3,500.00                  57,179.45                50,531.25
ELECTROCOMPONENTS ORD GBP0.10                              7,000.00                  37,816.87                49,683.08
ELECTROLUX AB SER'B'SEK5                                   7,650.00                  82,573.26               116,930.66
ELECTRONIC DATA SYS CORP NEW COM                          51,200.00               1,978,892.71             1,996,800.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ELECTRONIC FOR IMAGING INC COMMON                          1,150.00                  23,211.59                30,834.38
STOCK
ELECTRONICS BOUTIQUE HLDGS CORP COM                       41,000.00                 574,000.00               771,312.50
ELF AQUITAINE EUR8                                           790.00                  57,283.21                98,763.93
ELF AQUITAINE SPON ADR(CNV 1/2 ORD FRF50                   6,730.00                 238,195.85               418,942.50
ELRON ELECTR INDS LTD ORD                                    400.00                   4,334.05                 5,700.00
ELSEVIER NV NLG0.10 (AMSTERDAM LISTING)                   13,962.00                 143,010.20               183,811.70
EMC CORP., MASS., COMMON STOCK                            88,025.00               3,730,839.52             6,381,812.50
EMERSON ELECTRIC CO., COMMON STOCK, $1                    17,100.00                 540,542.13             1,111,500.00
PAR
EMI GROUP ORD GBP0.14                                     41,000.00                 347,094.61               244,305.43
EMPIRE DISTRICT ELECTRIC CO., COMMON                         103.00                   2,208.55                 2,253.13
STOCK, $1 PAR
EMPLOYEE SOLUTIONS INC COMMON STOCK                        1,200.00                   6,990.00                 2,850.00
ENAMELON INC COMMON STOCK                                    600.00                   7,423.43                 4,162.50
ENCORE MED CORP COM STK                                      200.00                     936.29                   762.50
ENDESA SA ESP200(REGD)                                    17,244.00                 327,339.58               451,234.78
ENDOCARE INC COM                                          15,400.00                  52,903.46                35,612.50
ENDOSONICS CORP COMMON STOCK                               1,000.00                  11,466.86                 8,500.00
ENERGEN CORP., COMMON STOCK, $1 PAR                        3,400.00                  67,346.50                61,200.00
ENERGY EAST CORP COMMON STOCK                              3,329.00                 152,339.67               176,645.06
ENGELHARD CORP., COMMON STOCK,                             5,650.00                  84,440.94               109,115.63
ENGLISH CHINA CLAY ORD GBP0.25                           167,773.00                 880,091.50               477,697.78
ENHANCE FINL SVCS GROUP, INC., COMMON                     37,920.00               1,139,454.54             1,113,900.00
STOCK
ENI ADS REPR 10 ORD ITL1000                                6,000.00                 287,185.71               366,750.00
ENI ITL1000(REGD)                                         91,284.00                 508,724.79               567,883.92
ENRON CORP., COMMON STOCK, $.10 PAR                       13,914.37                 451,231.19               731,374.07
ENSCO INTL INC COMMON STOCK                                2,700.00                  50,993.35                26,156.25
ENTERGY CORP NEW COMMON STOCK                              9,600.00                 256,168.95               281,400.00
ENTERTAINMENT TECHNOLOGIES & PROGRAMS                    398,989.00                 260,483.85                99,747.25
INC COM STK
ENZO BIOCHEM, INC., COMMON STOCK, $.01                    12,167.00                 144,605.58               160,452.31
PAR
EQUIFAX INC., COMMON STOCK, $2.50 PAR                      5,800.00                 186,978.36               240,700.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
EQUITABLE RESOURCES INC.,                                 33,600.00                 972,071.07               989,100.00
COMMON STOCK
EQUITY OFFICE PPTYS TR COM STK                               376.81                   9,578.83                 9,420.25
EQUITY RESIDENTIAL PPTYS TR SH BEN INT                     1,060.05                  48,192.88                44,853.37
COM STK
ERICSSON(LM)TEL SEK2.50 SER'B'                             5,500.00                 116,902.13               153,220.34
ESOFT INC COM                                              1,500.00                   6,130.95                 9,937.50
ESS TECHNOLOGY INC COMMON STOCK                            2,000.00                  13,058.60                12,750.00
ESSELTE 'B' FREE SWKR12.5                                    950.00                  14,480.51                14,872.11
ETHAN ALLEN INTERIORS INC., COMMON STOCK                     400.00                  14,549.01                15,800.00
ETHYL CORP., COMMON STOCK,                                13,700.00                  68,911.00                79,631.25
$1 PAR
EURO NEVADA MINING LTD, COMMON STOCK                         200.00                   2,861.00                 4,680.00
EVEREN CAPITAL CORP COMMON STOCK                           4,700.00                  92,284.50               115,150.00
EVEREST REINS HLDGS INC COM STK                           43,100.00               1,227,314.17             1,618,943.75
EVOLVING SYS INC COMMON STOCK                                600.00                   6,109.90                 1,612.50
EXABYTE CORP COMMON STOCK                                    500.00                   5,837.82                 3,718.75
EXCEL SWITCHING CORP COM STK                               3,600.00                  84,947.81                94,050.00
EXCELSIOR HENDERSON MOTORCYCLES MFG CO                     4,800.00                  45,744.00                13,200.00
COM STK
EXCITE INC COMMON STOCK                                   11,910.00                 405,337.29               582,845.63
EXIDE CORP COM STK                                            50.00                   1,392.15                   871.88
EXODUS COMMUNICATIONS INC COM STK                            219.00                  10,228.14                 7,391.25
EXPONENT INC.                                              3,000.00                  28,642.50                18,750.00
EXPRESS SCRIPTS INC CL A COMMON STOCK                        400.00                   5,857.72                22,000.00
EXTENDED STAY AMER INC COMMON STOCK                       19,200.00                 191,184.00               192,000.00
EXXON CORP., COMMON STOCK, NO PAR                         98,242.50               3,565,343.72             7,374,327.66
F P L GROUP INC., COMMON STOCK                            18,100.00                 654,615.15             1,108,625.00
F Y I INC COM STK                                          1,900.00                  60,344.00                59,850.00
FACTUAL DATA CORP                                            500.00                   3,873.70                 4,187.50
FAIRFAX FINL HLDGS COM STK 144A (IPO)                      1,500.00                 502,308.86               480,549.20
FAMILY DOLLAR STORES, INC.                                   300.73                   6,118.45                 6,033.40
COMMON STOCK, $.10 PAR
FAMILY GOLF CTRS INC COMMON STOCK                         31,900.00                 775,114.21               655,943.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
FAMILY STEAKHOUSE FLORIDA                                    200.00                     837.47                   181.25
FANUC JPY50                                                  900.00                  44,175.01                28,555.16
FBL FINANCIAL GROUP INC CL A COMMON                        1,700.00                  41,167.37                41,650.00
STOCK
FDX CORP COM STK                                          34,640.00               1,149,764.16             2,247,270.00
FEDERAL NATIONAL MORTGAGE ASSOCIATION,                    56,124.43               1,810,988.78             4,083,052.28
COMMON STOCK, "D/B/A FANNIE MAE"
FEDERAL REALTY INVESTMENT TRUST, SHARE                       200.00                   5,406.06                 4,787.50
OF BENEFICIAL INTEREST, NO PAR
FEDERATED DEPT STORES INC DEL COMMON                      66,500.00               2,958,294.47             2,772,218.75
STOCK
FELCOR LODGING TRUST INC COM STK                             163.63                   5,576.49                 3,896.44
FERRO CORP., COMMON STOCK, $1 PAR                          7,200.00                 165,006.50               201,150.00
FHLMC VOTING COMMON STOCK                                101,711.22               4,103,656.10             6,153,528.81
FIAT SPA DI RISP ITL1000 (NON CNV)                       228,500.00                 392,877.57               411,508.83
FIAT SPA ITL1000                                         110,000.00                 339,898.58               338,380.67
FIDELITY NATIONAL FINANCIAL INC COMMON                    43,672.00               1,350,750.51             1,432,987.51
STOCK
FIFTH THIRD BANCORP., COMMON STOCK,                       32,375.00               1,679,251.11             2,148,890.63
$6.66 PAR
FILENES BASEMENT INC COMMON STOCK                          1,500.00                   5,884.46                 3,000.00
FINANCIAL FED CORP COMMON STOCK                           28,400.00                 683,182.13               761,475.00
FINANCIAL SEC ASSURN HLDGS LTD COMMON                     13,980.00                 800,990.68               767,152.50
STOCK
FINOVA GROUP INC COMMON STOCK                              5,000.00                 247,642.05               264,062.50
FIREARMS TRAINING SYS INC CL A COMMON                        800.00                   4,037.95                 1,950.00
STOCK
FIRST AMERN FINL CORP CALIF COMMON STOCK                  18,550.00                 331,155.39               568,093.75
FIRST AUSTRALIA FUND, INC., COMMON                           305.00                   2,721.47                 2,058.75
STOCK
FIRST AUSTRALIA PRIME INCOME FD INC                            0.00                       0.00                     0.00
FIRST DATA CORP COMMON STOCK                              38,701.08               1,113,352.85             1,032,835.07
FIRST FED FINANCIAL CORP COMMON STOCK                      6,800.00                 128,027.00               120,700.00
FIRST FINANCIAL FUND, INC., COMMON                           510.00                  12,232.86                 5,673.75
STOCK
FIRST HEALTH GROUP COM STK                                39,400.00                 896,561.25               627,937.50
FIRST MEDICAL GROUP INC COM STK                               67.00                     676.26                     8.38

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
FIRST MONTAUK FINL CORP COMMON STOCK                       1,000.00                   2,497.40                 1,750.00
FIRST REPUBLIC BANK COMMON STK                             3,100.00                  95,037.25                80,018.75
FIRST TEAM SPORTS INC., COMMON STOCK                          25.00                     226.50                    34.38
FIRST UNION CORP., COMMON STOCK,                          76,817.24               3,010,415.87             4,666,647.33
$3.33 1/3 PAR
FIRST WASH BANCORP INC WASH COM                              990.00                  24,543.00                20,542.50
FIRSTENERGY CORP COM                                       9,200.00                 215,039.71               284,625.00
FIRSTPLUS FINL GROUP COMMON STOCK                          4,000.00                  14,370.00                10,000.00
FISCHER IMAGING CORP COMMON STOCK                            300.00                   2,190.64                   750.00
FLAGSTAR BANCORP INC COM STK                               1,900.00                  48,528.66                46,075.00
FLEET FINCL GROUP INC COMMON STOCK                        22,092.00                 448,942.89               920,960.25
FLEETWOOD ENTERPRISES, INC., COMMON                        1,300.00                  30,138.82                43,793.75
STOCK, $1 PAR
FLEMING COMPANIES INC. COMMON STOCK                       19,000.00                 453,490.00               191,187.50
$2.50 PAR
FLETCHER CHALLENGE PAPER SHARES NPV                      102,651.00                  98,298.44                69,329.51
FLIR SYS INC COMMON STOCK                                    400.00                   6,929.53                 7,700.00
FLOW INTL CORP COMMON STOCK                                1,000.00                  11,184.05                10,750.00
FLOWERS INDUSTRIES INC., CLASS A,                          7,300.00                 142,778.00               166,531.25
COMMON STOCK, $.62 1/2 PAR
FLUOR CORP., COMMON STOCK, $.62 1/2 PAR                   23,878.24                 905,310.20             1,022,287.15
FMC CORP., COMMON STOCK, NO PAR,                           7,900.00                 461,930.38               459,187.50
(NEW)
FOCAL INC COMMON STOCK                                     1,000.00                  11,029.95                 8,500.00
FOMENTO ECON MEXIC UNITS (REP 1SER'B SHS                  14,890.00                  53,438.65                36,892.00
FONAR CORP., COMMON STOCK, $0.001 PAR                      4,015.86                   7,231.07                 7,404.24
FOOD TECHNOLOGY SVC INC COM                                  300.00                   1,306.87                   881.25
FOODMAKER, INC., COMMON STOCK NEW                         12,700.00                 235,218.71               246,062.50
FORBO HLDGS AG CHF50(REGD)                                   600.00                 246,250.40               265,181.46
FORD MTR CO DEL COM                                       69,600.90               1,407,120.14             3,845,449.73
FORE SYS INC COMMON STOCK                                    600.00                   9,554.95                 9,075.00
FOREMOST CORP. OF AMERICA, COMMON STOCK                    1,600.74                  38,750.21                32,715.12
FORENINGSSPARBK SEK20 SER 'A'                             12,000.00                 251,369.79               337,257.32
FORT JAMES CORP COMMON STOCK                              75,600.00               2,632,918.57             2,957,850.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
FORTE SOFTWARE INC COM STK PAR $0.01                       1,000.00                  13,860.48                 5,125.00
FORTIS AG NPV                                                392.00                  41,852.78               124,711.95
FORTIS AMEV NV CVA NLG1                                    2,407.00                  39,465.79               177,379.82
FORTUNE BRANDS INC COM STK                                 7,730.09                 205,652.02               263,306.19
FORTUNE FINL SYS INC COM STK                               1,700.00                   5,219.09                   561.00
FOSSIL INC COMMON STOCK                                    4,600.00                 111,441.44               127,362.50
FOSTER WHEELER CORP., COMMON STOCK,                        1,600.00                  49,078.32                27,400.00
$1.50 PAR
FOSTERS BREWING GP NPV                                    56,300.00                 142,696.36               147,624.08
FOUNDATION HEALTH SYSTEMS INC COM STK                        230.00                   5,581.06                 3,176.88
CL A
FOX ENTMT GROUP INC CL A COM                              15,500.00                 364,314.12               366,187.50
FPA MED MGMT INC COMMON STOCK                                200.00                   3,299.47                     6.25
FRANCHISE FINANCE CORP OF AMERICA COM                      2,589.68                  61,586.54                63,609.02
STK
FRANKLIN RES INC., COMMON STOCK,                           9,820.03                 518,499.06               419,806.28
FRED MEYER INC (NEW) COMMON STK                           19,300.00                 851,775.94               981,887.50
FRED OLSEN ENERGY NOK20                                    9,000.00                 156,500.34                66,313.89
FREEDOM SECS CORP COM STK                                    900.00                  11,549.25                16,087.50
FREEPORT MCMORAN C & G CL B COM STK                       72,500.00               1,296,883.92               947,031.25
FRENCH FRAGRANCES INC COMMON STOCK                         1,000.00                  10,529.95                 6,500.00
FRESH CHOICE INC COMMON STOCK                              1,500.00                   6,474.00                 2,437.50
FRONTIER AIRLS INC NEW COM                                 2,130.00                   7,492.83                10,050.94
FRONTIER CORP COMMON STOCK                                 6,700.00                 154,966.23               201,837.50
FROZEN FOOD EXPRESS INDS INC COMMON                          206.05                   2,383.36                 1,622.64
STOCK $1.50 PAR
FRUIT OF THE LOOM CLASS A COMMON STOCK                     2,800.00                  77,258.79                41,300.00
FUJI MACHINE JPY50                                         8,000.00                 243,420.02               252,521.97
FUJITSU Y50                                                3,000.00                  35,605.27                34,705.50
FULTON FINANCIAL CORPORATION, COMMON                       3,624.27                  87,906.02                79,733.94
2.50 PAR
FUTURELINK DIST CORP                                         340.00                     885.60                   159.80
GANNETT CO. INC., COMMON STOCK, $1 PAR                    11,145.00                 321,163.69               719,549.06
GAP INC., COMMON STOCK, $.05 PAR                          15,934.10                 234,565.00             1,172,152.24

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
GARBAN ORD GBP0.50                                         1,629.00                  41,876.68                 6,480.08
GARDEN FRESH REST COMMON STOCK                             1,100.00                  19,682.30                17,187.50
GARTNER GROUP INC CL A COM STK                               300.00                   6,967.45                 6,487.50
GAS NATURAL SDG ESP500                                       996.00                  23,819.85                84,176.81
GAS Y ELECTRICIDAD ESP1000'2'/'3'                          3,820.00                 202,881.73               371,698.64
GATEWAY 2000 INC COMMON STOCK                              6,900.00                 391,063.12               387,262.50
GAYLORD CONTAINER CORP CL A COMMON                         5,000.00                  17,337.50                26,250.00
STOCK
GEA AG ORD NPV                                             8,000.00                 241,322.86               220,020.70
GEHE AG DEM5 (VAR)                                         3,250.00                 148,420.38               208,561.29
GEMSTAR INTERNATIONAL GROUP LTD COMMON                        80.00                   4,799.95                 4,860.00
STOCK ISIN # VGG3788V1067
GENELABS TECHNOLOGIES INC COMMON STOCK                     1,000.00                   3,424.92                 2,687.50
GENEMEDICINE INC COMMON STOCK                                200.00                     915.39                   543.75
GENENTECH INC SPECIAL COM                                  4,500.00                 299,138.90               315,281.25
GENERAL CABLE CORP DEL NEW COM STK                        54,950.00               1,229,236.65             1,044,050.00
GENERAL DYNAMICS CORP. COMMON STOCK, $1                    4,900.00                 106,639.11               284,506.25
PAR
GENERAL ELECTRIC COMPANY COMMON STOCK                    227,088.54              11,645,759.83            20,551,512.87
$0.16 PAR
GENERAL INSTR CORP DEL COM STK                            39,834.00                 714,720.67             1,120,331.25
GENERAL MAGIC INC COMMON STOCK                             2,700.00                  34,024.75                14,343.75
GENERAL MILLS, INC., COMMON STOCK, $.75                   15,200.00                 959,585.37             1,147,600.00
PAR
GENERAL MOTORS CORP. COMMON STOCK,                       103,609.69               5,320,600.35             7,252,678.30
$1 2/3 PAR
GENERAL MTRS CORP CL H NEW                                   100.00                   6,031.58                 3,800.00
GENERAL NUTRITION COS IN COMMON STOCK                        100.00                   3,105.75                 1,775.00
GENERAL RE CORP., COMMON STOCK                             3,000.00                 326,814.04               700,500.00
GENESIS DIRECT INC COM STK                                   200.00                   1,098.69                 1,400.00
GENOME THERAPEUTICS CORP COM                               1,000.00                   7,432.37                 3,250.00
GENTEX CORP., COMMON STOCK                                   550.00                   7,751.18                10,106.25
GENUINE PARTS CO., COMMON STOCK, $1 PAR                   28,282.69                 748,132.96               931,561.10
GENZYME CORP COM                                          31,450.00                 759,791.80             1,322,865.63
GENZYME CORP COM-MOLECULAR ONCOLOGY DIV                    3,397.00                  17,139.39                11,889.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
GENZYME CORP COM-TISSUE REPAIR                                 9.00                      71.20                    27.56
GEORGIA PAC CORP COM                                       3,600.00                 162,727.16               204,300.00
GEOTEK COMMUNICATIONS INC                                  3,000.00                  10,240.33                   132.00
GEOTEL COMMUNICATIONS CORP COMMON STOCK                   13,100.00                 256,536.10               360,250.00
GEOWORKS CORP COM STK                                      1,000.00                   4,779.95                 2,875.00
GERASUL CENTRAIS G SPON ADR REP 5000'B'P                   2,200.00                  14,113.05                14,575.00
GERON CORP COMMON STOCK                                      200.00                   4,349.77                 2,250.00
GILLETTE CO., COMMON STOCK, $1 PAR                        78,536.00               2,470,957.42             3,607,747.50
GISH BIOMEDICAL INC COMMON STOCK NO                          200.00                     935.32                   612.50
PAR
GKN ORD GBP0.50                                            4,000.00                  25,207.90                44,170.08
GLAMIS GOLD LTD. COMMON STOCK, NO PAR                      9,300.00                  44,679.69                20,343.75
GLATFELTER, P.H., CO., COMMON STOCK,                         150.00                   2,504.95                 1,931.25
$2.50 PAR
GLAXO WELLCOME ORD GBP0.25                                15,000.00                 169,652.88               474,630.27
GLEASON CORP., COMMON STOCK, $1 PAR                          203.37                   3,169.70                 3,889.45
GLENAYRE TECHNOLOGIES INC COMMON STOCK                       700.00                   8,457.38                 4,331.25
GLIMCHER RLTY TR COMMON STOCK                              2,059.40                  35,602.50                35,267.23
GLOBAL CROSSING LTD COMMON STOCK                           3,000.00                 110,715.00               113,625.00
GLOBAL INDS LTD COMMON STOCK                              46,160.00                 555,160.23               262,535.00
GLOBAL MARINE INC., DEL., COMMON STOCK,                   27,000.00                 495,450.42               249,750.00
$0.10 PAR, (NEW)
GLOBAL MED TECHNOLOGIES INC COM STK                        1,000.00                     869.77                 1,156.25
GLOBAL TELESYSTEMS GROUP INC CDT COM STK                     100.00                   3,624.50                 4,340.63
GLOBAL WTR TECHNOLOGIES INC COM                            2,000.00                     289.25                    80.00
GLOBAL-PAC MINERALS INC COMMON STOCK                       2,000.00                   2,590.00                   400.00
GOLDEN QUAIL RESOURCES LTD                                   133.00                     934.20                    41.56
GOLDEN ST BANCORP INC COM STK                             32,300.00                 575,465.39               621,775.00
GOLDEN STATE BANCORP INC. LITIG WT                        40,600.00                 238,187.42               185,237.50
GOLDEN WEST FINANCIAL CORP., COMMON                       23,800.00                 957,702.39             2,253,562.50
STOCK, $1 PAR
GOOD GUYS INC., COMMON STOCK                                 300.00                   2,247.65                 1,800.00
GOODMAN FIELDR NPV                                        26,000.00                  38,618.40                27,956.46
GOODRICH PETE CORP COM NEW                                   125.00                     805.27                   242.19

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
GOODRICH, B. F. CO., COMMON STOCK,                         2,900.00                  90,040.22               110,018.75
$5 PAR
GOODYEAR TIRE & RUBBER CO., COMMON                         6,544.00                 249,075.31               371,372.00
STOCK, NO PAR
GOTTSCHALKS INC., COMMON STOCK                             1,000.00                   5,466.48                 7,500.00
GPO IND MASECA SER'B'NPV                                  30,917.00                  51,498.95                27,613.57
GPO MODELO SA DE C SER'C'NPV                              14,936.00                  16,170.22                29,545.21
GPU INC COMMON STOCK                                       5,000.00                 160,327.73               219,062.50
GRACE W R & CO DEL NEW COM STK                            35,100.00                 559,158.33               579,150.00
GRAINGER, W. W., INC., COMMON STOCK,                       3,800.00                 103,010.03               160,550.00
$1 PAR
GRANGES AB SEK25                                           1,020.00                   9,478.33                13,830.51
GRANITE CONSTRUCTION INC., COMMON STOCK                   25,760.00                 696,407.50               832,370.00
GREAT ATLANTIC & PACIFIC TEA CO.,                          1,500.00                  45,201.52                40,968.75
INC., COMMON STOCK, $1 PAR
GREAT LAKES CHEMICAL CORP., COMMON                         2,300.00                 119,644.80                91,856.25
STOCK, $1 PAR
GREENSTONE REG LTD COMMON STOCK                            5,000.00                  37,165.00                 5,468.75
GREY WOLF INC COM STK                                        200.00                   1,473.80                   200.00
GROUP MAINTENANCE AMER CORP OC COM STK                     2,600.00                  34,745.88                34,775.00
GROUP 1 AUTOMOTIVE INC COMMON STOCK                        4,000.00                  60,830.00                69,000.00
GROUPE GTM FRF50                                             260.00                  23,768.64                29,432.92
GRUMA SA DE CV SER'B'NPV                                   8,548.00                  21,131.76                21,136.22
GRUMA SA DE CV SPND ADR EACH REPR 4'B'SH                   2,030.00                  38,041.21                20,553.75
GRUPO TELEVISA SPON GDR REP 2 ORD PTG CE                  16,157.00                 452,243.88               410,985.61
GST TELECOMMUNICATIONS INC COM                               300.00                   2,797.50                 2,081.25
GTE CORP. COMMON STOCK, $3.33 1/3 PAR                     66,349.60               2,662,015.11             4,113,675.20
GTS DURATEK INC COM                                        1,000.00                   6,279.95                 5,937.50
GUARDIAN TECHNOLOGIES INTL INC COM NEW                     1,000.00                   2,654.95                 2,562.50
GUCCI GROUP NV ORD NLG2.23                                   732.00                  50,549.96                32,985.38
GUESS INC COMMON STOCK                                     1,000.00                   6,766.59                 3,625.00
GUIDANT CORP COM STK NO PAR                                6,040.00                 196,324.74               518,307.50
GULF CANADA RESOURCE LTD., ORDINARY                          673.00                   5,220.44                 2,103.13
SHARES

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
GULFSTREAM AEROSPACE CORP NEW COMMON                      51,100.00               1,691,924.97             2,625,262.50
STOCK
GUM TECH INTL INC COMMON STOCK                               500.00                   4,779.95                 3,375.00
GUYENNE & GASCOGNE FRF100                                    550.00                 178,897.59               239,543.66
GYMBOREE CORP COMMON STOCK                                   600.00                  12,301.54                 4,012.50
HA LO INDS INC COMMON STK                                 23,800.00                 761,716.52               760,112.50
HAIN FOOD GROUP INC                                        1,120.00                  29,789.40                23,030.00
HALLIBURTON CO COM                                        18,106.53                 423,023.95               531,879.32
HALSEY DRUG INC COMMON STOCK                               5,000.00                  17,792.50                 5,937.50
HANDLEMAN CO., COMMON STOCK, $1 PAR                            0.09                       0.50                     1.08
HANG SENG BANK HKD5                                        3,000.00                  27,201.59                26,443.24
HANGER ORTHOPEDIC GROUP INC., COMMON NEW                  58,400.00                 738,303.69             1,401,600.00
HANNAFORD BROS. CO., COMMON STOCK                          1,554.89                  45,958.85                72,691.11
HARCOURT GEN INC COMMON STOCK                              2,800.00                  85,647.02               144,900.00
HARKEN ENERGY CORP., COMMON STOCK                          1,000.00                   2,518.50                 2,812.50
HARLEY DAVIDSON INC., COMMON STOCK                         1,703.34                  52,960.94                71,220.90
HARMAN INTERNATIONAL INDUSTRIES INC                          650.00                  29,527.62                27,746.88
NEW COMMON STOCK
HARMONIC LIGHTWAVES INC COMMON STOCK                       1,000.00                  14,550.08                12,625.00
HARNISCHFEGER INDUSTRIES INC., COMMON                      2,622.00                  65,556.23                26,220.00
STOCK, $1 PAR
HARRAH'S ENTMT INC COM STK                                 7,463.00                 118,583.54               116,142.94
HARRIS CORP. COMMON STOCK, $1 PAR                          3,100.00                  67,127.32               117,606.25
HARTFORD FINL SVCS GRP COM STK                             9,100.00                 190,002.74               502,206.25
HARTFORD LIFE INC CL A COMMON STOCK                          276.11                  10,784.94                15,134.28
HASBRO INC., COMMON STOCK, $.50 PAR                       35,600.00               1,243,639.98             1,248,225.00
HAUPPAGUE DIGITAL INC COMMON STOCK                         1,000.00                  11,179.95                 8,750.00
HAWAIIAN  ELECTRIC INDUSTRIES, INC.,                       6,600.00                 263,048.20               256,987.50
COMMON STOCK, NO PAR PER SHARE
HAWKER PAC INC COM STK                                       500.00                   1,797.86                 1,781.25
HBR FLA BANCORP INC. NEW COM STK                           9,440.35                 101,599.52               102,663.81
HCC INSURANCE HOLDINGS INC                                 6,200.00                 117,211.00               115,087.50
HCIA INC COMMON STOCK                                      3,000.00                  49,651.60                14,156.25
HCR MANOR CARE INC COM                                     4,250.00                 114,347.36               134,937.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
HEALTH CARE PROPERTY INVESTORS, INC.,                      1,748.32                  61,311.68                55,181.35
COMMON STOCK
HEALTH MANAGEMENT ASSOCIATES INC NEW                         122.00                   2,713.95                 2,645.88
CL A COMMON STOCK
HEALTHCARE RECOVERIES INC COMMON STOCK                    36,000.00                 516,704.45               598,500.00
HEALTHCARE RLTY TR COMMON STOCK                              100.00                   2,255.00                 2,300.00
HEALTHSOUTH CORP COM STK                                  17,100.00                 369,134.54               229,781.25
HEARX LTD COMMON STOCK $0.10 PAR                           4,500.00                   4,985.68                 2,531.25
HEINEKEN HOLDING 'A'NLG5                                   7,300.00                 301,587.73               318,103.38
HEINZ H J CO COMMON STOCK                                 14,100.00                 392,966.59               822,206.25
HELEN TROY LTD COM STK                                       300.00                   5,360.31                 5,025.00
HELLER FINL INC CL A COM STK                              59,300.00               1,656,991.57             1,552,918.75
HELMERICH & PAYNE, INC., COMMON STOCK,                     2,000.00                  25,005.67                34,500.00
$.10 PAR
HENDERSON INV HKD0.20                                    260,000.00                 181,079.00               166,214.65
HENDERSON LAND DEV HKD2                                   15,000.00                  49,085.48                56,257.26
HENNES & MAURITZ SER'B' SEK1                               2,860.00                  24,550.53               211,877.97
HERCULES, INC., VOTING COMMON STOCK,                       3,700.00                 105,376.01               121,637.50
NO PAR
HERSHEY FOODS CORP., COMMON STOCK,                         5,747.48                 164,608.27               386,518.03
$1 PAR
HEWLETT-PACKARD CO., COMMON STOCK, $1                     66,228.97               1,642,770.70             4,155,867.87
PAR
HEYWOOD WILLIAMS ORD GBP0.25                               5,370.00                  36,948.54                18,746.78
HIBERNIA CORP., CLASS A COMMON STOCK,                     16,000.00                 322,895.92               270,000.00
HIGHWOODS PPTYS INC COMMON STOCK                             611.12                  21,831.69                16,614.83
HILLENBRAND INDUSTRIES, INC., COMMON                          50.97                   2,447.03                 2,895.73
STOCK, NO PAR
HILLS STORES CO COMMON STOCK                               1,000.00                   4,342.45                 1,375.00
HILTON HOTELS CORP., COMMON STOCK, $2.50                  13,446.99                 230,424.76               292,472.03
PAR
HIROSE ELECTRIC JPY50                                      9,000.00                 446,722.54               604,051.42
HITACHI JPY50                                             14,000.00                 121,741.18                84,396.36
HMT TECHNOLOGY CORP COM STK                                1,000.00                   8,592.45                11,375.00
HOECHST AG ORD NPV                                         8,100.00                 301,779.45               348,768.29
HOLDERBK FN GLARUS CHF50(BR)                                 550.00                 285,031.17               638,735.18

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
HOLLANDSCHE BETON NLG2                                    12,751.00                 206,775.68               147,804.73
HOLLINGER INTL INC CL A                                   23,300.00                 383,406.36               301,443.75
HOME DEPOT INC., COMMON STOCK,                           244,835.07               6,401,084.78            12,180,544.73
$.05 PAR
HOME HEALTH CORP AMER INC COMMON STOCK                       200.00                   1,648.80                    87.50
HOMEBASE INC COM STK                                         820.00                   5,872.45                 4,715.00
HOMESTAKE MINING CO., CAPITAL STOCK,                      61,821.99                 789,579.74               664,586.39
$1 PAR
HON INDUSTRIES INC., COMMON STOCK,                           400.00                   6,598.10                 9,500.00
$1 PAR
HONDA MOTOR CO Y50                                        21,000.00                 493,901.59               755,125.29
HONEYWELL INC., COMMON STOCK, $1.50 PAR                    4,900.00                 186,322.47               391,693.75
HONG KONG ELECTRIC HKD1                                   71,000.00                 236,348.10               236,116.49
HONG KONG TELECOMM HKD0.50                               223,600.00                 394,145.10               427,389.90
HOOPER HOLMES INC COMMON STOCK $0.04                         200.00                   3,462.83                 4,675.00
PAR
HORACE MANN EDUCATORS CORP COMMON STOCK                      204.52                   3,582.94                 5,764.91
HORIZON ORGANIC HLDG CORP COM STK                            500.00                   7,591.35                 8,062.50
HORNBACH BAUMARKT ORD NPV                                    502.00                  20,609.54                20,783.68
HOSPITAL STAFFINGS SERVICES INC COMMON                       500.00                   1,291.05                     0.00
STOCK NO PAR
HOSPITALITY PROPERTIES TRUST COMMON                        1,800.00                  59,409.42                46,800.00
STOCK
HOUGHTON MIFFLIN CO., COMMON STOCK                         7,200.00                 294,444.00               301,500.00
$1 PAR
HOUSEHOLD INTERNATIONAL INC., COMMON                      65,146.00               2,098,332.68             2,548,837.25
STOCK, $1 PAR
HOWMET INTL INC COM STK                                    3,200.00                  41,264.00                49,200.00
HOYA CORP JPY50                                           11,000.00                 410,184.30               462,658.64
HRPT PPTYS TR SH BEN INT COM STK                             580.75                  10,995.14                 8,674.95
HSB GROUP,INC COMMON STK                                   5,200.00                 254,629.28               215,150.00
HSBC HLDGS HK(cents)10(HK REG)                             4,455.00                  81,563.64               114,208.64
HSBC HLDGS HKD10(UK REG)                                   8,200.00                 202,495.31               207,896.47
HSBC HOLDINGS PLC COM STK                                    100.00                   1,949.50                 2,545.00
HUANENG POWER INTL SPON ADR(REP 40'N'ORD                   4,100.00                  73,041.32                60,987.50
HUFFY CORP., COMMON STOCK, $1 PAR                          3,600.00                  54,492.67                52,200.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
HUMAN PHEROMONE SCIENCES INC. COM STK                      1,000.00                   1,322.09                   781.25
HUMANA INC. COMMON STOCK, $.16 2/3 PAR                    57,600.00               1,022,750.04             1,141,200.00
HUNTER DOUGLAS NV NLG0.50                                  7,618.00                 268,092.09               262,917.00
HUNTINGTON BANCSHARES INC COM                              8,200.00                 257,172.17               242,925.00
HURRICANE HYDROCARBONS LTD CL A COM STK                    1,330.00                   8,262.21                 1,828.75
ISIN CA44779E1060
HUSSMANN INTL INC COM STK                                  6,500.00                  85,694.70               107,250.00
HUTCHISON WHAMPOA HKD0.25                                 22,000.00                 129,000.90               156,980.50
HYPERION TELECOMMUNICATION CL -A                          45,280.00                 762,917.78               492,420.00
I-FLOW CORP COMMON STOCK NEW                               1,000.00                   5,057.99                 1,687.50
I-LINK CORP COM                                            1,000.00                   7,873.12                 2,687.50
IBERDROLA SA ESP500                                        4,909.00                  35,788.58                81,543.72
ICF KAISER INTERNATIONAL INC                               5,000.00                   6,475.00                 8,437.50
ICN PHARMACEUTICALS INC NEW COM                               50.00                     743.91                 1,262.50
ICOS CORP COMMON STOCK                                    13,500.00                 141,290.95               292,781.25
IDEC PHARMACEUTICALS CORP COMMON STOCK                       200.00                   6,132.14                 6,725.00
IDEXX LABORATORIES INC COMMON STOCK                       29,550.00                 619,316.78               768,300.00
IDT CORP COMMON STOCK                                     51,430.00                 962,294.10               996,456.25
IKON OFFICE SOLUTIONS INC COM STK                          7,775.00                 165,823.35                75,806.25
IKOS SYSTEMS INC NEW COM                                     500.00                   1,592.45                 1,687.50
ILLINOIS TOOL WKS INC COM                                 28,800.00               1,322,416.83             1,830,600.00
ILLINOVA CORP COMMON STOCK                                49,900.00               1,406,322.05             1,350,418.75
IMATION CORP COM STK                                         115.00                   3,429.34                 1,868.75
IMATRON INC., COMMON STOCK, NO PAR                         6,000.00                  29,087.34                 9,750.00
IMC GLOBAL INC.                                           61,800.00               1,648,017.71             1,413,675.00
IMMUNEX CORP NEW COMMON STOCK                                555.00                  35,462.88                51,129.38
IMPERIAL CHEM INDS ORD $1                                  6,200.00                 138,568.83               167,304.90
IMS HEALTH INC. COM STK                                   39,645.00               2,272,098.95             2,631,436.88
INA(IST NAZ ASS) ITL1000                                  29,000.00                  64,044.98                76,737.45
INAX Y50                                                   4,000.00                  41,647.03                21,998.05
INCO  LTD COM NPV (USD QUOTE)                             23,000.00                 650,393.27               265,926.00
INCO LTD. COMMON STOCK, NO PAR                             6,500.00                 182,682.13                75,156.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
INDEPENDENCE CMNTY BK CORP COM STK                        83,500.00               1,446,709.38             1,179,437.50
INDIANA ENERGY INC., COMMON STOCK                          2,702.23                  63,224.26                61,137.95
INDO-PACIFIC ENERGY LTD COMMON STOCK                         500.00                   1,966.67                   359.38
INDUSTRIAL HLDGS INC COM                                     400.00                   5,294.99                 3,875.20
INDUSTRIE NATUZZI ADR(CNV 1 ORD ITL250)                      572.00                  13,697.38                12,655.50
INDYMAC MTG HLDGS INC. COM STK                            36,780.00                 443,937.48               354,007.50
INFONAUTICS CORP CL A COMMON STOCK                         1,000.00                   4,717.45                 5,687.50
INFORMATION MGMT TECHNOLOGIES CORP CL A                      100.00                     314.00                    28.10
PAR $0.04
INFORMATION RESOURCES, INC., COMMON                          100.00                   1,346.89                   837.50
STOCK
INFORMATION RESOURCES ENGR INC COMMON                     10,000.00                  56,736.00                83,437.50
STOCK
INFORMIX CORP, COMMON STOCK                                3,000.00                  24,481.48                16,218.75
INFOSEEK CORP COMMON STOCK                                 3,700.00                 104,172.70               126,031.25
ING GROEP NV CVA NLG1                                      7,923.00                 170,106.21               455,046.29
INGERSOLL-RAND CO., COMMON STOCK, $2 PAR                  38,700.00               1,614,454.74             1,811,643.75
INGRAM MICRO INC CL A COMMON STOCK                           130.00                   6,469.20                 5,525.00
INLAND STEEL INDUSTRIES INC., COMMON                         311.00                   3,899.65                 5,695.19
STOCK NO PAR VALUE
INNKEEPERS USA TR COMMON STOCK                             3,000.00                  41,579.90                33,187.50
INNOVASIVE DEVICES INC COMMON STOCK                        5,000.00                  51,525.00                20,000.00
INPRISE CORP COM STK                                       5,600.00                  51,685.21                31,150.00
INPUT/OUTPUT INC COMMON STOCK                              1,000.00                   9,029.95                 8,187.50
INSIGHT ENTERPRISES INC COMMON STOCK                      13,650.00                 411,001.69               575,006.25
INSPIRE INS SOLUTIONS INC COM STK                         17,730.00                 416,395.26               593,955.00
INSTEEL INDUSTRIES INC.                                      475.00                   2,879.95                 2,642.19
COMMON STOCK
INTEGRATED DEVICE TECHNOLOGY INC.,                        10,600.00                  65,639.14                62,275.00
COMMON STOCK
INTEGRATED ELECTRICAL SVCS INC COM STK                     1,200.00                  21,774.00                22,950.00
INTEGRATED HEALTH SERVICES INC COMMON                     25,600.00                 679,484.07               286,400.00
STOCK
INTEGRATED SILICON SOLUTION INC COMMON                     1,400.00                   7,906.98                 4,375.00
STOCKZ
INTEL CORP. CAPITAL STOCK, $.001 PAR                     172,885.17              10,050,345.78            18,606,766.42

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
INTELIDATA TECHNOLOGIES CORP COM                             160.00                     735.84                   190.00
INTERFACE INC., CLASS A COMMON STOCK                      54,420.00                 674,298.97               680,250.00
INTERMEDIA COMMUNICATIONS FLA INC                            100.00                   1,694.06                 1,725.00
COMMON STOCK
INTERMET, COMMON STOCK                                     2,200.00                  38,887.86                30,112.50
INTERNATIONAL BUSINESS MACHINES CORP.,                    61,152.54               4,956,664.87            10,090,169.10
CAPITAL STOCK, $1.25 PAR
INTERNATIONAL DISPENSING CORP COM STK                      1,200.00                   2,038.20                   975.00
INTERNATIONAL FLAVORS & FRAGRANCES INC.                    4,200.00                 147,467.70               175,875.00
COMMON STOCK, $.12 1/2 PAR
INTERNATIONAL HERITAGE INC COM STK                           735.00                  11,271.83                    22.97
INTERNATIONAL NETWORK SVCS COMMON STOCK                    2,800.00                 154,406.00               152,950.00
INTERNATIONAL PAPER CO., COMMON                           32,766.25               1,119,858.51             1,423,283.98
STOCK, $1 PAR
INTERNATIONAL PURSUIT CORP COMMON STOCK                    6,000.00                  12,414.00                 1,380.00
INTERNATIONAL SPECIALITY PRODS INC NEW                     1,100.00                  20,234.50                14,437.50
COM
INTERPORE INTL COMMON STOCK                                4,000.00                  28,740.80                21,000.00
INTERPUBLIC GROUP OF COMPANIES, INC.,                      5,300.00                 154,696.13               364,375.00
COMMON STOCK, $.10 PAR
INTIMATE BRANDS INC CL A COMMON STOCK                        100.00                   2,081.56                 2,881.25
INTL MAPLE LEAF SPRINGS LTD COM STK                        6,000.00                   4,302.90                     0.00
INTRAWEST CORP COMMON STOCK                               44,100.00                 778,801.95               708,356.25
INVACARE CORP., COMMON STOCK                                 100.00                   2,256.56                 2,393.75
INVISION TECHNOLOGIES INC COMMON STOCK                       810.00                   9,981.44                 5,316.03
IOMEGA CORP., COMMON STOCK                                17,786.00                 161,796.99               136,729.88
IPC HLDGS LTD COMMON STOCK                                   200.00                   5,934.90                 4,875.00
IRI INTERNATIONAL CORP COM STK                             1,000.00                  12,042.43                 4,375.00
IRIDIUM WORLD COMMUNICATIONS LTD COMMON                      380.00                  17,129.95                15,960.00
STOCK
ISIS PHARMACEUTICALS COMMON STOCK                            900.00                  13,761.29                10,237.50
ITALGAS(SOC ITAL) ITL1000                                  8,367.00                  23,425.48                41,481.41
ITC DELTACOM INC COM STK                                  44,850.00                 544,770.24               703,584.38
ITEX CORP COMMON STOCK                                    63,058.00                 214,523.05               228,585.25
ITO-YOKADO CO Y50                                          7,000.00                 374,540.36               428,246.01

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ITT INDS INC COMMON STOCK                                  4,600.00                  79,467.78               165,600.00
IVAX CORP COMMON STOCK                                       400.00                   5,122.05                 3,800.00
IVEX PACKAGING CORP DEL COMMON STOCK                      39,890.00                 653,572.10               777,855.00
IXOS SOFTWARE AG SPONSORED ADR REPSTG                        100.00                   2,617.45                 4,275.00
BEARER SH COM
I2 TECHNOLOGIES INC COMMON STOCK                             550.00                  13,931.78                13,612.50
JABIL CIRCUIT INC COMMON STOCK                             6,350.00                 236,783.88               368,300.00
JACOBS ENGINEERING GROUP, INC. COMMON                     13,750.00                 413,397.71               518,203.13
NO PAR
JAKKS PAC INC COMMON STOCK                                 3,300.00                  34,237.50                31,143.75
JAMESON INNS INC COMMON STOCK                              1,500.00                  14,184.90                15,187.50
JDA SOFTWARE GROUP INC COMMON STOCK                          450.00                   5,765.40                 3,600.00
JEFFERSON-PILOT CORP. COMMON STOCK,                        4,087.00                  94,051.73               278,937.75
$1.25 PAR
JERONIMO MARTINS PTE1000                                   2,546.00                  24,040.38               125,240.79
JLG INDUSTRIES, INC., CAPITAL STOCK,                         200.38                   3,477.08                 3,293.75
$.20 PAR
JOHN FAIRFAX HLDGS NPV                                    17,000.00                  39,368.10                33,650.88
JOHNS MANVILLE CORP COM STK                                7,500.00                  82,950.00               108,281.25
JOHNSON & JOHNSON COMMON STOCK, $1 PAR                    68,013.20               2,850,759.32             5,526,072.50
JOHNSON CONTROLS, INC., COMMON STOCK,                      3,860.00                 108,878.98               223,397.50
$2.50 PAR
JONES PHARMA INC COMMON STOCK                             20,600.00                 696,918.25               741,600.00
JOSTENS, INC., COMMON STOCK                                1,500.00                  35,622.80                35,156.25
JRECKS SUBS GROUP INC COM STK                              2,500.00                  10,398.70                 1,095.00
JSB FINL INC COM STOCK                                     1,200.00                  57,924.00                63,300.00
JUST FOR FEET INC COMMON STOCK                             3,000.00                  53,902.50                67,875.00
JUST TOYS INC COM NEW                                      5,000.00                  11,526.95                 2,500.00
JUSTIN INDUSTRIES INC., COMMON STOCK,                        206.19                   2,550.58                 2,654.70
$2.50 PAR
JYSKE BANK DKK100(REGD)                                    1,659.00                 196,347.95               157,176.57
K MART CORP. COMMON STOCK, $1 PAR                        203,693.00               2,838,139.75             3,106,318.25
K N ENERGY, INC., COMMON STOCK $5.00 PAR                  11,700.00                 482,100.00               511,875.00
K TEL INTL INC COMMON STOCK                                   80.00                   2,898.98                 1,160.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
KAMAN CORP., CLASS A COMMON STOCK,                         3,400.00                  62,730.34                55,250.00
$1 PAR
KAO CORP JPY50                                            17,000.00                 203,549.61               322,242.11
KAUFMAN & BROAD HOME CORP., COMMON                         1,573.00                  21,945.40                39,619.94
STOCK
KAYDON CORP., COMMON STOCK                                   200.00                   6,879.95                 7,062.50
KAZAKHSTAN MINERALS CORP COM STK                             500.00                   3,503.61                   165.00
KAZAKSTAN GOLDFIELDS CORP COM STK                          4,500.00                   4,466.80                     0.00
KBC BANKVERZEKERIN NPV                                     3,750.00                  92,656.16               269,239.04
KCS ENERGY INC., COMMON STOCK                              1,004.57                   4,726.00                 4,018.28
KEANE INC COMMON STOCK $.10 PAR                              650.00                  36,876.56                18,687.50
KEEBLER FOODS CO COM STK                                   4,900.00                 127,547.00               165,068.75
KELLOGG CO., COMMON STOCK, $.50 PAR                       15,800.00                 448,154.45               578,675.00
KELLWOOD CO., COMMON STOCK, NO PAR                         2,000.00                  46,145.00                54,000.00
KEMET CORP COMMON STK                                        500.00                  10,099.00                 7,062.50
KENDLE INTL INC COMMON STOCK                              19,690.00                 448,377.50               440,563.75
KENNAMETAL INC., CAPITAL STOCK,                           11,600.00                 227,614.04               247,225.00
$1.25 PAR
KENT ELECTRONICS CORP., COMMON STOCK                          20.00                     434.09                   283.75
KERAVISION INC COMMON STOCK                                  310.00                   2,973.91                 3,816.88
KERR-MC GEE CORP. COMMON STOCK, $1 PAR                     1,900.00                  86,856.08                75,050.00
KESKO OYJ FIM10(CNV)                                      16,200.00                 258,252.08               217,396.80
KEYCORP NEW COMMON STOCK                                  76,500.00               2,016,046.94             2,347,593.75
KILROY REALTY CORP COMMON STOCK                           26,400.00                 667,638.31               590,700.00
KIMBALL INTERNATIONAL, INC., CLASS B                         101.73                   2,251.19                 1,958.30
COMMON STOCK, $.62 1/2 PAR
KIMBERLY CLARK MEX 'A'NPV                                  9,504.00                  29,712.01                25,921.29
KIMBERLY-CLARK CORP., COMMON STOCK,                       21,506.00                 567,435.47             1,131,753.25
$5 PAR
KIMCO REALTY CORP COMMON STOCK                               307.00                  10,788.54                11,877.06
KING WORLD PRODUCTIONS INC.,                               2,900.00                  46,045.96                79,025.00
COMMON STOCK
KINGFISHER ORD GBP0.125                                   36,640.00                 185,069.34               349,562.92
KIRBY CORP., COMMON STOCK                                  1,700.00                  38,177.75                33,787.50
KLA-TENCOR CORP                                            4,100.00                 275,608.17               139,656.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
KLM ROYAL DUTCH AIRLINES, COMMON STOCK,                   54,458.00               1,857,218.76             1,538,438.50
100 GUILDER SHARE
KM EUROPA METAL AG ORD NPV                                 2,100.00                 138,431.63               120,479.08
KNICKERBOCKER L L INC COM NEW                              3,500.00                  11,184.71                 2,406.25
KNIGHT TRIMARK GROUP INC CL A                             43,820.00                 578,546.81               692,903.75
KNIGHT-RIDDER INC., COM STK                                3,100.00                  91,826.22               159,456.25
KNOLL INC COM STK                                          6,700.00                 196,752.78               180,900.00
KOHLS CORP COMMON STOCK                                   50,990.00               1,672,134.30             2,508,070.63
KOKUYO CO Y50                                              3,000.00                  67,702.50                42,442.24
KOMATSU Y50                                                8,000.00                  65,699.86                41,067.36
KOMORI CORP JPY50                                          3,000.00                  64,538.91                62,357.63
KON KPN NV NLG1                                            1,145.00                  22,662.40                49,546.30
KOO KOO ROO ENTERPRISES INC COM                           63,100.00                 189,935.27                45,353.13
KROGER CO., COMMON STOCK, $1 PAR                          33,400.00               1,356,047.70             1,772,287.50
KULICKE & SOFFA INDUSTRIES, INC.,                            250.00                   5,308.51                 4,265.63
COMMON STOCK, NO PAR
KURARAY CO JPY50                                           8,000.00                  84,009.87                83,436.38
KYOCERA CORP JPY50                                         8,100.00                 449,889.59               382,858.77
L.A. GEAR INC., COMMON STOCK                               1,000.00                   1,259.59                    20.00
L'OREAL FRF10                                                 85.00                  17,062.27                53,072.54
LA-Z-BOY INC COM STK PAR $1.00                            13,200.00                 245,463.05               221,100.00
LABOR READY INC NEW COMMON STOCK                             575.00                   9,971.18                12,542.19
LACLEDE GAS CO., COMMON STOCK, $4 PAR                      1,400.00                  35,115.50                35,087.50
LADBROKE GROUP ORD 10P                                    13,770.00                  43,428.13                53,298.97
LAFARGE FR25 (BR)                                            509.00                  38,436.36                48,106.93
LAIDLAW INC NEW COMMON STK                                12,800.00                 130,008.98               127,200.00
LAING(JOHN) ORD'A'NON V GBP0.25                            8,390.00                  48,992.56                39,676.07
LAIRD GROUP ORD GBP0.25                                   40,000.00                 242,936.08                90,452.92
LAMAR ADVERTISING CO CL A COMMON STOCK                    19,340.00                 559,957.54               662,395.00
LANCER CORP TEXAS COMMON STOCK                               100.00                   1,544.06                 1,006.25
LANDAMERICA FINL GROUP COM STK                             5,100.00                 281,711.61               312,693.75
LANDRYS SEAFOOD RESTAURANTS INC COM STK                    1,000.00                  11,029.95                 8,125.00
LANDSTAR SYS INC COMMON STOCK                              1,600.00                  56,232.00                65,600.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
LAPEYRE FRF10(BR)                                            785.00                  47,207.87                61,803.94
LARSON DAVIS INC COM STK                                   2,400.00                   7,950.13                   900.00
LASON HLDGS INC COMMON STOCK                               6,000.00                 324,563.80               368,250.00
LCA VISION INC COMMON STOCK NEW                              208.00                       0.00                   279.50
LEAP WIRELESS INTL INC COM                                    87.00                       0.00                   500.25
LEAR CORP COM STK PAR $0.01                               21,900.00                 975,414.44               845,887.50
LEARNING CO INC COM STK PAR $0.01                         24,000.00                 652,957.33               697,500.00
LEASING SOLUTIONS INC COM STK                                500.00                   4,873.70                 1,968.75
LEGATO SYSTEMS INC COMMON STOCK                           12,100.00                 522,841.95               578,531.25
LEGRAND FRF10                                                269.00                  37,506.87                73,141.13
LEHMAN BROTHERS HLDGS INC COM                              4,600.13                 284,316.42               229,718.99
LEND LEASE CORP ORD A(cents)0.50                          30,622.00                 319,767.41               748,061.54
LERNOUT & HAUSPIE SPEECH PRO COMMON                        2,500.00                 114,816.70               101,250.00
STOCK
LEUCADIA NATIONAL CORP., COMMON STOCK,                       500.00                  14,111.24                15,125.00
$1 PAR
LEVEL 3 COMMUNICATIONS INC COM STK                         2,107.00                  64,415.37                72,691.50
LEVITZ FURNITURE INC COMMON STOCK                            500.00                   1,540.50                   115.00
LEXMARK INTL GROUP, INC CL A COM STK                         320.00                  20,889.95                24,440.00
LG&E ENERGY CORP COMMON STOCK                                500.00                  10,882.64                14,000.00
LIBERTY FINL COS INC COMMON STOCK                          3,000.00                 110,666.40                87,187.50
LIBERTY PPTY TR SH BEN INT                                   301.99                   7,668.76                 7,436.50
LIGHTPATH TECHNOLOGIES INC CL A COM STK                    3,562.00                  16,761.62                13,468.81
LILLY, ELI & CO., COMMON STOCK, $.62 1/2                  78,840.00               2,722,120.20             7,070,962.50
PAR
LIMITED INC., COMMON STK, NO PAR                           9,066.00                 186,746.47               262,347.38
LINCARE HOLDINGS COMMON STOCK                             15,000.00                 525,473.20               517,500.00
LINCOLN NATIONAL CORP., COMMON STOCK,                      3,900.00                 152,344.04               326,381.25
NO PAR
LINDBERG CORP., COMMON STOCK,                                150.00                   3,367.45                 1,978.13
$2.50 PAR
LINEAR TECHNOLOGY CORP., COMMON STOCK                        700.85                  47,021.00                49,103.30
LINENS N THINGS INC COMMON STOCK                          49,960.00               1,189,944.96             1,530,025.00
LIZ CLAIBORNE INC., COMMON STOCK NO PAR                   21,900.00                 650,892.36               741,862.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
LNR PPTY CORP COM                                          4,600.00                 120,221.00                89,700.00
LOCKHEED MARTIN CORP COM                                  16,790.00               1,395,997.72             1,741,962.50
LOEWEN GROUP INC COMMON STOCK NO PAR                         200.00                   6,598.02                 1,875.00
LOEWS CORP COMMON STOCK $1.00 PAR                         17,100.00               1,500,509.37             1,710,000.00
LONE STAR INDUSTRIES INC NEW COMMON                        5,300.00                 365,539.00               401,143.75
STOCK
LONE STAR STEAKHOUSE SALOON COMMON STOCK                     550.00                   7,333.87                 4,193.75
LONG BEACH FINL CORP COM STK                                 400.00                   4,486.25                 3,187.20
LONG DRUG STORES, CORP., COMMON STOCK,                     1,500.00                  25,781.14                53,437.50
NO PAR
LORAL SPACE & COMMUNICATIONS LTD                           2,500.00                  44,309.17                45,937.50
LOUISIANA-PACIFIC CORP. COMMON STOCK,                     38,100.00                 741,546.31               647,700.00
$1 PAR
LOWES COS INC COMMON STOCK $.50 PAR                       39,200.00                 821,115.74             1,656,200.00
LSI LOGIC CORP., COMMON STOCK                             10,031.00                 286,802.95               155,480.50
LTV CORP NEW COMMON STOCK                                 39,500.00                 636,998.26               217,250.00
LUBRIZOL CORP. COMMON STOCK, NO PAR                        7,000.00                 202,405.00               189,875.00
LUCAS VARITY ORD GBP0.25                                 141,196.00                 563,818.27               484,761.13
LUCAS VARITY SPON ADR REP 10 ORD 25P                       3,000.00                 103,591.56               105,000.00
LUCENT TECHNOLOGIES INC COMMON STOCK                     128,304.95               6,306,673.27            11,042,244.76
LUFTHANSA AG ORD NPV (REGD)(VINK)                          9,500.00                 180,781.75               208,457.79
LUKOIL HLDGS SPON ADR REP 4 ORD RUR25                        260.00                  17,940.00                 5,395.00
LYCOS INC COMMON STOCK                                    20,295.00                 495,957.32             1,197,405.00
LYONDELL CHEMICAL CO COM STK                              14,800.00                 243,856.13               275,650.00
M.D.C. HOLDINGS INC COMMON STOCK                           3,400.00                  66,287.28                62,475.00
M.S. CARRIERS, COMMON STOCK                                5,400.00                 127,345.50               132,300.00
MABUCHI MOTOR CO JPY50                                     6,000.00                 383,772.10               441,750.73
MACHEEZMO MOUSE RESTAURANTS INC COMMON                       800.00                   1,075.60                   248.00
STOCK
MACROVISION CORP COMMON STOCK                                100.00                   3,279.95                 3,637.50
MADISON ENTERPRISES CORP COM STK ISIN                     10,000.00                  15,205.00                21,000.00
CA55744F1018
MAF BANCORP INC COMMON STOCK                               1,400.00                  34,678.00                35,875.00
MAHANAGAR TELEP NI GDR EACH REPR 2 ORD I                   3,000.00                  35,874.00                31,725.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MAKITA CORP Y50                                            6,000.00                 113,955.97                66,384.64
MALAY AIRLINE SYST MYR1                                  122,000.00                 391,999.36                55,720.07
MALLINCKRODT INC NEW COMMON STOCK                         41,100.00                 996,503.65             1,328,043.75
MANNESMANN AG ORD NPV                                     22,430.00                 476,806.60             2,434,366.41
MAPICS INC COM STK                                         5,000.00                 105,473.00                97,187.50
MARINE DRILLING COS INC COMMON STOCK NEW                   3,500.00                  39,708.00                30,406.25
$0.01 PAR
MARRIOTT INTL INC NEW COM STK CL A                         9,700.00                 362,507.00               284,937.50
MARSH & MC LENNAN CO'S INC., COMMON                       10,273.87                 319,505.07               597,810.82
STOCK, $1 PAR
MARTIN MARIETTA MATLS INC COMMON STOCK                    11,100.00                 479,421.17               538,350.00
MARUBENI CORP JPY50                                       87,000.00                 223,970.87               158,542.14
MARUI CO JPY50                                             8,000.00                 132,865.78               142,857.14
MARVEL ENTMT GROUP INC COMMON STOCK                        1,000.00                   2,447.09                     0.00
MASCO CORP. COMMON STOCK, $1 PAR                          13,200.00                 209,262.89               381,150.00
MASTEC INC COMMON STOCK                                    1,397.00                  37,170.70                32,480.25
MASTECH CORP COMMON STOCK                                    500.00                  12,826.07                13,312.50
MATSUMOTOKIYOSHI C JPY50                                   6,900.00                 275,764.30               266,075.50
MATSUSHITA ELC IND Y50                                    11,000.00                 191,165.24               177,188.42
MATTEL INC COM STOCK                                      11,588.00                 211,222.37               400,510.25
$1.00 PAR
MAVERICK TUBE CORP COMMON STOCK                              520.00                   9,382.36                 2,957.50
MAXNET INC COM STK                                         2,188.00                   7,385.52                 1,504.25
MAXTOR CORP COM NEW                                       37,000.00                 275,907.06               511,062.50
MAY DEPARTMENT STORES CO., COMMON                         26,824.00               1,366,895.21             1,617,822.50
STOCK, $.50 PAR
MAYTAG CORP COMMON STOCK                                   4,504.00                 110,288.14               243,779.00
MBIA INC COM                                               3,900.00                 210,613.36               252,525.00
MBNA CORP COMMON STOCK                                   325,991.54               2,875,718.15             7,395,933.07
MC CORMICK & CO., INC., COMMON,                            8,000.00                 250,596.17               267,000.00
NON-VOTING, STOCK, NO PAR
MC DERMOTT INTERNATIONAL INC., COMMON                      2,300.00                  54,269.80                61,668.75
STOCK, $1 PAR
MC DONALDS CORP. COMMON STOCK, NO PAR                     43,535.17               1,715,340.04             3,050,182.85
MCCLATCHY COMPANY CL A                                     2,600.00                  89,474.46                85,475.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MCGRAW HILL COMPANIES INC COM                              3,930.00                 152,699.10               351,735.00
MCI WORLDCOM INC COM                                     129,129.00               4,822,479.32             7,618,611.00
MCN ENERGY GROUP INC COM STK                              53,300.00                 955,493.40             1,009,368.75
MDU RESOURCES GROUP, COMMON STOCK, $20                    31,730.00                 749,738.80               803,165.63
PAR
MEAD CORP. COMMON STOCK, NO PAR                           49,900.00               1,456,638.80             1,512,593.75
MEDAPHIS CORP COMMON STOCK                                   500.00                   5,240.81                 1,437.50
MEDCARE TECHNOLOGIES INC COM STK                           1,000.00                   5,592.30                 6,813.00
MEDCO RESEARCH INC COMMON STOCK N.P.                       2,100.00                  44,404.50                42,525.00
MEDEVA ORD GBP0.10                                        60,000.00                 264,931.50               103,492.67
MEDIAONE GROUP INC COMMON STOCK                           40,300.00                 846,346.20             1,632,150.00
MEDICAL ALLIANCE INC COMMON STOCK                          1,000.00                  16,100.74                 2,125.00
MEDICAL DISCOVERIES INC COMMON STOCK                       4,300.00                   2,116.87                 1,935.00
MEDICAL RES INC COM NEW                                      666.00                  30,722.54                 1,540.13
MEDICIS PHARMACEUTICAL CORP CL A NEW COM                  13,180.00                 469,530.85               830,340.00
MEDICONSULT COM INC COM STK                               14,000.00                  28,752.88                88,382.00
MEDIMMUNE INC COMMON STOCK                                   100.00                   6,792.45                 6,687.50
MEDIOLANUM ITL200(POST SUBD)                              14,150.00                  29,175.76                85,365.71
MEDITRUST PAIRED CTF NEW COM STK                             104.26                   2,543.69                 1,583.45
MEDTRONIC, INC., COMMON STOCK,                            30,089.39                 921,425.55             2,036,675.59
$.10 PAR
MEITEC CORPORATION JPY50                                   5,000.00                 161,538.84               117,962.90
MELLON BANK CORP., COMMON STOCK, $.50                     10,100.00                 248,789.76               635,668.75
PAR
MEMC ELECTRONICS MATERIALS INC COMMON                        200.00                   5,658.52                 1,887.50
STOCK
MERCANTILE BANCORPORATION INC., COMMON                     5,900.00                 326,166.71               259,968.75
STOCK, $5 PAR
MERCK & CO. INC., COMMON STOCK, $.02 7/9                  93,724.82               8,197,491.59            14,515,631.50
PAR
MERCK KGAA DEM5                                            7,800.00                 325,410.57               318,320.27
MERCURY FIN CO COMMON STOCK                                9,500.00                   8,842.75                   712.50
MERCURY INTERACTIVE CORP COMMON STOCK                     16,450.00                 578,698.39               754,643.75
MEREDITH CORP., COMMON STOCK, $5 PAR                       2,099.98                  25,027.14                81,505.47
MERIDIAN DATA INC COM                                        500.00                   2,729.96                 1,125.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MERIDIAN DIAGNOSTICS INC., COMMON STOCK                      185.00                   2,457.06                 1,110.00
MERIDIAN RESOURCE CORP COM STK                               400.00                   5,322.61                 1,550.00
MERIS LABS INC COMMON STOCK                                1,500.00                   1,184.40                     9.00
MERISEL INC COMMON STOCK                                   2,000.00                   4,240.28                 5,750.00
MERRILL LYNCH & CO INC 2004 RUSSELL 2000                   3,600.00                  33,926.22                32,400.00
INDEX MITTS
MERRILL LYNCH & CO., INC., COMMON                         15,968.41                 490,850.55             1,197,630.75
STOCK, $1.33 1/3 PAR
MERRILL LYNCH S&P 2007 INFLATION ADJ                       3,600.00                  32,301.22                33,075.00
MITTS
MERRILL LYNCH S&P 2002 MAJ 8 EUROPEAN                      3,600.00                  16,625.61                44,100.00
INDEX MITTS
MERRY LD PPTYS INC COM                                        25.00                       0.00                   103.13
MESA AIR GROUP INC COMMON STOCK                            1,000.00                   8,144.38                 8,000.00
META GROUP INC COM STK                                     5,350.00                 126,984.98               132,746.88
METAMOR WORLDWIDE COM STK                                  8,400.00                 197,746.50               198,975.00
METRA OYJ ABP 'B'FIM20                                    12,000.00                 399,734.41               207,711.38
METRICOM INC COMMON STOCK                                    700.00                   6,576.78                 5,075.00
METRIS COS INC COMMON STOCK                                  200.24                  10,752.28                 6,683.01
METRO-GOLDWYN-MAYER INC NEW RT EXP                         9,410.00                       0.00                     0.00
11-16-98
METROMEDIA FIBER NETWORK INC CL A COMMON                  16,540.00                 158,712.92               858,012.50
STOCK
METROMEDIA INTL GROUP INC COMMON STOCK                       500.00                   5,394.46                 2,218.75
METTLER TOLEDO INTL INC COM STK                           38,150.00                 809,327.78             1,001,437.50
METZLER GROUP INC COMMON STOCK                            23,100.00                 862,552.67               958,650.00
MFC TEMPLETON DRAGON FD INC COM                            4,500.00                  60,531.59                39,937.50
MGIC INVT CORP WIS COMMON STOCK                            4,500.00                 151,845.92               197,718.75
MICHAEL FOODS INC COM STK (NEW)                           18,720.00                 440,485.37               470,340.00
MICHELIN CGDE 'B'ORD FRF12(REGD)                           5,402.00                 331,048.90               233,846.63
MICREL INC COMMON STOCK                                   15,100.00                 483,535.12               612,493.75
MICRION CORP COMMON STOCK                                    400.00                   2,642.19                 2,800.00
MICRO LINEAR CORP COMMON STOCK                             5,000.00                  44,311.10                24,375.00
MICRO WAREHOUSE INC COMMON STOCK                          24,470.00                 557,697.90               669,866.25
MICROAGE INC COMMON STOCK $0.01 PAR                          900.00                  11,842.45                15,750.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MICROCHIP TECHNOLOGY INC COMMON STOCK                     26,600.00                 832,232.38               926,012.50
MICROGRAFX INC COMMON STOCK                                  100.00                     646.29                 1,000.00
MICRON TECHNOLOGY, INC., COMMON STOCK,                    12,611.48                 393,932.44               521,011.77
$.10 PAR
MICROSOFT CORP., COMMON STOCK                            196,315.00               9,208,456.57            23,950,430.00
MICROTEST INC COMMON STK                                     600.00                   4,058.06                 1,612.50
MIDAS GROUP INC COM STK                                    2,900.00                  77,186.75                90,443.75
MIDLAND INC WT EXP 8-14-2001                              65,000.00                  36,155.08                     0.00
MIDWAY AIRLS CORP COM STK                                 17,280.00                 267,840.00               228,960.00
MIDWEST EXPRESS HOLDINGS INC COMMON                        4,050.00                  98,941.50               112,387.50
STOCK
MIKOHN GAMING CORP COMMON STOCK                           20,000.00                 168,752.00                80,000.00
MILACRON INC COM STK                                       1,600.00                  33,404.72                32,400.00
MILLENNIUM PHARMACEUTICALS INC COMMON                     25,100.00                 505,486.39               511,412.50
STOCK
MILLER, HERMAN, INC. COMMON STOCK, $.20                      332.53                   8,725.28                 7,066.26
PAR
MILLIPORE CORP., COMMON STOCK,                             1,700.00                  41,400.69                47,812.50
$.08 1/3 PAR
MILLS CORP COM STK PAR $0.01                                 299.99                   7,894.23                 6,431.04
MINEBEA CO JPY50                                          35,000.00                 311,494.93               376,708.43
MINERALS TECHNOLOGIES INC COMMON STOCK                     5,200.00                 263,653.91               228,150.00
MINIMED INC COMMON STOCK                                   1,700.00                  83,559.08               121,125.00
MINNESOTA MINING AND MANUFACTURING CO.,                   17,799.17               1,031,968.05             1,429,495.84
COMMON STOCK, NO PAR
MIPS TECHNOLOGIES INC COM STK                             13,590.00                 270,340.50               328,708.13
MIRAGE RESORTS INC COMMON STOCK                            8,200.00                 209,220.12               121,975.00
MISONIX INC COMMON STOCK                                     400.00                   3,211.51                 2,300.00
MISSISSIPPI CHEM CORP COM NEW                              3,600.00                  41,436.00                56,700.00
MITCHAM INDUSTRIES INC COM STK                             2,100.00                  34,896.16                12,600.00
MITSUBISHI CORP Y50                                       10,000.00                  88,913.16                64,269.44
MITSUBISHI HVY IND Y50                                   100,000.00                 695,998.93               375,040.67
MITSUI FUDOSAN JPY50                                      56,000.00                 584,257.61               430,068.34
MOBIL CORP. COMMON STOCK, $3.75 PAR                       30,553.77               1,280,648.31             2,633,353.05
MODIS PROFESSIONAL SVCS INC COM                              100.00                   2,854.63                 1,193.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MOHAWK INDS INC COMMON STOCK                              27,400.00                 855,833.54             1,022,362.50
MONACO COACH CORP COMMON STOCK                             1,600.00                  51,100.00                48,000.00
MONDAVI ROBERT CORP CL A COMMON STOCK                         50.00                   2,299.50                 1,831.25
MONSANTO CO., COMMON STOCK, $2 PAR                        78,349.99               2,481,545.31             3,550,233.92
MONTANA POWER CO., COMMON STOCK,                          26,390.00               1,161,107.75             1,337,643.13
NO PAR
MOOG, INC., CLASS A COMMON STOCK, $1                         600.00                  23,187.00                17,400.00
PAR
MOORE CORP., LTD. - CORPORATION MOORE,                     3,400.00                  66,709.55                37,187.50
LTEE, COMMON STOCK, NO PAR
MORGAN CRUCIBLE CO ORD GBP0.25                            61,875.00                 358,137.91               312,009.98
MORGAN KEEGAN INC., COMMON STOCK                             200.00                   3,722.08                 4,000.00
MORGAN STANLEY DEAN WITTER & CO                           26,601.18                 781,628.76             1,855,432.31
MORGAN, J. P., & CO., INC., COMMON STOCK                   7,786.36                 541,304.63               832,167.23
$2.50 PAR
MORRISON KNUDSEN CORP NEW WT EXP 3-11-03                     371.00                       0.00                 1,113.00
MORRISON KNUDSEN CORP NEW COMMON STOCK                       500.00                   6,400.22                 4,812.50
MORTON INTL INC IND COM STK                                5,100.00                  90,961.34               150,131.25
MOSSIMO INC COMMON STOCK                                   1,000.00                  14,374.45                 3,000.00
MOTOROLA INC., COMMON STOCK, $3 PAR                       61,700.60               2,832,510.28             3,825,437.20
MPW INDL SVCS INC COM STK                                 62,300.00                 575,298.88               747,600.00
MRV COMMUNICATIONS INC COMMON STOCK                          600.00                   6,032.58                 3,937.50
$0.01 PAR
MSC INDL DIRECT INC CL A COMMON STOCK                     11,600.00                 262,566.00               276,225.00
MUNCHENER RUCKVERS DEM10 VINK (DEM5 PD)(                     997.00                 140,067.72               459,949.73
MUNCHENER RUCKVERS WTS 3/6/2002(TO PURCH                      57.00                   1,827.61                 2,393.61
MURATA MFG CO JPY50                                       28,000.00                 919,249.52             1,097,949.89
MUSICLAND STORES CORP COMMON STOCK                        16,000.00                 197,608.00               271,000.00
MUTUAL RISK MGMT LTD COM ISIN                             36,060.00                 669,692.85             1,322,951.25
#BM6283511085
MUTUAL SVGS BK FSB BAY CITY MICH COMMON                    1,000.00                  13,722.98                 8,125.00
STOCK
MYERS INDUSTRIES, INC., COMMON STOCK,                      1,600.00                  37,432.00                36,000.00
NO PAR
MYLEX CORP COMMON STOCK $.01 PAR                           9,444.00                  63,096.93                77,913.00
N V R INC COMMON STOCK                                     2,600.00                  97,114.49               102,375.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
N.L. INDUSTRIES, INC., COMMON STOCK                       30,430.00                 630,561.03               405,099.38
(NEW)
NABORS INDUSTRIES INC., COMMON STOCK                       2,760.00                  62,646.17                36,570.00
NACCO INDUSTRIES INC., CLASS A, COMMON                       300.00                  13,741.33                26,118.75
STOCK
NALCO CHEMICAL CO., COMMON STOCK, $.75                    14,600.00                 443,310.71               488,187.50
PAR
NAM TAI ELECTRS INC COMMON STOCK PAR                         300.00                   5,167.45                 3,750.00
$0.02
NAMCO LTD JPY50                                            7,000.00                 259,909.68               136,674.26
NANOPHASE TECHNOLOGIES CORP COM STK                        8,000.00                  35,168.22                24,250.00
NAPRO BIOTHERAPEUTICS INC COMMON STOCK                     6,000.00                  41,253.22                 8,062.50
NAT WEST ORD GBP1                                         60,476.00                 474,890.39               957,983.23
NATIONAL AUST BANK NPV                                     1,255.00                  11,674.86                18,797.42
NATIONAL CITY CORP. COMMON STOCK, $4                      12,800.00                 623,730.24               860,800.00
PAR
NATIONAL COMMERCE BANCORPORATION,                         10,200.00                 210,938.37               184,875.00
COMMON STOCK, $2 PAR
NATIONAL ENERGY GROUP INC CL A COM STK                     3,000.00                   9,845.70                   330.00
NATIONAL GOLF PPTYS INC COM STK                            1,925.00                  60,325.98                55,584.38
NATIONAL R V HLDGS INC COM                                21,350.00                 481,633.57               565,775.00
NATIONAL SCIENTIFIC CORP COM STK                          12,000.00                  10,423.40                     0.00
NATIONAL SEMICONDUCTOR CORP., COMMON                      92,950.00               1,664,631.87             1,336,156.25
STOCK, $.50 PAR
NATIONAL SERVICE INDUSTRIES, INC.,                         1,700.00                  49,059.36                65,662.50
COMMON STOCK, $1 PAR
NATIONAL-OILWELL INC COMMON STOCK                            600.00                  20,927.14                 5,925.00
NAUTICA ENTERPRISES INC COM STK                           41,000.00               1,102,832.78               807,187.50
NAVARRE CORP COMMON STOCK                                  1,000.00                  11,039.80                15,000.00
NAVISTAR INTL CORP NEW COMMON STOCK                       42,850.00                 916,523.94             1,108,743.75
NCI BUILDING SYSTEMS INC                                  27,290.00                 683,454.51               668,605.00
NCR CORP COMMON STOCK                                     32,042.00               1,086,595.12             1,193,564.50
NCT GROUP INC COM                                          4,000.00                   2,495.39                 1,500.00
NEC CORP Y50                                              18,000.00                 190,318.06               153,465.67
NEOGEN CORP COMMON STOCK                                   4,000.00                  32,082.72                28,500.00
NEOMAGIC CORP COMMON STOCK                                 6,500.00                 124,689.50               122,687.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
NEORX CORP COM STOCK PAR $0.02                            23,348.00                 154,871.73                35,022.00
NESTLE SA CHF10(REGD)                                        560.00                 568,413.88             1,167,085.88
NETMANAGE INC COMMON STOCK                                 4,200.00                  13,794.54                12,600.00
NETSCAPE COMMUNICATIONS CORP COMMON                        2,940.00                  96,690.20               108,780.00
STOCK
NETWORK APPLIANCE INC COMMON STOCK                        12,400.00                 427,218.83               931,550.00
NETWORKS ASSOCIATES INC COM STK                              485.00                  20,946.38                24,674.38
NEW CENTURY ENERGIES INC COMMON STK                        4,300.00                 207,926.32               206,668.75
NEW ENGLAND BUSINESS SERVICE, INC.,                        1,200.00                  38,424.00                38,400.00
COMMON STOCK, $1 PAR
NEW ERA OF NETWORKS INC COM STK                            5,810.00                 223,975.50               429,940.00
NEW GENERAL ENVIRONMENTAL CORP STK                         6,666.00                  11,087.96                 1,333.20
NEW GERMANY FD INC COMMON STOCK                            1,007.69                  15,386.40                13,477.85
NEW JERSEY RESOURCES CORP., COMMON                         1,000.00                  34,488.80                38,937.50
STOCK, $5 PAR
NEW PLAN EXCEL RLTY TR INC COM                             1,530.03                  34,447.71                33,469.41
NEW YORK TIMES CO., CLASS A, COMMON                        7,400.00                 116,336.28               229,862.50
STOCK, $.10 PAR
NEWBRIDGE NETWORKS CORP COMMON STOCK                         200.00                   5,448.20                 5,850.00
NEWCOURT CREDIT GR COM NPV CAD                            16,200.00                 758,991.98               575,658.71
NEWELL CO COMMON STOCK                                     6,358.00                 143,588.65               281,341.50
NEWMONT MINING CORP. COMMON STOCK,                        10,201.00                 340,519.31               202,744.88
$1.60 PAR
NEWPARK RESOURCES, INC., COMMON NEW                        4,500.00                  90,439.27                33,187.50
NEWS CORPORATION NPV(AUST LISTING)                        26,969.00                  82,849.98               189,473.03
NEXAR TECHNOLOGIES INC COM STK                               500.00                   1,827.48                    46.88
NEXTEL COMMUNICATIONS INC CL A COM STK                    17,642.00                 516,996.83               379,303.00
NEXTLINK COMMUNICATIONS INC CL A COM STK                  27,200.00                 712,770.28               822,800.00
NIAGARA MOHAWK POWER CORP., COMMON                        97,600.00               1,164,053.81             1,500,600.00
STOCK, $1 PAR
NICHIEI CO Y50(OTC LISTING)8577                            8,400.00                 531,414.50               677,904.33
NICOR, INC., COMMON STOCK, $5 PAR                         13,560.00                 529,899.33               570,367.50
NIELSEN MEDIA RESH INC COM NEW                                66.00                   7,144.87                   990.00
NIKE INC., CLASS B COMMON STOCK,                          13,518.61                 383,857.28               540,744.40
NIKON CORP JPY50                                          44,000.00                 551,717.15               422,388.55

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
NINTENDO CO JPY50                                          6,000.00                 544,173.43               556,947.61
NIPPON TEL&TEL CP JPY50000                                    51.00                 479,029.92               381,711.69
NISHIMATSU CONS CO Y50                                    35,000.00                 408,655.71               192,198.18
NISSAN MOTOR CO ADR(CNV INTO 2 Y50)                        1,000.00                   7,763.30                 5,875.00
NISSAN MOTOR CO Y50                                      113,000.00                 610,830.28               349,332.90
NOBLE AFFILIATES INC., COMMON STOCK,                       2,400.00                  79,018.74                60,750.00
$3.33 1/3 PAR
NOBLE DRILLING CORP., COMMON STOCK                         1,200.00                  24,799.93                13,875.00
NOEPROBE CORP COMMON STOCK                                   100.00                   1,705.00                   109.38
NOKIA (AB) OY SER'A'FIM2.5                                17,880.00                 518,637.52             1,756,094.72
NOMURA SECURITIES Y50                                     12,000.00                 228,829.71               116,856.49
NOODLE KIDOODLE INC COM                                    1,000.00                   7,716.73                 7,375.00
NORDBANKEN HOLDING SEK7                                   22,143.00                 111,317.10               140,568.81
NORDSON CORP., COMMON STOCK, $1 PAR                          208.30                  12,214.37                 9,946.33
NORDSTROM, INC., COMMON STOCK,                            49,300.00                 825,395.90             1,836,425.00
NO PAR
NORFOLK SOUTHERN CORP., COMMON STOCK,                     14,800.00                 301,543.00               449,550.00
NO PAR
NORSK HYDRO AS NOK20                                      16,818.00                 816,695.64               633,111.13
NORTEK, INC., COMMON STOCK, $1 PAR                         1,300.00                  38,051.00                35,506.25
NORTH AMERN EXPL CORP COM NEW                              2,860.00                   2,872.43                 1,072.50
NORTH FORK BANCORPORATION INC., COMMON                       200.00                   5,171.82                 4,212.50
STOCK
NORTHEAST UTILITIES, COMMON STOCK,                        26,600.00                 403,978.50               418,950.00
$5 PAR
NORTHERN STATES POWER CO., MINN.,                          5,900.00                 125,172.43               160,406.25
COMMON STOCK, $5 PAR
NORTHERN TELECOM LTD., COMMON STOCK,                      57,820.00               2,427,603.94             2,699,468.20
NO PAR
NORTHERN TRUST CORPORATION, COMMON                         4,300.00                 292,615.63               347,225.00
STOCK, $1.66 PAR
NORTHLAND CRANBERRIES INC CL A COMMON                        100.00                   1,245.36                 1,400.00
STOCK $00.0001 PAR
NORTHRUP GRUMMAN CORP                                      2,727.28                 163,762.06               221,591.50
NORTHWEST AIRLS CORP CL A COM STK PAR                     70,500.00               2,438,806.28             1,766,906.25
$0.01
NORTHWESTERN CORP. COM                                     1,500.00                  35,280.00                35,437.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
NORTRAN PHARMACEUTICAL COM STK                             3,000.00                   3,003.00                 3,180.00
NOVARTIS AG CHF20(REGD)                                      743.00                 856,132.24             1,398,965.15
NOVELL INC., COMMON STOCK                                 20,700.00                 352,844.92               342,843.75
NOVELLUS SYSTEM INC COMMON STOCK                          32,510.00               1,172,807.42             1,613,308.75
NS GROUP INC COMMON STOCK                                    200.00                   5,324.30                 1,087.50
NTN COMMUNICATIONS INC. COMMON STOCK                         500.00                   1,245.03                   406.25
NEW $0.005 PAR
NTT MOBILE COMMUNI ADS EACH 1000 REP 1 S                   1,342.00                  45,252.24                48,312.00
NTT MOBILE COMMUNI NPV                                         8.00                 275,504.24               305,890.01
NUCOR CORP. COMMON STOCK, $.40 PAR                         3,400.00                 118,244.24               142,800.00
NUI CORP COMMON STOCK                                      2,800.00                  48,887.16                68,075.00
NUMEX CORP COMMON STOCK                                    1,350.00                   4,987.35                   548.44
NUMICO (KON) NV CVA(PART-EXCH)NLG0.50                      2,420.00                  38,199.37               104,717.95
NUTEK INC COM STK                                            250.00                     234.00                    17.50
NUTRACEUTICAL INTL CORP COM STK                           17,000.00                 276,836.66                97,750.00
NUTRACEUTIX INC COM STK                                      400.00                     454.48                   362.50
NYMOX PHARMACEUTICAL CORP COM STK ISIN                     6,000.00                  49,866.25                34,312.50
CA67076P1027
O.I. CORP, COMMON STOCK                                      185.00                   1,013.11                   994.38
OAK TECHNOLOGY INC COMMON STOCK                              700.00                   6,750.22                 2,777.60
OAKWOOD HOMES CORP., COMMON STOCK, $.50                      500.00                  12,826.52                 7,468.75
PAR
OAO TECHNOLOGY SOLUTIONS INC 1997 RT                          80.00                       0.00                     0.00
OBJECTIVE SYS INTEGRATORS INC COMMON                       1,000.00                   5,779.95                 4,093.75
STOCK
OCCIDENTAL PETROLEUM CORP., COMMON STOCK                  74,800.00               1,872,315.59             1,514,700.00
$.20 PAR
OCEAN ENERGY INC COM STK                                  80,882.00               1,037,345.60               657,166.25
OCEAN FINL CORP COMMON STOCK                               7,000.00                 127,382.50               110,687.50
OCTEL CORP. COM                                           11,100.00                 212,101.02               160,950.00
OCTUS INC COM STK                                          5,000.00                   2,314.00                   175.00
OCULAR SCIENCES INC COMMON STOCK                           4,600.00                 132,960.75               103,500.00
ODS NETWORKS INC COMMON STOCK                                550.00                   8,881.72                 1,821.88
OEC MEDICAL SYSTEMS COMMON STOCK                           2,100.00                  52,902.99                57,881.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
OFFICE DEPOT INC COMMON STOCK                                 50.00                   1,159.70                 1,625.00
OFFICEMAX INC COMMON STOCK                                49,000.00                 615,838.00               520,625.00
OGDEN CORP., COMMON STOCK, $.50 PAR                          300.00                   6,778.17                 7,968.75
OHIO CASUALTY CORP., COMMON STOCK, $.50                    5,300.00                 212,768.50               214,650.00
PAR
OLD NATIONAL BANCORP., COMMON STOCK,                       1,000.00                  51,020.00                52,000.00
$10 PAR
OMI CORP. NEW COM                                          1,000.00                   4,268.50                 3,125.00
OMNICOM GROUP INC., COMMON STOCK $.50                      6,600.00                 260,977.41               352,687.50
PAR
ON ASSIGNMENT INC. COMMON STOCK                            4,000.00                  76,250.00               142,250.00
ON TECHNOLOGY CORP COMMON STOCK                           10,000.00                  52,857.00                16,875.00
ONE PRICE CLOTHING STORES INC COMMON                       1,000.00                   1,686.20                 4,687.50
STOCK
ONE VALLEY BANCORP INC, COMMMON $10 PAR                    2,200.00                  69,459.50                72,462.50
ONEITA INDS INC COM STOCK                                  1,000.00                     934.27                   100.00
ONEOK INC COM STK                                         14,200.00                 465,885.75               494,337.50
ONEWORLD SYSTEMS INC. COM STK                              1,000.00                   9,095.94                   250.00
ORACLE CORPORATION COM                                    41,960.00                 538,846.47             1,437,130.00
ORIENT PACKAGING HLDGS LTD COM STK                        17,200.00                  58,068.25                43,000.00
ORIENTAL FINL GROUP INC COM STK                            1,100.00                  34,947.00                33,825.00
ORION CAPITAL CORP., COMMON STOCK,                         7,800.00                 220,833.50               281,775.00
$1 PAR
ORKLA ASA NOK6.25 'A'                                     47,290.00                 501,538.54               791,915.07
ORKLA ASA NOK6.25 'B'                                      6,800.00                  74,705.86                98,385.69
OROPERU RES INC COMMON STOCK                               3,000.00                   5,080.00                 1,200.00
ORTHODONTIC CENTERS OF AMER COMMON STOCK                  49,900.00                 915,613.47               954,337.50
ORTHOLOGIC CORP COMMON STOCK                                 200.00                     847.59                   787.50
ORYX ENERGY CO COMMON STOCK                                5,100.00                 102,441.75                70,443.75
OSHKOSH B' GOSH INC., CLASS A, COMMON                      3,010.13                  64,801.45                72,243.12
STOCK
OSICOM TECHNOLOGIES INC COM PAR $0.30                      1,000.00                   8,108.06                 9,062.50
OSTEOTECH, INC., COMMON STOCK                                350.00                   8,429.95                11,725.00
OSTEX INTL INC COMMON STOCK                                2,000.00                   5,854.13                 1,125.00
OTE(HELLENIC TLCM) ADS EACH REP 1/2 ORD                    3,000.00                  33,150.00                36,375.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
OTE(HELLENIC TLCM) GDS-REP 1/2 ORD GRD75                   9,000.00                 109,980.00               130,500.00
OUTBACK STEAKHOUSE INC COMMON STOCK                        9,880.00                 356,169.21               350,740.00
OVERLAND DATA INC COMMON STOCK                             1,000.00                   5,029.95                 5,250.00
OWENS CORNING COMMON STOCK                                18,700.00                 683,903.16               697,743.75
OWENS ILL INC COMMON STOCK NEW                             6,000.00                 220,863.41               192,750.00
OXFORD HEALTH PLANS INC COMMON STOCK                         700.00                  13,180.91                 7,743.75
P P & L RES INC COM                                       35,600.00                 888,607.01               972,325.00
PACCAR INC., COMMON STOCK, $12 PAR                         3,144.49                  80,265.79               143,074.30
PACIFIC AREOSPACE & ELECTRONICS INC                          100.00                     415.57                   318.75
COMMON STOCK
PACIFIC CENTY FINL CORP COMMON STOCK                         300.00                   4,792.45                 6,412.50
PACIFIC DUNLOP ORD A(cents)0.50                          110,576.00                 203,543.25               196,770.53
PACIFIC GULF PPTYS INC COMMON STOCK                          200.00                   4,404.95                 3,850.00
PACIFICARE HEALTH SYSTEMS INC CL B                         7,100.00                 486,185.61               534,718.75
COMMON STOCK
PACIFICORP, COMMON STOCK, $3.25 PAR                       11,600.00                 235,494.95               217,500.00
PAINE WEBBER GROUP INC., COMMON STOCK,                         0.89                      24.85                    36.38
$1 PAR
PAIRGAIN TECHNOLOGIES INC COM STK                          1,186.00                  18,071.80                12,008.25
PALL CORP. COMMON STOCK, $.25 PAR                          4,833.00                  91,558.83               112,367.25
PAN AM CORP FLA COMMON STOCK                               4,000.00                   9,689.00                     0.00
DOUBTFUL
PANACO INC COMMON STOCK $.01 PAR                           1,200.00                   5,187.81                 1,500.00
PANAMER BEVERAGES CLASS'A'COM USD0.01                      1,900.00                  39,121.18                43,817.80
PAO DE ACUCAR CIA ADR-REPR 1000 PRF                          450.00                   7,846.88                 9,027.90
PARAMETRIC TECHNOLOGY CORP COMMON STOCK                   11,872.00                 270,996.18               201,824.00
PARAMOUNT FINL CORP COM NEW STK                            1,000.00                  22,240.00                   625.00
PAREXEL INTL CORP COM STK                                 12,380.00                 328,898.95               322,653.75
PARKER DRILLING CO., COMMON STOCK,                         6,650.00                  45,827.80                24,937.50
$.33 1/3 PAR
PARKER-HANNIFIN CORP., COMMON STOCK,                       4,475.00                  95,522.22               155,506.25
NO PAR
PATHE FRF100                                                 227.00                  38,514.72                48,032.16
PATINA OIL & GAS CORP COM                                    700.00                   7,002.05                 2,012.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
PATRIOT AMERN HOSPITALITY INC/WYNDHAM                     22,519.00                 241,681.42               166,077.63
INTL INC. (PAIRED SHARED)
PATTERSON DENTAL CO COM                                   14,680.00                 523,000.75               611,055.00
PATTERSON ENERGY INC COM STK                               1,000.00                   5,153.65                 4,687.50
PAYCHEX INC., COMMON STOCK                                29,471.07               1,083,518.28             1,466,185.73
PBOC HLGS INC COMMON STOCK                                   450.00                   5,368.28                 4,837.50
PC DOCS GROUP INTL INC COM                                 2,000.00                  11,376.00                 6,625.00
PECHINEY 'A'FRF100(ORD)                                    4,300.00                 182,065.47               143,606.29
PECO ENERGY CO COMMON STOCK                                8,847.00                 224,746.98               354,985.88
PEGASUS GOLD INC., COMMON STOCK                           17,700.00                  26,842.04                   708.00
PENN TREATY AMERICAN CORP COMMON STOCK                    13,630.00                 382,457.09               383,343.75
PENNACO ENERGY INC COM STK                                   500.00                   2,872.23                 2,125.00
PENNEY, J.C. CO., INC., COMMON STOCK,                      9,900.00                 387,323.06               544,500.00
$.50 PAR
PENTAIR INC., COMMON STOCK, $.16 2/3 PAR                  38,300.00               1,391,257.08             1,443,431.25
PEOPLES ENERGY CORP., COMMON STOCK, NO                     7,100.00                 250,675.52               267,581.25
PAR
PEOPLESOFT, INC, COM                                      11,180.00                 347,535.52               229,888.75
PEP BOYS-MANNY, MOE & JACK, COMMON                         3,600.00                  83,670.39                50,850.00
STOCK, $1 PAR
PEPSICO INC COM                                           95,368.00               2,462,146.32             3,689,549.50
PEREZ COMPANC SA 'B'ARS1                                   6,440.00                  25,948.04                34,364.27
PERKIN-ELMER CORP., COMMON STOCK, $1 PAR                   1,900.00                  78,312.88               177,175.00
PERSONNEL GROUP OF AMER INC COMMON STOCK                     300.00                   3,539.76                 4,950.00
PETERSEN COMPAINES INC CL A COMMON STOCK                  11,400.00                 276,330.75               272,887.50
PETROQUEST ENERGY INC COM                                 17,300.00                  28,173.57                13,785.94
PETSMART INC COMMON STOCK                                129,200.00               1,164,275.14             1,106,275.00
PEUGEOT SA FRF35                                           4,500.00                 511,947.00               714,134.57
PFIZER INC., COMMON STOCK, $.11 1/9 PAR                  154,892.92               8,799,077.77            17,289,922.20
PG& E CORP COMMON STOCK                                   15,159.55                 409,389.66               468,998.58
PHARMACEUTICAL MARKETING SVCS INC                          2,200.00                  23,968.26                22,825.00
COMMON STOCK
PHARMACIA & UPJOHN COM USD0.01                             3,100.00                 105,621.02               161,392.20
PHARMACIA & UPJOHN INC COM                                68,950.00               2,427,141.82             3,589,709.38

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
PHELPS DODGE CORP., CAPITAL STOCK,                         2,400.00                 105,988.06               136,050.00
$6.25 PAR
PHILIP MORRIS COMPANIES INC., COMMON                     240,472.26               9,196,455.03            13,451,417.04
STOCK, $1 PAR
PHILIP SERVICES CORP COM STK                               2,500.00                  15,719.32                 1,250.00
PHILIPPINE LNG DIS SPON ADR-REP 1 COM PH                  24,200.00                 728,477.92               633,725.40
PHILIPS ELECTRONIC NLG10(NY REGD)                          3,800.00                 149,010.56               240,585.60
PHILIPS ELECTRONIC NLG10                                   6,220.00                 397,517.22               394,754.92
PHILLIPS PETROLEUM CO. COMMON STOCK,                      28,607.37               1,097,091.01             1,201,509.54
$1.25 PAR
PHOENIX INFORMATION SYS CORP COMMON                       11,281.00                  27,614.80                     0.00
STOCK
PHYCOR INC COMMON STOCK                                      460.00                   9,977.81                 2,817.50
PHYSICIAN COMPUTER NETWORK INC., COMMON                      500.00                   3,917.41                    30.00
STOCK
PI GRAPHIX INC COMMON STOCK                               22,000.00                 115,123.32               294,250.00
PICK COMMUNICATIONS CORP COM STK                             800.00                     597.95                   672.00
PICTURETEL CORP., COMMON STOCK, (NEW)                      1,500.00                  16,901.00                10,687.50
PIEDMONT NATURAL GAS CO., INC., COMMON                     4,702.94                 131,982.04               164,602.90
STOCK, $.50 PAR
PIER I IMPORTS, INCORPORATED                                 200.00                   1,347.48                 2,150.00
COMMON STOCK $.20 PAR
PIERCING PAGODA INC COMMON STOCK                             700.00                   9,875.70                10,412.50
PILGRIMS PRIDE CORP CLASS B COM STK                        3,500.00                  76,545.00                84,875.00
PILLOWTEX CORP COMMON STOCK                               17,400.00                 491,475.13               587,250.00
PIN-PRINTEMPS-REDO FRF20                                   1,505.00                  64,772.10               257,414.66
PINNACLE MICRO INC COMMON STOCK                            7,100.00                   7,395.58                 1,136.00
PINNACLE SYS INC COMMON STOCK                             13,500.00                 413,225.10               455,625.00
PIONEER ELEC JPY50                                         2,000.00                  56,175.01                32,948.26
PIONEER HI-BRED INTERNATIONAL, INC.,                       9,400.00                 179,495.88               281,412.50
COMMON STOCK, $1 PAR
PITNEY BOWES INC., COMMON STOCK, $2 PAR                   10,700.00                 209,888.08               599,200.00
PITTWAY CORP., CLASS A COMMON STOCK                           -0.01                       0.00                     0.00
PLACER DOME INC., COMMON STOCK                            10,220.00                 168,289.80               148,828.75
PLAY BY PLAY TOYS & NOVELTIES INC COMMON                     100.00                   2,056.56                   750.00
STOCK

                                   -782-
00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
PLC SYS INC COMMON STOCK NO PAR                            5,851.00                  88,422.47                29,986.38
PMC SIERRA INC COMMON STOCK                               14,220.00                 570,490.50               766,102.50
PMI GROUP INC COMMON STOCK                                37,600.00               1,862,969.26             2,056,250.00
PNC BANK CORP COMMON                                      29,800.00               1,372,264.23             1,536,562.50
POCAHONTAS BANCORP INC COM STK                             1,569.00                  15,911.73                13,140.38
POLARIS INDS INC.                                          4,163.00                 119,176.15               145,184.63
POLAROID CORP., COMMON STOCK, $1 PAR                       1,706.00                  62,194.07                36,252.50
POLICY MANAGEMENT SYSTEMS CORP., COMMON                   22,280.00                 894,045.01             1,139,065.00
STOCK
POLO RALPH LAUREN CL A COM STK                            14,400.00                 408,243.64               267,300.00
POLYGRAM NV NLG0.50                                        3,028.00                 131,975.92               181,532.30
POLYMEDICA INDS INC COMMON STOCK                           1,000.00                  12,467.45                10,625.00
POST PPTYS INC COM STK                                     1,150.00                  46,974.60                43,987.50
POTLATCH CORP. COMMON STOCK, $1 PAR                       10,400.00                 385,774.03               393,250.00
POWER INTEGRATIONS INC COM STK                             7,600.00                 130,150.00               182,400.00
POWER SPECTRA INC COMMON STOCK                            20,000.00                   7,774.93                   300.00
POWERGEN ORD GBP0.50                                      32,190.00                 268,490.09               444,987.54
POWERWAVE TECHNOLOGIES INC COMMON STOCK                      200.00                   3,403.66                 2,850.00
PPG INDUSTRIES INC., COMMON STOCK,                         6,900.00                 242,084.80               422,193.75
$1.66 2/3 PAR
PRAXAIR INC COMMON STOCK                                  36,600.00               1,653,072.63             1,397,662.50
PREMIER OIL PLC SPONSORED ADR                                200.00                   1,778.39                   726.26
PREMIERE TECHNOLOGIES INC COMMON STOCK                       500.00                   2,529.95                 2,468.75
PREMISYS INC COMMUNICATIONS COMMON STOCK                   1,150.00                  11,971.81                17,106.25
PRENTISS PTTYS TR COMMON STOCK                            17,000.00                 397,924.56               369,750.00
PRESSTEK INC COMMON STOCK $0.01 PAR                        2,510.00                  24,899.82                19,295.63
PREVIEW TRAVEL INC COM STK                                 1,000.00                  29,092.45                19,000.00
PRI AUTOMATION INC COMMON STOCK                              200.00                   3,035.58                 4,800.00
PRIDE INTL INC COM STK                                     1,200.00                  12,573.54                 9,075.00
PRIMAGAZ FRF10                                               301.00                  17,408.98                28,182.92
PRIME MEDICAL SERVICES INC NEW COMMON                        200.00                   2,583.21                 1,537.50
STOCK
PRIMUS TELECOMMUNICATIONS GROUP INC                          614.00                   7,148.50                 7,828.50
COMMON STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
PRINS RECYCLING CORP COM STK                                 516.00                   2,885.40                    15.48
PROCTER & GAMBLE CO., COMMON STOCK, NO                   114,198.44               6,756,648.10            10,006,638.31
PAR
PROFIT RECOVERY GROUP INTL INC COMMON                      4,600.00                 130,525.00               155,250.00
STOCK
PROGINET CORP COM STK                                      2,000.00                   9,410.00                   800.00
PROGRESS SOFTWARE CORP COMMON STOCK                        5,500.00                 140,887.75               139,562.50
PROGRESSIVE CORP., OHIO, COMMON STOCK,                     8,000.00                 844,127.40             1,187,000.00
$1 PAR
PROMUS HOTEL CORP COM STK                                    500.00                  22,118.72                16,687.50
PROVIDENT COS INC COM                                     45,200.00               1,332,855.07             1,737,375.00
PROVIDIAN FINL CORP W/I COMMON STK                         3,700.00                  62,982.79               339,706.25
PROVINCE HEALTHCARE CO COM STK                             2,800.00                  84,566.00                89,600.00
PROXYMED INC COMMON STOCK                                  1,914.00                  27,178.78                19,140.00
PSINET INC COM                                               300.00                   4,770.49                 5,625.00
PSW TECHNOLOGIES INC COM STK                                 300.00                   4,417.85                   900.00
PUBLIC SERVICE CO. OF NEW MEXICO,                         13,900.00                 275,412.50               270,181.25
COMMON STOCK, $5 PAR
PUBLIC SERVICE ENTERPRISE GROUP INC.,                      9,000.00                 254,136.83               351,000.00
COMMON STOCK
PUBLISHING & BROAD NPV                                     8,150.00                  29,259.77                35,488.70
PUGET SOUND ENERGY COMMON STK                                635.45                  16,389.01                17,236.58
PULTE CORP COMMON STOCK                                   21,600.00                 533,441.03               549,450.00
PVPTL DENSE-PAC MICROSYSTEMS INC COMMON                    1,500.00                   4,736.02                 1,781.25
STOCK
PVTPL NEW HOLLAND N V COMMON STOCK                        23,800.00                 504,976.00               325,762.50
PYRAMID BREWERIES INC COM STK                                200.00                     788.48                   275.00
QLOGIC CORP COMMON STOCK                                   3,470.00                 229,204.56               356,108.75
QUADRAX CORP NEW COMMON STOCK                              3,000.00                     417.66                     6.00
QUAKER CHEMICAL CORP., COMMON STOCK,                         200.00                   3,613.62                 3,437.50
$1 PAR
QUAKER OATS COMPANY, COMMON STOCK,                         5,300.00                 171,185.88               325,287.50
$5 PAR
QUALCOMM INC COMMON STOCK                                    350.00                  19,687.04                19,206.25
QUANEX CORP., COMMON STOCK, $5 PAR                         2,000.00                  60,770.00                35,875.00
QUANTUM CORP., COMMON STOCK                                2,130.00                  48,315.39                47,126.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
QUARTERDECK CORP FORMERLY QUARTERDECK                      6,000.00                   8,170.10                 3,090.00
OFFICE SYS TO 02-23-1995 COM
QUEENS CNTY BANCORP INC COMMON STOCK                       1,800.00                  53,199.00                54,000.00
QUEST DIAGNOSTICS INC COMMON STOCK                         4,300.00                  90,923.50                76,862.50
QUIGLEY CORP COMMON STOCK                                  5,560.00                  54,240.00                37,877.50
QUIKSILVER INC., COMMON STOCK                              4,300.00                  85,948.19               104,275.00
QUINTILES TRANSNATIONAL CORP COMMON                       30,900.00               1,237,593.89             1,541,137.50
STOCK
QUORUM HEALTH GROUP INC COMMON STOCK                      18,400.00                 352,486.88               305,900.00
QWEST COMMUNICATIONS INTL INC COMMON                       2,424.00                  89,627.97                96,960.00
STOCK
R & B FALCON CORP COM STK                                  2,000.00                  32,821.10                18,500.00
R H DONNELLEY CORP COM NEW                                    40.00                   5,519.49                   597.50
RACING CHAMPIONS CORP COM STK                              2,100.00                  24,848.25                30,450.00
RALCORP HLDGS INC NEW COM STK                                200.00                   3,678.52                 3,500.00
RALSTON-RALSTON PURINA GROUP                              12,350.00                 219,455.68               429,934.38
RAMBUS INC DEL COMMON STOCK                                9,320.00                 390,841.19               825,402.50
RANK GROUP ORD GBP0.10                                     7,260.00                  46,685.12                25,764.23
RASTER GRAPHICS INC COMMON STOCK                           1,200.00                   3,678.50                   900.00
RAYCHEM CORP. COMMON STOCK, NO PAR                        21,300.00                 482,729.12               725,531.25
RAYOVAC CORP COM STK                                       2,600.00                  55,701.88                60,125.00
RAYTHEON CO CL A COM STK                                     187.42                   2,088.32                10,249.53
RAYTHEON CO CL B COM STK                                  13,200.00                 497,262.23               730,950.00
RCN CORP COMMON STK                                       43,590.00                 887,649.62               741,030.00
READ-RITE CORP COMMON STOCK                                1,200.00                  24,307.47                16,125.00
REALNETWORKS INC COM STK                                   7,770.00                 327,136.73               299,145.00
RECKITT & COLMAN ORD GBP0.105263                          18,800.00                 235,923.62               265,938.20
REDHOOK ALE BREWERY INC COMMON STOCK                         100.00                     457.80                   431.25
REDWOOD TRUST INC COMMON STOCK                             3,000.00                  43,372.50                43,312.50
REEBOK INTERNATIONAL, COMMON STOCK                         2,200.00                  66,494.81                35,062.50
REED INTERNATIONAL ORD GBP0.125                           33,000.00                 214,901.67               259,821.07
REGENT PACIFIC GROUP LIMITED SHS ISIN#                     5,000.00                   1,796.30                     0.00
KYG747871138
REGIONS FINANCIAL CORP COM                                 8,500.00                 299,242.96               329,375.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
REGIS CORP MINN COMMON STOCK NEW                             300.00                   9,738.67                10,050.00
RELIABILITY INC COM STK                                      200.00                   1,848.54                 1,100.00
RELIANCE BANCORP INC COM PAR $9.625                        1,600.00                  41,213.12                46,600.00
RELIANCE GROUP HOLDINGS INC., COMMON                      83,900.00               1,012,081.92             1,169,356.25
STOCK
RELIANCE STL & ALUM CO COMMON STOCK                        2,500.00                  71,950.50                76,562.50
RENAL CARE GROUP INC COMMON STOCK                         40,100.00               1,068,120.15             1,077,687.50
RENO AIR, INC., COMMON STOCK                               6,000.00                  39,294.59                43,125.00
RENT-WAY INC COMMON STOCK                                 17,900.00                 454,024.68               485,537.50
RENTAL SVC CORP COMMON STOCK                              29,500.00                 750,832.66               625,031.25
REPAP ENTERPRISES COMMON                                     900.00                   3,737.25                    56.25
REPSOL SA ESP500 (REG)                                     1,071.00                  35,516.32                60,889.49
REPTRON ELECTRS INC COMMON STOCK                           1,000.00                  10,906.65                 4,437.50
REPUBLIC BANCSHARES INC COM                                  400.00                  12,394.37                 7,075.00
REPUBLIC IND INC COMMON STOCK                                600.00                  17,187.20                10,200.00
REPUBLIC NEW YORK CORP., COMMON STOCK                     29,200.00                 828,419.16             1,365,100.00
RESPIRONICS INC COMMON STOCK $0.01 PAR                       200.00                   4,668.55                 3,775.00
REUTERS GROUP ORD GBP0.25                                 43,940.00                 465,067.36               424,647.93
REXALL SUNDOWN INC COMMON STOCK                              100.00                   1,551.04                 1,337.50
REYNOLDS METALS CO., COMMON STOCK, NO                      2,800.00                 153,585.95               153,650.00
PAR
RHON-KLINIKUM AG ORD NPV                                     473.00                  23,654.11                45,600.47
RICHMONT MINES INC COM STK                                   300.00                   1,212.98                   825.00
RIDE INC COM                                               3,000.00                  12,071.63                 3,000.00
RIGGS NATIONAL CORP., COMMON STOCK                        28,500.00                 696,862.91               598,500.00
$2.50 PAR
RINASCENTE(LA) ITL1000                                     2,200.00                  14,766.15                21,610.37
RINNAI CORP Y50                                           18,000.00                 274,813.60               303,856.17
RIO TINTO PLC ORD 10P(REGD)                               35,437.00                 479,703.02               415,295.63
RITE AID CORP., COMMON STOCK, $1 PAR                      50,300.00               1,746,988.66             2,332,662.50
RJK EXPLS LTD CL A COMMON STOCK                            4,000.00                   1,762.80                 1,203.12
RJR NABISCO HLDGS CORP COM NEW                            55,827.05               1,624,958.48             1,608,516.88
RLI CORP., COMMON STOCK                                    1,375.00                  58,036.00                49,757.81

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ROBERT HALF INTERNAT'L INC COMMON STOCK                      100.00                   3,937.00                 4,700.00
REG
ROBERTS PHARMACEUTICAL CORP COMMON                         8,700.00                 186,823.80               213,150.00
STOCK
ROBOTIC VISION SYSTEMS, INC., COMMON                         500.00                   6,202.24                 2,250.00
STOCK, $.01 PAR
ROCHE HLDG AG GENUSSCHEINE(PTG CERTS) NP                      27.00                 165,671.03               318,217.75
ROCHESTER GAS & ELECTRIC CORP.,                           14,210.00                 325,726.30               436,957.50
COMMON STOCK, $5 PAR
ROCK BOTTOM RESTARANTS INC COMMON STOCK                      100.00                   1,174.13                   581.25
ROCK OF AGES CORP DEL CL A COMMON STOCK                   35,200.00                 563,099.25               422,400.00
ROCKWELL INTL CORP NEW COM STK                             7,600.00                 226,708.25               371,925.00
ROGERS COMMS INC CLASS'B'COM NPV                          30,000.00                 294,177.92               243,750.00
ROHM & HAAS CO., COMMON STOCK,                             6,900.00                 122,369.59               241,068.75
$2.50 PAR
ROHM CO JPY50                                              5,000.00                 522,940.13               423,039.38
ROLLINS TRUCK LEASING CORP COMMON STOCK                   14,100.00                 185,468.00               169,200.00
ROLLINS, INC., COMMON STOCK, $1 PAR                          102.31                   2,088.11                 1,745.66
ROLLS-ROYCE ORD 20P                                        6,777.00                  17,791.87                27,406.00
ROM TECH INC                                               1,000.00                   1,279.95                 1,718.75
ROMAC INTL INC COM STK                                    13,120.00                 250,108.03               182,860.00
ROSS STORES INC., COMMON STOCK                               795.00                  31,245.44                28,918.13
ROSS SYSTEMS COMMON STOCK                                    300.00                   1,169.21                   975.00
ROTHMANS PALL MALL MYR0.50                                17,000.00                 109,850.28                61,988.95
ROUGE INDS INC DEL CL A COM STK                              500.00                   7,302.64                 4,125.00
ROWAN COMPANIES, INC., COMMON STOCK,                       9,800.00                 127,230.76                96,162.50
$.125 PAR
ROYAL BANK CANADA COM NPV (CAD)                           14,710.00                 362,060.12               726,122.92
ROYAL CARIBBEAN CRUISES LTD COMMON STOCK                   9,400.00                 270,394.78               285,525.00
ROYAL DUTCH PETROL NLG1.25(BR)                             6,022.00                 139,701.96               247,046.86
ROYAL DUTCH PETROLEUM N.Y. REGISTRY SH                    99,200.00               2,580,841.22             4,662,400.00
PAR N 1.25 GLDR
ROYAL GROUP TECHNOLOGIES LTD COMMON                          650.00                  17,027.14                13,609.38
STOCK
ROYAL KPN NV SPON ADR REP 1 ORD NLG1                       7,548.00                 224,057.60               323,620.50
ROYAL OAK MINES INC                                       58,200.00                 135,340.73                29,100.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ROYAL&SUN ALLIANCE ORD GBP0.25                            43,400.00                 366,869.22               362,478.54
RPM, INC., COMMON STOCK, NO PAR                           11,600.00                 190,196.95               189,950.00
RUBBERMAID INC. COMMON STOCK, $1 PAR                       5,800.00                 146,567.83               191,762.50
RUSSELL CORP., COMMON STOCK, $.01 PAR                     12,000.00                 325,086.75               285,750.00
RYAN'S FAMILY STEAK HOUSES, INC.,                          6,800.00                  67,920.44                77,350.00
COMMON STOCK, $1 PAR
RYDER SYSTEM, INC., COMMON STOCK,                          2,900.00                  76,380.93                82,831.25
$.75 PAR
RYLAND GROUP, INC., COMMON STOCK,                          4,500.00                 100,820.75               119,531.25
$1 PAR
SAFECO CORP., COMMON STOCK, $5 PAR                         5,500.00                 165,660.45               236,156.25
SAFESKIN CORP COM STK                                        800.00                  22,019.93                15,200.00
SAFEWAY INC COMMON STOCK NEW                              31,543.00               1,601,116.12             1,665,864.69
SAFEWAY PLC ORD GBP0.25                                   88,169.00                 481,171.63               435,140.15
SAFRA REPUBLIC HLD USD2.50                                10,000.00                 306,422.50               450,000.00
SAGA PETROLEUM ASA NOK15 ORD                               1,170.00                  13,013.06                12,696.09
SAMSUNG ELECTRONIC KRW5000                                 8,808.00                 686,654.68               470,796.79
SAN PAOLO-IMI SPA ITL6000                                  8,600.35                 103,471.45               141,528.32
SAN PAULO IMI SPONSORED ADR (REPS TWO OR                   3,918.00                  50,140.40               129,294.00
SANDVIK AB 'B'SEK6                                         2,350.00                  38,235.83                43,451.46
SANGETSU CO JPY50                                          1,000.00                  37,271.18                15,701.27
SANGSTAT MED CORP COMMON STOCK                             1,000.00                  24,122.39                24,000.00
SANKYO CO JPY50                                            7,000.00                 154,819.61               159,453.30
SANKYO CO LTD NPV(OTC)                                    12,000.00                 441,033.63               193,296.45
SANOFI FRF25                                               1,210.00                  94,887.20               216,559.11
SANTA FE ENERGY RES INC COM STOCK                         71,800.00                 678,497.61               551,962.50
SAP AG ORD NPV                                               360.00                  60,025.66               163,525.06
SAPIENS INTERNATIONAL CORP NV SHS                            700.00                   5,279.95                 5,425.00
COMMON STOCK
SARA LEE CORP., COMMON STOCK                              18,400.00                 495,280.61             1,074,100.00
SASKATCHEWAN WHEAT POOL CL B NON VTG                         100.00                   1,453.80                 1,065.00
COMMON STOCK
SASOL LTD SPONSORED ADR                                    1,000.00                   5,404.95                 3,875.00
SAWTEK INC COMMON STOCK                                      500.00                  11,216.17                10,875.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
SBC COMMUNICATIONS INC COM                                77,781.95               1,678,031.92             3,728,672.23
SBS TECHNOLOGIES INC COM                                     600.00                   8,477.13                10,462.50
SCANA CORP., COMMON STOCK, $4.50 PAR                      13,600.00                 398,321.36               443,700.00
SCANIA AB SEK10 SER'A'                                     2,750.00                  74,463.95                51,864.41
SCANIA AB SEK10 SER'B'                                    18,750.00                 483,676.74               357,087.83
SCANTEK MED INC COM STK                                    2,550.00                   6,150.07                   478.13
SCHEIN HENRY INC COMMON STOCK                             12,080.00                 418,402.21               428,840.00
SCHERING-PLOUGH CORP. COMMON STOCK, $1                    92,634.65               6,016,624.90             9,854,010.89
PAR
SCHLOTZSKYS INC COMMON STOCK                                 550.00                  10,394.53                 5,706.25
SCHLUMBERGER LTD. COMMON STOCK, $1 PAR                    22,390.55                 827,780.55             1,000,577.70
SCHNEIDER SA FF 50 (BR)                                    2,626.00                 144,619.80               161,832.95
SCHWAB CHARLES CORP COMMON STOCK NEW                      11,051.24                 322,091.60               623,013.66
SCI SYSTEMS, INC., COMMON STOCK,                             500.00                  21,529.95                24,312.50
$.10 PAR
SCIENTIFIC-ATLANTA, INC., COMMON STOCK,                    4,686.15                  67,089.86                90,794.16
$.50 PAR
SCIOS INC COMMON STOCK                                    50,000.00                 432,948.16               378,125.00
SCOTTISH POWER PLC SHS ISIN#                                 500.00                   2,949.98                 5,310.81
GB0007908287
SCOTTS CO CL A COMMON STOCK                                6,100.00                 212,524.16               220,743.75
SCP POOL CORP COM                                         42,500.00                 522,653.92               658,750.00
SCTLF COM STK                                             23,300.00                 371,728.20               294,162.50
SEA CONTAINERS LTD CLASS A COMMON STOCK                   23,900.00                 823,544.18               776,750.00
SEACOR SMIT INC                                            4,200.00                 213,919.44               200,550.00
SEAGATE TECHNOLOGY, COMMON STOCK, NO                      81,500.00               2,242,615.15             2,404,250.00
PAR
SEAGRAM CO. LTD. - LA COMPAGNIE                           13,500.00                 379,365.51               463,218.75
SEAGRAM LTEE., COMMON STOCK, NO PAR
SEALED AIR CORP NEW COM STK                               18,815.00                 956,988.80               830,211.88
SEARS, ROEBUCK AND CO. COMMON STOCK,                      38,678.11               1,929,575.42             1,834,792.84
$.75 PAR
SEATTLE FILMWORKS INC. COMMON STOCK                          100.00                     967.96                   325.00
$00.001 PAR
SECURITY CAP GROUP INC CL B COM STK                       11,700.00                 336,118.58               172,575.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
SECURITY DYNAMICS TECHNOLOGIES INC                         1,000.00                  14,350.20                15,250.00
COMMON STOCK
SEDNA GEOTECH INC COMMON STOCK                             1,000.00                   2,171.00                   200.00
SEE Q TECHNOLOGY INC COMMON STOCK                          1,000.00                   1,509.59                 1,718.75
SEI INVESTMENTS CO COM STK                                13,153.67                 919,104.31             1,213,426.06
SEITEL INC DELAWARE COMMON STOCK NEW                       1,300.00                  22,967.23                17,387.50
$0.01 PAR
SEKISUI CHEM Y50                                          45,000.00                 407,678.52               274,568.82
SEKISUI HOUSE Y50                                         49,000.00                 604,464.32               477,562.64
SEMPRA ENERGY INC. COM STK                                 9,363.00                 223,312.54               234,660.19
SEMX CORP COMMON STOCK                                       300.00                   4,116.27                   787.50
SENSORMATIC ELECTRONICS CORP., COMMON                      7,000.00                  38,851.00                56,875.00
STOCK, $.01 PAR
SEPRACOR INC COMMON STOCK                                 11,800.00                 306,137.54               979,400.00
SERVICE CORPORATION INTERNATIONAL,                        10,000.00                 182,734.67               373,750.00
COMMON STOCK, $1 PAR
SERVICE EXPERTS INC COMMON STOCK                           3,500.00                 105,472.50               103,687.50
SERVICEMASTER CO COM STK                                   4,298.90                  73,183.44                92,426.35
SEVEN ELEVEN NPV                                           1,000.00                  61,291.41                74,031.89
SEVEN SEAS PETE INC COMMON STOCK                             700.00                  13,792.97                 5,600.00
SGS HOLDING CHF100(BR)                                       365.00                 635,127.97               288,537.55
SHARED MEDICAL SYSTEMS CORP., COMMON                       1,000.00                  35,995.26                52,375.00
STOCK, $.01 PAR
SHAW INDUSTRIES, INC., COMMON STOCK,                          -0.01                       0.00                     0.00
NO PAR
SHELL TRANSPORT & TRADING NY SHRS                            156.00                   4,515.00                 5,664.75
NEW COMMON STOCK
SHELL TRNSPT&TRDG ORD GBP0.25(REGD)                       67,620.00                 322,330.77               407,947.81
SHELLS SEAFOOD RESTAURANTS INC COMMON                        100.00                   1,126.34                   475.00
STOCK
SHERWIN-WILLIAMS CO., COMMON STOCK,                        6,700.00                 107,331.63               190,112.50
$6.25 PAR
SHIN-ETSU CHEM CO Y50                                      6,000.00                 116,411.90               134,233.65
SHISEIDO CO Y50                                            5,000.00                  60,673.89                56,988.29
SHOHKOH FUND & CO JPY50                                    2,000.00                 422,272.10               660,592.26
SIEBEL SYS INC COMMON STOCK                                  350.00                   9,108.08                 8,487.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
SIEMENS AG DEM5                                           17,782.00               1,110,417.36             1,241,032.68
SIERRA PACIFIC RESOURCES, COMMON STOCK,                      500.00                  18,498.70                18,000.00
$3.75 PAR
SIGCORP INC COM                                            2,300.00                  58,595.95                77,625.00
SIGMA-ALDRICH, CORP., COMMON STOCK, $1                     3,900.00                  85,063.44               125,287.50
PAR
SIGMATRON INTL INC COMMON STOCK                              250.00                   3,037.30                   906.25
SILICON GAMING INC COMMON STOCK                              770.00                  10,613.23                 1,491.88
SILICON GRAPHICS INC., COMMON STOCK                       24,442.00                 483,209.64               299,414.50
SILICON STORAGE TECHNOLOGY INC COMMON                        400.00                   2,400.00                   925.00
STOCK
SILVARADO GOLD MINES LTD                                     970.00                   5,369.74                   164.90
SIMON PPTY GROUP INC                                       1,485.67                  34,665.78                44,012.97
SIMON TRANSN SVCS INC CL A COMMON STOCK                    1,500.00                   9,701.25                 9,468.75
SIMPSON MFG INC COMMON STOCK                                 800.00                  32,516.00                30,000.00
SIMTEK CORP COMMON STOCK                                   3,000.00                   1,495.86                   510.00
SIMULA INC COMMON STOCK                                    7,000.00                 117,427.23                50,312.50
SINGAPORE PRESS HD NEW SHARES(LOCAL)                       9,000.00                  79,168.14                78,142.08
SINGAPORE PRESS HD SGD1(POST RECONSTRUCT                   3,290.00                  43,973.06                34,957.50
SINGER CO N V COMMON STOCK                                 1,650.00                  13,015.21                 8,146.88
SJI GROUP INC COM                                          1,650.00                   2,370.08                   360.94
SKYWEST INC., COMMON STOCK                                30,919.49                 523,865.54               836,758.70
SL GREEN RLTY CORP COM STK                                17,700.00                 352,960.80               378,337.50
SLI INC COM STK                                              510.00                   8,690.56                11,220.00
SLM HOLDING CORP COMMON STK                                6,500.00                 314,195.78               286,000.00
SMART MODULAR TECNOLOGIES INC COMMON                      16,600.00                 336,722.70               346,525.00
STOCK
SMITH(DAVID S.)HLD ORD GBP0.10                            10,560.00                  40,117.41                20,306.35
SMITHKLINE BEECHAM ORD GBP0.0625                          46,000.00                 182,334.00               564,901.62
SMURFIT-STONE CONTAINER CORP COM                             495.26                   7,003.85                 6,964.60
SNAP-ON INC COM                                            2,300.00                  60,087.50                78,200.00
SNYDER COMMUNICATIONS INC COMMON STOCK                    30,700.00               1,216,606.64             1,091,768.75
SOC EUROPEENNE FIDUCIARY DR REP 1'A' (BE                     100.00                  15,995.73                15,534.54
SOC GENERALE FRF30                                         3,006.00                 353,605.78               474,921.71

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
SODEXHO ALLIANCE FRF100                                    1,124.00                 139,977.43               219,004.80
SODEXHO MARRIOTT SVCS INC COM STK                             11.00                     260.45                   302.50
SOFTBANK CORP JPY50                                        4,700.00                 464,891.39               271,477.38
SOLOMON SMITH BARNEY HOLDINGS INC                          1,050.00                  10,359.43                 9,581.25
SOLUTIA INC COM STK                                       30,100.00                 833,934.48               673,487.50
SONAT INC., COMMON STOCK, $3.75 PAR                        4,300.00                 131,398.88               127,656.25
SONERA-YHTYMA OYJ ADS EACH REP 4 ORD FIM                     500.00                  17,654.65                25,750.00
SONOCO PRODUCTS CO., COMMON STOCK,                           110.00                   4,119.06                 3,293.13
$1.25 PAR
SONY CORP Y50                                             16,400.00               1,259,863.51             1,202,115.20
SONY MUSIC ENT JPY50                                       8,000.00                 348,968.20               352,749.76
SOURCE MEDIA INC COMMON STOCK                                200.00                   5,666.93                 3,312.50
SOUTHDOWN, INC., COMMON STOCK, $2.50                      13,980.00                 571,811.93               814,335.00
PAR
SOUTHERN CO., COMMON STOCK, $5 PAR                        28,324.62                 542,787.93               835,576.29
SOUTHERN PERU COPPER CORP COMMON STOCK                       500.00                   8,173.70                 5,875.00
SOUTHLAND CORP NEW COMMON STOCK                            1,000.00                   2,967.45                 2,031.25
SOUTHWEST AIRLINES CO., COMMON STOCK, $1                  16,305.83                 222,031.94               350,575.35
PAR
SOUTHWEST BANCORPORATION TEX INC COMMON                    2,000.00                  35,118.20                36,000.00
STOCK
SOUTHWEST GAS CORP., COMMON STOCK,                         7,200.00                 169,500.96               171,000.00
$1 PAR
SOUTHWESTERN GOLD CORP COMMON STOCK                       10,000.00                  32,505.00                53,000.00
SOVEREIGN BANCORP INC COMMON STOCK                        33,900.00                 409,863.70               434,343.75
NO PAR
SOVRAN SELF STORAGE INC                                      100.00                   3,100.31                 2,550.00
SPARTECH CORP COMMON STOCK NEW $0.75                       2,900.00                  54,070.50                57,818.75
SPDR TR UNIT SER 1                                           151.99                  17,134.43                17,649.84
SPECTRA FD INC COM STK                                       417.32                   9,064.30                 9,151.83
SPIEKER PPTYS INC COM STK                                    478.27                  18,440.76                17,277.50
SPLASH TECHNOLOGY HOLDINGS INC COMMON                        100.00                   3,499.50                   862.50
STOCK
SPR INC COMMON STOCK                                       2,850.00                  60,125.50                50,587.50
SPRINGS INDUSTRIES, INC.,                                    800.00                  29,402.76                31,150.00
CLASS A COMMON STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
SPRINT CORP COMMON STOCK                                  16,800.00                 575,963.59             1,222,200.00
SPRINT CORP PCS COM SER 1                                  8,000.00                 145,362.00               128,000.00
SPS TECHNOLOGIES, INC., COMMON STOCK,                      2,300.00                 139,531.20               131,675.00
$1 PAR
SPX CORP COMMON STOCK                                     11,200.00                 483,875.48               649,600.00
SPYGLASS INC COM STK                                         500.00                   7,248.70                11,750.00
ST. JUDE MEDICAL, INC., COMMON STOCK,                      3,250.00                  94,357.78                94,453.13
$.10 PAR
ST. PAUL COMPANIES, INC., COMMON STOCK,                   63,150.00               1,802,754.90             2,226,037.50
NO PAR
STAKIS ORD 10P                                           130,000.00                 222,618.07               227,452.79
STANDARD CHARTERED ORD GBP0.25                            70,000.00                 910,656.03               744,090.85
STANDARD MICROSYSTEMS CORP., COMMON                          100.00                   1,605.00                   750.00
STOCK, $.10 PAR
STANDARD PACIFIC CORP NEW COMMON STOCK                     9,000.00                 110,710.88                87,750.00
$0.25 PAR
STANFORD TELECOMMUNICATIONS INC.,                            500.00                   5,864.69                 5,625.00
COMMON STOCK
STANLEY WORKS, COMMON STOCK, $2.50                         3,500.00                  81,462.18               106,968.75
PAR
STAPLES INC., COMMON STOCK                                12,377.00                 341,662.22               432,421.44
STARBUCKS CORP COMMON STOCK                                3,174.00                 111,214.97               146,400.75
STARTEC GLOBAL COMMUNICATIONS CORP COM                       200.00                   2,228.65                 2,150.00
STK
STATE BK OF INDIA GDR-EACH REP2SHS INR10                   3,700.00                  52,355.00                29,877.50
STATE STREET CORP COM STK                                  6,300.00                 328,342.52               432,337.50
STATEN IS BANCORP COMMON STOCK                             8,800.00                 170,764.00               183,150.00
STEINWAY MUSICAL INSTRS INC COMMON STOCK                   1,100.00                  21,334.50                25,506.25
STERIS CORP COMMON STOCK                                  49,900.00               1,063,955.56             1,337,943.75
STERLING BANCORP, COMMON STOCK, $1 PAR                       600.00                  13,493.72                12,712.50
STERLING COMM INC COMMON STOCK                               259.00                   7,299.64                 9,388.75
STERLING SOFTWARE INC., COMMON STOCK                      21,400.00                 559,722.39               551,050.00
STERLING VISION INC COM STK                                1,000.00                   3,529.95                 3,031.25
STEWART INFORMATION SERVICES CORP.,                        4,300.00                 249,819.00               212,581.25
COMMON STOCK, $1 PAR
STH AFRICA BREWS R0.2                                     22,000.00                 359,674.15               376,590.71

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
STILLWATER MINING CO COMMON STOCK                          7,900.00                 231,894.40               288,843.75
STMICROELECTRONICS NLG13.75                                  890.00                  62,121.32                62,459.44
STOLT COMEX SEAWAY SA COMMON STOCK                        44,300.00                 721,092.45               373,781.25
STONE ENERGY CORP COM STK                                    200.00                   5,677.10                 6,025.00
STONERIDGE INC COM STK                                    20,490.00                 327,640.17               368,820.00
STORAGE TECHNOLOGY CORP., COMMON STOCK                    20,400.00                 582,194.55               714,000.00
$0.10 PAR (NEW)
STORAGE TR RLTY COMMON STOCK                                 202.00                   4,986.83                 4,532.38
STOREHOUSE ORD GBP0.10                                    92,056.00                 344,732.31               213,486.53
STORK NV NLG10                                             6,600.00                 218,434.62               168,587.24
STORMEDIA INC CL A COMMON STOCK                              700.00                   3,959.19                     0.70
STRATASYS INC COMMON STOCK                                    45.00                     801.07                   284.06
STREAMLOGIC CORP                                           1,400.00                   8,869.42                     0.00
STURM & RUGER & CO., INC., COMMON STOCK,                     200.00                   4,295.99                 2,537.50
$1 PAR
SUBURBAN LODGES AMER INC COMMON STOCK                        100.00                   2,819.06                   800.00
SUITE SOFTWARE COM STK                                     2,500.00                   4,785.00                     0.00
SUIZA FOODS CORP COMMON STOCK                                 79.00                   3,258.88                 3,742.63
SULZER AG CHF100(REGD)                                       450.00                 255,956.16               255,156.31
SUMITOMO CORP JPY50                                       11,000.00                 109,003.26                60,226.16
SUMITOMO ELECT IND Y50                                    17,000.00                 259,757.09               185,323.79
SUMITOMO FORESTRY JPY50                                    6,000.00                 125,413.82                41,490.40
SUMMIT BANCORP COM                                         6,800.00                 337,173.26               284,325.00
SUMMIT PPTY INC COMMON STOCK                                 500.00                   9,806.10                 8,750.00
SUMMIT TECHNOLOGY INC                                      1,218.00                   7,261.54                 4,719.75
COMMON STOCK $0.01 PAR
SUN HEALTHCARE GROUP INC COMMON STOCK                         83.00                   1,038.24                   435.75
SUN HUNG KAI PROP HKD0.50                                 41,000.00                 298,552.58               293,878.34
SUN MICROSYSTEMS INC., COMMON STOCK,                      18,525.00                 429,192.74             1,372,007.81
$.00067 PAR
SUN TRUST BANKS, INC., COMMON STOCK                        8,200.72                 221,010.47               572,512.77
$2.50 PAR
SUNBEAM CORP COM                                          32,472.33                 229,776.89               198,893.02
SUNCOM TELECOMMUNICATIONS INC COM STK                      1,000.00                   1,706.00                   190.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
SUNGLASS HUT INTL INC COMMON STOCK                         5,000.00                  41,404.63                30,000.00
SUNOCO INC COM                                            11,000.00                 354,871.41               372,625.00
SUNRISE MEDICAL INC., COMMON STOCK                           100.00                   1,799.50                 1,275.00
SUNRISE TECHNOLOGIES INTERNATIONAL INC                     1,000.00                   8,312.25                 4,687.50
COM
SUNSHINE MINING & REFINING CO COM STK                      1,665.00                   1,550.75                 1,144.69
SUNSTONE HOTEL INVS INC COMMON STOCK                         207.48                   2,703.67                 2,204.48
SUPER VALU INC. COMMON STOCK                              17,300.00                 335,627.57               446,556.25
SUPERIOR SVCS INC COMMON STOCK                             1,055.00                  28,177.54                19,385.63
SUPERIOR TELECOM INC COMMON STOCK                          3,400.00                 140,491.91               147,900.00
SUPERVISION INTL INC CL A COM STK                          4,000.00                  37,909.69                22,500.00
SURGICAL SAFETY PRODS INC COMMON STOCK                     2,000.00                   3,872.40                 1,500.00
SUZUKI MOTOR CORP JPY50                                   51,000.00                 610,959.55               585,014.64
SWIFT ENERGY CO COMMON STOCK $0.01 PAR                       300.00                   8,070.13                 2,793.75
SWISSCOM AG CHF25(REGD)                                    1,868.00                 481,909.48               630,945.03
SWISSRAY INTL INC COM NEW                                    200.00                   1,708.30                    87.50
SYBASE INC COMMON STOCK                                   25,000.00                 379,487.50               181,250.00
SYLVAN LEARNING SYS INC COM STK                              450.00                  13,560.04                13,078.13
SYMANTEC CORP COM STOCK                                   36,500.00                 625,889.22               730,000.00
SYMBOL TECHNOLOGIES, INC., COMMON STOCK,                      50.00                   2,499.50                 2,437.50
$.01 PAR
SYNBIOTICS CORP., COMMON STOCK                             5,000.00                  18,037.50                10,625.00
SYNOPSYS INC., COMMON STOCK                               26,700.00                 898,893.41             1,264,912.50
SYNOVUS FINL CORP COMMON STOCK                            10,250.00                 220,609.88               226,140.63
SYNTHELABO FRF10                                           4,000.00                 516,784.90               838,623.22
SYNTROLEUM CORP COM                                          600.00                  14,900.71                 5,025.00
SYQUEST TECHNOLOGY INC COMMON STOCK                       15,250.00                  29,604.51                 5,246.00
SYSCO CORP., COMMON STOCK, $1 PAR                         13,100.00                 158,197.06               352,881.25
SYSTEMS OF EXCELLENCE INC COMMON STOCK                    32,500.00                 113,896.25                    16.25
SYSTEMSOFT CORP COMMON STOCK                                 500.00                   8,370.47                   187.50
S3 INC COMMON STOCK                                        5,100.00                  44,954.27                27,412.50
T.I.M.SPA ITL50                                           33,002.00                  60,373.58               216,839.59
T.J. INTERNATIONAL INC., COMMON STOCK                        201.81                   4,964.62                 4,767.76

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
TAB CORP HLDGS LTD NPV                                     6,000.00                  11,444.55                40,312.39
TACO CABANA COMMON STOCK                                 107,700.00                 719,003.83               747,168.75
TAIWAN SEMICONDUCT ADS REP 5 ORD TWD10                    21,025.00                 360,871.93               315,375.00
TAKEDA CHEMICAL IN Y50                                    11,000.00                 525,369.77               540,188.74
TAKEFUJI CORP JPY50                                        7,000.00                 340,330.30               478,359.91
TALISMAN ENERGY IN COM NPV                                10,000.00                 297,134.12               174,370.00
TALISMAN ENERGY INC COMMON STOCK                             240.00                   9,565.12                 4,185.00
TANDY CORP. COMMON STOCK, $1 PAR                           3,956.00                  84,868.15               178,267.25
TANGER FACTORY OUTLT CENTERS INC COMMON                      100.00                   2,900.31                 2,243.75
STOCK
TARGETED GENETICS CORP COMMON STOCK                        5,000.00                  20,355.19                 8,750.00
TARKETT SOMMER AG DEM5                                     4,300.00                  96,072.64                55,697.18
TARRANT APPAREL GROUP COMMON STOCK\                          100.00                   3,167.45                 3,262.50
TATE & LYLE ORD GBP0.25                                   68,000.00                 483,933.44               428,760.07
TCBY ENTERPRISES INC., COMMON STOCK                          305.96                   2,197.88                 2,371.19
TCSI CORP COM STK                                            300.00                   2,380.70                   684.38
TDK CORP JPY50                                             2,000.00                 108,959.87               166,124.31
TECH DATA CORP., COMMON STOCK                             27,400.00                 852,462.95             1,102,850.00
TECO ENERGY, INC., COMMON STOCK, NO PAR                      611.46                  15,098.80                16,432.99
TECUMSEH PRODS CO CL A                                     2,700.00                 135,147.75               133,650.00
TEKTRONIX, INC. COMMON STOCK, NO PAR                       2,950.00                  69,873.76                79,096.88
TELE COMMUNICATIONS INC NEW COM LIBERTY                   58,143.00                 754,223.86             2,343,889.69
MEDIA GROUP SER A
TELE COMMUNICATIONS INC SER A TCI GROUP                   20,541.00                 349,707.43               867,857.25
COM
TELE DANMARK A/S DKK10 ORD                                   180.00                   8,525.27                20,189.79
TELECOM ARGENTINA SPON ADR EACH REP 5 CL                  11,800.00                 245,865.03               359,900.00
TELECOM CORP OF NZ INSTALMENT RECEIPTS 3                   6,000.00                  14,372.34                12,885.18
TELECOM CORP OF NZ NPV                                    10,000.00                  36,495.77                42,739.55
TELECOM ITALIA SPA DI RISP ITL1000                       149,100.00                 355,734.68               934,240.66
TELECOM ITALIA SPA ITL1000                               113,885.00                 268,966.74               925,487.81
TELEFONICA DE ARG SPON ADR REP 10 ORD'B'                   1,570.00                  57,479.51                50,828.75
TELEFONICA SA EUR3.00506                                  37,458.00                 565,996.79             1,789,622.18

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
TELEGROUP INC COM STK                                      1,500.00                  13,916.35                 3,375.00
TELETECH HLDGS INC COMMON STOCK                              615.00                  10,581.67                 5,611.88
TELIGENT INC CL A COM STK                                  1,385.00                  44,510.61                43,627.50
TELLABS, INC., COMMON STOCK, NO PAR                        7,600.00                 241,270.91               410,875.00
TELSTRA CORP NPV                                          18,459.00                  43,449.79                82,177.74
TELTREND INC COM                                             200.00                   2,895.39                 3,900.00
TEMPLATE SOFTWARE INC COMMON STOCK                         2,000.00                  33,587.65                11,375.00
TEMPLE INLAND INC., COMMON STOCK                          19,100.00                 966,629.74             1,025,431.25
TEMPLETON CHINA WORLD FD INC COM STK                       1,000.00                  13,245.63                 7,062.50
TENET HEALTHCARE CORP COM                                 46,400.00               1,256,150.22             1,371,700.00
TENNECO INC (NEW) COM STK                                  6,619.00                 258,792.60               235,801.88
TERA COMPUTER CO COM STK                                   1,500.00                  17,986.12                12,375.00
TERADYNE, INC., COMMON STOCK, $.12 1/2                    13,620.00                 343,522.28               436,691.25
PAR
TEREX CORP., (DEL) COMMON STOCK NEW                        8,900.00                 224,951.13               249,200.00
TERRA NITROGEN CO L P COM STK                                300.00                  11,535.39                 3,656.25
TESCO ORD 5P                                              41,000.00                  60,347.78               121,137.59
TESORO PETROLEUM CORP., COMMON STOCK,                      9,900.00                 129,516.75               131,793.75
$.16 2/3 PAR
TEXACO, INC. COMMON STOCK, $6.25 PAR                      22,777.38                 830,971.56             1,311,122.94
TEXAS BIOTECHNOLOGY CORPORATION COM STK                      500.00                   2,867.48                 1,906.25
TEXAS INSTRUMENTS INC., COMMON STOCK,                     15,900.00                 378,182.38             1,214,362.50
$1 PAR
TEXAS REGL BANCSHARES INC CL VTG SHS                       1,685.00                  24,998.09                46,126.88
COMMON STOCK
TEXAS UTILITIES CO., COMMON STOCK, NO                     31,028.42               1,164,683.86             1,382,703.97
PAR
TEXTRON, INC., COMMON STOCK, $.25 PAR                      6,400.00                 189,078.26               497,200.00
TF1 - TV FRANCAISE FRF10                                   5,090.00                 520,108.41               893,029.70
THAI FUND INC COMMON STOCK                                   500.00                  10,976.68                 3,656.25
THE MEN'S WEARHOUSE INC COMMOM STOCK                      12,880.00                 309,399.50               326,025.00
THERAGENICS COMMON STOCK $0.01                               800.00                  10,582.34                11,050.00
THERMEDICS DETECTION INC COMMON STOCK                        220.00                   2,530.00                 1,705.00
THERMEDICS INC COMMON STOCK                                  550.00                   9,694.23                 5,740.63

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
THERMO ELECTRON CORP., COMMON STOCK,                       6,800.00                 246,036.75               114,750.00
$1 PAR
THERMO INSTRUMENT SYSTEMS, INC.                              125.00                   3,499.50                 1,695.31
COMMON STOCK
THERMO TECH TECHNOLOGIES INC COM STK                      43,000.00                  23,582.27                13,459.00
THERMOLASE CORP COM                                        1,500.00                  13,685.02                 7,687.50
THERMOTREX CORP COMMON STOCK                               1,200.00                  17,570.44                12,600.00
THOMAS & BETTS CORP., COMMON STOCK,                        2,200.00                  77,007.66                95,287.50
$.50 PAR
THOMSON CORP (USD) COM NPV                                28,000.00                 446,060.25               663,880.00
THREE COM CORP COMMON STOCK                               45,060.00               1,697,712.40             1,743,258.75
THRILLTIME ENTMT INTL INC COM STK                          1,000.00                   3,434.95                   420.00
TI GROUP ORD GBP0.25                                      73,600.00                 641,888.03               419,120.56
TIDEWATER, INC., COMMON STOCK, $1 PAR                      1,936.34                  80,598.18                44,656.84
TIER TECHNOLOGIES INC CL B COM STK                         2,022.00                  26,804.59                27,802.50
TIFFANY & CO COMMON STOCK                                     50.00                   1,448.70                 2,184.38
TIG HOLDINGS INC COMMON STOCK                             12,000.00                 305,968.09               168,750.00
TIMBERLINE SOFTWARE CORP COMMON STOCK                        140.00                   1,814.95                 1,732.50
N.P.
TIME WARNER INC COMMON                                    38,000.00               2,302,175.63             4,018,500.00
TIMES MIRROR CO SER A NEW COM STK                          3,400.00                 104,225.25               199,325.00
TIMKEN CO. COMMON STOCK, NO PAR                            3,400.00                  61,516.44                65,450.00
TIRES CORPORATION INC                                     12,892.00                   4,976.86                 1,804.88
TJX COS INC COMMON NEW                                    38,220.17                 618,369.44               979,391.86
TMP WORLDWIDE INC COMMON STOCK                            19,130.00                 602,968.66               612,160.00
TNT POST GROEP NV NLG1                                     1,145.00                  14,635.82                28,886.99
TNT POST GROEP NV SPON ADR EACH REP 1ORD                   4,522.00                  45,748.41               111,069.36
TOKIO MARINE &FIRE JPY50                                   3,000.00                  37,778.05                33,924.50
TOKYO ELECTRON Y50                                        19,000.00                 645,762.19               711,031.56
TOKYO STEEL MANU Y50                                       5,100.00                 118,401.66                23,649.53
TOLL BROTHERS INC., COMMON STOCK                              80.00                   1,999.06                 1,945.00
TOMKINS ORD GBP0.05                                      140,752.00                 619,164.68               652,834.28
TOMMY HILFIGER ORD SHARES                                 23,500.00               1,218,287.57             1,421,750.00
TOPPAN PRINTING CO Y50                                     6,000.00                  83,716.33                71,265.86

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
TOPPERS BRICK OVEN PIZZA COM STK                           1,500.00                   6,411.50                   180.00
TORCHMARK CORP., COMMON STOCK,  $2 PAR                     5,500.00                 106,515.67               209,000.00
TOSHIBA CORP Y50                                          11,000.00                  76,936.62                61,747.48
TOTAL 'B'FRF50                                             7,536.00                 602,854.37               936,817.60
TOUR CFG INC COM STK                                         100.00                     740.77                     1.00
TOWER AUTOMOTIVE INC COMMON STOCK                         81,700.00               1,489,494.65             1,858,675.00
TOYOTA MOTOR CORP JPY50                                   10,000.00                 173,347.25               253,823.63
TOYS "R" US, INC., (HOLDING COMPANY)                      80,950.00               2,135,399.17             1,598,762.50
$.10 PAR
TRAMMELL CROW CO COM STK                                   2,000.00                  57,790.00                48,000.00
TRANS WORLD AIRLINES INC COMMON SOTCK                     32,677.00                 422,469.80               167,469.63
TRANSAMERICA CORP., COMMON STOCK, $1 PAR                   2,500.00                 136,260.39               265,625.00
TRANSCANADA PIPELINES LTD., COMMON                        39,000.00                 588,742.27               580,125.00
STOCK, $.33 1/3 PAR
TRANSCOASTAL MARINE SVCS INC COMMON                        2,000.00                  18,233.45                 7,500.00
STOCK
TRANSNET CORP COMMON STOCK                                 1,000.00                   4,027.50                 1,125.00
TRANSOCEAN OFFSHORE INC                                       50.00                   1,653.44                 1,234.38
TRANSWITCH CORP COMMON STOCK                                 100.00                   1,061.71                 2,787.50
TRAVELERS PPTY CAS CORP CL A COMMON                          200.00                   6,899.12                 6,887.50
STOCK
TREESOURCE INDS INC COM                                    4,000.00                   9,293.01                 2,625.00
TRIBUNE CO., COMMON STOCK, NO PAR                          4,700.00                 133,775.26               301,387.50
TRICO MARINE SVCS INC COMMON STOCK                         1,100.00                   9,885.60                 6,050.00
TRICON GLOBAL RESTAURANT INC                               5,971.00                  96,134.21               272,053.69
TRICORD SYSTEMS INC COMMON STOCK                          20,600.00                  38,111.80                11,587.50
TRIDENT MIRCOSYSTEMS, INC., COMMON                         2,200.00                  15,473.40                10,725.00
TRIGON HEALTHCARE INC CL A COMMON STOCK                   20,920.00                 671,273.56               775,347.50
TRIKON TECHNOLOGIES INC COM STK                           14,170.00                  55,584.94                   850.20
TRIMBLE NAV LTD COM STOCK                                    650.00                  11,910.20                 5,809.38
TRIMEDYNE INC., COMMON STOCK                                 300.00                   1,169.21                   356.40
TRINET CORP RLTY TR INC COMMON STOCK                         650.00                  20,589.98                17,428.13
TRINITY INDUSTRIES, INC., COMMON                          20,299.99                 874,324.12               785,355.86
STOCK, $1 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
TRISTAR AEROSPACE CO COM STK                               4,800.00                  36,948.00                35,400.00
TRITEAL CORP COMMON STOCK                                  1,000.00                   4,009.59                   100.00
TRIUMPH GROUP INC NEW COMMON STOCK                         2,100.00                  92,435.83                70,612.50
TRUSTCO BANK CORPORATION NEW YORK,                         1,500.00                  41,748.75                42,000.00
COMMON STOCK $5.00 PAR VALUE
TRW, INC., COMMON STOCK, $1.25 PAR                         4,700.00                 156,917.52               258,793.75
TSI INTERNATIONAL SOFTWARE LTD COM STK                    16,710.00                 359,252.30               609,915.00
TSR INC COMMON STOCK $0.01 PAR                               200.00                   2,942.48                 1,550.00
TUBOSCOPE INC COM STK                                        895.00                  19,207.09                 7,439.69
TUPPERWARE CORP COMMON STOCK                               2,300.00                  50,995.49                40,106.25
TV AZTECA ADS EACH REP 16 ORD PTG CTF                      1,200.00                  23,169.42                 9,000.00
TVX GOLD INC COMMON STOCK                                  7,000.00                  17,724.47                13,125.00
TWINLAB CORP COMMON STOCK                                 17,250.00                 394,598.70               286,781.25
TYCO INTL LTD NEW COM STK                                172,781.00               7,665,209.41            11,371,149.56
U S WEST INC NEW COM STK                                  43,452.64               1,484,207.61             2,704,926.84
U.S. AIR GROUP, COMMON STOCK, $1 PAR                       6,166.00                 273,473.61               320,632.00
UAL CORP COM STK PAR $0.01                             2,643,630.00             178,477,480.61           168,366,185.63
UBS AG CHF20(REGD)                                         2,000.00                 415,972.60               603,665.11
UCB CAP NPV                                                   14.00                   9,981.11                78,406.42
UICI COMMON STOCK                                            100.00                   2,740.53                 1,987.50
ULTRADATA SYS INC COMMON STOCK                            11,000.00                  84,954.66                34,375.00
ULTRAMAR-DIAMOND SHAMROCK CORP COM STK                    24,200.00                 853,332.89               623,150.00
ULTRATECH STEPPER INC COM STK                             38,788.00                 758,487.56               722,426.50
UNIBANCO UNIAO BCO UNITS(COMP 1'B'PRF &                      359.00                       0.00                    17.34
UNICAPITAL CORP NEW COMMON STOCK                          11,300.00                  72,856.75                93,225.00
UNICOM CORP COMMON                                        30,200.00               1,013,305.73             1,138,162.50
STOCK
UNIDANMARK 'A' DNKR100                                       500.00                  17,873.18                41,614.81
UNILAB CORPORATION COMMON STOCK NEW                       24,100.00                  19,854.03                43,681.25
UNILEVER NV CVA NLG1                                       3,760.00                 128,431.34               294,836.22
UNILEVER ORD GBP0.0125                                     3,000.00                  27,768.91                31,221.11
UNION CAMP CORP. COMMON STOCK, $1 PAR                      2,700.00                 123,854.72               174,656.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
UNION CARBIDE CORP., COMMON STOCK, $1                     14,648.00                 523,956.39               655,498.00
PAR
UNION CMNTY BANCORP COM STK                                  100.00                   1,562.00                 1,125.00
UNION PACIFIC CORP., COMMON STOCK, $5                     54,100.00               2,358,343.22             2,630,612.50
PAR
UNION PACIFIC RESOURCES GROUP INC COMMON                  75,731.00               1,685,141.13               847,240.56
STOCK
UNION PLANTERS CORP COMMON STOCK $5                        5,801.84                 273,859.04               276,312.63
PAR
UNIPHASE CORP COMMON STOCK                                   200.00                   6,795.33                10,837.50
UNISYS CORP., COMMON STOCK                                11,227.00                 180,917.68               319,969.50
UNITED BANKSHARES, INC                                     2,600.00                  70,452.72                74,262.50
COMMON STOCK
UNITED CASINO CORP COM                                     3,000.00                   4,653.00                    93.75
UNITED HEALTHCARE CORP., COMMON STOCK                     35,687.00               1,368,657.24             1,610,375.88
UNITED ILLUMINATING CO., COMMON STOCK,                     3,300.00                 137,462.55               165,618.75
NO PAR
UNITED INTL HLDGS INC CL A COM STK                        43,700.00                 741,395.39               737,437.50
UNITED NAT FOODS INC COMMON STOCK                          1,300.00                  28,463.50                31,687.50
UNITED NEWS & MEDI ORD 25P                                16,290.00                 124,103.01               157,430.92
UNITED RENTALS INC COM STK                                19,100.00                 706,663.41               501,375.00
UNITED STATES FILTER CORP., COMMON STOCK                  60,265.00               1,556,634.59             1,333,363.13
(NEW)
UNITED TECHNOLOGIES CORP., COMMON STOCK                   39,400.00               3,014,863.42             4,223,187.50
$5 PAR
UNIVERSAL FOODS CORP., COMMON STOCK,                      10,600.00                 240,037.00               263,012.50
$.10 PAR
UNIVERSAL HEALTH SERVICES, INC., CLASS                     4,000.00                  91,740.87               214,500.00
B COMMON STOCK, $.01 PAR
UNIVERSAL MEDICAL SYSTEMS INC COMMON                         600.00                     418.25                     0.60
STOCK
UNIVIEW TECHNOLOGIES CORP COM                                400.00                   3,446.95                   287.50
UNOCAL CORP. COMMON STOCK, $8 1/3 PAR                     37,400.00               1,357,578.73             1,266,925.00
UNOVA INC COM STK                                         24,000.00                 443,850.98               406,500.00
UNUM CORPORATION COMMON STOCK                              5,400.00                 164,715.85               290,925.00
UNY CO JPY50 (8270)                                        3,000.00                  58,303.98                50,276.60
UPM-KYMMENE CORP FIM10                                    13,200.00                 289,054.06               346,574.61

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
UROMED CORP. COM STK                                         140.00                   2,213.19                   275.63
URS CORP COMMON STOCK NEW                                  1,300.00                  23,900.50                26,406.25
US BANCORP DEL INC COMMON STOCK                           88,102.00               2,993,325.18             3,243,254.88
US DIAGNOSTIC INC                                          1,925.00                  14,384.64                 1,864.84
US FOODSERVICE COM STK                                    18,530.00                 820,863.79               851,221.88
USA DETERGENTS INC COMMON STOCK                              200.00                   2,843.23                 1,850.00
USA TECHNOLOGIES INC COMMON STOCK                         20,000.00                   9,997.68                 2,400.00
USBANCORP INC., PA COMMON STOCK $2.125                       300.00                   7,964.15                 5,906.25
PAR
USEC INC COM                                              44,600.00                 665,672.50               604,887.50
USFREIGHTWAYS CORP COMMON STOCK                           29,403.26                 781,041.28               790,212.61
USG CORP COMMON STOCK NEW                                 12,400.00                 608,535.44               613,025.00
USINOR FRF20                                              14,000.00                 225,748.03               157,991.25
UST INC COMMON STOCK                                       7,200.00                 180,837.60               250,200.00
USX - MARATHON GROUP COMMON STOCK NEW                     39,860.00               1,122,042.37             1,131,027.50
USX-US STEEL GROUP COMMON STOCK                           10,250.00                 266,683.93               250,484.38
UTI ENERGY CORP COM STOCK                                    600.00                   5,920.35                 5,025.00
UTILICORP UNITED, INC., COMMON STOCK,                     13,800.00                 388,784.57               485,587.50
$1 PAR
V BAND CORP., COMMON STOCK, $.01 PAR                         600.00                   1,318.25                   150.00
V. F. CORP., COMMON STOCK, NO PAR                          4,768.00                 122,981.44               233,930.00
VALASSIS COMMUNICATIONS INC COMMON STK                    20,600.00                 514,436.18               883,225.00
VALERO ENERGY CORP COM STK NEW                            32,200.00                 875,978.03               676,200.00
VALSPAR CORP., COMMON STOCK, $1 PAR                        5,400.00                 151,119.80               179,550.00
VARCO INTERNATIONAL, INC., CAPITAL                         2,600.00                  52,632.60                17,712.50
STOCK, NO PAR
VARLEN CORP., COMMON STOCK, $.10 PAR                       4,625.00                 100,113.10               121,984.38
VASOMEDICAL INC COM                                        3,000.00                   6,426.22                 2,625.00
VEBA AG DEM5 (DE EXCH)                                    11,005.00                 449,109.73               611,840.90
VEECO INSTRUMENTS INC DEL COMMON STOCK                       900.00                  30,459.18                32,850.00
VELVET EXPLORATION LTD COM STK                             2,000.00                   6,850.00                 2,468.75
VENATOR GROUP INC COM STK                                  5,300.00                 125,919.23                41,737.50
VENTURE SEISMIC LTD COMMON STOCK                           1,000.00                   6,703.92                 2,000.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
VENTURE STORES INC COM STK                                15,000.00                  45,751.40                   105.00
VERIO INC COM STK                                            400.00                   8,355.81                 7,600.00
VERITAS DGC INC COM STK                                   18,120.00                 819,956.94               265,005.00
VERSAR INC COM STK                                           160.00                     614.71                   320.00
VETERINARY CTRS AMER INC COMMON STOCK                     42,160.00                 783,104.27               774,690.00
VIACOM COMMON STOCK CL B                                  13,900.00                 512,816.48               925,218.75
VIASOFT INC COMMON STOCK                                     350.00                   5,804.95                 2,537.50
VICAL INC COMMON STOCK                                       300.00                   4,326.96                 4,912.50
VIDAMED INC COMMON STOCK                                      50.00                     267.13                   115.63
VIDEOLABS INC COMMON STOCK                                   500.00                   1,375.67                   531.50
VIEW SYS INC COM                                             500.00                   1,512.78                   937.50
VINCAM GROUP INC COMMON STOCK                             24,400.00                 272,816.70               356,850.00
VIROPHARMA INC COMMON STOCK                               25,200.00                 376,879.75               289,800.00
VISIO CORP COM STK                                        16,100.00                 484,316.50               569,537.50
VISION GROUP PLC ISIN# GB0009304535                        1,200.00                   3,386.98                   594.22
VISTA INFORMATION SOLUTIONS INC.                          76,000.00                 391,898.96               484,500.00
VISUAL EDGE SYS INC COM STK                                3,350.00                  13,081.75                 3,978.13
VISUAL NETWORKS INC COMMON STOCK                          10,750.00                 259,343.75               373,562.50
VISX INC., DEL COMMON STOCK                                  195.00                   4,945.63                14,210.63
VITESSE SEMICONDUCTOR CORP COMMON                          1,500.00                  37,832.96                53,437.50
VIVENDI FRF100                                             1,740.00                 194,573.62               394,562.00
VIVUS INC COMMON STOCK                                     2,720.00                  25,653.30                 8,245.00
VLASIC FOODS INTL INC COM STK                                 35.00                     802.81                   756.88
VLSI TECHNOLOGY, INC., COMMON STOCK, NO                   24,450.00                 467,811.71               279,646.88
PAR
VODAFONE GROUP ORD GBP0.05                                31,000.00                 379,120.17               457,959.20
VOICE POWERED TECHNOLOGY INTL INC COMMON                   4,600.00                   9,721.50                   138.00
STOCK
VOLKSWAGEN AG ORD NPV                                      2,450.00                 103,371.80               199,970.43
VORNADO RLTY TR COMMON STOCK                                 362.48                  12,664.90                13,774.24
VOXEL COMMON STOCK                                         1,213.00                   5,105.73                   151.63
VTEL CORP COM STK                                            560.00                   9,066.32                 1,680.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
WACHOVIA CORP COMMON STOCK NEW $5.00                       8,503.99                 424,016.92               742,504.63
PAR
WACKENHUT CORRECTIONS CORP COMMON STOCK                    1,500.00                  35,910.77                40,500.00
WADDELL & REED FINL INC CL A COMMON                       17,570.00                 433,387.11               419,483.75
STOCK
WADE COOK FINANCIAL CORP COM STK                          24,300.00                  67,518.04                16,281.00
WAL-MART STORES, INC. COMMON STOCK,                      214,010.97               9,063,651.33            16,117,701.18
$.10 PAR
WALBRO CORP., COMMON STOCK, $1 PAR                           100.00                   1,867.50                   750.00
WALGREEN CO. COMMON STOCK, $1.25 PAR                      23,078.54                 328,955.69             1,239,029.12
WALLACE COMPUTER SERVICES, COMMON STOCK,                   1,430.00                  30,640.44                32,085.63
$1 PAR
WALT DISNEY COMPANY COMMON STOCK                          91,183.78               1,791,584.35             2,934,977.92
WANG LABS INC COMMON STOCK NEW                               100.00                   2,174.50                 2,550.00
WARNACO GROUP INC CL A COMMON STOCK                       22,000.00                 773,047.63               544,500.00
WARNER LAMBERT CO., COMMON STOCK, $1 PAR                  69,901.88               2,978,311.36             5,277,591.94
WARP 10 TECHNOLOGIES INC COMMON STOCK                        500.00                     936.20                   843.75
WARRENTECH CORP., COMMON STOCK, (NEW)                      1,000.00                   3,431.44                 3,187.50
WASHINGTON FED INC COM                                     9,600.00                 260,400.00               243,600.00
WASHINGTON GAS LIGHT CO., COMMON STOCK,                    6,100.00                 153,378.15               155,550.00
NO PAR
WASHINGTON MUT INC COM STK                                73,387.49               2,794,848.68             2,843,765.24
WASHINGTON REAL ESTATE INVT TR SH BEN                        250.00                   4,923.24                 4,375.00
INT
WASTE MGMT INC. DEL COM STK                               39,165.00               1,883,730.66             1,679,199.38
WATERS CORP COMMON STOCK                                  22,420.00               1,528,363.31             1,729,142.50
WATKINS-JOHNSON CO., COMMON STOCK,                           149.99                   4,324.69                 2,737.32
NO PAR
WATSCO INC COMMON                                             60.21                     992.67                 1,080.02
WATSON PHARMACEUTICALS INC COMMON STOCK                      800.00                  23,343.72                43,100.00
WATTS INDUSTRIES INC., CLASS A COMMON                        101.45                   2,728.21                 1,921.21
STOCK
WAVEPHORE INC COMMON STOCK                                 1,150.00                   8,157.48                 8,912.50
WEATHERFORD INTL INC NEW COM                                 380.00                  12,206.94                 6,935.00
WEBB, DEL CORP., COMMON STOCK                              5,200.88                 120,204.72               137,823.32
WEBS INDEX FD INC JAPAN COMMON STOCK                       1,000.00                  10,592.45                10,000.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
WEGENER CORP COMMON STOCK                                  1,200.00                   2,938.20                 1,912.50
WEINGARTEN REALTY INVESTORS SHARES OF                         50.82                   2,071.31                 2,309.13
BENEFICIAL INTEREST
WELLS FARGO & CO NEW COM STK                             139,930.00               2,969,389.46             5,037,480.00
WENDY'S INTERNATIONAL, INC., COMMON                        5,003.43                  78,243.12               100,068.60
STOCK, NO PAR
WEST COAST ENTERTAINMENT CORP COMMON                       5,000.00                  12,725.00                 2,656.25
STOCK
WEST MARINE INC COMMON STOCK                                 200.00                   3,904.95                 2,275.00
WESTBRIDGE CAPITAL CORP., COMMON STOCK,                    2,000.00                   2,229.13                   100.00
$.10 PAR
WESTERN BANCORP COMMON STK                                 1,000.00                  29,385.00                32,625.00
WESTERN COPPER HLDGS LTD COMMON STOCK                      1,000.00                   6,969.45                 3,200.00
WESTERN DIGITAL CORP., COMMON STOCK,                       1,150.00                  19,349.27                15,021.88
$.10 PAR
WESTERN PAC AIRLS INC COMMON STOCK                         2,000.00                     952.27                    18.00
WESTERN RES INC COMMON STOCK $0.01 @PAR                   13,400.00                 519,515.77               468,162.50
WESTPAC BKG CORP NPV                                      97,545.00                 322,509.42               651,391.79
WESTVACO CORP. COMMON STOCK, $5 PAR                        3,950.00                  96,818.07               111,093.75
WEYERHAEUSER CO., COMMON STOCK, $1.875                    34,750.00               1,292,549.12             1,741,843.75
PAR
WEYMIN MINING CORP COM                                     3,000.00                   1,899.90                   330.00
WHIRLPOOL CORP. COMMON STOCK, $1 PAR                      18,000.00                 718,709.29             1,008,000.00
WHITTAKER CORP COM PAR NEW                                   100.00                   1,473.80                 1,375.00
WHITTMAN-HART INC COMMON STOCK                            10,500.00                 193,476.15               231,656.25
WHOLE FOODS MKT INC COMMON STOCK                             250.00                  10,553.47                11,625.00
WHX CORP COM                                               3,900.00                  45,305.91                41,193.75
WICOR, INC., COMMON STOCK, $1 PAR                          5,600.00                 128,562.00               122,500.00
WILD OATS MKTS INC COMMON STOCK                            1,000.00                  30,029.95                28,500.00
WILEY, JOHN & SONS, INC., CLASS A COMMON                   2,500.00                  87,587.50                86,406.25
STOCK
WILLAMETTE INDUSTRIES INC., COMMON STOCK                   4,300.00                 144,845.94               150,231.25
$.50 PAR
WILLIAMS COMPANY INC COMMON STOCK $1 PAR                  63,000.00               1,797,888.29             1,815,187.50
WILLIAMS CTLS INC COMMON STOCK $0.01 PAR                   1,000.00                   3,081.83                 2,250.00
WILLIAMS SONOMA INC., COMMON STOCK                        12,050.00                 239,095.45               356,228.13

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
WILMAR INDS INC COMMON STOCK                                 300.00                   5,392.45                 5,325.00
WIND RIV SYS INC COMMON STOCK                              6,990.00                 277,564.17               325,908.75
WINDMERE-DURABLE HLDGS INC COM STOCK                         500.00                   3,342.45                 3,062.50
$.10 PAR
WINN-DIXIE STORES, INC., COMMON STOCK,                     5,800.55                 149,374.90               233,834.67
$1 PAR
WINNEBAGO INDUSTRIES, INC., COMMON                         4,000.00                  44,720.80                48,000.00
STOCK, $.50 PAR
WINSTAR COMMUNICATIONS INC COMMON STOCK                   12,610.00                 403,077.61               351,503.75
WIRELESS ONE INC COMMON STOCK                              3,000.00                   2,683.55                 1,125.00
WISCONSIN ENERGY COMMON STOCK                             32,700.00                 839,385.78             1,011,656.25
WMC LTD NPV                                              158,565.00                 599,295.37               500,423.02
WOLTERS KLUWER CVA NTFL1                                   3,076.00                 216,615.26               588,078.99
WOLVERINE WORLD WIDE, INC., COMMON                           400.00                   5,229.95                 5,450.00
STOCK, $1 PAR
WOODSIDE PETROLEUM NPV                                     5,000.00                  18,973.54                25,466.41
WORLD AWYS INC NEW COMMON STOCK                            1,500.00                   3,794.92                 2,625.00
WORLD COLOR PRESS INC COM STK                             11,100.00                 359,042.25               330,225.00
WORTHINGTON INDS INC COM                                  14,250.00                 196,401.75               173,671.88
WPS RESOURCES CORP COMMON STOCK                            2,100.00                  69,473.25                70,875.00
WRIGLEY, WM., JR., CO.,                                    4,500.00                 152,567.44               396,562.50
CAPITAL STOCK, NO PAR
XATA CORP COM NEW                                          1,000.00                   6,964.44                 2,000.00
XEROX CORP. COMMON STOCK, $1 PAR                          34,578.00               2,200,285.96             3,717,135.00
XICOR, INC., COMMON STOCK, NO PAR                            200.00                     855.80                   412.50
XILINX INC COMMON STOCK                                   26,100.00               1,121,488.95             1,324,575.00
XIRCOM COMMON STOCK                                       19,680.00                 414,924.09               594,090.00
XYLAN CORP COMMON STOCK                                      300.00                   6,512.41                 5,437.50
YAHOO INC COMMON STOCK                                       649.00                 121,141.47               124,608.00
YAMANOUCHI PHARM JPY50                                    13,000.00                 266,031.48               380,735.44
YASUDA FI & MAR Y50                                       16,000.00                 102,197.53                75,756.59
YPF SA SPON ADR(REP 1 CL'D'ARS10)                          9,733.00                 233,893.36               287,123.50
ZALE CORP NEW COM STK                                     15,400.00                 424,680.17               440,825.00
ZAPPA RES LTD COM STK                                      2,000.00                   1,183.00                   200.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
ZENECA GROUP ORD GBP0.25                                  29,000.00                 828,636.05             1,206,259.08
ZENITH ELECTRONICS CORP., COMMON STOCK,                    3,000.00                   5,089.95                 1,380.00
$1 PAR
ZI CORP COM STK                                            1,600.00                   9,384.16                 2,700.00
ZITEL CORP COMMON STOCK                                      900.00                  16,664.60                 3,234.38
ZOLTEK COS INC COMMON STOCK                                1,325.00                  46,417.19                14,243.75
ZORAN CORP COMMON STOCK                                    2,000.00                  26,687.12                25,750.00
1/10 BERKSHIRE HATHAWAY INC DEL CL A COM                     100.00                 438,647.06               679,000.00
STK
3DO CO COMMON STOCK                                          500.00                   1,789.90                 1,437.50
7TH LEVEL INC COMMON STOCK                                 2,250.00                   7,650.02                 7,875.00
99 CENTS ONLY STORES COMMON STOCK                         34,485.00               1,119,799.13             1,482,855.00
      TOTAL CORPORATE STOCKS - COMMON                                         1,032,358,280.12         1,335,355,195.76

PARTNERSHIP/JOINT VENTURE INTERESTS
===================================

&&&EQUITY FUTURES OFFSET - LONG                             -270.00                       0.00                     0.00
CANADA SOUTHERN PETROLEUM LTD., CAPITAL                    2,000.00                  14,526.57                10,500.00
STOCK, $1 PAR
MLP ALLIANCE CAP MGMT L.P.                                 2,400.00                  47,650.80                64,650.00
UNIT LTD PARTNERSHIP INT
NORTHERN BORDER PARTNERS L.P.                              1,000.00                  33,760.95                33,812.50
SUBURBAN PROPANE PARTNERS L P UNIT LTD                       300.00                   5,774.90                 5,362.50
PARTNERSHIP INT COMMON STOCK
      TOTAL PARTNERSHIP/JOINT VENTURE INTERESTS                                     101,713.22               114,325.00

INTEREST IN COMMON/COLLECTIVE TRUSTS
====================================

MFO FRANK RUSSELL SHORT-TERM INVESTMENT              462,213,295.11             462,213,295.11           462,213,295.11
FUND FBO UAL-DV
      TOTAL INTEREST IN COMMON/COLLECTIVE TRUSTS                                462,213,295.11           462,213,295.11

INTEREST IN REGISTERED INVESTMENT CO.
=====================================

##MFO FRANKLIN TR RISING DIVIDEND FUND                     1,828.90                  51,193.33                45,118.96
CL
I DO NOT USE SEE 2-696646
##MFO MONTGOMERY MICRO CAP FD N/C MFO                        983.86                  17,394.25                20,070.74
MONTGOMERY US EMERGING GROWTH FUND EFF
6-22-98 SEE 2585811

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
##MFO SCUDDER INVT TR GROWTH & INCOME                      3,464.90                  90,544.23                97,190.45
FD N/C INVESTMENT TR SCUDDER GROWTH &
INCOME FD EFF 5-21-98 SEE SEC 2-423858
##MFO STEIN ROE INVT TR SPL VENTURE FD                        -0.01                       0.00                     0.00
DO NOT USE SEE SECURITY NUMBER 2-844770
##MFO STRONG INTL STK FD IN OPEN END FD                    4,805.76                  61,314.18                45,222.20
DO NOT USE SEE SEC #2848295
##MFO WESTWOOD FD EQUITY FD INSTL CL                       1,009.07                   9,340.84                10,040.25
N/C MFO GABELLI WESTWOOD EQUITY FD EFF
5-14-98 SEE 2340244
#REORG SCUDDER EMERGING MKTS FXD INCOME                       -0.15                       0.00                     0.00
EXCH GLOBAL INTL FD INC SCUDDER EMERGING
MKTS INCOME FD EFF 5-21-98 SEE SEC

#REORG/SCUDDER EQUITY TR VALUE FD EXCH                       342.69                   8,605.17                 8,255.40
FOR VALUE EQUITY TR SCUDDER VALUE FD
EFF 6-11-98 SEE SEC 2-886226
MERRILL LYNCH & CO INC 2002 NIKKEI 225                     3,600.00                  31,676.22                31,500.00
MKT INDEX TARGET TERM SECS
MFC ASIA TIGERS FD INC                                     2,016.00                  19,474.08                13,356.00
MFC BRAZIL FUND                                              133.00                   3,756.59                 2,053.19
MFC CENTRAL EUROPEAN EQUITY FD                               408.00                   9,532.05                 5,202.00
MFC CHILE FUND INC., COMMON STOCK                            131.43                   2,872.61                 1,437.52
CLOSED END FUND
MFC DUFF & PHELPS UTILITIES INCOME INC                     1,000.00                   9,636.59                11,187.50
CLOSED END FUND
MFC FIRST AUSTRALIA PRIME INCOME FD                        6,083.89                  38,806.62                35,742.85
MFC FIRST COMWLTH FD INC.                                    500.00                   6,274.65                 5,437.50
MFC H & Q LIFE SCIENCES INVESTORS SH BEN                     205.00                   3,047.71                 2,434.38
INT
MFC INDIA FD INC CLOSED END FUND                             250.00                   2,202.78                 1,578.13
MFC JAKARTA GROWTH FUND INC                                  750.00                   6,876.17                 1,875.00
CLOSED END FUND
MFC KOREA FUND INC                                           500.00                   4,231.34                 3,937.50
CLOSED END FUND
MFC LATIN AMER SMALLER COMPANIES FD                          583.00                   6,291.26                 3,498.00
MFC MORGAN STANLEY AFRICA INVT FD INC                        362.05                   5,818.00                 3,529.99
MFC MORGAN STANLEY EMERGING MARKETS                          500.00                   8,092.88                 4,343.75
FUND INC., COMMON STOCK
MFC MORGAN STANLEY INDIA INVT FD INC                       2,000.00                  14,925.11                13,750.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFC SCUDDER NEW ASIA FUND INC., COMMON                     1,000.00                  11,278.84                 9,812.50
STOCK CLOSED END FUND
MFC SCUDDER NEW EUROPE FUND CLOSED END                       240.00                   3,852.85                 4,545.00
FUND
MFC SINGAPORE FUND INC., COMMON STOCK                      1,000.00                  11,728.97                 7,062.50
CLOSED END FUND
MFC SOUTHERN AFRICA FUND INC COM                             200.00                   2,920.75                 2,012.50
MFC TEMPLETON EMERGING MARKETS FUND INC                      905.00                  10,082.25                 9,389.38
CLOSED END FUND
MFC TEMPLETON RUSSIA FUND INC                                830.00                  11,923.64                10,582.50
MFC TEMPLETON VIETNAM & SOUTHEAST ASIA                       104.68                   1,188.68                   791.64
FUND INC.
MFC THE MEXICO FUND, INC., COMMON STOCK                      621.00                  10,050.50                 6,831.00
CLOSED END FUND
MFC THE SWISS HELVETIA FUND, INC. COMMON                     100.06                   1,369.32                 1,600.96
STOCK
CLOSED END FUND
MFO - UAL "MONEY MARKET" UNIT SECURITY                         1.00                       0.00                     0.00
MFO ACORN FUND, INC., CAPITAL STOCK $1                     1,870.54                  25,872.23                30,807.79
PAR OPEN END FUND
MFO ADVISORS INNER CIRCLE FD WHITE OAK                    34,512.35                 927,253.85             1,289,726.52
GROWTH STK FD
MFO AIM CONSTELLATION FUND OPEN END FUND                  36,006.52                 878,723.76             1,007,102.36
MFO AIM EQUITY FUNDS, INC.,                                6,949.53                 161,031.83               162,132.53
WEINGARTEN FUND RETAIL CLASS
OPEN END FUND
MFO AIM EQUITY FUNDS, INC.,                                9,976.74                 126,449.10               141,569.94
CHARTER FUND RETAIL CLASS
DOUBTFUL
MFO AIM INTERNATIONAL EQUITY FUND                         41,851.92                 713,248.08               766,727.17
MFO AIM VALUE FUND CLASS A                                17,745.32                 523,075.25               686,388.98
MFO AL FRANK FUND                                          4,544.10                  47,000.00                41,669.40
MFO AMERICAN AADVANTAGE FDS GROWTH &                         722.33                  15,710.67                15,595.10
MFO AMERICAN CENTURY QUANTITATIVE EQUITY                   3,516.67                  71,493.55                76,100.74
FDS EQUITY GROWTH FD INV CL
MFO AMERICAN CENTURY BENHAM TRAGET                             0.01                       0.00                     0.00
MFO AMERICAN CENTY CAP PORTFOLIOS INC                         21.69                     158.55                   157.69
EQUITY INCOME FD INV
MFO AMERICAN CENTY CAP PORTFOLIOS INC                      1,563.12                  10,571.54                11,363.88
VALUE FD INV

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO AMERICAN CENTY GLOBAL GOLD EQUITIES                   20,612.40                 157,023.44               122,643.78
I
MFO AMERICAN CENTY GOVT INCOME TR BENHAM                     571.28                   5,797.09                 6,489.74
LONG-TERM TREAS
MFO AMERICAN CENTY MUT FDS INC TWENTIETH                   3,297.42                  45,885.19                31,984.97
CENTY VISTA FD INV
MFO AMERICAN CENTY MUT FDS INC TWENTIETH                   9,504.84                 273,215.04               313,469.62
ULTRA FD INV
MFO AMERICAN CENTY QUANTITATIVE EQUITY                     3,052.90                  82,421.26                87,526.64
FDS INCOME & GROWTH INV CL
MFO AMERICAN CENTY QUANTITATIVE EQUITY                        -0.02                       0.00                     0.00
FDS UTILS FD INV CL
MFO AMERICAN CENTY TARGET MATS TR BENHAM                   1,098.30                  60,231.20                66,556.98
TARGET MATS TR 2010
MFO AMERICAN CENTY TARGET MATS TR BENHAM                   4,228.19                 112,278.96               133,103.42
TARGET MATS TR 2025
MFO AMERICAN CENTY TARGET MATS TR 2005                       316.60                  21,229.57                23,934.96
MFO AMERICAN CENTY WORLD MUT FDS INC                       4,207.99                  32,436.24                38,881.83
TWENTIETH CENTY INTL DISCOVERY FD INV
MFO AMERICAN CENTY WORLD MUT FDS INC                         368.58                   3,211.20                 3,409.37
TWENTIETH CENTY INTL GROWTH FD INV
MFO ARTISAN INC INTL FD                                    1,259.42                  18,177.75                19,168.37
MFO BABSON VALUE FD INC OPEN END FUND                      1,121.99                  49,515.26                54,293.10
MFO BARON ASSET FD GROWTH & INCOME FD                      3,960.24                  85,373.53                89,026.20
MFO BARON ASSET FD SH BEN INT                              9,216.65                 414,902.92               426,454.40
MFO BARR ROSENBERG MARKET NEUTRAL FUND                    13,118.17                 131,924.27               130,263.43
MFO BERGER INVT PORTFOLIO TR NEW                             316.66                   3,462.29                 4,563.07
GENERATION FD
MFO BERGER ONE HUNDRED FD INC OPEN END                     2,449.28                  37,393.45                35,465.57
FD
MFO BERGER SMALL CAP VALUE INVESTOR FD                       863.82                  17,000.00                16,913.60
MFO BERGER SMALL COMPANY FUND OPEN END                     2,518.56                  13,122.83                10,124.61
FUND
MFO BRANDES INVT TR INSTL INTL EQUITY                        164.25                   2,500.00                 2,805.39
FD
MFO BRANDYWINE FUND INC., COMMON STOCK,                    5,570.68                 176,131.36               153,193.70
$.01 PAR OPEN END FUND
MFO BT INVT FDS INTL EQUITY                                3,344.05                  74,473.08                77,749.16
MFO CALDWELL & ORKIN MARKET OPPORTUNITY                    5,303.04                  87,974.48               112,212.33
FUND

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO CAPPIELLO RUSHMORE TR GOLD FD                          5,945.57                  64,568.91                25,982.14
MFO CENTURY SHARES TRUST, $1 PAR OPEN                        351.22                  15,296.84                16,430.07
END FUND
MFO CGM TR RLTY FD                                           661.71                  10,309.36                 7,861.11
MFO CLIPPER FUND, INC, COMMON STOCK                          570.93                  45,576.70                45,377.52
OPEN END FUND
MFO COHEN AND STEERS REALTY SHS INC COM                   19,177.26                 920,639.31               779,579.94
MFO COLONIAL TR VII NEWPORT TIGER FD CL                      430.78                      37.03                 3,411.78
A SHARES
MFO COLUMBIA REAL ESTATE EQUITY FD INC                        -0.03                       0.00                     0.00
COM
MFO CRABBE HUSON EQUITY FUND OPEN END                         -0.01                       0.00                     0.00
FUND
MFO CRABBE HUSON REALESTATE INVT FD                          472.97                   5,974.55                 4,989.83
MFO DODGE & COX BALANCED FUND                                314.55                  21,186.02                21,578.13
OPEN END FUND
MFO DODGE & COX STOCK FUND OPEN END FD                       473.76                  41,784.92                45,945.24
MFO DREYFUS AGG. VALUE FD                                     -0.01                       0.00                     0.00
MFO DREYFUS APPRECIATION FD INC                            8,914.06                 280,645.82               361,910.84
MFO DREYFUS CAP VALUE FD INC, OPEN END                     2,159.82                  10,000.00                 9,999.97
FUND
MFO DREYFUS FD INC COM                                         0.01                       0.00                     0.12
MFO DREYFUS GROWTH & INCOME FD INC                         2,439.95                  48,066.23                46,066.26
MFO DREYFUS GROWTH & VALUE FDS INC SMALL                   1,014.89                  20,063.21                18,978.44
CO VALUE FD
MFO DREYFUS GROWTH OPPORTUNITY FD                          2,743.64                  27,991.44                28,863.09
MFO DREYFUS LARGE CO VALUE FD                                658.27                  12,588.89                14,646.51
MFO DREYFUS LGE CO VALUE FD                                8,750.00                   9,985.00                 1,312.50
MFO DREYFUS PREMIER STRATEGIC INVESTING                    2,860.71                  61,356.32                63,135.87
CL A
MFO DREYFUS THIRD CENTY FD INC OPEN                       25,555.48                 314,798.68               322,765.71
END FUND
MFO EATON VANCE GROWTH TR EV CLASSIC                         828.07                  10,939.52                14,565.75
GROWTH FD
MFO EATON VANCE SPL INVT TR EV CLASSIC                       927.45                  10,500.41                 9,562.01
SPL EQUITIES FD
MFO ECLIPSE BALANCED FUND                                    637.35                  15,189.34                14,761.03

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO EVERGREEN GLOBAL OPPORTUNITIES FD CL                   4,505.63                 119,333.47                85,787.20
A
MFO EVERGREEN OMEGA FD CL A                                2,300.28                  55,669.22                49,939.08
MFO EVERGREEN STRATEGIC INCOME FD CL A                     2,452.78                  16,637.66                16,973.24
MFO EXCELSIOR VALUE AND RESTRUCTURING                      3,472.97                  66,911.85                77,238.85
FUND
MFO FASCIANO FD INC                                           36.47                   1,274.00                 1,143.33
MFO FEDERATED HIGH YIELD TR SH BEN INT                       319.60                   2,941.98                 2,879.60
OPEN END FUND
MFO FIDELITY BALANCED FUND, OPEN END FD                    4,024.21                  63,681.24                63,984.94
MFO FIDELITY CAP & INCOME FD SH BEN INT                    1,102.09                  10,177.99                10,745.38
OPEN END FUND
MFO FIDELITY CAPITAL APPRECIATION FUND                       679.97                  15,031.20                13,776.19
OPEN END FUND
MFO FIDELITY CASH RESV MONEY MKT FD OPEN                  22,086.67                  22,094.52                22,086.67
MFO FIDELITY CHARLES STR TR ASSET                          3,378.04                  65,182.65                69,621.40
MANAGED GROWTH FD
MFO FIDELITY CONTRAFUND INC                                  430.34                  19,581.91                23,487.96
OPEN END FD
MFO FIDELITY DEVONSHIRE TR MID-CAP STK                       781.44                  12,063.81                12,995.35
FD
MFO FIDELITY DIVIDEND GROWTH FUND OPEN                     1,478.84                  40,010.97                40,490.64
END FUND
MFO FIDELITY EQUITY INCOME FUND REAL                       7,427.04                 140,958.84               120,095.24
ESTATE INVT PORTFOLIO OPEN END FUND
MFO FIDELITY EQUITY-INCOME FUND INC.                     241,807.16              10,639,886.49            13,488,003.39
OPEN END FUND
MFO FIDELITY FUND, OPEN END FUND                           1,417.84                  49,257.34                48,518.48
MFO FIDELITY GROWTH COMPANY FUND                          15,420.75                 628,915.12               774,430.07
MFO FIDELITY HONG KONG & CHINA                               337.79                   5,272.03                 2,199.01
MFO FIDELITY INTERNATIONAL VALUE FD                        1,018.10                  13,525.00                13,428.74
MFO FIDELITY INVT TR SOUTHEAST ASIA FD                       172.62                   2,634.52                 1,493.16
MFO FIDELITY LOW PRICED STOCK FUND                       640,361.00              15,631,059.02            14,299,261.13
MFO FIDELITY MAGELLAN FUND, INC., OPEN                    18,293.30               1,653,001.25             2,070,435.69
END FUND
MFO FIDELITY NEW LATIN AMERICA FUND OPEN                     141.62                   2,363.37                 1,600.31
END FUND
MFO FIDELITY NEW MARKETS INCOME OPEN END                      -0.04                       0.00                     0.00
FUND

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO FIDELITY OTC PORTFOLIO, OPEN END                      21,398.73                 581,851.46               817,859.46
FUND
MFO FIDELITY OVERSEAS FUND, OPEN END                      42,586.85               1,491,654.85             1,530,571.39
FUND
MFO FIDELITY SECS FD GROWTH & INC FD                         677.19                  23,211.06                29,728.64
MFO FIDELITY SELECT PORTFOLIOS BROADCAST                      -0.03                       0.00                     0.00
& MEDIA PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS INS                            -0.01                       0.00                     0.00
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS BOKERAGE                       -0.01                       0.00                     0.00
& INVT MGMT PORTFOLIO
MFO FIDELITY SELECT TELECOMMUNICATIONS                       701.03                  37,351.21                37,561.19
FUND, OPEN END FD
MFO FIDELITY SELECT PORTFOLIOS ELECTRS                       361.79                  13,592.92                14,616.32
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS COMPUTERS                   1,129.15                  55,955.32                65,061.62
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS ENERGY                      2,323.90                  65,990.31                33,162.05
SVC PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS PRECIOUS                    1,447.03                  20,000.00                13,515.26
METALS & MINERALS PORTFOLIO
MFO FIDELITY SELECT HOME FIN FUND OPEN                       220.55                  10,111.48                 9,578.49
END FUND
MFO FIDELITY SELECT AMERICAN GOLD FUND                     3,779.95                  55,957.14                49,101.55
OPEN END FUND
MFO FIDELITY SELECT REGIONAL BANK FD                       1,147.63                  47,719.17                49,279.23
MFO FIDELITY SELECT PORTFOLIOS ENERGY                      2,028.57                  45,000.00                36,899.69
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS HEALTH                        228.38                  30,000.00                30,246.65
CARE PORTFOLIO
MFO FIDELITY SELECT RETAILING PORTFOLIO                    1,754.31                  95,554.60               101,328.95
FUND
MFO FIDELITY SELECT PORTFOLIOS UTILS                          -0.01                       0.00                     0.00
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS MONEY                      43,914.19                  43,914.19                43,914.19
MARKET PORTFOLIO
MFO FIDELITY SELECT PORT CONSTRUCTION &                    2,026.84                  47,546.54                52,150.59
HOUSING
MFO FIDELITY VALUE FUND OPEN END FUND                         99.94                   5,617.32                 5,348.79
MFO FOUNDERS  FDS INC  PASSPORT FD                        21,403.11                 322,351.96               315,267.81
MFO FOUNDERS BALANCED FUND                                 1,399.85                  15,695.72                17,526.12

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO FOUNDERS DISCOVERY FUND OPEN END                         272.41                   4,743.87                 6,464.29
FUND
MFO FOUNDERS FDS INC GROWTH FD                             1,566.00                  25,572.29                31,398.30
MFO FOUNDERS FDS INC BLUE CHIP FD                          1,177.86                   8,941.62                 9,422.88
MFO FOUNDERS FDS INC WORLDWIDE GROWTH FD                     261.00                   5,688.50                 5,744.61
MFO FRANKLIN BALANCE SHEET INVT FD SH                      1,323.74                  48,749.14                42,796.51
BEN INT
MFO FRANKLIN CA GROWTH FD CL I                             1,680.75                  35,733.34                38,993.40
MFO FREMONT MUT FDS INC REALESTATE                         1,622.49                  16,023.16                13,142.17
SECURITIES FD
MFO FREMONT MUT FDS INC US MICRO-CAP                          -0.01                       0.00                     0.00
MFO GABELLI ASSET FUND                                        27.81                   1,000.00                   978.63
SH BEN INT  $0.01 PAR, OPEN END FUND
MFO GABELLI GOLD FD INC                                    2,743.48                  19,979.20                16,268.84
MFO GABELLI GROWTH FUND, OPEN END FUND                       221.04                   7,027.48                 7,442.42
MFO GLOBAL INTL FD INC SCUDDER EMERGING                   13,202.42                 134,688.48               100,206.37
MKTS INCOME
MFO GREENSPRING FUND OPEN END FUND                            -0.02                       0.00                     0.00
MFO GUINNESS FLIGHT INVT FDS INC                              -0.02                       0.00                     0.00
MAINLAND CHINA FD
MFO GUINNESS FLIGHT INVT FDS INC ASIA                      2,334.34                  17,979.97                15,990.23
SMALL CAP FD
MFO GUINNESS FLIGHT INVT FDS INC CHINA &                   6,018.06                  84,211.12                67,041.19
H K FD
MFO GUINNESS FLIGHT INVT FDS INC ASIA                         -0.01                       0.00                     0.00
BLUE CHIP FD
MFO HARBOR FD CAP APPRECIATION FD                          1,914.62                  46,461.35                68,888.03
MFO HARBOR FD INTL GROWTH FD                                 648.45                  10,513.44                12,242.74
MFO HARRIS ASSOC INVT TR OAKMARK SELECT                    5,108.48                  81,832.42                91,390.71
MFO HARRIS ASSOC INVT TR OAKMARK SMALL                     3,863.95                  69,907.69                55,950.00
CAP FD
MFO HEARTLAND VALUE FUND OPEN END FUND                     2,469.70                  89,289.44                72,485.70
MFO HEITMAN REAL ESTATE EQUITY FUND                          584.17                   6,377.31                 5,000.50
MFO HENLOPEN FD SH BEN INT                                   938.51                  15,710.67                14,912.92
MFO HOTCHKIS & WILEY FDS BALANCED INCOME                     202.53                   4,084.34                 3,981.74
FD
MFO HOTCHKIS & WILEY INTERNATIONAL FD                        259.27                   5,307.90                 6,121.36

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO INTERACTIVE INVTS TECHNOLOGY VALUE                       175.62                   5,000.00                 5,064.88
FD
MFO INVESCO INCOME FDS INC HIGH YIELD FD                  19,479.39                 141,634.47               131,096.29
OPEN END
MFO INVESCO INDUSTRIAL INCOME FUND                         3,474.81                  46,852.34                56,569.91
MFO INVESCO INTL FDS INC EUROPEAN FD                      11,367.91                 196,133.25               212,920.95
MFO INVESCO INTL FDS INC PACIFIC BASIN                     2,357.25                  20,276.71                16,925.06
FD
MFO INVESCO MULTIPLE ASSET FDS INC                           200.07                   2,846.61                 3,197.12
BALANCED FD
MFO INVESCO SPECIALTY FDS INC WORLDWIDE                    1,992.36                  34,261.55                36,958.28
COMMUNICATIONS FD
MFO INVESCO SPECIALTY FDS INC EUROPEAN                       309.98                   4,670.82                 4,017.34
SMALL CO FD
MFO INVESCO SPECIALTY FDS INC ASIAN                       45,570.82                 167,355.88               179,093.32
GROWTH FD
MFO INVESCO SPECIALTY FDS INC LATIM                        2,280.38                  32,259.68                18,881.55
AMERN FD
MFO INVESCO SPECIALTY FDS IN WORLDWIDE                        -0.03                       0.00                     0.00
CAP GOODS FD
MFO INVESCO STRATEGIC PORTFOLIOS INC                       1,672.69                  44,666.91                50,582.15
FINL SVCS PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                         463.36                   5,379.94                 7,070.87
UTILS
MFO INVESCO STRATEGIC PORTFOLIOS INC                       1,835.05                 109,410.77               119,975.57
HEALTH SCIENCES PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                       1,873.83                  55,209.55                57,395.41
TECHNOLOGY PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                       1,794.32                  23,458.25                18,553.27
ENERGY FD
MFO INVESCO STRATEGIC PORTFOLIOS INC                      38,529.47                 226,306.51                69,738.34
GOLD PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                       2,367.36                  66,922.36                70,547.33
LEISURE PORTFOLIO
MFO INVESCO TOTAL RETURN FUND                                241.91                   5,635.74                 7,704.83
MFO IVY INTL FD SH BEN INT                                24,201.40                 972,442.68             1,013,796.65
OPEN END FUND
MFO JANUS FUND, INC., CAPITAL STOCK,                       7,106.90                 187,335.31               212,069.90
$.01 PAR, OPEN END FUND
MFO JANUS GROWTH AND INCOME FUND                           3,442.96                  87,444.36                96,196.30
MFO JANUS INVT FD BALANCED FD                              6,059.28                 105,772.42               109,551.78

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO JANUS INVT FD ENTERPRISE FD                              686.50                  23,355.00                23,897.07
MFO JANUS INVT FD EQUITY INCOME FD                         2,696.32                  43,355.00                44,839.80
MFO JANUS INVT FD FLEXIBLE INCOME FD                      82,865.50                 826,920.85               831,140.97
MFO JANUS INVT FD HIGH-YIELD                               3,146.41                  36,295.67                33,540.73
MFO JANUS INVT FD OLYMPUS FD                               3,017.94                  54,880.67                70,348.18
MFO JANUS INVT FD OVERSEAS                                31,203.78                 511,811.02               594,744.05
MFO JANUS INVT FD SPL SITUATIONS FD                        8,141.04                 120,859.54               125,127.78
MFO JANUS INVT FD WORLDWIDE FUND                          45,284.65               1,678,256.49             1,999,317.30
MFO JANUS MERCURY FUND OPEN END FUND                       1,474.08                  29,560.31                32,650.87
MFO JANUS TWENTY FUND, OPEN END FUND                     627,347.85              21,618,344.14            28,908,188.93
MFO JANUS VENTURE FUND, OPEN END FUND                          6.00                     337.31                   320.22
MFO KAUFMANN FUND OPEN END FUND                           30,576.73                 173,537.75               162,362.44
MFO KEMPER-DREMAN FD INC HIGH RETURN                         393.60                  10,849.03                14,047.58
FUND CL A
MFO LEXINGTON CORPORATE LEADERS TR FD                         -0.01                       0.00                     0.00
CTF SER B
MFO LEXINGTON CROSBY SMALL CAP ASIA                        4,296.67                  44,472.54                24,877.72
GRWTH FD
MFO LEXINGTON GOLDFUND INC COMMON STOCK                   19,630.08                 104,908.65                63,994.06
$1.00 PAR, OPEN END FUND
MFO LEXINGTON STRATEGIC SILVER FUND, INC                   8,230.60                  35,278.14                22,963.37
OPEN END FUND
MFO LEXINGTON STRATEGIC INVESTMENTS FUND                   3,480.09                  10,202.53                 4,384.91
INC
OPEN END FUND
MFO LEXINGTON TROIKA DIALOG RUSSIA FD                      3,772.85                  35,603.27                11,205.36
INC
MFO LINDNER INVTS BULWARK INVS CL                          2,499.57                  14,714.56                14,422.52
MFO LINDNER INVTS DIVID FD INVS CL                         2,525.65                  68,467.09                61,348.04
MFO LONGLEAF PARTNERS FDS TR SMALL CAP                     1,345.03                  28,568.06                28,904.69
FD
MFO LONGLEAF PARTNERS FDS TR RLTY FD                         566.30                   9,390.16                 8,488.84
MFO LOOMIS SAYLES BOND FUND OPEN END                      11,297.69                 146,098.43               142,802.80
FUND
MFO MARICO INVT FD GROWTH & INCOME FUND                    2,274.45                  29,796.96                29,203.94
MFO MARSICO INVT FD FOCUS FD                               4,005.68                  53,888.76                54,677.53

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO MAS FDS TR FD MID-CAP VALUE                               -0.02                       0.00                     0.00
PORTFOLIO
MFO MAS POOLED TR FD VALUE PORTFOLIO                          -0.05                       0.00                     0.00
MFO MASTERS CONCENTRATED SELECT TR                           391.82                   5,401.59                 4,976.11
MASTERS SELECT EQUITY FD
MFO MATTHEWS INTL FDS PAC TIGER FD                         3,713.63                  35,660.56                23,507.28
MFO MATTHEWS KOREA FD                                        456.01                   2,040.00                 1,404.51
MFO MIDAS FD INC                                          22,598.96                  83,286.12                35,480.37
MFO MONTGOMERY FDS EMERGING MKTS FD INC                    2,497.12                  34,937.75                21,100.66
OPEN END FUND
MFO MONTGOMERY FDS EMERGING ASIA FD CL R                     288.83                   3,780.80                 2,327.97
MFO MONTGOMERY FDS GROWTH FD                               1,009.00                  23,679.38                22,187.91
MFO MONTGOMERY FDS GLOBAL OPPORTUNITIES                      651.89                  11,681.09                11,747.06
FD
MFO MONTGOMERY FDS INTL SMALL CAP FD                         456.06                   5,892.14                 6,138.57
MFO MONTGOMERY FDS SELECT 50 FD                               -0.01                       0.00                     0.00
MFO MONTGOMERY INTL GROWTH                                   198.39                   3,831.50                 3,578.96
MFO MORGAN GRENFELL INVT TR EMERGING                       6,160.57                  66,451.58                38,133.93
MKTS FIXED INCOME FD
MFO MUTUAL SER FD INC DISCOVERY FD OPEN                    1,681.39                  29,458.26                30,197.76
END FUND
MFO MUTUAL SER FUND INC QUALIFIED                             -0.02                       0.00                     0.00
INCOME FUND OPEN END FUND
MFO MUTUAL SERIES FUND, INC., BEACON                       7,501.08                  96,488.81               105,915.25
FUND, OPEN END FUND
MFO MUTUAL SERIES FUND, INC., SHARES                       1,397.47                  25,992.39                29,137.25
FUND, OPEN END FUND
MFO NATIONS FD TR MARSICO FOUSED                           3,715.19                  45,234.45                50,117.91
EQUITIES FD INV A
MFO NAVELLIER PERFORMANCE FDS AGGRESSIVE                     756.43                  10,000.00                 9,984.88
GROWTH PORTFOLIO
MFO NEUBERGER & BERMAN FOCUS FUND OPEN                        -0.02                       0.00                     0.00
END FUND
MFO NEUBERGER & BERMAN MANHATTAN EQUITY                       -0.01                       0.00                     0.00
FD COM STOCK OPEN END FUND
MFO NEUBERGER & BERMAN PARTNERS EQUITY                     1,257.03                  32,173.58                34,241.50
FDS PARTNER FD OPEN END FD
MFO NEUBERGER & BERMAN GUARDIAN EQUITY                       515.58                  12,588.66                13,080.26
FD COM STOCK, OPEN END FUND

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO NEUBERGER & BERMAN EQUITY FDS                          1,159.69                  18,963.58                16,815.51
GENESIS FD
MFO NORTHEAST INVS TR FUND OPEN END                        2,561.58                  29,823.81                26,819.74
FUND
MFO NORTHSTAR ADVANTAGE TR GROWTH +                        1,324.68                  13,525.00                15,207.33
VALUE FD CL A
MFO O SHAUGNESSY FDS INC CORNERSTONE                          -0.01                       0.00                     0.00
VALUE FD
MFO O'SHAUGHNESSY CORNERSTONE GROWTH                       3,485.66                  40,299.84                39,771.38
MFO OAKMARK FUND, HARRIS ASSOC INVT TR                     8,610.37                 327,882.93               315,483.96
MFO OAKMARK INTERNATIONAL FUND OPEN END                    4,296.25                  61,798.17                47,688.38
FUND
MFO ONESOURCE PORT-GRWTH GROWTH                               -0.02                       0.00                     0.00
ALLOCATION FD
MFO PAYDEN & RYGEL INVT GROUP GROWTH &                     4,935.94                  67,289.76                74,532.69
INCOME FD CL A
MFO PBHG EMERGING GROWTH FUND                              1,398.05                  32,902.14                29,484.87
MFO PBHG FDS INC TECHNOLOGY &                              4,987.80                  86,144.79                94,618.57
COMMUNICATIONS FD
MFO PBHG GROWTH FD INC COMMOM STOCK                        5,188.73                 132,675.04               115,916.23
OPEN END FUND
MFO PBHG MID CAP VALUE FUND                                   -0.02                       0.00                     0.00
MFO PBHG STRATEGIC SM                                      3,458.33                  41,274.45                36,934.96
MFO PIMCO FDS PAC INVT MGMT SER FOREIGN                   52,170.78                 564,115.61               564,487.84
MFO PIONEER CAPITAL GROWTH                                19,087.35                 385,741.77               367,431.49
MFO PIONEER EMERGING MKTS FD CL A                         40,470.69                 531,127.01               355,737.37
MFO PIONEER II INC COMMON STK $1 PAR                         245.83                   5,438.96                 5,029.68
OPEN END FUND
MFO PIONEER INTL GROWTH FD CL A                          451,988.24               7,462,117.96             7,747,078.43
MFO PRICE T ROWE HEALTH SCIENCES FD INC                      346.68                   5,000.00                 5,345.81
COM
MFO PRUDENT BEAR FDS INC                                   1,266.69                   9,347.95                 7,270.80
MFO RIM CORE EQUITY PORTFOLIO                                294.96                   6,856.55                 7,297.31
MFO RIM SMALL/MID EQUITY PORTFOLIO                            -0.02                       0.00                     0.00
MFO ROBERTSON STEPHENS INVT TR MICROCAP                    1,507.50                  22,504.65                20,637.68
GROWTH FD
MFO ROBERTSON STEPHENS INVT TR GROWTH &                      927.74                  11,972.94                12,543.04
INCOME FD

                                   -818-

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO ROBERTSON STEPHENS INVT TR INFO AGE                    2,472.51                  29,846.19                36,741.50
FD
MFO ROBERTSON STEPHENS INVT TR VALUE                         567.61                  15,209.71                15,132.48
PLUS GROWTH FD
MFO ROBERTSON STEPHENS INVT TR                             1,992.50                  31,446.94                16,079.48
CONTRARIAN FUND
MFO ROBERTSON STEPHENS INVT TR                                -0.01                       0.00                     0.00
DIVERSIFIED GROWTH FD
MFO ROWE T PRICE BLUE CHIP GROWTH FD                         938.48                  19,322.57                27,018.84
MFO ROWE T PRICE EQUITY INCOME FUND                        3,348.63                  82,391.23                92,690.08
SHARES OF BENEFICIAL INT, OPEN END FUND
MFO ROWE T PRICE INTERNATIONAL FUNDS INC                   2,711.72                  19,386.40                13,856.89
NEW ASIA FUND
OPEN END FUND
MFO ROWE T PRICE INTL FD EUROPEAN STK FD                   1,668.52                  35,902.65                38,876.52
OPEN END FUND
MFO ROWE T PRICE INTL FUNDS INC., INTL                     2,122.58                  29,625.96                32,008.51
STK FD OPEN END FD
MFO ROWE T PRICE MID-CAP GROWTH FD INC                       110.65                   2,660.98                 3,456.71
COM
MFO ROWE T PRICE SCIENCE & TECHNOLOGY                      4,045.74                 119,156.78               133,590.33
FUND OPEN END FUND
MFO ROWE T PRICE SMALL CAP STOCK FUND                        569.19                  10,640.03                11,423.64
MFO ROWE T PRICE VALUE FD INC                              2,184.22                  43,359.11                42,373.87
MFO ROYCE PREMIER FUND OPEN END FUND                          -0.02                       0.00                     0.00
MFO RYDEX SER TR ARKTOS FD                                 5,430.24                  80,447.63                61,361.71
MFO RYDEX SER TR NOVA FD                                  67,672.88               2,022,212.81             2,063,346.11
MFO RYDEX SER TR OTC FD                                      913.05                  30,076.76                32,221.53
MFO RYDEX SER TR URSA FD                                  20,992.69                 217,408.85               200,060.34
MFO SAFECO BALANCED FUND                                     405.45                   5,065.02                 5,120.83
MFO SAFECO EQUITY FD INC                                   1,364.66                  28,882.20                32,246.92
MFO SAFECO GROWTH FD INC                                   9,313.79                 228,847.71               207,045.55
MFO SCHWAB ANALYTICS FD                                      565.29                   7,241.73                 8,750.69
MFO SCHWAB CAP TR ASSET                                    2,680.91                  26,636.09                26,272.92
DIRECTOR-AGGRESSIVE GROWTH FD
MFO SCHWAB CAP TR ASSET DIRECTOR HIGH                        212.91                   3,000.00                 3,106.36
GROWTH FD
MFO SCHWAB CAP TR ASSET DIRECTOR                             453.70                   6,007.00                 6,283.75
BALANCED GROWTH FD

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO SCHWAB CAP TR ONESOURCE BALANCED                      29,419.96                 344,518.85               352,451.12
PORTFOLIO
MFO SCHWAB CAP TR ONESOURCE PORTFOLIOS                       471.25                   4,972.35                 5,282.71
FD
MFO SCHWAB CAP TR S&P 500 FD INV SHS                       6,966.68                 100,705.59               125,957.57
MFO SCHWAB CAP TR S&P 500 FD SELECT SHS                    3,322.25                  50,000.00                60,232.39
MFO SCHWAB CAP TR SMALL CAP INDEX FUND                       364.31                   5,828.87                 5,901.82
MFO SCHWAB INVTS 1000 EQUITY FD                            1,928.19                  52,489.42                61,239.31
MFO SCUDDER INTL FD INC GREATER EUROPE                     1,837.44                  48,777.60                46,266.74
GROWTH FD
MFO SCUDDER LATIN AMERICA FUND OPEN END                    3,582.81                  93,260.54                71,190.43
FUND
MFO SCUDDER MUT FDS INC GOLD FD                           16,422.34                 144,084.32               103,132.30
MFO SCUDDER PORTFOLIO TR HIGH YIELD BD                       426.50                   5,623.53                 5,275.81
FD
MFO SCUDDER SECURITIES TR SMALL CO VALUE                     623.01                  14,022.04                11,930.64
FD
MFO SELECTED AMERICAN SHARES INC CAPITAL                   7,157.64                 193,833.54               213,870.28
STK $1.25 PAR OPEN END FUND
MFO SELIGMAN COMMUNICATIONS &                                419.76                  10,175.89                11,123.64
INFORMATION FD INC CL A
MFO SENECA FDS MID CAP GROWTH                                838.16                  11,354.23                13,418.94
MFO SENECA FDS REAL ESTATE SECS FD ADMIN                     892.81                  10,970.79                 9,597.71
SHS
MFO SHADOW STK FD INC COM                                     74.81                   1,012.56                   902.96
MFO SIT LARGE CAP GROWTH FD                                  180.23                   8,548.60                 8,555.52
MFO SMITH BREEDEN TR MKT TRACKING FD                       1,039.11                  16,015.53                15,908.77
MFO SOGEN INTERNATIONAL FUND OPEN END                         96.05                   2,593.27                 2,244.69
FUND
MFO SOUND SHORE FD INC COM                                 2,802.69                  76,010.48                81,642.36
MFO STEIN ROE EMERGING MARKETS FUND                          181.67                   1,675.11                   732.13
MFO STEIN ROE INTERMEDIATE BD FD                             260.55                   2,229.98                 2,316.29
MFO STEIN ROE INVT TR GROWTH & INCOME FD                      53.26                   1,070.78                 1,354.40
MFO STEIN ROE INVT TR SPL FD                                 201.55                   5,562.66                 5,274.56
MFO STEIN ROE INVT TR YOUNG INVESTOR FD                    1,734.60                  31,933.67                44,527.18
MFO STEIN ROE INVT TR CAP OPPORTUNITIES                    4,382.95                 125,530.89               114,964.78
FD

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO STRONG ASSET ALLOCATION FD                             2,633.70                  54,196.05                58,784.18
MFO STRONG CORPORATE BD FD INC                             5,473.99                  61,065.50                61,418.17
MFO STRONG DISCOVERY FUND OPEN END FUND                    7,570.41                 133,345.03               127,107.19
MFO STRONG GOVT SECS FD INC OPEN END                          -0.01                       0.00                     0.00
FUND
MFO STRONG GROWTH & INCOME FUND COM                        2,142.89                  32,022.78                42,686.37
MFO STRONG GROWTH FUND                                     3,039.95                  50,696.56                61,437.39
MFO STRONG OPPORTUNITY FUND OPEN END                      17,811.60                 649,145.68               716,026.32
FUND
MFO STRONG SCHAFER VALUE FD                                9,409.49                 615,779.91               541,422.05
MFO STRONG TOTAL RETURN FD INC COMMON                      2,057.37                  67,174.63                63,325.85
STK OPEN END FUND
MFO SUMMIT INVT TR HIGH YIELD FD                             394.62                   4,352.93                 3,630.50
MFO T ROWE PRICE NEW HORIZONS FD                             247.52                   5,398.09                 5,549.40
MFO THIRD AVENUE FUND                                        361.27                  10,961.33                11,289.69
MFO TORRAY FD SH BEN INT                                   1,701.12                  56,856.07                58,705.65
MFO TRANSAMERICA INVS INC PREMIER SMALL                      127.82                   2,051.10                 2,390.23
CO FD INV CL
MFO TRANSAMERICA INVS INC PREMIER                            122.62                   2,000.02                 2,386.19
AGGRESIVE GROWTH FD INV CL
MFO TRANSAMERICA INVS INC PREMIER EQUITY                   1,683.75                  36,896.30                37,817.03
FD INV SHS
MFO TRANSAMERICA INVS INC PREMIER                            325.42                   5,033.20                 6,186.23
BALANCED FD INVS SHS
MFO TURNER FDS SMALL CAP FD                                2,239.56                  52,199.74                53,279.13
MFO TUSCARORA INVT TR OAK VALUE FD                         6,071.24                 160,274.14               156,759.42
MFO TWEEDY BROWN FD INC GLOBAL VALUE FD                    1,591.57                  26,513.85                28,711.92
MFO TWEEDY BROWNE FD INC AMERICAN VALUE                    6,944.97                 102,048.99               156,261.83
FD FORMERLY VALUE FD TO 10-01-1994
MFO U.S GLOBAL ACCOLADE FDS REGENT                           209.73                   2,511.90                 1,684.13
EASTERN EUROPEAN FD
MFO UAM FDS FPA CRESCENT PORT INSTL FD                     1,870.28                  25,829.64                28,278.63
CL SHS
MFO UAM FDS INC FMA SMALL CO PORTFOLIO                       597.66                  10,023.86                 9,084.43
MFO UNITED SERVICES WORLD GOLD FD OPEN                    13,526.72                 252,953.92               123,363.69
END FD
MFO UNITED SVCS FDS PROSPECTOR FD                          1,219.63                  10,958.69                 4,707.77

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO US GLOBAL ACCO BONNEL GROWTH FD                        6,553.83                 110,006.58               116,002.79
MFO VALUE LINE AGGRESSIVE INCOME TR SH                     4,832.75                  39,835.74                35,762.35
BEN INT
MFO VALUE LINE CONV FD INC SH BEN INT                        204.76                   2,825.06                 2,635.26
MFO VAN WAGONER FDS INC EMERGING GROWTH                    2,574.70                  33,807.86                23,507.01
FD
MFO VAN WAGONER FDS INC MICRO-CAP FD                         356.16                   4,621.37                 3,508.18
MFO VANGUARD / WELLINGTON FD INC OPEN                        365.54                  11,058.28                11,803.29
END FUND
MFO VANGUARD ASSET ALLOCATION FD INC                         627.56                  14,645.35                15,877.27
MFO VANGUARD BALANCED INDEX FD INC OPEN                      206.10                   3,508.16                 3,732.47
END FUND
MFO VANGUARD EQUITY INCOME FUND INC.,                      2,356.33                  44,516.48                59,568.02
COMMON STOCK, OPEN END FUND
MFO VANGUARD FIXED INCOME SECS FD SHORT                      629.45                   6,801.11                 6,829.53
TERM BD PORT - RECONCILEMENT SEC FD FBO
DAILY VALUED PLANS
MFO VANGUARD FIXED INCOME FUND INTER                       1,742.92                  20,168.70                19,433.56
TERM U.S. TREASURY PORTFOLIO OPEN END
FUND
MFO VANGUARD FIXED INCOME SECURITIES                          -0.02                       0.00                     0.00
FUND LONG TERM CORPORATE PORTFOLIO
MFO VANGUARD FIXED INCOME HIGH YIELD                          -0.03                       0.00                     0.00
CORPORATE BOND FUND OPEN END FUND
MFO VANGUARD FIXED INCOME SECURITIES                       6,960.50                  71,967.16                72,876.44
FUND INC., GNMA PORTFOLIO, $.10 PAR
OPEN END FUND
MFO VANGUARD FIXED INCOME SECS FD INC                         -0.03                       0.00                     0.00
US TREAS BD PORTFOLIO OPEN END FD
MFO VANGUARD FIXED INCOME SECS FD INC                      6,954.56                  70,136.70                71,353.79
SHORT TERM GOVT BD PORTFOLIO
OPEN END FUND
MFO VANGUARD INDEX TR GROWTH PORTFOLIO                    25,765.63                 702,554.97               762,404.99
MFO VANGUARD INDEX TR TOTAL STK MKT                          389.73                  10,239.10                10,125.19
PORTFOLIO OPEN END FUND
MFO VANGUARD INDEX TRUST - 500 PORTFOLIO                   2,411.85                 218,829.16               261,661.61
SHARES OF BENEFICIAL INTEREST OPEN END
FUND
MFO VANGUARD INTL EQUITY INDEX FD INC                      2,597.22                  61,120.20                64,488.97
EUROPEAN PORTFOLIO OPEN END FUND
MFO VANGUARD PRIMECAP FUND                                   190.56                   7,625.19                 8,672.39

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO VANGUARD QUANITATIVE PORTFOLIOS INC.                   2,669.22                  77,014.24                79,969.83
OPEN END FUND
MFO VANGUARD SPECIALIZED PORTFOLIOS                        2,154.82                 154,316.45               202,079.02
HEALTH CARE PORTFOLIO, OPEN END FUND
MFO VANGUARD SPECIALIZED PORTFOLIO                         3,677.77                  87,789.40                72,157.85
ENERGY PORTFOLIO OPEN END FUND
MFO VANGUARD SPECIALIZED PORTFOLIOS GOLD                   2,263.65                  20,405.69                15,755.00
& PRECIOUS METALS PORTFOLIO, OPEN END
FUND
MFO VANGUARD STAR FUND, INC., COMMON                         153.27                   2,776.82                 2,869.21
STOCK OPEN END FUND
MFO VANGUARD U.S. GROWTH PORTFOLIO                           771.38                  29,350.35                28,517.92
MFO VANGUARD WINDSOR II FUND                               6,729.84                 171,098.56               216,970.04
MFO VANGUARD WORLD FUND, INTERNATIONAL                     8,263.37                 135,961.27               153,037.61
GROWTH PORTFOLIO, OPEN END FUND
MFO VANGUARD/WELLESLEY INC FD INC COMM                     1,144.88                  24,302.26                26,561.22
OPEN END FUND
MFO VONTOBEL FDS INC  EASTERN EUROPEAN                     2,211.72                  38,829.93                17,538.94
EQUITY FD
MFO WARBIRG PINCUS EMERGING GROWTH FD                         55.08                   1,658.56                 1,969.66
MFO WARBURG PINCUS EMERGING MKTS FD INC                       -0.01                       0.00                     0.00
MFO WARBURG PINCUS GROWTH & INCOME FD                         -0.02                       0.00                     0.00
INC
MFO WARBURG PINCUS HEALTH SCIENCES FD                      1,689.33                  21,167.37                25,576.46
COM
MFO WARBURG PINCUS INTL EQUITY FD OPEN                       429.91                   8,774.15                 7,532.02
END FUND
MFO WARBURG PINCUS JAPAN OTC FD COM                        1,150.17                   8,159.19                 7,177.06
MFO WARBURG PINCUS JAPAN GWTH FD                           2,424.63                  24,906.74                23,349.19
MFO WARBURG PINCUS SMALL CO VALUE FD                          -0.01                       0.00                     0.00
MFO WASATCH ADVISORS FDS INC MICRO-CAP                     8,400.79                  23,523.38                31,334.95
FD
MFO WASATCH ADVISORS FDS INC MID-CAP FD                       -0.01                       0.00                     0.00
MFO WASATCH ADVISORS FDS INC GROWTH FD                       352.16                   7,111.71                 6,557.22
MFO WEITZ HICKORY FUND                                     1,110.69                  37,000.00                32,321.08
MFO WESTCORE TR BLUE CHIP FUND                               178.38                   2,971.16                 3,226.89
MFO WESTWOOD BALANCED FUND                                   342.32                   4,040.75                 4,015.41
MFO WRIGHT EQUIFUND EQUITY TR HONG                         1,877.27                  27,792.35                18,904.11
KONG/CHINA FD

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MFO WRIGHT EQUIFUND EQUITY TR MEXICO FD                    2,044.99                  10,000.00                 9,631.90
MFO YACKTMAN FD INC OPEN END FUND                          2,376.30                  32,205.92                32,293.92
MLP BUCKEYE PARTNERS LP UNIT LTD                             100.00                   3,006.56                 2,968.75
PARTNERSHIP INT MASTER LIMITED
PARTNERSHIP
MLP PRIME MOTORS INN LTD PARTNERSHIP                       1,000.00                     998.78                   250.00
DEPOSITARY RCPT MASTER LIMITED
PARTNERSHIP
PBHG LARGE CAP 20 FUND                                     1,388.46                  18,169.49                25,408.82
UIT AMERICAN CENTY TARGET MATS TR BENHAM                     411.77                  20,000.00                20,316.73
TARGET MATS TR 2015 INVS CL CERTIFICATE
OF OWNERSHIP EVIDENCING UNDIVIDED

WEBS INDEX FD INC HONG KONG SER                            1,250.00                  10,644.32                11,875.00
WEBS INDEX FD INC SINGAPORE FREE SER                       1,600.00                   8,381.36                 9,500.00
      TOTAL INTEREST IN REGISTERED INVESTMENT CO.                                88,827,332.10            99,359,098.00

OTHER
=====

&&& PARTICIPANT LOANS OUTSTANDING                     23,592,803.78              23,592,804.51            23,592,803.78
&&& UAL - CO. STOCK DISTRIBUTION REC.                          1.00                       0.00                     0.00
&&& UAL - CO. STOCK DISTRIBUTION                               1.00                       0.00                     0.00
(PAYABLE)
&&& UAL - LOAN ASSET                                     123,949.00                 123,949.00               123,949.00
&&& UAL - LOAN PRIN. ONLY (PAYABLE)                           24.00                       0.00                     0.00
&&& UAL - MM INT. ACCRUAL (PAYABLE)                            1.00                       0.00                     0.00
&&& UAL - PRIOR TRUSTEE REC.                                   1.00                       0.00                     0.00
&&&FUTURES P/R ESTIMATED MARK BASED ON                         4.00                       0.00                     0.00
PRIOR DAY CONTRACT POSITION
ADV FIBRE COMM COM STK CALL OPTION                            -5.00                       0.00                  -250.00
EXP 12/19/98 W/STRK PR $10.00 PER SHR
AGRIBIOTECH INC COM STK CALL OPTION                           -5.00                       0.00                -1,187.50
EXP 01/16/99 W/STRK PR $12.50 PER SHR
ARGENTINA(REP OF) FRN 3/05 USD10000                    1,945,800.00               1,593,608.21             1,607,048.38
AUDITING EXPENSE ACCRUAL                                      27.00                       0.00                     0.00
AUST ALL ORD INDEX DECEMBER '98 FUTURE                       -15.00                -571,223.83              -655,524.33
AUST ALL ORD INDEX DECEMBER '98 FUTURE                        15.00                 571,223.83               655,524.33
BERGEN BRUNSWIG COM STK CALL OPTION                           -5.00                       0.00                   -31.25
EXP 12/19/98 W/STRK PR $50.00 PER SHR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
BRAZIL VAR RT BD DUE 04-15-2014/98 ISIN                    6,964.00                   6,964.00                 4,555.85
XS0049993552
BRAZIL(FED REP OF) FRN 1/1/01 USD1000                    313,650.00                 266,978.88               180,718.27
BRAZIL(FED REP OF) FRN 4/06 USD1000                      960,000.00                 612,000.00               722,400.00
BRAZIL(FED REP OF) VAR% BDS 15/4/14 USD(                 464,084.00                 286,571.87               363,443.56
BRAZIL(FED REP OF) VAR% BDS 15/4/2014 US                 942,096.00                 606,795.31               729,596.99
CAC 40 INDEX (NEW) SEPT'98 FUTURE                             48.00                       0.00                     0.00
CAC 40 INDEX DECEMBER '98 FUTURE                             -52.00              -1,622,321.67            -1,762,537.03
CAC 40 INDEX DECEMBER '98 FUTURE                              52.00               1,622,321.67             1,762,537.03
CAC 40 INDEX FUT SEPTEMBER 1998 INDX FUT                      12.00                       0.00                     0.00
CHASE MANHATTAN COM STK CALL OPTION                           -1.00                       0.00                  -138.75
EXP 12/19/98 W/STRK PR $50.00 PER SHR
COMPAQ COMPUTERS COM STK CALL OPTION                          -9.00                       0.00                     0.00
EXP 10/17/98 W/STRK PR. $30.00 PER SHR
COMPUTER ASSOCIATES COM STK CALL OPTION                       -5.00                       0.00                -6,750.00
EXP 01/20/01 W/STRK PR $45.00 PER SHR
DAX INDEX DECEMBER '98 FUTURE                                 -7.00              -1,985,154.63            -2,086,233.92
EUREX DAX INDEX DECEMBER '98 FUTURE                            7.00               1,985,154.63             2,086,233.92
EURO DOLLAR IMM FU DECEMBER 1999 FUTURE                      -26.00             -24,724,700.00           -24,705,200.00
EURO DOLLOR IMM FU MARCH 2000 FUTURE                          26.00              24,724,700.00            24,705,200.00
EURODOLLAR (90DAY) JUNE' 2000                                -26.00             -24,696,100.00           -24,670,100.00
EURODOLLAR (90DAY) JUNE'2000 FUTURE                           26.00              24,696,100.00            24,670,100.00
EURODOLLAR 90 DAY SEPTEMBER 2000 FUTURE                      -26.00              -6,164,925.00            -6,164,275.00
EURODOLLAR 90 DAY SEPTEMBER 2000 FUTURE                       26.00               6,164,925.00             6,164,275.00
FED NATL MORT ASSC 5.63% NTS 2/6/2099 US               3,910,000.00               3,909,491.70             3,915,513.10
HANG SENG DECEMBER 98 FUTURE                                  -3.00                -208,743.66              -202,344.05
HANG SENG DECEMBER 98 FUTURE                                   3.00                 208,743.66               202,344.05
INTEL COM STK CALL OPTION                                     -2.00                       0.00                -4,750.00
EXP 01/16/99 W/STK PR $85.00 PER SH
KOREA DEVEL BANK 7.375% BDS 17.09.2004                   560,000.00                 464,300.80               485,822.40
KOREA(REPUBLIC OF) 8.875% BDS 15/4/2008                  100,000.00                  86,500.00                99,951.00
LSI LOGIC CORP COM STK CALL OPTION                            -2.00                       0.00                   -25.00
EXP 1/16/99 W/STRK PR. $30.00 PER SHR
MANITOBA(PROV OF) 9.5% DEB 15/9/2018 USD                 520,000.00                 716,019.20               748,482.80
MEXICO(UTD MEX ST) 6.25% GT BD 31/12/19                  160,000.00                 125,544.00               124,900.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                  NOVEMBER 30, 1998

        SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
        **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                            PAR                                             CURRENT
OR SIMILIAR PARTY                                            VALUE                     COST                    VALUE
-----------------                                            ------                    -----                   -----
MICRON TECH COM STK CALL OPTION                               -4.00                       0.00                -1,900.00
EXP 1/16/99 W/STRK PR. $30.00 PER SHR
MISCELLANEOUS VALUATION EXPENSE ACCRUAL                       24.00                       0.00                     0.00
NEW FTSE INDEX DECEMBER '98 FUTURE                           -30.00              -2,677,387.06            -2,876,997.23
NEW FTSE INDEX DECEMBER '98 FUTURE                            30.00               2,677,387.06             2,876,997.23
NEW YORK ST PWR AU 5.875% TXB OID BDS 15                 490,000.00                 489,941.20               490,988.33
ORACLE CORP COM STK CALL OPTION                               -1.00                       0.00                  -487.50
EXP 12/19/98 W/STRK PR $30.00 PER SHR
TOPIX INDEX DECEMBER '98 FUTURE                              -29.00              -2,362,537.29            -2,689,554.18
TOPIX INDEX DECEMBER '98 FUTURE                               29.00               2,362,537.29             2,689,554.18
TRANS WORLD AIRLINE COM STK CALL OPTION                      -10.00                       0.00                   -62.50
EXP 1/16/99 W/STRK PR. $15.00 PER SHR
TRUSTEE/CUSTODY EXPENSE ACCRUAL                                3.00                       0.00                     0.00
UAL CORP COMMON STOCK CAll option                             -5.00                       0.00                -2,250.00
EXP 12-20-97 W/STRK PR $90.00 PER SHARE
UNISYS CORP COM STK CALL OPTION                               -2.00                       0.00                  -350.00
EXP 1/16/99 W/STRK PR. $30.00 PER SHR
VIVUS INC COM STK CALL OPTION                                 -8.00                       0.00                   -50.00
EXP 12/19/98 W/STK PR $7.50 PER SH
1998 DEC S&P 400 MIDCAP STK INDX FUTURE                       59.00                       0.00                     0.00
(CME) LONG
1998 DECEMBER S&P FUT                                        166.00                       0.00                     0.00
LONG
1999 MAR S&P 500 INDEX FUT                                    45.00                       0.00                     0.00
LONG
      TOTAL OTHER                                                                32,881,468.68            33,171,940.96
      TOTAL ASSETS                                                            2,010,015,422.14         2,337,504,348.86

                                   -826-